--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        UNITED WISCONSIN SERVICES, INC.
             (Exact name of registrant as specified in its charter)

       WISCONSIN                     6324                  39-1931212
(State of Incorporation)       (Primary Standard        (I.R.S. Employer
                                  Industrial           Identification No.)
                          Classification Code Number)

                            401 WEST MICHIGAN STREET
                        MILWAUKEE, WISCONSIN 53203-2896
                                 (414) 226-6900
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

        THOMAS R. HEFTY, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        UNITED WISCONSIN SERVICES, INC.
                            401 WEST MICHIGAN STREET
                        MILWAUKEE, WISCONSIN 53203-2896
                                 (414) 226-6900

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

                                    COPY TO:

                               GEOFFREY R. MORGAN
                          Michael Best & Friedrich LLP
                           100 East Wisconsin Avenue
                           Milwaukee, Wisconsin 53202
                                 (414) 271-6560
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
      AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THE COMBINATION.
                           --------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                           PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF           AMOUNT TO         OFFERING PRICE          AGGREGATE             AMOUNT
 SECURITIES TO BE REGISTERED       BE REGISTERED        PER SHARE(1)        OFFERING PRICE     OF REGISTRATION FEE
Common Stock, no par value....      31,313,390             $3.3125           $109,596,865            $27,399

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) promulgated under the Securities Act of 1933, as amended.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED DECEMBER 22, 2000

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT ISSUE THE COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE COMBINATION DESCRIBED IN THIS PROXY STATEMENT/ PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   [UWS LOGO]

                        UNITED WISCONSIN SERVICES, INC.
                            401 WEST MICHIGAN STREET
                        MILWAUKEE, WISCONSIN 53203-2896
                                 (414) 226-6900

                            ------------------------

              A COMBINATION PROPOSAL--YOUR VOTE IS VERY IMPORTANT

                             ---------------------

TO THE SHAREHOLDERS OF UNITED WISCONSIN SERVICES, INC.:

    Your board of directors has approved an exchange agreement to combine United Wisconsin Services, Inc. with Blue Cross & Blue Shield United of Wisconsin. Under the exchange agreement:

    1. BCBSUW will be converted from a non-stock service insurance corporation to a stock insurance corporation, and all of the issued and outstanding shares of capital stock of BCBSUW will be issued to Wisconsin BC Holdings LLC, a Wisconsin limited liability company wholly owned by Wisconsin United for Health Foundation, Inc.;

    2. BC Holdings will exchange all of the issued and outstanding shares of capital stock of BCBSUW for 31,313,390 shares of newly issued, no par value, common stock of UWS and $500,000 in cash;

    3.  BCBSUW will become a wholly owned subsidiary of UWS;

    4. BC Holdings will be dissolved and the 31,313,390 shares of UWS common stock will be distributed to the Foundation;

    5. UWS's Articles of Incorporation and Bylaws will be amended and restated to reflect changes necessary to effectuate the combination, including a change in the composition of the board of directors after the combination is completed; and

    6. UWS will change its name to "Cobalt Corporation" and begin trading under the ticker symbol "CBZ" on the New York Stock Exchange.

    If the combination is approved, BC Holdings will own approximately 77.5% of the issued and outstanding shares of common stock of Cobalt.

    The board of directors of UWS has called a special meeting of shareholders to approve the proposed combination. The special meeting will be held at 10:00 a.m., local time, on March 23, 2001, at 401 West Michigan Street, Milwaukee, Wisconsin.

    Because BCBSUW owns approximately 46.3% of the UWS common stock, and because several executive officers of UWS are also executive officers of BCBSUW, the UWS board of directors appointed a special committee of the board of directors, consisting of three members of the UWS board of directors who are not employees of UWS and who are not affiliated with BCBSUW or BC Holdings. This special committee was appointed to negotiate the exchange agreement on behalf of

UWS, to consider the fairness of the proposed combination to UWS and its shareholders (other than BCBSUW), and to recommend to the full board of directors whether to proceed with the proposed combination. In connection with its review and consideration of the proposed combination, the special committee retained Lehman Brothers to act as its financial advisor. The special committee requested that Lehman Brothers render its opinion with respect to the fairness, from a financial point of view, to the shareholders of UWS (other than BCBSUW) of the aggregate ownership interest to be retained by those shareholders upon consummation of the combination.

    At the conclusion of its review of the proposed combination, Lehman Brothers advised the special committee that it was unable to deliver the requested fairness opinion. On December 21, 2000, however, Lehman Brothers delivered its written opinion to the UWS special committee to the effect that, as of the date of its opinion, from a financial point of view, the aggregate ownership interest in Cobalt to be retained by the shareholders of UWS (other than BCBSUW) upon consummation of the combination was adequate. Lehman Brothers' opinion should not be deemed to constitute a fairness opinion. A copy of Lehman Brothers' opinion is attached as ANNEX B to, and a description of its opinion is included in, the accompanying Proxy Statement/Prospectus. Please read it carefully.

    Your board of directors believes that the combination is fair to, and in the best interest of, the UWS shareholders (other than BCBSUW) and, therefore, recommends that the shareholders of UWS vote "FOR" the approval of the exchange agreement at the special meeting. A copy of the exchange agreement is attached as ANNEX A to this Proxy Statement/Prospectus. Please read it carefully.

    UWS common stock is listed on the New York Stock Exchange under the trading symbol "UWZ." On December 21, 2000, the last trading day prior to the public announcement of the proposed combination, the closing price of UWS common stock
on the New York Stock Exchange was $3.69 per share. On             , 2001, the
most recent practicable trading day prior to the date of this Proxy Statement/Prospectus, the reported closing price of UWS common stock on the New
York Stock Exchange was $      per share.

    The general terms of the conversion of BCBSUW to a stock insurance corporation and the combination of BCBSUW and UWS have been approved by the Office of the Commissioner of Insurance of the State of Wisconsin, subject to a number of conditions. One such condition is that, immediately following the combination, the shareholders of UWS other than the Foundation must own shares of UWS common stock having an aggregate market value of not less than $50 million. Based on recent market prices of UWS common stock on the New York Stock Exchange prior to the date of this Proxy Statement/Prospectus, this condition would not be satisfied. We cannot be certain whether this condition will be satisfied based on the market price of UWS common stock at the time set for closing or whether, if this condition is not met, the Commissioner will waive this condition. In addition, all the terms of the combination are subject to further review and the prior approval of the Commissioner, in her discretion. This approval has not yet been obtained.

    Although Wisconsin law is unclear as to what vote, if any, is required to approve the combination, the exchange agreement requires that the combination be approved by the highest vote required under Wisconsin law for similar transactions--the affirmative vote of both (i) 80% of the outstanding shares of UWS common stock, and (ii) 66 2/3% of the outstanding shares UWS common stock which are not owned by BCBSUW, its affiliates or its benefit plans. BCBSUW owns 7,840,817 shares of UWS common stock and has agreed to vote all of its shares in favor of the combination.

    This Proxy Statement/Prospectus provides you with information concerning UWS, BCBSUW, BC Holdings and the combination. Please give all of the information contained in the Proxy Statement/ Prospectus your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED
"RISK FACTORS" ON PAGE   OF THIS PROXY STATEMENT/PROSPECTUS.

    We cannot complete the combination unless the shareholders of UWS approve the exchange agreement. YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE. Returning the proxy does not deprive you of your right to attend a meeting and to vote your shares in person.

    We appreciate your interest in and consideration of this matter.

                                          Sincerely,
                                          Thomas R. Hefty
                                          CHAIRMAN OF THE BOARD, PRESIDENT
                                          AND CHIEF EXECUTIVE OFFICER

              , 2001

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OF UWS COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE COMBINATION OR DETERMINED WHETHER THIS PROXY STATEMENT/PROSPECTUS IS ADEQUATE OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This Proxy Statement/Prospectus is dated               , 2001 and was first
mailed to shareholders on or about               , 2001.

                        UNITED WISCONSIN SERVICES, INC.
                            401 WEST MICHIGAN STREET
                        MILWAUKEE, WISCONSIN 53203-2896

                            ------------------------

     NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 23, 2001

                             ---------------------

TO THE SHAREHOLDERS OF UNITED WISCONSIN SERVICES, INC.:

    Notice is hereby given that a special meeting of shareholders of United Wisconsin Services, Inc. will be held on March 23, 2001, at 10:00 a.m., local time, at 401 West Michigan Street, Milwaukee, Wisconsin, and at any adjournment or postponement thereof for the following purposes:

    1. To consider a proposal to approve the exchange agreement, dated as of December 22, 2000, by and among UWS, Wisconsin BC Holdings LLC and Blue Cross & Blue Shield United of Wisconsin. The exchange agreement provides for or contemplates what we refer to as the "combination," which includes, among other things, (a) the conversion of BCBSUW from a non-stock service insurance corporation to a stock insurance corporation, (b) the issuance of all BCBSUW common stock to Wisconsin BC Holdings LLC, a Wisconsin limited liability company wholly owned by Wisconsin United for Health Foundation, Inc., (c) an exchange of all of the common stock of BCBSUW for 31,313,390 shares of newly issued, no par value, common stock of UWS and $500,000 in cash (as a result of which BCBSUW will become a wholly owned subsidiary of UWS), and (d) the amendment and restatement of the Articles of Incorporation and Bylaws of UWS, including a change in the composition of the board of directors and change of the corporate name of UWS to "Cobalt Corporation." Approval of the exchange agreement will constitute approval of the combination, the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws, the change of UWS's corporate name and ticker symbol and the other transactions contemplated by the exchange agreement. The exchange agreement is attached as ANNEX A to this Proxy Statement/Prospectus and is incorporated into this Notice by reference.

    2. To consider any other matters that may properly be brought before the special meeting or any adjournments or postponements thereof.

    THE BOARD OF DIRECTORS OF UWS, AFTER RECEIVING THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF DIRECTORS WHO ARE NOT EMPLOYEES OF UWS, BC HOLDINGS OR BCBSUW, HAS UNANIMOUSLY (WITH THOMAS R. HEFTY, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF BOTH BCBSUW AND UWS, ABSTAINING) APPROVED THE EXCHANGE AGREEMENT AND THE COMBINATION, AND HAS DETERMINED THAT THE EXCHANGE AGREEMENT AND THE COMBINATION ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF UWS OTHER THAN BCBSUW. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF UWS VOTE "FOR" THE APPROVAL OF THE EXCHANGE AGREEMENT AT THE SPECIAL MEETING.

    Under the exchange agreement, shareholders and beneficial owners are entitled to dissenters' rights as described in Wisconsin law. Those shareholders that perfect dissenters' rights according to the terms set forth in the Wisconsin dissenters' rights statutes will be entitled to receive the fair value of their shares as set forth in the dissenters' rights statutes. A copy of the relevant provisions of Wisconsin law is attached as ANNEX E to this Proxy Statement/Prospectus.

    Only shareholders of record at the close of business on February 9, 2001 are entitled to notice of, and to vote at, the special meeting. Prior to the special meeting, any shareholder may examine a list of shareholders entitled to notice of, and to vote at, the special meeting for any purpose related to the special meeting, during ordinary business hours at the offices of UWS at 401 West Michigan Street, Milwaukee, Wisconsin.

    Shareholders are entitled to one vote per share of UWS common stock. The presence in person or by proxy of the holders of shares representing a majority of the voting power of UWS common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the special meeting. ALTHOUGH WISCONSIN LAW IS UNCLEAR AS TO WHAT VOTE, IF ANY, IS REQUIRED TO APPROVE THE COMBINATION, THE EXCHANGE AGREEMENT REQUIRES THE COMBINATION TO BE APPROVED BY THE HIGHEST VOTE REQUIRED UNDER WISCONSIN LAW FOR SIMILAR TRANSACTIONS--THE AFFIRMATIVE VOTE OF BOTH (I) 80% OF THE OUTSTANDING SHARES OF UWS COMMON STOCK, AND (II) 66 2/3% OF THE OUTSTANDING SHARES OF UWS COMMON STOCK WHICH ARE NOT OWNED BY BCBSUW, ITS AFFILIATES OR ITS BENEFIT PLANS. YOUR VOTE IS VERY IMPORTANT.

    WE URGE YOU TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/ PROSPECTUS. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES OF UWS COMMON STOCK YOU OWN, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE YOUR SHARES OF UWS COMMON STOCK PERSONALLY WHETHER OR NOT YOU HAVE PREVIOUSLY SUBMITTED A PROXY.

                                          Sincerely,

                                          Thomas R. Hefty
                                          CHAIRMAN OF THE BOARD, PRESIDENT
                                          AND CHIEF EXECUTIVE OFFICER

              , 2001

                               TABLE OF CONTENTS

CAPTION                                                         PAGE
-------                                                       --------
QUESTIONS AND ANSWERS ABOUT THE COMBINATION.................
SUMMARY.....................................................
SELECTED CONSOLIDATED FINANCIAL DATA FOR UWS................
SELECTED CONSOLIDATED FINANCIAL DATA FOR BCBSUW.............
UNAUDITED PRO FORMA COMBINED BALANCE SHEET..................
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS,
  FOR THE NINE MONTHS ENDED SEPTEMBER 31, 2000..............
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS,
  YEAR ENDED DECEMBER 31, 1999..............................
RISK FACTORS................................................
      General...............................................
      Risks Resulting from the Combination..................
      Risks Related to Being a Regulated Entity.............
      Business Risks........................................
      Risks Related to Litigation...........................
FORWARD-LOOKING STATEMENTS..................................
UWS HISTORICAL AND PRO FORMA COBALT PER SHARE DATA..........
MARKET PRICE AND DIVIDENDS..................................
THE SPECIAL MEETING.........................................
      Purpose of the Special Meeting........................
      Time, Place and Date..................................
      Record Date; Shares Entitled To Vote; Vote Required...
      Proxies; Proxy Solicitation...........................
      Rights of Dissenting Shareholders.....................
THE COMBINATION.............................................
      Structure of the Combination..........................
      UWS Stock Certificates................................
      Treatment of UWS Stock Options........................
      Background of the Application for Conversion..........
      Background of the Combination.........................
        Background of UWS...................................
        UWS's Reasons for the Combination...................
        "Adequacy Opinion" of UWS's Financial Advisor.......
        Background of BCBSUW................................
        BC Holdings and BCBSUW's Reasons for the
        Combination.........................................
      Interests of Certain Persons in the Combination.......
      United States Federal Income Tax Considerations of the
       Combination..........................................
      Accounting Treatment of the Combination...............
      Regulatory Filings and Approvals Required to Complete
       the Combination......................................
      New York Stock Exchange Listing of UWS Common Stock To
       Be Issued In The Combination.........................
      The Exchange Agreement................................
      Registration Rights Agreement.........................
      Voting Trust and Divestiture Agreement................
DESCRIPTION OF REGISTRANT'S SECURITIES......................
COBALT ARTICLES OF INCORPORATION AND BYLAWS.................
COMPARISON OF RIGHTS OF UWS SHAREHOLDERS BEFORE AND AFTER
  THE COMBINATION...........................................

                                      (i)

CAPTION                                                         PAGE
-------                                                       --------
BUSINESS OF UWS.............................................
      General...............................................
      UWS's Strategy........................................
      HMO Products..........................................
      Regulation............................................
      Employees.............................................
      Trademarks............................................
      Properties............................................
      Legal Proceedings.....................................
UWS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................
      Overview..............................................
      Results of Operations.................................
      Liquidity and Capital Resources.......................
      Quantitative and Qualitative Disclosures About Market
       Risk.................................................
BUSINESS OF BC HOLDINGS.....................................
BUSINESS OF BCBSUW..........................................
      General...............................................
      BCBSUW's Strategy.....................................
      Products..............................................
      Regulation............................................
      Employees.............................................
      Trademarks............................................
      Properties............................................
      Legal Proceedings.....................................
BCBSUW MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............
      Overview..............................................
      Results of Operations.................................
      Liquidity and Capital Resources.......................
      Quantitative and Qualitative Disclosures about Market
       Risk.................................................
CERTAIN TRANSACTIONS........................................
SECURITY OWNERSHIP..........................................
DIRECTORS AND EXECUTIVE OFFICERS OF COBALT..................
EXECUTIVE COMPENSATION......................................
LEGAL MATTERS...............................................
EXPERTS.....................................................
SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING...............
WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION.................
FINANCIAL STATEMENTS OF UWS.................................  F-1
FINANCIAL STATEMENTS OF BCBSUW..............................  F-

Annex A--Exchange Agreement.................................  A-1
Annex B--"Adequacy Opinion" of Lehman Brothers Inc..........  B-1
Annex C--Registration Rights Agreement......................  C-1
Annex D--Voting Trust and Divestiture Agreement.............  D-1
Annex E--Wisconsin Dissenters' Rights Statutes..............  E-1
Annex F--Cobalt Corporation Amended and Restated Articles of
  Incorporation.............................................  F-1
Annex G--Cobalt Corporation Amended and Restated Bylaws.....  G-1

                                      (ii)

    This Proxy Statement/Prospectus incorporates important business and financial information about UWS that is not included in or delivered with this document. You can obtain this information from UWS upon request, without charge, not including exhibits to documents, unless those exhibits are specifically incorporated by reference into this Proxy Statement/Prospectus. ANY REQUEST FOR
DOCUMENTS SHOULD BE MADE BY          , 2001 TO ENSURE TIMELY DELIVERY OF THE
DOCUMENTS. Any shareholder can make a request for information orally or in writing to: Corporate Secretary, United Wisconsin Services, Inc., 401 West Michigan Street, Milwaukee, Wisconsin 53203-2896, telephone (414) 226-6900.

                                     (iii)

                  QUESTIONS AND ANSWERS ABOUT THE COMBINATION

Q: WHY ARE YOU PROPOSING THE COMBINATION?

A: We believe that combining the operations of UWS and BCBSUW will result in a stronger company that will be able to operate more effectively than either company can operate separately.

Q: WHY DON'T YOU HAVE A FAIRNESS OPINION?

A: The special committee of the board of directors appointed to negotiate the combination retained Lehman Brothers to act as its independent financial advisor. The special committee asked Lehman Brothers for a fairness opinion, but Lehman Brothers was unable to conclude that the aggregate ownership interest in Cobalt to be retained by the shareholders of UWS (excluding BCBSUW) upon consummation of the combination is fair from a financial point of view to those shareholders.

    Lehman Brothers did, however, deliver its opinion that the aggregate ownership interest in Cobalt to be retained by the shareholders of UWS (excluding BCBSUW) upon consummation of the combination is adequate from a financial point of view.

Q: WHAT IS THE DIFFERENCE BETWEEN A FAIRNESS OPINION AND AN ADEQUACY OPINION?

A: A fairness opinion generally means that a financial advisor has reviewed and analyzed the financial aspects of a proposed transaction and concluded that the transaction is "fair" from a financial point of view.

    For purposes of its adequacy opinion, Lehman Brothers reviewed and analyzed the financial aspects of the combination and was unable to conclude that it was fair from a financial point of view. However, Lehman Brothers concluded that the combination was the best alternative under the circumstances and therefore adequate from a financial point of view.

Q: WHY ARE YOU RECOMMENDING THE COMBINATION WITHOUT A FAIRNESS OPINION?

A: The board of directors believes the combination is fair to, and in the best interests of, UWS and its shareholders. For an explanation, see "THE COMBINATION--UWS's Reasons for the Combination."

Q: WHEN DO YOU EXPECT TO COMPLETE THE COMBINATION?

A: We hope to complete the combination during the first quarter of 2001, and are working on completing it as quickly as possible. In order to complete the combination, we need to obtain shareholder approval.

Q: WILL I RECEIVE NEW STOCK CERTIFICATES IF THE COMBINATION IS COMPLETED?

A: No. If the combination is completed, your existing certificates will continue to represent shares of the combined corporation. As discussed in this Proxy Statement/Prospectus, the combined corporation will change its name to "Cobalt Corporation," but we will not replace existing certificates reflecting the name change until you sell or otherwise transfer shares of common stock following the combination.

Q: WHAT VOTE IS REQUIRED TO APPROVE THE COMBINATION?

A: The combination must be approved by 80% of the outstanding shares of UWS common stock AND by 66 2/3% of the shares of UWS common stock that are not owned by BCBSUW, its affiliates or its benefit plans.

Q: WHAT SHOULD I DO NOW?

A: Carefully read and consider the information contained in this Proxy Statement/ Prospectus and then indicate your vote on your proxy card, sign the proxy card and mail it in the enclosed return envelope as soon as possible. Your board of directors recommends that you vote "FOR" the combination.

Q: WHAT HAPPENS IF I DO NOT VOTE OR IF I ABSTAIN?

A: If you do not vote or if you abstain from voting, you will have effectively voted against the combination.

Q: WHAT HAPPENS IF I RETURN A BLANK PROXY CARD?

A: If you sign and mail back your proxy card but do not indicate how you want to vote, the persons named as proxies on the enclosed proxy card will vote your shares in favor of the combination.

Q: WHAT HAPPENS IF I RETURN A BLANK PROXY CARD?

A: If you sign and mail back your enclosed proxy card but do not indicate how you want to vote, the persons named as proxies on the proxy card will vote your shares in favor of the combination.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
    SHARES FOR ME?

A: No, not unless you give your broker instructions on how to vote. Your broker will send you directions on how you can instruct your broker to vote. If you wish to vote in person, you should obtain appropriate authorization from your broker.

Q: CAN I CHANGE MY VOTE?

A:  Yes, you may take back your proxy at any time before the vote by following
    the directions on page       . Then you can either sign and deliver a new
    proxy card or attend the special meeting and vote in person.

Q: MAY I ATTEND THE SPECIAL MEETING IN PERSON?

A: Yes, you may attend the special meeting and vote your shares in person regardless of whether you vote, sign and mail back your proxy card

Q: WHEN AND WHERE IS THE MEETING?

A: The special meeting will be held on March 23, 2001 at 10:00 a.m. local time at 401 West Michigan Street, Milwaukee, Wisconsin.

Q: WHO CAN ANSWER MY OTHER QUESTIONS ABOUT THE COMBINATION?

A: Please contact William Zaferos at (414) 226-6199 or e-mail us at wzaferos@uwsi.com. Please provide a telephone number so that we can call you back.

                                    SUMMARY

    Following is a summary description of the combination, United Wisconsin Services, Inc. (which we sometimes refer to as "UWS"), Blue Cross & Blue Shield United of Wisconsin (which we sometimes refer to as "BCBSUW"), Wisconsin BC Holdings LLC (which we sometimes refer to as "BC Holdings"), and other important information contained in this Proxy Statement/Prospectus. This summary may not contain all of the information that is important to you. You should carefully read this entire Proxy Statement/Prospectus and the other documents to which we refer, including the documents attached as annexes to this Proxy Statement/Prospectus, for a more complete understanding of the combination.

REASONS FOR THE COMBINATION
(see page   )

    The UWS board of directors believes that the combination will benefit shareholders by:

    - combining the business and operations of UWS and BCBSUW;

    - improving the public image of the combined entity by establishing a large, public benefit foundation;

    - maintaining the stability of the license agreement with the Blue Cross and Blue Shield Association (which we sometimes refer to as the "Association") for the use of the Blue Cross-Registered Trademark- and Blue Shield-Registered Trademark- names and service marks; and

    - creating an entity with greater combined resources and prospects than either company could achieve on a stand-alone basis.

    In addition, the UWS board of directors believes the combination is fair to, and in the best interest of, UWS shareholders (other than BCBSUW) in light of several important factors, including:

    - formation of a special committee which conducted arm's length negotiations with BCBSUW;

    - historical and projected financial performance of UWS and BCBSUW;

    - lack of viable alternatives to the combination for UWS: and

    - Lehman Brothers' adequacy opinion.

PARTIES TO THE COMBINATION

    UNITED WISCONSIN SERVICES, INC.
    (see page   )

    UWS is a leading provider in managed care health services and employee benefit products sold throughout the United States, but primarily in Wisconsin. The principal executive offices of UWS are located at 401 West Michigan Street, Milwaukee, Wisconsin 53203, and its telephone number at that address is (414) 226-6900.

    WISCONSIN BC HOLDINGS LLC
    (see page   )

    Wisconsin BC Holdings LLC is a Wisconsin limited liability company that has been formed to be the sole shareholder of BCBSUW. Immediately prior to the combination occurring, BCBSUW will convert from a service insurance corporation (which has no authorized or issued stock) to a stock insurance corporation, and all of its issued and outstanding stock will be issued to and owned by BC Holdings. Wisconsin United for Health Foundation, Inc. (which we sometimes refer to as the "Foundation") will be the sole member of BC Holdings. Following the combination, BC Holdings will be dissolved and its shares of Cobalt common stock will be distributed to the Foundation. The principal executive offices of BC Holdings are c/o Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, and its telephone number at that address is (414) 271-2400.

    BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN
    (see page   )

    BCBSUW is the largest health insurer in the State of Wisconsin. It is an independent licensee of the Association and has the exclusive right to use the Blue Cross-Registered Trademark- and Blue Shield-Registered Trademark- names and service marks in Wisconsin. BCBSUW offers traditional indemnity and other managed health care products and services to groups and individuals in Wisconsin. Through its wholly owned subsidiary, United Government
    Services, Inc., BCBSUW processes Medicare claims for providers in all 50 states and Medicaid for the State of Wisconsin. The principal executive offices of BCBSUW are located at 401 West Michigan Street, Milwaukee, Wisconsin 53203, and its telephone number at that address is
    (414) 226-5000.

PROCEDURE FOR COMBINATION
(see page   )

    The combination will be accomplished through the following steps:

1. BCBSUW will convert its form of ownership from a service insurance corporation (which has no authorized or issued stock) organized under Wisconsin law to a stock insurance corporation.

2.  BCBSUW will issue all of its capital stock to BC Holdings.

3. BC Holdings will exchange all of the shares of BCBSUW it owns for cash and shares of UWS. UWS will change its name to "Cobalt Corporation" and change its ticker symbol on the New York Stock Exchange to "CBZ."

    - All of the shares of common stock and options to purchase shares of common stock of UWS immediately prior to the combination will remain outstanding and will represent a like number of shares and options of Cobalt.

    - As a result of the combination, BCBSUW will become a wholly owned subsidiary of Cobalt.

4. Following the combination, BC Holdings will be dissolved and its shares of Cobalt common stock will be distributed to the Foundation.

VOTE REQUIRED
(see page   )
    Although Wisconsin law is unclear as to what vote, if any, is required to approve the combination, the exchange agreement requires the combination to be approved by the highest vote required under Wisconsin law for similar transactions--the affirmative vote of both:

    - 80% of the outstanding shares of UWS common stock; AND

    - 66 2/3% of the outstanding shares of UWS common stock, other than those owned by BCBSUW, its affiliates or its benefit plans.

    BCBSUW owns approximately 46.3% of the issued and outstanding shares of UWS common stock and has agreed to vote all of such shares "FOR" the combination. In addition, through the UWSI/BCBSUW Pension Plan and the UWSI/BCBSUW 401(k) Plan, BCBSUW has voting power over an additional 9.4% of the issued and outstanding shares of UWS common stock. The directors, executive officers and affiliates of UWS, in the aggregate, own approximately 0.4% of the issued and outstanding shares of UWS common stock.

FAILURE TO COMPLETE THE COMBINATION
(see page   )

    The Commissioner of Insurance of the State of Wisconsin (which we sometimes refer to as the "Commissioner") has issued an Order which allows BCBSUW to convert to a stock form of ownership by completing the combination. Under the terms of that Order, the combination must be completed on or before March 28, 2001. If we do not complete the combination by that time, we will be prohibited from completing the combination at all unless the Commissioner extends the deadline for completion of the combination.

ADEQUACY OPINION OF LEHMAN BROTHERS
(see page   )

    The UWS special committee did not receive a fairness opinion, but instead has received a written opinion from Lehman Brothers Inc. that, as of the date of that opinion, from a financial point of view, the aggregate ownership interest in Cobalt to be retained by the shareholders of UWS (other than BCBSUW) upon consummation of the combination was adequate. ANNEX B attached to this Proxy Statement/Prospectus contains the full text of Lehman Brothers' written adequacy opinion dated December 21, 2000. Lehman Brothers' opinion should not be deemed to constitute a fairness opinion. We encourage you to read this opinion carefully for a description of assumptions made, procedures followed, matters considered and limitations on the review undertaken by Lehman Brothers. Lehman Brothers addressed its opinion to the UWS special committee. The opinion does not constitute a recommendation to any shareholder with respect to matters concerning the combination.

FEDERAL INCOME TAX CONSEQUENCES OF THE COMBINATION
(see page   )

    The combination is structured as a taxable purchase of BCBSUW stock. UWS will incur no tax upon issuance of its shares in the exchange and UWS shareholders who retain their shares will incur no gain or loss on the exchange. Any UWS shareholder who exercises dissenters' rights generally will have gain (or loss) based on the difference between the amount of cash received by such dissenting shareholder and such shareholder's tax basis in UWS shares. Any shareholder exercising dissenters' rights is urged to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences of exercising dissenters' rights under the holder's particular situation.

LISTING OF COMMON STOCK
(see page   )

    Like the existing UWS common stock, the common stock to be received by BC Holdings in the conversion will be listed for trading on the New York Stock Exchange. When the combination is completed, UWS will change its ticker symbol on the New York Stock Exchange from "UWZ" to "CBZ".

DISSENTERS' RIGHTS
(see page   )

    Shareholders that perfect dissenters' rights according to the terms set forth under the Wisconsin dissenters' rights statutes will be entitled to those rights. This means that if you file a written objection to the combination before the special meeting and otherwise comply with the applicable procedures under Wisconsin law, you will be entitled to receive the "fair value" of your shares of UWS common stock in cash rather than continue to hold UWS common stock. Under the exchange agreement, UWS is not required to complete the combination if more than 2.5% of the outstanding UWS common stock exercise dissenters' rights.

AGREEMENTS GOVERNING COBALT AFTER THE COMBINATION IS COMPLETED
(see page   )

    Upon completion of the combination, Cobalt and the Foundation will be parties to the following two agreements:

   VOTING TRUST AND DIVESTITURE AGREEMENT
    (see page   )

    Under the voting trust and divestiture agreement:

    - The Foundation will deposit all of its shares of Cobalt common stock, which will then equal approximately 77.5% of all of the outstanding shares of Cobalt common stock, into a voting trust. These shares will remain subject to the voting trust until they are no longer beneficially owned by the Foundation or the trust terminates.

    - The Cobalt board of directors will direct the trustee of the voting trust how to vote these shares (including for their own election), except that the Foundation will direct the trustee how to vote these shares in the case of a proposed business combination transaction involving Cobalt in which the Cobalt shareholders would own less than 50.1% of the shares of the resulting company.

    - The Foundation must sell the shares deposited in the voting trust so that it:

            -- beneficially owns less than 80% of the outstanding shares of
               Cobalt common stock within one year after the combination;

            -- beneficially owns less than 50% of the outstanding shares of
               Cobalt common stock within three years after the combination, subject to a possible one-year extension; and

            -- beneficially owns less than 20% of the outstanding shares of
               Cobalt common stock within five years after the combination, subject to a possible two-year extension.

    - The voting trust terminates when the Foundation beneficially owns less than 5% of the issued and outstanding shares of Cobalt common stock.

    - Cobalt and the Foundation must mutually agree on an institutional trustee to serve as trustee under the voting trust.

    - The Foundation is subject to limitations regarding its participation in discussions or negotiations regarding a merger, tender offer or other business combination with Cobalt.

   REGISTRATION RIGHTS AGREEMENT
    (see page   )

    In general, the registration rights agreement requires Cobalt to register with the Securities and Exchange Commission the Foundation's shares of Cobalt common stock for sale to the public over a period of time and grants Cobalt the right to buy the Foundation's shares of Cobalt common stock in some cases.

    Under the registration rights agreement:

    - Cobalt will register with the Securities and Exchange Commission the Foundation's shares of Cobalt common stock for sale to the public:

            -- when requested by the Foundation; or

            -- when Cobalt registers the shares of Cobalt common stock for a public offering and the Foundation requests that its shares be included in the registration.

    - There are limits on Cobalt's obligation to register the Foundation's shares of Cobalt common stock in order to minimize the disruptive effect of these registrations on Cobalt and the market for its common stock.

    - Cobalt has the option to purchase the Foundation's shares of Cobalt common stock at a price based upon the market value of the stock at the time of purchase:

            -- on an ongoing basis after the Foundation has received at least
               $10 million from the sale of shares of Cobalt common stock; or

            -- in certain cases when the Foundation exercises its registration rights.

OWNERSHIP LIMITATIONS UNDER AMENDED AND RESTATED ARTICLES OF INCORPORATION
(see page   )

    Cobalt's Amended and Restated Articles of Incorporation that will be in effect following the completion of the combination contain ownership limitations required by the Association for its for-profit licensees. The Association designed these ownership limitations to protect the independence of its for-profit licensees from any single shareholder. Under these ownership limitations:

    - no institutional shareholder may own 10% or more of the voting power of Cobalt;

    - no non-institutional shareholder may own 5% or more of the voting power of Cobalt; and

    - no shareholder, institutional or non-institutional, may own 20% or more of the total outstanding equity of Cobalt.

    If a shareholder exceeds the ownership limitations, an escrow agent will sell the excess shares and return the proceeds, net of expenses, to the
shareholder, as discussed on page   .

    Cobalt's Amended and Restated Articles of Incorporation will exempt the Foundation and BC Holdings from these ownership limitations, because the Foundation has agreed to sell its shares of Cobalt common stock in accordance with the divestiture deadlines described in this document and also has agreed to comply with all other provisions of the voting trust and divestiture agreement.

MANAGEMENT OF COBALT
(see page   )

    When the combination is completed, the directors of Cobalt will be Richard
A. Abdoo, Barry K. Allen, James L. Forbes, Thomas R. Hefty, Michael S. Joyce, D. Keith Ness, M.D., William C. Rupp, M.D., Janet D. Steiger and Kenneth M. Viste, Jr., M.D. The executive officers of Cobalt will be Thomas R. Hefty, Chairman of the Board, President and Chief Executive Officer; Stephen E. Bablitch, Vice President, General Counsel and Secretary; Michael E. Bernstein, Senior Vice President; Frank M. Cino, Vice President and Controller; Timothy F. Cullen, Senior Vice President and Chairman of United Government Services, LLC; Gail L. Hanson, Vice President, Chief Financial Officer and Treasurer; James E. Hartert, Vice President, and President of IRG; Catherine S. Harvey, Senior Vice President; Terrance L. Knecht, Vice President and Chief Information Officer; Thomas E. Liechty, Vice President, and President of UWIC and UHLIC; Emil E. Pfenninger, Vice President, and President of United Heartland; Penny J. Siewert, Senior Vice President of Regional Services; and Mary I. Traver, Vice President, and President of Compcare.

INTERESTS OF DIRECTORS AND OFFICERS IN THE COMBINATION
(see page   )

    In considering the board of directors' recommendation that you vote in favor of the combination, you should be aware that the directors and executive officers of Cobalt will have interests in the combination that are different from or in addition to your interests. The UWS special committee and UWS board of directors knew about these interests and considered them when they approved the exchange agreement.

CONDITIONS OF THE COMBINATION
(see page   )

    We will complete the combination only if the following conditions are satisfied or waived, if waivable:

    - UWS shareholders approve the combination;

    - we receive the necessary regulatory approvals from the state authorities in states where we do business;

    - UWS receives an opinion from its counsel, Michael Best & Friedrich LLP, regarding the tax-free nature of the combination to the shareholders of UWS (other than BCBSUW);

    - the Association approves the combination; and

    - all of the conditions to the obligations of UWS, BCBSUW and BC Holdings to complete the combination that are contained in the exchange agreement are satisfied or waived.

REQUIRED REGULATORY APPROVALS
(see page   )

    The terms and conditions of the combination are subject to the prior review and approval of the Office of the Commissioner of Insurance of the State of Wisconsin (which we sometimes refer to as "OCI"), and under the terms of the Order approving the conversion, the OCI may only approve the combination if its terms and conditions are fair and reasonable to the interests of the Foundation. Additionally, the combination may not be completed until BCBSUW has amended its conversion application materials consistent with the terms and conditions of the Order approving the conversion which requires modifications to certain application materials. Such modifications are subject to the prior review and approval of the OCI.

                  SELECTED CONSOLIDATED FINANCIAL DATA FOR UWS

    The following selected consolidated financial data for the five years ended December 31, 1999 are derived from the audited consolidated financial statements of UWS. The selected financial data for the nine month periods ended
September 30, 2000 and 1999 and the December 31, 1995 balance sheet data are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which UWS considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2000. The data should be read in conjunction with UWS's consolidated financial statements, related notes, and other financial information included herein.

                                                                              HISTORICAL
                                              --------------------------------------------------------------------------
                                               NINE MONTHS ENDED
                                                 SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                              -------------------   ----------------------------------------------------
                                                2000       1999       1999       1998       1997       1996       1995
                                              --------   --------   --------   --------   --------   --------   --------
                                                                 (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenues:
  Health services revenue:
    Premium................................   $554,069   $484,207   $651,567   $608,917   $560,825   $493,092   $466,929
    Other..................................     33,812     29,477     41,586     29,728     26,046     27,632     24,222
  Investment results.......................      5,967      9,509     11,371     19,029     22,340     19,236      9,776
                                              --------   --------   --------   --------   --------   --------   --------
      Total revenues.......................    593,848    523,193    704,524    657,674    609,211    539,960    500,927

Expenses:
  Medical and other benefits...............    504,976    441,505    621,916    519,636    485,198    425,258    416,167
  Selling, general and administrative......     95,737     95,492    127,404    103,517     94,496     83,839     72,576
  Profit (loss) sharing on provider
    arrangements...........................        420       (820)    (4,096)     2,762      3,380      2,868      2,734
  Interest.................................      4,876      3,780      5,293      1,464        102        196        111
  Amortization of goodwill and other
    intangibles............................        716        571        796        450        818        841        678
                                              --------   --------   --------   --------   --------   --------   --------
      Total expenses.......................    606,725    540,528    751,313    627,829    583,994    513,002    492,266
                                              --------   --------   --------   --------   --------   --------   --------
Pre-tax income (loss)......................    (12,877)   (17,335)   (46,789)    29,845     25,217     26,958      8,661
Income tax expense (benefit)...............     (5,578)    (7,309)   (17,785)    11,767      9,433     10,617      3,277
                                              --------   --------   --------   --------   --------   --------   --------
      Net income (loss)....................   $ (7,299)  $(10,026)  $(29,004)  $ 18,078   $ 15,784   $ 16,341   $  5,384
                                              ========   ========   ========   ========   ========   ========   ========
Earnings (loss) per share:
  Basic....................................   $  (0.43)  $  (0.60)  $  (1.72)       N/A(1)      N/A(2)      N/A(2)      N/A(2)
  Diluted..................................   $  (0.43)  $  (0.60)  $  (1.72)       N/A(1)      N/A(2)      N/A(2)      N/A(2)

Weighted average shares outstanding:
  Basic....................................     16,940(3)   16,838(3)   16,841(3)   16,560      N/A(2)      N/A(2)      N/A(2)
  Diluted..................................     16,940(3)   16,838(3)   16,841(3)   16,563      N/A(2)      N/A(2)      N/A(2)

BALANCE SHEET DATA:
Cash and investments.......................   $156,316   $145,528   $146,128   $192,558   $176,579   $182,431   $178,926
Total assets...............................    333,419    282,864    297,154    298,208    266,256    269,478    261,523
Note payable to affiliate..................     70,000     70,000     70,000     70,000         --         --         --
Total shareholders' equity.................     24,658     50,638     31,032     64,459    123,616    123,882    120,277
OPERATING STATISTICS:
Medical loss ratio(4)......................       91.1%      91.2%      95.5%      85.3%      86.5%      86.2%      89.1%
Selling, general and administrative expense
  ratio(5).................................       16.3%      18.6%      18.4%      16.2%      16.1%      16.1%      14.8%

Net income (loss) margin(6)................       (1.1%)     (1.9%)     (4.1%)      2.7%       2.6%       3.0%       1.2%

------------------------------
(1) Earnings per share data have been omitted since UWS was not an independent, publicly owned company with a capital structure of its own for the entire year. UWS became publicly owned on September 28, 1998.
(2) Earnings per share data have been omitted since UWS was not an independent, publicly owned company with a capital structure of its own for the fiscal periods presented.
(3) Potentially dilutive securities are not included in the calculation of earnings per share because their inclusion would have an antidilutive effect.
(4) Represents medical and other benefits as a percentage of premium revenue.
(5) Represents selling, general and administrative expenses as a percentage of health services revenue.
(6) Represents net income (loss) as a percentage of total revenues.

                SELECTED CONSOLIDATED FINANCIAL DATA FOR BCBSUW

    The following selected consolidated financial data for the three years ended December 31, 1999 are derived from the audited consolidated financial statements of BCBSUW. The selected financial data for the years ended December 31, 1996 and 1995 and the nine month periods ended September 30, 2000 and 1999, and the December 31, 1997 balance sheet are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which BCBSUW considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2000. The data should be read in conjunction with BCBSUW's consolidated financial statements, related notes, and other financial information included herein.

                                                                               HISTORICAL
                                               --------------------------------------------------------------------------
                                                   NINE MONTHS
                                                      ENDED
                                                  SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                               -------------------   ----------------------------------------------------
                                                 2000       1999       1999       1998       1997       1996       1995
                                               --------   --------   --------   --------   --------   --------   --------
                                                                             (IN THOUSANDS)
STATEMENT OF INCOME DATA:
Revenues:
  Health services revenue:
    Premium..................................  $393,611   $305,677   $418,949   $361,965   $345,903   $351,808   $355,266
    Government contract fees.................    49,910     36,746     52,259     31,667     23,333     18,570     16,805
    Other....................................    18,168     19,581     25,970     25,302     20,606     20,147     20,771
  Investment results.........................     7,494     16,318     18,510     13,501     18,347     19,065     42,415
                                               --------   --------   --------   --------   --------   --------   --------
      Total revenues.........................   469,183    378,322    515,688    432,435    408,189    409,590    435,257

Expenses:
  Medical and other benefits.................   377,474    269,403    376,814    297,885    297,979    299,807    312,828
  Selling, general and administrative........   129,183    115,025    158,187    133,153    119,036    114,416    105,859
  Interest...................................       280        448        553        115        215        139         43
  Amortization of goodwill and other
    intangibles..............................       440         48        191         --         --         --         --
                                               --------   --------   --------   --------   --------   --------   --------
      Total expenses.........................   507,377    384,924    535,745    431,153    417,230    414,362    418,730
                                               --------   --------   --------   --------   --------   --------   --------
Operating income (loss)......................   (38,194)    (6,602)   (20,057)     1,282     (9,041)    (4,772)    16,527
Equity in net income (loss) of affiliates,
  net of tax.................................    (2,358)   (14,173)   (22,690)     3,991      6,857      4,731      3,330
                                               --------   --------   --------   --------   --------   --------   --------
Pre-tax income (loss)........................   (40,552)   (20,775)   (42,747)     5,273     (2,184)       (41)    19,857
Income tax expense (benefit).................       548         --         --        (78)    (2,785)    (1,393)     1,168
                                               --------   --------   --------   --------   --------   --------   --------
      Net income (loss)......................  $(41,100)  $(20,775)  $(42,747)  $  5,351   $    601   $  1,352   $ 18,689
                                               ========   ========   ========   ========   ========   ========   ========
BALANCE SHEET DATA:
Cash and investments.........................  $ 34,602   $ 66,562   $ 57,383   $109,447   $104,261   $124,821   $132,002
Investments in and advances to affiliates....   176,350    181,120    173,847    195,773    193,777    189,484    169,642
Total assets.................................   369,643    376,362    381,400    443,186    395,022    391,418    394,729
Total surplus................................   163,885    221,048    200,109    250,991    245,857    246,521    234,031

OPERATING STATISTICS:
Medical loss ratio(1)........................      95.9%      88.1%      89.9%      82.3%      86.1%      85.2%      88.1%
Selling, general and administrative expense
  ratio(2)...................................      28.0%      31.8%      31.9%      31.8%      30.5%      29.3%      26.9%

Net income (loss) margin(3)..................      (8.8%)     (5.5%)     (8.3%)      1.2%       0.1%       0.3%       4.3%

------------------------------

(1) Represents medical and other benefits as a percentage of premium revenue.

(2) Represents selling, general and administrative expenses as a percentage of health services revenue.

(3) Represents net income (loss) as a percentage of total revenues.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               SEPTEMBER 30, 2000
                                 (IN THOUSANDS)

                                                                   HISTORICAL
                                                              --------------------    PRO FORMA    PRO FORMA
                                                               BCBSUW       UWS      ADJUSTMENTS    COMBINED
                                                              ---------   --------   -----------   ----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $(10,882)   $ 31,196    $   (500)(1)  $ 19,814
  Investments--available-for-sale, at fair value............    45,484     115,848          --       161,332
  Due from affiliates.......................................    13,840       6,614     (14,745)(2)     5,709
  Other receivables.........................................    27,218      78,377          --       105,595
  Prepaid expenses and other current assets.................    16,310      25,024      (9,449)(3)    31,885
                                                              --------    --------    --------      --------
Total current assets........................................    91,970     257,059     (24,694)      324,335

Investments--held-to-maturity, at amortized cost............        --       9,272           4 (4)     9,276
Note receivable from affiliate..............................    70,000          --     (70,000)(5)        --
Investments in affiliates...................................   106,350          --     (11,413)(6)    94,937
Property and equipment, net.................................    22,310      10,602          --        32,912
Goodwill and other intangibles, net.........................     8,202      11,629      51,548(1)(7)    71,379
Other non-current assets....................................    70,381      44,857     (21,351)(3)    93,887
                                                              --------    --------    --------      --------
Total assets................................................  $369,213    $333,419    $(75,906)     $626,726
                                                              ========    ========    ========      ========
LIABILITIES AND SURPLUS/SHAREHOLDERS' EQUITY:
Current liabilities:
  Medical and other benefits payable........................  $ 94,108    $ 88,344    $     --      $182,452
  Advance premiums..........................................    34,608      45,326          --        79,934
  Due to affiliates.........................................       433      14,455     (14,745)(2)       143
  Payable and accrued expenses..............................    22,403      13,189          --        35,592
  Other current liabilities.................................     8,798      34,409      (5,060)(3)    38,147
                                                              --------    --------    --------      --------
Total current liabilities...................................   160,350     195,723     (19,805)      336,268

Noncurrent liabilities:
  Note payable to affiliate.................................        --      70,000     (70,000)(5)        --
  Noncurrent other benefits payable.........................        --      30,549          --        30,549
  Other noncurrent liabilities..............................    44,978      12,489      (6,937)(3)    50,530
                                                              --------    --------    --------      --------
Total liabilities...........................................   205,328     308,761     (96,742)      417,347

SURPLUS/SHAREHOLDERS' EQUITY

Common stock (no par value, no stated value, 50,000,000
  shares authorized, 16,939,682 issued and outstanding at
  September 30, 2000).......................................        --      14,052          --        14,052

Surplus.....................................................   168,663      12,943     (18,803)(3)   200,082
                                                                                             4 (4)
                                                                                       (12,495)(6)
                                                                                        51,048 (7)
                                                                                        (1,278)(8)
Accumulated other comprehensive income (loss)...............    (4,778)     (2,337)      1,082 (6)    (4,755)
                                                                                         1,278 (8)
                                                              --------    --------    --------      --------
Total surplus / shareholders' equity........................   163,885      24,658      20,836       209,379
                                                              --------    --------    --------      --------
Total liabilities and surplus / shareholders' equity........  $369,213    $333,419    $(75,906)     $626,726
                                                              ========    ========    ========      ========

------------------------------

(1) Adjustment to record $500,000 cash payment to BC Holdings.

(2) Adjustment to eliminate intercompany activity between UWS and BCBSUW. The majority of the remaining receivable balance is between UWS and United Heartland Illinois. The remaining liability balance is between UWS and American Medical Security Group, Inc.

(3) Adjustment to establish a full valuation allowance for UWS's net deferred tax asset balances.

(4) Adjustment of held-to-maturity investments to fair value.

(5) Adjustment to eliminate $70.0 million intercompany note between UWS and BCBSUW.

(6) Adjustment to eliminate BCBSUW's investment in UWS.

(7) Adjustment to record goodwill calculated as a result of purchase accounting based on the September 30, 2000 balance sheets and fair values. The closing price of UWS common stock on the New York Stock Exchange on September 30, 2000 ($5.00 per share) was utilized in determining goodwill.

(8) Adjustment of basis of available-for-sale investments to fair value as of the transaction date.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                               HISTORICAL
                                                          --------------------       PRO FORMA       PRO FORMA
                                                           BCBSUW       UWS         ADJUSTMENTS       COMBINED
                                                          ---------   --------      -----------      ----------
Revenues:
  Health services revenue:
      Premium...........................................  $393,611    $554,069       $ (6,930)(1)    $  940,750
      Government contract fees..........................    49,910          --             --            49,910
      Other.............................................    18,168      33,812         (3,884)(1)        48,096
  Investment results....................................     7,494       5,967         (4,052)(2)         9,409
                                                          --------    --------       --------        ----------
          Total revenues................................   469,183     593,848        (14,866)        1,048,165

Expenses:
  Medical and other benefits............................   377,474     504,976         (5,396)(1)       877,054
  Selling, general, administrative and other............   129,183      95,737         (5,418)(1)       219,502
  Profit (loss) sharing on provider arrangements........        --         420             --               420
  Interest..............................................       280       4,876         (4,052)(2)         1,104
  Amortization of goodwill and other intangibles........       440         716          2,578 (3)         3,734
                                                          --------    --------       --------        ----------
          Total expenses................................   507,377     606,725        (12,288)        1,101,814
                                                          --------    --------       --------        ----------
Operating loss..........................................   (38,194)    (12,877)        (2,578)          (53,649)
Equity in net income (loss) of affiliates,
  net of tax............................................    (2,358)         --          3,379 (4)         1,021
                                                          --------    --------       --------        ----------
Pre-tax loss............................................   (40,552)    (12,877)           801           (52,628)

Income tax expense (benefit)............................       548      (5,578)         5,569 (5)           539
                                                          --------    --------       --------        ----------
          Net loss......................................  $(41,100)   $ (7,299)      $ (4,768)       $  (53,167)
                                                          ========    ========       ========        ==========
Loss per share:
  Basic.................................................       N/A    $  (0.43)                           (1.32)
  Diluted...............................................       N/A    $  (0.43)                           (1.32)

Weighted average shares outstanding:
  Basic.................................................       N/A      16,940 (6)                       40,412 (6)
  Diluted...............................................       N/A      16,940 (6)                       40,412 (6)

------------------------------

(1) Adjustment to eliminate intercompany activity between UWS and BCBSUW.

(2) Adjustment to eliminate interest on the $70.0 million intercompany note between UWS and BCBSUW.

(3) Goodwill calculated as a result of purchase accounting based on the September 30, 2000 balance sheets and fair values amortized over 15 years. The closing price of UWS common stock on the New York Stock Exchange on September 30, 2000 ($5.00 per share) was utilized in determining goodwill.

(4) Adjustment to eliminate BCBSUW's equity in net loss of UWS.

(5) Adjustment to establish a full valuation allowance for UWS's federal deferred tax benefit.

(6) Potentially dilutive securities are not included in the calculation of earnings per share because their inclusion would have an antidilutive effect.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                   HISTORICAL
                                                              --------------------       PRO FORMA       PRO FORMA
                                                               BCBSUW       UWS         ADJUSTMENTS       COMBINED
                                                              ---------   --------      -----------      ----------
Revenues:
  Health services revenue:
      Premium...............................................  $418,949    $651,567       $ (7,716)(1)    $1,062,800
      Government contract fees..............................    52,259          --             --            52,259
      Other.................................................    25,970      41,586         (4,310)(1)        63,246
  Investment results........................................    18,510      11,371         (4,804)(2)        25,077
                                                              --------    --------       --------        ----------
          Total revenues....................................   515,688     704,524        (16,830)        1,203,382

Expenses:
  Medical and other benefits................................   376,814     621,916         (6,858)(1)       991,872
  Selling, general and administrative.......................   158,187     127,404         (5,168)(1)       280,423
  Profit (loss) sharing on provider arrangements............        --      (4,096)            --            (4,096)
  Interest..................................................       553       5,293         (4,804)(2)         1,042
  Amortization of goodwill and other intangibles............       191         796          3,437 (3)         4,424
                                                              --------    --------       --------        ----------
          Total expenses....................................   535,745     751,313        (13,393)        1,273,665
                                                              --------    --------       --------        ----------
Operating loss..............................................   (20,057)    (46,789)        (3,437)          (70,283)
Equity in net loss of affiliates, net of tax................   (22,690)         --         12,711 (4)        (9,979)
                                                              --------    --------       --------        ----------
Pre-tax loss................................................   (42,747)    (46,789)         9,274           (80,262)
Income tax expense (benefit)................................        --     (17,785)        18,344 (5)           559
                                                              --------    --------       --------        ----------
          Net loss..........................................  $(42,747)   $(29,004)      $ (9,070)       $  (80,821)
                                                              ========    ========       ========        ==========

Loss per share:
  Basic.....................................................       N/A    $  (1.72)                           (2.00)
  Diluted...................................................       N/A    $  (1.72)                           (2.00)

Weighted average shares outstanding:
  Basic.....................................................       N/A      16,841 (6)                       40,313
  Diluted...................................................       N/A      16,841 (6)                       40,313

------------------------------

(1) Adjustment to eliminate intercompany activity between UWS and BCBSUW.

(2) Adjustment to eliminate interest on the $70 million between UWS and BCBSUW.

(3) Goodwill calculated as a result of purchase accounting based on the September 30, 2000 balance sheet and market value amortized over 15 years. The closing price of UWS common stock on the New York Stock Exchange on September 30, 2000 ($5.00 per share) was utilized in determining goodwill.

(4) Adjustment to eliminate BCBSUW's equity in net loss of UWS.

(5) Adjustment to establish a full valuation allowance for UWS's federal deferred tax benefit.

(6) Potentially dilutive securities are not included in the calculation of earnings per share because their inclusion would have an antidilutive effect.

                                  RISK FACTORS

    By voting in favor of the combination, you will be choosing to invest in the common stock of Cobalt. In addition to the other information contained in or incorporated by reference into this Proxy Statement/Prospectus, you should carefully consider the following risk factors in deciding whether to vote for the combination.

GENERAL

   WE OBTAINED AN ADEQUACY OPINION, NOT A FAIRNESS OPINION, FOR THE COMBINATION.

    The UWS special committee retained Lehman Brothers as its independent financial advisor with respect to the combination. The UWS special committee requested Lehman Brothers to render its opinion with respect for the fairness, from a financial point of view, to the shareholders of UWS (other than BCBSUW) of the aggregate ownership interest to be retained by those shareholders upon the consummation of the combination. Lehman Brothers advised the special committee that it was unable to provide the requested fairness opinion based on the proposed terms of the combination. Lehman Brothers, however, did provide its opinion to the special committee that as of the date of such opinion, from a financial point of view, the aggregate ownership interest in Cobalt to be retained by the shareholders of UWS (other than BCBSUW) upon consummation of the combination was adequate. It is customary to receive a fairness opinion from a financial advisor in transactions such as this and it is unusual for a board of directors not to receive one. Lehman Brothers' opinion is not a fairness opinion. You should keep this in mind when deciding whether to vote for the combination. A copy of the Adequacy Opinion is attached as ANNEX B.

RISKS RESULTING FROM THE COMBINATION

   STOCK SALES BY THE FOUNDATION COULD CAUSE OUR COMMON STOCK PRICE TO FALL.

    The Foundation and UWS have agreed to enter into a voting trust and divestiture agreement when the combination is completed. The voting trust and divestiture agreement requires the Foundation to reduce its ownership of Cobalt common stock by selling shares of Cobalt common stock. Based upon the current number of shares of UWS stock outstanding, and assuming the 7,840,817 shares of UWS common stock currently owned by BCBSUW are not considered outstanding following the combination, the Foundation must sell approximately 11,107,253 million shares of the Cobalt common stock within the first three to four years after the combination, and it must sell a total of 23,230,939 million shares of Cobalt common stock within the first five to seven years after the combination. Given the limited historical trading volume for UWS common stock, significant sales of Cobalt common stock by the Foundation, and the expectation of these sales, could cause the Cobalt common stock price to fall after the combination. The price of the Cobalt stock could be affected by these factors for an undetermined period of time. If the Foundation fails to meet these divestiture requirements, Cobalt will arrange for the sale of the Foundation's shares as described under "THE COMBINATION--Voting Trust and Divestiture Agreement"
beginning on page       .

    We cannot predict how the market will value Cobalt. The market value of Cobalt common stock may vary from the current market value of the UWS common stock, and the price of Cobalt common stock after the combination could be lower.

   REGISTRATION RIGHTS OF THE FOUNDATION MAY INHIBIT THE ABILITY OF COBALT TO RAISE ADDITIONAL FUNDS THROUGH EQUITY OFFERINGS.

    Our industry is in a state of change, and, in order to take advantage of acquisition and other investment opportunities that may arise in the future, we may desire the flexibility to raise funds quickly by selling Cobalt common stock in the equity markets. The registration rights agreement with the Foundation could limit or make more difficult our ability to raise funds through equity offerings after the combination upon terms that we desire or at times when we may require funds.

    Our failure to raise additional equity capital when required could:

    - restrict our future growth, both internally and through acquisitions;

    - inhibit our ability to invest in technology and other products and services that we may need; and

    - adversely affect our ability to compete in our markets.

    We can issue Cobalt common stock as consideration to buy another company. If, however, we want to buy a business for cash and we need to raise money for the acquisition by selling Cobalt common stock, the restrictions in the registration rights agreement described above may limit our flexibility. We may not be able to sell Cobalt common stock at the most opportune times. None of our agreements with the Foundation, however, will prevent us from borrowing money to buy a business.

   PROVISIONS IN COBALT'S AMENDED AND RESTATED ARTICLES OF INCORPORATION AND BYLAWS MAY PREVENT COBALT FROM BEING SOLD TO A THIRD PARTY UNLESS THE COBALT BOARD OF DIRECTORS APPROVES THE SALE, AND MAY LIMIT OR ELIMINATE INCREASES IN STOCK PRICE BASED ON "TAKEOVER" SPECULATION.

    If the combination is completed, the Amended and Restated Articles of Incorporation and Bylaws of Cobalt which will be in effect will include provisions required by the Association for its for-profit licensees which the Association designed to protect the independence of its for-profit licensees from any single shareholder. These provisions, which we do not have in our current Articles of Incorporation or Bylaws, include the following:

    - ownership limitations that prohibit institutional investors from owning 10% or more of the Cobalt voting securities, and prohibit other investors from owning 5% or more of the Cobalt voting securities; and

    - initially, at least 80% of the Cobalt directors must be independent directors who are not affiliated or associated with the Foundation or any shareholder that owns Cobalt shares in excess of the ownership limits.

    These provisions will make it more difficult for a third party to acquire Cobalt in a transaction that the Cobalt board of directors has not negotiated or approved but in which the Cobalt shareholders may receive a premium for their shares. Also, these provisions will deter a party from acquiring a significant ownership position in Cobalt prior to submitting an offer to the Cobalt board of directors, and, as a result, the Cobalt common stock may trade at lower prices relative to other companies that do not have similar ownership limitations in their charter documents.

   COBALT DIRECTORS WILL BE ABLE TO CONTROL THE OUTCOME OF ALL MATTERS OTHER THAN CHANGE OF CONTROL PROPOSALS THAT ARE SUBMITTED TO THE COBALT SHAREHOLDERS FOR A VOTE AS LONG AS THE FOUNDATION BENEFICIALLY OWNS A SUBSTANTIAL PERCENTAGE OF THE OUTSTANDING SHARES OF COBALT COMMON STOCK.

    The Foundation will beneficially own approximately 77.5% of the outstanding shares of Cobalt common stock immediately after the combination. The Foundation will place all of its shares in a voting trust for a trustee to vote and dispose of under the terms of the voting trust and divestiture agreement described in this document.

    The trustee of the voting trust must, as a general matter, vote all of the Foundation's shares held in the voting trust as directed by a majority of Cobalt's independent directors and a majority of all of Cobalt's directors on all proposals or matters that may come before the Cobalt shareholders, except for matters relating to proposed combination and sale transactions if the Cobalt shareholders will not own a majority of the shares of the resulting company. Thus, for so long as the Foundation beneficially owns a significant number of the Cobalt shares, the Cobalt board of directors will be able to control the outcome of most matters brought before the Cobalt shareholders for a vote, including amendments to the Cobalt Amended and Restated Articles of Incorporation and Bylaws and the election and removal of the Cobalt directors, subject prior to OCI approval as long as the Foundation beneficially owns more than 20% of the outstanding shares of Cobalt.

   COBALT WILL NOT BE ABLE TO SELL OR MERGE WITHOUT THE APPROVAL OF THE FOUNDATION AS LONG AS THE FOUNDATION BENEFICIALLY OWNS 50% OR MORE OF THE OUTSTANDING SHARES OF COBALT COMMON STOCK.

    The Foundation will beneficially own approximately 77.5% of the outstanding shares of Cobalt common stock immediately after the combination, and it is not required to reduce its ownership to less than 50% of the outstanding shares of Cobalt common stock until at least three to four years after the combination.

    The acquisition of Cobalt by means of a merger or consolidation will require the approval of the Cobalt board of directors and the holders of a majority of the shares of the Cobalt common stock. As long as the Foundation beneficially owns more than 50% of the Cobalt common stock, it will be able--by itself--to block any proposed sale of Cobalt even if the Cobalt board of directors and other shareholders would otherwise favor the transaction. In addition, for so long as the Foundation beneficially owns at least 20% of the outstanding shares of Cobalt, Cobalt must consult with the Foundation prior to soliciting, or upon receiving, a business combination proposal which, if consummated, would result in the then existing shareholders of Cobalt owning less than a majority of the outstanding shares of the resulting company.

   THE FOUNDATION MAY HAVE INTERESTS IN COBALT THAT DIFFER FROM YOUR INTERESTS AS A PUBLIC SHAREHOLDER.

    The Foundation is a non-stock, non-profit corporation with the purpose of benefiting the citizens of the State of Wisconsin by funding health care initiatives developed by the University of Wisconsin Medical School and the Medical College of Wisconsin (which we sometimes refer to as the "Medical Schools"). You should expect the Foundation to vote its shares of the Cobalt common stock on proposed merger and sale transactions based upon its best interests. The interests of the Foundation in a merger or sale transaction may be different from your interests.

   COBALT DIRECTORS WILL BE ABLE TO ENSURE THEIR RE-ELECTION AND DESIGNATE THEIR SUCCESSORS AS LONG AS THE FOUNDATION BENEFICIALLY OWNS A SUBSTANTIAL NUMBER OF OUTSTANDING SHARES OF COBALT COMMON STOCK.

    Cobalt directors will be elected by plurality vote, and the Cobalt shareholders will not have cumulative voting rights. In any election of directors, the trustee of the voting trust must vote the Foundation's shares in favor of each nominee approved by a majority of the directors of Cobalt who are deemed to be "independent" under the Association's standards and a majority of all of the directors of Cobalt. However, if directors are eligible for public shareholder representation, the trustee will be directed to vote its shares in the same proportion and for the same candidates voted for by the Cobalt shareholders. Also, the directors of Cobalt may be removed from office only for cause as described in the Amended and Restated Articles of Incorporation and then only if the holders of 75% or more of the outstanding shares of Cobalt common stock vote for removal. The trustee of the voting trust will vote all of the Foundation's shares held in the voting trust against the removal of a director unless a majority of the independent directors of Cobalt and a majority of all of the directors of Cobalt initiate or consent to the removal. As a result, the directors of Cobalt will likely be able to ensure their re-election and designate their successors for as long as the Foundation owns a substantial number of shares of Cobalt common stock.

RISKS RELATED TO BEING A REGULATED ENTITY

   CHANGES IN LAWS AND GOVERNMENT REGULATIONS MAY ADVERSELY IMPACT OUR BUSINESS.

    Changes in laws and government regulations designed to protect providers and members rather than our shareholders could force us to change how we operate and could harm our business. Our business is extensively regulated by the states in which we operate and, to a lesser extent, by the federal government. These laws and regulations are generally intended to benefit and protect providers and health plan members rather than shareholders. Changes in existing laws and rules, the enactment of new laws and rules and changing interpretations of these laws and rules could, among other things:

    - force us to change how we do business;

    - restrict revenue and enrollment growth;

    - increase our health care and administrative costs;

    - impose additional capital requirements; and

    - increase or change our managed care liability.

    Such regulations govern, among other things, (i) the amount of dividends and other distributions that can be paid by certain of our subsidiaries without prior approval or notification; (ii) the granting and revoking of licenses to transact business, trade practices, premium rate regulation, underwriting standards, policy forms, claims payment, licensing of agents and brokers, minimum reserve and surplus requirements; and (iii) compelled participation in, and assessments in connection with, risk-sharing pools and guaranty funds. Such regulation is primarily intended to protect policyholders rather than investors.

    Numerous proposals relating to changes in health care law have been introduced, and some have been passed, by Congress and the states in which we operate or may operate in the future. Changes in applicable laws and regulations are continually being considered and interpretations of existing laws and rules may also change from time to time. We are unable to predict what regulatory changes may occur or what effect any particular change may have on our business. Although some of the recent changes in government regulations, such as the removal of the requirements on the enrollment mix between commercial and public sector membership, have encouraged managed care participation in public sector programs, we are unable to predict whether new laws or proposals will continue to favor or hinder the growth of managed health care.

    A recent example is state and federal legislation which would enable physicians to collectively bargain with managed health care organizations. The federal legislation, as currently proposed, contains an exemption for public sector managed health care organizations. If legislation of this type were passed without this exemption, it would negatively impact our bargaining position with many of our providers and might result in an increase in our cost of providing medical benefits.

    We cannot predict the outcome of these legislative or regulatory proposals or the effect which they might have on us. Legislation or regulations which require us to change our current manner of operation, provide additional benefits or change our contract arrangements may seriously harm our operations and financial results.

   GOVERNMENT REVIEWS, AUDITS AND INVESTIGATIONS MAY ADVERSELY IMPACT OUR BUSINESS.

    UWS, BCBSUW and their subsidiaries are subject to various governmental reviews, audits and investigations. Any adverse investigation, audit results or sanctions could result in:

    - damage to the reputation of UWS, BCBSUW and their subsidiaries in various markets;

    - increased difficulty in selling our products and services;

    - loss of a license to act as an insurer or health maintenance organization or to otherwise provide a service;

    - loss of the right to participate in various federal programs, including the Medicare Supplement and Medicare Risk programs and Medicare Part A processing; and

    - imposition of significant fines, penalties and other sanctions.

   LAWSUITS AND OTHER CLAIMS AGAINST US UNDER THE HEALTH INSURANCE PORTABILITY AND ACCOUNTABILITY ACT OF 1996 MAY NEGATIVELY IMPACT OUR PROFITABILITY AND REPUTATION.

    The Health Insurance Portability and Accountability Act of 1996, or HIPAA, broadened the scope of fraud and abuse laws applicable to health care companies. HIPAA created civil penalties for, among other things, billing for medically unnecessary goods or services. HIPAA establishes new enforcement mechanisms to combat fraud and abuse, including a whistleblower program.

    The federal government has enacted, and state governments are enacting, other fraud and abuse laws as well. Our failure to comply with HIPAA or these other laws could result in criminal or civil penalties and exclusion from Medicaid or other governmental health care programs and could lead to the revocation of our licenses. These penalties or exclusions, were they imposed, would negatively impact our ability to operate our business.

   NEW STATUTORY ACCOUNTING RULES COULD NEGATIVELY IMPACT THE ABILITY OF BCBSUW AND UWS TO MEET STATUTORY CAPITAL REQUIREMENTS.

    During 1998, the National Association of Insurance Commissioners, or NAIC, adopted a Codification of Statutory Accounting Principles ("Codification") which provides interpretive guidance on statutory accounting principles and will replace the current manual of Accounting Practices and Procedures adopted by the NAIC commissioners. In addition, the NAIC is now considering amendments to Codification that would be effective on the recommended implementation date of January 1, 2001. Such amendments could have a significant impact on Codification guidelines. Codification provides new interpretive guidance for some existing statutory accounting principles in some areas, and requires the filing of new insurance reports for statutory purposes. Management believes Codification will have a significant negative impact on the statutory surplus of BSCSUW and certain of the insurance subsidiaries of UWS. Depending on the final resolution of pending amendments to the Codification, BCBSUW and UWS may be required to obtain additional capital or implement other measures, such as securing new reinsurance treaties, to mitigate the impact of Codification on surplus and risk-based capital.

BUSINESS RISKS

   RECEIPT OF INADEQUATE PREMIUMS WOULD NEGATIVELY IMPACT OUR REVENUES AND PROFITABILITY.

    Most of our revenues are generated by premiums consisting of fixed monthly payments per member. These premiums are fixed by contract, and we are obligated during the contract period to provide health care services as established by contract. We have less control over costs related to the provision of health care than we do over our selling, general and administrative expenses. While our expenses related to health benefits were 98.1% of our combined premium revenue in the first three quarters of 2000, for 1999, these expenses were 93.3% of our combined premium revenue. Historically, our expenses related to health benefits as a percentage of premium revenue have fluctuated, and the percentage for the first three quarters of this year may not be indicative of full year or future results. If premiums are not increased and expenses related to health benefits rise, our earnings would be impacted negatively. In addition, our actual health benefits costs may exceed our estimated costs. The premiums we receive under our current contracts may therefore be inadequate to cover all claims, which may cause our earnings to decline.

   OUR INABILITY TO MANAGE MEDICAL COSTS EFFECTIVELY WOULD REDUCE OUR PROFITABILITY.

    Our profitability depends, to a significant degree, on our ability to predict and effectively manage medical costs. Changes in health care regulations and practices, level of use of health care services, hospital costs, pharmaceutical costs, major epidemics, new medical technologies, and other external factors, including general economic conditions such as inflation levels, are beyond our control and would reduce our ability to predict and effectively control the costs of providing health care services. Although we have been able to manage medical costs through a variety of techniques, including various payment methods to primary care physicians and other providers, advance approval for hospital services and referral requirements, medical management and quality management programs, our information systems, and reinsurance arrangements, we may not be able to continue to manage costs effectively in the future. If our costs for medical services increase, our losses could increase or we may not be able to achieve profitability.

   OUR LIMITED ABILITY TO PREDICT OUR INCURRED MEDICAL EXPENSES ACCURATELY COULD NEGATIVELY IMPACT OUR REPORTED RESULTS.

    Our medical expenses include estimates of medical expenses incurred but not yet reported, or IBNR. We estimate our IBNR medical expenses based on a number of factors, including prior claims experience, maturity of markets, complexity of products and stability of provider networks. Adjustments, if necessary, are made to medical expenses in the period during which the actual claim costs are ultimately determined or when criteria used to estimate IBNR change. We utilize the services of independent actuaries who are contracted on a regular basis to calculate and review the adequacy of our medical liabilities, in addition to using our internal resources. We cannot be sure that our IBNR estimates are adequate or that adjustments to such IBNR estimates will not harm our results of operations. Further, our inability to accurately estimate IBNR may also affect our ability to take timely corrective actions, further exacerbating the negative impact on our results.

    We maintain reinsurance to protect us against severe or catastrophic medical claims, but cannot assure you that such reinsurance coverage will be adequate or available to us in the future or that the cost of such reinsurance will not limit our ability to obtain it.

   OUR INABILITY TO ENTER INTO PROVIDER AGREEMENTS WOULD HARM OUR PROFITABILITY.

    Our profitability will be dependent upon our ability, and the ability of our subsidiaries, to contract on favorable terms with hospitals, physicians and other health care providers. The failure to secure cost-effective health care provider contracts may result in a loss of membership or higher medical costs. In addition, our inability to contract with providers, or the inability of providers to provide adequate care, could adversely affect our results of operations.

   OUR INABILITY TO MAINTAIN SATISFACTORY RELATIONSHIPS WITH OUR PROVIDER NETWORKS WOULD HARM OUR PROFITABILITY.

    Our profitability depends, in large part, upon our ability to contract favorably with hospitals, physicians and other health care providers. Our provider arrangements with our primary care physicians and specialists usually are for one to two-year periods and automatically renew for successive one year terms, subject to termination for cause by us based on provider conduct or other appropriate reasons. The contracts generally may be cancelled by either party upon 90 to 120 days prior written notice. Our contracts with hospitals are usually for one to two-year periods and automatically renew for successive one year periods, subject to termination for cause due to provider misconduct or other appropriate reasons. Generally, our hospital contracts may be canceled by either party without cause on 90 to 150 days prior written notice. There can be no assurance that we will be able to continue to renew such contracts or enter into new contracts enabling us to service our members profitably. We will be required to establish acceptable provider networks prior to entering new markets. Although we have established long-term relationships with many of our providers, we may be unable to enter into agreements with providers in new markets on a timely basis or under favorable terms. If we are unable to retain our current provider contracts or enter into new provider contracts timely or on favorable terms, our profitability will be harmed.

   A REDUCTION IN THE NUMBER OF SUBSCRIBERS TO OUR HEALTH CARE PROGRAMS MAY HARM OUR PROFITABILITY.

    A reduction in the number of subscribers to our health care programs could adversely affect our financial position, results of operations and cash flows. Factors that could contribute to the loss of membership include:

    - failure to obtain new customers or retain existing customers;

    - premium increases and benefit changes;

    - reduction in our provider network;

    - our exit from markets;

    - reductions in work force by existing customers; or

    - negative publicity and news coverage.

    NEGATIVE PUBLICITY MAY DAMAGE OUR REPUTATION.

    The health care industry is subject to negative publicity. Negative publicity may result in increased regulation and legislative review of industry practices which may further increase our cost of doing business and adversely affect our profitability by:

    - adversely affecting our ability to market our products or services;

    - requiring us to change our products and services; or

    - increasing the regulatory burdens under which we operate.

    In addition, as long as we use the Blue Cross-Registered Trademark- and Blue Shield-Registered Trademark- names and service marks in marketing our managed care products, any negative publicity concerning the Association or other Association licensees may adversely affect our business.

   WE MAY BE SUBJECT TO CLAIMS RELATING TO MANAGED CARE LIABILITY, WHICH COULD CAUSE US TO INCUR SIGNIFICANT EXPENSES.

    Our providers and employees involved in care management decisions may be exposed to the risk of managed care liability claims. In addition, states are beginning to adopt legislation that permits managed care organizations to be held liable for negligent treatment decisions or benefit coverage determinations. Claims of this nature, if successful, could result in substantial damage awards against us that could exceed the limits of any applicable managed care liability insurance coverage. Therefore, successful claims asserted against us or our employees could adversely affect our financial condition and profitability.

    In addition, we may be subject to other litigation that may adversely affect our business or results of operations. We maintain managed care liability insurance and such other lines of coverage as we believe are reasonable in light of our experience to date. However, this insurance may not be sufficient or available at a reasonable cost to protect us from liabilities which might adversely affect our business or results of operations. Even if any claims brought against us were unsuccessful or without merit, we would still have to defend ourselves against such claims. Any such defenses may be time-consuming and costly, and may distract our management's attention. As a result, we may incur significant expenses and may be unable to effectively operate our business.

   FAILURE TO PROPERLY MAINTAIN THE INTEGRITY OF PROPRIETARY INFORMATION AND INFORMATION SYSTEMS COULD RESULT IN THE LOSS OF CUSTOMERS OR DECREASE OUR PROFITABILITY.

    Our business will depend in part on our ability to maintain our information systems and to ensure the continued integrity of proprietary information. We are committed to maintaining and enhancing existing information systems and developing new systems in order to keep pace with continuing changes in information processing technology, industry standards, and customer preferences. If we don't maintain effective and efficient information systems, we could experience the loss of existing customers, difficulty in attracting new customers, customer and provider disputes, regulatory problems, increases in administrative expenses or other adverse consequences.

   THE ASSOCIATION MAY REVOKE OUR LICENSE AGREEMENTS.

    In connection with the BCBSUW license agreement with the Association, BCBSUW is subject to ongoing and customary financial and service performance review. As a result of the financial performance of BCBSUW, the Association has included BCBSUW in its Plan Performance Response Monitoring Process, or PPRMP. As a result, the Association has requested that BCBSUW regularly submit additional interim financial information to the Association. In addition, the PPRMP monitoring thresholds require that BCBSUW maintain a prescribed level of escrowed assets as a financial guarantee for its transactions with other Blue Cross plans. The PPRMP monitoring process also requires that BCBSUW provide certain notices to the Association regarding transactions with other Blue Cross plans.

    To maintain its Association license, BCBSUW is required to maintain a minimum level of statutory capital and surplus based upon the Health Organization Risk-Based Capital Requirements ("RBC") promulgated by the NAIC. As of June 30, 2000, and December 31, 1999, BCBSUW's statutory and surplus exceeded the minimum licensure level. The Association is entitled to terminate its license agreement with BCBSUW, including the right to use the Blue Cross-Registered Trademark- and Blue Shield-Registered Trademark- trademarks, if BCBSUW's statutory capital and surplus falls below the company action level of RBC.

   RISING HEALTH CARE COSTS MAY REDUCE OUR PROFITABILITY.

    Our profitability may be adversely affected by rising health care costs and changes in the delivery of health care services. As such, our future results will largely depend on our ability to accurately predict and manage future health care costs. Much of the premium revenue we receive is based upon rates set before services are delivered, and the related costs are usually incurred on a prospective annual basis. Although we will attempt to base the premiums charged on an estimate of future health care costs over the fixed premium period, competition, regulations and other circumstances may limit our ability to fully base premiums on these estimated costs.

   WE ARE SUBJECT TO COMPETITION WHICH IMPACTS OUR ABILITY TO INCREASE OUR PENETRATION OF THE MARKETS WE SERVICE.

    We compete on the basis of size, price, quality of provider network, benefits provided and quality of service. We have numerous types of competitors, including other health plans, insurers and third-party administrators and traditional state Medicaid programs that reimburse providers as care is provided. Some of the health plans with which we compete have substantially larger enrollments, greater financial and other resources and offer a broader scope of products than we do.

    While many states mandate health plan enrollment for Medicaid eligible participants, the programs are voluntary in other states, such as Illinois. Subject to limited exceptions by federally approved state applications, the federal government requires that there be choice for Medicaid recipients among managed care programs. Voluntary programs and mandated competition will impact our ability to increase our market share.

    In addition, we rely to a large degree on creating name brand recognition through our community-based programs. Where we have only recently entered a market or compete with health plans much larger than we are, we may be at a competitive disadvantage unless and until our community-based programs and other promotional activities create brand awareness.

    In certain markets we compete with organizations which have a substantial market share. In other markets competing health plans may be owned by providers. Organizations with sizable market share or provider-owned plans can obtain favorable financial arrangements which are not available to us. Without such arrangements, we cannot effectively compete in such markets.

   THERE ARE ADDITIONAL MISCELLANEOUS RISKS THAT MAY AFFECT OUR FUTURE RESULTS OF OPERATIONS, FINANCIAL CONDITION OR BUSINESS.

    Additional risks and uncertainties that may affect our future results of operations, financial condition or business include, but are not limited to:

    - demand for, and market acceptance of, our products and services;

    - ability to develop and deliver new products and services and adapt existing products and services to meet customer needs and expectations;

    - ability to keep pace with technological change in order to provide better service and remain competitive;

    - ability to attract and retain capital for growth and operations on competitive terms;

    - government intervention in the health care industry; and

    - changes in accounting policies and practices.

RISKS RELATED TO LITIGATION

    We are not required to complete the combination if a court has issued a temporary restraining order or injunction against completing the combination or if someone files an action seeking a restraining order or injunction and that action has not been dismissed. If someone brings an action, or a court enters a restraining order or injunction, in connection with any litigation, any party may choose not to complete the combination.

                           FORWARD-LOOKING STATEMENTS

    This Proxy Statement/Prospectus includes forward-looking statements relating to, among other things, future results of operations, the impact of sales of Cobalt common stock by the Foundation, tax consequences of the combination and the effects of regulation of Cobalt's business. We use words such as believe, expect, anticipate, could, plan, project, may, future, intend, should and similar expressions to identify forward-looking statements. We have based these forward-looking statements on our current expectations about future events. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those we describe in the "Risk Factors" section of
this document beginning on page   . However, actual results may differ
materially from those contemplated in forward-looking statements and projections. Important assumptions and factors that could cause actual results to differ materially from those contemplated, projected, forecasted, estimated or budgeted in, or expressed or implied by, projections and forward-looking statements include industry trends, government fiscal and monetary policy, the success of new product introductions, general economic conditions, business competition and the actions of competitors, the effects of health care reform, the continuation and renewal of our provider arrangements, and other business conditions, including but not limited to medical cost trends, changes in reserve estimates, terms of provider contracts, premium rate changes, government regulation, capital requirements, administrative costs and the retention of key employees. All of these factors may affect our ability to sell or renew our business and ability to implement our plans. Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements, and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. We assume no obligation to update such forward-looking statements or any projections to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

               UWS HISTORICAL AND COBALT PRO FORMA PER SHARE DATA

    The following table sets forth the book value per share as of September 30, 2000 and December 31, 1999 and earnings per share and cash dividends declared per share for the nine months ended September 30, 2000 and the year ended December 31, 1999 for historical UWS and on a pro forma basis after giving effect to the combination. The pro forma data give effect to the combination on a purchase basis. This data should be read in conjunction with the selected historical financial information of UWS and BCBSUW, the pro forma unaudited consolidated financial statements and the separate historical financial statements of UWS and BCBSUW and the notes thereto included elsewhere in this Proxy Statement/Prospectus. The pro forma unaudited consolidated financial statements are not necessarily indicative of the actual consolidated results of operations or the financial position that would have been reported had the combination occurred on the date indicated, and should not be construed as indicative of future operations.

                                                                                 PRO FORMA COBALT
                                                                   UWS        AFTER GIVING EFFECT TO
                                                              HISTORICAL(1)     THE COMBINATION(2)
                                                              -------------   ----------------------
Book value per share:
  September 30, 2000........................................   $      1.46          $     5.18
Earnings (loss) per share:
  For the nine months ended September 30, 2000 (basic and
    diluted)................................................   $     (0.43)         $    (1.32)
  For the year ended December 31, 1999 (basic and
    diluted)................................................   $     (1.72)         $    (2.00)
Cash dividends declared per share:
  For the nine months ended September 30, 2000..............           N/A                 N/A
  For the year ended December 31, 1999......................   $      0.05          $     0.05
Common shares outstanding:
  At September 30, 2000.....................................    16,939,682          40,412,256
  At December 31, 1999......................................    16,939,682          40,412,256

------------------------

(1) We computed historical book value per share information for UWS as of September 30, 2000 by dividing the historical shareholders' equity of $24.7 million by 16,939,682, the number of shares outstanding as of September 30, 2000.

(2) We computed pro forma Cobalt book value per share information as of September 30, 2000 by dividing the pro forma combined shareholders' equity of $209.4 million by the number of shares assumed outstanding after the combination. (For purposes of computing pro forma earnings per share, the 7,840,816 shares of UWS common stock owned by BCBSUW will not be treated as outstanding if the combination is completed.)

                           MARKET PRICE AND DIVIDENDS

UWS

    The UWS common stock is traded on the New York Stock Exchange under the symbol "UWZ." The following table sets forth the per share high and low sale prices for the UWS common stock as reported on the New York Stock Exchange for the periods indicated and the cash dividends paid per share for those periods.

                                                 HIGH       LOW      CASH DIVIDENDS PAID
                                               --------   --------   -------------------
YEAR ENDED DECEMBER 31, 2000:
  First Quarter..............................   $6.31      $3.94               --
  Second Quarter.............................   $5.81      $4.81               --
  Third Quarter..............................   $6.00      $4.63               --
  Fourth Quarter.............................   $          $                 $0.05(1)

                                                 HIGH       LOW      CASH DIVIDENDS PAID
                                               --------   --------   -------------------
YEAR ENDED DECEMBER 31, 1999:
  First Quarter..............................   $9.06      $5.75               --
  Second Quarter.............................   $8.94      $5.63               --
  Third Quarter..............................   $9.38      $5.50               --
  Fourth Quarter.............................   $5.81      $4.00             $0.05

                                                 HIGH       LOW      CASH DIVIDENDS PAID
                                               --------   --------   -------------------
YEAR ENDED DECEMBER 31, 1998:
  First Quarter..............................     N/A        N/A              N/A
  Second Quarter.............................     N/A        N/A              N/A
  Third Quarter from September 28, 1998(2)...   $7.19      $5.81               --
  Fourth Quarter.............................   $9.31      $4.81             $0.05

------------------------

(1) The dividend is payable on December 27, 2000 to shareholders of record as of the close of business on December 20, 2000.

(2) UWS as currently structured commenced operation on September 28, 1998 as a result of a spin-off from American Medical Security Group, Inc.

    On December 21, 2000, the last full trading day prior to public announcement of the execution of the exchange agreement, the reported closing price per share
of UWS common stock was $3.69. On             , 2001, the most recent available
date prior to printing this Proxy Statement/Prospectus, the reported closing
price per share of UWS common stock was $      . UWS shareholders are urged to
obtain current market quotations.

    Since the spin-off of UWS from American Medical Security Group, Inc., UWS has paid an annual dividend of $0.05 per share. The future payment of dividends at the historical level will be subject to the discretion of Cobalt's board of directors and will depend upon Cobalt's operating results, financial condition, and capital requirements, general business conditions, legal restrictions on the payment of dividends and other factors Cobalt's board of directors deems relevant.

BCBSUW

    There will be no public market for shares of BCBSUW common stock after the conversion. The Foundation (through BC Holdings) will be the sole shareholder of BCBSUW until giving effect to the combination, after which Cobalt will be the sole shareholder of BCBSUW common stock.

                              THE SPECIAL MEETING

PURPOSE OF THE SPECIAL MEETING

    This Proxy Statement/Prospectus is being furnished to shareholders of UWS in connection with the solicitation of proxies by the board of directors for use at the special meeting of shareholders of UWS. At the special meeting, shareholders of UWS will consider a proposal to approve the exchange agreement, as it may be amended from time to time, which provides for the exchange of 31,313,390 shares of UWS common stock and $500,000 in cash, for all of the authorized capital stock of BCBSUW. In the combination UWS will also change its name to "Cobalt Corporation." As a result of the combination, BCBSUW will become a wholly owned subsidiary of Cobalt. The exchange agreement is attached as ANNEX A to this Proxy Statement/Prospectus.

    THE UWS BOARD OF DIRECTORS, AFTER RECEIVING THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS WHO ARE NOT AFFILIATED WITH BC HOLDINGS OR BCBSUW, HAS UNANIMOUSLY (WITH THOMAS R. HEFTY, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF BOTH BCBSUW AND UWS, ABSTAINING) APPROVED THE EXCHANGE AGREEMENT AND THE COMBINATION, AND HAS DETERMINED THAT THE EXCHANGE AGREEMENT AND THE COMBINATION ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF UWS (OTHER THAN BCBSUW). THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF UWS VOTE "FOR" THE APPROVAL OF THE EXCHANGE AGREEMENT AT THE SPECIAL MEETING. SEE "THE COMBINATION--UWS'S REASONS FOR THE COMBINATION."

TIME, PLACE AND DATE

    The special meeting will be held at 10:00 a.m., local time, on March 23, 2001 at 401 West Michigan Street, Milwaukee, Wisconsin.

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED

    The close of business on February 9, 2001 has been fixed as the record date for determining the holders of UWS common stock who are entitled to notice of and to vote at the special meeting. As of the record date, there were
approximately       beneficial holders of the       shares of UWS common stock
then outstanding and entitled to vote. The holders of record on the record date of UWS common stock are entitled to one vote per share of UWS common stock. The presence in person or by proxy of the holders of shares representing a majority of the voting power of UWS common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the special meeting. Approval of the exchange agreement requires the affirmative vote of both:
(i) 80% of the outstanding shares of UWS common stock, and (ii) 66 2/3% of the outstanding shares UWS common stock that are not owned by BCBSUW, its affiliates or its benefit plans.

    BCBSUW, which owns 7,840,817 shares of UWS common stock, representing 46.3% of all the outstanding UWS common stock before giving effect to the combination, has agreed to vote all of its shares of UWS common stock for approval of the exchange agreement and the combination. As described in "THE COMBINATION--Interests of Certain Persons in the Combination," BCBSUW and certain officers and directors of UWS who are also officers and directors of BCBSUW have interests in the combination which are different than your interests.

    Abstention from voting and broker nonvotes will have the same effect as voting against the approval of the exchange agreement since they represent one less vote for such approval.

PROXIES; PROXY SOLICITATION

    Shares of UWS common stock represented by properly executed proxies received at or prior to the special meeting that have not been revoked will be voted at the special meeting in accordance with the instructions contained therein. Shares of UWS common stock represented by properly executed proxies for which no instruction is given will be voted "FOR" approval of the exchange agreement and the combination. UWS's shareholders are requested to complete, sign, date and return promptly the enclosed proxy card in the postage-prepaid envelope provided for this purpose to ensure that their shares are voted. A shareholder may revoke a proxy at any time before its exercise by submitting a later-dated proxy with respect to the same shares, by delivering written notice of revocation to the Corporate Secretary of UWS or by attending the special meeting and voting in person. Mere attendance at the special meeting will not in and of itself revoke a proxy.

    If the special meeting is continued or adjourned for any reason, at any subsequent reconvening of the special meeting all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the special meeting (except for any proxies that have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

    UWS does not expect that any matter other than approval of the combination will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld in the proxy.

    UWS will bear the cost of soliciting proxies from its shareholders. UWS has
retained           to assist us in distributing proxy materials and contacting
record and beneficial holders of UWS common stock. UWS will pay           a fee
of $    plus reimbursement of out-of-pocket expenses in connection with performing its services. In addition to solicitation by mail, directors, officers and employees of UWS may solicit proxies by telephone, telegram, facsimile or otherwise. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of the UWS common stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material.

RIGHTS OF DISSENTING SHAREHOLDERS

    Under the exchange agreement, shareholders and beneficial owners are entitled to dissenters' rights as set forth in Wisconsin law. Those shareholders that perfect dissenters' rights according to the terms set forth in the Wisconsin dissenters' rights statutes will be entitled to receive the fair value of their shares as set forth in the dissenters' rights statutes. A copy of the relevant provisions of Wisconsin law is attached as ANNEX E to this Proxy Statement/Prospectus. These dissenters' rights are subject to a number of restrictions and requirements described in ANNEX E and summarized below.

    Sections 180.1301 to 180.1331 of Wisconsin law provide that any shareholder may dissent from the combination and obtain payment of the fair value of his or her shares as determined in accordance with Section 180.1301(4), provided that such shareholder delivers to UWS, before the shareholder vote on the combination, a written notice of such shareholder's intent to demand payment for his or her shares if the combination is completed, does not vote his or her shares in favor of the combination, and complies with all of the remaining provisions of Sections 180.1301 to 180.1331. Wisconsin law provides that a dissenting shareholder may not challenge the corporate action creating his or her entitlement to dissent unless the action is unlawful or fraudulent with respect to such shareholder or the issuer corporation.

    The following is a brief summary of Sections 180.1301 to 180.1331 of Wisconsin law, which set forth the procedures for demanding statutory dissenters' rights. This summary is qualified in its entirety by reference to the full text of Sections 180.1301 to 180.1331 which is attached to this Proxy Statement/ Prospectus as ANNEX E. For purposes of this summary, "shareholder" refers to shareholders of record and beneficial shareholders who comply with the provisions of Section 180.1303 applicable to beneficial shareholders. For purposes of this summary, UWS also refers to Cobalt in the event the combination is completed.

    If the combination is approved and completed, shareholders who elect to exercise their dissenters' rights and who properly and timely perfect such rights will be entitled to receive the "fair value" in cash for their shares of UWS common stock. "Fair value" means the highest closing sales price per share of UWS common stock during the 30-day period immediately prior to the completion of the combination.

    A shareholder who elects to exercise his or her dissenters' rights must perfect such rights by delivering to UWS prior to the vote at the special meeting written notice of his or her intent to demand payment and must either vote against the combination or abstain from voting on the combination. Neither voting in person or by proxy against, abstaining from voting on or failing to vote on the proposal to approve the exchange agreement will constitute a written notice of intent to exercise dissenters' rights within the meaning of
Section 180.1321 of Wisconsin law. The written notice of intent to exercise dissenters' rights must be in addition to, and separate from, any such proxy or vote. Any shareholder who fails to deliver written notice prior to the vote on the combination at the special meeting or votes in favor of the combination will lose the right to receive the fair value of his or her shares.

    If the combination is approved, then within ten days after such approval, UWS will deliver to those shareholders who deliver the written notice described above and who do not vote in favor of the combination (each, a "Dissenting Shareholder") a written dissenters' notice (the "Dissenters' Notice"). The Dissenters' Notice will set forth where the Dissenting Shareholder must send the payment demand, where and when certificates for shares of UWS common stock must be deposited and the date by which UWS must receive the payment demand, which date must not be fewer than 30 nor more than 60 days from the date on which the Dissenters' Notice is delivered. In addition, the Dissenters' Notice must include a form for demanding payment which includes the date of first announcement to the shareholders of the terms of the combination and requires the Dissenting Shareholder to certify whether he or she acquired beneficial ownership of the shares of UWS common stock before such date, and a copy of the sections of Wisconsin law pertaining to dissenters' rights.

    A Dissenting Shareholder who is sent a Dissenters' Notice must demand payment in writing, certifying whether he or she acquired beneficial ownership of the shares before the date specified in such notice and deposit his or her certificates in accordance with such notice. A shareholder who does not demand payment by the date set in the Dissenters' Notice or who does not deposit his or her certificates where required by the date set forth in the Dissenters' Notice is not entitled to payment of the fair value of his or her shares.

    Upon the later of completion of the combination or receipt of the payment demand, UWS will pay each Dissenting Shareholder who has complied with the above the fair value of the Dissenting Shareholder's shares of UWS common stock, plus accrued interest. The payment must be accompanied by the latest available financial statements of UWS, an estimate of the fair value of the shares, an explanation of how the interest was calculated, a statement of the dissenters' rights if the Dissenting Shareholder is dissatisfied with the payment and a copy of the Sections of the Wisconsin law pertaining to dissenters' rights.

    If the Dissenting Shareholder believes that the amount paid by UWS is less than the fair value of his or her shares or that the interest due was incorrectly calculated, if UWS fails to make payment within 60 days after the date set in the Dissenters' Notice for demanding payment, or if the combination is not completed and UWS does not return the deposited certificates within 60 days after the date set in the Dissenters' Notice for demanding payment, the Dissenting Shareholder may notify UWS of his or her estimate of the fair value of his or her shares and the amount of interest due and demand payment of his or her estimate, less any payment previously received. The Dissenting

Shareholder must notify UWS in writing within 30 days after UWS made payment for the Dissenting Shareholder's shares. If within 60 days after receipt by UWS of a demand described in this paragraph, the demand remains unsettled, UWS will bring a special proceeding and will petition the court to determine the fair value of the shares and accrued interest. If UWS does not bring the special proceeding within such 60 day period, UWS will pay each Dissenting Shareholder whose claim remains unsettled the amount demanded. The Dissenting Shareholder will be entitled to judgment for the amount by which the court finds the fair value of his or her shares exceeds the amount paid by UWS.

    FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTIONS
180.1301 TO 180.1331 OF WISCONSIN LAW WILL RESULT IN THE LOSS OF A SHAREHOLDER'S DISSENTERS' RIGHTS. CONSEQUENTLY, ANY SHAREHOLDER WISHING TO EXERCISE DISSENTERS' RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

    SHAREHOLDERS CONSIDERING THE EXERCISE OF DISSENTERS' RIGHTS SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTIONS 180.1301 TO
180.1331 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE VALUE OF COBALT SHARES AFTER THE COMBINATION IS COMPLETED.

                                THE COMBINATION

    This section of the Proxy Statement/Prospectus describes material aspects of the proposed combination, including the exchange agreement. While we believe that the description covers the material terms of the combination and related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the combination.

STRUCTURE OF THE COMBINATION

    UWS and BCBSUW have agreed to combine under the terms of the exchange agreement. Under the exchange agreement:

    - BCBSUW will be converted from a non-stock service insurance corporation to a stock insurance corporation and all of the issued and outstanding shares of capital stock of BCBSUW will be issued to BC Holdings, which is wholly owned by the Foundation;

    - BC Holdings will exchange all of the issued and outstanding shares of capital stock of BCBSUW for 31,313,390 shares of newly issued UWS common stock and $500,000 in cash;

    - BCBSUW will become a wholly owned subsidiary of UWS;

    - BC Holdings will be dissolved and its 31,313,390 shares of UWS common stock will be distributed to the Foundation;

    - UWS's Articles of Incorporation and Bylaws will be amended and restated to reflect changes necessary to effectuate the combination, including a change in the composition of the board of directors after the combination; and

    - UWS will change its name to "Cobalt Corporation" and begin trading under the ticker symbol "CBZ" on the New York Stock Exchange.

    If the combination is approved, the Foundation will own approximately 77.5% of the issued and outstanding shares of common stock of Cobalt after the combination is completed.

UWS STOCK CERTIFICATES

    If the combination is completed, certificates for shares of UWS common stock which are issued and outstanding immediately prior to the combination will continue to represent shares of Cobalt after the combination. Only BC Holdings will receive new stock certificates. As described elsewhere in this Proxy Statement/Prospectus, UWS will change its name to "Cobalt Corporation." However, we will not replace existing stock certificates to reflect the name change until you sell or otherwise transfer shares of common stock following the combination. Because Cobalt will not issue new stock certificates, we ask that you do not send us your stock certificates.

TREATMENT OF UWS STOCK OPTIONS

    Options to purchase shares of UWS common stock that are outstanding at the time the combination is completed will remain outstanding and will not be converted, changed, repriced or otherwise modified in connection with the combination. The number of shares available upon exercise, exercise price, duration, and vesting schedule of these options will not be affected.

BACKGROUND OF THE APPLICATION FOR CONVERSION

    THE NATURE OF BLUE PLANS AND THE ABILITY TO CONVERT

    BCBSUW is one of approximately 47 independent Blue Plans across the United States which provide coverage to over 75 million Americans. These Blue Plans are all members of a national coordinating body and trade association, which we have been referring to as the Association. The Association licenses the Blue Cross-Registered Trademark- and Blue Shield-Registered Trademark- names and marks to each individual Blue Plan. In addition, the licensing agreements require each individual Blue Plan to maintain minimum capital and surplus requirements, minimum liquidity levels, acceptable customer service levels, and participation in certain core national initiatives and to adhere to specific ownership limitations.

    Until 1994, Association rules prevented Blue Plans from organizing as shareholder-owned entities. In that year, however, the Association changed this requirement in response to competitive forces in the health insurance market. Since this restriction was removed from the Association rules, a number of other plans have converted to stock ownership including Blue Plans in California, Georgia, and Virginia. Blue Plans in Colorado, New York, and Missouri are also in the process of converting, and legislation has been proposed which would allow the Blue Plan in New Jersey to convert under a plan of conversion similar to the plan of conversion adopted by BCBSUW.

    The act of conversion itself provides a number of advantages to Blue Plans. Using stock to make acquisitions helps to build economies of scale and thereby drive costs down. The issuance of stock also helps to generate capital which can be used for investment in products, systems, networks, and medical information management required to deliver high quality, competitive services. These advantages better enable Blue Plans to compete in the overall health insurance market.

    HISTORY OF BCBSUW AND THE ACTIONS LEADING TO A DECISION TO CONVERT

    BCBSUW was originally founded in 1939 under the name Associated Hospital Service, Inc. Its name changed in 1979 in conjunction with a merger between Associated Hospital Service and an entity known as Surgical Care-Blue Shield. Thereafter, the entity has been known as Blue Cross & Blue Shield United of Wisconsin.

    The Wisconsin market has changed since that time. Today, BCBSUW's competitors are largely national plans and tax-exempt local HMO's. Although it competes on a level playing field, BCBSUW differs from other health care payors doing business in Wisconsin in two important respects. First, BCBSUW is a tax-paying, Wisconsin-based health insurer, providing insurance services and benefits to nearly 700,000 people in the State of Wisconsin. Second, because BCBSUW cannot issue tax-exempt

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bonds or issue stock in its current form, it does not have the same access to capital markets as most of its competitors, limiting the ability of BCBSUW to grow.

    In response to these concerns, the BCBSUW board of directors appointed a special committee on December 9, 1998 to investigate the structuring options available to BCBSUW and to make a recommendation to the full board of directors regarding the advisability of such options. In mid-January, the BCBSUW special committee set out to fulfill its mission of investigating alternatives to the current legal and corporate structure of BCBSUW and ultimately to present its findings, conclusions and recommendations to the BCBSUW board of directors by July 1, 1999. The primary responsibility of the BCBSUW special committee was to examine a broad range of reorganization alternatives available to BCBSUW.

    The BCBSUW special committee convened on six separate occasions over a five-month period to examine structuring alternatives and to develop a plan of conversion. To assist in this extensive examination, the BCBSUW special committee retained expert outside counsel to advise the members on structuring alternatives and other issues relevant to a conversion. The BCBSUW special committee retained the law firm of Foley & Lardner to provide legal counsel and the investment firm of Donaldson, Lufkin & Jenrette to provide banking and financial advice.

    Several considerations influenced the examination conducted by the BCBSUW special committee. The foremost consideration was to adhere to the BCBSUW special committee's fiduciary duties and develop a corporate strategy that advanced and protected the best interests of BCBSUW, its policyholders, and the citizens of Wisconsin. Another significant consideration of the BCBSUW special committee was to develop alternatives that were consistent with the corporate mission of BCBSUW and its short-term and long-term corporate goals. The BCBSUW special committee also considered the relative strengths of existing and alternative corporate structures in adapting to and surviving in today's competitive health care environment.

    During the course of its five-month review, the BCBSUW special committee examined three principal strategic alternatives available to BCBSUW: (i) to convert to a mutual insurance company; (ii) to convert to a stock insurance corporation; or (iii) to continue as a service insurance corporation. For each alternative, the BCBSUW special committee identified and considered the various interests that would be affected, including the potential impact, if any, of a conversion on the policyholders and employees of BCBSUW. The BCBSUW special committee also examined recent national trends in the delivery of health care and in the managed care and health insurance industries. The conversion and consolidation of certain Blue Plans and other health insurance carriers were analyzed because of the possible impact of these actions on the future success of BCBSUW. After weighing all the information and issues presented to the BCBSUW special committee, the committee determined that converting to a stock insurance corporation would best serve the long-term interests of BCBSUW. Thus, the BCBSUW special committee focused its review on the actual conversion process and discussed subsequent corporate reorganizations that would be possible following a conversion to a stock insurance corporation, including a possible merger with UWS, a partially owned affiliate of BCBSUW.

    On June 2, 1999, the BCBSUW special committee made a report to the full BCBSUW board of directors. The BCBSUW special committee found that BCBSUW's inability to directly access capital markets resulted in a lack of flexibility to acquire, merge or affiliate. These deficiencies made BCBSUW vulnerable to larger and better capitalized competitors. Without a reorganization, BCBSUW would be left with limited options to raise capital. Among those options is incurring debt. This option is unattractive, however, because it can negatively impact BCBSUW's insurance rating, cannot be directly counted as surplus, and must ultimately be repaid. Thus, after extensive discussion, the full board of directors adopted the findings of the BCBSUW special committee on June 2, 1999 and passed a resolution to undertake a plan of conversion pursuant to which BCBSUW would convert to a stock insurance corporation.

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
    REASONS FOR THE CONVERSION

    The BCBSUW board of directors determined that the future success of BCBSUW is dependent on its conversion from a not-for-profit service insurance company to a stock insurance company that would ultimately be owned by a publicly traded company. In doing so, the board of directors analyzed the current organizational structure of BCBSUW and explored the available alternatives which would allow BCBSUW both to meet its operational objectives and to serve the best interests of its policyholders and the citizens of Wisconsin. In the final analysis, the board of directors determined that the conversion would afford BCBSUW the best option to achieve these goals. The board of directors' decision was based on a number of underlying factors, including:

    - the need for an insurer to have access to capital to compete in the business of insurance (the conversion will allow BCBSUW direct access to capital markets, eliminating barriers that currently exist due to its organizational structure and providing BCBSUW with the ability to merge with or acquire other stock companies);

    - the desire to maintain current inter-company relationships and economies of scale which benefit BCBSUW (the conversion will specifically afford BCBSUW the opportunity to combine with its affiliate, UWS, thereby preserving the benefits arising from this relationship); and

    - the elimination of confusion in the investment community over corporate strategy and operation arising from BCBSUW's relationship to UWS, which adversely impacts BCBSUW's significant investment in UWS.

    THE PLAN OF CONVERSION/TRANSACTION STRUCTURE/TIMING

    The plan of conversion proposes to convert BCBSUW from a not-for-profit service insurance corporation to a shareholder-owned stock insurance corporation. The Wisconsin statutes specifically allow for a service insurance corporation such as BCBSUW to convert to a stock insurer, subject to the prior approval of the OCI, without any interruption in the corporate existence or to the ongoing business of BCBSUW.

    The following steps have been or will be taken as part of the plan of conversion. First, OCI will issue BCBSUW a new certificate of authority as a stock insurance corporation, thereby effecting the act of conversion. BCBSUW then will issue 100% of its stock to BC Holdings, which is wholly owned by the Foundation. The net of effect of these transactions is that the Foundation will receive 100% of the equity of the converted BCBSUW. BC Holdings will exchange all of its BCBSUW capital stock for 31,313,390 shares of UWS common stock and $500,000 in cash. BC Holdings will then be dissolved, and the shares of UWS common stock will be distributed to the Foundation. These steps will not occur unless the UWS shareholders approve the combination.

    In order to adhere to the requirements imposed by the Association on ownership and voting of stock of Blue Cross-Registered Trademark- and Blue Shield-Registered Trademark- licensees, the plan of conversion provides that the Foundation will enter into two agreements with Cobalt. The first of these agreements, the voting trust and divestiture agreement, will substantially restrict the Foundation's ability to exercise judgment in voting its shares of Cobalt stock, and will require the Foundation to divest itself of its
controlling position in Cobalt within a fixed period of time. See p.   for a
summary of the terms of this agreement. The second of these agreements, the registration rights agreement, essentially will allow the Foundation to live up to its divestiture obligations by requiring Cobalt to register the Foundation's
shares for sale to third parties. See p.   for a summary of the terms of this
agreement.

    BCBSUW and UWS anticipate that the conversion and the combination will be completed prior to March 28, 2001, or such later date as may be necessary to receive all necessary governmental and third party approvals, including approvals from OCI concerning the combination terms, the Association and the Securities and Exchange Commission. If all necessary approvals are forthcoming, the elected

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
members of the BCBSUW board of directors, in their capacity as the members of BCBSUW, must ratify the plan of conversion as modified by the conditions required in the Commissioner's Order if the conversion plan is to take effect. Assuming such action is taken, OCI will issue the new certificate of authority which effects the act of conversion and will allow the combination to occur.

    THE FOUNDATION--PURPOSE/MANAGEMENT/LIMITATIONS

    A key issue in the conversion of any mutual or non-stock service corporation to a stock corporation is who will be issued, or given the opportunity to acquire, the newly issued stock. If, as the BCBSUW board of directors believes, the goodwill inherent in the business has substantial value, then there may be competition among institutions or groups claiming a right to part of this equity value. The BCBSUW special committee and the BCBSUW board of directors determined, in developing the plan of conversion, that the entire value of this equity should be dedicated to a new organization, affiliated with existing public health organizations in Wisconsin but independent and with input from other constituencies.

    Consequently, the Foundation is a significant aspect of the plan of conversion and has been organized for the purposes of promoting the general health, welfare and common good of the residents of Wisconsin. To achieve these goals, the Foundation will sell its holdings in Cobalt common stock in order to fund public health initiatives developed principally by the Medical Schools.

    A nine-member board of trustees will direct the Foundation. The duties of the board of trustees will be to ensure that the Foundation's voting trust requirements are met and that the proceeds realized from the sale of Cobalt shares are utilized to achieve the Foundation's mission. The plan of conversion currently provides that members of the board of trustees will be appointed as follows: five members appointed by BCBSUW; two members appointed by the University of Wisconsin Medical School; and two members appointed by Medical College of Wisconsin. Although the Commissioner has assumed the authority to appoint the Foundation's trustees under her Order approving the conversion, the initial nominees of BCBSUW, University of Wisconsin Medical School and Medical College of Wisconsin, respectively, have been appointed by the Commissioner under her Order.

    In order to retain the right to use the Blue Cross-Registered Trademark- and Blue Shield-Registered Trademark- names and service marks, BCBSUW is required to comply with a number of requirements set forth by the Association in connection with the conversion. These Association requirements include, among others, the imposition of certain restrictions on the ownership of Cobalt stock, including:

    - other than another licensed "Blue Plan," no institutional investor can own more than 10% of Cobalt's stock and no individual may own more than 5% of Cobalt's stock; and

    - the Foundation must enter into a voting trust and divestiture agreement restricting its right to vote the stock of Cobalt and requiring the Foundation to sell at least 80% of its holdings in Cobalt stock over a five to seven year period of time.

    PROCEDURAL HISTORY OF THE CONVERSION APPLICATION

    On June 14, 1999, BCBSUW filed its Application for Conversion with the OCI. Over the course of the ensuing nine-month review, OCI requested, and BCBSUW submitted, numerous supplements to the original application (including a comprehensive review of the historical intercompany transactions between BCBSUW and UWS). On November 3, 1999, OCI served notice on BCBSUW that a class 1 contested case hearing, or administrative hearing, concerning the application would be held on November 29, 1999 in Milwaukee, Wisconsin before the Commissioner as hearing examiner. At the same time, OCI caused a notice of public and information hearing to be published in the official state newspaper and in approximately 250 other newspapers throughout the state. In addition to the printed notices, both OCI and BCBSUW posted the notice on their web sites. The public hearing was

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
scheduled to follow after the administrative hearing on November 29, 1999 in Milwaukee, Wisconsin and then continue on November 30, 1999 in Stevens Point, Wisconsin.

    The notice contained a deadline for motions of November 19, 1999. On that date, motions to intervene in the administrative hearing were filed by ABC for Health, Inc., Wisconsin AARP, Wisconsin Coalition for Advocacy, and the Medical Schools (the "movants"). Apart from the Medical Schools, who were interested in the proceedings as named beneficiaries under the plan of conversion, the other movants objected to the plan of conversion claiming that there was a better plan to utilize the proceeds of the conversion. BCBSUW filed briefs in opposition to the motions to intervene. On November 23, 1999, the Commissioner presided over a pre-hearing conference regarding the pending motions. The Commissioner denied the movants' respective motions to intervene. Although the motions were denied, the Commissioner stated an ongoing interest in allowing participation by the various organizations requesting party status in the proceedings by affording each of the movants an opportunity in the future to offer expert testimony and to examine BCBSUW officers, Association personnel, and OCI's own independent investment banker, Deutsche Banc Alex. Brown.

    The administrative hearing was held on November 29, 1999 and continued by the Commissioner to allow for participation by the movants. At the public hearings held on November 29 and 30, 1999, oral testimony was given by 95 persons in total, and an additional 73 persons submitted written testimony during the public hearings. Following the hearings, the Commissioner allowed a two week comment period, and received hundreds of comments from the public in that time.

    The administrative hearing was resumed on February 25, 2000 and March 10, 2000, involving the presentation by the movants of expert testimony and cross examination of BCBSUW management, the Association Deputy General Counsel, and a Deutsche Banc Alex. Brown representative. The continued administrative hearing was preceded by a pre-hearing status conference held on February 25, 2000. The Commissioner, in her pre-hearing memorandum, dated February 28, 2000, delineated the scope of the hearing and procedure to be followed during the continued administrative hearing as well as a briefing schedule. Simultaneous briefs were received by the Commissioner from BCBSUW and the movants on March 10, 2000, with supplemental briefs being submitted by all parties on March 20, 2000.

    In addition to holding the administrative and public hearings, the Commissioner appointed a three-member appraisal committee to review the Conversion Application and advise the Commissioner concerning the value of BCBSUW as of the conversion date. The appraisal committee members included:
Chair, Mark Femal, Executive Director of the Wisconsin Insurance Security Fund; Ms. Patricia Lipton, Executive Director of the State of Wisconsin Investment Board; and Mr. Randy Blumer, Deputy Commissioner of Insurance. To assist OCI staff in reviewing the Conversion Application and the appraisal committee in discharging its duties, the Commissioner retained the continuing services of Deutsche Banc Alex. Brown. The appraisal committee met eight times between November 1999 and February 2000. With the assistance of Deutsche Banc Alex. Brown, the appraisal committee prepared a report to the Commissioner dated February 14, 2000. All of the eight appraisal committee meetings were open to the public and were attended by representatives of BCBSUW, the Wisconsin Department of Justice, the Medical Schools, ABC for Health, Inc., Wisconsin AARP, and the Wisconsin Coalition for Advocacy.

    The due diligence review conducted by Deutsche Banc Alex. Brown in rendering its services to both OCI and the appraisal committee included a comprehensive review of the historical intercompany transactions between BCBSUW and UWS and multiple day interviews of BCBSUW and UWS management. Deutsche Banc Alex. Brown and the appraisal committee determined that the net impact of BCBSUW's relationship with UWS was economically beneficial to BCBSUW.

    The final report of the appraisal committee was delivered to BCBSUW on February 15, 2000. The Commissioner allowed BCBSUW to file a written response, which was submitted to OCI on February 22, 2000.

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
    During the period between BCBSUW's filing of the application for conversion and continuing through March 23, 2000, OCI staff met with representatives from various consumer groups, including ABC for Health, Inc., Wisconsin AARP, and the Wisconsin Coalition for Advocacy, or the "coalition group," on numerous occasions and received written correspondence with some degree of frequency. Specifically, OCI staff met with coalition group representatives on at least nine separate occasions, and OCI received numerous written comments and materials from the coalition group during and after such time. During this time, OCI staff also met with representatives of the Medical Schools on at least six occasions during such time period. In addition, OCI received and reviewed hundreds of written comments from organizations and individuals throughout the State of Wisconsin, and the Commissioner and OCI staff met with numerous organizations and individuals to hear their comments on the BCBSUW plan of conversion.

    SUMMARY OF COMMISSIONER O'CONNELL'S DECISION AND FINAL ORDER APPROVING
     BCBSUW'S APPLICATION FOR CONVERSION.

    General Overview.

    Following a nine-month review process, the Commissioner issued a decision and final order dated March 28, 2000 (the "Order") approving the BCBSUW Application for Conversion, subject to numerous conditions. The Order incorporated by reference the findings and recommendations made by the appraisal committee in its final report dated February 14, 2000. The first section of the Order summarizes the procedural history of the application for conversion. The second section of the Order makes numerous findings of fact. These findings of fact outline the statutory and organizational history of BCBSUW from its beginning as Associated Hospital Services, Inc. to its current status as Wisconsin's largest health insurer with a substantial downstream holding company system. The findings of fact also highlight various aspects of the plan of conversion, describe the Medical Schools' participation in that plan, summarize the commentary received at the public hearings, and analyze the effect of the plan of conversion on BCBSUW's policyholders.

    The third section of the Order addresses the Commissioner's formal approval of BCBSUW's plan of conversion, which is subject to certain enumerated conditions. In addition to the approval of BCBSUW's desire to convert to a shareholder-owned stock insurer, the Commissioner approved the board of directors' selection of the Medical Schools as the beneficiaries of the Foundation's conversion funds, and although the Commissioner assumed the right to appoint the directors of the Foundation, the Commissioner appointed each of the previously announced nominees identified in the BCBSUW conversion application.

    The Commissioner's Order approving the conversion contemplates that the combination will be effected by the issuance of all the BCBSUW stock in the conversion to a newly formed corporation, United Heartland Group, Inc. ("UHG"), and the simultaneous merger of UHG into UWS. Subsequent negotiations between BCBSUW and UWS have resulted in the transaction structure described in this Proxy Statement/Prospectus. Under this structure, BCBSUW will become a wholly owned subsidiary of UWS by virtue of an exchange between BC Holdings and UWS of the stock of BCBSUW for UWS common stock, referred to as the "combination."

    Overview of Conditions to the Commissioner's Approval.

    The Commissioner's approval is conditioned upon certain modifications to the plan of conversion adopted previously by the BCBSUW board of directors and submitted as part of the Application for Conversion. These conditions fall into three central categories: (i) conditions relating to the combination and initial public offering ("IPO") options necessary to give effect to the conversion;
(ii) conditions relating to the post-conversion interaction between the Foundation and Cobalt; and (iii) conditions relating to limitations on, and oversight of, the medical schools' expenditure of the conversion funds. A synopsis of these conditions follows.

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    CONDITIONS RELATING TO MERGER, IPO AND SECONDARY OFFERING OPTIONS. The
conditions relating to BCBSUW's merger and IPO options include the following:

    - Within six months from the date of the Commissioner's Order, BCBSUW is required, contemporaneous with the conversion, to complete either an IPO of the Foundation's holdings of UHG shares or a merger of UHG with and into United Wisconsin Services, Inc. ("Merger"). BCBSUW has obtained a six-month extension from the Commissioner as contemplated in the Order, allowing it to complete the conversion and the required contemporaneous transaction by March 28, 2001.

    - The Merger or IPO must result in a public float of at least $75 million, unless the Commissioner approves of a lesser amount (but in no case less than $50 million), that reduces the Foundation's equity stake in either UHG or the combined post-Merger entity (Cobalt) to less than 80%.

    - The terms and conditions of either the IPO or Merger options are subject to the Commissioner's prior review and approval.

    - No officer, director or employee of BCBSUW or one of its affiliates may receive an equity option until one year after UHG (or Cobalt) becomes a publicly traded entity. Under certain circumstances, and with the Commissioner's approval, equity options are allowed be awarded to mid-level managers and new officers or directors.

    - Any other issuance of stock by UHG or any affiliate or successor (including Cobalt), such as a secondary offering, will be subject to the Commissioner's prior approval until the Foundation has experienced a definitive liquidation event.

    CONDITIONS RELATING TO INTERACTION BETWEEN UHG AND THE FOUNDATION. The Order imposes certain post-conversion obligations on the relationship between the Foundation and UHG, which obligations will be binding on Cobalt after the merger. These conditions include the following:

    - The three year and five year divestiture deadlines for sale of Cobalt shares held by the Foundation contained in the voting trust and divestiture agreement must be extended by up to 365 and 730 days, respectively, if the Foundation so requests.

    - The Foundation is required to have unrestricted voting rights with regard to all Cobalt change in control transactions, other than with respect to the Merger. In addition, Cobalt is required to consult with the Foundation in two situations: (a) prior to initiating any change-of-control transaction process; and (b) after receiving any change-of-control proposal (whether friendly or hostile).

    - The Foundation will have the right to join in any litigation against Cobalt that alleges that the Cobalt board of directors should solicit acquisition proposals or change-of-control proposals or initiate a bidding process seeking proposals to acquire all of the stock of Cobalt.

    - The Foundation will not have a limit on the total number of demand registrations; demands will be permitted unless a demand was already requested in the current calendar year or unless Cobalt completed a registration for itself or the Foundation within the last 120 days.

    - Until the Foundation reduces its ownership in Cobalt to under 20%:
      (i) Cobalt will grant the Foundation observation rights at all board meetings including any executive sessions; (ii) Cobalt may not change its Amended and Restated Articles of Incorporation or Bylaws without the Commissioner's approval; and (iii) non-Foundation shareholders will be permitted to elect up to 50% of the Cobalt directors.

    - Cobalt shareholders may remove a director for cause with a vote of 75% of common stockholders; the Foundation, however, is not permitted to independently vote its shares on a removal.

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
    - Cobalt may only purchase its stock from the Foundation following a registration for public sale at 100% of its recent trading price.

    - BCBSUW is required to provide sufficient start-up operational funding for the Foundation, but not in an amount to exceed $2,000,000.

    - The name of the Foundation must be changed to a form acceptable to the Commissioner.

    To the extent that any of the conditions in the Order require BCBSUW to amend documents that are part of the underlying application for conversion (e.g., the UHG Articles of Incorporation and Bylaws, the voting trust and divestiture agreement, and the registration rights agreement), such amendments are subject to the prior review and approval of the Commissioner.

    LIMITATION AND OVERSIGHT OF THE ROLE OF THE MEDICAL SCHOOLS.The Commissioner has established an initial requirement that 35% of the conversion proceeds be allocated by the medical schools to "public health" priorities. The Order defines "public health" as "population health, rather than population medicine, focused on the broader determinants of health in communities, such as prevention efforts to promote healthy life styles for women, children and families; disease prevention and control; and control of environmental agents that negatively impact health." No portion of these funds may be expended for health care provider education or medical research, unless it is substantially for public health. To oversee the spending of the public health funds, the Commissioner is requiring the creation of two Public and Community Health Oversight and Advisory Committees ("PCHOAC"), one to oversee each Medical School. The public health percentage allocation of the funds may only be expended by each Medical School if its PCHOAC determines that:

    - the funds will be expended for public health;

    - the allocation for public community health based initiatives is appropriate; and

    - the standards for access to the funds for public health community based initiatives, including matching requirements, are reasonable.

    In addition to oversight of the public health funds, each PCHOAC will have a number of other responsibilities, including:

    - reviewing the Medical Schools' proposals to ensure that conversion funds are not supplanting other resources that may be available to accomplish the same purpose;

    - preparation of an annual report which evaluates the effectiveness of programs for health care provider and medical research; whether the funds are supplanting resources otherwise available; the extent of funding of community-based initiatives; whether funds are being expended in accordance with the then current five-year plan; and the financial status of the funds;

    - adjustment, either upwards or downwards, of the portion of the conversion funds to be allocated to public health priorities; and

    - approval of any proposal to spend a material portion of the funds for real estate or facilities.

    COMPOSITION OF EACH MEDICAL SCHOOL PCHOAC.Each PCHOAC will be comprised of nine members. Four members of University of Wisconsin Medical School's PCHOAC will be appointed without restriction by the University of Wisconsin Medical College Board of Regents; four members of Medical College of Wisconsin's PCHOAC will be appointed without restriction by the Medical College of Wisconsin board of trustees. The governing body of each school will initially select an additional four members for its PCHOAC from a pool of health care advocate candidates nominated by established Wisconsin-based non-profit or governmental advocate organizations. Following the initial selection using this process, vacancies for the health care advocate committee positions will be filled using a similar

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
methodology with a subcommittee of the PCHOAC nominating the pool of candidates. The final member of each PCHOAC will be selected by the Commissioner.

    APPEAL OF THE COMMISSIONER'S ORDER

    On April 27, 2000, ABC For Health, Inc., Wisconsin Coalition For Advocacy and AARP (collectively "Petitioners") initiated a judicial review of the Commissioner's Order by filing their "Petition For Judicial Review Of An Administrative Agency Decision" in the Circuit Court for Dane County, Wisconsin. The petition requested the circuit court to review and reverse the Commissioner's Order based upon allegations of "material errors of law, erroneous exercises of discretion, exercises of discretion outside the range delegated to the agency by the Legislature, erroneous findings of fact that are not supported by substantial evidence in the record, and material irregularities of agency procedure, which prejudiced the procedural and substantive due process rights of the Petitioners." The Petitioners served the petition on OCI on April 27, 2000, and OCI filed a response entitled "Notice of Appearance and Statement of Position of Respondent Commissioner of Insurance," dated May 17, 2000. The Petitioners did not serve the petition on BCBSUW until May 18, 2000, and BCBSUW filed its Notice of Appearance and Statement of Position in support of the Commissioner's Order on May 19, 2000.

    The judicial review proceeding initially was assigned to Dane County Circuit Court Judge Sara O'Brien. On May 19, 2000, BCBSUW filed a request for substitution, and the action was subsequently reassigned to Circuit Court Judge Michael Nowakowski.

    On May 31, 2000, BCBSUW filed motions and supporting briefs requesting the court to dismiss the petition for review on the grounds that Petitioners lacked standing to seek judicial review of the Commissioner's Order, and, furthermore, because the court lacked subject matter jurisdiction over the petition as it pertained to the Wisconsin Coalition for Advocacy. In addition, BCBSUW moved the court for an expedited briefing schedule and/or an expedited hearing on its motion to dismiss the petition for lack of standing. On June 6, 2000, the OCI also filed a motion to dismiss for lack of standing.

    The court held a hearing on BCBSUW's motion for an expedited hearing and/or briefing schedule on June 7, 2000. At that hearing, Judge Nowakowski determined that a prompt resolution of the case was warranted. Accordingly, Judge Nowakowski established the following schedule: any request for a stay was to be filed by June 23, 2000; Petitioners' brief in support of their petition was due on or before July 5, 2000; briefs of respondents BCBSUW and OCI were due on or before July 28, 2000; and Petitioners' reply brief was due on August 11, 2000. The court scheduled oral argument for August 24, 2000.

    On June 19, 2000, the Medical Schools filed pleadings seeking to intervene in the proceeding, or, alternatively, to be allowed to file amicus curiae briefs. By letter dated June 27, 2000, BCBSUW suggested to the court that, consistent with the court's previous decision, it would be appropriate to consider these motions simultaneously with the pending motions to dismiss and the merits of the petition. On June 29, 2000, the court held a hearing on the Medical Schools' motions to intervene, and determined that the motions would be addressed simultaneously with the pending motions to dismiss and the merits of the petition.

    Petitioners did not file a motion seeking a stay prior to the June 23, 2000 deadline established by Judge Nowakowski. Rather, by letter dated June 23, 2000, Petitioners advised the court of their decision not to seek a stay, but purported to reserve the right to request a stay at a later date. By letter dated June 26, 2000, BCBSUW advised the court that it was BCBSUW's position that "the time for seeking a stay has now expired" and that the "Petitioners cannot be permitted to modify the court's order by claiming to 'reserve' their rights."

    Petitioners filed a brief in support of their petition on July 5, 2000; BCBSUW, the OCI and the Medical Schools filed briefs in opposition to the petition on July 28, 2000; and Petitioners filed a reply brief on August 11, 2000. The principal issues briefed by the parties included whether the charitable trust and cy pres doctrines were applicable to the proposed conversion and, if so, whether the Commissioner's Order was consistent with those doctrines; and whether Petitioners had standing to seek judicial review of the Commissioner's Order.

    Petitioners also filed a "motion to lodge" on August 11, 2000, seeking to supplement the administrative record with certain briefs filed by BCBSUW's predecessor in a lawsuit in 1961. BCBSUW filed a brief in response to that motion on August 22, 2000.

    On August 11, 2000, Community Catalyst, Inc. and Consumers Union filed separate motions for leave to appear as amicus curiae, along with amicus briefs in support of the petition. On August 16, 2000, BCBSUW filed a brief in opposition to the amicus curiae motions and the briefs of Consumers Union and Community Catalyst. On August 17, 2000, MCW also filed a brief in opposition to the motions of Consumers Union and Community Catalyst.

    On August 24, 2000, the Court heard oral argument on all pending motions and the merits of the petition. At the conclusion of the hearing, Judge Nowakowski announced on the record his decision to affirm the Commissioner's Order and to dismiss the petition. Specifically, he concluded (among other things) that OCI had correctly determined that "neither the charitable trust doctrine or the cy pres doctrine apply" to the BCBSUW conversion. Judge Nowakowski also rejected the Petitioners' arguments regarding certain findings of fact made by the Commissioner, concluding that each of those findings was supported by substantial evidence in the record. Furthermore, Judge Nowakowski upheld the Commissioner's determination that the conversion is not illegal or contrary to the interests of the public or policyholders.

    On September 6, 2000, the court entered a formal order, confirming (among other things) that for the reasons stated on the record: (i) the motions of Consumers Union and Community Catalyst to file amicus curiae briefs were granted, but factual materials included in their briefs which were not part of the record would not be considered; (ii) Petitioners' motion to lodge briefs was denied as unnecessary; (iii) the Commissioner's Order was affirmed, and the petition for review dated April 27, 2000 was dismissed; (iv) the motions of BCBSUW and OCI to dismiss the petition for lack of standing were denied as moot;
(v) the motions of the Medical Schools for leave to intervene were denied as moot; and (vi) the motion of BCBSUW to dismiss the petition of Wisconsin Coalition for Advocacy for lack of subject matter jurisdiction was denied.

    On September 19, 2000, BCBSUW filed and served on all counsel of record a notice of entry of order; therefore, under the applicable Wisconsin law, any party desiring to appeal from Judge Nowakowski's order must file a notice of appeal on or before October 23, 2000.

    Petitioners filed a notice of appeal on October 23, 2000. In a docketing statement filed on the same date, Petitioners indicated that they would ask the Wisconsin Court of Appeals to address the following issues: (i) whether or not Judge Nowakowski's decision to uphold the decision of the Commissioner was an error of law; (ii) whether or not the decision was an abuse of discretion; and
(iii) whether or not Judge Nowakowski's decision was made without substantial evidence in the record.

    On November 21, 2000, BCBSUW filed a notice of cross-appeal, confirming that BCBSUW would ask the Court of Appeals to also consider whether the Petitioners lacked standing to even seek review of the Commissioner's Order.

    Under the applicable rules, the following briefing schedule will apply to this appeal unless altered by the court or by a voluntary dismissal by the
Petitioners: Petitioners' brief is to be filed and served on or before December 20, 2000; the briefs of respondents OCI and BCBSUW (including a brief in support of BCBSUW's cross-appeal) are due within 30 days after service of the Petitioner's brief

(approximately January 19, 2000); the Petitioner's reply brief and petitioners' response to the cross-appeal are due within 15 days after service of the respondents briefs (approximately February 5, 2001). Petitioners filed their principal appellate brief on December 19, 2000.

BACKGROUND OF THE COMBINATION

    The provisions of the exchange agreement are the result of negotiations conducted among representatives of UWS and BCBSUW and their respective legal and financial advisors. The following is a summary of the meetings, negotiations and discussions between the parties that preceded execution of the exchange agreement.

    BACKGROUND OF UWS

    In December 1998, in response to the appointment by the BCBSUW board of directors of a special committee to investigate strategic options available to it and, in consideration of the fact many of the possible options involved a transaction with UWS, the UWS board of directors authorized its executive committee of the UWS board of directors to appoint, in its discretion, a special committee of the UWS board of directors to respond to any inquiry relating to the possibility of a merger or other business combination with BCBSUW if BCBSUW indicated that it was interested in pursuing such a transaction. The UWS board of directors did not authorize the special committee, if created, to initiate any discussions with BCBSUW, but rather only to respond to any discussion or proposal initiated by BCBSUW.

    Following that authorization, the executive committee determined that until such time as BCBSUW approached UWS regarding a possible transaction, there was no need to appoint a special committee.

    As noted earlier, BCBSUW in June of 1999 filed with the OCI its application for conversion and on March 28, 2000 the OCI issued the Order. As mentioned above, the Commissioner's Order permits BCBSUW to convert to a stock form of ownership through either an initial public offering of BCBSUW or a merger with UWS. The board of directors expressed the belief that a merger or other business combination with BCBSUW presented the possibility of significant benefits and advantages to UWS, but required that any agreement between the parties be negotiated on behalf of the board of directors by an independent special committee. Following issuance of the Order, the executive committee of the UWS board of directors noted that certain public interest groups had filed a petition for judicial review of the Order and recognized that the results of such judicial review could result in significant changes to the Order. Accordingly, they determined not to appoint a special committee until the judicial review process was underway and a determination could be made as to the likely outcome.

    At its regular quarterly meeting on May 31, 2000 the full UWS board of directors discussed the status of the judicial review process and concluded that it was timely to appoint a committee. The UWS board of directors then appointed a special committee consisting of Barry K. Allen, Richard A. Abdoo and William
C. Rupp to negotiate a possible merger or other business combination with BCBSUW. At that meeting the UWS special committee appointed Michael Best & Friedrich LLP as its counsel.

    On August 4, 2000, the UWS special committee met with Michael Best & Friedrich. At the meeting, the committee spent considerable time discussing not only a merger or other business combination with UWS, but also other strategic alternatives for UWS. The committee recognized that due to BCBSUW's ownership interest in UWS, its control of marketing, distribution and other systems essential to UWS's operations and UWS's outstanding debt to BCBSUW, BCBSUW in effect controlled UWS, and therefore UWS had more limited strategic alternatives available than other, more independent companies might enjoy. At that meeting, the committee members were advised by counsel of their duties, responsibilities and prerogatives in connection with negotiating a merger or other business combination. The committee members discussed at length their obligations and the procedures to be followed in connection with negotiating a merger or other business combination. In particular, counsel advised the UWS special committee that, in view of the relationship between BCBSUW and UWS, and because of the overlap of management in the two companies and BCBSUW's ownership interest in UWS, the UWS special committee and the UWS board of directors should conduct themselves according to a standard higher than that required for arm's length transactions with unrelated parties. The UWS special committee recognized that the economic terms of any transaction approved by the UWS special committee and the UWS board of directors should be fair to the UWS shareholders (other than BCBSUW) and all negotiations must be procedurally fair. The committee also was advised regarding procedures to be followed to maintain its independence. At the August 4 meeting, the UWS special committee selected three financial advisors for preliminary interviews, and it was determined that each of the three possible financial advisors would be interviewed at a subsequent meeting.

    On August 4, 2000, the UWS special committee met for the purpose of interviewing financial advisors. The committee received presentations from each of the three financial advisors that had been selected for interviews. At the conclusion of the meeting, the committee selected Lehman Brothers as its independent financial advisor based upon its expertise and the experience of each of the individual "team" members who would be working on the project. Lehman Brothers was retained by the UWS special committee to assist it in reviewing any proposals received by the UWS special committee with respect to a strategic transaction involving UWS, but Lehman Brothers was not authorized to solicit indications of interest from third parties with respect to a possible transaction with UWS.

    Also at the August 30 meeting, the UWS special committee elected Barry K. Allen, to serve as chairman.

    On September 6, 2000, an organizational meeting was held with the UWS special committee. Also present were personnel from Lehman Brothers and Michael Best & Friedrich, Gail Hanson, Vice President, Treasurer and Chief Financial Officer of each of BCBSUW and UWS, and Elizabeth Bartlett, Deputy General Counsel of UWS. At the meeting, the parties discussed the role that Ms. Hanson and Ms. Bartlett would play in the committee's activities. Ms. Hanson and Ms. Bartlett had been designated representatives of UWS to work with the UWS special committee and assist it in any way that the committee may request. It was recognized that Ms. Hanson was an employee of both BCBSUW and UWS, and Ms. Bartlett, while an employee of UWS, frequently performs legal services for BCBSUW. The UWS special committee recognized the inherent conflict that Ms. Hanson and Ms. Bartlett are subject to, and a decision was made that they would be excused from all matters relating to strategy or negotiations. Rather, their role would be primarily to serve as a source of information for such matters as the committee might request.

    The UWS special committee then turned to a review and discussion of the Order, and during that discussion the committee identified several open issues or questions relating to the Order and, in particular, discussed the requirement of the UWS "public float." The committee noted that at current market prices, that public float requirement would not be achieved and discussed means by which it might be satisfied. The committee then discussed the Securities and Exchange Commission filing requirements. Particularly, the parties discussed the financial statements that would be required in any Securities and Exchange Commission filings and discussed the time that would be required to prepare such financial statements.

    The chairman of the UWS special committee met on September 21, 2000, with the committee's counsel and financial advisors. There was a discussion of the process involved in completing any business combination. The chairman reported on the status of the due diligence requests made by the committee's financial advisor and BCBSUW's financial advisor, Bear, Stearns & Co. Inc. The chairman asked Lehman Brothers to estimate when it might be reasonable for the BCBSUW special committee to complete its due diligence review and be in a position to propose the terms of an offer for a merger or other business combination.

    The UWS special committee next met on September 24, 2000. The committee discussed the status of due diligence negotiations. Based on the progress made to date, the committee decided to tentatively schedule a full board of directors' meeting for October 30 for the purpose of discussion of a business combination and possible recommendation by the special committee assuming that negotiations followed the timeline previously distributed by counsel. The committee also directed Michael Best & Friedrich to prepare and distribute a draft merger agreement. It was agreed that the merger agreement would contain substantially all terms and conditions of the merger or other business combination other than the economic terms of the transaction.

    Following the September 24 meeting, Lehman Brothers, at the direction of the UWS special committee, prepared materials for the committee to review regarding valuation of the respective parties. On October 6, 2000 the committee met with counsel and Lehman Brothers and reviewed in detail the materials previously presented. The committee met for approximately three hours, reviewed the materials and asked extensive questions of Lehman Brothers regarding the valuation materials. The parties then continued the discussion of the public float issue whereupon it was reaffirmed that UWS and the UWS special committee must remain actively involved in any negotiations with the OCI regarding resolution of the public float issue. Also on October 6, Michael Best & Friedrich distributed the first draft of a merger agreement to all parties.

    The committee met briefly on October 10 and discussed the status of negotiations.

    On October 20, Barry Allen received a telephone call from Janet Steiger, chair of the BCBSUW special committee, stating that the BCBSUW special committee was prepared to make an initial proposal regarding ownership structure for a business combination.

    Later on October 20, Lehman Brothers received a telephone call from Bear Stearns. Bear Stearns indicated that while no written offer would be forthcoming, the BCBSUW special committee would recommend an ownership structure that resulted in the current UWS shareholders (other than BCBSUW) owning approximately 14.5% of the combined company.

    On October 22, Barry Allen, chairman of the UWS special committee, spoke with representatives of Lehman Brothers regarding the proposed ownership structure. Lehman Brothers reported that it did not have sufficient back-up materials to be able to evaluate the methodology and the analysis behind the offer and undertook to obtain additional information from Bear Stearns.

    On October 23, various conference calls between Michael Best & Friedrich, Lehman Brothers and Barry Allen took place. The parties, in general, discussed the process and the steps that needed to be taken to analyze the proposal and to be in a position to offer a counterproposal. Barry Allen directed Lehman Brothers to provide written materials to educate all of the special committee members for a meeting that would take place Wednesday, October 25.

    On October 25 the UWS special committee met to discuss the proposal communicated on October 20 by Bear Stearns on behalf of the BCBSUW special committee. After review of the materials prepared by Lehman Brothers and an extensive discussion of the proposal by the BCBSUW special committee, the UWS special committee concluded that the BCBSUW special committee proposal was inadequate and discussed the range of acceptable counterproposals.

    The UWS special committee concluded that it would recommend a counterproposal that resulted in the current UWS shareholders (other than BCBSUW) owning 31% of the combined company on a post-transaction basis. The committee directed Lehman Brothers to communicate that counterproposal to Bear Stearns.

    The UWS special committee met on October 26, and reviewed a report from Lehman Brothers. Lehman Brothers reported that Bear Stearns had not been receptive to the 31% proposal, but indicated it would convey the proposal to the BCBSUW special committee.

    On November 15 the chairman of the BCBSUW special committee delivered a letter to the chairman of the UWS special committee. That letter extended an offer to UWS of a business combination that would result in the Foundation receiving 35,331,780 shares of the combined entity representing 79.5% of the equity of the combined entity.

    On November 15, the chair of the UWS special committee sent that letter to the other committee members and to Lehman Brothers and Michael Best & Friedrich. The chairman directed Lehman Brothers to complete a detailed analysis comparing that offer to the offer extended by the UWS special committee to the BCBSUW special committee on October 25.

    On November 16, Lehman Brothers met with the chairman and Michael Best & Friedrich to discuss the conclusion rendered in its analysis. The entire UWS special committee met on November 17 with Lehman Brothers and Michael Best & Friedrich to discuss the proposal.

    The UWS special committee concluded that the proposal was inadequate. Accordingly, the committee directed Lehman Brothers to review all information obtained and the history of resolutions to date and determine whether any alternatives were available that could accommodate what appeared to be a significant issue for BCBSUW relating to the ultimate percentage ownership of the combined entity by the Foundation.

    During the next ten days, Lehman Brothers reviewed its analysis and considered alternative structures.

    The entire UWS special committee met on November 28. At the meeting Lehman Brothers reported the results of its examination. Lehman Brothers reported that it could not issue a fairness opinion based on the November 15 proposal from BCBSUW. Upon further discussion between the committee members and Lehman Brothers, the UWS special committee concluded it could recommend, and Lehman Brothers indicated that they believed they could issue a fairness opinion based on, the shareholders of UWS (other than BCBSUW) receiving 25% of the outstanding equity of the combined company, subject to review and approval by the Lehman Brothers Fairness Opinion Committee. The committee decided that it would recommend the proposal to BCBSUW but in particular also wanted to convey to BCBSUW that it believed these offers represented the limit of UWS's ability to negotiate and still receive a fairness opinion from Lehman Brothers.

    The UWS special committee also directed Lehman Brothers to explore the possibility of a transaction utilizing warrants to be issued to the Foundation. The warrants would permit the Foundation to own a larger percentage of the combined entity but would require the payment by the Foundation of additional consideration upon exercise of the warrants.

    On November 30, the UWS special committee, Lehman Brothers and Michael
Best & Friedrich met with counsel for the BCBSUW special committee and senior management of both UWS and BCBSUW (consisting of Thomas R. Hefty, President and Chief Executive Officer of both UWS and BCBSUW, Gail L. Hanson, Vice President, Treasurer and Chief Financial Officer of both UWS and BCBSUW, and Stephen E. Bablitch, Vice President and General Counsel of both UWS and BCBSUW). The committee was counseled that the presence of senior management presented a conflict of interest and the committee agreed that any comments from management on matters other than responses to factual questions would be disregarded. At that meeting, the UWS special committee outlined the proposal it was prepared to make to the BCBSUW special committee. The UWS special committee also emphasized that it believed this proposal represented the limit of the committee's willingness to complete a transaction.

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
    At the meeting, counsel for the BCBSUW special committee reported that the BCBSUW special committee was not interested in any proposal involving warrants and that any such proposal would be immediately rejected. Based on such statements, the UWS special committee elected not to include the warrant option in its new proposal. The parties also discussed the fact that any proposal would have to be approved by OCI. Stephen Bablitch and Foley & Lardner, the BCBSUW special committee counsel, arranged meetings later that day with OCI to discuss the relative positions of the parties and obtain OCI's position regarding the proposals.

    On December 1, the UWS special committee sent the BCBSUW special committee a letter recommending a transaction in which the Foundation would receive 75% of the equity of the combined company, or 27,295,000 shares. Later on December 1, the BCBSUW special committee rejected that proposal. Following receipt of that rejection, senior management of both companies suggested a meeting with financial advisors and counsel for both sides for the purpose of examining whether management could assist in providing clarification of facts or information previously provided to the financial advisors which might provide a basis for reaching a compromise. The UWS special committee was aware of the conflict of interest that was presented by having senior management attend the meeting and concluded that, for informational purposes, senior management could attend that meeting.

    On Saturday, December 2, representatives from Lehman Brothers and Bear Stearns, Messrs. Hefty and Bablitch and Ms. Hanson, and representatives from Michael Best & Friedrich and Foley & Lardner met in Chicago to discuss the parties' relative positions. No agreement was reached at the meeting, but at the conclusion of the meeting Bear Stearns proposed that the parties consider "splitting the difference" between the current proposals recommended by each party. The "splitting the difference" proposal would result in the Foundation owning 31,313,390 shares of the combined company and the ownership of UWS shareholders would remain unchanged. The proposal would result in the Foundation owning 77.5% of the equity of the combined company and existing shareholders (other than BCBSUW) owning 22.5% of the combined entity.

    Immediately following that meeting, Lehman Brothers and Michael Best & Friedrich reported the results of the meeting to the chairman of the UWS special committee. The chairman asked Lehman Brothers whether it could deliver a fairness opinion at the above ownership structure. Lehman Brothers stated that they were not optimistic but would consider the request.

    On Monday evening December 4, the UWS special committee met with Lehman Brothers and Michael Best & Friedrich. Lehman Brothers reported that they would be unable to deliver a fairness opinion with respect to any ownership structure resulting in less than 25% of the equity of the combined company for shareholders of UWS (other than BCBSUW).

    The full board of directors met on December 6 with Messrs. Menden, Dunham and Rupp absent. Dr. Rupp later joined the meeting by telephone. Michael Best & Friedrich was also in attendance.

    The UWS special committee provided an extensive summary of the negotiations. Following extensive discussion by the board of directors, Lehman Brothers was invited to join the meeting to present its findings. The Lehman Brothers' representative reported that he believed Lehman Brothers generally could not deliver a fairness opinion for a transaction that resulted in the current public shareholders of UWS (other than BCBSUW) owning less than 25% of the equity of the combined company. The Lehman Brothers' representative indicated that, if it was important that the Foundation receive a greater percentage ownership, increased ownership could be accomplished through the use of warrants issued to the Foundation to purchase additional shares of the combined entity and still permit Lehman Brothers to be able to deliver a fairness opinion.

    Following additional discussion, the voting members of the UWS board of directors continued to express their belief that pursuing a business combination with BCBSUW was in the best interests of

UWS and its shareholders. The board of directors then approved an offer to BCBSUW with two alternatives:

    (i) the Foundation would receive 27,295,000 newly issued shares of the combined entity; or

    (ii) the Foundation would receive 27,295,000 newly issued shares of the combined entity plus two-year warrants to purchase an additional 4,018,390 newly issued shares at an exercise price of $5.00 per share.

    The UWS board of directors also appointed Messrs. Forbes and Hickman, who also are directors of BCBSUW, to act as "liaison" members to help facilitate communication between the two special committees and/or boards of directors. The UWS board of directors and UWS special committee were advised and recognized that the participation of Messrs. Hickman and Forbes presented a conflict of interest, as they are directors of both corporations, but concluded that, in light of their business experiences and familiarity with the operations of both companies, they were uniquely situated to provide assistance in the negotiating process.

    On Thursday, December 7, the UWS board of directors delivered the proposal it had approved to BCBSUW. On Friday, December 8, the BCBSUW special committee rejected the proposal and stated that the only transaction it would approve was one in which the Foundation received 77.5% of the equity of the combined company without any warrants.

    The UWS special committee met Monday morning, December 11 with the committee's counsel, with Messrs. Hickman, Forbes, Hefty, Bablitch, Ms. Hanson, representatives of the BCBSUW special committee and counsel to the BCBSUW special committee also were present. The UWS special committee again recognized the potential conflict of interest presented by the attendance of those present.

    The UWS special committee members discussed in detail the reason that they continued to believe that a business combination was in the best interests of the UWS and its shareholders (other than BCBSUW). That discussion included but was not limited to:

    - the ownership relationship of UWS to BCBSUW and the fact that BCBSUW effectively controls UWS;

    - the fact that UWS's Compcare HMO was licensed by the Association as a controlled affiliate of BCBSUW to use the Blue-Registered Trademark- brand and depended on that license to conduct its operations;

    - the fact that the OCI had expressed concern about the continued financial viability of UWS and BCBSUW;

    - the fact that all of the UWS special committee members believed that at the 77.5% ownership structure, the transaction was fair to the UWS shareholders other than BCBSUW;

    - the continuing strong opinion of all members of the UWS special committee that, given all of their collective understanding of the operations and prospects of both UWS and BCBSUW, the business combination was fair to, and in the best interests of, UWS and its shareholders (other than BCBSUW) and would result in a combined company with significantly greater financial strength, market presence and prospects than UWS could realize if it continued in its present structure; and

    - the reaffirmation of the limited alternatives available to UWS as discussed during the meeting of the UWS special committee on August 4, 2000.

    The UWS special committee then asked Michael Best & Friedrich to outline again the significance of receiving a fairness opinion from Lehman Brothers and also asked counsel to outline the consequences of proceeding without a fairness opinion if they were unable to obtain one.

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
    Michael Best & Friedrich again outlined the duties, responsibilities and prerogatives of the UWS special committee and UWS board of directors, the standard of conduct to which the UWS special committee and the UWS board of directors had agreed to hold themselves, and the significance of a fairness opinion from a reputable financial advisor. The UWS special committee members then asked extensive questions of counsel relating to the implications of proceeding without a fairness opinion. At the conclusion of the meeting, the special committee decided that the benefits to UWS and to the shareholders of UWS (other than BCBSUW) of completing the business combination at an ownership structure of 77.5%/22.5% justified proceeding without a fairness opinion. Accordingly, the UWS special committee approved and agreed to recommend to the full UWS board of directors a business combination whereby the Foundation would receive 77.5% of the equity of the combined entity and the shareholders of UWS (other than BCBSUW) would receive 22.5% of the combined entity. The UWS special committee asked Lehman Brothers again whether they could deliver a fairness opinion with respect to that ownership structure, and Lehman Brothers advised that it would again consider the matter.

    The UWS special committee then requested that a full UWS board of directors meeting be held on Wednesday, December 13, for the purpose of considering and acting on the UWS special committee's recommendation.

    On Tuesday evening December 12, Lehman Brothers informed the UWS special committee that it could not deliver a fairness opinion but instead could deliver an adequacy opinion, which, according to Lehman Brothers, meant that the combination was the best alternative under the circumstances and therefore adequate from a financial point of view.

    On Wednesday, December 13, the entire UWS board of directors met.
Mr. Bablitch, Ms. Hanson and Ms. Bartlett were also present. At that meeting counsel again advised the UWS board of directors of the standard of conduct to which the UWS board of directors was holding itself and advised the UWS board of directors regarding its duties, responsibilities and prerogatives in approving and recommending to shareholders the business combination. Counsel further summarized the significance and significance of receipt by the board of a fairness opinion and the implications of proceeding without one. The UWS board of directors then invited Lehman Brothers to join the meeting, and Lehman Brothers explained its proposal to deliver an adequacy opinion. Lehman Brothers reaffirmed that it was unable to conclude that the proposal recommended by the UWS special committee was fair to the UWS shareholders (other than BCBSUW) from a financial point of view.

    The UWS board of directors asked extensive questions of Lehman Brothers and, following additional discussion, Lehman Brothers was excused from the meeting. The UWS board of directors then asked counsel to clarify the significance of an adequacy opinion. Counsel further advised the board of directors that, until it had the opportunity to examine and review the contents of the actual opinion proposed by Lehman Brothers and to review the state of the law regarding similar opinions, if any, the UWS board of directors should not assume that the opinion provided any protection or assurance to it.

    The UWS board of directors discussed the proposal extensively and agreed (with Mr. Hefty abstaining) that proceeding with the proposal was fair to, and in the best interests of, UWS and its shareholders (other than BCBSUW). The UWS board of directors reiterated all of the reasons outlined by the UWS special committee in its meeting of December 11. At the conclusion of the meeting, the UWS board of directors approved (with Mr. Hefty abstaining) the proposal, subject to final approval by the full board of directors of a definitive agreement relating to the business combination.

    On December 21, the full UWS board of directors, with Mr. Hefty abstaining, unanimously approved the exchange agreement.

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
    UWS'S REASONS FOR THE COMBINATION

    In concluding that the exchange agreement should be recommended to the UWS board of directors and shareholders, respectively, and that the combination is fair to, and in the best interests of, the shareholders of UWS (other than BCBSUW), the UWS special committee and UWS board of directors considered a number of factors. The UWS special committee and UWS board of directors considered the following factors which supported their respective conclusions that the combination is fair to, and in the best interests of, the shareholders of UWS (other than BCBSUW):

    - FORMATION OF SPECIAL COMMITTEE AND ARM'S-LENGTH NEGOTIATIONS. The negotiations between the BCBSUW special committee and the UWS special committee on behalf of UWS and the shareholders of UWS (other than BCBSUW), and their respective advisors were conducted at arm's-length. None of the members of the UWS special committee is employed by or affiliated with UWS or BCBSUW, except in their capacities as directors and shareholders of UWS.

    - OWNERSHIP STRUCTURE. The UWS special committee concluded, based on its negotiations with BCBSUW, that the agreed upon ownership structure represented the lowest value that BCBSUW was willing to accept to exchange all of the shares of BCBSUW common stock for shares of UWS common stock. This determination was the result of the UWS special committee's arm's-length negotiations with BCBSUW in an attempt to obtain the most favorable ownership structure for the UWS shareholders (other than BCBSUW), and the fact that the ownership structure for UWS shareholders (other than BCBSUW) was increased by BCBSUW by 8.0% from the initial proposal of 14.5% made by BCBSUW.

    - BCBSUW'S CONVERSION PLAN. The combination was proposed by BCBSUW to UWS as a result of BCBSUW's plan to convert from a service insurance corporation which does not issue stock to a stock insurance corporation. The Commissioner's Order requires that, among other things, in order to accomplish the conversion, BCBSUW must either complete an initial public offering or merge or otherwise combine with UWS.

    - ENHANCEMENTS TO SHAREHOLDER VALUE. The UWS special committee and UWS board of directors believe the combination will enhance value to the shareholders of UWS (other than BCBSUW) by:

     - combining the business and operations of UWS and BCBSUW;

     - improving the public image of the combined entity by establishing a large, public benefit foundation; and

     - creating an entity with greater combined resources and prospects than either company could achieve on a stand-alone basis.

    - FIDUCIARY DUTIES. The exchange agreement does not unduly deter a third party from making, or inhibit the UWS special committee and its advisors from evaluating, negotiating or approving a transaction other than the combination with BCBSUW. Specifically, the exchange agreement includes provisions which permit the UWS special committee and its advisors to receive unsolicited inquiries and proposals from third parties, and permit the UWS special committee to provide information to, engage in discussions and negotiate with, directly or through its advisors, any third party making an unsolicited inquiry or proposal and permit the UWS board of directors to terminate the exchange agreement in order to permit UWS to enter into an alternative transaction with a third party. Thus, the fairness of the terms of the transaction will be subject to a "market test." In addition, the exchange agreement does not require UWS to pay a "break up" fee to BCBSUW upon termination of the exchange agreement or require UWS to reimburse BCBSUW or BC Holdings for their expenses upon termination of the exchange agreement.

    - HISTORICAL AND PROJECTED FINANCIAL PERFORMANCE AND RELATED RISK AND UNCERTAINTIES. The UWS special committee considered information with respect to the financial condition, results of operations, business and prospects of UWS and BCBSUW, including the financial projections supplied by UWS and BCBSUW to Lehman Brothers and the inherent uncertainties and contingencies associated with those financial projections, the relative size of UWS and BCBSUW and the economic, market and regulatory conditions affecting each of UWS and BCBSUW.

    - LACK OF VIABLE ALTERNATIVES TO THE COMBINATION. Prior to the receipt of any proposal from BCBSUW, the UWS board of directors had discussed options available to maximize value to the shareholders of UWS (other than BCBSUW), including the sale of UWS to a third party. In that regard, the UWS board of directors did not identify any logical synergistic purchasers, in large part because the existing relationship between UWS and BCBSUW would impede any third party's attempt to purchase UWS, including the facts that BCBSUW maintains effective voting control over UWS, that UWS and BCBSUW share common facilities, common officers and staff and the fact that UWS's corporate HMO was licensed to use the Blue Cross-Registered Trademark- brand by virtue of being a controlled affiliate of BCBSUW, and depended on that license to conduct its operations. Following receipt of the proposal from BCBSUW and the formation of the UWS special committee, in its consideration of strategic alternatives, the UWS special committee considered the merits of conducting an auction of UWS to third parties or authorizing Lehman Brothers to solicit interest from third parties. After considering these factors, the UWS special committee concluded that it would not be in the best interests of the shareholders of UWS (other than BCBSUW) to attempt to auction UWS or solicit interest from third parties. Accordingly, the UWS special committee did not direct Lehman Brothers to solicit offers or indications of interest from third parties. As a result, the UWS special committee insisted that the UWS special committee and its advisors retain the right to provide information to, and enter into negotiations and discussions with, third parties that might express an interest in acquiring, or entering into a transaction with, UWS. See "THE EXCHANGE AGREEMENT--Fiduciary Responsibilities of Boards."

    - POTENTIAL CONFLICTS OF INTEREST OF MEMBERS OF THE BOARD OF DIRECTORS. If the combination is completed, certain members of the UWS board of directors will continue in their capacities as directors of Cobalt. In addition, if the combination is completed, each member of the UWS board of directors who is a shareholder of UWS will continue as a shareholder of Cobalt. The UWS board of directors, however, believes that its interests are consistent with the interests of all other shareholders of UWS (other than BCBSUW) in this regard. The members of the UWS special committee will also receive compensation for their services as members of the UWS special committee. See "THE COMBINATION--Interests of Certain Persons in the Combination." The UWS special committee believes that this does not present a conflict of interest because this compensation is payable whether or not the combination is completed.

    - THE EXCHANGE AGREEMENT. The terms and conditions of the exchange agreement require (i) approval of the combination by both (a) 80% of the outstanding shares of UWS common stock, AND (b) 66 2/3% of the outstanding UWS common stock which is not owned by BCBSUW, its affiliates or its benefit plans; and (ii) that dissenters' rights be provided to UWS shareholders who vote against the combination.

    - ADEQUACY OPINION. The UWS special committee and UWS board of directors considered the opinion of Lehman Brothers as to the adequacy, from a financial point of view, of the aggregate ownership interest in Cobalt to be retained by the shareholders of UWS (other than BCBSUW) upon consummation of the combination.

    - PROCEDURAL FAIRNESS. The UWS special committee and UWS board of directors believe that the decision to approve the combination was made in a procedurally fair fashion because, among other things:

     - the UWS special committee consisted entirely of non-management, non-affiliated independent directors appointed by the UWS board of directors to represent solely the interests of the shareholders of UWS (other than BCBSUW);

     - the UWS special committee retained and was advised by its own independent financial advisor, Lehman Brothers, to assist it in evaluating the combination and provide it with financial advice;

     - the UWS special committee engaged in extensive negotiations and deliberations in evaluating the exchange agreement, the combination and ownership interest to be retained by shareholders of UWS (other than BCBSUW);

     - the ownership interest to be retained by shareholders of UWS (other than BCBSUW) and the other terms and conditions of the exchange agreement resulted from active arm's-length bargaining between the UWS special committee and BCBSUW and their respective advisors; and

     - even though the UWS special committee consisted of directors of UWS and was therefore not completely unaffiliated with UWS, committees of independent directors are a commonly utilized mechanism which are recognized under applicable law to ensure fairness in transactions of this type.

         In view of the foregoing, the UWS special committee and UWS board of directors believe that sufficient procedural safeguards exist to ensure fairness of the combination and to permit the UWS special committee to effectively represent the interests of the shareholders of UWS (other than BCBSUW), and therefore, additional unaffiliated representatives to act on behalf of the shareholders of UWS (other than BCBSUW) are not necessary.

    In addition to the factors described above, the UWS board of directors considered the recommendation of the UWS special committee in deciding to recommend that shareholders vote "FOR" the approval of the exchange agreement.

    In view of all of the factors considered by the UWS special committee and UWS board of directors in connection with the evaluation of the combination and the complexity of these matters, the UWS special committee and UWS board of directors did not consider it practicable to, nor did they attempt to, quantify, rank or otherwise assign relative weights to the specific factors they considered in reaching their decision. However, based upon these factors, the evaluation of all the relevant information provided to them by the UWS special committee's independent financial and legal advisors and taking into account the existing trading ranges for the UWS common stock, the UWS special committee and the UWS board of directors separately determined that the exchange agreement and the combination, including the ownership interest to be retained by shareholders of UWS (other than

BCBSUW), is fair, from a financial point of view, to the shareholders of UWS (other than BCBSUW). In considering the factors described above, individual members of the UWS special committee and UWS board of directors may have given different weights to different factors.

    Based upon the reasons described above, the UWS special committee unanimously recommended that the UWS board of directors approve the exchange agreement, subject only to shareholder approval, the right of the UWS board of directors to continue to consider proposals from third parties under the exchange agreement, and the continuing exercise of the fiduciary duties of the UWS board of directors.

    The UWS board of directors considered and relied upon the conclusions and unanimous recommendation of the UWS special committee that the full UWS board of directors approve the exchange agreement and the transactions contemplated thereby, including the combination. Based upon the reasons described above, the UWS board of directors unanimously approved (with Thomas R. Hefty abstaining) the exchange agreement and the combination, and has determined that the exchange agreement and the combination are advisable, fair to and in the best interests, of the public shareholders. ACCORDINGLY, THE UWS BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE EXCHANGE AGREEMENT AT THE SPECIAL MEETING.

    To avoid any potential conflict of interest with respect to the approval of the exchange agreement, Thomas R. Hefty, who is the Chairman, Chief Executive Officer and President of both UWS and BCBSUW, abstained from voting in his capacity as a director of UWS on the approval of the exchange agreement because of his relationship with BCBSUW.

    Under the exchange agreement, BCBSUW has agreed to vote all of its shares of UWS common stock in favor of the combination.

    ADEQUACY OPINION OF UWS'S FINANCIAL ADVISOR

    Lehman Brothers acted as financial advisor to the UWS special committee in connection with the combination. On December 21, 2000, Lehman Brothers rendered its opinion to the special committee that as of such date, from a financial point of view, the aggregate ownership interest in Cobalt to be retained by the shareholders of UWS (excluding BCBSUW) (the "Non-Foundation Shareholders") upon consummation of the combination was adequate.

    THE FULL TEXT OF LEHMAN BROTHERS' OPINION, DATED DECEMBER 21, 2000, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS. HOLDERS OF UWS COMMON STOCK MAY READ THE LEHMAN BROTHERS OPINION FOR A DISCUSSION OF THE PROCEDURES FOLLOWED, FACTORS CONSIDERED, ASSUMPTIONS MADE AND QUALIFICATIONS AND LIMITATIONS OF THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN CONNECTION WITH ITS OPINION.

    LEHMAN BROTHERS' OPINION WAS PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE UWS SPECIAL COMMITTEE IN CONNECTION WITH ITS CONSIDERATION OF THE COMBINATION. THE UWS SPECIAL COMMITTEE DID NOT REQUEST LEHMAN BROTHERS TO ADDRESS THE MERITS OF OUR UNDERLYING DECISION TO PROCEED WITH OR EFFECT THE TRANSACTIONS CONTEMPLATED BY THE EXCHANGE AGREEMENT. LEHMAN BROTHERS' OPINION IS NOT A RECOMMENDATION TO ANY SHAREHOLDER OF UWS AS TO HOW HE OR SHE SHOULD VOTE WITH RESPECT TO THE COMBINATION.

    LEHMAN BROTHERS WAS ORIGINALLY REQUESTED BY THE UWS SPECIAL COMMITTEE TO RENDER ITS OPINION WITH RESPECT TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO THE NON-FOUNDATION SHAREHOLDERS OF THE AGGREGATE OWNERSHIP INTEREST TO BE RETAINED BY THE NON-FOUNDATION SHAREHOLDERS UPON CONSUMMATION OF THE COMBINATION. LEHMAN BROTHERS ADVISED THE UWS SPECIAL COMMITTEE THAT IT WAS NOT ABLE TO RENDER SUCH AN OPINION BASED UPON THE PROPOSED TERMS OF THE COMBINATION. LEHMAN BROTHERS' OPINION SHOULD NOT BE DEEMED TO CONSTITUTE AN OPINION THAT THE AGGREGATE OWNERSHIP INTEREST IN COBALT TO BE

RETAINED BY THE NON-FOUNDATION SHAREHOLDERS UPON CONSUMMATION OF THE COMBINATION IS FAIR FROM A FINANCIAL POINT OF VIEW TO SUCH SHAREHOLDERS.

    In arriving at its opinion, Lehman Brothers reviewed and analyzed:

    - the exchange agreement and the specific terms of the combination;

    - the Commissioner's Order;

    - the report of the appraisal committee of BCBSUW dated February 14, 2000;

    - the voting trust and divestiture agreement;

    - the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of Cobalt;

    - a draft of this Proxy Statement/Prospectus (dated December 21, 2000);

    - publicly available information concerning UWS it believed to be relevant to its analysis, including UWS's Annual Report on Form 10-K for the fiscal years ended December 31, 1999 and 1998 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

    - annual statutory financial statements for 1999 and 1998 and quarterly financial statements for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 for BCBSUW and the insurance subsidiaries of UWS;

    - financial and operating information relating to the business, operations and prospects of UWS and BCBSUW furnished to it by UWS and BCBSUW;

    - a trading history of UWS's common stock from January 1, 1999 to the present and a comparison of that trading history with those of other companies that it deemed relevant;

    - a comparison of the historical financial results and present financial condition of UWS and BCBSUW with those of other companies that it deemed relevant;

    - a comparison of the financial terms of the combination with the financial terms of other transactions that it deemed relevant;

    - the highly leveraged position of UWS (including the $70 million of debt owed by UWS to BCBSUW) and the limited strategic and financial alternatives available to UWS as a stand-alone business; and

    - the strategic benefits of a combination of the businesses of UWS and BCBSUW and the greater access to capital that will be afforded to Cobalt following the consummation of the combination.

    In addition, Lehman Brothers participated in discussions among the management of UWS and BCBSUW concerning the business, operations, assets, financial condition and prospects of each company and undertook such other studies, analyses and investigations as it deemed appropriate.

    In arriving at its opinion as to the adequacy of the aggregate ownership interest to be retained by the Non-Foundation Shareholders upon consummation of the combination, Lehman Brothers considered BCBSUW's significant leverage over and control of UWS as a result of:

    - BCBSUW's power to effectively vote a majority of the shares of UWS's common stock;

    - BCBSUW's control of certain marketing and distribution systems and other operations that are essential to UWS's businesses;

    - BCBSUW's ability to withdraw from UWS the Blue Cross/Blue Shield trademarks under which UWS markets certain of its products; and

    - BCBSUW's status as the holder of approximately $70 million of UWS's debt that matures in April 2001.

    In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of this information. Lehman Brothers also relied upon the assurance of the managements of UWS and BCBSUW that neither is aware of any facts or circumstances that would make such information inaccurate or misleading. Upon advice of UWS and BCBSUW, Lehman Brothers assumed that the financial projections of UWS and BCBSUW were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of UWS and BCBSUW as to the future financial performance of UWS and BCBSUW and that UWS and BCBSUW will perform substantially in accordance with those projections. Lehman Brothers did not conduct a physical inspection of the properties and facilities of UWS or BCBSUW and did not make or obtain any evaluations or appraisals of the assets or liabilities of UWS and BCBSUW. Lehman Brothers' opinion necessarily is based upon market, economic and other conditions as they existed on, and could be evaluated as of, December 19, 2000.

    In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to UWS or Cobalt, but rather made its determination as to the adequacy, from a financial point of view, of the aggregate ownership interest in Cobalt to be retained by the Non-Foundation Shareholders upon consummation of the combination on the basis of financial and comparative analyses described below. The preparation of an adequacy opinion involved various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that you should consider its analyses as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of UWS and BCBSUW. None of UWS, BCBSUW, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth in the analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

    In its opinion, Lehman Brothers noted that the Commissioner's Order conditions the conversion of BCBSUW on either its completion of an initial public offering or its merger with UWS, in either case by March 28, 2001. Lehman Brothers assumed, with the UWS special committee's consent, that BCBSUW would not be able to complete an initial public offering given current market conditions and its recent financial results and therefore that the only way to satisfy the condition of the Commissioner's Order is to effect the combination contemplated by the exchange agreement.

    In addition, Lehman Brothers expressed no opinion as to the prices at which the shares of common stock of Cobalt may trade at any time following the consummation of the combination. Its opinion should not be viewed as providing any assurance that the market value of such shares to be retained by the Non-Foundation Shareholders after consummation of the combination will be in excess of the market value of the shares of UWS common stock owned by such shareholders prior to such consummation.

    The following is a summary of the material financial analyses used by Lehman Brothers in connection with rendering its adequacy opinion to the UWS special committee. Some of the summaries of the financial and comparative analyses include information presented in tabular format. In order to fully understand the methodologies used by Lehman Brothers and the results of its financial and comparative analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial and comparative analyses. Accordingly, the information presented in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying Lehman Brothers' opinion.

    Comparable Company Analysis

    Using publicly available information, Lehman Brothers compared selected financial data of UWS and selected pro forma financial data of Cobalt with similar data of selected companies engaged in businesses considered by Lehman Brothers to be comparable to the business of UWS and the expected business of Cobalt. Specifically, Lehman Brothers included in its review the following companies:

    - Coventry Health Care, Inc.

    - Mid Atlantic Medical Services, Inc.

    - RightCHOICE Managed Care, Inc.

    - Trigon Healthcare, Inc.

    - Sierra Health Services, Inc.

    - WellPoint Health Networks, Inc.

    For each of the selected companies listed above, Lehman Brothers calculated the ratio of its:

    - market value to its 2001 and 2002 estimated earnings per share;

    - firm value to its revenues for the 12-month period ended September 30, 2000;

    - firm value to its risk membership.

Firm value means market value of equity, plus debt, preferred stock, minority interest, medical claims liabilities, and unearned premium revenues, minus cash and investments.

    Lehman Brothers based these calculations on market information as of December 19, 2000, the latest publicly available information and estimates of earnings and revenues based on I/B/E/S International Inc. ("IBES") consensus estimates. IBES is a data service that monitors and publishes compilations of earnings and revenue estimates by selected research analysts regarding companies of interest to institutional investors.

    Lehman Brothers then applied a range of selected multiples for the selected companies to corresponding data of UWS and corresponding pro forma data of Cobalt provided by the managements of UWS and BCBSUW to calculate ranges of implied equity values of UWS and Cobalt. Lehman Brothers then calculated an implied aggregate ownership interest of the Non-Foundation Shareholders in Cobalt based on these valuations and their current aggregate ownership interest in UWS. The following table sets forth the results of these calculations:

                                                                                                          IMPLIED NON-
                                                                                                     FOUNDATION SHAREHOLDERS
                                                UWS VALUATION               COBALT VALUATION           OWNERSHIP INTEREST
                                          --------------------------   ---------------------------   -----------------------
                                                LOW           HIGH           LOW            HIGH        LOW         HIGH
                                          ---------------   --------   ----------------   --------   ---------   -----------
                                                (IN MILLIONS)
Price/Earnings Multiple Approach........  $       97.6 --    $205.9    $       192.6 --    $310.1      27.2%        35.7%
Firm Value/Revenue Multiple Approach....          43.3 --     193.5            104.5 --     354.5      22.3         29.3
Firm Value/Membership Approach..........          54.4 --     151.1            116.7 --     274.0      25.0         29.6

    Because of the inherent differences between the actual and pro forma business, operations, financial condition and prospects of UWS and Cobalt and the businesses, operations, financial conditions and prospects of the companies included in the selected companies, Lehman Brothers believed that it was inappropriate to rely solely on the quantitative results of the analysis. Accordingly, Lehman also made qualitative judgments concerning differences between the financial and operating characteristics of UWS, Cobalt and the selected companies that would affect the public trading values of UWS, Cobalt and the selected companies. In particular, Lehman Brothers considered markets served, products offered and rates of growth and profitability of UWS and BCBSUW and of each of the selected companies.

    Discounted Cash Flow Analysis

    Lehman Brothers performed a discounted cash flow analysis to determine a range of implied equity values for UWS and Cobalt. The ranges were determined by adding:

    - present values of dividends estimated to be paid on shares of UWS and Cobalt common stock from 2001 through 2004; and

    - terminal values for UWS and Cobalt as of December 31, 2004 based on a multiple of estimated net income for the year ending December 31, 2005.

    Lehman Brothers derived present values using discount rates ranging from 18% to 22%. With respect to terminal values, Lehman Brothers used a range of 9.0x to 12.0x estimated net income for 2005. The estimates for net income for 2001 to 2005 were based on information provided to Lehman Brothers by the managements of UWS and BCBSUW. To estimate dividends to be paid, Lehman Brothers relied on the assumption that both UWS and Cobalt will maintain UWS's current annual dividend of $0.05 per share.

    Based on its discounted cash flow analysis, Lehman Brothers derived a range of implied equity values of $166.9 million to $195.9 million for UWS and $275.2 million to $322.8 million for Cobalt. Lehman Brothers then calculated an implied aggregate ownership interest of the Non-Foundation Shareholders in Cobalt of 32.6%, based on these valuations and their current aggregate ownership interest in UWS.

    Comparable Transaction Analysis

    Lehman Brothers reviewed publicly available information for six merger and acquisition transactions involving Blue Cross & Blue Shield targets announced from January 1999 through December 15, 2000 and nine merger and acquisition transactions in the health care industry involving private, non-Blue Cross targets from March 1998 through December 15, 2000. The comparable transactions considered by Lehman Brothers were the following:

TARGET                                     ACQUIROR
------                                     --------
BLUE CROSS & BLUE SHIELD TARGETS:
Cerulean Companies Inc...................  WellPoint Health Networks Inc.
BCBS of New Mexico.......................  Health Care Service Corp.
Blue Cross Blue Shield of Maine..........  Anthem
Blue Cross Blue Shield of Colorado.......  Anthem
Blue Cross and Blue Shield of New
  Hampshire..............................  Anthem

PRIVATE; NON BLUE TARGETS:
WellPath Community Health Plans..........  Coventry
Rush Prudential..........................  WellPoint
Memorial Sisters of Charity Health
  Network................................  Humana Inc.
Harris Methodist Health Plan.............  PacifiCare Health Systems
NYLCare Texas commercial operations......  Health Care Service Corporation
Prudential HealthCare....................  Aetna Inc.
Kaiser Foundation Health Plan of Texas...  Sierra Health Services Inc.
HealthPartners of Arizona, Inc...........  United HealthCare Corp.
NYLCare Health Plans.....................  Aetna Inc.

    For each transaction, Lehman Brothers analyzed its transaction value (the sum of purchase price, debt and medical claims liabilities, less cash and investments) divided by the target's:

    - latest twelve month revenues; and

    - total number of medical members.

    Lehman Brothers determined that the transaction value revenue multiple ranges were 0.20x to 0.35x with respect to the Blue Cross transactions and 0.11x to 0.60x with respect to the private transactions. The transaction value per member ranged from $258 to $359 in the Blue Cross transactions and from $255 to $1,049 in the private transactions.

    Lehman Brothers then applied selected results of this analysis to corresponding financial and other data of UWS and corresponding pro forma financial and other data of Cobalt provided by the managements of UWS and BCBSUW to calculate ranges of implied equity values of UWS and Cobalt. Lehman Brothers then calculated an implied aggregate ownership interest of the Non-Foundation Shareholders in Cobalt based on these values and their current aggregate ownership interest in UWS. The following table sets forth the results of these calculations:

                                                                                                             IMPLIED NON-
                                                                                                              FOUNDATION
                                                                                                             SHAREHOLDER
                                                                                                              OWNERSHIP
                                                UWS VALUATION               COBALT VALUATION                   INTEREST
                                         ---------------------------   ---------------------------   ----------------------------
                                               LOW            HIGH           LOW            HIGH          LOW              HIGH
                                         ----------------   --------   ----------------   --------   --------------      --------
                                                              ($ IN MILLIONS)
Blue Cross Transactions................  $        62.5 --    $155.9    $       128.8 --    $292.0              26.1%       28.7%
Private Transactions...................          118.4 --     231.8            229.5 --     403.1              27.7--      30.9

    Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the actual and pro forma businesses, operations and prospects of UWS and Cobalt and the acquired businesses analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis. Accordingly, Lehman Brothers also made qualitative judgments concerning differences between the characteristics of these transactions and the Exchange that would affect the acquisition values of UWS and such acquired companies.

    Contribution Analysis

    Lehman Brothers used estimates provided by the managements of UWS and BCBSUW of the future financial performance of UWS and BCSBUW to calculate the relative contributions of both companies to Cobalt on a pro forma basis with respect to revenues, net income and risk members for the calendar years 2000 and 2001. Lehman Brothers then determined, based on the aggregate ownership interest of the Non-Foundation Shareholders in UWS, the relative contribution of this interest to Cobalt on a pro forma basis. The following table shows the estimated revenue, net income and risk members contribution in 2000 and 2001.

                                                       RELATIVE CONTRIBUTION
                                                   ------------------------------
                                                   NON-FOUNDATION
                                                    SHAREHOLDERS       FOUNDATION
                                                   --------------      ----------
REVENUE
  2000E..........................................       32.4%             67.6%
  2001E..........................................       31.0              69.0

NET INCOME
  2000E..........................................         NM                NM
  2001E..........................................       26.1              73.9

RISK MEMBERS
  2000E..........................................       33.6              66.4
  2001E..........................................       33.1              66.9

    Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The UWS special committee selected Lehman Brothers because of its expertise, reputation and familiarity with the company and the insurance and health care industry generally and because its investment banking professionals have substantial experience in transactions comparable to the combination.

    As compensation for its services in connection with the combination, UWS agreed to pay Lehman Brothers the following fees:

    - $100,000 upon execution of its engagement agreement with us (creditable against the $1,000,000 fee described below);

    - $400,000 upon delivery of its opinion (creditable against the $1,000,000 fee described below);

    - $1,000,000 contingent upon the closing of the combination during Lehman Brothers' engagement or within 24 months after the termination of that engagement; and

    - $300,000 of additional incentive fees.

    In addition, UWS has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by UWS and the rendering of the Lehman Brothers opinion.

    In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities UWS for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

    BACKGROUND OF BCBSUW

    On June 7, 2000, the BCBSUW Board of directors authorized a special committee, consisting of the same individuals that had acted as a special committee for the Board's investigation and implementation of the conversion filing with OCI, to negotiate the combination. BCBSUW then issued a press release publicly announcing the formation of this committee. In view of the resignation of James Hickman from the BCBSUW special committee due to his role as a director of both UWS and BCBSUW, the board of directors unanimously reconstituted the BCBSUW special committee to consist of Michael Joyce, Janet Steiger and Dr. Kenneth Viste, and charged the BCBSUW special committee with the express authority to negotiate the combination in order to implement the conversion. The BCBSUW special committee met on 26 separate occasions between September and December 2000, as well as to deliberate concerning negotiation of the combination. The initial meetings held on September 6, October 10 and October 13 involved the choice of legal and financial advisors, as well as certain procedural decisions. Because the committee viewed its task as a natural outgrowth of its previous responsibilities concerning conversion, it was determined that continuity of advisors was desirable. Therefore, the law firm of Foley & Lardner was chosen as legal counsel. The managing director of Donaldson, Lufkin & Jenrette chiefly responsible for the financial advice to the committee during its conversion deliberations, had since joined the investment banking firm of Bear, Stearns & Co. Inc.; and after discussions with him, Bear Stearns was engaged on September 5 to assist the committee.

    During these first meetings, the committee also considered the role of BCBSUW management and staff in its meetings. BCBSUW assigned Stephen E. Bablitch, Vice President and General Counsel of BCBSUW and UWS, and Frank M. Cino, Vice President of BCBSUW and Vice President and Controller of UWS, to act as management liaison to the committee. In view of their dual roles, the committee decided that the involvement of these two officers in committee meetings would be limited to provision of requested information, and that they would attend meetings upon invitation only, in order to preserve both the independence and the confidentiality of the committee's deliberations.

    The committee also received informational briefings from the BCBSUW special committee's advisors regarding the conversion process, the limitations presented by the Commissioner's Order in effecting the conversion by way of the combination, and preliminary valuation issues with respect to BCBSUW and UWS, arising from Bear Stearns' financial due diligence review conducted during the months of September and October. The committee was advised that its duties required the consideration of multiple interests including BCBSUW, its policyholders, the Foundation and the public in general. The committee was also advised that under the Commissioner's Order approving the conversion, the terms and conditions of the transaction would need to be fair and reasonable to the Foundation and, by extension, the public.

    At the outset of the BCBSUW special committee's work, the committee determined that Bear Stearns was not likely to be requested to render a fairness opinion with respect to any transaction that might result from the negotiations, but would be engaged to provide advisory services in evaluating and negotiating the combination transaction. In making this determination, the Committee considered, among other things, that it would be a legally imposed condition to the closing of the combination transaction that OCI affirmatively and independently determine the transaction to be fair to, and in the interests of, the Foundation as a representative of the public interest. OCI had engaged an independent investment banking firm, at the expense of BCBSUW, to consult with OCI staff with respect to the transaction.

    Bear Stearns' analysis of the transaction was based on the relative values of the different businesses and components that BCBSUW and UWS would bring to the combined entity. In conducting its diligence, Bear Stearns reviewed publicly available data, internal financial information and operating data, including historical and forecasted financial data prepared by management, as well as the assumptions used by management in preparing such forecasts. Further, Bear Stearns met with management, auditors and actuaries. In performing its financial analysis, Bear Stearns used a number of techniques including, but not limited to, the analyses of publicly traded comparable companies, the analyses of relevant merger and acquisitions transactions, and discounted cash flow analyses.

    In performing its work, Bear Stearns held numerous meetings and conference calls with senior management to discuss the material provided by management as described above, including the past and current operations as well as the prospects of BCBSUW and UWS. Bear Stearns also met on several occasions with Lehman Brothers, financial advisor to the UWS special committee, to discuss the firms' respective valuation approaches. Also, Bear Stearns often conducted reviews with the BCBSUW special committee and provided the BCBSUW special committee with details of the analyses performed, including valuation of the businesses and components, valuation of outstanding options, analysis of ownership structure sensitivities at different values of BCBSUW and UWS, and the comparative analysis of various proposals.

    On October 20, 2000, the BCBSUW special committee convened and received a presentation from Bear Stearns setting forth its economic valuation of UWS and BCBSUW, respectively, and a preliminary range of possible ownership structure for the combination. Based upon this presentation and the advice of its advisors, the BCBSUW special committee in turn adopted an initial ownership structure offer for the combination pursuant to which the UWS public shareholders would receive 14.5%, and the Foundation would receive 85.5%, of the value of the combined UWS/BCBSUW, and the BCBSUW special committee authorized Bear Stearns to communicate this initial offer to Lehman Brothers.

    Following the communication of the initial ownership structure offer, the BCBSUW special committee convened on nine separate occasions between October 25 and November 7 to address and discuss developments in the negotiation process and receive informational reports regarding developments in Bear Stearns' economic analysis arising from its continued financial due diligence. On
October 27, Bear Stearns reported to the BCBSUW special committee that Lehman Brothers had provided a counterproposal for an ownership structure pursuant to which the UWS public shareholders would receive 31% of the value of the combined entity. This offer was rejected by the BCBSUW special committee and the rejection was communicated to the UWS special committee. Discussions in subsequent meetings, in part, focused on the different valuation methodologies that were being advocated by Bear Stearns and Lehman Brothers, respectively. A joint meeting of the UWS and BCBSUW special committees was convened on November 8, during which Lehman Brothers and Bear Stearns presented their respective valuation views to the two special committees. This joint meeting resulted in a realization that (i) Lehman Brothers and Bear Stearns were advocating differing valuation methodologies which had not resulted in a common ground for ownership structure negotiations, (ii) both UWS and BCBSUW had reported financial losses in the past two years, (iii) there were serious challenges in balancing the combination in contrast to the potential value a sale of BCBSUW could realize, and (iv) there were considerable challenges in balancing the interests of the UWS public shareholders and the requirements of the OCI Order approving the conversion which served to protect the interests of the Foundation, and by extension, the public.

    In response to the November 8 joint meeting, the BCBSUW special committee convened on three occasions in an effort to develop a resolution to the impasse in the ownership structure negotiations, resulting in the BCBSUW special committee approving a counterproposal which represented the outer limits of Bear Stearns' recommended valuation range. At a meeting on November 15, the BCBSUW special committee authorized an ownership structure proposal to be communicated to the UWS special committee pursuant to which the Foundation would receive 78% of the value of the combined UWS/ BCBSUW, or in terms of shares, 35,331,780 shares of UWS. A written communication of this offer was transmitted to the UWS special committee on the same day. The BCBSUW special committee reconvened on November 27 and November 28 to receive updates concerning the UWS special committee deliberations and to consider a request from management for an additional joint meeting of the UWS and BCBSUW special committees. On December 1, the BCBSUW special committee received a written ownership structure counterproposal from the UWS special committee which allocated 75% of the shares, or 27,295,000 shares, of the combined entity, to the Foundation, which the BCBSUW special committee was told represented the outer limit of Lehman Brothers' recommended valuation range.

    On December 2, a meeting was convened involving senior management of UWS and BCBSUW, counsel to the UWS and BCBSUW special committees, and representatives of Bear Stearns and Lehman Brothers. Since both BCBSUW special committees believed they were at their respective limits in ownership structure consideration as recommended by their respective investment banking counsel, the meeting had been called to ascertain whether, in view of the totality of the circumstances, the committees could find common ground. Following discussion, Bear Stearns suggested that the parties consider "splitting the difference" between the current proposals recommended by each party. Under this compromise, 31,313,390 shares of the combined entity would be issued to the Foundation, approximating a 77.5%/22.5% ownership structure on a primary share basis ("Compromise").

    The BCBSUW special committee convened on December 4 and 5 to consider the Compromise proposed at the December 2 meeting and to obtain a briefing from Bear Stearns on its economic analysis of the Compromise. Bear Stearns advised the BCBSUW special committee that it could not guarantee that the Compromise could be supported by a fairness opinion from Bear Stearns, if the BCBSUW special committee had determined to seek such an opinion; but given the difficulty of accurately projecting the future results of two companies engaged in a rapidly changing business environment, and the apparent failure of the two investment banking firms to find any common ground on valuation, the Compromise could be viewed as a prudent exercise of the BCBSUW special committee's discretion. In view of the importance of effecting the conversion by way of the combination and in view of the advice of its advisors, the BCBSUW special committee on December 5 agreed to communicate its willingness to advocate the Compromise to the full BCBSUW Board of directors. The BCBSUW special committee also determined, however, that it would reject the 75%/25% ownership structure tendered by the UWS special committee on December 1, and that the BCBSUW special committee would affirmatively reject any counterproposal from the UWS special committee other than the Compromise.

    The BCBSUW special committee convened on four additional occasions from December 6 through 8, during which the BCBSUW special committee addressed both
(i) an ownership structure with a warrant alternative that was proposed by UWS and (ii) a suggestion from management and Messrs. Hickman and Forbes, directors who serve on both the UWS and BCBSUW boards of directors, for a final joint meeting to ascertain whether negotiations were at an impasse. In a letter dated December 7, the UWS board of directors formally communicated a counterproposal which reiterated the previously communicated 75%/25% ownership structure, but also included a warrant alternative which served to allow the Foundation to purchase an additional approximately 4 million shares of UWS stock at a price substantially in excess of the then market value of the shares on the New York Stock Exchange. On December 8, following a briefing by Bear Stearns on the valuation of such a warrant, the BCBSUW special committee rejected the warrant alternative as a means to resolve the negotiation impasse. However, the BCBSUW and UWS special committees concurred in attempting one last meeting involving senior management, Messrs. Forbes and Hickman, counsel to the BCBSUW and UWS special committees, and representatives from both the BCBSUW and UWS special committees to discuss whether a resolution to the impasse could be reached. This meeting occurred on December 11 and resulted in an agreement in principle regarding the Compromise with the BCBSUW and UWS special committee representatives that attended the meeting.

    The BCBSUW special committee reconvened on December 12 to consider the agreement in principle reached at the December 11 meeting, and the BCBSUW special committee unanimously approved recommending to the full BCBSUW board of directors the Compromise agreement in principle. At a meeting held on December 13, the BCBSUW board of directors voted unanimously (with Mr. Hefty abstaining) to accept the Compromise. BC Holdings will be dissolved following completion of the combination and its shares of Cobalt common stock received in the combination will be distributed to the Foundation.

    BC HOLDINGS' AND BCBSUW'S REASONS FOR THE COMBINATION

    BC Holdings is a limited liability company whose single member and managing entity is the Foundation. BC Holdings has, and will have, no business operations other than ownership of Cobalt common stock on behalf of the Foundation after the combination. Receipt of Cobalt common stock and cash pursuant to the combination will be the only source of assets for BC Holdings, and therefore the only potential source of funding for the projected public health activities of the Foundation.

    BC Holdings did not participate in the deliberations of the BCBSUW special committee or the negotiations with the UWS special committee. The Foundation determined that its interests were adequately represented by (i) the BCBSUW special committee, whose charge was to represent the interests of BCBSUW and, by extension, the Foundation as the prospective owner of BCBSUW by virtue of the conversion, and (ii) the OCI, whose statutory duty is to represent the interests of the public and, by extension, the Foundation as the entity designated to receive the value of BCBSUW in the conversion and apply the proceeds for the public benefit.

    BC Holdings and BCBSUW believe that, based on negotiations by the BCBSUW special committee and subject to ultimate approval by the OCI, their decision to approve the combination is supported by the following facts, among others:

    - INDEPENDENCE OF THE BCBSUW SPECIAL COMMITTEE. The committee consisted entirely of persons who were unaffiliated with either BCBSUW or UWS, except in their capacity as directors.

    - EXHAUSTIVE REVIEW PROCESS BY OCI. The process of obtaining initial approval of the application for conversion from the Commissioner consumed nine months and involved intensive public hearings. The order of approval survived challenges by litigation filed by certain self-styled public interest groups. In addition, the Commissioner imposed a number of very specific conditions to her approval which materially changed the conversion plan originally sought, all in the interests of the public.

    - INVESTMENT BANKING ADVISORS. Both the BCBSUW special committee and the OCI engaged investment banking firms of national stature to advise them as to the respective enterprise valuations of BCBSUW and UWS, and the proper range of ownership structure in the combination.

    In addition, the Foundation considered the fact that the Commissioner's Order mandates that the conversion be simultaneously accompanied by either an initial public offering of stock of the converted company, or a combination with UWS. Neither the public markets in general nor the recent operating history of BCBSUW would make a successful public offering likely at this time. Therefore, in the absence of a combination with UWS on the best available terms or an amendment of the Commissioner's Order, the conversion of BCBSUW would fail and the Foundation would never be funded.

    The BCBSUW special committee considered its fiduciary duties to be to BCBSUW as an entity, to the Foundation as its prospective sole shareholder, and to the public at large as mandated by Chapter 613 of the Wisconsin Statutes, under which BCBSUW was organized. In recommending the terms of the combination to the Foundation and the board of directors of BCBSUW, the special committee considered, in addition to the above and certain other factors, the following:

    - VIEWS OF INVESTMENT BANKING ADVISORS TO BOTH COMMITTEES. The BCBSUW special committee consulted directly with, and had access to the work product of, its own financial advisor, Bear Stearns. The committee also met with the financial advisor to the UWS special committee (together with its own financial advisor) at length on one occasion, and believes that each special committee ultimately provided to the other accurate information about its own financial advisor's recommended valuation limits. The committee became convinced that the apparent complete lack of overlap between these recommended ranges of fair transaction structures was not the result of lack of candor, lack of competence, lack of independence or the non-existence of any transaction structure fair to both parties, but rather to the adoption of different valuation methods by the two investment banking firms. This in turn led the committee to believe it might be fair and prudent to accept a compromise position between the respective financial advisors' recommended ranges, if other factors favored the combination.

    - SYNERGIES AND EFFICIENCIES. The BCBSUW special committee believes that although the operations of BCBSUW and UWS are already in many respects combined, the effort expended in differentiating the separate interests of the UWS public shareholders from those of BCBSUW, and dealing with regulation concerning related party transactions, is an unwelcome distraction in managing the businesses of both companies. In addition, the much larger size of a combined entity should enhance the liquidity of the stock of UWS.

    - IMPORTANCE OF ACHIEVING CONVERSION. The board of directors of BCBSUW concluded in June, 1999 that conversion of BCBSUW from a service insurance corporation to a stock corporation would be in the best interests of BCBSUW and its constituencies. More recently, operating losses of both BCBSUW and UWS have led the OCI to believe as well that creation of a larger combined entity with access to the public capital markets should provide the liquidity necessary to resolve any potential capital adequacy problems for either company. Therefore, the committee believes that a conversion in the near future will benefit the company by allaying the OCI's concerns.

    - FIDUCIARY DUTIES. The exchange agreement allows the BCBSUW special committee and board of directors to receive unsolicited inquiries and proposals from third parties prior to closing the combination and, if required by the fiduciary duties imposed upon them, to enter into an alternative transaction proposed by a third party. Thus, the fairness of the terms of the combination will be subject to a "market test."

    The BCBSUW special committee and board of directors did not attempt to rank or assign relative weights to the specific factors they considered in recommending and approving the exchange agreement.

INTERESTS OF CERTAIN PERSONS IN THE COMBINATION

    In considering the recommendation of the UWS board of directors, UWS shareholders should be aware that specific members of UWS's management and board of directors have interests in the combination that are different from, or in addition to, the interests of UWS shareholders generally. The members of the UWS special committee and board of directors knew about these additional interests, and considered them, when they approved the exchange agreement.

    DIRECTORS AND EXECUTIVE OFFICERS OF UWS

    Each member of the UWS board of directors and each executive officer and certain other employees of UWS own shares of UWS common stock and options to purchase UWS common stock. To the extent of such ownership, the treatment of members of the UWS board of directors and executive officers and such other employees is identical to treatment of shareholders of UWS who are not members of the board of directors, named executive officers or employees.

    Barry K. Allen, the Chairman of the UWS special committee, will be paid a retainer of $3,000, and each other member of the special committee will be paid a fee of $1,100 for each meeting of the UWS Special Committee attended, plus reimbursement of any reasonable travel expenses incurred in connection with attending such meetings.

    FOUNDATION AND BC HOLDINGS

    The combination is being completed to permit the Foundation (through BC Holdings) to acquire approximately 77.5% of outstanding Cobalt common stock immediately after giving effect to the combination.

    CHANGE OF CONTROL/EMPLOYMENT AGREEMENTS

    BCBSUW is a party to several executive severance agreements which require payments to be made to certain executive officers of BCBSUW in the event of a "change of control" of either BCBSUW or Cobalt.

    Under the agreements, after the conversion of BCBSUW to a stock corporation, upon the occurrence of:

    (i) a change of control (defined as (a) any person acquiring 20% or more of the voting power of either BCBSUW or Cobalt; (b) a change in a majority of the members of the board of directors of either Cobalt or BCBSUW during any two-year period; or (c) the merger or sale of substantially all of the assets of BCBSUW or Cobalt (or any similar transaction)); and

    (ii) a qualifying termination (defined as either (a) termination of the executive's employment by BCBSUW or Cobalt, as appropriate, for reason other than "cause" (as defined in the agreement); or (b) termination by the executive for "good reason" (as defined in the agreement)), then the executive shall receive severance benefits of:

       - an amount equal to between one and three times the executive's annual salary, depending on the executive;

       - an amount equal to between one and three times the executive's targeted awards under bonus and profit sharing plans, depending on the executive;

       - continuation of health and welfare benefit plans for between one and three years depending on the executive;

       - amounts equal to the then current pro rata targeted annual bonus and profit sharing plan allocation; and

       - "gross up" payments to cover any excise taxes to which the executive may be subject.

    Nine BCBSUW executives are parties to the executive severance agreements.

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
    The persons named in the compensation table are parties to the BCBSUW executive severance agreements at the level of payments as follows:

Stephen E. Bablitch.......       Two years
Thomas R. Hefty...........       Three years
Gail L. Hanson............       Two years
Penny J. Siewert..........       Two years

    UWS also has in place similar agreements with five executives. Mary I. Traver is the only executive named in the Summary Compensation Table who is party to an executive severance agreement with UWS (at the two year level of severance benefits). The other persons named in the compensation table are parties to BCBSUW executive severance agreements.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS OF THE COMBINATION

    The following summary discusses the material United States federal income tax consequences of the combination as it may effect holders of UWS stock and BCBSUW, BC Holdings, the Foundation and UWS. This discussion does not consider the potential effects of any state, local or foreign tax laws or tax consequences that may vary with, or are contingent on, individual circumstances. This summary also does not address the tax consequences of any transaction other than the combination and share exchange.

    No ruling has been requested from the Internal Revenue Service with respect to any of the United States federal income tax consequences of the conversion or the exchange and, as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described below.

    The combination is structured as a taxable purchase of BCBSUW stock. On
                , 2001, Foley & Lardner delivered its opinion to BCBSUW that the conversion should constitute a tax-free reorganization and that none of BCBSUW, BC Holdings or the Foundation should recognize a gain or loss as a result of the conversion and combination.

    On                 , 2001, Michael Best & Friedrich LLP delivered its
opinion to UWS that UWS will incur no tax upon issuance of its shares in the combination and that UWS shareholders who retain their shares will incur no gain or loss on the share exchange. Any UWS shareholder who exercises dissenters' rights generally will have gain (or loss) based on the difference between the amount of cash received by such dissenting shareholder and the shareholder's tax basis in such UWS shares. Any shareholder exercising dissenters' rights is urged to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences of such dissent under the shareholder's particular situation.

    The tax opinions described above are based upon the current state of the law and on certain facts and representations that were provided by BCBSUW and UWS. Any change in currently applicable law, which may or may not be retroactive, or failure of any factual representations or assumptions to be true, correct and complete in all material respects, could affect the continued validity of the tax opinions.

    Since January 1, 1987, BCBSUW generally has been treated as an organization to which Section 833 of the Internal Revenue Code applies. An organization to which Section 833 applies does not have to report 20% of its unearned premiums as taxable income. On December 31, 1999, this amounted to $6.2 million. An organization to which Section 833 applies also has an adjustment to the tax basis of its assets for purposes of determining gain or loss in an amount equal to the difference in their basis and their fair market value on January 1, 1987. On December 31, 1999, the increase in the tax basis of BCBSUW assets as a result of this provision was $117 million. An organization to which Section 833 applies is entitled to a deduction for federal income tax purposes equal to the excess of (i) 25% of the sum of (a) the claims incurred during the tax year and
(b) the expenses incurred during the tax year in connection with the administration, adjustment or settlement of claims, over (ii) the adjusted surplus at the beginning of the tax year. For calendar year 1999, no deduction was available for BCBSUW. If there is a material change in BCBSUW operations or structure, it is no longer an organization to which Section 833 applies, and thus these special provisions will no longer apply. UWS believes that it is likely that there will have been a "material change" after the combination will have occurred. Therefore, these benefits will not be available in the future.

ACCOUNTING TREATMENT OF THE COMBINATION

    In accordance with generally accepted accounting principles, the combination will be accounted for as the purchase by BCBSUW of the 53.7% of UWS it does not already own. Due to the current ownership of UWS by BCBSUW, the combination will not qualify for pooling of interest accounting treatment. Consideration under purchase accounting will be calculated as the price of UWS common stock as of the close of the market on the day prior to the effective date of the combination multiplied by the 9,098,865 shares not owned by BCBSUW.

    The difference between the amount of consideration and the fair value of the 53.7% of net assets of UWS acquired will be reported as goodwill arising from the combination. In addition, as a result of the combination and BCBSUW's federal income tax position, a full valuation allowance will be established for the federal deferred tax assets of UWS. The portion of the valuation allowance related to BCBSUW's 46.3% ownership of UWS will be recorded as additional goodwill.

    In the final purchase accounting, intangible assets may be identified which will be amortized over their useful lives. The balance of goodwill, after reduction by the identified intangible assets, will be amortized over fifteen years.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE COMBINATION

    The terms and conditions of the combination are subject to the prior review and approval of OCI, and the Commissioner may only approve the combination if its terms and conditions are fair and reasonable to the interests of the Foundation. Additionally, the combination may not be completed until BCBSUW has amended its conversion application materials consistent with the terms and conditions of the Commissioner's Order approving the conversion which requires modifications to certain application materials. Such modifications are subject to the prior review and approval of the OCI.

    Since the combination will result in a technical change in control of certain UWS and AMSG insurance subsidiaries, certain other state regulatory notices and/or approvals may be necessary in states where such insurers transact business.

    We do not believe that any other regulatory approvals must be obtained in order to complete the combination.

NEW YORK STOCK EXCHANGE LISTING OF UWS COMMON STOCK TO BE ISSUED IN THE
  COMBINATION

    Under the exchange agreement, UWS will cause the shares of UWS common stock to be issued in the combination to be approved for listing on the New York Stock Exchange.

THE EXCHANGE AGREEMENT

    The following describes certain aspects of the proposed combination, including material provisions of the exchange agreement. The following description of the exchange agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the exchange agreement, which is attached as ANNEX A to this Proxy Statement/Prospectus and incorporated herein by reference. All shareholders are urged to read the exchange agreement carefully and in its entirety.

    BASIC TERMS

    The exchange agreement will result in (i) BCBSUW becoming a wholly owned subsidiary of Cobalt, and (ii) 77.5% of the outstanding shares of common stock of Cobalt being owned by the Foundation. The Foundation will acquire its shares of Cobalt stock through a holding company, BC Holdings, formed to hold the Cobalt stock on the Foundation's behalf. BC Holdings will be dissolved after the combination and the shares of Cobalt common stock held by BC Holdings will be distributed to the Foundation. The shares of UWS common stock outstanding before the combination will remain outstanding as shares of Cobalt common stock after the combination, and shareholders will not be required to exchange or surrender their UWS stock certificates for Cobalt stock certificates; but an additional 31,313,390 shares of Cobalt common stock will be issued to BC Holdings in exchange for its 100% interest in BCBSUW. In addition, BC Holdings will receive $500,000 in cash from UWS at the closing.

    An integral part of the combination consists of substantial amendments to the Articles of Incorporation and Bylaws of UWS as it becomes "Cobalt." Most of these amendments are necessary because they are required by the Association of all its for-profit licensees. A summary of some of the material differences between the existing Articles of Incorporation and Bylaws of UWS and the proposed Amended and Restated Articles of Incorporation and Bylaws of Cobalt
after the combination is set forth at pages       .

    REPRESENTATIONS AND WARRANTIES

    BCBSUW, UWS and BC Holdings have each made a number of customary representations and warranties in the exchange agreement regarding aspects of their respective businesses, financial condition, structure and other pertinent facts.

    The representations and warranties given by BCBSUW and UWS cover the following topics, among others, as they relate to each party and its subsidiaries:

    - corporate organization and authority to do business;

    - authorization of the agreement;

    - that the transactions contemplated by the agreement will not result in a violation of BCBSUW's or UWS's organizational documents, laws or contracts;

    - consents and regulatory approvals necessary to complete the combination;

    - identification and ownership of their respective subsidiaries;

    - accuracy of historical financial statements;

    - adequacy of statutory capital;

    - the absence of material changes, events or effects;

    - litigation;

    - compliance with all applicable laws;

    - taxes;

    - certain environmental matters;

    - contingent or undisclosed liabilities; and

    - the accuracy of information supplied for inclusion in this Proxy Statement/Prospectus.

    In addition, UWS made a representation and warranty regarding timely compliance with UWS's filing and reporting requirements under federal securities laws.

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    The representations and warranties given by BC Holdings cover the following topics, among others:

    - organization and authority to do business;

    - authorization of the agreement;

    - that the transactions contemplated by the agreement will not result in a violation of BC Holdings' organizational documents, laws or contracts;

    - that BC Holdings has engaged in no business other than its own organization; and

    - the Foundation's ownership of all outstanding interests in BC Holdings.

    In general, the representations and warranties are not enforceable after the closing of the combination. This means that unless fraud has been committed, UWS will have no remedy after the closing if it later discovers that any representations and warranties made by BCBSUW or BC Holdings are inaccurate.

    COVENANTS OF THE PARTIES

    BCBSUW and UWS have agreed, until closing of the combination, as follows:

    - to conduct their businesses in the ordinary and usual course;

    - to provide one another access to all relevant business information;

    - to maintain the confidentiality of such information;

    - to cooperate in the filing of all necessary documents with the Securities and Exchange Commission;

    - to use their best efforts to obtain all necessary consents and approvals to the combination, and satisfy all other conditions;

    - to deliver to one another monthly unaudited financial statements;

    - to notify one another of the occurrence of events that might result in the failure of conditions to closing; and

    - to pay their respective expenses incurred in connection with the combination.

    BCBSUW also agreed to vote its shares of UWS common stock in favor of the combination at the special meeting of shareholders. In addition, each of BCBSUW and UWS has agreed not to sell, or enter into any agreement to sell, shares of UWS stock before the closing of the combination, without the consent of the other.

    CONDITIONS TO COMPLETION OF THE COMBINATION

    The obligations of UWS and BCBSUW to complete the combination are subject to the satisfaction (or, in some instances, the mutual waiver) of each of the following conditions:

    - the S-4 registration statement must have been declared effective, and no stop order suspending its effectiveness may be issued or threatened;

    - the combination must be approved by the requisite vote of shareholders as described in this Proxy Statement/Prospectus;

    - the UWS common stock to be issued to BC Holdings in the combination must have been approved for listing on the New York Stock Exchange;

    - no action or proceeding may have been initiated by any governmental agency or third party seeking to restrain, prohibit or invalidate or recover damages arising out of the combination;

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    - the conversion of BCBSUW must have been completed in accordance with the
      Commissioner's Order, and the combination must in all other respects have received the approval of the OCI;

    - all other necessary approvals, including approval of the Association, must have been obtained; and

    - the holders of not more than 2.5% of the outstanding shares of UWS have perfected dissenters' rights.

    UWS's obligations to complete the combination are subject to the satisfaction, or waiver by UWS, of each of the following additional conditions, before completion of the combination:

    - the representations and warranties made by BCBSUW and BC Holdings must be true and correct in all material respects as of the date of closing;

    - BCBSUW and BC Holdings must have performed or complied in all material respects with all of their obligations under the agreement;

    - BCBSUW and BC Holdings must have obtained all necessary waivers and consents from third parties to complete the combination;

    - all the capital stock of BCBSUW must have been issued to BC Holdings pursuant to the conversion;

    - UWS must have received a "comfort letter" from BCBSUW's independent auditors with respect to certain information contained in this Proxy Statement/Prospectus;

    - no material adverse effect may have occurred with respect to BCBSUW between the date of the agreement and the closing date;

    - UWS must have received an opinion from BCBSUW's legal counsel with respect to certain legal matters concerning BCBSUW; and

    - UWS must have received an opinion from its own legal counsel as to certain tax consequences of the combination.

    BCBSUW's and BC Holdings' obligations to complete the combination are subject to the satisfaction, or waiver by both BCBSUW and BC Holdings, of each of the following additional conditions, before completion of the combination:

    - the representations and warranties made by UWS must be true and correct in all material respects as of the date of closing;

    - UWS must have performed or complied in all material respects with all of its obligations under the agreement;

    - UWS must have obtained all necessary waivers and consents from third parties to complete the combination;

    - BCBSUW must have received a "comfort letter" from UWS's independent auditors with respect to certain information contained in this Proxy Statement/Prospectus;

    - no material adverse effect may have occurred with respect to UWS between the date of the agreement and the closing date; and

    - BCBSUW and BC Holdings must have received an opinion from UWS's legal counsel with respect to certain legal matters concerning UWS.

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    FIDUCIARY RESPONSIBILITIES OF BOARDS

    If either UWS or BCBSUW, through its board of directors, management or special committee, receives a bona fide inquiry or proposal relating to a combination between that party and some third party, the company receiving the inquiry or proposal is not prohibited from engaging in third-party discussions or negotiations if its special committee concludes, after consultation with its legal counsel, that failure to do so would be inconsistent with the fiduciary duties of the board of directors. In addition, after receiving such an inquiry or proposal, either board of directors may modify or withdraw its approval of the combination, approve a competing proposal and terminate the exchange agreement if advised by legal counsel that failure to do so would be inconsistent with the board of directors' fiduciary duties.

    TERMINATION OF THE EXCHANGE AGREEMENT

    The exchange agreement may be terminated at any time prior to completion of the combination, whether before or after the approval of the combination by UWS's shareholders, as follows:

    - by mutual consent of UWS, BCBSUW and BC Holdings;

    - by BCBSUW and BC Holdings, acting jointly, or by UWS, if the combination has not taken place by March 28, 2001;

    - by UWS, if any of the conditions to its obligation to close have not been timely satisfied;

    - by BCBSUW and BC Holdings, acting jointly, if any of the conditions to their obligations to close have not been timely satisfied; or

    - by either UWS or BCBSUW, if required by their fiduciary obligations as provided above.

    EXPENSES

    Except as described below, each party has agreed to pay all expenses it incurs in connection with the combination, whether or not the transaction is completed. By prior agreement with the OCI, BCBSUW is responsible for the fees of the financial advisors engaged by the OCI to provide counsel with respect to the conversion and the combination.

    EXTENSION, WAIVER AND AMENDMENT OF THE EXCHANGE AGREEMENT

    UWS, BCBSUW and BC Holdings may amend the exchange agreement at any time prior to the closing by mutual written agreement. However, after the approval of the combination by the shareholders of UWS, the parties may not adopt any amendment that would change the amount or form of consideration to be delivered to BC Holdings in exchange for all the stock of BCBSUW.

    At any time before the closing, BCBSUW and BC Holdings may extend the time for performance of any obligation or other act of UWS, waive any inaccuracy in the representations and warranties given by UWS, or waive compliance by UWS with any agreement or condition contained in the exchange agreement. Likewise, UWS may extend the time for performance of any obligation or other act of BCBSUW or BC Holdings, waive any inaccuracy in the representations and warranties given by either BCBSUW or BC Holdings, or waive compliance by either BCBSUW or BC Holdings with any agreement or condition contained in the exchange agreement.

REGISTRATION RIGHTS AGREEMENT

    The following is a summary of the registration rights agreement which is attached as ANNEX C to this Proxy Statement/Prospectus and is incorporated in this Proxy Statement/Prospectus by reference. The following description of the registration rights agreement does not purport to be complete and is

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subject to, and is qualified in its entirety by reference to, the registration rights agreement. All shareholders are urged to read the registration rights agreement carefully and in its entirety.

    PURPOSE

    The registration rights agreement will give the Foundation the right to require Cobalt to register with the Securities and Exchange Commission the Foundation's shares of Cobalt common stock for sale so that the Foundation may satisfy the divestiture deadlines contained in the voting trust and divestiture agreement without having to rely on private or other nonregistered sales. As discussed below, the registration rights agreement will also give Cobalt the option to purchase shares of Cobalt common stock from the Foundation. The registration rights agreement, as summarized below, incorporates the conditions imposed by the Order approving the conversion.

    DEMAND REGISTRATION RIGHTS

    Under federal securities laws, every offer and sale of securities must be either registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or exempt from registration. The registration rights agreement will give the Foundation the right to demand that Cobalt effect a registration with the Securities and Exchange Commission of some or all of the shares of Cobalt common stock beneficially owned by the Foundation. This right will last for as long as the Foundation beneficially owns shares of Cobalt common stock. However, Cobalt's obligations to effect a demand registration will be subject to the limitations described below.

    PURCHASE OPTION

    If the Foundation requests a demand registration, Cobalt will have the option to purchase any or all of the shares of Cobalt common stock of which the Foundation requests registration before it must take any action. Cobalt will not have the option to purchase less than all of the shares if the market value of the shares that Cobalt elects not to purchase is less than $30 million. The purchase price per share for the shares Cobalt elects to purchase will be the average closing sale price per share of Cobalt common stock on the New York Stock Exchange during the ten consecutive trading days ending on the second trading day immediately preceding the date the Foundation requests the demand registration. If Cobalt does not exercise this option in full, Cobalt must file a registration statement for the remaining shares, subject to the exceptions described below.

    NO OBLIGATION TO EFFECT DEMAND REGISTRATION UNDER CERTAIN CIRCUMSTANCES

    If the Foundation requests a demand registration and Cobalt does not elect to exercise its demand purchase option, Cobalt will still not be required to file a registration statement for the shares the Foundation desires to sell if:

    - it previously registered shares of Cobalt common stock at the request of the Foundation at any time during the immediately preceding 180-day period;

    - it previously registered shares of Cobalt common stock at the request of the Foundation at any time during the calendar year in which the Foundation made a demand;

    - it previously effected a registration of shares of Cobalt common stock for sale by Cobalt during the preceding 120 days, other than shares registered pursuant to acquisitions or dividend reinvestment or similar employee plans;

    - the amount of Cobalt common stock that the Foundation seeks to register has a market value of less than $30 million, unless the shares are all of the remaining shares of Cobalt common stock the Foundation owns; or

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    - it determines in good faith that a demand registration would materially interfere with a previously announced business combination transaction in which Cobalt intends to issue shares of Cobalt common stock, or would result in the premature disclosure of any pending development involving Cobalt, in which case the agreement does not require Cobalt to file a demand registration for a 120-day period.

    FAILED DEMAND REGISTRATIONS

    A requested demand registration will not be deemed to count as a demand registration for purposes of determining whether and when Cobalt must effect another demand registration under the circumstances set forth above if:

    - the Securities and Exchange Commission does not declare the demanded registration effective;

    - after becoming effective, any order or requirement of a regulatory authority or court for reasons not attributable to the Foundation interferes with the demanded registration and the demanded registration does not become effective later;

    - the parties do not satisfy or waive the closing conditions specified in the underwriting agreement, if any, due to a failure on the part of Cobalt; or

    - the Foundation decides not to pursue the registration prior to the filing of a registration statement, provided that it reimburses Cobalt for all of its out-of-pocket expenses incurred in connection with the demand registration.

    If a registration statement filed as the result of a demand registration does not become effective because the Foundation

    - fails to perform its obligations under the registration rights agreement,

    - fails to reach an agreement with the underwriters on price or other customary terms for the transaction, or

    - determines to withdraw its demand,

then the requested demand registration will count as a demand registration for purposes of determining whether and when Cobalt must effect another demand registration at the Foundation's request, and the Foundation will not be obligated to reimburse Cobalt for any of the expenses that it incurred in connection with the demand registration.

    If a registration statement filed as the result of a demand registration does not become effective because the Foundation fails to reach an agreement with the underwriters on price or other customary terms for the transaction and the current market value of the shares of Cobalt common stock included in such demand registration, as of the date that the Foundation failed to reach agreement with the underwriters, is 75% or less of the current market value of the same shares on the date that such demand was made to Cobalt, then the requested demand registration will not count as a demand registration for purposes of determining whether and when Cobalt must effect another demand registration at the Foundation's request, as long as the Foundation reimburses Cobalt for all of the expenses that it incurred in connection with the demand registration.

    INCLUSION OF COBALT SHARES

    If the Foundation requests a demand registration and as a result of its request Cobalt must file a registration statement, Cobalt may include any number of shares of Cobalt common stock that it desires to sell under the registration statement, subject to possible reduction as described below.

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    REDUCTION IN SHARES REGISTERED IN DEMAND REGISTRATION

    If the lead managing underwriter in a public offering pursuant to a demand registration concludes that marketing or other factors require a reduction of the number of shares of Cobalt common stock that the Foundation can sell in the offering within a price range acceptable to the Foundation, and if Cobalt desires to register any shares of Cobalt common stock to sell in the offering, then Cobalt must reduce the number of shares it desires to sell in the offering until the total number of shares of Cobalt being sold equals the number of shares of Cobalt common stock that the parties may sell at a price range acceptable to the Foundation.

    In the event that (i) Cobalt does not desire to register any shares of Cobalt common stock to sell in the demand registration offering, or (ii) the reduction in the number of shares Cobalt would register still does not result in a total number of shares that the parties may sell at a price range acceptable to the Foundation, then the Foundation must reduce the number of shares of Cobalt common stock that it desires to sell in the offering.

    The sale will constitute a demand registration for purposes of Cobalt's obligations to make additional demand registrations only if the Foundation receives at least $10 million in gross sale proceeds in the offering.

    PIGGY-BACK REGISTRATION RIGHTS

    In addition to granting the Foundation the right to demand registration of its sales of shares, the registration rights agreement will also permit the Foundation to "piggy-back" on any registrations made by Cobalt. Specifically, the registration rights agreement provides that whenever Cobalt proposes to file a registration statement for a public offering of shares of Cobalt common stock, the Foundation will have the right (i) to have any or all of the shares of Cobalt common stock that it beneficially owns included among the securities Cobalt will register, and (ii) until it beneficially owns less than 50% of the issued and outstanding shares of Cobalt common stock, to have any or all of its shares of Cobalt common stock included among the securities Cobalt will register so that the Foundation is entitled to receive up to 50% of the proceeds from the offering.

    If the lead managing underwriter for an offering for which the Foundation requests piggy-back registration rights determines that marketing or other factors require a limitation on the number of shares of Cobalt common stock the parties can sell in the offering, then Cobalt will have priority over the Foundation unless the Foundation beneficially owns more than 50% of the issued and outstanding shares of Cobalt at the time of the offering and has elected to exercise its right, as described above, to sell shares sufficient to receive up to 50% of the proceeds.

    CONTINUING OPTION TO PURCHASE THE FOUNDATION SHARES

    In addition to the demand purchase option described above, beginning on the date of the earliest of

    - the consummation of a demand registration or an offering pursuant to a piggy-back request which results in gross sale proceeds to the Foundation of at least $10 million,

    - the consummation of a private placement transaction by the Foundation resulting in gross sale proceeds to the Foundation of at least
      $10 million, or

    - the purchase by Cobalt of Cobalt common stock in a private placement resulting in gross sale proceeds to the Foundation of at least
      $10 million,

Cobalt may purchase from the Foundation any or all of the shares of Cobalt common stock beneficially owned by the Foundation at a price equal to (i) the average sale price of Cobalt common stock on the New York Stock Exchange over a prescribed period of time, or (ii) the sale price received in a private

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placement if the Foundation has not yet exercised its demand or piggy-back registration rights. If Cobalt purchases shares of Cobalt common stock from the Foundation pursuant to this option, it must hold the shares for 45 days before reselling them in a public or private transaction.

    HOLDBACK

    It is possible that the Foundation may desire to sell its shares of Cobalt common stock at a time when Cobalt is planning to sell additional shares for its own benefit. In such a case, the Foundation may not sell any shares of Cobalt common stock that it beneficially owns for a 90-day period following its receipt of notice from Cobalt that Cobalt has filed a registration statement if the Foundation's sale of Cobalt common stock would adversely affect Cobalt's offering, or if the lead managing underwriter in the case of an underwritten offering advises Cobalt that the Foundation's sale of Cobalt common stock would adversely affect Cobalt's offering.

    Similarly, it is possible that Cobalt may desire to sell shares of Cobalt common stock for its own benefit at a time when the Foundation desires to make a demand registration. In such a case, Cobalt may not file a registration statement for Cobalt common stock or securities convertible into Cobalt common stock during the 30-day period commencing on the effective date of a registration statement filed on behalf of the Foundation under a demand registration.

    REGISTRATION EXPENSES

    The registration process can be expensive because it involves lawyers, accountants, investment bankers, and other professionals. Cobalt will pay all registration expenses in connection with a demand registration or a piggy-back registration by the Foundation except for the Foundation's legal fees and any underwriting discounts or commissions or transfer taxes.

    RULE 144

    The registration rights agreement provides that the Foundation may not sell any shares of Cobalt common stock that it beneficially owns pursuant to Rule 144 under the Securities Act of 1933, as amended, until the Foundation has sold at least $50 million of Cobalt common stock to purchasers that are not affiliates of the Foundation. Thereafter, the Foundation may sell shares of Cobalt common stock that it owns pursuant to Rule 144 if:

    - the intended sale would not be to a person or entity that already owns shares of Cobalt common stock in excess of the ownership limit for that person or entity contained in Cobalt's Amended and Restated Articles of Incorporation;

    - the intended sale would not cause a person or entity to own shares of Cobalt common stock in excess of the ownership limits for that person or entity contained in Cobalt's Amended and Restated Articles of Incorporation; and

    - the intended sale would not otherwise violate the registration rights agreement, the voting trust and divestiture agreement and Cobalt's Amended and Restated Articles of Incorporation or Bylaws.

    Under Rule 144, the amount of stock that a party can sell in any three-month period is limited, and the party can sell the stock only in specified unsolicited broker transactions or transactions with a market maker.

    PRIVATE SALES

    If the Foundation desires to sell any or all of its shares of Cobalt common stock in a private sale transaction to qualified investors, Cobalt will have the right of first refusal to purchase the shares of

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Cobalt common stock from the Foundation upon the same terms and conditions as the Foundation proposes to sell the shares in the private sale.

VOTING TRUST AND DIVESTITURE AGREEMENT

    The following is a summary of the voting trust and divestiture agreement which is attached as ANNEX D to this Proxy Statement/Prospectus and is incorporated in this Proxy Statement/Prospectus by reference. The following description of the voting trust and divestiture agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the voting trust and divestiture agreement. All shareholders are urged to read the voting trust and divestiture agreement carefully and in its entirety.

    PURPOSE

    The Association will continue to grant to Cobalt licenses to use the Blue Cross-Registered Trademark- and Blue Shield-Registered Trademark- names and service marks following completion of the combination only if the Foundation (through BC Holdings) deposits all of its shares of Cobalt common stock in a voting trust and sells those shares within prescribed time periods. The Foundation's compliance with the terms of the voting trust and divestiture agreement will satisfy these conditions. The Association designed this condition to preserve Cobalt's independence from the Foundation. The voting trust and divestiture agreement summarized below incorporates the conditions imposed by the Order approving the conversion of BCBSUW.

    DEPOSIT OF SHARES

    The Foundation will deposit into a voting trust all of the shares of Cobalt it will receive in the combination. The terms of the voting trust will significantly limit the Foundation's voting rights, and the trustee of the voting trust will vote those shares in the manner described below. In addition, the Foundation may dispose of those shares only in a manner that would not violate the ownership requirements contained in Cobalt's Amended and Restated Articles of Incorporation and any other agreement to which the Foundation will be a party.

    WITHDRAWAL OF SHARES

    As described below, the Foundation must sell its shares of Cobalt within prescribed periods of time. In order to sell these shares, the Foundation will need to withdraw shares from the voting trust from time to time. In order to ensure that the Foundation is selling shares in a permitted manner, the Foundation may withdraw shares from the voting trust only in order to sell such shares and then only if:

    - Cobalt registers the shares in the name of the purchaser before the Foundation withdraws them from the voting trust, so that the Foundation may not keep ownership of those shares;

    - the Foundation does not sell the shares to an affiliate of the Foundation, so that the Foundation may not keep indirect ownership of those shares;

    - the Foundation does not sell the shares to a person or entity that already owns shares of Cobalt common stock in excess of the ownership limits contained in Cobalt's Amended and Restated Articles of Incorporation, so that the ownership limits are not violated;

    - the sale would not result in a person or entity owning shares of Cobalt in excess of the ownership limits contained in Cobalt's Amended and Restated Articles of Incorporation, so that the ownership limits are not violated; and

    - the voting trust and divestiture agreement, the registration rights agreement and Cobalt's Amended and Restated Articles of Incorporation and Bylaws permit the sale.

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    VOTING OF SHARES HELD IN VOTING TRUST

    In general, in order to maintain Cobalt's independence from the Foundation, the trustee of the voting trust will vote the shares of Cobalt common stock owned by the Foundation as directed by the directors of Cobalt, except that the Foundation will decide how to vote these shares on a merger or similar business combination proposal which would result in the then existing shareholders of Cobalt owning less than 50.1% of the resulting company, or which would result in any person or entity who owned 50.1% or less of Cobalt common stock owning more than 50.1% of the voting securities of the resulting entity. Specifically, the trustee of the voting trust will vote all of the Foundation's shares of Cobalt in the voting trust in the following manner:

    - If the matter is the election of directors of Cobalt, the trustee will vote the shares in favor of each nominee whose nomination has been approved by (i) a majority of the members of the Cobalt board of directors who were not nominated at the initiative of the Foundation or of a person or entity owning shares of Cobalt in excess of the ownership limits contained in Cobalt's Amended and Restated Articles of Incorporation (such directors being called "Independent Directors"), and (ii) a majority of the entire Cobalt board of directors.

    - The trustee will vote against the removal of any director of Cobalt, and against any change to Cobalt's Amended and Restated Articles of Incorporation or Bylaws, unless (i) a majority of the Independent Directors, and (ii) a majority of the entire Cobalt board of directors, initiates or consents to such removal or amendment action.

    - In the event that any candidates are eligible for election to the board of directors who, if elected, would not qualify as Independent Directors, the trustee will vote the Foundation's shares in the same proportion and for the same candidates as voted for by the Cobalt shareholders; PROVIDED, HOWEVER, that if director seats are eligible for public shareholder representation, the trustee will be directed to vote its shares in the same proportion and for the same candidates voted for by the other Cobalt shareholders. This provision will sunset at such time as the Foundation owns less than 20% of the outstanding shares of Cobalt common stock.

    - The trustee will vote as directed by the board of directors of the Foundation on any proposed business combination transaction that if consummated would result in (1) the then existing Cobalt shareholders, including the Foundation, owning less than 50.1% of the outstanding voting securities of the resulting entity, or (2) any person or entity who, prior to the proposed transaction, owned less than 50.1% of the outstanding common stock of Cobalt owning 50.1% or more of the outstanding voting securities of the resulting entity.

    - The trustee will vote in accordance with the recommendation of the Cobalt board of directors on any action requiring prior approval of the Cobalt board of directors as a prerequisite to becoming effective.

    In addition, unless a majority of the Independent Directors and a majority of the entire Cobalt board of directors initiates or consents to such action, neither the Foundation nor the trustee of the voting trust may:

    - nominate any candidate to fill any vacancy on the Cobalt board of directors;

    - call any special meeting of Cobalt shareholders; or

    - take any action that would be inconsistent with the voting requirements contained in the voting trust and divestiture agreement.

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    STANDSTILL

    As the largest shareholder of Cobalt following the combination, the Foundation would ordinarily enjoy the benefits of control typically held by majority shareholders. However, in order to maintain Cobalt's independence from the Foundation, as required by the Association, the Foundation has agreed not to take actions that a shareholder of a corporation ordinarily could take in its capacity as a shareholder. Specifically, the voting trust and divestiture agreement provides that the Foundation may not:

    - individually, or as part of a group, acquire the right to vote or dispose of any shares of Cobalt common stock or options to purchase shares of Cobalt stock other than those shares issued to it in the combination, unless it receives the shares in a stock split or other similar transaction;

    - enter into any agreement with any person or entity to sell shares of Cobalt, except in accordance with the voting trust and divestiture agreement and the registration rights agreement;

    - sell any of its shares of Cobalt common stock to a person or entity if the person or entity already owns, or would own as a result of the sale transaction and any transactions related to the sale, Cobalt common stock in excess of the ownership limit for the person or entity included in Cobalt's Amended and Restated Articles of Incorporation;

    - make any shareholder proposal for submission at an annual meeting of shareholders of Cobalt;

    - nominate any candidate to the Cobalt board of directors; or

    - appoint any individual to fill a vacancy on the Cobalt board of directors.

    OBSERVATION RIGHTS

    For so long as the Foundation beneficially owns at least 20% of the outstanding shares of Cobalt common stock, the Foundation, through an authorized representative, will have a limited right to attend and observe all meetings and executive sessions of the Cobalt board of directors. However, the authorized representative of the Foundation will not observe any portion of a meeting during which the board of directors addresses an item of business that would pose a conflict of interest for the Foundation.

    DIVESTITURE REQUIREMENTS

    The Association requires its for-profit licensees to have limitations on the ownership of their stock in order to maintain independence from the control of any single shareholder or group of shareholders. The Foundation's ownership of approximately 77.5% of the outstanding shares of Cobalt common stock following completion of the combination would ordinarily exceed the ownership limitations established by the Association. The Association has agreed to waive the ownership limitations for the Foundation provided that the Foundation satisfies a number of conditions, including selling the shares of Cobalt common stock that it owns in the manner and within the time periods described below.

    One-Year Divestiture Deadline

    The Foundation must sell shares of Cobalt so that it beneficially owns less than 80% of the outstanding common stock within one year following completion of the combination. Because the Foundation will own approximately 77.5% of Cobalt's outstanding shares immediately after the combination, it should not be necessary for any sales to be effected during this period.

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    Three-Year Divestiture Deadline

    In addition to meeting the one year divestiture deadline, the Foundation must sell shares of Cobalt common stock so that it beneficially owns less than 50% of the outstanding shares of Cobalt common stock within three years following completion of the combination. This three-year period is extended day for day, up to a maximum of 365 days, for each day that the Foundation does not require Cobalt to register the Foundation's shares of Cobalt common stock under a demand registration because Cobalt had recently effected a registration of Cobalt common stock.

    Five-Year Divestiture Deadline

    In addition to meeting the one-year divestiture deadline and the three year divestiture deadline, the Foundation must sell shares of Cobalt common stock so that it beneficially owns less than 20% of the outstanding shares of Cobalt within five years following completion of the combination. This five-year period is extended day-by-day, up to a maximum of 730 days, for each day that the Foundation does not require Cobalt to register the Foundation's shares of Cobalt common stock under a demand registration because Cobalt had recently effected a registration of Cobalt common stock.

    Extension of Divestiture Deadlines

    EXTENSION SOUGHT BY THE FOUNDATION. In the event that the Foundation cannot meet the divestiture deadlines, it may be able to obtain an extension if it receives Association approval. Specifically, Cobalt must extend the divestiture deadlines if:

    - the Foundation makes a good faith and reasonable determination that compliance with the divestiture deadlines would have a material adverse effect on the Foundation;

    - the Foundation advises Cobalt of its determination and the reasons for the determination and makes a reasonable request for an extension of the pending divestiture deadline; and

    - Cobalt receives written confirmation from the Association that the Foundation's request for an extension of the divestiture deadline would not cause a violation of the license agreement between Cobalt and the Association.

    EXTENSION SOUGHT BY COBALT. Similarly, Cobalt can extend the divestiture deadline for the Foundation without a prior request by the Foundation. Any such extension is subject to prior approval of the Association. Specifically, Cobalt may extend the divestiture deadlines if Cobalt makes a good faith determination that compliance with the divestiture deadlines would have a material adverse effect on Cobalt or any of its shareholders, other than the Foundation, and if Cobalt receives written confirmation from the Association that the extension of the divestiture deadline requested by Cobalt would not cause a violation of the license agreement between Cobalt and the Association.

    Failure to Meet Divestiture Deadlines

    It is possible that the Foundation will not be able to meet the divestiture deadlines. If the Foundation fails to meet a divestiture deadline, Cobalt will arrange for the sale of those shares of Cobalt common stock that the agreement required the Foundation to sell and will pay the proceeds received in the sale to the Foundation, after deducting the expenses incurred by Cobalt. The sale of these shares would likely require registration with the SEC. Registration is an expensive and time consuming process. Thus, the sale of these shares may take considerable time to complete. The Foundation will pay the expenses of the sale. Until sold, the trustee of the voting trust will vote those shares of Cobalt as described in this document.

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    If the Foundation is the sole shareholder of Cobalt at a time when the
Foundation has failed to meet any divestiture deadline and when a change of control has been proposed, then the shares which the Foundation should have sold will be voted in favor of the proposed change of control.

    DIVIDENDS

    In the future, Cobalt may declare and pay dividends on the outstanding shares of Cobalt common stock. The Foundation will be entitled to receive all cash dividends paid on the shares of Cobalt common stock held in the voting trust, after the trustee deducts its fees and expenses. Any stock dividends paid on the shares of Cobalt common stock held in the voting trust will be subject to the voting trust as if originally deposited in the voting trust.

    TRUSTEE COMPENSATION AND QUALIFICATIONS

    Cobalt and the Foundation will each pay one-half of the trustee's annual fee which the parties will agree upon prior to the closing of the combination.

    At all times, the trustee must:

    - be authorized to act as a trustee under Wisconsin law;

    - not own more than 1% of Cobalt's outstanding stock other than the stock held for the Foundation; and

    - not have any director or officer that serves as a director or officer of Cobalt.

    TERMINATION OF VOTING TRUST AND DIVESTITURE AGREEMENT

    The voting trust and divestiture agreement will terminate once the trustee receives notice from Cobalt and the Foundation that the Foundation beneficially owns less than 5% of the outstanding shares of Cobalt common stock. At that point, the restrictions and deadlines in the voting trust and divestiture agreement will no longer apply, and the Foundation will have satisfied the divestiture deadlines.

    LITIGATION

    In order to further ensure that Cobalt will remain independent from the Foundation after the combination, the Foundation may not participate in litigation against Cobalt that challenges the ownership limitations and other provisions required by the Association for its for-profit licensees. Specifically, the Foundation may not join as a party in any litigation that alleges that:

    - a party may not enforce any provisions of the voting trust and divestiture agreement or Cobalt's Amended and Restated Articles of Incorporation or Bylaws in accordance with their terms;

    - the Cobalt board of directors should not enforce any of the provisions of Cobalt's Amended and Restated Articles of Incorporation or Bylaws in any particular case or circumstances; or

    - the Cobalt board of directors should approve or abandon any proposal concerning an extraordinary business combination involving Cobalt.

    The Foundation may, however, participate in any litigation that alleges that the Cobalt board of directors should solicit proposals from third parties or initiate a bidding process for the acquisition of Cobalt.

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    ACQUISITION PROPOSALS

    The voting trust and divestiture agreement provides that the Foundation may not solicit or encourage inquiries or proposals with respect to, or provide any confidential information to or have any discussions, meetings, or communications with, a person relating to a merger, tender offer, or other business combination, involving Cobalt. However, the Foundation may:

    - have discussions with the counter-party to a business combination transaction after the Cobalt board of directors submits the transaction to the Cobalt shareholders for approval; and

    - have discussions with any person or entity concerning the sale of Cobalt common stock as permitted by the voting trust and divestiture agreement and the registration rights agreement.

    In addition, under the voting trust and divestiture agreement, for so long as the Foundation beneficially owns at least 20% of the outstanding shares of Cobalt common stock, Cobalt must consult with the Foundation before soliciting, or upon receiving, a business combination proposal in which the then existing Cobalt shareholders including the Foundation will own less than a majority of the outstanding shares of the resulting entity.

    OPERATIONS AFTER THE COMBINATION

    Following the combination, BCBSUW will continue its operations as a wholly owned subsidiary of UWS, which will change its name to "Cobalt Corporation." However, the membership of Cobalt's board of directors will change as a result of the combination. If the combination is approved by the UWS shareholders, Ms. Skornicka and Messrs. Dunham, Hickman and Menden, current directors of UWS, will resign from the board of directors upon completion of the combination.
Ms. Steiger and Messrs. Joyce, Ness and Viste, current members of the board of directors of BCBSUW, will join Cobalt's board of directors. IF THE COMBINATION IS COMPLETED, THE RIGHTS OF COBALT SHAREHOLDERS WILL BE GOVERNED BY THE AMENDED AND RESTATED ARTICLES OF INCORPORATION AND AMENDED AND RESTATED BYLAWS OF COBALT WHICH ARE ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEXES F AND G. SEE "COMPARISON OF RIGHTS OF UWS SHAREHOLDERS BEFORE AND AFTER THE COMBINATION."

                         DESCRIPTION OF UWS SECURITIES

    The authorized capital stock of UWS currently consists of 50,000,000 shares of common stock, no par value per share, and 1,000,000 shares of preferred stock, no par value per share, issuable in series. The following summary description of the capital stock of UWS is qualified in its entirety by reference to the current Articles of Incorporation and Bylaws of UWS, before giving effect to the combination.

COMMON STOCK

    Holders of shares of UWS common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Holders of shares of UWS common stock do not have cumulative voting rights in the election of directors and have no preemptive, subscription or redemption rights. All currently issued and outstanding shares of UWS common stock are validly issued, fully paid and non-assessable, except for certain statutory liabilities which may be imposed by Section 180.0622 of Wisconsin law for unpaid employee wages.
Section 180.0622 provides that no par value shares held by shareholders of corporations incorporated in Wisconsin may be assessed up to the full amount paid by the original subscriber to satisfy obligations to employees for services rendered, but not exceeding six months' service in the case of any individual employee. Holders of shares of UWS common stock are entitled to such dividends as may be declared by the UWS board of directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of UWS, the assets legally

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available for distribution to shareholders are distributable ratably among the holders of shares of UWS common stock at that time outstanding subject to prior distribution rights of creditors of UWS.

PREFERRED STOCK

    The Articles of Incorporation provide that the UWS board of directors is authorized, subject to certain limitations prescribed by law, without further shareholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change of control of UWS. The rights, preferences and privileges of holders of shares of UWS common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which UWS may designate and issue in the future. UWS has no present plans to issue any shares of preferred stock.

CERTAIN PROVISIONS OF UWS'S ARTICLES OF INCORPORATION AND BYLAWS

    Certain provisions of the Articles of Incorporation and Bylaws could have anti-takeover effects and may delay, defer or prevent a takeover attempt that a shareholder might consider in the shareholder's best interest. These provisions are intended to enhance the likelihood of continuity and stability in the composition of and in the policies formulated by the UWS board of directors. In addition, these provisions also are intended to ensure that the UWS board of directors will have sufficient time to act in what the UWS board of directors believes to be the best interests of UWS and its shareholders.

    CLASSIFIED BOARD OF DIRECTORS

    The Articles of Incorporation provide for a board of directors divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for shareholders to change the composition of the UWS board of directors in a short period of time. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the UWS board of directors.

    SHAREHOLDER NOTICE REQUIREMENTS

    The Bylaws provide that for nominations for the UWS board of directors or for other business to be properly brought by a shareholder before an annual meeting of shareholders, the shareholder must first have given adequate notice thereof in writing to the Secretary of UWS. To be adequate, a shareholder's notice generally must be delivered not later than 90 days nor more than 120 days in advance of the date of the meeting. The notice must contain, among other things, certain information about the shareholder delivering the notice and, as applicable, background information about each nominee or a description of the proposed business to be brought before the meeting.

CERTAIN WISCONSIN LAW PROVISIONS

    RESTRICTIONS ON BUSINESS COMBINATIONS

    Sections 180.1130 to 180.1134 of Wisconsin law provide generally that in addition to the vote otherwise required by law or the articles of incorporation of a "resident domestic corporation," such as UWS, certain business combinations not meeting certain fair price standards specified in the statute must be approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by the outstanding voting shares of the corporation, and (ii) two-thirds of the votes entitled to be cast by the

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holders of voting shares other than voting shares beneficially owned by a
"significant shareholder" or an affiliate or associate thereof who is a party to the transaction. The term "business combination" is defined to include, subject to certain exceptions, a merger or share exchange of the resident domestic corporation (or any subsidiary thereof) with, or the sale or other disposition of substantially all of the property and assets of the resident domestic corporation to, any significant shareholder or affiliate thereof. "Significant shareholder" is defined generally to mean a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation. These statute sections also restrict the repurchase of shares and the sale of corporate assets by a resident domestic corporation in response to a takeover offer.

    Sections 180.1140 to 180.1144 of Wisconsin law prohibit certain "business combinations" between a "resident domestic corporation," such as UWS, and a person beneficially owning 10% or more of the voting power of the outstanding voting stock of such corporation (an "interested shareholder") within three years after the date such person became a 10% beneficial owner, unless the business combination or the acquisition of such stock has been approved before the stock acquisition date by the corporation's board of directors. After such three-year period, a business combination with the interested shareholder may be consummated only with the approval of the holders of a majority of the voting stock not beneficially owned by the interested shareholder at a meeting called for that purpose, unless the business combination satisfies certain adequacy-of-price standards intended to provide a fair price for shares held by disinterested shareholders.

    CONTROL SHARE VOTING RESTRICTIONS

    Under Section 180.1150(2) of Wisconsin law, the voting power of shares of a "resident domestic corporation," such as UWS, which are held by any person in excess of 20% of the voting power in the election of directors shall be limited (in voting on any matter) to 10% of the full voting power of such excess shares, unless otherwise provided in the articles of incorporation or unless full voting rights have been restored at a special meeting of the shareholders called for that purpose. This statute is a "scaled voting rights/control share acquisition" statute and is designed to protect corporations against uninvited takeover bids by reducing to one-tenth of their normal voting power all shares in excess of 20% owned by an acquiring person. Shares held or acquired under certain circumstances are excluded from the application of Section 180.1150(2), including (among others) shares acquired directly from UWS and shares acquired in a merger or share exchange to which UWS is a party. The Articles of Incorporation of UWS provide that shares of UWS common stock held by BCBSUW are not subject to the voting power restrictions provided by Section 180.1150(2) of Wisconsin law.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the UWS common stock is Firstar Bank, N.A.

NUMBER OF DIRECTORS; FILLING VACANCIES; REMOVAL

    The Articles of Incorporation provide that, subject to any rights of holders of shares of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the UWS board of directors. In addition, the Bylaws provide that vacancies, including those created by an increase in the number of directors, may be filled by the remaining directors then in office. Accordingly, the UWS board of directors could prevent any shareholder from enlarging the board of directors and filling the new directorships with such shareholder's own nominees.

    Under Wisconsin law, shareholders may remove one or more directors with or without cause unless the Articles of Incorporation or Bylaws provide that a director may be removed only for cause. The Bylaws provide that directors may be removed with or without cause and only upon the affirmative

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vote of holders of at least a majority of the voting power of all the then outstanding shares of stock entitles to vote generally in the election of directors ("Voting Stock"), voting together as a single class.

SHAREHOLDER ACTION BY WRITTEN CONSENT

    The Articles of Incorporation and Bylaws provide that any action required or permitted to be taken at a meeting of UWS's shareholders may be taken without a meeting by shareholders holding the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted. Any action so taken must be done by written consent signed by the number of shareholders necessary to take such action. UWS will give notice of such action to shareholders who were entitled to vote on such action and whose shares were not represented on the written consent within ten days of the action. These provisions allow the holders of a majority of the Voting Stock to use the written consent procedure to take shareholder action.

SPECIAL MEETINGS

    The Bylaws provide that special meetings of shareholders may be called by the Chairman of the UWS board of directors, a majority of the UWS board of directors or holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. The business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting pursuant to the notice of meeting given by UWS.

ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER NOMINATIONS AND SHAREHOLDER PROPOSALS

    The Bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors, or bring other business before an annual or special meeting of shareholders of UWS (the "Shareholder Notice Procedure").

    The Shareholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the board of directors, or by a shareholder who has given adequate written notice to the Secretary of UWS prior to the meeting at which directors are to be elected, will be eligible for election as directors of UWS. The Shareholder Notice Procedure provides that at an annual or special meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the board of directors or by a shareholder who has given adequate written notice to the Secretary of UWS of such shareholder's intention to bring such business before such meeting. Under the Shareholder Notice Procedure, for notice of shareholder nominations or other business proposals to be made at an annual meeting to be adequate, such notice must be received by UWS not less than 90 days nor more than 120 days prior to the last Tuesday in May; provided, however, than in the event the annual meeting date is changed by more than 30 days from the last Tuesday in May, notice by a shareholder, to be adequate, must be received not earlier than the 120th day prior to such meeting and not later than the close of business of the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day after public announcement of the date of such annual meeting is first made. In connection with a special meeting of shareholders, in order for a notice of shareholder nominations or other business proposals to be adequate, notice by such shareholder must be received not earlier than the 90th day prior to such meeting and not later than the close of business of the later of (i) the 60th day prior to such special meeting, or (ii) the tenth day after public announcement of the date of such special meeting is first made.

    Under the Shareholder Notice Procedure, a shareholder's notice to UWS proposing to nominate a person for election as a director must contain certain information, including: the name and address of the nominating shareholder and the beneficial owners on whose behalf the nomination or proposal is made; the class and number of shares of UWS beneficially owned by such shareholder or beneficial owners; a representation that such shareholder is a holder of record of shares of UWS entitled to vote

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at such meeting and that such shareholder intends to appear in person or by proxy at the meeting to make the nomination specified in the notice; the name, age and residence address of such nominee; a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the shareholder; the principal occupation or employment of the nominee, the class and number of shares of UWS which are beneficially owned by the nominee, and any other information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee; and a written consent of each nominee to be named in a proxy statement and to serve as a director if so elected.

    Under the Shareholder Notice Procedure, a shareholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing shareholder, including, without limitation: the name and address of the nominating shareholder and the beneficial owners on whose behalf the nomination or proposal is made; the class and number of shares of stock of UWS beneficially owned by such shareholder; a representation that such shareholder is a holder of record of shares of UWS entitled to vote at such meeting and that such shareholder intends to appear in person or by proxy at the meeting to introduce the other business specified in the notice; a brief description of the business the shareholder proposes to bring before the meeting, and, if the business includes a proposal to amend the Bylaws, the language of the proposed amendment; the reasons for conducting such business at such meeting; any material interest of such shareholder in the business so proposed; and any other information required to be provided by the shareholder pursuant to Regulation 14A under the Exchange Act of 1934, as amended, in his capacity as a proponent to a shareholder proposal. If the chairman of the meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Shareholder Notice Procedure, such person will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

    By requiring advance notice of nominations by shareholders, the Shareholder Notice Procedure affords the board of directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the board of directors, to inform shareholders about such qualifications. By requiring advance notice of other proposed business, the Shareholder Notice Procedure also provides a more orderly procedure for conducting annual meetings of shareholders and, to the extent deemed necessary or desirable by the board of directors, provides the board of directors with an opportunity to inform shareholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the board of directors' position regarding action to be taken with respect to such business, so that shareholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

    Although the Bylaws do not give the board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to UWS and its shareholders.

NO PREEMPTIVE RIGHTS

    No holder of any class of stock of UWS authorized at the time of the combination will have any preemptive right to subscribe for or purchase any kind or class of securities of UWS.

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LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS OF UWS

    Under the Bylaws and Wisconsin law, directors and officers of UWS are entitled to mandatory indemnification from UWS against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding, and (ii) in proceedings in which the director or officer is not successful in the defense thereof, unless it is determined the director or officer breached or failed to perform such person's duties to UWS and such breach or failure constituted: (a) a willful failure to deal fairly with UWS or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Wisconsin law specifically states that it is the public policy of Wisconsin to require or permit indemnification, allowance of expenses and insurance in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above.

    Under Wisconsin law, unless the Articles of Incorporation provide otherwise, directors of UWS are not subject to personal liability to UWS, its shareholders, or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors, unless the person asserting liability proves that the breach or failure constituted: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director had a material conflict of interest; (ii) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (iii) a transaction from which the director derived an improper personal profit; or (iv) willful misconduct. The Articles of Incorporation do not limit a director's immunity provided by Wisconsin law. The above provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. As a result of such provisions, shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against the challenged conduct.

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                  COBALT ARTICLES OF INCORPORATION AND BYLAWS

    The following is a summary of Cobalt's Amended and Restated Articles of Incorporation and Bylaws, which are ANNEXES F AND G to this Proxy Statement/Prospectus. Upon completion of the combination, the Amended and Restated Articles of Incorporation and Bylaws of Cobalt will replace those that currently govern your rights as a shareholder of UWS. For this reason, and because the Amended and Restated Articles of Incorporation and Bylaws are complex documents that are not easily summarized, we encourage you to read ANNEXES F AND G in their entirety. In the following summary, the term "person" includes any individual or entity.

AUTHORIZED STOCK

    Cobalt will be authorized to issue 76,000,000 shares of stock, consisting of 75,000,000 shares of common stock and 1,000,000 shares of preferred stock. Upon completion of the combination, approximately 40,412,256 shares of common stock and no shares of preferred stock will be outstanding.

COMMON STOCK

    On all matters shareholders will vote on, each shareholder will have one vote for each share of Cobalt stock owned. In addition, shareholders will receive dividends and other distributions in cash, stock or property of Cobalt if and as declared by the board of directors, subject to the rights of holders of any outstanding preferred stock. In the event of liquidation or dissolution of Cobalt, the common shareholders will share in the assets that are legally available for distribution after the rights of Cobalt's creditors and any preferred shareholders have been satisfied.

PREFERRED STOCK

    Immediately after the combination, no shares of preferred stock will be issued or outstanding. The Cobalt board of directors will be authorized to issue preferred stock and to fix the number of shares and the rights and restrictions of any series of preferred stock. Depending upon the rights designated to the preferred stock, an issuance of preferred stock could have an adverse effect on the owners of common stock by:

    - delaying or preventing a change in control of Cobalt;

    - otherwise diluting the voting rights of the owners of common stock;

    - making removal of the management of Cobalt by the common shareholders more difficult; or

    - resulting in restrictions on the payment of dividends or other distributions to the owners of common stock.

    In addition, certain rights that could be given to the holders of preferred stock by the board of directors might cause the New York Stock Exchange to delist the common stock of Cobalt. There are no current plans to issue preferred stock.

CLASSIFIED BOARD

    After the combination, the Cobalt board of directors will continue to be divided into three classes. Each class will serve for a three-year period and will consist, as nearly as possible, of one-third of the total number of directors. At each annual meeting of shareholders, the shareholders will elect for a three-year term the successors to the class of directors whose term expires at that annual meeting.

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QUALIFICATION OF DIRECTORS

    No one will be able to become a director of Cobalt after the combination unless (i) he or she is an "Independent Director" (as defined below), or
(ii) immediately after he or she becomes a director, at least a specified percentage of the directors would be Independent Directors. Immediately after the combination, at least 80% of the directors must qualify as Independent Directors. Since there will initially be nine directors, this means that there can be a maximum of one non-Independent Director at the outset. The percentage of directors that must be Independent Directors will decrease to 50% as the Foundation's stock ownership decreases, according to a formula described below. A person will qualify as an "Independent Director" if he or she:

    - is not a "major participant" (as defined below);

    - has not been nominated to be a director at the initiative of a major participant;

    - has not announced a commitment to a proposal made by a major participant that has not been approved by an "independent board majority" (as defined below); and

    - has not been determined by an independent board majority to have been subject to any relationship or arrangement which those directors deem to be likely to interfere with his or her exercise of independent judgment.

    As used above, an "independent board majority" means a group of directors consisting of a majority of all Independent Directors AND a majority of all directors. A "major participant" means:

    - the Foundation, or any other person, in the judgment of an independent board majority, that succeeds to the Foundation's position;

    - a person that owns shares of Cobalt common stock in excess of the ownership limitations described below;

    - a person that has filed proxy materials with the Securities and Exchange Commission supporting a candidate for election to the board of directors in opposition to candidates approved by an independent board majority;

    - a person that has taken actions deemed by an independent board majority to indicate that such person will seek to become a major participant; or

    - a person that is an affiliate or associate of a major participant.

    If, however, an independent board majority has given prior approval to an acquisition of Cobalt common stock by a person and that acquisition would otherwise have caused that person to become a major participant, the acquiring person will nevertheless not be a major participant so long as the person
(i) makes no subsequent acquisition of Cobalt common stock not approved by an independent board majority, and (ii) takes no other action that would make that person a major participant, without the prior approval of an independent board majority. The Foundation will always be a major participant.

    The board of directors composition specified by the Cobalt Amended and Restated Articles of Incorporation will change as the Foundation's ownership of Cobalt common stock decreases. For each 1% reduction in the percentage of the outstanding common stock of Cobalt owned by the Foundation, the percentage of board seats that must be occupied by Independent Directors will be reduced by one-half of 1%. For example, when the Foundation's holdings have been reduced to 50% of the outstanding stock, the Amended and Restated Articles of Incorporation will require that at least 68 3/4% of the directors be Independent Directors. However, the minimum percentage of board seats allocable to Independent Directors will never be reduced to 50% or below.

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QUALIFIED CANDIDATES

    The Amended and Restated Bylaws of Cobalt provide that shareholders will elect directors by a plurality vote and that shareholders may only elect "qualified candidates" to the board of directors. A qualified candidate is an individual nominated by an independent board majority or properly nominated as provided below under "Shareholder Proposals," and, in either event, who is not disqualified by virtue of being a "non-independent candidate" for whom there is no board seat available because of the requirement that at least a specified percentage (between 50% and 80%) of the directors be Independent Directors. A "non-independent candidate" is a candidate who would not qualify as an "Independent Director," as described above.

    If there are more qualified candidates in any election of directors than available board seats, then the independent candidates receiving the greatest number of votes will win the seats reserved for Independent Directors, and the remaining candidate(s) (whether independent or non-independent candidates) receiving the greatest number of votes will win any seat(s) available for non-Independent Directors. (However, under the terms of the voting trust and divestiture agreement, the trustee of the voting trust is required, in an election involving board seats not reserved for Independent Directors, to vote the Foundation's shares in proportion to the votes cast by shareholders other than the Foundation. See "THE COMBINATION--Voting Trust and Divestiture Agreement--Voting of Shares Held in Voting Trust.")

REMOVAL OF DIRECTORS

    A director may be removed only for gross negligence or willful misconduct in the performance of his or her duty in a matter of substantial importance to Cobalt. The vote of the holders of 75% or more of the outstanding shares of common stock will be required in order to effect a removal.

SPECIAL MEETINGS OF SHAREHOLDERS

    A special meeting of shareholders may be called only by the Chairman of the Board, the Chief Executive Officer or the President of Cobalt, by an independent board majority or by any other person or group specifically given the authority to call a special meeting by Wisconsin law. Wisconsin law requires that a special meeting of shareholders occur if demanded in writing by the holders of at least 10% of all the votes entitled to be cast at the proposed meeting. Shareholders may not act by written consent in lieu of a meeting.

SHAREHOLDER PROPOSALS

    The Amended and Restated Bylaws of Cobalt provide that a shareholder may only submit a proposal at an annual meeting if:

    - the proposal is a proper subject for shareholder action;

    - the proposal is made by a person that was the record holder of shares on the record date fixed for the meeting;

    - the shareholder has delivered to Cobalt a written notice identifying the proposal not less than 90 nor more than 120 days before the first anniversary date of the prior year's annual meeting (subject to special rules if the annual meeting is held more than 30 days before or after the anniversary date of the prior year's meeting);

    - the notice contains

       -- a description of the proposal, the reasons for the proposal and any material interest the proposing shareholder has in the proposal,

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       --  an affirmation that the proposing shareholder satisfies the requirements for presentation of the proposal, and

       --  certain other specified information about the proposing shareholder;
           and

    - the proposing shareholder provides such other information as any officer of Cobalt considers relevant.

    If the proposal is to be made at a special meeting of shareholders, the proposing shareholder's notice will be timely if it is delivered to Cobalt within 10 days following public announcement of the meeting.

    If the shareholder proposal concerns the nomination of a candidate for the board of directors, in addition to the requirements just described, the shareholder's notice to Cobalt must:

    - set forth as to each nominee all personal information required to be disclosed under the proxy rules of the Securities and Exchange Commission if that person were a nominee of the existing board;

    - be accompanied by the nominee's written consent to be named as a nominee and to serve if elected;

    - contain the name, address and telephone number of the proposing shareholder; and

    - set forth the class and number of shares of Cobalt stock owned by the nominating shareholder.

    As explained above, only a "qualified candidate" may be nominated in this manner. The Amended and Restated Bylaws further provide that no matter may be acted on by shareholders at a special meeting that has not been approved by the board of directors for a vote.

INDEMNIFICATION

    DIRECTORS AND OFFICERS

    Cobalt will be required to indemnify any director or officer of Cobalt, if he or she is made or threatened to be made a party to any action in that capacity, against all expenses, judgments and fines and amounts paid in settlement in connection with the action, unless he or she is unsuccessful on the merits of the action and the liability was incurred because he or she breached or failed to perform a duty owed to Cobalt and the breach or failure constituted any of the following:

    - a willful failure to deal fairly with Cobalt or its shareholders in connection with a matter in which the director or officer had a material conflict of interest;

    - a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;

    - a transaction from which the director or officer derived an improper personal profit; or

    - willful misconduct.

    EMPLOYEES

    Cobalt will be required to indemnify any employee of Cobalt if he or she is made or threatened to be made a party to any action in that capacity, to the same extent as if the employee were a director or officer, except that Cobalt will have no duty to indemnify if liability was incurred because the employee's breach or failure to perform a duty constituted material negligence or material misconduct in the performance of his or her duties to Cobalt.

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LIMITATION ON LIABILITY FOR BREACH OF FIDUCIARY DUTY

    Under Wisconsin law and the Amended and Restated Articles of Incorporation of Cobalt, a director of Cobalt after the combination will have no liability to Cobalt, its shareholders, or any person asserting rights on their behalf, for damages, fines or other monetary liabilities for breach of or failure to perform any duty to Cobalt, unless such breach or failure constitutes either (i) a matter as to which Cobalt is not required to provide indemnification, as provided above, or (ii) approval of an illegal dividend, but only if the approval is a breach of duty not subject to indemnification. The Amended and Restated Articles of Incorporation also provide that no director will be held in breach of his or her fiduciary duty by reason of:

    - voting against, or failing to vote for, a proposal or course of action that the director believes would breach any requirement imposed by the Association or could lead to termination of any license granted by the Association to Cobalt or any of its subsidiaries or affiliates; or

    - voting in favor of any proposal or course of action that the director believes is necessary to prevent a breach of any requirement imposed by the Association or to prevent termination of any license granted by the Association to Cobalt or any of its subsidiaries or affiliates.

LIMITATIONS ON COMMON STOCK OWNERSHIP

    GENERAL

    Cobalt's Amended and Restated Articles of Incorporation will contain the following ownership limitations required by the Association for its for-profit licensees. These limitations are imposed to protect the licensee's independence from any single shareholder or concerted group of shareholders. Under these ownership limitations:

    - no institutional owner may beneficially own 10% or more of the combined voting power of all outstanding Cobalt securities;

    - no non-institutional owner may beneficially own 5% or more of the combined voting power of all outstanding Cobalt securities; and

    - no person may own 20% or more of all outstanding equity securities of Cobalt (regardless of voting power).

    The Amended and Restated Articles of Incorporation define "beneficial ownership" to include securities:

    - in which a person has a direct or indirect ownership interest;

    - which a person has a right or option to purchase;

    - which a person has the right to vote;

    - with respect to which a person would be required to file a Schedule 13D or 13G under the Securities Exchange Act of 1934, as amended; or

    - which are owned by any affiliate or associate of the person, or by anyone else with which the person has any agreement or understanding.

    The Amended and Restated Articles of Incorporation include a number of exceptions to the definition of beneficial ownership, set forth in full in ANNEX G attached to this Proxy Statement/ Prospectus.

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    VIOLATION OF LIMITATIONS ON OWNERSHIP

    Except as set forth below, if after the combination any person beneficially owns Cobalt securities in excess of the ownership limits, then (i) the person will not receive any rights to the excess shares, and (ii) the excess shares will immediately be deemed to be transferred to a "share escrow agent" appointed by Cobalt to perform the duties discussed below. However, a person's beneficial ownership will not violate the ownership limits if the person's excess shares do not exceed the lesser of 1% of the voting power of the capital stock or 1% of the ownership interest of Cobalt, and the person disposes of the excess shares within fifteen days of becoming aware of the ownership of excess shares.

    VOTING OF EXCESS SHARES

    The Amended and Restated Articles of Incorporation require the share escrow agent to vote all excess shares that it holds in the following ways:

    - in favor of each nominee to the board of directors nominated by an independent board majority;

    - against any candidate for the board of directors for whom an independent board majority has not nominated or selected a competing candidate;

    - unless the action is initiated by or with the consent of the board of directors,

       --  against the removal of any director,

       -- against any change to the Amended and Restated Articles of Incorporation or Bylaws,

       -- against nominating any candidate to fill a vacancy on the board of directors,

       --  against the holding of any special meeting of shareholders, and

       -- against any action that would have the effect of defeating those voting requirements;

    - on any proposal requiring the approval of the board of directors as a prerequisite to become effective, and not provided for above, in the same proportion as the owners vote all other Cobalt securities on such proposal; and

    - on all other matters, as recommended by the board of directors.

    DIVIDENDS AND DISTRIBUTIONS ON EXCESS SHARES

    The share escrow agent will be entitled to receive all dividends and distributions on excess shares that it holds, subject to distribution after it sells the excess shares, as described below. An owner of excess shares must repay to Cobalt or turn over to the share escrow agent any dividends or distributions received on excess shares. In the event of any liquidation, dissolution or winding up of Cobalt, the share escrow agent will be entitled to receive its PRO RATA share of the assets of Cobalt based on the number of excess shares it holds compared to the total number of shares outstanding.

    SALE OF EXCESS SHARES

    The share escrow agent is required to sell the excess shares at a time and price determined by Cobalt. It is expected that the sale of excess shares will require registration with the Securities and Exchange Commission, which is a time consuming and expensive process. As described below, the excess owner will be responsible for all the costs and expenses of the sale, including registration fees and expenses. Excess shares that a party purchases from the share escrow agent without violating the ownership limits will become ordinary outstanding securities of Cobalt, freely transferable except in the hands of an affiliate of Cobalt. To the extent permitted by law, neither Cobalt, the share escrow agent nor anyone else will have any liability to the owner of the excess shares for any action or inaction taken in good faith when selling the excess shares.

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    PROCEEDS FROM SALE OF EXCESS SHARES

    The share escrow agent will distribute the proceeds from the sale of excess shares, along with dividends received on excess shares, as follows:

    - first, to the share escrow agent for any costs and expenses incurred in administering the excess shares that have not been reimbursed;

    - second, to Cobalt for all costs and expenses incurred in connection with the sale of the excess shares; and

    - finally, the remainder to the owner of the excess shares.

    EXCEPTIONS TO OWNERSHIP LIMITS

    The ownership limits described above will not apply to shares received by the Foundation (through BC Holdings) in the combination, or any shares acquired by the Foundation as a result of a subsequent stock dividend, stock split, conversion or similar distribution. The ownership limits will also not apply to
the trustee(s) of the voting trust described at page       under "THE
COMBINATION--Voting Trust and Divestiture Agreement." However, the ownership limits will apply to shares transferred by the Foundation or the voting trust to any other person.

    CHANGE IN OWNERSHIP LIMITS

    In addition, an independent board majority together with the holders of 75% or more of the outstanding shares of common stock may change the ownership limits, without regard to the terms of the license agreement, by amending the articles of incorporation as described below.

CUMULATIVE VOTING

    Shareholders will not have cumulative voting rights in the election of directors.

PREEMPTIVE RIGHTS

    Shareholders will not have any preemptive or preferential rights to purchase any other new securities of Cobalt.

CONTROL SHARE VOTING RESTRICTIONS

    Cobalt's Amended and Restated Articles of Incorporation provide that shares of Cobalt common stock owned by the Foundation, BC Holdings or the Trustee are not subject to the voting power restrictions provided by Section 180.1150(2) of Wisconsin law, which would otherwise limit the voting power of Cobalt shares owned by the Foundation, BC Holdings and the Trustee that exceed 20% of the voting power in the election of directors to 10% of the full voting power of such excess shares.

AMENDMENTS TO AMENDED AND RESTATED ARTICLES OF INCORPORATION

    Cobalt's Amended and Restated Articles of Incorporation provide that the approval of an independent board majority and of the holders of 75% or more of the outstanding shares of common stock will be required in order to amend various sections of the Amended and Restated Articles of Incorporation, including the sections dealing with:

    - the number, qualifications, limitations on liability and removal of directors;

    - the inability of shareholders to act by written consent;

    - special shareholder meetings;

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    - the ownership limitations;

    - amendments to the Amended and Restated Bylaws;

    - the prohibition on cumulative voting; and

    - the right to amend the Amended and Restated Articles of Incorporation.

    The supermajority votes described above will not be necessary if any of the following applies:

    - Cobalt no longer has any license agreements with the Association;

    - the amendment in question is an amendment to the ownership limitation and transfer restriction provisions of the Amended and Restated Articles of Incorporation which has been proposed in order to conform to a change in the terms of any Association license agreement;

    - the amendment in question is any other amendment to the ownership limitation and transfer restriction provisions that is required or permitted by the Association, whether or not it constitutes a change to any license agreement; or

    - the amendment in question is an amendment to the ownership limitation and transfer restriction provisions which has been approved by an independent board majority in connection with a proposal to acquire all the outstanding capital stock of Cobalt.

    For so long as the Foundation (through BC Holdings) owns at least 20% of the outstanding shares of common stock, any amendment of the Amended and Restated Articles of Incorporation will be subject to the prior review and approval of the OCI.

AMENDMENTS TO AMENDED AND RESTATED BYLAWS

    A majority of the Cobalt board of directors will have the power to amend the Amended and Restated Bylaws, except that the approval of an independent board majority is required to amend any provision of the Amended and Restated Bylaws that relates to:

    - special meetings of shareholders;

    - voting for directors and qualification of nominees;

    - shareholder action without a meeting;

    - qualifications for valid shareholder proposals at meetings;

    - indemnification and limited liability of directors and others; and

    - the amendment provisions themselves.

    The shareholders may only amend the Bylaws through a vote of the holders of at least 75% of the then outstanding shares.

    For so long as the Foundation owns at least 20% of the outstanding shares of common stock, any amendment of the Bylaws will be subject to the prior review and approval of the OCI.

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                          COMPARISON OF RIGHTS OF UWS
                 SHAREHOLDERS BEFORE AND AFTER THE COMBINATION

    This section of the Proxy Statement/Prospectus describes the material differences between the rights of holders of UWS common stock before and holders of Cobalt common stock after the combination. While UWS and BCBSUW believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the differences between being a shareholder of UWS before and holders of Cobalt common stock after the combination.

INTRODUCTION

    Upon completion of the combination, the Amended and Restated Articles of Incorporation and Bylaws of Cobalt will replace those that currently govern your rights as a shareholder of UWS. Cobalt's Amended and Restated Articles of Incorporation and Bylaws are materially different from UWS's present Articles of Incorporation and Bylaws, especially as they relate to the election of directors after the combination. The purpose of these new restrictions is to comply with the licensing requirements of the Association.

    Set forth below is a brief comparison between certain provisions of Cobalt's Amended and Restated Articles of Incorporation and Bylaws, on one hand, and those of UWS, on the other hand. UWS is, and Cobalt after the combination will continue to be, a Wisconsin corporation, and therefore there are no differences in applicable statutes. The provisions compared below are limited to those that, in our view, are materially different from one another; this summary is not an exhaustive list of differences. The Amended and Restated Articles of Incorporation and Bylaws of Cobalt are included as ANNEXES F AND G to this Proxy Statement/Prospectus. Copies of UWS's current Articles of Incorporation and Bylaws are available for inspection at UWS's main office, or UWS will send them to you upon request.

NOMINATION AND ELECTION OF DIRECTORS

    The current Articles of Incorporation and Bylaws of UWS provide that any shareholder who wishes to nominate a candidate for the board of directors must comply with the notice and other requirements contained in the Shareholder Notice Procedure in order to effectively nominate such candidate. See "DESCRIPTION OF REGISTRANT'S SECURITIES--Advance Notice Provision for Shareholder Nomination and Shareholder Proposals." The Shareholder Notice Procedure generally provides that a shareholder's notice must be delivered to UWS not later than 90 days nor more than 120 days prior to the last Tuesday in May in the event of an annual meeting, and, in the event of a special meeting, not earlier than the 90th day prior to such meeting and not later than the close of business of the later of (i) the 60th day prior to such special meeting or
(ii) the tenth day after public announcement of the date of such special meeting is first made. The notice must also contain, among other things, certain information about the shareholder delivering the notice and, as applicable, background information about each nominee. There are no restrictions contained in the Articles of Incorporation or Bylaws of UWS regarding who may serve as a director of UWS.

    Following the combination, the Amended and Restated Bylaws of Cobalt will contain similar provisions regarding notification by shareholders for nominating candidates to the board of directors. See "COBALT ARTICLES OF INCORPORATION AND BYLAWS--Shareholder Proposals." However, there are additional restrictions on shareholder nominations that do not currently exist under the Articles of Incorporation and Bylaws of UWS. For example, the Amended and Restated Articles of Incorporation and Bylaws of Cobalt generally provide that only "qualified candidates" may serve on the Cobalt board of directors. See "COBALT ARTICLES OF INCORPORATION AND BYLAWS--

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Qualification of Directors" and "COBALT ARTICLES OF INCORPORATION AND BYLAWS--
Qualified Candidates" for a description of what constitutes a "qualified candidate." Additionally, immediately after the combination, at least 80% of the Cobalt directors must qualify as Independent Directors (as defined in "COBALT ARTICLES OF INCORPORATION AND BYLAWS--Qualification of Directors"). The percentage of Cobalt directors that must be Independent Directors will decrease to 50% as the Foundation's stock ownership (through BC Holdings) decreases, according to a formula described above in "COBALT ARTICLES OF INCORPORATION AND BYLAWS--Qualification of Directors."

    There are also conditions contained in the voting trust and divestiture agreement regarding the voting of shares of Cobalt common stock owned by the Foundation and held in the voting trust with respect to the nomination and election of directors. In general, the trustee will vote those shares in favor of each nominee whose nomination has been approved by (i) a majority of the Independent Directors and (ii) a majority of the entire Cobalt board of directors. If any candidates are eligible for election to the board of directors who, if elected, would not qualify as Independent Directors, then the trustee will vote the Foundation's shares for any such candidates in the exact proportion as Cobalt shareholders vote all shares of Cobalt common stock not held in the voting trust; PROVIDED, HOWEVER, that if director seats are eligible for public shareholder representation, the trustee will be directed to vote its shares in the same proportion and for the same candidates voted for by the other Cobalt shareholders. This provision will terminate at such time as the Foundation owns less than 20% of the outstanding shares of Cobalt common stock. In addition, unless a majority of the Independent Directors and a majority of the entire Cobalt board of directors initiates or consents to such action, neither the Foundation nor the trustee of the voting trust may nominate any candidate to fill any vacancy on the Cobalt board of directors. See "THE COMBINATION--Voting Trust and Divestiture Agreement--Voting of Shares Held in Voting Trust."

REMOVAL OF DIRECTORS

    Under the current Bylaws of UWS, the shareholders may, by vote of a majority of a quorum in a meeting called for this purpose, remove one or more directors, with or without cause. Under the Amended and Restated Articles of Incorporation of Cobalt, a vote of the holders of 75% of all outstanding voting shares is required for removal of a director. In addition, a director of Cobalt may be removed only for cause, which means gross negligence or willful misconduct in the performance of the director's duty to the company in a matter of substantial importance to the company.

NUMBER OF DIRECTORS

    The Bylaws of UWS fix the number of directors at nine. This number is
subject to change through amendment of the Bylaws as described at page   below.
The Amended and Restated Bylaws of Cobalt allow an independent board majority to change from time to time the number of directors, as well as the number of board seats in each class. However, unless the Amended and Restated Articles of Incorporation of Cobalt are amended, the number of directors must be between 3 and 9, and each class of directors must be as nearly as possible equal in size.

QUORUM OF DIRECTORS

    Under the Bylaws of UWS, a quorum of directors consists of a majority of the directors then in office. Under the Amended and Restated Articles of Incorporation of Cobalt, a quorum of directors consists of a majority of the total authorized number of directors, regardless of whether vacancies exist. This means it may be more difficult to achieve a quorum of directors of Cobalt after the combination.

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LIMITATION OF LIABILITY OF DIRECTORS

    In general, the articles of incorporation and bylaws of both UWS and Cobalt provide the full limitation of director liability specified by Wisconsin law.
For a discussion of this limitation, see page   . As discussed above, the
Amended and Restated Articles of Incorporation of Cobalt also absolve a director of any liability for breach of fiduciary duty arising out of any act or vote that the director believes is necessary to avoid endangering the licenses granted to Cobalt or its affiliates by the Association, or that he or she believes is otherwise required by the Association. It is possible this provision could increase the influence of the Association over Cobalt, or reduce the influence of the shareholders over the composition of the board of directors or other fundamental acts or issues.

RESTRICTIONS ON STOCK OWNERSHIP AND TRANSFER

    The Amended and Restated Articles of Incorporation of Cobalt contain very substantial restrictions on the number of shares of common stock and other securities of Cobalt that may be beneficially owned by any person other than the
Foundation. These restrictions are summarized on page   under "COBALT ARTICLES
OF INCORPORATION AND BYLAWS--Limitations on Common Stock Ownership." These restrictions have been imposed at the insistence of the Association, to further its policy that no shareholder or group of shareholders in concert should gain substantial influence over a licensee.

    The ownership restrictions, especially viewed together with the restrictions on nomination and election of directors described above, may limit the marketability of, and consequently the market value of, shares of common stock of Cobalt in one or more of the following ways:

    - The value of outstanding shares may decline, or be deterred from increasing, because certain persons who already own shares are prohibited from purchasing more.

    - The value of outstanding shares may decline, or be deterred from increasing, because persons who might otherwise consider trying to acquire Cobalt in a transaction that would provide a premium to existing shareholders will be discouraged by the inability of shareholders to gain control, or substantial influence, over management.

    - Forced sales of "excess shares" by the share escrow agent may have a depressing effect on the market for common stock of Cobalt.

SHAREHOLDER ACTION WITHOUT MEETING

    The Articles of Incorporation of UWS permit shareholder action to be taken without a meeting, by written consent of the holders of the number of shares that could have accomplished the same action if a meeting had been held. The Amended and Restated Articles of Incorporation and Bylaws of Cobalt specifically deny the shareholders the power to act by written consent. This denial may make it more difficult for the shareholders to act on a matter not supported by the board of directors of Cobalt.

AMENDMENT OF ARTICLES OF INCORPORATION

    Except as otherwise required by Wisconsin law in certain circumstances, the Articles of Incorporation of UWS may be amended in any respect by action of a majority of a quorum of the board of directors, together with the affirmative vote of the holders of at least a majority of all the outstanding shares of UWS.

    Under the Amended and Restated Articles of Incorporation of Cobalt, amendment of any of a long list of provisions contained in the articles requires the approval of both an independent board majority and the holders of at least 75% or more of the outstanding shares of stock eligible to vote. The provisions
subject to the supermajority vote requirement are listed on page   . The purpose
and

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effect of these limitations is to make it substantially harder to repeal or otherwise affect the provisions intended to perpetuate control in the Independent Directors.

    After the combination, and for so long as the Foundation beneficially owns at least 20% of the outstanding common stock of Cobalt, amendments to the Amended and Restated Articles of Incorporation will be subject to the prior approval of the OCI.

AMENDMENT OF BYLAWS

    The Bylaws of UWS may be amended by vote of shareholders holding shares constituting a majority of a quorum. The Bylaws may also be amended by a majority of a quorum of the directors of UWS, but the shareholders have the power to adopt Bylaws that explicitly may not be amended or repealed by the board of directors.

    The Amended and Restated Bylaws of Cobalt provide that the shareholders may not amend the Amended and Restated Bylaws without the affirmative vote of the holders of at least 75% of the outstanding voting shares. The shareholders of Cobalt will not have the power to adopt a bylaw that is not subject to amendment or repeal by the board of directors. Any amendment by the board of directors
touching on a variety of issues, as listed at page   above, requires the vote of
an independent board majority.

    After the combination, and for so long as the Foundation beneficially owns at least 20% of the outstanding common stock of Cobalt, amendments to the Amended and Restated Bylaws will be subject to the prior approval of the OCI.

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                                BUSINESS OF UWS

GENERAL

    United Wisconsin Services, Inc. is a Wisconsin corporation organized in May of 1998 for the purpose of owning and operating the managed care companies and specialty business of UWS's predecessor, American Medical Security Group, Inc. (formerly United Wisconsin Services, Inc.). On May 27, 1998, the board of directors of AMSG approved a formal plan to contribute the managed care companies and specialty business to UWS and spin off UWS to AMSG's shareholders. The new corporation originally was named Newco/UWS, Inc., and subsequently was renamed United Wisconsin Services, Inc. The spin-off resulted in the distribution on September 25, 1998 of one share of common stock of UWS for each share of AMSG common stock held as of September 11, 1998. AMSG received a private letter ruling from the Internal Revenue Service that the spin-off was tax free to AMSG, UWS and their shareholders.

    UWS's principal executive offices are located at 401 West Michigan Street, Milwaukee, Wisconsin 53203 and its telephone number at that address is
(414) 226-6900. As used herein, the term "UWS" includes United Wisconsin Services, Inc. and its subsidiaries.

    UWS is a leading provider of managed health care services and employee benefit products sold primarily in Wisconsin, but also serving markets in 49 other states and the District of Columbia. The products and services offered by UWS comprise a broad range of group medical and related benefit products, which provide employers with cost effective solutions to their employee benefits needs. Managed health care services are delivered through health maintenance organization ("HMO") and point-of-service ("POS") products, as well as other related products that encourage or require the use of contracting providers. HMO and POS products help control health care costs by various means, including utilization controls such as pre-admission approval for hospital inpatient services, pre-authorization of outpatient surgical procedures, and capitated or discounted fee arrangements. UWS also offers various specialty products and services including prepaid dental care, life, disability and other products, managed care workers' compensation, cost containment, health care electronic data interchange, pharmaceutical management, managed care consulting and receivables management.

    Compcare Health Services Insurance Corporation ("Compcare"), a wholly owned subsidiary of UWS, was organized in 1971 and operates primarily in southeastern Wisconsin. Compcare is Wisconsin's oldest and second largest HMO in terms of enrollment and premium revenues. Valley Health Plan, Inc. ("Valley"), an HMO in Northwestern Wisconsin, was acquired by UWS in 1992. Its major provider is Midelfort Clinic Ltd., Mayo Health Systems ("Midelfort"). Unity Health Plans Insurance Corporation ("Unity"), an HMO serving southwestern and central Wisconsin, was formed by the combination of HMO of Wisconsin Insurance Corporation ("HMOW") and the business of U-Care HMO, Inc. ("U-Care"). HMOW and U-Care were purchased by UWS effective October 1, 1994. Community Physicians' Network, Inc. ("CPN") and the University of Wisconsin-Madison Medical Foundation constitute the provider networks for Unity.

    UWS's HMO products are sold primarily by a salaried sales force to employers and other groups. Specialty products and services are sold through a variety of distribution channels to employer groups and providers in Wisconsin and throughout the United States.

    BCBSUW owns approximately 46.3% of the outstanding common stock of UWS as of September 30, 2000, and is UWS's largest shareholder.

UWS'S STRATEGY

    UWS believes current market conditions in health care favor companies that provide quality health care products and services, while ensuring meaningful cost containment for the buyer. UWS also believes there are significant niches offering opportunities for companies that are responsive to

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consumer demand for affordable health care. UWS is a managed care leader in
Wisconsin due to the quality and extent of its provider network, the number of members, the breadth of its managed care product offerings and the pricing of those products. UWS also believes there are opportunities to develop or enhance specialty managed care products and services which will leverage UWS's expertise in the health care market. To take advantage of market opportunities, UWS has developed the following business strategy:

    - EMPHASIZE COST-EFFECTIVE ACCESS TO QUALITY HEALTH CARE OPTIONS. UWS believes that rising health care costs continue to cause buyers to seek cost-effective quality health care options for employees. UWS plans to focus on this demand through its HMO and specialty managed care products by offering a full range of products coupled with state-of-the-art managed care techniques and competitive administrative costs. UWS markets, in selected Wisconsin counties, its "United 24" product, which combines health, disability and workers' compensation coverage into a single lower premium product.

    - PURSUE ACQUISITIONS AND DEVELOP STRATEGIC ALLIANCES. UWS intends to continue to pursue strategic acquisitions and alliances, including agreements with providers that it believes will complement or enhance its existing products and/or markets. Since 1996, UWS has expanded its HMO operations through two new start-up HMO's in the northern half of Wisconsin in a partnership arrangement with two major providers. In 1999, UWS acquired three specialty businesses--Allegro, Ltd., HCX and Comprehensive Collection Services, Inc. In 2000, UWS expanded its workers' compensation case management business through the acquisition of Seltzer/ Delman, Inc.
     Effective November 1, 2000, UWS completed its negotiations leading to the takeover of the insurance operations of Family Health Plan Cooperative, Inc., an HMO in Milwaukee, Wisconsin. Further, UWS believes that additional strategic alliances will enable UWS to provide additional products and services in its existing markets.

    - EXPAND GEOGRAPHICALLY. UWS intends to continue to expand its activities outside of its traditional areas of operation, both inside and outside of Wisconsin. Compcare has continued to increase its market share in southeastern Wisconsin by expanding its provider networks in counties surrounding Milwaukee. UWS continues to expand its life and disability products through a brokerage sales effort in the upper Midwest. The workers' compensation product is being actively marketed in Iowa and Illinois, and UWS seeks additional opportunities to expand the workers' compensation business through acquisitions or strategic joint ventures. In 1999, UWS formed a joint venture with Health Care Service Corporation, a Mutual Legal Reserve Company, doing business as Blue Cross Blue Shield of Illinois ("HCSC") to manage and sell workers' compensation business. In addition, UWS may acquire other managed care companies or related lines of business in order to enter new markets both inside and outside of Wisconsin.

    - LEVERAGE THE BLUE-REGISTERED TRADEMARK- BRAND. Effective in August, 1999, UWS began utilizing the Blue Cross-Registered Trademark- and Blue Shield-Registered Trademark- trademarks for its Compcare and Blue products. Branding at Compcare has afforded UWS marketing opportunities that were not available to an unbranded product. UWS's relationship with BCBSUW has provided the individual specialty businesses the ability to expand their markets for specialty products and services to other Blue Cross and Blue Shield plans nationwide. UWS currently has business contracts with other Blue Cross and Blue Shield plans, including Empire Blue Cross & Blue Shield, Blue Cross & Blue Shield of Arizona, Inc. and Blue Cross & Blue Shield of Kansas City.

    In addition to the strategic initiatives outlined above, during 2000, UWS formed an alliance to create a comprehensive set of e-commerce services. This gives UWS a competitive market advantage in leveraging the Blue
Cross-Registered Trademark- brand and enables individuals and small group employers to use the

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Internet for real-time price quotes, plan comparisons and online enrollment.
This effort is expected to enhance marketing efforts and reduce administrative expenses in the future.

    Also, effective June 1, 2000, UWS expanded on an existing clinical services contract with WellPoint Pharmacy Management to include pharmacy claims processing services. As of September 30, 2000 this contract covered approximately 168,000 lives.

    On April 1, 2000, UWS terminated its unprofitable contract with the State of Wisconsin for Compcare HMO's participation in the state's Medicaid program, including the BadgerCare segment. Unity's and Valley's participation in the program was also significantly reduced.

HMO PRODUCTS

    PRODUCTS

    Compcare offers a variety of HMO and POS products throughout Wisconsin. POS products have become the coverage of choice for a number of employers as they provide a complete replacement for programs that include a preferred provider organization ("PPO") plan or both traditional indemnity and HMO coverages. Compcare offers its members a broad network of providers, which include all three of the major integrated health care systems in southeastern Wisconsin.

    Valley offers the following plans: (i) the Group Plan, a comprehensive HMO plan; (ii) the Partner Plan, a traditional HMO plan which incorporates co-payments; (iii) POS products, which combine a traditional HMO plan and an out-of-network benefit with deductible and coinsurance; (iv) a Medicare Supplement product, which is designed to cover all or part of health care costs incurred and the government program's allowed payments; (v) a small group product, combining managed care with deductibles and co-payments; (vi) an HMO Medicaid plan, which is a comprehensive HMO plan for Medicaid recipients; and
(vii) BadgerCare, which is a comprehensive HMO for uninsured families on Medicaid with income below specified federal poverty levels.

    Unity markets comprehensive managed care products to employer groups and individuals in 28 counties in central and southwestern Wisconsin. Unity's product offerings include HMO, POS, and third party administrator ("TPA") services. The HMO product includes a variety of benefit coverage options with multiple co-pay and deductible options tailored to meet customer needs. Coverage primarily requires the use of providers within the network. The POS product offers flexible insurance options with three levels of benefit coverage available. Options to access health care services can vary from HMO to traditional indemnity coverage. TPA services sold under the brand name TPA Plus offer employers self-funded benefit plan administration. In addition to traditional administrative services, options are available to select network and medical management services, which lower costs through the use of participating providers.

    The POS plans provide significant incentives for members to utilize the plans' managed care benefits and provide reduced benefits and increased deductibles and co-payments when providers outside of the POS network render services. In order to receive the higher level of benefits available within the network, a member must follow referral and prior authorization requirements by receiving care from a primary care physician within the network or be referred to a specialist by the primary care physician. These incentives lower the overall premium for the group, even though the POS premiums tend to be slightly higher than comparable traditional HMO products. POS plans provide a greater level of health care cost control than a traditional HMO or an indemnity plan. POS plans are sold generally as a complete replacement for an employer's HMO and indemnity offerings.

    MARKETING AND CUSTOMERS

    Marketing HMO products generally is a two-step process. Presentations are made first to employers. Once selected by an employer, UWS then directly solicits members from the employee base.

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During periodic "open enrollments," when employees are permitted to change health care programs, UWS uses advertising and work site presentations to attract new members. Virtually all of the HMO employer group contracts are renewable annually.

    Significant factors in HMO selection by employers and employees include the composition of provider networks, quality of services, price, choice and scope of benefits, and market presence. To the extent permitted by the OCI and the federal government, UWS can offer an employer a wide spectrum of benefit options, including federally qualified and non-federally qualified products. To address rising health care costs, some employers now consider a variety of health care options to encourage employees to use the most cost-effective form of health care services. These options, which include HMO and POS plans, may either be self-funded or provided by third parties.

    As of September 30, 2000, HMO insured membership consisted of the following (in numbers of individuals):

                                             HMO        POS      MEDICAID    TOTAL
                                           --------   --------   --------   --------
                                               COMMERCIAL
                                           -------------------
Compcare.................................  112,288     55,224        --     167,512
Valley...................................   25,234      9,980       835      36,049
Unity....................................   58,031     19,394     3,309      80,734
                                           -------     ------     -----     -------
                                           195,553     84,598     4,144     284,295
                                           =======     ======     =====     =======

    Trends in membership over the last several years have shown that there is strong growth in UWS's commercial products. The reduction in the number of Medicaid members during 2000 is a result of UWS terminating Compcare's participation in Wisconsin's Medicaid program, including the BadgerCare segment. Unity and Valley's participation in the program was also significantly reduced.

    Compcare's operations in the six counties included in the southeastern Wisconsin region comprise approximately 85% of its total membership. The remainder of Compcare's membership is spread throughout Wisconsin. Valley operates in a 15 county area in western Wisconsin, and Unity operates in a 28 county area in southwestern and central Wisconsin. In addition, UWS has two strategic partnerships to offer HMO products in northern Wisconsin. Compcare Northwest is a partnership with the Duluth Clinic to bring managed care operations to the under-served rural market. Northwoods Health Plans, LLC is a joint venture formed with Howard Young Health Care, Inc., a leading provider of health care services in north-central Wisconsin. UWS believes that expansion efforts will contribute to increased enrollment by attracting new employer groups and by increasing penetration with existing employer groups.

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    The following table identifies the top ten group contracts with the highest
HMO earned premium for the nine months ended September 30, 2000:

                                                               PERCENTAGE OF
                                                              EARNED PREMIUMS
                                                              ---------------
State of Wisconsin..........................................        15.6%
Federal Employee Health Benefits Program....................         4.5
Medicaid....................................................         4.4
Milwaukee County............................................         3.4
Milwaukee Public Schools....................................         2.5
Briggs & Stratton Corporation...............................         2.4
CSM Alliance................................................         2.1
Construction Worker Health Fund.............................         1.7
Catholic Archdiocese........................................         1.5
Milwaukee County Transit System.............................         1.4
                                                                   -----
  Subtotal..................................................        39.5
Other employer groups (3,140 in number).....................        60.5
                                                                   -----
                                                                   100.0%
                                                                   =====

    The HMOs have significant enrollment among federal, state and municipal government employees, as well as employees represented by collective bargaining units. UWS believes that health care will continue to be an important negotiating issue with organized labor groups and that the reputation of UWS's HMOs will be advantageous to its future marketing efforts. For information regarding segment information for UWS, see Note 12, "Segment Reporting", on page F-29 of the UWS Consolidated Financial Statements attached to this Proxy Statement/Prospectus.

    Pursuant to a service agreement, UWS utilizes BCBSUW's salaried sales force that as of September 30, 2000, consisted of 31 account executives, one agency manager, seven agency consultants, four sales directors, one Internet sales manager and two Internet sales representatives to market HMO products. UWS directly employs a sales staff of six account executives, one sales director, one agency manager and one agency consultant who market products for Unity as well as BCBSUW.

    PROVIDERS

    Compcare, Valley and Unity contract with physicians and hospitals to provide medical services to their members. Compcare has an extensive provider network in southeastern Wisconsin, which included 4,520 physicians as of September 30, 2000. Compcare is the only HMO that contracts with all eight of the largest multi-specialty clinics in Milwaukee for the provision of health care services to its members. This network is augmented by individual physicians, hospitals and independent physician associations ("IPAs") affiliated with Milwaukee's largest hospitals. Providers outside of Milwaukee consist of multi-specialty clinics and hospitals. Ancillary services are provided under capitated arrangements through sub-networks including chiropractic, mental health, oral surgery, home care, durable medical equipment and vision. Compcare's contracts with providers renew annually. Compcare considers its relationships with its provider networks to be good and has been able to renew its provider contracts on acceptable terms.

    Approximately 53.4% of Valley's medical and other benefits are provided under an arrangement with Midelfort and its affiliate, Luther Hospital, which UWS believes are the leading medical services providers in Eau Claire, Wisconsin. Arrangements with three smaller area clinics and five other hospitals provide a majority of the other medical and other benefits for Valley. As of September 30, 2000, Valley's provider network consisted of 361 physicians. Approximately 79% of Valley's physician services are provided under the Midelfort arrangement. The relationship with Midelfort is generated by the Valley provider arrangement, which extends through December 31, 2002. Valley's contracts with its

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other providers renew annually. UWS considers its relationships with Midelfort and its other providers for Valley to be good and has been able to renew provider contracts on acceptable terms.

    Unity contracts with Community Physicians' Network, Inc. ("CPN"), an IPA, and University Health Care, Inc. ("UHC"). UHC is a non-profit-tax-exempt corporation which contracts on behalf of the University of Wisconsin Hospital and Clinics, the University of Wisconsin Medical Foundation and the University of Wisconsin School of Medicine. CPN and UHC provide the majority of physician services for Unity's membership throughout its 28 county service area. CPN and UHC collectively contract with approximately 640 primary care providers and 2,400 specialists and ancillary health care providers. In addition, Unity contracts directly with approximately 43 acute care and specialty care hospitals.

    Compcare, Valley and Unity manage the cost of health care provided to members through the method of payment and risk-sharing programs with physician groups and hospitals and through their respective utilization management programs. The method of payment consists of a combination of capitation, fee schedules and discounted fee-for-service arrangements. Capitation allows the payment of a fixed amount per member per month to providers, regardless of the level of services provided, which stabilizes medical and dental costs. For the nine months ended September 30, 2000, approximately 25.3%, 23.4% and 55.5% of Compcare's, Valley's and Unity's medical benefits, respectively, were provided under capitated arrangements.

    For certain medical providers, compensation for services is calculated on a discounted fee-for-service basis. Under this arrangement, UWS will reimburse physician groups for services rendered based upon negotiated fee schedules or usual and customary charges less an agreed-upon discount. Hospitals may be reimbursed at a set per diem rate for each inpatient day, on a flat rate per procedure basis, or on a discounted charge basis. In fee-for-service arrangements, risks associated with utilization are retained by Compcare and Valley. However, such arrangements provide Compcare and Valley with greater pricing flexibility and opportunities to benefit by the application of underwriting on a group-specific or individual basis. Furthermore, fee schedule-based compensation allows Compcare and Valley to better target improvement in loss ratios through product development and benefit modification. Such changes are more difficult in a capitated system since capitation levels must be renegotiated before any effective changes can be made to benefits or products.

    OPERATIONS OF PROVIDER ARRANGEMENTS

    Valley has a provider arrangement with Midelfort. The current term of the provider arrangement is through December 31, 2002, with options for additional renewal terms of one year each. During the initial five-year term of the provider arrangement, after-tax profits or losses were shared equally with Midelfort. The second amended and restated joint venture effective as of January 1, 2000 changed the profit sharing between UWS and Midelfort. A final settlement for the prior arrangement with Midelfort equaled $0.4 million for the nine months ended September 30, 2000.

    Under the new provider agreement, Midelfort shares in 50% of the net profits (losses) relating to the HMO and POS products. Net profit/loss of HMO products and POS products are separately calculated on an annual basis. Midelfort's profit (loss) sharing on the POS product is capped at $100,000 for 2000 increasing to $200,000 for 2002. Midelfort has an option to repurchase all the capital stock of Valley on December 31, 2002 for Valley's net equity plus $400,000. If Midelfort exercises its repurchase option, UWS would have no ongoing interest in Valley.

    Prior to January 1, 2000, Unity had provider agreements with Community Health Systems, LLC ("CHS") and UHC that provided for profit-sharing. These agreements were renegotiated in 1999 with an effective date of January 1, 2000. Under the original agreements, 50% of the pre-tax profits were shared, with CHS receiving 30% and UHC receiving 20%. The combined profit-sharing earned by CHS and UHC equaled $6.4 million for the five years ended December 31, 1999. CHS and UHC had

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options to repurchase the businesses originally sold to UWS on November 1, 1999.
Under the renegotiated agreements, the repurchase options can be exercised on November 1, 2004.

    Under the renegotiated agreements, which are effective on January 1, 2000, profit-sharing payments were eliminated with the exception of payments due to UHC for the years 2001 through 2004. During each of these years, UHC is eligible to receive a portion of the pre-tax income as an annual performance bonus, however the payments for the four-year period are limited to $650,000. The renegotiated agreements are in effect for five years beginning January 1, 2000 and automatically renew for an additional five years unless either CHS or UHC exercises its purchase option or there is a termination of the agreement for cause.

    CHS and UHC have options to repurchase the business originally sold to UWS including the increased membership relative to their respective provider networks on December 31, 2004. CHS has the option to repurchase its proportionate share of Unity for the current net worth of the business being repurchased. UHC has the option to purchase its share of Unity for $500,000 plus the proportionate share of the net worth of Unity attributable to the UHC business less any unpaid amount of the maximum performance bonus ($650,000). Exercise of the repurchase option ends the agreement with respect to that party. If both repurchase options are exercised UWS would have no ongoing interest in Unity.

    COST CONTAINMENT

    The majority of medical management and cost containment services for Compcare are provided by UWS's wholly-owned subsidiary, Innovative Resource Group, Inc. ("IRG"). Cost containment for Valley and Unity is coordinated by medical directors in conjunction with the medical staffs of their providers.

    MANAGEMENT INFORMATION SERVICES

    Each of UWS's HMOs utilizes information systems developed and/or customized specifically to meet the needs of the HMO. The information systems support marketing, sales, underwriting, contract administration, billing, financial and other administrative functions as well as provider capitation and claims administration, provider management, quality management and utilization review.

    UWS continually evaluates, upgrades and enhances the information systems that support its operations. Certain information system functions utilized by Compcare and Valley are outsourced to third parties.

    SPECIALTY MANAGED CARE PRODUCTS AND SERVICES

    In the last few years, UWS has focused on growing the specialty products and services it offers. Such products and services include prepaid dental care, life, disability and other products, managed care workers' compensation, consulting and cost containment, health care electronic data interchange, pharmaceutical management, managed care consulting, receivables management and other medical benefits. Such specialty products are sold through a variety of methods, including brokers, agents and an in-house sales force. For additional information on UWS's specialty managed care products, see Note 12, "Segment Reporting", on page F-29 of the UWS Consolidated Financial Statements attached to this Proxy Statement/Prospectus.

    DENTAL HMO

    In 1997, a separate corporate entity, Heartland Dental Plan, Inc. ("Heartland Dental"), was established to manage UWS's dental HMO operations (formerly known as Dentacare). Prepaid dental services were provided to 178,075 members as of September 30, 2000, which makes Heartland Dental

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the largest dental HMO in Wisconsin. Premium revenues attributable to Heartland
Dental were $24.0 million for the nine months ended September 30, 2000.

    Heartland Dental contracts with group dental practices on a capitated basis throughout Wisconsin and northern Illinois. Members receive services through their selected dental center. In addition, Heartland Dental offers POS and out-of-area products. The Heartland Dental provider network had 257 dental providers as of September 30, 2000. Heartland Dental competes with other regional and national managed care dental plans, indemnity dental insurance, self funded dental plans and direct reimbursement dental programs.

    Heartland Dental offers products with varying benefit options, most of which cover all preventive and diagnostic services. Other services are offered at various levels of coverage. All products cover pre-existing conditions and the full range of dental services, including orthodontics.

    LIFE, DISABILITY AND OTHER

    UWS offers group term life and accidental death and dismemberment ("AD&D") coverages as well as dependent life and accelerated death benefits. Short and long-term disability products have been designed to provide income replacement for an employee who becomes disabled through a non-work related situation. UWS's Rapid Pay plan is a unique short-term disability product by which claimants receive benefits on a timely basis with minimal up-front paperwork. As of September 30, 2000, UWS had a total of 273,600 life and disability certificates. Insured premium revenue related to life and disability products was $42.1 million for the nine months ended September 30, 2000. Certain life and disability products are underwritten by United Wisconsin Life Insurance Company ("UWLIC"), a wholly owned subsidiary of AMSG, and ceded to United Heartland Life Insurance Company ("UHLIC"), a wholly-owned subsidiary of UWS which is licensed in five states and has applications pending in six additional states. UWLIC is licensed to do business in 39 states and the District of Columbia. United Wisconsin Insurance Company ("UWIC"), a wholly owned subsidiary of UWS which sells disability products, is licensed in 35 states and the District of Columbia. UWS competes with national providers of group life and disability coverage.

    An insurance company's rating is an important factor in establishing its competitive position. In 1999, UWIC, UWLIC and UHLIC were assigned ratings of "A-" (Excellent) by A.M. Best Company, Inc. ("A.M. Best"). The "A-" rating is the fourth highest rating given to insurance companies.

    MANAGED CARE WORKERS' COMPENSATION

    Through United Heartland, Inc. ("United Heartland"), a wholly owned subsidiary of UWS, UWS applies managed care techniques to the workers' compensation market in Wisconsin. The workers' compensation coverage sold through United Heartland is underwritten by UWIC in those states where UWIC is licensed to provide such coverage. A reinsurer assumes risk for coverage in those states where UWIC is not licensed to provide workers' compensation coverage. Health services revenue attributable to United Heartland approximated $23.2 million for the nine months ended September 30, 2000. During 2000, UWS retained 80% of the workers' compensation risk and ceded the other 20% to a reinsurer. The workers' compensation market, both nationally and in Wisconsin, is extremely competitive. Competition has primarily come from the large, national multi-line property and casualty insurance companies.

    UWS believes the key elements to success in the workers' compensation insurance business are service to employers and control of workers' compensation costs through comprehensive loss control and claims management procedures. As part of its underwriting process, United Heartland performs a loss control review of each prospective insured prior to making a commitment to provide coverage. It also examines the employer's commitment to developing or improving light duty/return to work programs, safety awareness programs, supervisor training in accident investigation and enforcement of

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
safety in the workplace. United Heartland also reviews the financial resources of the employers to verify an ability to follow through on any commitments made that may require a capital expenditure.

    United Heartland utilizes medical management resources to assist in the adjustment of its claims, which include: (i) access to BCBSUW's usual and customary charges database; (ii) the PPO network established by UWS for United Heartland clients; and (iii) access to the hospital bill audit and medical staff of UWS as needed in claims handling. UWS believes this managed care capability, combined with a commitment to communicating with employers, employees and medical providers, assists United Heartland in monitoring the major cost factors of workers' compensation claims. Cost savings have been demonstrated as evidenced by the fact that United Heartland's customers have experienced an average claim cost that was 40% lower than the industry average in Wisconsin for the nine months ended September 30, 2000.

    United Heartland has formed a joint venture with HCSC to manage and sell workers' compensation business through a new managing general agency, United Heartland Illinois. All new workers' compensation business sold under the joint venture and that renewed from Illinois' prior workers' compensation insurance company, Third Coast Insurance Company ("TCIC"), is being insured by UWIC. Profits and losses incurred by United Heartland Illinois and UWIC related to the joint venture are being shared with HCSC. For the nine months ended
September 30, 2000, the joint venture has recorded earned premiums of $2.6 million. Sales in the second half of 2000 have increased significantly as the workers' compensation market has tightened and several competing carriers had their A.M. Best ratings downgraded. The joint venture will capitalize on United Heartland's expertise in applying managed care techniques to workers' compensation business.

    COST CONTAINMENT SERVICES

    Through Meridian Resource Corporation ("Meridian"), UWS specializes in providing cost containment services to insurance companies, third party administrators, HMO's, employers, providers, government agencies, coalitions and other organizations to assist them in reducing their expenses and provide more cost effective health care delivery. Cost containment services include hospital bill audit, claim repricing, DRG validation, claims audit subrogation recovery, collection and fraud investigation and recovery services. UWS competes against other stand-alone companies that provide similar cost reduction strategies and other large insurance companies that provide these services. Revenues from managed care cost containment services totaled $6.9 million for the nine months ended September 30, 2000.

    HEALTH CARE ELECTRONIC DATE INTERCHANGE ("EDI") SERVICES

    United Wisconsin Proservices, Inc. ("Proservices") provides software and claim submission services and has created the largest provider/insurer network for such services in Wisconsin, extending to over 200 hospitals and clinics in Wisconsin and over 200 home health agencies nationwide. Proservices electronically transmits more than eight million medical claims and other health care transactions annually for such clients as Medicare, Medicaid, private insurers, third party administrators and re-pricers. Proservices competes with other hospital software vendors and national suppliers of electronic claims processing.

    PHARMACY MANAGEMENT SERVICES

    Pharmacy management services promote appropriate and cost-effective pharmaceutical utilization through formulary development, pharmacy network management, pharmacy and therapeutic committees, and concurrent and retrospective drug review. Central to the program is pharmacy benefit management. The pharmacy services division within Innovative Resource
Group, Inc. ("IRG") manages the pharmacy benefits for Compcare and BCBSUW, which approximates 0.5 million members.

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    MANAGED CARE CONSULTING

    IRG provides clients with a broad array of coordinated care management services. The primary products include medical utilization management and large case management, disease management, employee assistance programs, behavioral health management, integrated behavioral health and employee assistance programs, behavioral health networks and claims administration, disability and workers' compensation case management, prenatal education programs, pharmacy management services and drug rebate programs, and health care consulting and data analysis. IRG's customers include self-funded employer groups, insurance companies, reinsurance companies, third party administrators and governmental agencies. In June 2000, IRG expanded its workers' compensation case management business through the acquisition of Seltzer/Delman, Inc. Revenues from managed care consulting services totaled $32.7 million for the nine months ended September 30, 2000.

    The aggregation of these entities has enabled UWS to consolidate operating facilities, merge management information system resources and improve profitability.

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    RECEIVABLES MANAGEMENT

    Comprehensive Receivables Group, Inc. ("CRG"), formerly known as Ladd Enterprises, Inc., is a health care receivables management firm based in Michigan serving health care providers in the Midwest and Southeast and insurance providers on a national level. CRG provides collections and receivables management services to hospitals and other commercial clients. Receivables management services provided within the health care industry represents 95% of CRG's total revenues of $3.9 million for the nine months ended September 30, 2000.

    COMPETITION

    The managed care industry is highly competitive. During the past few years, the managed care industry in Wisconsin and the upper Midwest has experienced consolidation. UWS believes the principal competitive features affecting its ability to retain and increase its managed care membership include the price of benefit plans offered, the composition of provider networks, quality of service, responsiveness to user demands, financial stability, comprehensiveness of coverage, diversity of product offerings, market presence and reputation. Although UWS is a leading provider of managed care services in Wisconsin, UWS may experience increased competition in the future. Humana, Inc. and United Health Group are among UWS's national competitors. The Unity HMO competes with Dean Health Plan, Inc. in the Madison area and surrounding counties. Many of UWS's competitors are larger, have considerably greater financial resources and distribution capabilities and offer more diversified types of insurance coverage than UWS.

    REINSURANCE

    UWS manages its risks through the use of reinsurance. UWS maintains in force both "quota share" and "excess of loss" reinsurance treaties. Quota share reinsurance is a contractual arrangement whereby the reinsurer assumes an agreed percentage of certain risks insured by the ceding insurer and shares premium revenue and losses proportionately. UWS's quota share reinsurance treaties allocate the total amount of business subject to the treaties between UWS and the respective parties to the treaties. Through quota share reinsurance, UHLIC assumes 100% of certain life coverages underwritten by UWLIC. In addition, UWIC cedes to BCBSUW 100% of certain medical coverages. Approximately 20% of UWS's workers' compensation business during 2000 is ceded to an independent non-affiliated reinsurer. Excess of loss reinsurance is used to limit the amount of loss retained by UWS on individual claims or a series of claims. Excess of loss reinsurance is utilized by UWS's HMOs to limit their exposure to inpatient hospital claims or, in the case of Compcare, to organ transplants. UWS limits its retention per claim to $75,000 on its life and disability business. For workers' compensation claims, UWS retains the first $250,000 of a loss, which it shares with its quota share reinsurer, and cedes losses above $250,000 on an individual excess of loss basis to third-party reinsurers. Except for affiliates of UWS, all reinsurers with which UWS contracts are rated "A-" (Excellent) or better by Best.

    SERVICE AGREEMENTS

    UWS and several of its subsidiaries purchase services from, or provide services to, BCBSUW pursuant to written agreements (the "Service Agreements"). Services covered by these agreements include marketing, information systems, legal, investment, actuarial, accounting, underwriting and other administrative and management services. Fees under the Service Agreements are calculated on a cost basis. Costs directly attributable to a particular company are paid by such company. Costs that are not specific to any particular company are allocated based on utilization and allocation methods outlined in the Service Agreements. If the recipient can obtain any of the services under more favorable terms by performing the services itself or by procuring them from a third party, it is not obligated to renew the Service Agreement for those services if the provider is unwilling to substantially match such terms. The Service Agreements automatically renew annually unless otherwise terminated. In addition, the OCI reviews the Service Agreements to ensure that the agreements are reasonable and fair to the interests of the insurance companies that are parties to the agreements. For the nine months ended September 30, 2000, UWS paid approximately $8.7 million for such services, and received approximately $8.8 million from BCBSUW for the provision of such services.

    INVESTMENTS

    UWS attempts to minimize its business risk through conservative investment policies. Investment guidelines set quality, concentration and return parameters. UWS's investment guidelines permit investments in various types of liquid assets, including U.S. Treasury obligations, securities of various Federal agencies and commercial paper, and other assets including corporate debt securities, municipal securities, asset-backed securities, mortgage-backed securities, Yankee securities, equity securities and mutual funds. The minimum average rating of the fixed income portfolio must be "A" or better, based on ratings of Standard & Poor's Corporation or another nationally recognized securities rating organization. UWS invests in securities authorized by applicable state laws and regulations and follows investment policies designed to maximize yield, preserve principal and provide liquidity. UWS's portfolio contains no investments in mortgage loans or non-publicly traded securities, except for investments in affiliates. At September 30, 2000, $31.2 million of UWS's investment portfolios was invested in investment-grade mortgage-backed securities.

    With the exception of short-term investments and securities on deposit with various state regulators, investment responsibilities have been delegated to external investment managers. Such investment responsibilities, however, must be carried out within the investment parameters established by UWS, which may be amended from time to time.

    Securities which may be sold prior to maturity to support UWS's investment strategies, such as in response to changes in interest rates, the yield curve concentration or sector concentration, are classified as available-for-sale and are stated at fair value with unrealized gains and losses reported as a component of shareholders' equity. Securities for which UWS has both the positive intent and ability to hold to maturity are recorded at amortized cost. Bonds, which are held to meet deposit requirements of the various states, are classified as held-to-maturity. All other bonds are classified as available-for-sale.

    The table below reflects investment results for the periods indicated:

                             NINE MONTHS ENDED
                               SEPTEMBER 30,         YEARS ENDED DECEMBER 31,
                            -------------------   ------------------------------
                              2000       1999       1999       1998       1997
                            --------   --------   --------   --------   --------
                                           (DOLLARS IN THOUSANDS)
Average invested
  assets(1)...............  $142,567   $167,893   $161,872   $185,249   $179,505
Net investment
  income(2)...............     6,639      7,044      9,413     10,240     10,317
Average yield.............      6.21%      5.59%      5.82%      5.53%      5.75%
Net realized gains
  (losses)................      (589)     2,539      2,145      9,123     11,921
Net unrealized gains
  (losses) on stocks &
  bonds...................    (2,490)    (4,848)    (4,982)     1,895      4,795

------------------------

(1) Average of aggregate investment amounts at the beginning and end of each period.

(2) Amounts are calculated net of investment expenses, but exclude other interest income and expense.

REGULATION

    GENERAL

    Government regulation of employee benefit plans, including health care coverage, health plans and UWS's specialty managed care products, is a changing area of law that varies from jurisdiction to jurisdiction and generally gives responsible administrative agencies broad discretion. UWS believes that it is in compliance in all material respects with the various federal and state regulations applicable to its current operations. To maintain such compliance, it may be necessary for UWS or a subsidiary to make changes from time to time in its services, products, structure or operations. Additional government regulation or future interpretation of existing regulations could increase the cost of UWS's compliance or otherwise affect UWS's operations, products, profitability or business prospects.

    Federal legislation has significantly expanded regulation of group health plans and health care coverage. The laws place restrictions on the use of pre-existing conditions and eligibility restrictions based upon health status and prohibit cancellation of coverage due to claims experience or health status. Federal regulations also prohibit insurance companies from declining coverage to small employers. Additional federal laws, which took effect in 1998, include prohibitions against separate, lower dollar maximums for mental health benefits and requirements relating to minimum coverage for maternity inpatient hospitalization. UWS does not anticipate that these laws will affect its comparable profitability or business prospects because all insurance companies across the country are subject to the same requirements. Furthermore, many requirements of the federal legislation are similar to small group reforms that have been in place for many years. UWS will be able to utilize and expand upon the cost control measures initiated as a result of small group legislative reform.

    Increasingly, states are considering various health care reform measures which, if passed, may limit the ability of UWS and its health plans to control which providers are part of their networks and hinder their ability to manage utilization and cost effectively. "Patient Protection" laws, which became effective in Wisconsin in late 1998, established a prudent layperson standard for coverage of emergency room care and provided extended access to providers who are no longer part of the plan's network. A number of other states are considering similar legislation. While this could affect UWS's operations in those states, comparable profitability and business prospects should not be impacted because competing insurance companies would be subject to the same legislation.

    HIPAA

    The federal Health Insurance Portability and Accountability Act of 1996 ("HIPAA") contained provisions requiring mandatory standardization of certain communications between health plans, electronic clearinghouses and providers who submit certain health information electronically. HIPAA requires health plans to use specific data content standards, mandates the use of specific identifiers (e.g., national provider identifiers and national employer identifiers) and requires specific privacy and security procedures. Final regulations pertaining to data content standards were published on August 17, 2000 and compliance is mandated by October of 2002. Although the new regulations will have a significant impact on UWS, the impact will be no greater, and in some instances less, than the impact the regulations will have on other insurance companies across the country. Final regulations on the privacy and security of health information have been released and will be published on December 28, 2000. Health plans have two years to comply with these new regulations.

    HMOS

    Wisconsin and the other states in which UWS offers HMO products have enacted statutes regulating the activities of those health plans. Most states require periodic financial reports from HMOs licensed to operate in their states and impose minimum capital or reserve requirements. In addition, certain of UWS's subsidiaries are required by state regulatory agencies to maintain restricted cash reserves represented by interest-bearing instruments which are held by trustees or state regulatory agencies to ensure that adequate financial resources are maintained or to act as a fund for insolvencies of other HMOs in the state.

    As a federally qualified HMO, Compcare must file periodic reports with, and is subject to periodic review by, the Office of Prepaid Health Care at the Health Care Financing Administration.

    UWS's HMOs which have Medicaid contracts are subject to both federal and state regulation regarding services to be provided to Medicaid enrollees, payment for those services and other aspects of the Medicaid program. Medicaid has in force and/or has proposed regulations relating to fraud and abuse, physician incentive plans and provider referrals which may affect UWS's operations.

    Several of UWS's health plans have contracts with the Federal Employees Health Benefit Plan ("FEHBP"). These contracts are subject to extensive regulation, including complex rules relating to the premiums charged. FEHBP has the authority to retroactively audit the rates charged and may seek premium refunds and other sanctions against health plans participating in the program. UWS's health plans, which have contracted with FEHBP, are subject to such audits and may be requested to make such refunds.

    INSURANCE REGULATION

    UWS's insurance subsidiaries are subject to regulation by the Department of Insurance in each state in which the entity is licensed. Regulatory authorities exercise extensive supervisory power over insurance companies relating to the licensing of insurance companies; the amount of capital which must be maintained; the approval of forms and insurance policies used; the nature of, and limitation on, an insurance company's investments; periodic examination of the operations of insurance companies; the form and content of annual statements and other reports required to be filed on the financial condition of insurance companies; and the establishment of capital requirements for insurance companies. UWS's insurance company subsidiaries are required to file periodic statutory financial statements in each jurisdiction in which they are licensed. Additionally, such companies are examined periodically by the insurance departments of the jurisdiction in which they are licensed to do business.

    The National Association of Insurance Commissioners ("NAIC") adopted the Risk-Based Capital ("RBC") for Life and/or Health Insurers Model Act ("RBC Model Act"), effective December 31, 1993, to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks associated with: (i) asset quality; (ii) mortality and morbidity; (iii) asset and liability matching; and (iv) other business factors. The RBC Model Act formula is used by the states to monitor trends in statutory capital and surplus for the purpose of initiating regulatory action. The NAIC adopted similar RBC requirements for property and casualty insurance companies effective December 31, 1994, and for health organizations, including HMOs, effective December 31, 1998. UWS intends to make capital contributions on an ongoing basis to satisfy all promulgated capital and surplus requirements, as needed.

    Under Wisconsin law, insurance companies must provide the OCI with advance notice of any dividend that is more than 15% larger than any dividend for the corresponding period of the previous year. In addition, the OCI may disapprove any "extraordinary" dividend, defined as any dividend which, together with other dividends paid by an insurance company in the prior twelve months, exceeds the lesser of: (i) 10% of statutory capital and surplus as of the preceding
December 31; (ii) with respect to a life insurer, net income less realized gains for the calendar year preceding the date of the dividend; or (iii) with respect to a non-life insurer, the greater of (ii) above or the aggregate net income less realized gains for the three calendar years preceding the date of the dividend less distributions made within the first two of those three years.

    Based upon the financial results of UWS's combined insurance subsidiaries for the year ended December 31, 1999, $1.3 million is available for 2000 dividend payments to their parent without regulatory approval.

    INSURANCE HOLDING COMPANY REGULATIONS

    UWS is a holding company that conducts all of its business through combined entities and is subject to insurance holding company laws and regulations. Under Wisconsin law, acquisition of control of UWS, and thereby indirect control of its insurance subsidiaries, requires the prior approval of the OCI. "Control" is defined as the direct or indirect power to direct or cause the direction of the management and policies of a person. Any purchaser of 10% or more of the outstanding voting stock of a corporation is presumed to have acquired control of the corporation and its subsidiaries unless the OCI, upon application, determines otherwise.

    Each of UWS's combined insurance entities is subject to regulation under state insurance holding company regulations. Such insurance holding company laws and regulations generally require registration with that state's department of insurance and the filing of certain reports describing capital structure, ownership, financial condition, certain intercompany transactions and general business operations. Various notice and reporting requirements generally apply to transactions between companies within an insurance holding company system, depending on the size and nature of the transactions. Certain state insurance holding company laws and regulations require prior regulatory approval or, in certain circumstances, prior notice of, certain material intercompany transfers of assets as well as certain transactions between the regulated companies, their parent holding companies and affiliates, and acquisitions.

    UTILIZATION REVIEW REGULATIONS

    A number of states have enacted laws and/or adopted regulations governing the provision of utilization review activities. Generally, these laws and regulations require compliance with specific standards for the delivery of services, confidentiality, staffing, and policies and procedures of private review entities, including the credentials required of personnel. Some of these laws and regulations may affect certain operations of UWS's business units. A few jurisdictions have enacted laws which hold managed care organizations liable for damages resulting from wrongful denial of care or payment for care. UWS provides utilization review services through IRG in at least one state that has passed such legislation. The liability law encompasses entities that do not provide insurance coverage, but merely provide utilization review services. IRG has developed risk management procedures and believes that it will be able to minimize potential liability for coverage decisions.

    ERISA

    The provision of goods and services to or through certain types of employee health benefit plans is subject to ERISA. ERISA is a complex set of laws and regulations that are subject to periodic interpretation by the federal courts and the United States Department of Labor. ERISA places certain controls on how UWS's business units may do business with employers covered by ERISA, particularly employers that maintain self-funded plans. The Department of Labor is charged with the enforcement of ERISA and has promulgated new regulations which will expand the claim review process. Given that the current state insurance law governing health insurers contains stringent claim appeal process requirements, UWS does not anticipate that the anticipated rules will significantly impact UWS's operations. There have been continued legislative attempts to limit ERISA's preemptive effect on state laws. If such limitations were to be enacted, they might increase UWS's liability exposure under state law-based suits relating to employee health benefits offered by UWS's health plans and specialty businesses and may permit greater state regulation of other aspects of those businesses' operations.

EMPLOYEES

    As of September 30, 2000, UWS employed 1,315 full-time and 90 part-time employees, of whom 212 were managerial and supervisory personnel. In addition, UWS leases the services of 72 people who manage and operate one of its subsidiaries. UWS considers its relations with its employees to be good.

TRADEMARKS

    Compcare-Registered Trademark- is a federally registered service mark of UWS. UWS has filed for and maintains various other service marks and trade names at the federal level and in Wisconsin. Although UWS considers its registered service marks, trademarks and trade names important in the operation of its business, the business of UWS is not dependent on any individual service mark, trademark or trade name. Compcare uses the Blue Cross-Registered Trademark- and Blue Shield-Registered Trademark- trademarks in its business, pursuant to a license agreement with the Association as a controlled affiliate of BCBSUW.

PROPERTIES

    UWS occupies common facilities with BCBSUW and is charged a proportionate share of the cost of such facilities under the Service Agreements. UWS's corporate headquarters are located in Milwaukee, Wisconsin in a 235,000 square foot building leased by BCBSUW. UWS also occupies 45,000 square feet of leased office space located in New Berlin, Wisconsin, approximately 12,000 square feet located in Platteville, Wisconsin, and 32,000 combined square feet at two locations in Waukesha, Wisconsin. In addition, UWS's business is sold and serviced in five other Wisconsin regional offices leased by BCBSUW. Unity owns a 40,000 square foot facility in Sauk City, Wisconsin. IRG and CRG both lease facilities including 9,900 square feet in Hartford, Wisconsin and 12,500 combined square feet at three locations in Michigan, respectively.

    In addition, in conjunction with UWS's acquisition of the insurance operations of Family Health Plan Cooperative, Inc. in November 2000, UWS assumed a 10-year lease for a 60,000 square-foot facility in Brookfield, Wisconsin. UWS is in the process of negotiating sub-lease agreements for the Brookfield facility.

LEGAL PROCEEDINGS

    UWS is currently, and is from time to time, subject to claims and suits arising in the ordinary course of its business. Although the results of litigation proceedings cannot be predicted with certainty, UWS believes that the ultimate resolution of these proceedings will not have a material adverse effect on its financial condition or results of operations.

                  UWS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    UWS is a leading provider of managed health care services and employee benefit products. UWS's two primary product lines are (i) Health Maintenance Organization ("HMO") products sold primarily in Wisconsin, including Compcare Health Services Insurance Corporation ("Compcare"), Valley Health Plan, Inc. ("Valley"), Unity Health Plans Insurance Corporation("Unity") and certain point-of-service ("POS") and other related products managed by Compcare, Valley and Unity; and (ii) specialty managed care products and services, including dental, life, disability and workers' compensation products, managed care consulting, electronic claim submission services, pharmaceutical management, managed behavioral health services, case management and receivables management services, sold throughout the United States. Operating results and statistics for these product groups are presented below for the periods indicated.

    The following Management's Discussion and Analysis should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 1999 and footnotes thereto included on page F-1 of this Proxy Statement/Prospectus. In the discussion below, the number of "members" is equivalent to the number of persons covered by contracts in force.

                  SUMMARY OF OPERATING RESULTS AND STATISTICS

                                            AT SEPTEMBER 30,               AT DECEMBER 31,
                                          ---------------------   ---------------------------------
                                            2000        1999        1999        1998        1997
                                          ---------   ---------   ---------   ---------   ---------
Members at end of period:
  HMO members by business unit:
    Compcare............................    167,512     175,755     184,462     175,037     173,241
    Valley..............................     36,049      41,978      42,814      41,282      37,906
    Unity...............................     87,192      86,749      89,773      87,924      85,117
                                          ---------   ---------   ---------   ---------   ---------
      Total HMO products members........    290,753     304,482     317,049     304,243     296,264
                                          =========   =========   =========   =========   =========

  Specialty managed care products and
    services:
    Life/AD&D...........................    159,007     166,275     166,197     160,619     129,406
    Dental HMO..........................    179,741     175,900     181,236     169,709     169,823
    Behavioral health...................  1,103,966     971,535   1,023,722     992,216     863,538
    Workers' compensation...............     76,858      53,677      57,358      53,025      54,928
    Disability and other................    128,791     134,028     136,070     125,357      97,727
                                          ---------   ---------   ---------   ---------   ---------
      Total specialty managed care
        products and services members...  1,648,363   1,501,415   1,564,583   1,500,926   1,315,422
                                          =========   =========   =========   =========   =========

                                                              NINE MONTHS
                                                                 ENDED                            YEAR ENDED
                                                             SEPTEMBER 30,                       DECEMBER 31,
                                                         ----------------------      ------------------------------------
                                                           2000          1999          1999          1998          1997
                                                         --------      --------      --------      --------      --------
Health services revenue (as a percentage of the
  total):
    HMO products...................................        79.0%         80.3%         80.0%         81.2%         81.7%
    Specialty managed care products and services:
      Service products.............................         7.1           7.8           8.1           6.9           6.8
      Risk products................................        16.5          14.3          14.3          14.7          14.3
    Intercompany eliminations......................        (2.6)         (2.4)         (2.4)         (2.8)         (2.8)
                                                          -----         -----         -----         -----         -----
        Total......................................       100.0%        100.0%        100.0%        100.0%        100.0%
                                                          =====         =====         =====         =====         =====

                                                                   NINE MONTHS
                                                                      ENDED                            YEAR ENDED
                                                                  SEPTEMBER 30,                       DECEMBER 31,
                                                              ----------------------      ------------------------------------
                                                                2000          1999          1999          1998          1997
                                                              --------      --------      --------      --------      --------
Operating Statistics:
  HMO Products:
    Medical loss ratio(1)...............................        94.2%         94.8%         99.8%         88.8%         90.1%
    Selling, general and administrative expense ratio
      (2)...............................................         9.5%         10.4%         10.4%          9.6%          9.3%
  Specialty managed care products and services:
    Service products:
      Operating expense ratio(3)........................        86.8%         92.8%         91.1%         90.9%         95.7%
    Risk products:
      Loss ratio(1).....................................        76.6%         75.2%         75.2%         70.9%         71.5%
      Selling, general and administrative expense
        ratio(2)........................................        23.6%         25.1%         25.1%         24.8%         23.3%
Consolidated:
  Loss ratio(1).........................................        91.1%         91.2%         95.5%         85.3%         86.5%

------------------------

(1) Medical and other benefits as a percentage of premium revenue.

(2) Selling, general and administrative expenses as a percentage of premium revenue.

(3) Operating expense as a percentage of other revenue.

    UWS's revenues are derived primarily from premiums, while medical benefits constitute the majority of expenses. Profitability is directly affected by many factors including, among others, premium rate adequacy, estimates of medical benefits, health care utilization, effective administration of benefit payments, operating efficiency, investment returns and federal and state laws and regulations.

RESULTS OF OPERATIONS

    All financial data in the Results of Operations section are gross numbers and, therefore, are not net of intercompany eliminations. For this reason, some of the financial data does not precisely match the data in the financial tables.

    NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED WITH NINE MONTHS ENDED
     SEPTEMBER 30, 1999

    Total Revenues

    Despite exiting substantially all of UWS's Medicaid HMO business effective April 1, 2000, total revenues for the nine months ended September 30, 2000 increased 13.5% to $593.8 million, compared to $523.2 million for the nine months ended September 30, 1999. These increases were due to significant rate increases and additional membership on commercial HMO business, along with a significant increase in the volume of workers' compensation business written due to market opportunities as a result of rating downgrades of competitors.

    HEALTH SERVICES REVENUES. HMO health services revenues for the nine months ended September 30, 2000 increased 12.6% to $464.4 million, compared to $412.6 million for the nine months ended September 30, 1999, despite the reduction in Medicaid members. The increase is primarily due to an increase in average HMO premium revenue per member. Average insured HMO medical premium per member for the nine months ended September 30, 2000 increased 11.4% from the same period in 1999. The average number of insured HMO medical members for the nine months ended September 30, 2000 increased 1.0% to 299,947 compared to 297,095 for the nine months ended September 30, 1999.

    Health services revenue for specialty managed care products and services for the nine months ended September 30, 2000 increased 22.6% to $138.9 million, compared to $113.3 million for the nine months ended September 30, 1999. This was the result of increases in covered lives for managed behavioral health services and workers' compensation products and premium rates on insurance products, a decrease in the percentage of workers' compensation business ceded and a significant increase in the volume of workers' compensation business written. In the second quarter of 2000, UWS expanded its specialty service business through the acquisition of Seltzer/Delman, Inc. ("Seltzer"), a workers' compensation case management company, resulting in an increase in health services revenues of $0.4 million for the nine months ended
September 30, 2000. Also in 2000, under a "quota share" arrangement, the amount of business ceded to the workers' compensation reinsurer was reduced from 30% to 20%, representing an increase of $2.4 million for the nine months ended September 30, 2000. Quota share reinsurance is a contractual arrangement whereby the reinsurer assumes an agreed percentage of certain risks insured by the ceding insurer and shares premium revenue and losses proportionately. UWS's quota share reinsurance treaties allocate the total amount of business subject to the treaties between UWS and the respective parties to the treaties.

    NET INVESTMENT RESULTS. Investment results include investment income and realized gains and losses on investments. Investment results for the nine months ended September 30, 2000 decreased 36.8% to $6.0 million, compared to $9.5 million for the nine months ended September 30, 1999. The decrease in investment income during the third quarter of 2000 was the result of lower invested asset balances. The reduction in investments resulted from liquidating a portion of the bond portfolio to generate cash to fund ongoing operations.

    Average invested assets for the nine months ended September 30, 2000 decreased 15.1% to $142.6 million, compared to $167.9 million for the nine months ended September 30, 1999. Changes in the levels of average invested assets relate to ongoing operations, including the timing and level of claim payments.

    Investment gains and losses are realized when investments are liquidated to fund operations and in the normal investment process in response to market opportunities. Realized losses for the nine months ended September 30, 2000 were $0.6 million, compared to realized gains of $2.5 million for the nine months ended September 30, 1999.

    Expense Ratios

    LOSS RATIO. The consolidated loss ratio represents the ratio of medical and other benefits to premium revenue on an aggregate basis, and is therefore a blended ratio for medical, life, dental, disability and other product lines. The consolidated loss ratio was 91.1% for the nine months ended September 30, 2000, compared to 91.2% for the nine months ended September 30, 1999. The consolidated loss ratio is influenced by the component loss ratios for each of UWS's primary product lines, as discussed below.

    The medical loss ratio for HMO products for the nine months ended
September 30, 2000 was 94.2%, compared to 94.8% for the nine months ended September 30, 1999. This improvement is primarily due to premium rate increases on July group renewals and exiting the Medicaid business April 1, 2000. In general, the medical loss ratio in any quarter will be impacted by the development of prior period reserves which are re-evaluated each quarter.

    The loss ratio for the risk products within specialty managed care products and services for the nine months ended September 30, 2000 was 76.6%, compared to 75.2% for the nine months ended September 30, 1999. The loss ratios principally relate to the life, disability, workers' compensation and dental product lines of business. These products represent relatively small blocks of business. Therefore, the loss ratio can exhibit significant volatility due to varying levels of claim frequency and severity. Generally, the anticipated aggregate loss ratio for specialty risk products should range between 70% and 75%. The higher loss ratios in 2000 are attributable to increased reported life claims and higher-than-anticipated short-term disability claims, along with additional case reserves on the long-term disability line of business.

    SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE RATIO. The selling, general and administrative ("SGA") expense ratio includes commissions, administrative expenses, premium taxes and other assessments. The SGA expense ratio for HMO products for the nine months ended September 30, 2000 was 9.5%, compared to 10.4% for the nine months ended September 30, 1999. This improvement was due to an increase in membership and premium rates over the prior year in combination with reduced costs. Also in 1999, additional costs were incurred to reduce claim backlog and process claims adjustments, which were attributed to the system conversion as part of an implementation of a Year 2000 readiness program.

    The SGA expense ratio related to the risk products within specialty managed care products and services for the nine months ended September 30, 2000 was 23.6%, compared to 25.1% for the nine months ended September 30, 1999. In 1999, UWS incurred costs attributable to the implementation of its Year 2000 readiness program.

    The operating expense ratio related to the service products within specialty managed care products and services for the nine months ended September 30, 2000 was 86.8%, compared to 92.8% for the nine months ended September 30, 1999. The improvement in the operating expense ratio during 2000 is due primarily to growth in the electronic claims clearing and software business.

    In addition, UWS recorded charges of approximately $2.8 million for reorganization costs during 1999. These charges consisted primarily of expenses associated with the proposed debt-for-equity swap transaction with BCBSUW (which was discontinued by BCBSUW in favor of market purchases), an unfavorable appellate court judgment in a dissenter's lawsuit relating to the 1994 acquisition of Unity, costs associated with the start-up of a new Compcare processing office and the combination of various specialty managed care service businesses into a single operating unit.

    Other Expenses

    Profit (loss) sharing on joint ventures for the nine months ended
September 30, 2000 was $0.4 million, compared to $(0.8) million for the nine months ended September 30, 1999. The change in profit (loss) sharing in 2000 resulted from a final settlement relative to Valley's prior joint venture agreement. UWS is a party to certain provider arrangements in conjunction with Unity and Valley, which include profit-sharing payments to certain providers. The Unity and Valley provider agreements were renegotiated at the end of 1999 and the profit-sharing provisions for Unity were eliminated beginning in 2000, except for certain limited profit-sharing provisions with a provider. In
October 1999, UWS formed a joint venture with Health Care Service Corporation, a mutual legal reserve company doing business as Blue Cross Blue Shield of Illinois ("HCSC"). UWS shares equally in all profits and losses on this newly-formed joint venture, United Heartland of Illinois, Inc., which provides workers' compensation administration services. As of September 30, 2000, the workers' compensation joint venture completed its first year of operations.

    Amortization of goodwill and other intangibles for the nine months ended September 30, 2000 was $0.7 million, compared to $0.6 million for the nine months ended September 30, 1999. This increase is due to goodwill arising from the acquisition of Seltzer in the second quarter of 2000.

    Included in other operations is interest expense of $4.9 million for the nine months ended September 30, 2000 and $3.8 million for the nine months ended September 30, 1999. Interest expense related to the $70.0 million debt to BCBSUW(which matures on April 30, 2001) was $4.1 million for the nine months ended September 30, 2000 and $3.5 million for the nine months ended
September 30, 1999. Management expects to refinance the entire note obligation for a term extending beyond December 31, 2001. The remainder of the interest expense relates to UWS's participation in a bank line of credit with BCBSUW. The increase in interest expense is primarily due to the increase in the variable interest rate on the debt to BCBSUW.

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    Net Loss from Operations

    Consolidated net loss from operations for the nine months ended
September 30, 2000 improved by $2.7 million to $7.3 million from $10.0 million for the nine months ended September 30, 1999.

    UWS's effective tax rate was 43.2% for the nine months ended September 30, 2000, compared to 42.2% for the nine months ended September 30, 1999. The increase in the effective tax rate in 2000 is primarily due to a tax benefit of $0.5 million recorded at UWS's life subsidiary for the small life insurance company deduction and prior period tax refunds, which was recorded in the third quarter of 2000. This rate fluctuates based upon the relative profitability of UWS's two reportable business segments and the differing effective tax rates for each subsidiary within those reportable segments. The effective tax rates by subsidiary range from 32% to 43%.

    1999 COMPARED WITH 1998, AND 1998 COMPARED WITH 1997

    Total Revenues

    Total revenues in 1999 increased 7.1% to $704.5 million from $657.6 million in 1998. Total revenues in 1998 increased 8.0% from $609.1 million in 1997. These increases were due primarily to increased membership in most of the major product lines, general premium and rate increases and acquisitions of specialty businesses since July of 1998.

    HEALTH SERVICES REVENUE. HMO health services revenue in 1999 increased 6.9% to $554.7 million from $518.7 million in 1998. HMO health services revenue in 1998 increased 8.2% from $479.2 million in 1997. The increases in both years are primarily due to increases in average HMO premium revenue per member and increases in the average number of HMO medical members. Average HMO medical premium per member in 1999 increased 4.7% from 1998 and increased 4.3% in 1998 from 1997, as a result of premium increases. The average number of HMO medical members in 1999 increased 2.8% to 306,007 from 297,737 in 1998. The average number of HMO medical members in 1998 increased 3.5% from 287,534 in 1997. This increase in 1998 was due in part to the elimination of a key provider from the network of one of Compcare's competitors, resulting in a shift of members to Compcare.

    Health services revenue for specialty managed care products and services in 1999 increased 12.6% to $155.1 million from $137.7 million in 1998. This was the result of a decrease in the percentage of ceded reinsurance, along with increases in covered lives, premium rates on insurance products and additional revenue of $4.5 million from recent acquisitions. During the third quarter of 1999, UWS formed Innovative Resources Group, Inc. ("IRG"), which is comprised of three of UWS's recent acquisitions and two existing specialty managed care subsidiaries. IRG provides medical and behavioral health management services, case management, employee assistance programs, and workers' compensation case management and pharmacy management services. Health services revenue in 1998 increased 11.1% from $123.9 million in 1997. The increase was due to an increase of $8.4 million relative to life and disability products, an increase of $1.4 million in dental premiums and an increase in managed behavioral health and managed care consulting. The increases in life and disability premiums were driven by membership increases of 24.1% in 1998. In addition, acquisitions during 1998 provided $1.0 million of additional revenue.

    NET INVESTMENT RESULTS. Investment results include investment income and realized gains on the sale of investments. Investment results in 1999 decreased 40.0% to $11.4 million from $19.0 million in 1998. Investment results in 1998 increased 14.4% from $22.3 million in 1997. Average annual investment yields, excluding net realized gains, were 5.8%, 5.5% and 5.8% for 1999, 1998 and 1997, respectively. The decrease in investment results during 1999 is the result of fewer invested assets. Fewer invested assets resulted from UWS liquidating a portion of the bond portfolio (which were primarily in unrealized loss positions) to generate cash to fund operations.

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    Average invested assets in 1999 decreased 12.6% to $161.9 million from
$185.2 million in 1998. The decrease in average invested assets during 1999 is a result of cash requirements necessary to fund operating losses and increased cash payments relative to medical and other benefits payable. Average invested assets in 1998 increased 3.2% from $179.5 million in 1997. Changes in levels of average invested assets during 1998 relate to ongoing operations, including collection of receivables and timing of claim payments.

    Investment gains are realized in the normal investment process in response to market opportunities. Realized gains decreased to $2.1 million in 1999 from $9.1 million in 1998. Realized gains in 1998 decreased from $11.9 million in 1997.

    Expense Ratios

    LOSS RATIO. The consolidated loss ratio represents the ratio of medical and other benefits to premium revenue on a consolidated basis, and is therefore a blended ratio for medical, life, dental, disability and other product lines. The consolidated loss ratio was 95.5% in 1999 compared with 85.3% in 1998 and 86.5% in 1997. The 1999 consolidated loss ratio is influenced by the component loss ratios for each of UWS's two primary product lines, as discussed below.

    The medical loss ratio for HMO products for 1999 was 99.8%, compared with 88.8% for 1998 and 90.1% for 1997. The increase in the medical loss ratio in 1999 for HMO products is primarily the result of $15.6 million in prior year adverse reserve development, along with $16.1 million in current year adverse reserve development and $0.9 million of premium deficiency reserve for anticipated future losses related to the Medicaid business. Although the claims inventory remains stable following UWS's conversion to a Year 2000 compliant computer system, actuarial data indicate an increase in the lag between the time some HMO services were provided and the date the claims for those services were submitted by providers for payment. The increase in claim reserves is intended to cover the higher level of outstanding claims. The lower loss ratio in 1998 is also attributable to higher premium rate increases and a favorable development in the reserves as of December 31, 1997.

    The loss ratio for the risk products within specialty managed care products and services in 1999 was 75.2%, compared with 70.9% in 1998 and 71.5% in 1997. The loss ratios principally relate to the life, disability, workers' compensation and dental product lines of business. These products represent relatively small blocks of business, and as a result, the loss ratio can exhibit significant volatility due to varying levels of claim frequency and severity. Generally, the anticipated aggregate loss ratio for specialty risk products should range between 70% and 75%. The higher loss ratios in 1999 are attributable to an increase in the life and disability claims, along with lower premium and rate increases in 1999 given the competitive marketplace conditions for disability and workers' compensation products. In addition, United Heartland, Inc.'s workers' compensation block of business had achieved better than expected results during 1998, while the 1999 results represent an increased loss ratio that is more in line with industry and targeted results.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE RATIO. The selling, general and administrative ("SGA") expense ratio includes commissions, administrative expenses, and premium taxes and other assessments. The SGA expense ratio for HMO products in 1999 was 10.4%, compared with 9.6% in 1998 and 9.3% in 1997. The majority of the increase in the SGA expense ratio related to costs incurred to reduce Compcare's claim backlog and process claim adjustments, which were attributed to the system conversion as part of UWS's implementation of its Year 2000 readiness program, and to increased customer service demands.

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    SGA expense ratio related to the risk products within specialty managed care products and services in 1999 was 25.1%, compared with 24.8% in 1998 and 23.3% in 1997. Increases in SGA expenses correlate to premium and other revenue increases which were 5.9% in 1999 compared with 1998 and 11.7% in 1998 compared with 1997. In addition, UWS incurred higher Year 2000 readiness expenses during 1999. The mix of business shifted between 1998 and 1997, as a result of greater growth in ancillary lines of business that have higher SGA expense ratios.

    The operating expense ratio related to the service products within specialty managed care products and services in 1999 was 91.1% compared with 90.9% in 1998 and 95.7% in 1997. The deterioration in 1999 compared to 1998 is mainly attributable to an increase in the allowance for doubtful accounts. The improvement in 1998 compared to 1997 is due to successful product pricing strategies within the Behavioral Health line of business.

    Other Expenses

    Profit (loss) sharing on provider arrangements was $(4.1) million in 1999, compared with $2.8 million in 1998 and $3.4 million in 1997, net of intercompany eliminations. Included in this caption is expense related to the Unity and Valley provider arrangements and income from the workers' compensation agreements. Profit (loss) sharing expenses related to the Unity and Valley provider arrangements are calculated based on the profitability of the HMO, which amounted to $(2.4) million, $3.2 million and $4.0 million in 1999, 1998 and 1997, respectively.

    Included in other operations in 1999 is $5.3 million of interest expense compared to $1.4 million in 1998. UWS assumed a $70.0 million debt owed to BCBSUW as of September 11, 1998. Interest expense related to the $70.0 million debt was $4.8 million and $1.4 million in 1999 and 1998, respectively. Interest expense related to the bank line of credit was $0.5 million and $0.1 million in 1999 and 1998, respectively.

    Amortization of goodwill and other intangibles was $0.8 million for 1999 compared with $0.5 million for 1998 and $0.8 million for 1997. The increase in 1999 is due to goodwill arising from acquisitions. The reduction in 1998 is due to full amortization of certain intangibles.

    Net Income

    Consolidated net income (loss) in 1999 decreased to $(29.0) million from $18.1 million in 1998. Consolidated net income in 1998 increased 14.5% from $15.8 million in 1997. The decrease in 1999 was impacted primarily by $15.6 million in prior year reserve development and an increase of $12.6 million in the allowance for doubtful accounts largely resulting from the financial condition of CPN. In addition to these charges, 1999 included
$2.8 million of charges for various transactions and reorganization costs. The charges are included in other operations.

    UWS's effective tax rate was 38.0% in 1999, compared with 39.4% in 1998 and 37.4% in 1997. UWS's effective tax rate fluctuates based upon the relative profitability of UWS's two reportable business segments and the differing effective tax rates for each subsidiary within those reportable segments. The effective tax rates range from 32% to 46%.

LIQUIDITY AND CAPITAL RESOURCES

    UWS's sources of cash flow consist primarily of health services revenues and investment income. The primary uses of cash include medical and other benefits and operating expense payments. Positive cash flows are invested pending future payments of medical and other benefits and other operating expenses. UWS's investment policies are designed to maximize yield, preserve principal and provide liquidity to meet anticipated payment obligations.

    UWS's cash flow continues to improve over the previous year. For the nine months ended September 30, 2000, net cash provided by operating activities was $4.5 million, compared to net cash

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used in operating activities of $43.1 million for the nine months ended
September 30, 1999. This improvement was due to a significant increase in the volume of business written as a result of an improved market and increases in medical and other benefits payable resulting from fewer capitated provider arrangements and the associated funding requirements in relation to the comparable prior period. Due to periodic short-term cash flow needs of certain subsidiaries, UWS made borrowings under its bank line of credit ranging up to $24.6 million during the first nine months of 2000, compared to $14.8 million during the first nine months of 1999. The outstanding balance on the line of credit at September 30, 2000 was $20.8 million, compared to $11.6 million at December 31, 1999.

    In 1999, net cash used in operating activities amounted to $45.2 million, compared with net cash provided by operating activities of $21.9 million for 1998. In addition to the net loss from operations, the decrease in cash flows from operations in 1999 was due primarily to increased cash payments relative to medical and other benefits payable and an increase in current prepaid tax receivable. Due to periodic cash flow requirements of certain subsidiaries, UWS made borrowings under its bank line of credit ranging up to $20.2 million during 1999 and $10.0 million during 1998 to meet short-term cash needs. The outstanding balance was $11.6 million at December 31, 1999, while no balance was outstanding at December 31, 1998.

    As a Larger Controlled Affiliate Licensee of the Association, Compcare is required to maintain a prescribed liquidity ratio of certain liquid assets to average monthly expenses, as defined, in accordance with licensure requirements of the Association.

    During 2000, the Association has included Compcare in its Plan Performance Response Monitoring Process ("PPRMP") because Compcare's liquidity ratio was below a prescribed Association threshold. See "BUSINESS OF BCBSUW--Risk-Based Capital Requirements." As of September 30, 2000, Compcare's liquidity ratio exceeded the minimum licensure level required by the Association by $10.0 million.

    UWS's investment portfolio consists primarily of investment grade bonds and U.S. Government securities, and has a limited exposure to equity securities. At September 30, 2000, $100.5 million, or 80.3%, of UWS's total investment portfolio was invested in bonds, compared to $105.0 million, or 80.9%, at December 31, 1999. The bond portfolio had an average quality rating by Moody's Investor Service of "Aa3" at September 30, 2000 and December 31, 1999. The majority of the bond portfolio was classified as available-for-sale. The market value of the total investment portfolio, which includes stocks and bonds, was less than amortized cost by $2.5 million at September 30, 2000 and was less than amortized cost by $5.0 million at December 31, 1999. UWS has no investments in mortgage loans, non-publicly traded securities, real estate held for investment or financial derivatives (except for principal-only strips of U.S. Government securities).

    At December 31, 1999, $105.0 million or 80.9% of UWS's total investment portfolio was invested in bonds compared with $133.1 million or 80.0% at December 31, 1998. The bond portfolio had an average quality rating by Moody's Investor Service of "Aa3" at December 31, 1999 and 1998. The majority of the bond portfolio was classified as available-for-sale. The market value of the total investment portfolio, which includes stocks and bonds, was less than amortized cost by $5.0 million at December 31, 1999 and exceeded amortized cost by $1.9 million at December 31, 1998. Unrealized holding gains and losses on bonds classified as available-for-sale are included as a component of shareholders' equity, net of applicable deferred taxes.

    From time to time, capital contributions are made to the subsidiaries to assist them in maintaining appropriate levels of capital and surplus for regulatory and rating purposes. In accordance with requirements of the NAIC and the State of Wisconsin, insurance subsidiaries are required to maintain certain levels of capital and surplus. In Wisconsin, where a large percentage of UWS's premium is written, these levels are based upon the amount and type of premiums written and are calculated separately for each subsidiary. During 2000, UWS contributed assets having an approximate net book

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value of $48 million to Compcare to bring Compcare's statutory capital and surplus above required levels.

    The amount of dividends that may be paid to UWS from insurance subsidiaries is limited by state regulation. In the past, the insurance subsidiaries have been allowed, with prior notification to the OCI, to pay dividends in excess of the ordinary dividend levels prescribed by regulation.

    In addition to internally generated funds and periodic borrowings on its bank line of credit, UWS believes that additional financing to facilitate long-term growth could be obtained through equity offerings, debt offerings, financings from BCBSUW or bank borrowings, as market conditions may permit or dictate.

    UWS is a party to certain provider arrangements in conjunction with Unity and Valley, wholly-owned HMO subsidiaries included in UWS's consolidated financial statements, which include profit-sharing payments to certain providers and repurchase provisions.

    Under the terms of the Valley purchase and sale agreement, as amended, the seller retained an option to repurchase all of the capital stock of Valley as of December 31, 2002, at a price equal to Valley's net assets plus $0.4 million.

    Pursuant to the terms of the Unity purchase agreements, as amended, the sellers retained options to repurchase the net assets of the acquired companies as of December 31, 2004. One seller has the option to repurchase a portion of Unity's business for $0.5 million plus the proportionate share of the net worth of such business less any unpaid amount of the maximum annual performance bonuses. The maximum annual performance bonuses are limited to $0.7 million in total. The other seller has the option to repurchase the remainder of the Unity business at a price equal to the net assets of such business.

    Total revenues subject to repurchase options, pursuant to the various acquisition agreements, totaled $220.2 million, $207.0 million and $186.3 million for 1999, 1998 and 1997, respectively. Profit (loss) sharing expenses related to these provider arrangements are calculated based on the profitability of the HMO subsidiary and totaled $(2.4) million, $3.2 million and $4.0 million in 1999, 1998 and 1997, respectively. Net income (loss) subject to repurchase options, pursuant to the various acquisition agreements, totaled $(1.1) million, $2.4 million and $2.4 million for 1999, 1998 and 1997, respectively. Total assets and total net assets subject to repurchase options were $39.4 million and $17.0 million, respectively, at December 31, 1999 and $44.8 million and $21.4 million, respectively, at December 31, 1998.

    Should the buyback options be exercised, UWS would lose rights to the future profits on the HMO. The cash received by UWS pursuant to the exercise of the buy back option could be redeployed to support additional premium writings, acquire other businesses or be invested to earn a portfolio return. Due to these alternative uses of capital, the potential buy back arrangements do not represent material claims against UWS's liquidity and capital resources.

    During the third quarter of 2000, BCBSUW entered into an agreement to purchase a 25% interest in a Wisconsin-based health plan for $12.5 million. The purchase is subject to a right of first refusal under an agreement with existing shareholders and has not yet been consummated.

    INFLATION

    Health care costs have been rising and are expected to continue to rise at a rate that exceeds the consumer price index. UWS's cost control measures, risk-sharing incentive arrangements with medical care providers, and premium rate increases are designed to reduce the adverse effect of medical cost inflation on its operations. In addition, UWS utilizes its ability to apply appropriate underwriting criteria in selecting groups and individuals and in controlling the utilization of health care services.

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However, there can be no assurance that UWS's efforts will fully offset the impact of inflation or that premium revenue increases will equal or exceed increasing health care costs.

    IMPACT OF YEAR 2000

    In prior years, UWS discussed the nature and progress of its plans to become Year 2000 ready. In late 1999, UWS completed its remediation and testing of systems. As a result of those planning and implementation efforts, UWS experienced no significant disruptions in mission critical information technology and non-information technology systems and believes those systems successfully responded to the Year 2000 date change. UWS expensed approximately $3.6 million during 1999 in connection with remediating its systems. UWS is not aware of any material problems resulting from Year 2000 issues, either with its products, its internal systems, or the products and services of third parties.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Of the $146.1 million of cash and investments held by UWS at December 31, 1999, approximately $16.3 million were cash and cash equivalents and $9.1 million were securities that were being held-to-maturity. The remaining $120.7 million representing available-for-sale securities is comprised of $15.7 million in equities and $105.0 million of principally US domestic fixed income securities with an average quality of "Aa3." UWS also has access to an adjustable-rate line of credit and has an adjustable-rate loan with BCBSUW, its majority shareholder. The total borrowings as of December 31, 1999 were $81.6 million.

    Because of UWS's investment policies, the primary market risks associated with UWS's portfolio are interest rate risk, credit risk and the risk related to fluctuations in equity prices. With respect to interest rate risk, a reasonably near-term rise in interest rates could negatively affect the fair value of UWS's bond portfolio; however, because UWS considers it unlikely that UWS would need or choose to substantially liquidate its portfolio, UWS believes that such an increase in interest rates would not have a material impact on future earnings or cash flows. In addition, UWS is exposed to the risk of loss related to changes in credit spreads. Credit spread risk arises from the potential that changes in an issuer's credit rating or credit perception may affect the value of financial instruments.

    The overall goal of the investment portfolios is to support the ongoing operations of UWS's business units. UWS's philosophy is to actively manage assets to maximize total return over a multiple-year time horizon, subject to appropriate levels of risk. UWS manages these risks by establishing gain and loss tolerances, targeting asset-class allocations, diversifying among asset classes and segments within various asset classes, and using performance measurement and reporting.

    UWS uses a sensitivity model to assess the inherent rate risk of its fixed income investments. The model includes all fixed income securities held and incorporates assumptions regarding the impact of changing interest rates on expected cash flows for certain financial assets with prepayment features, such as callable bonds and mortgage-backed securities. Since last reported as of June 30, 2000, no significant changes have occurred in the determination of the reduction in the fair value of UWS's modeled financial assets as a result of a hypothetical instantaneous 100 basis point increase in market interest rates.

                            BUSINESS OF BC HOLDINGS

    BC Holdings is a member-managed Wisconsin limited liability company that was organized in December of 2000 for the sole purpose of becoming the holding company of BCBSUW following the conversion and consummating the transactions contemplated by the exchange agreement. The Foundation is the sole member of BC Holdings. As of the date of this Proxy Statement/Prospectus, BC Holdings has no employees and no operations. BC Holdings will be dissolved upon completion of the combination.

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                               BUSINESS OF BCBSUW

GENERAL

    BCBSUW is a Wisconsin corporation which was organized in 1939. BCBSUW's principal executive offices are located at 401 West Michigan Street, Milwaukee, Wisconsin 53203 and its telephone number at that address is (414) 226-5000. BCBSUW offers traditional indemnity and other managed health care products and services to groups and individuals in Wisconsin. BCBSUW is the largest health insurer in the state. United Government Services, LLC ("UGS"), which processes Medicare claims from providers in all 50 states and Medicaid for the State of Wisconsin, is a wholly-owned subsidiary of BCBSUW. On January 1, 1999, UGS was established as a separate legal entity with its own board of directors. Previously, UGS operated as a separate division of BCBSUW.

BCBSUW'S STRATEGY

    BCBSUW believes current market conditions in health care favor companies that provide quality health care products and services. BCBSUW is a managed care leader in Wisconsin due to the quality and extent of its provider network, the number of members, the breadth of its managed care product offerings and the pricing of those products. To take advantage of market opportunities, BCBSUW has developed the following business strategy:

    - REGIONAL PRESENCE. BCBSUW sees the value of meeting the various needs of each community throughout Wisconsin. Therefore, BCBSUW has segmented Wisconsin into five regional markets and is the only health insurer in the state to operate regional service centers. These offices put BCBSUW close to customers and providers, allowing BCBSUW to build beneficial and lasting relationships. In 2001, each region will be responsible for effectively developing, managing, and implementing marketing plans, which focus on the specific needs of each market while portraying a consistent corporate image.

    - STRENGTH OF BLUE CROSS-REGISTERED TRADEMARK- BRAND. BCBSUW believes that its right to the exclusive use of the Blue Cross-Registered Trademark- and Blue Shield-Registered Trademark- brands in its service area is a significant marketing tool and intends to continue emphasizing this brand awareness among prospective members.

    - PRICING STRATEGY. Consumers consider many factors including price when shopping for a health insurance product, therefore, BCBSUW strives to offer quality individual and group products and services at a competitive price. BCBSUW offers products that carry flexibility and diversity, wherein the consumers can customize a health plan that meets both their insurance and financial needs.

    - INCREASE MARKET SHARE. BCBSUW continually seeks to gain market share, whether through the introduction of a new product, service or program, the entrance into a new market or through a new channel of distribution such as purchasing products online. BCBSUW consistently gathers and analyzes competitive intelligence information to strategize a marketing plan to better penetrate/target each market. The small group market segment is currently experiencing significant increases in premium rates. To maintain and gain small group market share, BCBSUW has designed a quality product to meet various group's economic level.

    - INTERNET STRATEGY. BCBSUW launched the new Website WWW.BLUECROSSWISCONSIN.COM in the third quarter of 2000. BCBSUW looks to gain a positive presence both statewide and nationally through the Internet. The products available online target small businesses and younger individual consumers. Here individuals, small employer groups and small businesses can purchase health insurance online at a discounted rate. The site also allows BCBSUW members to view their personal claim status, deductible and out-of-pocket amounts, hospital inpatient and outpatient authorization status and eligibility. In addition, members can request new ID cards, access benefit booklets, select physicians and other providers and download provider directories.

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PRODUCTS

    BCBSUW offers diversity in a wide range of group and individual products. BCBSUW offers the following plans: (i) Group Plans--PPO; Comprehensive Major Medical, which is a traditional fee-for-service health plan; Traditional Full-pay, which is a plan covering full base and major medical care; a variety of dental plans including comprehensive and PPO; and a Pharmacy Benefit Plan, which is a prescription drug card program; and (ii) Individual Products--Personal Choice and TempPlan, which cover individuals not covered by a group plan; Youth Med, which provides coverage for children; Value Plus, which is a Medicare supplement plan; Long-term Care, which provides coverage for care needed on a long-term basis; and Medicare Blue, which is a Medicare HMO.

    BCBSUW continues to develop managed care products designed to meet the needs of its niche customers. Over the past five years, BCBSUW has introduced a dental Preferred Provider Option ("PPO"), an HMO plan for Wisconsin Medicare recipients, and a prescription drug cost containment program, and redeveloped its medical PPO product. BCBSUW has also expanded its provider networks to bring managed care plans to new areas of the state.

    BCBSUW products make available to group customers insured or self-funded arrangements. Insured customers pay a monthly premium which allows members access to care through BCBSUW's extensive network as outlined in their contract. Under the self-funded arrangement, BCBSUW pays claims on behalf of the group and is reimbursed for the claims and paid an administrative fee. Group coverage options and access to care are the same as those available to insured customers.

    One of BCBSUW's products which extends beyond the Wisconsin borders is the Interplan Teleprocessing Services ("ITS") system, which utilizes technology linking Blue Cross plans throughout the United States. This broadens BCBSUW's national exposure and allows BCBSUW to target prospects headquartered in Wisconsin with out-of-state and overseas locations. Almost anywhere in the world a Blue Cross member travels, he or she receives the same level of benefits available at home through the Blue Cross worldwide network of providers. BCBSUW believes the ITS system will enhance sales opportunities in the national market going forward.

    BCBSUW participates in BlueCard, a national network of Blue Cross & Blue Shield plans, which allows members access to care while away from home. Through electronic communications the "host" plan verifies eligibility, pays the claim based on its local fee arrangement and is then reimbursed by the "home" plan for the claim as well as an administrative fee. Absent an agreement between two plans, the Association determines the amount of the administrative fee. Both insured and self-funded BCBSUW customers have access to the BlueCard network.

    In 1999 BCBSUW began marketing a long-term care insurance plan, which offers consumers assistance with daily care and protects against the potentially catastrophic costs of long-term care. BCBSUW entered this market with an experienced partner, MedAmerica Insurance Co., a subsidiary of Blue Cross and Blue Shield of Rochester, N.Y. BCBSUW and MedAmerica have entered into a reinsurance agreement in which MedAmerica will quota share reinsure the policy liabilities of BCBSUW on a 50% quota share basis.

    DISTRIBUTION

    BCBSUW has a streamlined sales organization, which sells BCBSUW products along with the products of BCBSUW's affiliates. By integrating the marketing of BCBSUW products with the affiliate products, BCBSUW is able to offer complete one-stop shopping to health care consumers.

    PROVIDERS

    BCBSUW offers the largest provider network in Wisconsin, which statewide includes 124 hospitals, 665 ancillaries and 10,818 health care professionals. BCBSUW provides a diverse selection of primary care and specialty care physicians to meet everyone's health care needs.

    MARKETING AND CUSTOMERS

    Marketing group products generally is a two-step process. Presentations are first made to employers and then once selected by the employer, BCBSUW directly solicits members from the employee base using advertising and work site presentations to educate and attract new members. Virtually all of the group contracts are renewable annually.

    The following table identifies the top ten group contracts based on membership counts as of September 30, 2000:

                                                              PERCENTAGE OF
                                                              TOTAL MEMBERS
                                                              --------------
Federal Employee Health Benefits Program(1).................       11.5%
Milwaukee Public Schools....................................        7.6
State of Wisconsin..........................................        6.5
Menards, Inc.(1)............................................        4.5
Wisconsin Bankers Association...............................        3.7
Alterra Health Care Corporation(1)..........................        2.8
Wisconsin Dairy Programs(1).................................        2.3
Milwaukee Electric Tool, Inc................................        2.1
Harley-Davidson Motor Company...............................        1.7
Appleton Area School District(1)............................        1.7
                                                                  -----
  Subtotal..................................................       44.4
Other employer groups.......................................       55.6
                                                                  -----
                                                                  100.0%
                                                                  =====

------------------------

(1) Insured programs.

    BCBSUW has significant enrollment among federal, state and municipal government employees, as well as employees represented by collective bargaining units. BCBSUW believes that health care will continue to be an important negotiating issue with organized labor groups and the reputation of BCBSUW is advantageous to its future marketing efforts.

    COST CONTAINMENT

    The majority of medical management and cost containment services for BCBSUW are provided by Innovative Resource Group, Inc. ("IRG"), a wholly owned subsidiary of UWS. Cost containment is done for BCBSUW on insured products in order to keep costs down and is performed on behalf of the customer on group self-funded business. BCBSUW believes that cost containment continues to be valued by customers as health care costs continue to rise.

    MANAGEMENT INFORMATION SERVICES

    BCBSUW utilizes information systems developed and/or customized specifically to meet its needs. The information systems support marketing, sales, underwriting, contract administration, billing, financial and other administrative functions as well as claims administration, provider management, quality management and utilization review. BCBSUW continually evaluates, upgrades and enhances the information systems that support its operations. On October 1, 1998, BCBSUW began a five-year agreement with a service bureau to obtain certain electronic data processing services. The agreement has options to extend for two additional one-year renewal periods.

    PHARMACEUTICAL MANAGEMENT

    Pharmacy management services promote appropriate and cost-effective pharmaceutical utilization through formulary development, pharmacy network management, pharmacy and therapeutic committees, and concurrent and retrospective drug review. Central to the program is pharmacy benefit management. The pharmacy services division within IRG manages the pharmacy benefits for BCBSUW, which approximates 0.3 million members.

    GOVERNMENT PROGRAMS

    UGS, a wholly owned subsidiary of BCBSUW, provides program administration and benefit integrity services for publicly funded health care programs and is 100% dependent on government health care programs. UGS is (i) a Medicare Fiscal Intermediary for Wisconsin, (ii) a Medicare Regional Home Health Intermediary ("RHHI") which processes home health and hospice claims for the states of Wisconsin, Minnesota, Michigan, New York, New Jersey, Puerto Rico and the U.S. Virgin Islands, (iii) a Medicare Intermediary for Federally Qualified Health Centers ("FQHC"), and (iv) a Part A Medicare Intermediary for the states of Wisconsin, Michigan, Virginia and West Virginia.

    Effective December 1, 2000, UGS was awarded the contract to process Medicare Part A claims in California, Nevada and Hawaii, and home health and hospice claims for providers and Medicare beneficiaries in California, Nevada, Hawaii, Arizona, Oregon, Idaho, Washington and Alaska. The $40 million contract was awarded to UGS after Blue Cross of California, a wholly owned subsidiary of WellPoint Health Networks Inc. announced it was exiting the Medicare fee-for-service business. With this contract, UGS assumed 400 employees working at two California locations.

    In 1999, UGS was awarded an Indefinite Delivery-Indefinite Quantity (IDIQ) contract for the Program Safeguard Contractor (PSC) effort by the Health Care Financing Administration to provide Medicare medical review, fraud investigation, cost report audit and other program integrity support efforts.

    In addition to processing the above Medicare Part A business, on January 1, 1997 UGS became the Medicaid subcontractor for Electronic Data Services, Inc. ("EDS") to process Medicaid claims under the state of Wisconsin Medicaid contract. UGS is responsible for providing services related to claims, claims support, customer service, provider maintenance and prior authorizations. In conjunction with the Medicaid contract, UGS began processing claims for the Wisconsin Health Insurance Risk Sharing Plan ("HIRSP") on July 1, 1998. In addition to claims processing, UGS also supports HIRSP customer service, underwriting and accounting.

    UGS plans to continue to grow as a Medicare and Medicaid contractor by bidding, either independently or through joint venture arrangements, on Medicare and Medicaid contracts in other states as they become available.

    COMPETITION

    The managed care industry is highly competitive. During the past few years, the managed care industry in Wisconsin has experienced consolidation. BCBSUW believes the principal competitive features affecting its ability to retain and increase its membership include the price of benefit plans offered, the composition of provider networks, quality of service, responsiveness to user demands, financial stability, comprehensiveness of coverage, diversity of product offerings, market presence and reputation. Although BCBSUW is a leading provider of managed care services in Wisconsin, BCBSUW may experience increased competition in the future. BCBSUW's key competitors include United HealthCare, Dean Health Plan, Physicians Plus, Humana and Wisconsin Physician Service.

    UGS's primary competitors in the Medicare arena are other Blue plans and some commercial insurance companies, such as Mutual of Omaha. UGS, like its competitors, continues to pursue growth individually and through joint venture and/or strategic partnering arrangements.

    REINSURANCE

    BCBSUW has catastrophic reinsurance coverage from Swiss Re Life and Health Company of America, Inc., which covers claims in excess of $500,000 per claim. BCBSUW also has a reinsurance agreement with MedAmerica for Long-Term Care Business. MedAmerica will quota share reinsure 50% of the policy liabilities of BCBSUW under the reinsured policies. Effective June 2000, BCBSUW assumed 100% of the Wellmark individual products block of business from United Wisconsin Insurance Corporation, a wholly owned subsidiary of UWS. All reinsurers with which BCBSUW contracts are rated "A-" (Excellent) or better by A.M. Best.

    SERVICE AGREEMENTS

    BCBSUW and UWS purchase services from, or provide services to one another pursuant to written agreements (the "Service Agreements"). Services covered by these agreements include marketing, information systems, legal, investment, actuarial, accounting, underwriting and other administrative and management services. Costs directly attributable to a particular company are paid by such company. Costs that are not specific to any particular company are allocated based on utilization and allocation methods outlined in the service agreements. If the recipient can obtain any of the services under more favorable terms by procuring them from a third party, it is not obligated to renew the service agreement for those services if the provider is unwilling to substantially match such terms. The service agreements automatically renew annually unless otherwise terminated. In addition, under Wisconsin law, the OCI reviews the service agreements to ensure that the agreements are reasonable and fair to the interests of the insurance companies that are parties to the agreements. For the nine months ended September 30, 2000, BCBSUW allocated costs of approximately $8.7 million to affiliates and incurred costs of approximately $8.8 million to its affiliates for the provision of such services.

    INVESTMENTS

    BCBSUW attempts to manage its investment risk through conservative investment policies. Investment guidelines set quality, concentration and return parameters. BCBSUW's investment guidelines permit investments in various types of liquid assets, including U.S. Treasury obligations, securities of various Federal agencies and commercial paper, and other assets including corporate debt securities, municipal securities, asset-backed securities, mortgage-backed securities, Yankee securities, equity securities and mutual funds. The minimum average rating of the fixed income portfolio must be "A" or better, based on ratings of Standard & Poor's Corporation or another nationally recognized securities rating organization. BCBSUW invests in securities authorized by applicable state laws and regulations and follows investment policies designed to maximize yield, preserve principal and provide liquidity. BCBSUW's portfolio contains no investments in mortgage loans or non-publicly traded securities, except for investments in affiliates. At September 30, 2000, $11.2 million of BCBSUW's investment portfolios was invested in investment-grade mortgage-backed securities.

    With the exception of short-term investments and securities on deposit with various state regulators, investment responsibilities have been delegated to external investment managers. Such investment responsibilities, however, must be carried out within the investment parameters established by BCBSUW, which may be amended from time to time.

    Securities which may be sold prior to maturity to support BCBSUW's investment strategies, such as in response to changes in interest rates, the yield curve concentration or sector concentration, are classified as available-for-sale and are stated at fair value with unrealized gains and losses reported as a component of shareholders' equity. Securities for which BCBSUW has both the positive intent and ability to hold to maturity are recorded at amortized cost. Bonds, which are held to meet deposit requirements of the various states, are classified as held-to-maturity. All other bonds are classified as available-for-sale.

    The table below reflects investment results for the periods indicated:

                                                NINE MONTHS ENDED
                                                  SEPTEMBER 30,         YEARS ENDED DECEMBER 31,
                                               -------------------   ------------------------------
                                                 2000       1999       1999       1998       1997
                                               --------   --------   --------   --------   --------
                                                              (DOLLARS IN THOUSANDS)
Average invested assets(1)...................  $48,615    $82,924    $75,665    $103,661   $113,343
Net investment income(2).....................    2,616      4,050      4,623       5,514      6,870
Average yield................................     7.17%      6.51%      6.11%       5.32%      6.06%
Net realized gains...........................       76      8,490      8,014       1,615      6,539
Net unrealized gains (losses) on stocks &
  bonds......................................     (431)    (1,666)       610       6,672      4,980

------------------------

(1) Average of aggregate investment amounts at the beginning and end of each period.

(2) Amounts are calculated net of investment expenses, and exclude investment income from affiliates.

REGULATION

    GENERAL

    Government regulation of employee benefit plans, including health care coverage, health plans and BCBSUW's specialty managed care products, is a changing area of law that varies from jurisdiction to jurisdiction and generally gives responsible administrative agencies broad discretion. BCBSUW believes that it is in compliance in all material respects with the various federal and state regulations applicable to its current operations. To maintain such compliance, it may be necessary for BCBSUW or a subsidiary to make changes from time to time in its services, products, structure or operations. Additional government regulation or future interpretation of existing regulations could increase the cost of BCBSUW's compliance or otherwise affect BCBSUW's operations, products, profitability or business prospects.

    Federal legislation has significantly expanded regulation of group health plans and health care coverage. The laws place restrictions on the use of pre-existing conditions and eligibility restrictions based upon health status and prohibit cancellation of coverage due to claims experience or health status. Federal regulations also prohibit insurance companies from declining coverage to small employers. Additional federal laws, which took effect in 1998, include prohibitions against separate, lower, dollar maximums for mental health benefits and requirements relating to minimum coverage for maternity inpatient hospitalization. BCBSUW does not anticipate that these laws will affect its comparable profitability or business prospects because all insurance companies across the country are subject to the same requirements. Furthermore, many requirements of the federal legislation are similar to small group reforms that have been in place for many years. BCBSUW will be able to utilize and expand upon the cost control measures initiated as a result of small group legislative reform.

    Increasingly, states are considering various health care reform measures which, if passed, may limit the ability of BCBSUW and its health plans to control which providers are part of their networks and hinder their ability to manage utilization and cost effectively. "Patient Protection" laws, which became effective in Wisconsin in late 1998, established a prudent layperson standard for coverage of emergency room care and provided extended access to providers who are no longer part of the plan's network.

    HIPAA

    The federal Health Insurance Portability and Accountability Act of 1996 ("HIPAA") contained provisions requiring mandatory standardization of certain communications between health plans, electronic clearinghouses and providers who submit certain health information electronically. HIPAA requires health plans to use specific data content standards, mandates the use of specific identifiers (e.g., national provider identifiers and national employer identifiers) and requires specific privacy and security procedures. Final regulations pertaining to data content standards were published on August 17, 2000 and compliance is mandated by October of 2002. Although the new regulations will have a significant impact on BCBSUW, the impact will be no greater, and in some instances less, than the impact the regulations will have on other insurance companies across the country. Final regulations on the privacy and security of health information have been released and will be published on December 28, 2000. Health plans have two years to comply with the new regulations.

    RISK-BASED CAPITAL REQUIREMENTS

    BCBSUW is subject to risk-based capital ("RBC") requirements promulgated by the National Association of Insurance Commissioners ("NAIC") for life and health insurance companies. The formula for calculating such risk-based capital requirements, set forth in the instructions adopted by the NAIC, is designed to take into account asset risks, insurance risks, interest rate risks and other relevant risks with respect to the individual insurance company's business. Under these laws, life and health insurance companies and health maintenance organizations must submit a report of their risk-based capital level as of the end of the previous calendar year. In addition, the Association requires BCBSUW to meet more stringent RBC requirements than those required under the NAIC and Wisconsin guidelines.

    As of December 31, 1999, BCBSUW's total adjusted capital exceeded the minimum regulatory and licensure requirements of the NAIC and the Association. During 2000, the Association has included BCBSUW in its Plan Performance Response Monitoring Process ("PPRMP") as a result of the financial performance of BCBSUW. As result, the Association has requested that BCBSUW regularly submit additional interim financial information to the Association. In addition, the PPRMP monitoring thresholds require that BCBSUW maintain a prescribed level of escrowed assets as a financial guarantee for its transactions with other Blue Cross plans. The PPRMP monitoring process also requires that BCBSUW provide certain notices to the Association regarding its transactions with other Blue Cross plans. BCBSUW will not be required to submit such interim financial information and maintain any escrowed assets when its capital improves above the prescribed monitoring threshold.

    To maintain its Association licenses, BCBSUW is required to maintain a minimum level of statutory capital and surplus. As of June 30, 2000, and December 31, 1999, BCBSUW's total adjusted capital exceeded the minimum licensure amount by $30.8 million and $65.0 million, respectively. The Association is entitled to terminate BCBSUW's license agreement with the Association, including the right to use the Blue Cross-Registered Trademark- and Blue Shield-Registered Trademark- trademarks, if BCBSUW falls below the minimum level of statutory capital and surplus.

    As of September 30, 2000, approximately $14.2 million of invested assets are maintained under an escrow agreement with the Association.

    INSURANCE REGULATION

    BCBSUW is subject to regulation by the OCI. The OCI, through regulation and state statutes, exercises extensive supervisory power over insurance companies relating to the licensing of insurance companies; the amount of reserves which must be maintained; the approval of forms and insurance policies used; the nature of, and limitation on, an insurance company's investments; periodic examination of the operations of insurance companies; the form and content of annual statements and other reports required to be filed on the financial condition of insurance companies; and the establishment of capital requirements for insurance companies, for which BCBSUW has been permitted to treat its investment in AMSG as non-affiliate common stock. Additionally, the OCI periodically conducts market conduct and financial statement audits of BCBSUW.

    Under Wisconsin law, insurance companies must provide the OCI with advance notice of any dividend that is more than 15% larger than any dividend for the corresponding period of the previous year. In addition, the OCI may disapprove any "extraordinary" dividend, defined as any dividend which, together with other dividends paid by an insurance company in the prior twelve months, exceeds the lesser of: (i) 10% of statutory capital and surplus as of the preceding
December 31; (ii) with respect to a life insurer, net income less realized gains for the calendar year preceding the date of the dividend; or (iii) with respect to a non-life insurer, the greater of (ii) above or the aggregate net income less realized gains for the three calendar years preceding the date of the dividend less distributions made within the first two of those three years.

    BCBSUW actively markets insurance products to Medicare eligible individuals. Medicare Supplement (or Medigap) policies are regulated by the OCI and the subject of increasing regulation at the state level, as well as additional legislation at the federal level. BCBSUW continues to monitor and alter procedures to comply with new laws and regulations. Currently, BCBSUW is also subject to regulation by the federal Health Care Financing Administration ("HCFA") by virtue of its participation in the Medicare+Choice program. Given BCBSUW's participation in this federal program, and other federal health care programs, BCBSUW has implemented, and places great importance upon, an effective compliance program.

    INSURANCE HOLDING COMPANY REGULATIONS

    By virtue of its controlling interests in UWS and AMSG and, indirectly, their respective insurance subsidiaries, BCBSUW is subject to insurance holding company laws and regulations. Under Wisconsin law, acquisition of control of BCBSUW, and thereby indirect control of its insurance affiliates, requires the prior approval of the OCI. "Control" is defined as the direct or indirect power to direct or cause the direction of the management and policies of a person. Any purchaser of 10% or more of the outstanding voting stock of a corporation is presumed to have acquired control of the corporation and its subsidiaries unless the OCI, upon application, determines otherwise.

    BCBSUW is subject to regulation under state insurance holding company regulations. Such insurance holding company laws and regulations generally require registration with that state's department of insurance and the filing of certain reports describing capital structure, ownership, financial condition, certain intercompany transactions and general business operations. Various notice and reporting requirements generally apply to transactions between companies within an insurance holding company system, depending on the size and nature of the transactions. Certain state insurance holding company laws and regulations require prior regulatory approval or, in certain circumstances, prior notice of, certain material intercompany transfers of assets as well as certain transactions between the regulated companies, their parent holding companies and affiliates, and acquisitions.

    ERISA

    The provision of goods and services to or through certain types of employee health benefit plans is subject to ERISA. ERISA is a complex set of laws and regulations that are subject to periodic interpretation by the federal courts and the United States Department of Labor. ERISA places certain controls on how BCBSUW's business units may do business with employers covered by ERISA, particularly employers that maintain self-funded plans. The Department of Labor is charged with the enforcement of ERISA and has promulgated new regulations, which will expand the claim review process. Given that current state insurance law governing health insurers contains stringent claim appeal process requirements, BCBSUW does not expect that the anticipated rules will significantly impact BCBSUW's operations. There have been continued legislative attempts to limit ERISA's preemptive effect on state laws. If such limitations were to be enacted, they might increase BCBSUW's liability exposure under state law-based suits relating to employee health benefits offered by BCBSUW's health plans and specialty businesses and may permit greater state regulation of other aspects of those businesses' operations.

EMPLOYEES

    As of September 30, 2000, BCBSUW employed 1,612 full-time and 45 part-time employees, of whom 171 were managerial and supervisory personnel. Of these employees, 328 were represented by a union. BCBSUW considers its relations with its employees to be good.

TRADEMARKS

    Blue Cross-Registered Trademark- is a federally registered service mark of the Association. BCBSUW has filed for and maintains various other service marks and trade names at the federal level and in Wisconsin. Although BCBSUW considers its registered service marks, trademarks and trade names important in the operation of its business, the business of BCBSUW is not dependent on any individual service mark, trademark or trade name.

PROPERTIES

    BCBSUW occupies common facilities with UWS and bears a proportionate share of the cost of such facilities under the Service Agreements. BCBSUW's corporate headquarters are located in Milwaukee, Wisconsin in a 235,000 square foot building leased by BCBSUW. In addition, BCBSUW business is sold and serviced in five other Wisconsin regional offices located in Eau Claire, Fond du Lac, Evansville, Stevens Point and Oshkosh in 104,000 combined square feet. BCBSUW also owns a 61,000 square foot facility in Pewaukee, Wisconsin. UGS, a wholly owned subsidiary of BCBSUW, occupies additional space in Michigan of 11,000 square feet in Virginia and West Virginia of 32,000 square feet.

LEGAL PROCEEDINGS

    BCBSUW is currently, and is from time to time, subject to claims and suits arising in the ordinary course of its business. Although the results of litigation proceedings cannot be predicted with certainty, BCBSUW believes that the ultimate resolution of these proceedings will not have a material adverse effect on its financial condition or results of operations.

                 BCBSUW MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    BCBSUW is a Wisconsin corporation which was organized in 1939. BCBSUW provides health and dental insurance coverage and related services to both the private and public sectors. BCBSUW offers full coverage, co-payment, preferred provider organization, Medicare supplement and interim coverage options to groups and individuals. BCBSUW is the only health insurer in the state operating full-service regional sales and customer service centers. Through its wholly-owned subsidiary, United Government Services LLC ("UGS"), BCBSUW is a government contractor and processes Medicare claims for providers in all 50 states and is currently the largest Part A Medicare processor in the nation.

    In the discussion below, the number of "members" is equivalent to the number of persons covered by contracts in force.

                        SUMMARY OF MEMBERSHIP AND RATIOS

                                                    SEPTEMBER 30,               DECEMBER 31,
                                                 -------------------   ------------------------------
                                                   2000       1999       1999       1998       1997
                                                 --------   --------   --------   --------   --------
Health insurance members at end of period:
  Insured medical members......................  395,726    363,807    372,737    347,272    336,876
  Self-funded medical members..................  234,494    299,156    298,799    334,835    332,888
                                                 -------    -------    -------    -------    -------
    Total health insurance members.............  630,220    662,963    671,536    682,107    669,764
                                                 =======    =======    =======    =======    =======

                                                              SEPTEMBER 30,               DECEMBER 31,
                                                           -------------------   ------------------------------
                                                             2000       1999       1999       1998       1997
                                                           --------   --------   --------   --------   --------
Health insurance members (as a percentage of the total):
  Insured medical members................................    62.8%      54.9%      55.5%      50.9%      50.3%
  Self-funded medical members............................    37.2       45.1       44.5       49.1       49.7
                                                            -----      -----      -----      -----      -----
    Total health insurance members.......................   100.0%     100.0%     100.0%     100.0%     100.0%
                                                            =====      =====      =====      =====      =====

                    SUMMARY OF OPERATING RESULTS AND RATIOS

                                             NINE MONTHS ENDED              YEAR ENDED
                                               SEPTEMBER 30,               DECEMBER 31,
                                            -------------------   ------------------------------
                                              2000       1999       1999       1998       1997
                                            --------   --------   --------   --------   --------
                                                (UNAUDITED)
Revenue (in thousands):
  Insured premium.........................  $395,448   $306,579   $420,357   $361,965   $345,903
  Government contract fees................    49,910     36,747     52,259     31,667     23,333
  Self-funded administrative fees.........    18,168     19,581     25,970     25,302     20,606
  Intercompany eliminations...............    (1,837)      (903)    (1,408)        --         --
                                            --------   --------   --------   --------   --------
    Total health services revenue.........   461,689    362,004    497,178    418,934    389,842
  Investment results......................     7,494     16,318     18,510     13,501     18,347
                                            --------   --------   --------   --------   --------
    Total revenue.........................  $469,183   $378,322   $515,688   $432,435   $408,189
                                            ========   ========   ========   ========   ========

                                                               NINE MONTHS
                                                                  ENDED
                                                              SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                                           -------------------   ------------------------------
                                                             2000       1999       1999       1998       1997
                                                           --------   --------   --------   --------   --------
Health services revenue (as a percentage of the total):
  Insured premium........................................    85.7%      84.7%      84.5%      86.4%      88.7%
  Government contract fees...............................    10.8       10.2       10.5        7.6        6.0
  Self-funded administrative fees........................     3.9        5.4        5.2        6.0        5.3
  Intercompany eliminations..............................    (0.4)      (0.3)      (0.2)        --         --
                                                            -----      -----      -----      -----      -----
    Total................................................   100.0%     100.0%     100.0%     100.0%     100.0%
                                                            =====      =====      =====      =====      =====

                                                          NINE MONTHS
                                                             ENDED
                                                         SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                                      -------------------   ------------------------------
                                                        2000       1999       1999       1998       1997
                                                      --------   --------   --------   --------   --------
Self-funded admin. fees per member per month........   $ 8.60     $ 7.27     $ 7.24     $ 6.17     $ 4.98

Operating ratios:
  Insured medical loss ratio(1).....................     95.9%      88.1%      89.9%      82.3%      86.2%

Selling, general, and administrative expense:
  Insured SGA ratio(2)..............................     13.5%      15.0%      15.1%      16.8%      16.0%
  Self-funded SGA per member per month..............   $12.42     $12.20     $12.10     $10.26     $10.16

------------------------

(1) Insured medical and other benefits as a percentage of premium revenue.

(2) Insured selling, general and administrative expenses as a percentage of premium revenue.

    BCBSUW's revenues are derived primarily from premiums, while medical benefits constitute the majority of expenses. Profitability is directly affected by many factors including, among others, premium rate adequacy, estimates of medical benefits, health care utilization, effective administration of benefit payments, operating efficiency, investment returns and federal and state laws and regulations.

RESULTS OF OPERATIONS

    All financial data in the Results of Operations section are gross numbers and, therefore, are not net of intercompany eliminations. For this reason, some of the financial data does not precisely match the data in the financial tables.

    NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED WITH NINE MONTHS ENDED
     SEPTEMBER 30, 1999

    Total Revenues

    Total revenues for the nine months ended September 30, 2000 increased 24.0% to $469.2 million from $378.3 million for the nine months ended September 30, 1999. The increase was due primarily to increased membership in the insured product line, premium rate increases on medical insurance business and new government contracts, offset by a decrease in realized gains. The strong revenue growth within insured and government contracts for the nine months ended September 30, 2000 compared to September 30, 1999, caused the percentage of health services revenue derived from self-funded products to decrease from 5.4% to 3.9% for the same period.

    HEALTH SERVICES REVENUE. Insured premium for the nine months ended
September 30, 2000 increased 29.0% to $395.4 million from $306.6 million for the nine months ended September 30, 1999. The increase is due to increases in average premium revenue per member and increases in the number of medical members. Average insured medical premium per member for the nine months ended

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September 30, 2000 increased 18.6% from the nine months ended September 30, 1999 as a result of premium increases. The number of insured medical members as of September 30, 2000, increased 8.8% to 395,726 from 363,807 as of September 30, 1999.

    Government contract fees for the nine months ended September 30, 2000 increased 36.0% to $49.9 million from $36.7 million for the nine months ended September 30, 1999. The increase is attributed to becoming the Medicare Part A Intermediary for the states of Virginia and West Virginia as of September 1, 1999.

    Self-funded administrative fees for the nine months ended September 30, 2000 decreased 7.1% to $18.2 million from $19.6 million for the nine months ended September 30, 1999. This decrease is due to the decrease in membership as a result of aggressive pricing in an effort to improve profitability. The average self-funded administrative fee per member per month for the nine months ended September 30, 2000 increased 18.3% to $8.60 from $7.27 for the nine months ended September 30, 1999. The number of medical members as of September 30, 2000 decreased 21.6% to 234,494 from 299,156 as of September 30, 1999.

    NET INVESTMENT RESULTS. Investment results include investment income and realized gains on the sale of investments. Investment results for the nine months ended September 30, 2000 decreased 54.0% to $7.5 million from $16.3 million for the nine months ended September 30, 1999. Average annual investment yields, excluding net realized gains, investment income from affiliates and other interest income were 7.17% and 6.51% for the nine months ended September 30, 2000 and September 30, 1999, respectively.

    Average invested assets for the nine months ended September 30, 2000 decreased 19.9% to $48.6 million from $60.7 million for the nine months ended September 30, 1999. The decrease is a result of cash requirements necessary to fund operating losses and increased cash payments relative to medical and other benefits payable.

    Investment gains are realized in the normal investment process in response to market opportunities. Realized gains decreased to $0.1 million for the nine months ended September 30, 2000 from $8.5 million for the nine months ended September 30, 1999.

    BCBSUW received interest income of $4.1 million and $3.5 million for the nine months ended September 30, 2000 and September 30, 1999, respectively, on a $70.0 million note from UWS.

    Expense Ratios

    LOSS RATIO. The medical loss ratio for the nine months ended September 30, 2000 was 95.9%, compared with 88.1% for the nine months ended September 30, 1999. The increase in the medical loss ratio for the nine months ended
September 30, 2000 is primarily the result of greater-than-anticipated medical utilization, along with an $11.3 million premium deficiency reserve ("PDR"). The PDR is associated entirely with the Medicare Risk line of business and represents management's best estimate of anticipated future losses on the Medicare Risk line of business resulting from estimated future claim costs and marginal administrative expenses in excess of estimated future premium revenue.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE RATIO. The selling, general and administrative ("SGA") expense ratio includes commissions, administrative expenses, premium taxes and other assessments and claim interest expense. The insured SGA expense ratio for the nine months ended September 30, 2000 was 13.5%, compared with 15.0% for the nine months ended September 30, 1999. BCBSUW's average self-funded SGA expense per member per month increased for the nine months ended September 30, 2000 to $12.4 from $12.2 for the nine months ended September 30, 1999. The insured SGA expense ratio decreased for the nine months ended September 30, 2000 due to premium increases and an increase in membership. Included in 2000 is a write-off of approximately $2.4 million in deferred acquisition costs ("DAC") associated with the Medicare Risk line of business. The self-funded SGA

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expense per member per month increased for the nine months ended September 30,
2000 due to the decrease in membership.

    Other Expenses

    BCBSUW participates with UWS in a bank line of credit, which permits aggregate borrowings up to $20 million. Interest expense related to the bank line of credit for the nine months ended September 30, 2000 and September 30, 1999 was $0.3 million and $0.4 million, respectively.

    In 1999, BCBSUW purchased 1.4 million additional shares of UWS stock. The excess of cost over the fair value of net assets acquired has been recorded as goodwill and is being amortized on a straight-line basis over a period of 15 years. Amortization expense for the nine months ended September 30, 2000 was $0.4 million and was less than $0.1 million for the nine months ended
September 30, 1999.

    In June of 2000, BCBSUW purchased group business from Wellmark, Inc. at a cost of $1.0 million. The cost is being amortized on a straight line basis over a period of 5 years. Amortization expense for the nine months ended
September 30, 2000 was less than $0.1 million.

    Net Income

    The consolidated net results decreased for the nine months ended
September 30, 2000 to a loss of $41.1 million compared to loss of $20.8 million for the nine months ended September 30, 1999. This decrease is due primarily to increased losses on insured business and is partially offset by decreased losses on equity in affiliates. BCBSUW recorded an $11.3 million PDR to accrue for anticipated fourth quarter and 2001 losses on the Medicare Risk line of business. During the second half of 2000, DAC of approximately $2.4 million, which were associated with lines of business that are not expected to demonstrate future profitability, were also written off.

    BCBSUW had no current income tax expense or benefit for the nine months ended September 30, 2000 or September 30, 1999 due to operating losses. In 2000, BCBSUW recorded deferred tax expense of $0.5 million in order to increase the valuation allowance for a deferred tax asset from a prior period. There was no deferred tax expense or benefit for the nine months ended September 30, 1999.

    1999 COMPARED WITH 1998, AND 1998 COMPARED WITH 1997

    Total Revenues

    Total revenues in 1999 increased 19.3% to $515.7 million from $432.4 million in 1998. Total revenues in 1998 increased 5.9% from $408.2 million in 1997. These increases were due primarily to increased membership in the insured product line, premium rate increases on medical insurance business and new government contracts.

    HEALTH SERVICES REVENUE. Insured premium in 1999 increased 16.1% to
$420.4 million from $362.0 million in 1998. Insured premium in 1998 increased 4.7% from $345.9 million in 1997. The increases in both years are due to increases in average premium revenue per member and increases in the average number of medical members. Average insured medical premium per member in 1999 increased 8.2% from 1998 and increased 1.5% in 1998 from 1997, as a result of premium increases. The number of insured medical members as of December 31, 1999, increased 7.3% to 372,737 from 347,272 as of December 31, 1998. The number of insured medical members as of December 31, 1998, increased 3.1% from 336,876 as of December 31, 1997.

    Government contract fees in 1999 increased 65.5% to $52.3 million from $31.6 million in 1998. Government contract fees in 1998 increased 35.6% from $23.3 million in 1997. The increase from 1998 to 1999 is attributed to becoming the Medicare Part A Intermediary for the states of Virginia and West

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
Virginia as of September 1, 1999. The growth from 1997 to 1998 is due to becoming the Medicare Part A Intermediary for Michigan.

    Self-funded administrative fees in 1999 increased 2.8% to $26.0 million from $25.3 million in 1998. Self-funded administrative fees in 1998 increased 22.8% from $20.6 million in 1997. The increases in both years are due to increases in self-funded administrative fees per member. The average self-funded administrative fee per member per month in 1999 increased 17.3% to $7.24 from $6.17 in 1998. The average self-funded administrative fee per member per month increased 23.9% in 1998 from $4.98 in 1997. The number of medical members as of December 31, 1999 decreased 10.8% to 298,799 from 334,835 as of December 31, 1998. This decrease is due to aggressive pricing on targeted group contracts and subsequent loss of unprofitable business. The number of self-funded medical members as of December 31, 1998, increased 0.1% from 332,888 as of December 31, 1997.

    NET INVESTMENT RESULTS. Investment results include investment income and realized gains on the sale of investments. Investment results in 1999 increased 37.0% to $18.5 million from $13.5 million in 1998. Investment results in 1998 decreased 26.2% from $18.3 million in 1997. Average annual investment yields, excluding net realized gains, investment income from affiliates and other interest income were 6.11%, 5.23% and 6.06% for 1999, 1998 and 1997, respectively.

    Average invested assets in 1999 decreased 27.0% to $75.7 million from $103.7 million in 1998. The decrease in average invested assets during 1999 is a result of cash requirements necessary to fund operating losses and increased cash payments relative to medical and other benefits payable. Average invested assets in 1998 decreased 8.5% from $113.3 million in 1997. The decrease in 1998 from 1997 relates to ongoing operations, including collection of receivables and timing of claim payments.

    Investment gains are realized in the normal investment process in response to market opportunities. Realized gains increased to $8.0 million in 1999 from $1.6 million in 1998. Realized gains in 1998 decreased from $6.5 million in 1997.

    BCBSUW received interest income of $4.8 million and $1.4 million in 1999 and 1998, respectively, on a $70.0 million note from UWS.

    Expense Ratios

    LOSS RATIO.The medical loss ratio for 1999 was 89.9%, compared with 82.3% for 1998 and 86.2% for 1997. The increase in the medical loss ratio in 1999 is primarily the result of greater than anticipated medical utilization and cost trends.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE RATIO. The selling, general and administrative ("SGA") expense ratio includes commissions, administrative expenses, premium taxes and other assessments and claim interest expense. The insured SGA expense ratio in 1999 was 15.1%, compared with 16.8% in 1998 and 16.0% in 1997. BCBSUW's average self-funded SGA expense per member per month increased 17.9% in 1999 to $12.10 from $10.26 in 1998. The average self-funded SGA expense per member per month in 1998 increased marginally from $10.16 in 1997. The SGA expense ratio for both insured and self-funded products increased in 1998 due to costs incurred to convert to a new claim processing system. These costs continued into 1999, but were offset for insured products by premium rate increases and an increase in membership. The decrease in self-funded membership caused the self-funded SGA to increase in 1999.

    Other Expenses

    BCBSUW, along with UWS, has a bank line of credit that permits aggregate borrowings up to $20 million. Interest expense related to the bank line of credit in 1999, 1998 and 1997 was $0.5 million, $0.1 million and $0.2 million, respectively.

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
    In 1999, BCBSUW purchased 1.4 million additional shares of UWS stock. The excess of cost over the fair value of net assets acquired has been recorded as goodwill and is being amortized on a straight-line basis over a period of 15 years. Amortization expense for 1999 was $0.2 million.

    Net Income

    Consolidated net results decreased in 1999 to a loss of $42.7 million compared to net income of $5.4 million in 1998. Consolidated net income in 1998 increased from $0.6 million in 1997. The decrease in 1999 was the result of a $20.1 million operating loss and $22.7 million equity in net loss of affiliates, net of tax. The $20.1 million operating loss is due to the $17.4 million loss, before investment results, on self-funded business and the insured business experiencing greater than anticipated medical utilization and cost trends.

    Because of operating losses, BCBSUW had no income tax expense or benefit in 1999. Current tax benefit in 1998 and 1997 was $0.1 million and $2.8 million, respectively. There was no deferred tax benefit in 1998 or 1997.

LIQUIDITY AND CAPITAL RESOURCES

    BCBSUW's sources of cash flow consist primarily of health services revenues and investment income. The primary uses of cash include medical and other benefits and operating expense payments. Positive cash flows are invested pending future payments of medical and other benefits and other operating expenses. BCBSUW's investment policies are designed to maximize yield, preserve principal and provide liquidity to meet anticipated payment obligations.

    BCBSUW's cash flow improved for the nine months ended September 30, 2000 compared to the same period in 1999. For the nine months ended September 30, 2000, BCBSUW's net cash used in operating activities amounted to $11.7 million, compared with net cash used in operating activities of $34.9 million for the nine months ended September 30, 1999. The improvement is primarily due to the decrease in cash payments relative to medical and other benefits payable. Due to periodic cash flow requirements, BCBSUW made borrowings under its bank line of credit. The line of credit is with a commercial bank and has a rate equal to the London Interbank Offered Rate ("LIBOR") plus 1.5%, adjusted monthly with interest payments due monthly. BCBSUW's outstanding line of credit balance was $4.1 million and $9.5 million at September 30, 2000 and September 30, 1999, respectively. The interest expense on the line of credit was $0.3 million and $0.4 million for the first nine months of 2000 and 1999, respectively.

    In 1999, BCBSUW's net cash used in operating activities amounted to $34.3 million, compared with net cash provided by operating activities of $5.0 million for 1998. In addition to the net loss from operations, the decrease in cash flows from operations in 1999 was due primarily to increased cash payments relative to medical and other benefits payable. BCBSUW's outstanding line of credit balance was $11.2 million and $13.6 million at December 31, 1999 and 1998, respectively. The interest expense on the line of credit was $0.6 million and $0.1 million in 1999 and 1998, respectively.

    As a Primary Licensee of the Association, BCBSUW is required to maintain a prescribed liquidity ratio of certain liquid assets to average monthly expenses, as defined, in accordance with licensure requirements of the BCA.

    BCBSUW's investment portfolio consists primarily of investment-grade bonds and Government securities and has a limited exposure to equity securities. At September 30, 2000, $35.4 million or 77.8% of BCBSUW's total investment portfolio was invested in bonds compared with $42.6 million or 68.2% at December 31, 1999. The bond portfolio had an average quality rating by Moody's Investor Service of "Aa3" at September 30, 2000 and December 31, 1999. The majority of the bond portfolio was classified as available-for-sale. The market value of the total investment portfolio, which includes stocks and bonds, was less than amortized cost by $0.4 million at September 30, 2000 and by

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
$0.5 million at December 31, 1999. Unrealized holding gains and losses on bonds classified as available-for-sale are included as a component of surplus, net of applicable deferred taxes. BCBSUW has no investments in mortgage loans, no non-publicly traded securities, real estate held for investment or financial derivatives (except for principal-only strips of U.S. Government securities).

    As of September 11, 1998, UWS assumed a $70.0 million note obligation to BCBSUW in connection with the spin-off in 1998 of AMSG's managed care companies and specialty business. The spin-off involved the creation of a new corporation that subsequently became UWS. UWS pledged the common stock of certain subsidiaries as collateral for the note obligation. Interest is payable quarterly at a rate equal to LIBOR plus 1.25%, adjusted quarterly. On
October 13, 1999, the maturity date of the principal balance was extended from October 30, 1999 to April 30, 2001.

    BCBSUW has an outstanding line of credit in the amount of $15.0 million available to Health Professionals of Wisconsin, Inc. The balance was $4.6 million and $3.0 million as of September 30, 2000 and December 31, 1999, respectively. Interest on the line of credit is calculated using prime rate.

    BCBSUW is required to maintain certain levels of statutory capital and surplus under the NAIC Health Organization Risk-Based Capital ("HORBC") requirements. Wisconsin insurers are also subject to compulsory and security surplus requirements based upon the amount and type of premiums written. In addition to statutory capital requirements, BCBSUW is required to maintain certain levels as determined by the Association.

    In addition to internally generated funds and periodic borrowings on its bank line of credit, BCBSUW believes that additional financing to facilitate long-term growth could be obtained through offerings, debt offerings, or bank borrowings, as market conditions may permit or dictate.

    During the third quarter of 2000, BCBSUW entered into an agreement to purchase a 25% interest in a Wisconsin-based health plan for $12.5 million. The purchase is subject to a right-of-first-refusal under an agreement with existing shareholders of the health plan and has not yet been consummated.

    IMPACT OF THE YEAR 2000

    In late 1999 BCBSUW completed its remediation and testing of systems. As a result of those planning and implementation efforts, BCBSUW experienced no significant disruptions in mission critical information technology and non-information technology systems and believes those systems successfully responded to the Year 2000 date. BCBSUW expensed approximately $5.4 million during 1999 in connection with remediating its systems. BCBSUW is not aware of any material problems resulting from Year 2000 issues, either with its products, its internal systems, or the products and services of third parties.

    INFLATION

    Health care costs have been rising and are expected to continue to rise at a rate that exceeds the consumer price index. BCBSUW's cost control measures, risk-sharing incentive arrangements with medical care providers, and premium rate increases are designed to reduce the adverse effect of medical cost inflation on its operations. In addition, BCBSUW utilizes its ability to apply appropriate underwriting criteria in selecting groups and individuals and in controlling the utilization of health care services. However, there can be no assurance that these efforts will fully offset the impact of inflation or that premium revenue increases will equal or exceed increasing health care costs.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Because of BCBSUW's investment policies, the primary market risks associated with BCBSUW's portfolio are interest rate risk, credit risk and the risk related to fluctuations in equity prices. With respect to interest rate risk, a reasonably near-term rise in interest rates could negatively affect the fair

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value of BCBSUW's bond portfolio; however, because BCBSUW considers it unlikely that BCBSUW would need or choose to substantially liquidate its portfolio, BCBSUW believes that such an increase in interest rates would not have a material impact on future earnings or cash flows. In addition, BCBSUW is exposed to the risk of loss related to changes in credit spreads. Credit spread risk arises from the potential that changes in an issuer's credit rating or credit perception may affect the value of financial instruments.

    The overall goal of the investment portfolio is to support the ongoing operations of BCBSUW. BCBSUW's philosophy is to manage assets to maximize total return over a multiple-year time horizon, subject to appropriate levels of risk. BCBSUW manages these risks by establishing gain and loss tolerances, targeting asset-class allocations, diversifying among asset classes and segments within various asset classes, and using performance measurement and reporting.

    In 1999, BCBSUW had an external study done of the asset allocation and restructured their portfolio, moving from actively managed equities to mutual funds.

    BCBSUW uses a sensitivity model to assess the inherent rate risk of its fixed income investments. The model includes all fixed income securities held as of June 30, 2000 and incorporates assumptions regarding the impact of changing interest rates on expected cash flows for certain financial assets with prepayment features, such as callable bonds and mortgage-backed securities. The reduction in the fair value of BCBSUW's modeled financial assets resulting from a hypothetical instantaneous 100 basis point increase in the U.S. Treasury yield curve is estimated at $1.6 million as of June 30, 2000.

                              CERTAIN TRANSACTIONS

SERVICE AGREEMENT

    UWS and BCBSUW have entered into a service agreement with respect to the reciprocal provision of certain services, including sales and marketing, rental of office space, computerized data processing, claims processing, and legal, investment, actuarial, and other management services. The company receiving a service is obligated to pay the provider thereof the approximate cost for the service which varies depending upon the particular service rendered, determined on either an allocated cost basis or based upon direct costs. If the recipient can obtain any of the services under more favorable terms by performing the services itself or by procuring them from a third party, it is not obligated to renew the service agreement for those services if the provider is unwilling to substantially match such terms. However, UWS agreed to purchase claims processing services from BCBSUW pursuant to certain arrangements with Electronic Data Systems Corporation ("EDS"). Pursuant to the service agreement, UWS received payments of $9.3 million, $9.0 million, and $11.7 million from BCBSUW for the years ended December 31, 1997, 1998 and 1999, respectively. BCBSUW received payments of $14.6 million, $14.8 million and $12.0 million from UWS for the years ended December 31, 1997, 1998 and 1999, respectively. The original term of the service agreement ended on December 31, 1998 and the service agreement has since automatically renewed for a period of one year on each succeeding January 1, subject to negotiation of the services to be provided and the rates and allocations set forth therein. Pursuant to Wisconsin law, the service agreement is filed with the OCI for its review to determine whether the agreement is reasonable and fair to the interests of the insurance companies which are parties to the agreement.

    In 1984, BCBSUW entered into a servicing agreement (the "EDS Servicing Agreement") with Electronic Data Corporation ("EDS") whereby EDS would develop integrated processing systems, maintain computer hardware and software, and provide data processing personnel. Key systems covered by this agreement included claims, membership, actuarial, commission, general ledger, accounts payable, and fixed assets. The term of the EDS Servicing Agreement runs through December 31, 1999, with an option to terminate upon one year's prior written notice, deliverable at any time. BCBSUW exercised its early termination rights for the claims, actuarial, commission, general ledger, accounts

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payable, and fixed assets. BCBSUW will continue to receive membership services from EDS. All claims processing functions were converted to the computer system operated by Blue Cross and Blue Shield of South Carolina ("BSSC") effective September 30, 1998. BCBSUW purchased software and began processing the general ledger, accounts payable and fixed asset systems on January 1, 1998. For the years ended December 31, 1997, 1998, and 1999, UWS paid approximately
$3.7 million, $2.7 million and $1.3 million, respectively, for services pursuant to the EDS Servicing Agreement. UWS paid approximately $1.6 million and $3.2 million, respectively, for claims processing services obtained from BSSC for the years ended December 31, 1998 and 1999.

SPECIALTY SERVICES

    Certain subsidiaries of UWS provide services to BCBSUW at market rates, including hospital bill audits, investigation recovery services, electronic claims clearing and nurseline phone services. BCBSUW made payments to UWS and its subsidiaries of $4.5 million, $4.5 million and $4.9 million for the years ended December 31, 1997, 1998 and 1999, respectively.

    BCBSUW has an agreement with UWIC, whereby UWIC underwrites BCBSUW's United Dairy Trust insured product. BCBSUW assumes 100% of the premium revenue of these products from UWIC. The assumed premium revenue was $8.4 million, $6.1 million, and $1.8 million for the years ended December 31, 1997, 1998 and 1999, respectively.

HEALTH AND OTHER BENEFITS TO THE EMPLOYEES OF BCBSUW OR UWS

    Certain subsidiaries of UWS provide health, life and other insurance benefits to the employees of BCBSUW. Premium revenue received from BCBSUW for these services totaled $4.5 million, $4.5 million and $4.9 million in 1997, 1998 and 1999, respectively. In addition, BCBSUW provides health insurance to certain of UWS's employees. Premium revenue received from UWS for these services totaled $1.8 million, $2.2 million and $4.1 million in 1997, 1998 and 1999, respectively.

BCBSUW LOAN

    UWS has a debt obligation to BCBSUW in the principal amount of $70.0 million. On October 30, 1996, the predecessor corporation to UWS borrowed $70.0 million from BCBSUW to fund the cash portion of the merger consideration in connection with the merger of American Medical Security, Inc. into the predecessor corporation. UWS assumed that obligation and has pledged the common stock of certain of its subsidiaries as collateral for the loan. Interest only is payable quarterly at a rate equal to LIBOR plus 125 basis points, adjusted quarterly. On October 13, 1999, the maturity date of the principal balance of this loan was extended from October 30, 1999 to April 30, 2001.

REGISTRATION RIGHTS

    Pursuant to an agreement with UWS, Messrs. Wallace J. Hilliard and Ronald A. Weyers have the following rights:

    (i) Messrs. Hilliard and Weyers are entitled to make up to two requests that UWS register at least 50% of the then outstanding shares of common stock held by them, which UWS is obligated to use its best efforts to do unless (a) the request comes during the period 45 days prior to the estimated date of filing and 180 days following the effective date of UWS's own registration of shares of common stock pertaining to an underwritten public offering, (b) UWS has already effected two such registrations pursuant to Messrs. Hilliard's and Weyers' requests,
        (c) the filing of the registration statement could jeopardize or delay a material transaction contemplated by UWS or would require the disclosure of material information that UWS needs to preserve as confidential, or
        (d) UWS is unable to comply with the requirements of the Commission; and

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
    (ii) Messrs. Hilliard and Weyers are entitled to make up to two requests that UWS include Messrs. Hilliard's and Weyers' shares of common stock in an offering of shares of common stock otherwise being registered upon being notified by UWS that UWS is registering shares of common stock in connection with a public offering for case on a form that also would permit the registration of Messrs. Hilliard's and Weyers' shares of common stock.

    These registration rights expire upon the earlier of April 1, 2001 or upon the date on which Messrs. Hilliard and Weyers in the aggregate own less than three percent of the outstanding shares of common stock. As reported on Schedules 13G dated February 14, 2000, for the year-ended December 31, 1999, each of Messrs. Hilliard and Weyers owns less than 5% of the outstanding shares of common stock.

    Messrs. Hilliard and Weyers have also agreed that, until December 3, 2006, they will not acquire, or propose to acquire (i) any UWS securities (other than pursuant to the exercise of stock options) with the power to vote for the election of directors (the "Voting Securities"), or (ii) any rights or options to acquire any Voting Securities, if any of such acquisitions would require regulatory approval, application or notification other than as required by the Securities Exchange Act of 1934, as amended. In addition, Messrs. Hilliard and Weyers agreed that, until December 3, 1999, they will not (i) make or participate in any solicitation of proxies (within the meaning of Rule 14a-1 under the Securities Exchange Act of 1934, as amended) or initiate any shareholder proposals with respect to UWS, (ii) make any proposals with respect to a merger or other business combination, sale or transfer of assets, liquidation or other extraordinary corporate transaction of UWS, or (iii) form, join, or participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to UWS securities or seek to exercise control or influence over management, the board of directors, or the corporate policies of UWS. Finally, Messrs. Hilliard and Weyers agreed that, until December 3, 2006, they will vote their shares of common stock in accordance with BCBSUW's directions on matters submitted to a shareholder vote which pertain to, or are a result of, Association rules, regulations, or marketing issues.

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
                               SECURITY OWNERSHIP

    The following table sets forth the beneficial ownership of shares of the UWS common stock as of December 15, 2000, by each shareholder known by UWS to beneficially own more than 5% of the shares of the UWS common stock outstanding, by each director of UWS, each of the executive officers of UWS who appear in the Summary Compensation Table below, and all directors and officers of UWS as a group. Unless otherwise indicated, each shareholder listed below has sole voting and dispositive power with respect to shares of the UWS common stock beneficially owned.

                                                                NUMBER OF SHARES      PERCENT OF
NAME                                                          BENEFICIALLY OWNED(3)     CLASS
----                                                          ---------------------   ----------
Blue Cross & Blue Shield United of Wisconsin(1).............         7,840,816            46.3%
Putnam Investments, Inc.(1)(5)..............................         1,312,053             7.8
Dimensional Fund Advisors, Inc.(1)..........................           868,900             5.2
Thomas R. Hefty(3)(4).......................................           278,015             1.6
Stephen E. Bablitch(3)(4)...................................            99,305               *
James E. Hartert, M.D.(4)...................................            36,170               *
Mary I. Traver(4)...........................................            80,927               *
Penny J. Siewert(4).........................................           117,605               *
Richard A. Abdoo............................................            12,426               *
Barry K. Allen..............................................            10,000               *
Michael D. Dunham...........................................            11,626               *
James L. Forbes.............................................             8,126               *
James C. Hickman............................................             6,826               *
Michael S. Joyce............................................                 0               *
Eugene A. Menden............................................             8,126               *
D. Keith Ness, M.D..........................................                 0               *
William C. Rupp, M.D........................................             2,000               *
Carol N. Skornicka..........................................             6,926               *
Janet D. Stieger............................................                 0               *
Kenneth M. Viste, Jr., M.D..................................             1,000               *
All directors and executive officers as a group
  (  persons)(4)(6)........................................                                   %
                                                                   -----------          ------

------------------------

* Amount represents less than 1% of the total shares of the UWS common stock issued and outstanding.

(1) Based on Schedules 13D and 13G delivered to UWS by such beneficial owner pursuant to the Securities Exchange Act of 1934, as amended. BCBSUW's address is 401 West Michigan Street, Milwaukee, Wisconsin 53203; Putnam Investments, Inc.'s address is One Post Office Square, Boston, Massachusetts 02109; and Dimensional Fund Advisors, Inc.'s address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(2) Includes the following number of shares covered under options exercisable
    within 60 days of       , 2001: Mr. Hefty, 247,768; Ms. Siewert, 112,232;
    Mr. Bablitch, 93,542; Ms. Traver, 74,820; Dr. Hartert, 34,534; Mr. Abdoo, 6,626; Mr. Dunham, 6,626; Mr. Forbes, 6,626; Mr. Hickman, 6,626;
    Mr. Menden, 6,626; and Ms. Skornicka, 6,626; and all directors and executive
    officers as a group,       .

(3) Includes the following shares owned jointly with such person's spouse, with respect to which such person shares voting power and dispositive power:
    Mr. Hefty, 14,000 shares; and Mr. Bablitch, 1,000 shares. Also includes the following shares owned separately by such person's spouse or child, with respect to which such person shares voting power and dispositive power:
    Mr. Hefty, 750 shares owned by spouse.

(4) Includes the following shares held under UWS's 401(k) plan, as to which such person has dispositive power: Mr. Hefty, 5,247; Ms. Siewert, 4,023;
    Mr. Bablitch, 1,763; Ms. Traver, 4,107; Dr. Hartert, 1,636; and all directors and executive officers as a group, 16,776.

(5) Includes the following shares with respect to which such person shares voting power: 124,000 shares held by The Putnam Advisory Company, Inc. Also includes the following shares as to which such person shares dispositive power: 146,448 shares held by Putnam Investment Management, Inc. and 1,165,605 shares held by The Putnam Advisory Company, Inc. Putnam Investments, Inc. wholly owns Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc. Marsh & McLennan Companies, Inc. wholly owns Putnam Investments, Inc.

(6) Excludes shares owned by persons who will become directors of Cobalt upon completion of the combination.

                   DIRECTORS AND EXECUTIVE OFFICERS OF COBALT

DIRECTORS OF COBALT

    The Amended and Restated Bylaws of Cobalt fix the initial number of directors at nine. The board of directors will be divided into three classes, whose members each serve terms of three years (and until their successors are elected and qualified). The terms of one of the three classes will expire at each annual meeting of shareholders. The terms of Ms. Steiger and Messrs. Hefty and Viste will expire at the Annual Meeting of the Shareholders in 2001. The terms of Messrs. Forbes, Ness and Rupp will expire at the Annual Meeting of Shareholders in 2002. The terms of Messrs. Abdoo, Allen and Joyce will expire at the Annual Meeting of Shareholders in 2003. There are no family relationships among any of the directors, nominees and/or executive officers of UWS.

    If the combination is completed, the members of the board of directors of Cobalt, Inc. will be as follows:

                  DIRECTORS WHOSE TERMS WILL CONTINUE UNTIL 2001

NAME AND AGE                   PRINCIPAL OCCUPATION DURING PAST FIVE YEARS
---------------------  ------------------------------------------------------------
Thomas R. Hefty        Director of UWS since 1998. Director of AMSG from 1983
  Age: 53              through 1998; Chairman of the Board, President and Chief
                       Executive Officer of UWS since 1998; President of AMSG from
                       1986 through 1998 and Chairman of the Board and Chief
                       Executive Officer of AMSG from 1991 through 1998; Chairman of the Board and Director of BCBSUW since 1988; President of
                       BCBSUW since 1982; Deputy Insurance Commissioner for the
                       Office of the Commissioner of Insurance for the State of
                       Wisconsin from 1979 to 1982; Director of Artisan
                       Funds, Inc., an investment company registered under the
                       Investment Company Act of 1940, as amended.

Janet D. Steiger       Director of BCBSUW since 1998. Member of the United States
  Age: 61              Federal Trade Commission from 1989 to 1997; Chairman of the
                       Federal Trade Commission from 1989 to 1995; Chairman of the
                       Postal Rate Commission from 1982 to 1989; Chairman of the
                       Congressional Commission to Assess Veterans Education Policy
                       from 1987 to 1989; Postal Rate Commissioner from 1980 to
                       1989.

Kenneth M. Viste, Jr.  Director of BCBSUW since 1992; Practicing physician in
  Age: 59              neurology; Principal of Lakeside Neurocare, Limited, Oshkosh and Fond du Lac, Wisconsin; President of the American
                       Academy of Neurology from 1995 to 1997; President of the
                       State Medical Society of Wisconsin from 1987 to 1988;
                       Director of the Physical Rehabilitation Unit of Mercy
                       Medical Center, Oshkosh, Wisconsin since 1974, and of the
                       Physical Rehabilitation Unit of St. Agnes Hospital, Fond du
                       Lac, Wisconsin, since 1983; Clinical Professor of Neurology at the University of Wisconsin Medical School since 1995.

                  DIRECTORS WHOSE TERMS WILL CONTINUE UNTIL 2002

NAME AND AGE                   PRINCIPAL OCCUPATION DURING PAST FIVE YEARS
---------------------  ------------------------------------------------------------

James L. Forbes        Director of UWS since 1998. Director of AMSG from 1991
  Age: 68              through 1998; Director of Blue Cross since 1974; Chairman
                       and Chief Executive Officer and Director of Badger
                       Meter, Inc., a manufacturer of products using flow
                       measurement technology, since 1999; President and Chief
                       Executive Officer from 1987 to 1999; Director of Universal
                       Foods Corporation and Journal Communications, Inc.

D. Keith Ness          Director of BCBSUW since 1998. Practicing family physician
  Age: 52              since 1978; Director, President and interim Chief Executive
                       Officer of Community Physician's Network, a group of primary care physicians, since 1998; Medical Director for Heritage
                       Manor Nursing Home since 1996;

William C. Rupp, M.D.  Director of UWS since 1998. Director of AMSG from 1997
  Age: 54              through 1998; President and Chief Executive Officer of
                       Luther/Midelfort Mayo Health System since 1994; President of
                       Midelfort Clinic since 1991; practicing physician in
                       oncology since 1982.

                  DIRECTORS WHOSE TERMS WILL CONTINUE UNTIL 2003

NAME AND AGE                   PRINCIPAL OCCUPATION DURING PAST FIVE YEARS
---------------------  ------------------------------------------------------------

Richard A. Abdoo       Director of UWS since 1998. Director of AMSG from 1991
  Age: 56              through 1998; Chairman of the Board, President and Chief
                       Executive Officer of Wisconsin Energy Corporation, a
                       diversified energy services holding company since May 1991;
                       Chairman of the Board and Chief Executive Officer of
                       Wisconsin Electric Power Company since 1990; Director of
                       Wisconsin Energy Corporation since 1988; Director of
                       Wisconsin Electric Power Company since 1989; Chairman of the
                       Board and Chief Executive Officer of Wisconsin Natural Gas
                       Company from 1990 to 1995; Director of Wisconsin Natural Gas
                       Company from 1989 to 1995; Director of Marshall & Ilsley
                       Corporation, a bank holding company, and Universal Foods
                       Corporation, an ingredient manufacturer.

Barry K. Allen         President of Ameritech Corporation since October of 1999;
  Age: 52              Executive Vice President of Ameritech from 1997 to 1999;
                       Senior Vice President of Ameritech from 1995 to 1997;
                       President and Chief Operating Officer of Marquette
                       Electronics, Inc. from 1993 to 1995; President and Chief
                       Executive Officer of Wisconsin Bell, Inc. from 1989 to 1993;
                       President and Chief Executive Officer of Ameritech
                       Publishing, Inc. from 1987 to 1989. Director of
                       Harley-Davidson Inc.; Fiduciary Management, Inc., an
                       investment advisory firm; and First Business Bank-Milwaukee.

Michael S. Joyce       Director of BCBSUW since 1996; President and Chief Executive
  Age: 58              Officer of the Lynde and Harry Bradley Foundation,
                       Milwaukee, Wisconsin, since 1986; President of the John M.
                       Olin Foundation, New York, New York, from 1978 to 1986;
                       President of the Goldseker Foundation, Baltimore, Maryland,
                       from 1975 to 1978.

COMPENSATION OF DIRECTORS

    Members of the UWS board of directors who are officers or employees of UWS receive no additional compensation for their service as members of the UWS board of directors or committees of the UWS board of directors. Members of the UWS board of directors who are not officers or employees of UWS receive a fee of $1,100 for each board or committee meeting attended, and a monthly retainer of $1,250. In addition, each committee chairman receives a monthly fee of $250. Also, pursuant to the UWS Equity Incentive Plan, each member of the UWS board of directors is granted in connection with his or her services as a member of the board of directors, a single option to purchase 6,626 shares of UWS common stock at an exercise price equal to the fair market value of the UWS common stock on the date of grant. In addition, members of the UWS special committee will receive cash payments for their services as members of the UWS special committee. See "THE COMBINATION--Interests of Certain Persons in the Combination--Directors and Executive Officers of UWS."

                               EXECUTIVE OFFICERS

    The name, age, title and business backgrounds of each of the persons who will be the executive officers of Cobalt are set forth below. Certain individuals named below previously were officers of American Medical Security Group, Inc. and various of its subsidiaries prior to the spin-off of UWS from AMSG in September of 1998, and each such individual had resigned from all positions held at AMSG or its remaining subsidiaries as of the effective date of the spin-off. The business address of each of the executive officers is 401 West Michigan Street, Milwaukee, Wisconsin 53203.

NAME                        AGE                          TITLE
----                      --------   ----------------------------------------------
Thomas R. Hefty.........     53      Chairman of the Board, President and Chief
                                       Executive Officer
Stephen E. Bablitch.....     46      Vice President, General Counsel and Secretary
Michael E. Bernstein....     40      Senior Vice President
Frank M. Cino...........     43      Vice President and Controller
Timothy F. Cullen.......     56      Vice President
Gail L. Hanson..........     45      Vice President; and President of IRG
Catherine S. Harvey.....     38      Senior Vice President
James E. Hartert........     46      Vice President
Terrance L. Knecht......     52      Vice President and Chief Information Officer
Thomas E. Liechty.......     49      Vice President; and President of UWIC and
                                     UHLIC
Emil E. Pfenninger......     49      Vice President; and President of United
                                     Heartland
Penny J. Siewert........     43      Vice President of Regional Services
Mary I. Traver..........     49      Vice President; and President of Compcare

    Under the proposed Bylaws of Cobalt, officers of Cobalt will be elected to serve, subject to the discretion of the board of directors, until their successors are appointed. There are no family relationships among any of the proposed directors and/or executive officers of Cobalt.

    Thomas R. Hefty is the Chairman of the Board, President and Chief Executive Officer of UWS. Mr. Hefty was elected President of UWS in 1986 and was elected Chairman of the Board and Chief Executive Officer of UWS in 1991. Since 1987, he has served in various capacities with UWS's subsidiaries. Mr. Hefty has been Chairman of the Board and a director of BCBSUW since 1988, having joined BCBSUW in 1982 and later serving as President. From 1979 to 1982, Mr. Hefty was Deputy Insurance Commissioner for OCI.

    Stephen E. Bablitch is Vice President, General Counsel and Secretary of UWS. Mr. Bablitch joined UWS in 1996 as General Counsel, Vice President and Secretary. Mr. Bablitch has been Senior Vice President of BCBSUW since December, 2000. He has also been General Counsel and Secretary of BCBSUW since 1996.
Mr. Bablitch was Vice President of BCBSUW since 1996. He has also served in various capacities with UWS's subsidiaries since 1996. Prior to joining UWS and BCBSUW, Mr. Bablitch was an attorney with Dewitt, Ross and Stevens, Madison, Wisconsin from 1991 to 1996.

    Michael E. Bernstein is Senior Vice President of UWS. Mr. Bernstein was elected a Senior Vice President in February of 2000. Mr. Bernstein was elected Senior Vice President of BCBSUW in March of 2000. Prior to joining UWS and BCBSUW, Mr. Bernstein served as executive vice president for the University of Wisconsin Medical Foundation in Madison, Wisconsin from 1998 through 1999. From 1996 to 1998, Mr. Bernstein was senior vice president at University Health Care, Inc.

    Frank M. Cino is Vice President and Controller of UWS. Mr. Cino was elected a Vice President in December of 1999. Mr. Cino was elected Vice President of BCBSUW in December 1999. Prior to joining UWS and BCBSUW, Mr. Cino was employed with Ernst & Young LLP, New York, in various positions from 1985 to 1999, most recently as senior manager of health care industry services.

    Timothy F. Cullen is the Chairman of United Government Services, Inc., a wholly owned subsidiary of BCBSUW, and Vice President of BCBSUW. Mr. Cullen was elected Chairman of UGS in 1999 and was elected Vice President of BCBSUW in 1988. He joined BCBSUW in 1988 as Vice President of its southwestern region. From 1987 to 1988, Mr. Cullen was Secretary of the Wisconsin Department of Health and Human Services. From 1974 to 1987, Mr. Cullen served as a Wisconsin State Senator, in which he served three terms as Senate Majority Leader.

    Gail L. Hanson is Vice President, Chief Financial Officer and Treasurer of UWS. Ms. Hanson was named Chief Financial Officer of UWS effective August 2, 1999 to fill a vacancy created by the retirement of the previous CFO.
Ms. Hanson has been Treasurer of UWS since 1987 and was elected a Vice President in 1996. She has served in various capacities with UWS's subsidiaries since 1984. Ms. Hanson was elected Senior Vice President of BCBSUW in December of 2000. Ms. Hanson was elected Vice President, Treasurer and Chief Financial Officer of BCBSUW in December of 1999. Ms. Hanson was elected Vice President and Treasurer of BCBSUW in 1996. Ms. Hanson had been Assistant Vice President and Treasurer since 1987, having joined BCBSUW in 1984 as the Controller of UWIC.

    James E. Hartert, M.D. is Vice President of UWS. Dr. Hartert was elected a Vice President in May of 1999. He was elected President of IRG in July of 1999. He has also served in various capacities with UWS's subsidiaries since 1996. Dr. Hartert was elected Vice President of BCBSUW in March of 1999. Prior to joining UWS and BCBSUW, Dr. Hartert was employed by Humana Health Care Plans as Chief Medical Officer for the Kentucky market from 1994 to 1996.

    Catherine S. Harvey is Senior Vice President of UWS. Ms. Harvey was elected a Senior Vice President in February of 2000. Ms. Harvey was elected Senior Vice President of BCBSUW in March of 2000. Prior to joining UWS and BCBSUW,
Ms. Harvey was vice president of health services operations/ delivery systems management at United HealthCare in Minneapolis, Minnesota from 1997 to 1999. From 1995 to 1996, Ms. Harvey was employed with Towers Perrin Integrated Healthsystems Consulting in Minneapolis, Minnesota as a senior consultant.

    Terrance L. Knecht is the Vice President and Chief Information Officer of UWS. Mr. Knecht was elected Vice President and Chief Information Officer of both UWS and BCBSUW in December of 2000. Prior to joining UWS and BCBSUW, Mr. Knecht was the Chief Information Officer of United Payors & United Providers, Rockville, Maryland, from 1997 to 2000.

    Thomas E. Liechty is Vice President of UWS. Mr. Liechty was elected a Vice President in August of 1999. He was elected President of UWIC and UHLIC in July of 1999. Mr. Liechty was previously Regional Vice President for the Northeastern Region of BCBSUW from 1988 to 1999.

    Emil E. Pfenninger is Vice President of UWS. Mr. Pfenninger was elected a Vice President of UWS in 1995 and President of United Heartland in 1990.
Mr. Pfenninger was the Underwriting Manager with CNA Insurance Companies from 1987 to 1990.

    Penny J. Siewert is Vice President of Regional Services of UWS. Ms. Siewert was elected Vice President of Regional Services of UWS in 1995. Ms. Siewert joined BCBSUW in 1977 and has served in various capacities. Ms. Siewert was elected Vice President of Operations for BCBSUW in 1990, Vice President of Special Markets for BCBSUW in 1992, Vice President of Regional Services for BCBSUW in 1995 and Senior Vice President for BCBSUW in 1999.

    Mary I. Traver is Vice President of UWS. Ms. Traver was elected Vice President of UWS in 1988. Ms. Traver was Vice President and General Counsel of UWS from 1988 to 1996 and Secretary from 1992 to 1996. She has served in various capacities with some of UWS's subsidiaries since 1987. Ms. Traver was General Counsel of BCBSUW from 1988 to 1996, Secretary of BCBSUW from 1992 to 1996, and a Vice President of BCBSUW since 1988. She was elected President of Compcare in February of 1999.

                             EXECUTIVE COMPENSATION

    Pursuant to the service agreement, certain executive officers of UWS provide services to BCBSUW, and expenses associated with those services are shared in accordance with the service agreement. See "Certain Transactions." Compensation information includes total compensation paid by UWS for services rendered to UWS and BCBSUW. Also, American Medical Security Group, Inc. ("AMSG"), the predecessor to UWS, had a similar service agreement with BCBSUW. The following table summarizes the total compensation paid by UWS or its subsidiaries to the Chief Executive Officer and the four other most highly compensated officers of UWS for services rendered to UWS and BCBSUW for the year ended December 31, 1999. Information for 1998 reflects the total compensation for the Chief Executive Officer and the four other most highly compensated officers of UWS for services rendered in all capacities to AMSG and BCBSUW and to UWS and BCBSUW. Information for 1997 reflects the total compensation for the Chief Executive Officer and the four other most highly compensated officers of UWS at December 31, 1999 for services rendered in all capacities to AMSG and BCBSUW for the year ended December 31, 1997. Those executive officers performed substantially identical services for AMSG and BCBSUW during 1998 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                         COMPENSATION
                                                                                   -------------------------
                                             ANNUAL COMPENSATION                     AWARDS
                             ---------------------------------------------------   SECURITIES     PAYOUTS
NAME AND                                                          OTHER ANNUAL     UNDERLYING       LTIP          ALL OTHER
PRINCIPAL POSITION             YEAR     SALARY(1)   BONUS(1,2)   COMPENSATION(3)    OPTIONS     PAYOUTS(1,4)   COMPENSATION(5)
------------------           --------   ---------   ----------   ---------------   ----------   ------------   ---------------
Thomas R. Hefty............    1999     $577,506           --        $28,887        $147,500           --           $4,000
  CHAIRMAN OF THE              1998      525,000     $154,350         11,570         198,200      $64,985            4,000
  BOARD, PRESIDENT &           1997      475,008       97,377          7,885          35,000        5,294            4,000
  CHIEF EXECUTIVE OFFICER
Penny J. Siewert...........    1999      229,077           --         12,425          49,200           --            4,000
  VICE PRESIDENT OF            1998      206,784       44,873          6,659          90,217       26,536            4,000
  REGIONAL SERVICES            1997      174,576       18,190             --          33,130        2,061            4,000
Stephen E. Bablitch........    1999      214,761           --         11,678          41,000           --            4,000
  VICE PRESIDENT &             1998      184,044       36,073             --          79,174       11,646            4,000
  GENERAL COUNSEL              1997      166,416       21,634            615          33,130           --            1,040
James E. Hartert, M.D......    1999      210,006           --             --          18,000           --            4,000
  VICE PRESIDENT &             1998      193,740       37,954             --          29,700           --            4,000
  CHIEF MEDICAL OFFICER        1997      182,004       18,928             --           5,522           --            1,517
  AND PRESIDENT
  INNOVATIVE RESOURCE
  GROUP, INC.
Mary I. Traver.............    1999      185,997           --          4,417              --           --            4,000
  VICE PRESIDENT AND           1998      168,836       48,963          4,332              --       55,166            3,985
  PRESIDENT OF                 1997      162,516        9,751          2,134              --           --            4,000
  COMPCARE HEALTH
  SERVICES INSURANCE
  CORPORATION

--------------------------
(1) Amounts include compensation earned and deferred at the election of the named executive officer during the fiscal years indicated and paid subsequently to the end of each fiscal year.
(2) Amounts represent bonuses earned under UWS's Profit Sharing Plan and Management Incentive Plan.
(3) Amounts represent reimbursement for the payment of taxes, the payout for unused personal days and a lump sum payment for deferring a merit increase. The amounts indicated do not include perquisites and the other personal benefits to the named executive officers which for each such officers did not exceed the lesser of $50,000 or 10% of the officer's total annual salary and bonus.
(4) Amounts represent payments for the 1995-1997 LTIP Plan and prorata payments for the 1996-1998 and 1997-1999 LTIP Plans which were discontinued effective December 31, 1997.
(5) Amounts represent UWS's matching contributions to the UWSI/BCBSUW 401(k)
    Plan.

    The following table details the options granted to the executive officers listed in the Summary Compensation Table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE VALUE
                              ----------------------------------------------------     AT ASSUMED ANNUAL RATES
                                 # OF       % OF TOTAL                                     OF STOCK PRICE
                              SECURITIES     OPTIONS                                        APPRECIATION
                              UNDERLYING    GRANTED TO    EXERCISE OR                      FOR OPTION TERM
                               OPTIONS     EMPLOYEES IN   BASE PRICE    EXPIRATION   ---------------------------
EXECUTIVE                     GRANTED(1)   FISCAL YEAR     ($/SHARE)       DATE        5% ($)         10% ($)
---------                     ----------   ------------   -----------   ----------   -----------   -------------
Thomas R. Hefty.............    147,500        31.01%        8.50       01/25/2011    $997,805      $2,681,055

Penny J. Siewert............     49,200        10.34%        8.50       01/25/2011     332,827         894,291

Stephen E. Bablitch.........     41,000         8.62%        8.50       01/25/2011     277,356         745,242

James E. Hartert, M.D.......     18,000         3.78%        8.50       01/25/2011     121,766         327,180

Mary I. Traver..............     -0-          -0-           N/A            N/A          N/A            N/A

------------------------

(1) Options granted vest at the rate of 25% each year on the anniversary of the grant date. All options for Messrs. Hefty, Bablitch, Hartert, and Ms. Siewert were granted on 01/26/1999

    No options or Stock Appreciation Rights ("SARs") were exercised by any of the executive officers listed in the Summary Compensation Table during 1999. The number of unexercised options and SARs and the total value of unexercised in-the-money options and SARs at December 31, 1999 are shown in the following table.

                       AGGREGATED OPTION/SAR EXERCISES IN
                              THE LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                       NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED            IN-THE-MONEY
                                                           OPTIONS/SARS                 OPTIONS/SARS
                                                          AT FY-END (#)                 AT FY-END ($)
                                                   ----------------------------   -------------------------
NAME                                               EXERCISABLE/UNEXERCISABLE(1)   EXERCISABLE/UNEXERCISABLE
----                                               ----------------------------   -------------------------
Thomas R. Hefty..................................         211,354/321,150             -0-/-0-

Penny J. Siewert.................................          67,280/137,293             -0-/-0-

Stephen E. Bablitch..............................          52,923/122,468             -0-/-0-

James E. Hartert, M.D............................           18,468/45,797             -0-/-0-

Mary I. Traver...................................            79,013/5,522             -0-/-0-

------------------------

(1) Options become immediately exercisable upon change in control of UWS. A change in control includes: the acquisition by certain persons or groups of 25% or more of the outstanding Common Stock; a change in the membership of a majority of the board of directors, if not approved by the incumbent Directors; or the approval by UWS's shareholders of a plan of liquidation, an agreement to sell substantially all of UWS's assets, or certain combinations, consolidations or reorganizations. This combination is not considered a change in control.

DEFINED BENEFIT PENSION PLANS

    UWS has provided a non-contributory defined benefit plan to its employees pursuant to the UWSI/BCBSUW Pension Plan ("Pension Plan"). The Pension Plan utilizes a cash balance formula which provides annual pay credits of 4% plus transition credits of 4% for the number of years of service on December 31, 1996 (up to 15 years). Interest is credited monthly on the cash balance account based on the yield on 10-year Treasury securities for the month of October of the previous year. UWS has assumed sponsorship (with BCBSUW) of the Pension Plan and the related trust and will continue to provide benefits for all individuals who were participants in the Pension Plan with AMSG, taking into account all service with AMSG.

    In addition, UWS provides to executives defined benefits from the UWSI/BCBSUW Supplemental Executive Retirement Plan ("SERP"). The SERP provides a total benefit (taking into account Pension Plan benefits and Social Security benefits) of 2% of final 5-year average pay per year of service (up to 30 years). UWS has assumed sponsorship (with BCBSUW) of the SERP and all liabilities with respect thereto. The approximate annual benefits for the following pay classifications and years of service are expected to be as follows:

                               PENSION PLAN TABLE

                            YEARS OF SERVICE
               -------------------------------------------
REMUNERATION      15         20         25      30 OR MORE
------------   --------   --------   --------   ----------
  $125,000     $37,500    $50,000    $62,500      $75,000

   150,000      45,000     60,000     75,000       90,000

   175,000      52,500     70,000     87,500      105,000

   200,000      60,000     80,000    100,000      120,000

   225,000      67,500     90,000    112,500      135,000

   250,000      75,000    100,000    125,000      150,000

   275,000      82,500    110,000    137,500      165,000

   300,000      90,000    120,000    150,000      180,000

   400,000     120,000    160,000    200,000      240,000

   500,000     150,000    200,000    250,000      300,000

   600,000     180,000    240,000    300,000      360,000

    The persons named in the Summary Compensation Table have the following years of credited service which includes all years of service with AMSG: Mr. Hefty, eighteen years; Ms. Siewert, twenty-four years; Mr. Bablitch, four years;
Dr. Hartert, four years; and Ms. Traver, seventeen years.

                                 LEGAL MATTERS

    The validity of the shares of UWS common stock offered by this Proxy Statement/Prospectus will be passed upon for UWS by Michael Best & Friedrich LLP, Milwaukee, Wisconsin.

                                    EXPERTS

    The consolidated financial statements of UWS at December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 appearing in this registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of BCBSUW at December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 appearing in this registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

    Any shareholder who desires to submit a proposal pursuant to Rule 14a-8 of the Exchange Act for the 2001 Proxy Statement and Annual Meeting should submit the proposal in writing to Corporate Secretary, United Wisconsin
Services, Inc., 401 West Michigan Street, Milwaukee, Wisconsin 53203. The proposal, together with any supporting statement, may not exceed 500 words in
length. UWS must receive a proposal by             , 2001, in order to consider
it for inclusion in the 2001 Proxy Statement. Proposals submitted other than
pursuant to Rule 14a-8 will be considered untimely if received after       ,
2001, and UWS will not be required to present any such proposal at the 2001 Annual Meeting of Shareholders. If the board of directors decides to present a proposal despite its untimeliness, the people named in the proxies will have the right to exercise discretionary voting power with respect to such proposal.

                  WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

    UWS is subject to the information and reporting requirements of the Securities and Exchange Act of 1934, as amended. UWS files reports, proxy statements and other information with the Securities and Exchange Commission. Copies of UWS's reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain regional offices of the SEC located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York,
New York 10048. Copies of such information can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet web site (HTTP://WWW.SEC.GOV) that contains reports, proxy and information statements and other information regarding registrants such as UWS that file electronically with the SEC. In addition, the Common Stock is included for quotation on the New York Stock Exchange and such reports, proxy and information statements, registration statements and other information concerning UWS should be available for inspection and copying at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    If you have any additional questions about the combination, please call
UWS's Investor Relations at (414)       .

    This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement/Prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/ Prospectus nor any distribution of securities pursuant to this Proxy Statement/Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this Proxy Statement/Prospectus by reference or in our affairs since the date of this Proxy Statement/Prospectus. The information contained in this Proxy Statement/Prospectus with respect to BC Holdings and its subsidiaries was provided by BC Holdings and the information contained in this Proxy Statement/Prospectus with respect to UWS and its predecessors was provided by UWS.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH UWS OR BC HOLDINGS HAS REFERRED YOU. NEITHER UWS NOR BC HOLDINGS HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

                         CONSOLIDATED FINANCIAL STATEMENTS

                         UNITED WISCONSIN SERVICES, INC.

                         NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999, AND YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                        UNITED WISCONSIN SERVICES, INC.
                       CONSOLIDATED FINANCIAL STATEMENTS
               NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999, AND
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                    CONTENTS

Report of Independent Auditors..............................   F-3

Consolidated Financial Statements

Consolidated Balance Sheets.................................   F-4

Consolidated Statements of Operations.......................   F-5

Consolidated Statements of Changes in Shareholders' Equity
  and
  Comprehensive Income (Loss)...............................   F-6

Consolidated Statements of Cash Flows.......................   F-7

Notes to Consolidated Financial Statements..................   F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
United Wisconsin Services, Inc.

    We have audited the accompanying consolidated balance sheets of United Wisconsin Services, Inc. (the "Company") as of December 31, 1999 and 1998, and the related statements of operations, changes in shareholders' equity and comprehensive income (loss) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

February 11, 2000

                        UNITED WISCONSIN SERVICES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                 DECEMBER 31,
                                                             SEPTEMBER 30,    -------------------
                                                                  2000          1999       1998
                                                             --------------   --------   --------
                                                              (UNAUDITED)       (IN THOUSANDS)
                                                             (IN THOUSANDS)
                                             ASSETS
Current assets:
  Cash and cash equivalents................................      $ 31,196     $ 16,254   $ 26,385
  Investments--available-for-sale, at fair value...........       115,848      120,721    158,463
  Due from affiliates......................................         6,614        1,575        567
  Premium receivables......................................        34,857       24,215     20,137
  Due from clinics and providers...........................        15,167       16,629     17,087
  Other receivables........................................        28,353       29,156     27,673
  Prepaid expenses and other current assets................        25,024       29,438      6,778
                                                                 --------     --------   --------
Total current assets.......................................       257,059      237,988    257,090
Noncurrent assets:
  Investments--held-to-maturity, at amortized cost.........         9,272        9,153      7,710
  Property and equipment, net..............................        10,602        9,938      8,963
  Goodwill.................................................        11,629       10,492      7,751
  Other noncurrent assets..................................        44,857       29,583     16,694
                                                                 --------     --------   --------
Total assets...............................................      $333,419     $297,154   $298,208
                                                                 ========     ========   ========

                              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Medical and other benefits payable.......................      $ 88,344     $ 74,238   $ 70,659
  Advance premiums.........................................        45,326       36,248     30,584
  Note payable to affiliates...............................        70,000           --     70,000
  Due to affiliates--other.................................        14,455       13,037      7,513
  Payables and accrued expenses............................        13,189       15,033     19,129
  Debt.....................................................        21,132       11,890        941
  Other current liabilities................................        13,277       10,274      9,586
                                                                 --------     --------   --------
Total current liabilities..................................       265,723      160,720    208,412
Noncurrent liabilities:
  Note payable to affiliates...............................            --       70,000         --
  Non-current other benefits payable.......................        30,549       24,104     19,375
  Other noncurrent liabilities.............................        12,489       11,298      5,962
                                                                 --------     --------   --------
Total liabilities..........................................       308,761      266,122    233,749
Shareholders' equity:
  Preferred stock (no par value, 1,000,000 shares
    authorized)............................................            --           --         --
  Common stock (no par value, no stated value, 50,000,000
    shares authorized, 16,939,682, 16,939,682 and
    16,812,081 shares issued and outstanding at
    September 30, 2000, December 31, 1999 and 1998,
    respectively)..........................................        14,052       14,052     13,378
  Retained earnings........................................        12,943       20,242     50,088
  Accumulated other comprehensive income (loss)............        (2,337)      (3,262)       993
                                                                 --------     --------   --------
Total shareholders' equity.................................        24,658       31,032     64,459
                                                                 --------     --------   --------
Total liabilities and shareholders' equity.................      $333,419     $297,154   $298,208
                                                                 ========     ========   ========

                            See accompanying notes.

                        UNITED WISCONSIN SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                             NINE MONTHS ENDED
                                               SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                            -------------------   ------------------------------
                                              2000       1999       1999       1998       1997
                                            --------   --------   --------   --------   --------
                                                (UNAUDITED)               (IN THOUSANDS)
                                              (IN THOUSANDS)
Revenues:
  Health services revenues:
    Premium...............................  $554,069   $484,207   $651,567   $608,917   $560,825
    Other.................................    33,812     29,477     41,586     29,728     26,046
  Investment results......................     5,967      9,509     11,371     19,029     22,340
                                            --------   --------   --------   --------   --------
Total revenues............................  $593,848   $523,193    704,524    657,674    609,211

Expenses:
  Medical and other benefits..............   504,976    441,505    621,916    519,636    485,198
  Selling, general and administrative.....    57,997     54,877     73,507     65,376     58,393
  Other operating.........................    37,740     40,615     53,897     38,141     36,103
  Profit (loss) sharing on provider
    arrangements..........................       420       (820)    (4,096)     2,762      3,380
  Interest................................     4,876      3,780      5,293      1,464        102
  Amortization of goodwill................       716        571        796        450        818
                                            --------   --------   --------   --------   --------
Total expenses............................   606,725    540,528    751,313    627,829    583,994
                                            --------   --------   --------   --------   --------
Income (loss) before income tax...........   (12,877)   (17,335)   (46,789)    29,845     25,217
Income tax expense (benefit)..............    (5,578)    (7,309)   (17,785)    11,767      9,433
                                            --------   --------   --------   --------   --------
Net income (loss).........................  $ (7,299)  $(10,026)  $(29,004)  $ 18,078   $ 15,784
                                            ========   ========   ========   ========   ========

                            See accompanying notes.

                        UNITED WISCONSIN SERVICES, INC.

  CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY AND COMPREHENSIVE
                                 INCOME (LOSS)

                                                                                               ACCUMULATED OTHER
                                            COMMON                            INVESTMENTS BY     COMPREHENSIVE          TOTAL
                                            SHARES       COMMON    RETAINED    AND ADVANCES      INCOME (LOSS),     SHAREHOLDERS'
                                          OUTSTANDING    STOCK     EARNINGS     FROM AMSG         NET OF TAXES         EQUITY
                                          -----------   --------   --------   --------------   ------------------   -------------
                                                                     (IN THOUSANDS, EXCEPT SHARE DATA)
Balance at December 31, 1996............          --    $    --    $    --       $119,923           $ 3,959           $123,882
  Comprehensive income:
    Net income..........................          --         --         --         15,784                --             15,784
    Change in unrealized gains/losses on
      investments.......................          --         --         --             --              (748)              (748)
                                                                                                                      --------
      Comprehensive income..............                                                                                15,036
                                                                                                                      --------
  Change in investment by and advances
    from AMSG...........................          --         --         --        (15,302)               --            (15,302)
                                          ----------    -------    --------      --------           -------           --------
Balance at December 31, 1997............          --         --         --        120,405             3,211            123,616
  Comprehensive income:
    Net income..........................          --         --      3,572         14,506                --             18,078
    Change in unrealized gains/losses on
      investments.......................          --         --         --             --            (2,218)            (2,218)
                                                                                                                      --------
      Comprehensive income..............                                                                                15,860
                                                                                                                      --------
  Cash dividends paid on common stock...          --         --       (839)            --                --               (839)
  Change in investment by and advances
    from AMSG...........................          --         --         --        (76,133)               --            (76,133)
  Distribution of equity to the Company
    from AMSG...........................          --     11,423     47,355        (58,778)               --                 --
  Issuance of common stock, no par
    value, in connection with the
    Spin-off............................  16,573,202         --         --             --                --                 --
  Issuance of common stock, no par
    value, related to acquisition and
    dividend reinvestment plan..........     238,879      1,955         --             --                --              1,955
                                          ----------    -------    --------      --------           -------           --------
Balance at December 31, 1998............  16,812,081     13,378     50,088             --               993             64,459
  Comprehensive loss:
    Net loss............................          --         --    (29,004)            --                --            (29,004)
    Change in unrealized gains/losses on
      investments.......................          --         --         --             --            (4,255)            (4,255)
                                                                                                                      --------
      Comprehensive loss................                                                                               (33,259)
                                                                                                                      --------
  Cash dividends paid on common
    stock...............................          --         --       (842)            --                --               (842)
  Issuance of common stock, no par
    value, related to acquisition and
    dividend reinvestment plan..........     127,601        674         --             --                --                674
                                          ----------    -------    --------      --------           -------           --------
Balance at December 31, 1999............  16,939,682     14,052     20,242             --            (3,262)            31,032
(2000 amounts unaudited)
  Comprehensive loss:
    Net loss............................          --         --     (7,299)            --                --             (7,299)
    Change in unrealized gains/losses on
      investments.......................          --         --         --             --               925                925
                                                                                                                      --------
      Comprehensive loss................                                                                                (6,374)
                                          ----------    -------    --------      --------           -------           --------
Balance at September 30, 2000...........  16,939,682    $14,052    $12,943       $     --           $(2,337)          $ 24,658
                                          ==========    =======    ========      ========           =======           ========

                            See accompanying notes.

                        UNITED WISCONSIN SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     NINE MONTHS ENDED
                                                       SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                                    -------------------   ------------------------------
                                                      2000       1999       1999       1998       1997
                                                    --------   --------   --------   --------   --------
                                                        (UNAUDITED)               (IN THOUSANDS)
                                                      (IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss).................................  $ (7,299)  $(10,026)  $(29,004)  $ 18,078   $ 15,784
Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
  Depreciation and amortization...................     3,422      2,652      3,585      3,199      1,964
  Realized investment losses (gains)..............       588     (2,539)    (2,145)    (9,123)   (11,921)
  Deferred income tax (benefit) liability.........    (5,898)    (1,777)   (12,383)       839     (1,023)
  Changes in other operating accounts net of
    acquisitions:
    Premium receivables...........................   (10,642)    (2,603)    (4,078)    (1,983)       227
    Other receivables.............................       890     (1,684)    (7,046)    (3,495)    (5,246)
    Due from clinics and providers................     1,462     (2,101)       458     (6,784)      (338)
    Medical and other benefits payable............    20,551    (16,428)     8,308      8,392      6,501
    Advance premiums..............................     9,078       (806)     5,664      6,524     (1,983)
    Due to/from affiliates........................    (3,621)     1,146      4,516      3,392      7,782
    Prepaid taxes--current........................     3,817     (9,039)    (9,395)        --         --
    Other, net....................................    (7,843)       125     (3,718)     2,814    (10,128)
                                                    --------   --------   --------   --------   --------
Net cash provided by (used in) operating
  activities......................................     4,505    (43,080)   (45,238)    21,853      1,619

INVESTING ACTIVITIES
Acquisition of subsidiaries (net of cash and cash
  equivalents acquired)...........................    (1,977)    (3,605)    (3,605)    (1,181)        --
Purchases of available-for-sale investments.......   (16,864)  (108,500)  (119,594)  (241,661)  (452,906)
Proceeds from sale of available-for-sale
  investments.....................................    20,355    125,388    143,761    233,974    433,012
Proceeds from maturity of available-for-sale
  investments.....................................     2,960      8,650      8,650      6,500     34,252
Purchases of held-to-maturity investments.........    (2,450)    (1,359)    (1,460)      (313)    (2,894)
Proceeds from maturity of held-to-maturity
  investments.....................................     2,325         --         --        405      3,567
Additions to property and equipment, net..........    (3,147)    (1,960)    (3,140)    (3,569)    (1,244)
Purchase of minority interest in subsidiary.......        --         --         --         --     (2,218)
                                                    --------   --------   --------   --------   --------
Net cash provided by (used in) investing
  activities......................................     1,202     18,614     24,612     (5,845)    11,569

FINANCING ACTIVITIES
Cash dividends paid...............................        --         --       (842)      (839)        --
Issuance of common stock..........................        --          5        394        316         --
Proceeds from debt................................     9,350      6,565     11,550         --         --
Decrease in investments by and advances from
  AMSG............................................        --         --         --     (6,133)   (15,302)
Repayment of debt.................................      (115)      (557)      (607)        --         --
                                                    --------   --------   --------   --------   --------
Net cash provided by (used in) financing
  activities......................................     9,235      6,013     10,495     (6,656)   (15,302)
                                                    --------   --------   --------   --------   --------
Cash and cash equivalents:
  Increase (decrease) during period...............    14,942    (18,453)   (10,131)     9,352     (2,114)
  Balance at beginning of year....................    16,254     26,385     26,385     17,033     19,147
                                                    --------   --------   --------   --------   --------
  Balance at end of period........................  $ 31,196   $  7,932   $ 16,254   $ 26,385   $ 17,033
                                                    ========   ========   ========   ========   ========

                            See accompanying notes.

                        UNITED WISCONSIN SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

    United Wisconsin Services, Inc. ("the Company") is a leading provider of managed health care services and employee benefit products. The Company's two primary product lines are (i) health maintenance organization ("HMO") products, sold primarily in Wisconsin, and (ii) specialty managed care products and services, including dental, life, disability and workers' compensation products, managed care consulting, electronic claim submission, pharmaceutical management, managed behavioral health services, case management and receivables management, sold throughout the United States.

    On May 27, 1998, the Board of Directors of American Medical Security
Group, Inc. ("AMSG") (formerly United Wisconsin Services, Inc.) approved a formal plan to spin- off its managed care companies and specialty business to its shareholders. The Spin-off involved the creation of a new corporation originally named Newco/UWS, Inc., subsequently renamed United Wisconsin Services, Inc. ("UWS"). The Spin-off resulted in the distribution of one share of common stock of UWS on September 25, 1998 ("Spin- off date") for each share of AMSG common stock held as of September 11, 1998. AMSG received a private letter ruling from the Internal Revenue Service that the Spin-off is tax free to AMSG, UWS and their shareholders. A further description of the Spin-off and certain transactions with AMSG is included in Notes 1, 6, 7 and 10.

    At December 31, 1999, BCBSUW owned approximately 46% of the Company's common stock. In addition, the Company is affiliated with Blue Cross & Blue Shield United of Wisconsin ("BCBSUW") through certain common officers and directors. On August 17, 1999, BCBSUW completed a purchase of 1.4 million shares of the Company's common stock in the open market in connection with a previously disclosed plan for BCBSUW to increase its ownership in the Company. The ownership by BCBSUW, in combination with the ownership by the Company's 401(K) and pension plans enables Compcare Health Services Insurance Corporation ("Compcare"), a wholly-owned subsidiary of the Company, to use the Blue Cross and Blue Shield brand on its products.

PENDING TRANSACTION (UNAUDITED)

    BCBSUW's Board of Directors announced in June of 1999 its intention to convert BCBSUW from a service insurance corporation to a stockholder owned corporation. On March 28, 2000 the Wisconsin Commissioner of Insurance issued an order which allows BCBSUW to convert to a stock form of ownership by completing a merger with the Company. In conjunction with the planned change in corporate structure of BCBSUW, a special committee of the Company's board of directors has been elected to negotiate the terms of the merger with BCBSUW.

BASIS OF PRESENTATION

    The consolidated financial statements present the Company's financial position, operations and cash flows as if the Company had been an independent, public company for all years presented. The Company consolidates majority-owned subsidiaries that are controlled by the Company. All intercompany transactions have been eliminated. The Company consolidates subsidiaries for which repurchase options exist (see Note 2) when control is deemed to be other than temporary. Management believes that control of Unity Health Plans Insurance Corporation ("Unity") and Valley Health Plan, Inc. ("Valley") is not temporary because exercise of the repurchase options is not probable. Any repurchase would not provide a substantial economic benefit to the option holders and would require regulatory approval pursuant to change of control regulations.

                        UNITED WISCONSIN SERVICES, INC.

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The unaudited financial information presented as of and for the nine month periods ended September 30, 1999 and 1998 include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for fair presentation of financial position and results of operations and are accumulated in a manner consistent with amounts as of and for each of the years in the period ended December 31, 1999.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include operating cash and short-term investments with original maturities of three months or less. These amounts are recorded at cost, which approximates fair value.

INVESTMENTS

    Investments are classified as either held-to-maturity or available-for-sale. Investments which the Company has the intent and ability to hold to maturity are designated as held-to-maturity and are stated at amortized cost. All other investments are classified as available-for-sale and are stated at fair value based on quoted market prices, with unrealized gains and losses excluded from earnings and reported as a component of accumulated other comprehensive income
(loss), net of income tax effects. Realized gains and losses from the sale of available-for-sale debt and equity securities are calculated using the first-in, first-out basis.

PREMIUM RECEIVABLES

    Premium receivables are stated at net realizable value, net of allowances for uncollectible amounts of $2,858,000 and $719,000 at December 31, 1999 and 1998, respectively, based upon historical collection trends and management's judgment of the ultimate collectibility.

DUE FROM CLINICS AND PROVIDERS

    Amounts due from clinics and providers are stated at net realizable value, net of an allowance for uncollectible amount of $7,015,000 at December 31, 1999 based upon management's best estimate of the ultimate collectibility. In late December 1998, Compcare issued interest-bearing notes to certain contracted health care providers. Notes outstanding to providers at December 31, 1999 and 1998 were $1,009,000 and $13,421,000, respectively, and are included in due from clinics and providers on the accompanying consolidated balance sheets.

OTHER RECEIVABLES

    Other receivables are stated at net realizable value, net of allowances for uncollectible amounts of $3,498,000 and $27,000 at December 31, 1999 and 1998, respectively, based upon historical collection trends and management's best estimate of the ultimate collectibility.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the related assets, which range from 3 to 5 years for computer equipment and software, 3 to 10 years for furniture and other equipment, 20 to 30 years for land improvements and 10 to 40 years for buildings and building improvements.

                        UNITED WISCONSIN SERVICES, INC.

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
GOODWILL

    Goodwill represents the excess of cost over the fair value of net assets acquired. Goodwill is being amortized on a straight-line basis over a period of 15 years or less. Accumulated amortization was $2,951,000 and $2,006,000 at December 31, 1999 and 1998, respectively.

    The Company periodically evaluates whether events and circumstances have occurred which may affect the estimated useful life or the recoverability of the remaining balance of goodwill. At December 31, 1999, the Company's management believed that no material impairment of goodwill existed.

REVENUE RECOGNITION

    Health services premiums and managed behavioral health fees are recognized as revenue in the period in which enrollees are entitled to care. Managed care consulting revenues are generally recognized when services are rendered. Case management and receivables management revenues are recognized when cash is received.

MEDICAL AND OTHER BENEFITS

    Medical and other benefits expense consists principally of capitation expenses, health and disability benefit claims and life insurance benefits. In addition to actual paid claims and capitation, medical and other benefits expense includes the change in estimates for reported and unreported claims and accrued capitation fees and adjustments, which are unpaid as of the balance sheet date. The estimates for reported and unreported claims and accrued capitation fees and adjustments, which are unpaid as of the balance sheet date, are based on historical payment patterns using standard actuarial techniques. Processing costs are accrued as operating expenses based on an estimate of the costs necessary to process these claims.

    The Company's year-end claim liabilities are substantially satisfied through claim payments in the subsequent year. Any adjustments to prior period estimates are reflected in the current period. Capitation represents fixed payments on a per member per month basis to participating physicians, other medical specialists and hospital systems as compensation for providing comprehensive health or dental care services. In addition, certain subsidiaries have risk-sharing, stop-loss, and bonus arrangements with certain providers. Estimated settlements relating to these arrangements are developed based on historical payment patterns using standard actuarial techniques. The portion of medical and other benefits payable pertaining to long-term disability, workers' compensation and certain life insurance products which is estimated to be paid more than one year from the balance sheet date are classified as noncurrent liabilities on the accompanying balance sheets.

PREMIUM DEFICIENCY RESERVES

    Premium deficiency reserves are recognized when it is probable that the future costs associated with a group of existing contracts will exceed the anticipated future premiums on those contracts. The Company calculates expected premium deficiency reserves based on budgeted revenues and expenses, excluding investment income. Premium deficiency reserves are evaluated quarterly for adequacy.

                        UNITED WISCONSIN SERVICES, INC.

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REINSURANCE

    Certain premiums and benefits are assumed from and ceded to other insurance companies under various reinsurance agreements. The ceded reinsurance agreements provide the Company with increased capacity to write larger risks and maintain its exposure to loss within its capital resources. The ceding company is contingently liable on reinsurance ceded in the event that the reinsurers do not meet their contractual obligations.

    Amounts assumed from and ceded to other insurance companies are summarized as follows:

                                                            DECEMBER 31,
                                                   ------------------------------
                                                     1999       1998       1997
                                                   --------   --------   --------
                                                           (IN THOUSANDS)
Reinsurance assumed:
  Insurance premiums.............................  $28,895    $28,682    $33,514
  Medical and other benefits.....................   21,576     22,694     28,213
Reinsurance ceded:
  Insurance premiums.............................  $29,905    $45,755    $49,522
  Medical and other benefits.....................   25,507     35,038     42,003

    The Company has reinsurance recoverable amounts outstanding of $18,356,000 and $17,827,000 as of December 31, 1999 and 1998, respectively. These balances are included in other current and other noncurrent assets based on the expected settlements.

INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes.

PRO FORMA EARNINGS PER COMMON SHARE (UNAUDITED)

    Historical earnings per share ("EPS") has been omitted for 1998 and 1997, since the Company was not a separate entity with its own capital structure.

    Pro forma net income per common and common equivalent share is calculated as if the Spin-off had occurred at the beginning of fiscal year 1997, and is adjusted in 1998 and 1997 for additional interest expense, net of related income tax. Pro forma EPS are based on the pro forma weighted average number of shares of outstanding Company common stock and dilutive common equivalent shares from stock options, giving effect to the distribution of one share of Company stock for each share of AMSG common stock. Pro forma dilutive common equivalent shares from stock options are stated at the historical AMSG dilutive common equivalent share level.

                        UNITED WISCONSIN SERVICES, INC.

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The following table sets forth the pro forma computation of basic and diluted EPS:

                                                         YEAR ENDED DECEMBER 31,
                                                       ---------------------------
                                                           1998           1997
                                                       ------------   ------------
                                                       (IN THOUSANDS, EXCEPT SHARE
                                                           AND PER SHARE DATA)
Net income as reported...............................   $   18,078     $   15,784
Pro forma adjustment--interest expense, net of tax...        2,215          3,062
                                                        ----------     ----------
Pro forma net income.................................   $   15,863     $   12,722
                                                        ==========     ==========
Pro forma basic weighted average common shares.......   16,560,382     16,423,270

Pro forma dilutive weighted average common
  shares(1)..........................................   16,563,165     16,423,270

EPS on net income as reported--basic and
  diluted(2).........................................   $     1.09     $     0.96
                                                        ==========     ==========
EPS on pro forma net income--basic and diluted(3)....   $     0.96     $     0.77
                                                        ==========     ==========

------------------------

(1) Pro forma calculations for dilutive securities for the period January 1, 1997 through September 25, 1998, assume that the price of the stock and the strike price of the options is the same for the periods prior to the Spin-off date.

(2) EPS on net income as reported are computed by dividing net income as reported, by the pro forma weighted average number of common shares outstanding. There is no dilutive effect on securities for the period prior to the Spin-off date.

(3) EPS on pro forma net income are computed by dividing pro forma net income by the pro forma weighted average number of common shares outstanding. There is no dilutive effect on securities for the period prior to the Spin-off date.

USE OF ESTIMATES

    The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

RECENT PRONOUNCEMENTS

    Effective January 1, 1999, the Company adopted SOP 97-3, ACCOUNTING FOR INSURANCE AND OTHER ENTERPRISES FOR INSURANCE RELATED ASSESSMENTS ("SOP 97-3"). SOP 97-3 provides guidance on accounting by insurance and other enterprises for assessments related to insurance activities including recognition, measurement and disclosure of guaranty fund and other insurance related assessments. Adoption of SOP 97-3 did not have a material effect on the Company's consolidated financial statements.

RECLASSIFICATIONS

    Certain reclassifications have been made to the consolidated financial statements for 1998 and 1997 to conform with the 1999 presentation.

                        UNITED WISCONSIN SERVICES, INC.

2.  PROVIDER ARRANGEMENTS

    The Company is a party to certain provider arrangements in conjunction with Unity and Valley, wholly-owned HMO subsidiaries included in the Company's consolidated financial statements, which include profit-sharing payments to certain providers and repurchase provisions.

    Under the terms of the Valley purchase and sale agreement, as amended, the seller retained an option to repurchase all of the capital stock of Valley as of December 31, 2002, at a price equal to Valley's net assets plus $400,000.

    Pursuant to the terms of the Unity purchase agreements, as amended, the sellers retained options to repurchase the net assets of the acquired companies as of December 31, 2004. One seller has the option to repurchase a portion of Unity's business for $500,000 plus the proportionate share of the net worth of such business less any unpaid amount of the maximum annual performance bonuses. The maximum annual performance bonuses are limited to $650,000 in total. The other seller has the option to repurchase the remainder of the Unity business at a price equal to the net assets of such business.

    Total revenues subject to repurchase options, pursuant to the various acquisition agreements, totaled $220,235,000, $207,014,000 and $186,318,000 for
1999, 1998 and 1997, respectively. Profit (loss) sharing expenses related to these provider arrangements is calculated based on the profitability of the HMO subsidiary and totaled $(2,366,000), $3,171,000 and $3,960,000 in 1999, 1998 and
1997, respectively. Total net income (loss) subject to repurchase options, pursuant to the various acquisition agreements, totaled $(1,071,000), $2,358,000 and $2,395,000 for 1999, 1998 and 1997, respectively. Total assets and total net assets subject to repurchase options were $39,409,000 and $16,970,000, respectively, at December 31, 1999 and $44,798,000 and $21,362,000,
respectively, at December 31, 1998.

3.  INVESTMENTS

    Investment results comprise the following:

                                                      YEAR ENDED DECEMBER 31,
                                                   ------------------------------
                                                     1999       1998       1997
                                                   --------   --------   --------
                                                           (IN THOUSANDS)
Interest on bonds................................  $ 8,058    $ 8,223    $ 9,075
Dividends on equity securities...................      867        916      1,103
Realized gains...................................    6,509     12,518     15,317
Realized losses..................................   (4,364)    (3,395)    (3,396)
Interest on cash equivalents and other
  investments....................................    1,033      1,609        473
                                                   -------    -------    -------
Gross investment results.........................   12,103     19,871     22,572
Investment expenses..............................     (545)      (455)      (322)
Other interest income (expense)..................     (187)      (387)        90
                                                   -------    -------    -------
                                                   $11,371    $19,029    $22,340
                                                   =======    =======    =======

    Proceeds from sales of stocks during 1999, 1998 and 1997 were $65,031,000, $73,156,000 and $89,681,000. Proceeds from sales of bonds classified as available-for-sale during 1999, 1998 and 1997, excluding maturities, were $78,730,000, $160,818,000 and $343,331,000. Unrealized gains (losses) are computed as the difference between estimated fair value and amortized cost for debt securities classified as available-for-sale or cost for equity securities. A summary of the change in unrealized

                        UNITED WISCONSIN SERVICES, INC.

3.  INVESTMENTS (CONTINUED)
gains/losses, less deferred income taxes, which is included in accumulated other comprehensive income (loss), is as follows:

                                                       YEAR ENDED DECEMBER 31,
                                                    ------------------------------
                                                      1999       1998       1997
                                                    --------   --------   --------
                                                            (IN THOUSANDS)
Debt securities...................................  $(6,068)   $(1,248)   $ 1,582
Equity securities.................................     (452)    (1,837)    (3,134)
Provision for deferred income tax (benefit).......    2,265        867        804
                                                    -------    -------    -------
                                                    $(4,255)   $(2,218)   $  (748)
                                                    =======    =======    =======

    The amortized cost and estimated fair values of investments are as follows:

                                                                    GROSS        GROSS
                                                      AMORTIZED   UNREALIZED   UNREALIZED   ESTIMATED
                                                        COST        GAINS        LOSSES     FAIR VALUE
                                                      ---------   ----------   ----------   ----------
                                                                       (IN THOUSANDS)
At December 31, 1999:
  Available-for-sale:
    U.S. Treasury securities........................  $ 13,119      $   --       $  (999)    $ 12,120
    State and municipal securities..................     9,174          --          (337)       8,837
    Foreign government securities...................     4,900           2          (313)       4,589
    Corporate debt securities.......................    52,796          13        (2,697)      50,112
    Government agency mortgage-backed securities....    30,320          23        (1,004)      29,339
    Equity securities...............................    15,321       1,444        (1,041)      15,724
                                                      --------      ------       -------     --------
                                                       125,630       1,482        (6,391)     120,721
  Held-to-maturity:
    U.S. Treasury securities........................     9,153           6           (79)       9,080
                                                      --------      ------       -------     --------
                                                      $134,783      $1,488       $(6,470)    $129,801
                                                      ========      ======       =======     ========

                                                                    GROSS        GROSS
                                                      AMORTIZED   UNREALIZED   UNREALIZED   ESTIMATED
                                                        COST        GAINS        LOSSES     FAIR VALUE
                                                      ---------   ----------   ----------   ----------
                                                                       (IN THOUSANDS)
At December 31, 1998:
Available-for-sale:
  U.S. Treasury securities..........................  $ 10,858      $    4       $   (50)    $ 10,812
  State and municipal securities....................     1,301          59            --        1,360
  Foreign government securities.....................     6,457         135          (111)       6,481
  Corporate debt securities.........................    74,748       1,294          (689)      75,353
  Government agency mortgage-backed securities......    30,961         150           (36)      31,075
  Equity securities.................................    32,527       2,149        (1,294)      33,382
                                                      --------      ------       -------     --------
                                                       156,852       3,791        (2,180)     158,463
Held-to-maturity:
  U.S. Treasury securities..........................     7,710         284            --        7,994
                                                      --------      ------       -------     --------
                                                      $164,562      $4,075       $(2,180)    $166,457
                                                      ========      ======       =======     ========

                        UNITED WISCONSIN SERVICES, INC.

3.  INVESTMENTS (CONTINUED)

    The amortized cost and estimated fair values of debt securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                                                          AMORTIZED   ESTIMATED
                                                            COST      FAIR VALUE
                                                          ---------   ----------
                                                              (IN THOUSANDS)
Available-for-sale:
  Due in one year or less...............................  $  1,264     $  1,259
  Due after one through five years......................    32,642       31,476
  Due after five through ten years......................    35,482       33,024
  Due after ten years...................................    10,601        9,899
                                                          --------     --------
                                                            79,989       75,658
  Government agency mortgage-backed securities..........    30,320       29,339
                                                          --------     --------
                                                          $110,309     $104,997
                                                          ========     ========
Held-to-maturity:
  Due in one year or less...............................  $  2,328     $  2,332
  Due after one through five years......................     6,825        6,748
                                                          --------     --------
                                                          $  9,153     $  9,080
                                                          ========     ========

    At December 31, 1999, the insurance subsidiaries had debt securities and cash equivalents on deposit with various state insurance departments with carrying values of approximately $9,071,000, which are included in investments held-to-maturity on the balance sheet.

    The Company and certain subsidiaries participate in securities lending programs whereby blocks of securities, which are returnable to the Company on short-term notice and included in investments, are loaned to third parties, primarily major brokerage firms. The Company requires a minimum of 102% of the fair value of the loaned securities to be separately maintained as collateral for the loans. Securities with a cost or amortized cost of $15,030,000 and $20,936,000 and estimated fair value of $14,377,000 and $21,565,000 were on loan under the program at December 31, 1999 and 1998, respectively.

4.  PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and are summarized as follows:

                                                              DECEMBER 31,
                                                           -------------------
                                                             1999       1998
                                                           --------   --------
                                                             (IN THOUSANDS)
Land and land improvements...............................  $    398   $   398
Building and building improvements.......................     3,961     3,766
Computer equipment and software..........................    10,866     9,953
Furniture and other equipment............................     5,307     4,365
                                                           --------   -------
                                                             20,532    18,482
Less accumulated depreciation............................   (10,594)   (9,519)
                                                           --------   -------
                                                           $  9,938   $ 8,963
                                                           ========   =======

    Depreciation expense totaled $2,221,000 and $2,242,000 in 1999 and 1998, respectively.

                        UNITED WISCONSIN SERVICES, INC.

5.  DEBT

    The Company participates with BCBSUW in a bank line of credit, which permits aggregate borrowings up to $30,000,000. Periodic borrowings have been made on these lines of credit. The Company's outstanding line of credit balance was $11,550,000 at December 31, 1999. The interest expense on the line of credit was $441,300, $53,300 and $102,300 in 1999, 1998 and 1997, respectively. The 1999 weighted average interest rate on the line-of-credit was 6.4%.

6.  RELATED-PARTY TRANSACTIONS

    As of September 11, 1998, the Company assumed a $70,000,000 note obligation to BCBSUW in connection with the Spin-off (see note 1). The Company pledged the common stock of certain subsidiaries as collateral for the note obligation. Interest is payable quarterly at a rate equal to the London Interbank Offered Rate plus 1.25%, adjusted quarterly; 7.33% as of December 31, 1999. On
October 13, 1999, the maturity date of the principal balance was extended from October 30, 1999 to April 30, 2001; and therefore, it is classified as noncurrent in the 1999 consolidated balance sheet. BCBSUW intends to refinance this $70,000,000 note obligation with a maturity date subsequent to December 31, 2001. This obligation has been classified as non-current in the accompanying September 30, 2000 balance sheet. Interest expense and interest paid totaled $4,804,000 and $1,411,000 in 1999 and 1998, respectively.

    The Company provides marketing, underwriting, actuarial and certain administrative services to BCBSUW. In addition, BCBSUW provides office space to the Company. These activities are reimbursed at amounts approximating cost, which resulted in allocations to the Company of $11,959,000, $14,757,000 and $14,564,000 in 1999, 1998 and 1997, respectively, and allocations to BCBSUW of $11,659,000, $8,964,000 and $9,278,000 in 1999, 1998 and 1997, respectively.
These amounts are included in selling, general and administrative expenses.

    Certain subsidiaries of the Company provide health, life and other insurance benefits to the employees of BCBSUW. Premium revenue received from BCBSUW totaled $4,921,000, $4,547,000 and $4,537,000 in 1999, 1998 and 1997,
respectively. In addition, BCBSUW provides health insurance to certain of the Company's employees. Premium revenue paid by the Company totaled $4,061,000, $2,025,000 and $1,814,000, respectively.

    The Company has an agreement with United Wisconsin Life Insurance Company ("UWLIC"), a subsidiary of AMSG, whereby United Wisconsin Insurance Company ("UWIC") underwrites certain small group health care and life, dental, drug and disability products in Minnesota as UWLIC products have not yet been approved for sale in Minnesota. The Company ceded to UWLIC 100% of the premium revenue of these products sold in Minnesota. The ceded premium revenue approximated $15,562,000, $26,875,000 and $27,014,000 in 1999, 1998 and 1997, respectively.

    The Company has an agreement with UWLIC whereby UWLIC underwrites certain life and disability products on behalf of United Heartland Life Insurance Company ("UHLIC"), a wholly-owned subsidiary. The Company also had agreements with UWLIC, through September 30, 1998, whereby UWLIC underwrote certain health care, dental and pharmaceutical products on behalf of Compcare, Heartland Dental Plan, Inc., and Innovative Resource Group, Inc., all wholly-owned subsidiaries. The Company assumes 100% of the premium revenues on these products from UWLIC. The assumed premium revenue approximated $18,182,000, $23,295,000 and $27,213,000 in 1999, 1998 and 1997, respectively.

                        UNITED WISCONSIN SERVICES, INC.

6.  RELATED-PARTY TRANSACTIONS (CONTINUED)

    United Wisconsin Insurance Company ("UWIC"), a wholly-owned subsidiary, has an agreement with BCBSUW whereby UWIC underwrites BCBSUW's United Dairy Trust insured product. UWIC cedes 100% of the premium revenue of these products to BCBSUW. The ceded premium revenue was $1,843,000, $6,122,000 and $8,430,000 in 1999, 1998 and 1997, respectively.

    Prior to the Spin-off, the Company's operations were financed through its operating cash flows and investments by and advances from AMSG.

    Due to affiliates--other relates primarily to operating expenses and reinsurance arrangements. The amounts due from/to affiliates are generally settled on a monthly basis for operating expenses and are settled in accordance with industry practice for reinsurance agreements.

    Management believes all related-party activity has been entered into on a reasonable basis and includes all costs of doing business.

7.  INCOME TAXES

    Income tax expense has been calculated as if the Company filed separate federal income tax returns. Prior to the Spin-off, the Company was included in the consolidated federal income tax return filed by AMSG, except as noted below. UHLIC has filed separate federal income tax returns due to specific provisions of the Internal Revenue Code of 1986, as amended, related to consolidation of life insurance entities. The entities included in these consolidated financial statements file separate state franchise, income and premium tax returns, as applicable.

    The Company had a net federal income tax receivable of $7,621,000 included in other current assets on the accompanying balance sheet and a net federal income tax payable of $1,650,000 included in other current liabilities on the accompanying balance sheet at December 31, 1999 and 1998, respectively. Federal and state income tax payments, net of refunds, totaled $3,486,000, $2,327,000 and $3,243,000 in 1999, 1998 and 1997, respectively.

    The components of income tax expense (benefit) are as follows:

                                                     YEAR ENDED DECEMBER 31,
                                                  ------------------------------
                                                    1999       1998       1997
                                                  --------   --------   --------
                                                          (IN THOUSANDS)
Current:
  Federal.......................................  $ (6,207)  $ 8,994    $ 8,870
  State.........................................       721     1,934      1,586
                                                  --------   -------    -------
                                                    (5,486)   10,928     10,456
Deferred:
  Federal.......................................    (8,657)      737       (651)
  State.........................................    (3,642)      102       (372)
                                                  --------   -------    -------
                                                   (12,299)      839     (1,023)
                                                  --------   -------    -------
                                                  $(17,785)  $11,767    $ 9,433
                                                  ========   =======    =======

                        UNITED WISCONSIN SERVICES, INC.

7.  INCOME TAXES (CONTINUED)
    The differences between taxes computed at the federal statutory rate and recorded income taxes are as follows:

                                                      YEAR ENDED DECEMBER 31,
                                                   ------------------------------
                                                     1999       1998       1997
                                                   --------   --------   --------
                                                           (IN THOUSANDS)
Tax at federal statutory rate....................  $(16,301)  $10,446     $8,826
Goodwill amortization............................       301       136        154
Tax-exempt interest and dividends received
  deduction......................................      (143)     (141)      (230)
State income and franchise taxes, net of federal
  benefit........................................    (1,454)    1,161        827
Other, net.......................................      (188)      165       (144)
                                                   --------   -------     ------
                                                   $(17,785)  $11,767     $9,433
                                                   ========   =======     ======

    The components of deferred income tax expense (benefit) are as follows:

                                                       YEAR ENDED DECEMBER 31,
                                                    ------------------------------
                                                      1999       1998       1997
                                                    --------   --------   --------
                                                            (IN THOUSANDS)
Reserve discounting...............................  $   (546)   $ 161     $    --
Employee benefits.................................       515     (698)         --
Depreciation and amortization.....................       120      272      (1,299)
Net operating loss carryforwards..................    (6,754)     414          --
Prepaid expenses..................................      (493)     683          --
Reserve allowance.................................    (5,510)      --          --
Other, net........................................       369        7         276
                                                    --------    -----     -------
                                                    $(12,299)   $ 839     $(1,023)
                                                    ========    =====     =======

    In reaching its conclusion that the tax benefit of the NOL's will be realized, management has considered the tax planning strategy of selling certain non-insurance subsidiaries to supplement its taxable income from operations. However, future levels of operating income as well as the fair value of the subsidiaries are dependent upon economic conditions beyond the Company's control. Consequently, management periodically reviews its tax planning strategies based upon changes in facts and circumstances and, accordingly, considers potential adjustments to the deferred tax asset or the establishment of a valuation allowance. At present, the Company is unaware of any circumstances or events which would adversely effect the deferred tax assets.

    Current tax laws and regulations relating to specified changes in ownership may limit the Company's ability to utilize its NOL's.

                        UNITED WISCONSIN SERVICES, INC.

7.  INCOME TAXES (CONTINUED)
    Significant components of the Company's federal and state deferred tax liabilities and assets are as follows:

                                                            DECEMBER 31, 1999     DECEMBER 31, 1998
                                                           -------------------   -------------------
                                                           FEDERAL     STATE     FEDERAL     STATE
                                                           --------   --------   --------   --------
Deferred tax liabilities:
  Depreciation...........................................  $  (545)   $  (108)   $  (944)   $  (203)
  Claims-based receivables...............................   (1,416)      (241)    (1,864)      (303)
  Pension accrual........................................   (2,201)      (470)    (2,350)      (449)
  Unrealized gains on investments........................       --         --       (516)      (104)
  Prepaid expenses.......................................   (1,559)      (317)    (1,077)      (119)
  Federal effect of state taxes..........................   (1,374)        --         --         --
  Other, net.............................................     (102)        (7)      (268)       (36)
                                                           -------    -------    -------    -------
                                                            (7,197)    (1,143)    (7,019)    (1,214)

Deferred tax assets:
  Postretirement benefits other than pensions............    1,552        343      1,465        311
  Advance premium discounting............................    1,499        337      1,303        265
  Deferred compensation..................................    1,414        308      2,063        421
  Medical and other benefits payable discounting.........    1,364        245      1,004        117
  Unrealized losses on investments.......................    1,710        288         --         --
  Business loss carryforwards............................    4,872      3,630        127        241
  Bad debt reserve allowance.............................    4,647      1,048         --         --
  Other, net.............................................      657        135        564        148
  Valuation allowance....................................     (290)    (1,061)        --         --
                                                           -------    -------    -------    -------
                                                            17,425      5,273      6,526      1,503
                                                           -------    -------    -------    -------
Net deferred tax assets (liabilities)....................  $10,228    $ 4,130    $  (493)   $   289
                                                           =======    =======    =======    =======

    The federal deferred benefit arising from the deductibility of state deferred tax is included as a component of other federal deferred taxes. The net deferred tax assets and liabilities are included in other current or other noncurrent assets and liabilities, as applicable.

    UWS and its affiliates have a federal net operating loss ("NOL") carryforward of $13,900,000 which expires in the year 2019. UWS and its affiliates have state net operating loss carryforwards totaling $46,355,000, which expire in the years 2011 through 2014.

    The Company's net operating loss carryovers for the year ending
December 31, 1999 and the nine month period ending September 30, 2000 expire in 2019 and 2020, respectively. SFAS No. 109, ACCOUNTING FOR INCOME TAXES, requires that the tax benefit of NOL's be recorded as an asset to the extent that management believes it is "more likely than not" that such tax benefits will be realized. Based on the Company's expectations and available tax planning strategies, management believes there will be sufficient taxable income to realize the entire tax benefit of the federal NOL carryovers and substantially all of the state NOL carryovers prior to their expiration.

                        UNITED WISCONSIN SERVICES, INC.

8.  CONTINGENCIES

    The Company is involved in various legal actions occurring in the normal course of its business. In the opinion of management, adequate provision has been made for losses which may result from these actions and, accordingly, the outcome of these proceedings is not expected to have a material adverse effect on the consolidated financial statements.

    Unity is in the process of negotiating a final settlement on its five-year joint venture joint venture agreements that ended December 31, 1999. In the opinion of management, adequate provision has been made for losses which may result from this negotiation and, accordingly, the outcome of these negotiations is not expected to have a material adverse effect on the consolidated financial statements.

9.  SHAREHOLDERS' EQUITY

STATUTORY FINANCIAL INFORMATION

    Insurance companies are subject to regulation by the Office of the Commissioner of Insurance of the State of Wisconsin and certain other state insurance regulators. These regulations require, among other matters, the filing of financial statements prepared in accordance with statutory accounting practices prescribed or permitted for insurance companies. The statutory surplus of insurance subsidiaries at December 31, 1999 and 1998 aggregated $76,958,000 and $106,369,000, respectively. The statutory net income (loss) of insurance subsidiaries aggregated $(25,512,000), $15,884,000 and $17,380,000 in 1999, 1998
and 1997, respectively.

    During 1998, the National Association of Insurance Commissioners ("NAIC") adopted Codification of Statutory Accounting Principals ( "Codification") which provide interpretive guidance on statutory accounting principles and will replace the current manual of Accounting Practices and Procedures adopted by the NAIC commissioners. In addition, the NAIC is now considering amendments to Codification that would be effective on the recommended implementation date of January 1, 2001. Such amendments could have a significant impact on Codification guidelines. Codification provides new interpretive guidance for some existing statutory accounting principles in some areas, and requires the filing of new insurance reports for statutory purposes. Management believes Codification will have a significant negative impact on the statutory surplus of certain of the insurance subsidiaries of UWS. Depending on the final resolution of pending amendments to Codification and collection of provider receivables, UWS may be required to obtain additional capital or implement other measures, such as securing new reinsurance treaties, to mitigate the impact of Codification on surplus and risk-based capital.

    State insurance regulations also require the maintenance of a minimum compulsory surplus based on a percentage of premiums written. In addition, the Company's insurance subsidiaries are subject to risk-based capital ("RBC") requirements promulgated by the NAIC. The RBC requirements establish minimum levels of capital and surplus based upon the insurer's operations. As of September 30, 2000, statutory compulsory surplus and regulatory minimum compulsory surplus, as calculated and permitted by OCI, were $36,226,000 and $29,549,000, respectively. The Company intends to make capital contributions on an ongoing basis to satisfy all promulgated capital and surplus requirements, as needed.

                        UNITED WISCONSIN SERVICES, INC.

9.  SHAREHOLDERS' EQUITY (CONTINUED)
RESTRICTIONS ON DIVIDENDS FROM SUBSIDIARIES

    Dividends paid by insurance subsidiaries are limited by state insurance regulations. The insurance regulator in the state of domicile may disapprove any dividend which, together with other dividends paid by an insurance company in the prior twelve months, exceeds the regulatory maximum as computed for the insurance company based on its statutory surplus and net income.

    Based upon the financial statements of the insurance subsidiaries included in these consolidated financial statements as of December 31, 1999, as filed with the insurance regulators, the aggregate amount available for dividends in 2000 without regulatory approval is $1,318,000.

10.  EMPLOYEE BENEFIT PLANS

PENSION AND POSTRETIREMENT BENEFITS

    The Company and certain of its subsidiaries participate with BCBSUW in a multiple employer defined benefit pension plan ("the Plan"). The Plan provides retirement benefits to covered employees based primarily on compensation and years of service. Since the Plan is overfunded, no contributions were made in 1999, 1998 or 1997.

    Prior to December 31, 1998, separate salaried and hourly pension plans existed. These plans were merged into a single plan in an effort to reduce administrative expenses and streamline communication with plan participants. The merger had no material effect on pension assets, liabilities or funding levels.

    The Company has postretirement benefit plans to provide certain medical, dental, and vision benefits and life insurance for certain groups of retired employees. Such plans were amended in 1997 to limit the Company's financial contribution in future periods. No benefits will be provided for individuals hired after the effective dates of these amendments.

    The following table summarizes the change in the pension and postretirement benefit obligations as of December 31, 1999 and 1998:

                                                                  PENSION           POSTRETIREMENT
                                                            -------------------   -------------------
                                                              1999       1998       1999       1998
                                                            --------   --------   --------   --------
                                                                         (IN THOUSANDS)
Accumulated benefit obligation at beginning of year.......  $20,876    $17,568     $3,069     $2,373
  Service cost............................................    1,765      1,849        210        182
  Interest cost...........................................    1,342      1,362        213        186
  Plan amendments.........................................       --         --       (101)        --
  Actuarial (gains) losses................................   (1,579)     1,662       (215)       368
  Company transfers.......................................     (890)       270         --         --
  Benefits paid...........................................   (1,137)    (1,835)       (54)       (40)
                                                            -------    -------     ------     ------
Accumulated benefit obligation at end of year.............  $20,377    $20,876     $3,122     $3,069
                                                            =======    =======     ======     ======

                        UNITED WISCONSIN SERVICES, INC.

10.  EMPLOYEE BENEFIT PLANS (CONTINUED)

    The pension and postretirement plans' assets are comprised primarily of debt, equity and other marketable securities, including 700,000 shares of UWS stock with a fair value of $2,975,000 at December 31, 1999. The plan received dividends on UWS stock in the amount of $35,000 during 1999. The plan did not own any UWS stock at December 31, 1998. The following table summarizes the change in the pension and postretirement plan assets as of December 31, 1999 and 1998:

                                                                   PENSION           POSTRETIREMENT
                                                             -------------------   -------------------
                                                               1999       1998       1999       1998
                                                             --------   --------   --------   --------
                                                                          (IN THOUSANDS)
Fair value of plan assets at beginning of year.............  $33,988    $36,082      $ --       $ --
  Employer contributions...................................       --         --        54         40
  Actual return on plan assets.............................    5,371       (529)       --         --
  Company transfers........................................     (890)       270        --         --
  Benefits paid............................................   (1,137)    (1,835)      (54)       (40)
                                                             -------    -------      ----       ----
Fair value of plan assets at end of year...................  $37,332    $33,988      $ --       $ --
                                                             =======    =======      ====       ====

    The following table provides a reconciliation of the funded status of the plans to the prepaid pension and (accrued) postretirement costs at December 31, 1999 and 1997:

                                                                 PENSION           POSTRETIREMENT
                                                           -------------------   -------------------
                                                             1999       1998       1999       1998
                                                           --------   --------   --------   --------
                                                                        (IN THOUSANDS)
Funded status of plan at end of year.....................  $16,955    $13,112    $(3,122)   $(3,069)
  Unrecognized net transition asset......................     (531)      (777)        --         --
  Unrecognized prior service cost........................   (4,766)    (5,456)    (1,063)    (1,052)
  Unrecognized net (gain)................................   (4,207)      (169)      (259)       (54)
                                                           -------    -------    -------    -------
Prepaid (accrued) at end of year.........................  $ 7,451    $ 6,710    $(4,444)   $(4,175)
                                                           =======    =======    =======    =======

    Weighted-average assumptions used as of September 30, 1999, the measurement date, in developing the projected benefit obligations are as follows:

                                                         PENSION           POSTRETIREMENT
                                                   -------------------   -------------------
                                                     1999       1998       1999       1998
                                                   --------   --------   --------   --------
Discount rate....................................   7.00%      7.00%      7.00%      7.00%
Rate of compensation increase....................   4.75       4.75        N/A        N/A
Health care cost trend rate......................    N/A        N/A       5.00       5.00
Expected rate of return on plan assets:..........   9.00       9.00        N/A        N/A

    The unrecognized net asset is being amortized over the remaining estimated service lives of participating employees at January 1, 1986: 15.4 years for salaried employees and 16.9 years for hourly employees.

    The effect of a 1% increase in the medical trend rate would be a $93,000 increase in the benefit obligation as of September 30, 1999.

                        UNITED WISCONSIN SERVICES, INC.

10.  EMPLOYEE BENEFIT PLANS (CONTINUED)
    The components of the pension credit and postretirement benefit cost, which are included in selling, general and administrative expenses, for the years ended December 31, 1999, 1998 and 1997 are as follows:

                                                            PENSION                       POSTRETIREMENT
                                                 ------------------------------   ------------------------------
                                                   1999       1998       1997       1999       1998       1997
                                                 --------   --------   --------   --------   --------   --------
                                                                         (IN THOUSANDS)
Service cost...................................   $1,765    $ 1,849    $ 1,335      $210       $182       $194
Interest cost..................................    1,342      1,362      1,260       213        186        182
Expected return on plan assets.................   (2,919)    (2,791)    (2,553)       --         --         --
Net amortization of transition asset...........     (245)      (274)      (274)      N/A        N/A        N/A
Amortization of prior service cost.............     (690)      (690)      (690)      N/A        N/A        N/A
Amortization of unrecognized (gain) loss.......        7         --         --       (90)       (90)       (80)
Postretirement benefit cost....................      N/A        N/A        N/A       (10)       (14)       (12)
                                                  ------    -------    -------      ----       ----       ----
Pension (credit) and accumulated benefit
  obligation for the year......................   $ (740)   $  (544)   $  (922)     $323       $264       $284
                                                  ======    =======    =======      ====       ====       ====

    After giving effect to all administrative expense allocations between the Company and BCBSUW, the pension credit was $1,127,000, $622,000 and $945,000 in 1999, 1998 and 1997, respectively.

DEFINED CONTRIBUTION AND BONUS PLANS

    The Company and certain of its subsidiaries participate in defined contribution plans whereby the employer contributes a percentage of participants' qualifying compensation up to certain limits, as defined by the plans. The Company and certain of its subsidiaries also participate with BCBSUW in various other profit sharing and bonus programs. Expenses related to all of these plans, after giving effect to all administrative expense allocations between the Company and BCBSUW, totaled $1,356,000, $2,475,000 and $2,042,000 in 1999, 1998 and 1997, respectively.

STOCK-BASED COMPENSATION PLANS

    The Company has a stock-based compensation plan covering employees and directors that allows for option grants of up to 4,500,000 shares of common stock as incentive or nonqualified stock options ("NQSOs").

    At the Spin-off date, certain of the options to purchase AMSG common stock held by the Company's employees were converted to Company stock options. AMSG options totaling 2,232,334 were converted into an equal amount of Company and AMSG options, including 1,000,000 options related to an acquisition. The options were converted at exercise prices that maintained the amount of unrealized stock appreciation that existed immediately prior to the Spin-off date. The vesting dates and expiration periods of the options were not affected by the conversion.

    In 1992, certain executive officers of AMSG were awarded stock appreciation rights ("SARs") in AMSG. At the Spin-off date, 67,500 AMSG SARs were converted into SARs of the Company to provide equivalent value.

                        UNITED WISCONSIN SERVICES, INC.

10.  EMPLOYEE BENEFIT PLANS (CONTINUED)
    The Company follows Accounting Principles Board Opinion No. 25 under which no compensation expense is recorded when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant. The Company's pro forma information, as if the options granted subsequent to the Spin-off date had been expensed in accordance with SFAS 123, "Accounting for Stock-Based Compensation", is as follows:

                                                     YEAR ENDED DECEMBER 31,
                                                  ------------------------------
                                                    1999       1998       1997
                                                  --------   --------   --------
                                                      (IN THOUSANDS, EXCEPT
                                                         PER SHARE DATA)
Pro forma net income (loss).....................  $(29,418)  $18,021    $12,722
Pro forma earnings per common share:
  Basic.........................................  $  (1.75)  $  1.09    $  0.77
  Diluted.......................................  $  (1.75)  $  1.09    $  0.77

    In determining compensation cost pursuant to SFAS 123, the fair values for the options granted subsequent to the Spin-off date were estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 1999: risk-free interest rate of 5.33%; dividend yield of .57%; volatility factor of the expected market price of the Company's common stock of .45; and a weighted average expected life of the options of 6 years. As calculated using the Black-Scholes model, the weighted average, grant-date fair value of options granted in which the exercise price equaled the market price on the date of the grant was $4.27 per share for 1999.

                        UNITED WISCONSIN SERVICES, INC.

10.  EMPLOYEE BENEFIT PLANS (CONTINUED)

    Stock option activity for all plans is as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                      ---------------------------------
                                                        1999              1998
                                                      ---------   ---------------------
TOTAL NUMBER OF NQSOS
Outstanding at beginning of year....................  2,689,034                      --
Conversion of AMSG options..........................         --               2,232,334
Granted.............................................    475,700                 456,700
Exercised...........................................         --                      --
Forfeited...........................................   (459,047)                     --
                                                      ---------   ---------------------
Outstanding at end of year..........................  2,705,687               2,689,034
                                                      =========   =====================
Exercisable at end of year..........................  1,877,109               1,640,637
Available for grant at end of year..................  1,794,313               1,810,966

WEIGHTED AVERAGE EXERCISE PRICE OF NQSOS
Outstanding at beginning of year....................  $   11.58                      --
Conversion of AMSG options--range of exercise
  prices............................................         --   $        9.61 - 16.81
Granted--Exercise price equals market price on grant
  date..............................................  $    8.85   $                7.19
Exercised...........................................         --                      --
Forfeited...........................................  $   10.61                      --
Outstanding at end of year..........................  $   11.21   $               11.58
Exercisable at end of year..........................  $   12.17   $               11.61

NQSOS BY EXERCISE PRICE RANGE
Exercise price......................................  $    7.19   $                7.19
Weighted average exercise price.....................  $    7.19   $                7.19
Weighted average remaining contractual life.........      10.75                   11.75
Outstanding at end of year..........................    400,900                 456,700
Exercisable at end of year..........................    128,725                      --
Weighted average exercise price of options
  exercisable at end of year........................  $    7.19                      --

                        UNITED WISCONSIN SERVICES, INC.

10.  EMPLOYEE BENEFIT PLANS (CONTINUED)

                                                                           YEAR ENDED DECEMBER 31,
                                                              -------------------------------------------------
                                                                       1999                      1998
                                                              -----------------------   -----------------------
NQSOS BY EXERCISE PRICE RANGE (CONTINUED)
Exercise price..............................................  $          8.50 - $9.19                       N/A
Weighted average exercise price.............................  $                  8.85                       N/A
Weighted average remaining contractual life.................                    11.31                       N/A
Outstanding at end of year..................................                  375,700                       N/A
Exercisable at end of year..................................                   49,200                       N/A
Weighted average exercise price of options exercisable at
  end of year...............................................  $                  8.50                       N/A

Exercise price..............................................  $         9.61 - $13.42   $         9.61 - $12.85
Weighted average exercise price.............................  $                 11.25   $                 11.25
Weighted average remaining contractual life.................                     7.95                      8.95
Outstanding at end of year..................................                  887,591                 1,166,437
Exercisable at end of year..................................                  683,993                   613,002
Weighted average exercise price of options exercisable at
  end of year...............................................  $                 11.25   $                 11.36

Exercise price..............................................  $                 13.53   $                 13.53
Weighted average exercise price.............................  $                 13.53   $                 13.53
Weighted average remaining contractual life.................                     1.93                      2.93
Outstanding and exercisable at end of year..................                1,000,000                 1,000,000
Weighted average exercise price of options exercisable at
  end of year...............................................  $                 13.53   $                 13.53

Exercise price..............................................  $        14.04 - $16.81   $        14.94 - $16.81
Weighted average exercise price.............................  $                 15.44   $                 15.66
Weighted average remaining contractual life.................                     8.58                      9.58
Outstanding at end of year..................................                   41,496                    65,897
Exercisable at end of year..................................                   25,191                    27,635
Weighted average exercise price of options exercisable at
  end of year...............................................  $                 15.58   $                 15.56

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Since the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimates, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                        UNITED WISCONSIN SERVICES, INC.

11.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED) (CONTINUED)

    Selected quarterly financial data is as follows:

                                                             QUARTER
                                            -----------------------------------------
                                             FIRST      SECOND     THIRD      FOURTH     TOTAL
                                            --------   --------   --------   --------   --------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
2000
Total revenues............................  $205,553   $190,715   $197,580
Loss before income tax....................    (3,914)    (2,166)    (6,797)
Net loss..................................    (2,566)    (1,208)    (3,525)
Loss per common share(1):
  Basic...................................  $  (0.15)  $  (0.07)  $  (0.21)
  Diluted.................................  $  (0.15)  $  (0.07)  $  (0.21)

1999
Total revenues............................  $173,009   $174,943   $175,241   $181,331   $704,524
Income (loss) before income tax...........     4,158    (13,481)    (8,012)   (29,454)   (46,789)
Net income (loss).........................     2,672     (7,985)    (4,713)   (18,978)   (29,004)
Earnings (loss) per common share(1):
  Basic...................................  $   0.16   $  (0.47)  $  (0.28)  $  (1.13)  $  (1.72)
  Diluted.................................  $   0.16   $  (0.47)  $  (0.28)  $  (1.13)  $  (1.72)

1998
Total revenues............................  $159,158   $163,782   $165,093   $169,588   $657,621
Income before income tax..................     7,459      9,471      6,604      6,311     29,845
Net income................................     4,716      5,699      4,091      3,572     18,078
Earnings per common share(2):
  Basic...................................        --         --         --   $   0.22         --
  Diluted.................................        --         --         --   $   0.21         --

1997
Total revenues............................  $146,993   $150,790   $154,479   $156,847   $609,109
Income before income tax..................     6,607      6,141      6,091      6,378     25,217
Net income................................     3,998      3,889      3,859      4,038     15,784

------------------------

(1) When the Company reports a net loss, potentially dilutive securities are not included in the calculation of earnings per share ("EPS") because their inclusion would have an antidilutive effect.

(2) EPS data has not been provided for periods prior to the fourth quarter of 1998 since the Company was not an independent, public entity prior to the Spin-off date. A further description of the Spin-off is included in Note 1.

12.  SEGMENT REPORTING (UNAUDITED)

    The Company has two reportable business segments: HMO products sold primarily in Wisconsin, and specialty managed care products and services, including dental, life, disability and workers' compensation products, managed care consulting, electronic claim submission, pharmaceutical management, managed behavioral health services, case management and receivables management, sold throughout the United States.

                        UNITED WISCONSIN SERVICES, INC.

12.  SEGMENT REPORTING (UNAUDITED) (CONTINUED)
    "Other Operations" includes operations not directly related to the business segments, unallocated corporate items (i.e. corporate interest expense on corporate debt, amortization of goodwill and intangibles and unallocated overhead expenses) and intercompany eliminations. The Company evaluates segment performance based on profit or loss from operations before income taxes. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

    Financial data by segment is as follows:

                                             NINE MONTHS ENDED
                                               SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                            -------------------   ------------------------------
                                              2000       1999       1999       1998       1997
                                            --------   --------   --------   --------   --------
                                                (UNAUDITED)               (IN THOUSANDS)
                                              (IN THOUSANDS)
Health services revenue:
  HMO products............................  $464,381   $412,636   $554,659   $518,700   $479,182
  Specialty managed care products and
    services..............................   138,913    113,334    155,132    137,652    123,859
  Other operations........................   (15,413)   (12,286)   (16,638)   (17,707)   (16,170)
                                            --------   --------   --------   --------   --------
      Total consolidated..................  $587,881   $513,684   $693,153   $638,645   $586,871
                                            ========   ========   ========   ========   ========
Investment results:
  HMO products............................  $  2,293   $  4,129   $  4,565   $  9,182   $  6,889
  Specialty managed care products and
    services..............................     3,555      5,288      6,700      9,516     17,309
  Other operations........................       119         92        106        278     (1,960)
                                            --------   --------   --------   --------   --------
      Total consolidated..................  $  5,967   $  9,509   $ 11,371   $ 18,976   $ 22,238
                                            ========   ========   ========   ========   ========
Income (loss) before income tax:
  HMO products............................  $(15,165)  $(16,614)  $(48,033)  $ 15,145   $  6,355
  Specialty managed care products and
    services..............................     8,872      7,637     10,748     17,693     23,257
  Other operations........................    (6,584)    (8,358)    (9,504)    (2,993)    (4,395)
                                            --------   --------   --------   --------   --------
      Total consolidated..................  $(12,877)  $(17,335)  $(46,789)  $ 29,845   $ 25,217
                                            ========   ========   ========   ========   ========

                                                                                 DECEMBER 31,
                                                             SEPTEMBER 30,    -------------------
                                                                  2000          1999       1998
                                                             --------------   --------   --------
                                                              (UNAUDITED)       (IN THOUSANDS)
                                                             (IN THOUSANDS)
                                              (IN THOUSANDS)
Total assets:
  HMO products.............................................     $137,217      $115,448   $138,272
  Specialty managed care products and services.............      193,917       168,993    151,845
  Other operations.........................................        2,285        12,713      8,091
                                                                --------      --------   --------
    Total consolidated.....................................     $333,419      $297,154   $298,208
                                                                ========      ========   ========

                        UNITED WISCONSIN SERVICES, INC.

12.  SEGMENT REPORTING (UNAUDITED) (CONTINUED)

                                                  NINE MONTHS ENDED
                                                    SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                                 -------------------   ------------------------------
                                                   2000       1999       1999       1998       1997
                                                 --------   --------   --------   --------   --------
                                                     (UNAUDITED)               (IN THOUSANDS)
                                                   (IN THOUSANDS)
Health services revenue from transactions with
  other operating segments:
    HMO products...............................  $ 1,104    $ 1,471    $ 1,960    $ 1,853    $ 1,726
    Specialty managed care products and
      services.................................  $14,309    $10,815    $14,456    $15,488    $14,417

13.  NEW BUSINESS (UNAUDITED)

    Effective November 1, 2000, the Company completed its negotiations leading to the takeover of the insurance operations of Family Health Plan
Cooperative, Inc. ("FHP"), a health maintenance organization in Milwaukee, Wisconsin. In conjunction with this transaction, the Company will receive certain assets totaling approximately $15,000,000 (primarily cash and accounts receivable) and assume certain liabilities totaling approximately $23,000,000 (primarily medical claim liabilities). The final determination of assets received and liabilities assumed is subject to liquidation proceedings for FHP and, therefore, is subject to a significant degree of uncertainty. The transaction will be recorded in accordance with the purchase method of accounting. Management estimates that goodwill of approximately $8,000,000 will be recorded in conjunction with the transaction, which will be amortized over a period of 20 years. As a result of the FHP transaction, the Company expects to maintain approximately 40,000 additional members at premium rates that have been increased from those previously offered by FHP.

                         CONSOLIDATED FINANCIAL STATEMENTS

                         BLUE CROSS & BLUE SHIELD
                         UNITED OF WISCONSIN

                         NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999, AND YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                  BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN
                       CONSOLIDATED FINANCIAL STATEMENTS
                 NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999,
                AND YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                    CONTENTS

Report of Independent Auditors..............................  F-34

Consolidated Financial Statements

Consolidated Balance Sheets.................................  F-35

Consolidated Statements of Operations.......................  F-36

Consolidated Statements of Changes in Surplus and
  Comprehensive Income (Loss)...............................  F-37

Consolidated Statements of Cash Flows.......................  F-38

Notes to Consolidated Financial Statements..................  F-39

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Blue Cross & Blue Shield United of Wisconsin

    We have audited the accompanying consolidated balance sheets of Blue
Cross & Blue Shield United of Wisconsin (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in surplus and comprehensive income (loss) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

February 11, 2000
except for Note 14, as to which the date is March 28, 2000

                  BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN

                          CONSOLIDATED BALANCE SHEETS

                                                                                 DECEMBER 31,
                                                             SEPTEMBER 30,    -------------------
                                                                  2000          1999       1998
                                                             --------------   --------   --------
                                                              (UNAUDITED)       (IN THOUSANDS)
                                                             (IN THOUSANDS)
                                        ASSETS

Current assets:
  Cash and cash equivalents (overdrafts)...................      $(10,882)    $ (5,054)  $ (4,656)
  Investments- available-for-sale, at fair value...........        45,484       61,782    113,443
  Note receivable from affiliate...........................            --           --     70,000
  Due from affiliates......................................        13,840       11,034      5,071
  Other receivables........................................        27,218       22,036     21,541
  Prepaid expenses and other current assets................        16,310       17,784     19,115
                                                                 --------     --------   --------
Total current assets.......................................        91,970      107,582    224,514

Investments- held-to-maturity, at amortized cost...........            --          655        660
Investments in affiliates..................................       106,350      103,847    125,773
Property and equipment, net................................        22,310       23,597     29,410
Goodwill, net..............................................         8,202        7,629         --
Note receivable from affiliate.............................        70,000       70,000         --
Prepaid pension............................................        35,256       31,610     27,145
Deferred income taxes......................................        20,974       20,122     17,041
Other non-current assets...................................        14,151       16,358     18,643
                                                                 --------     --------   --------
Total assets...............................................      $369,213     $381,400   $443,186
                                                                 ========     ========   ========

                               LIABILITIES AND SURPLUS

Current liabilities:
  Medical and other benefits payable.......................      $ 94,108     $ 65,772   $ 73,576
  Due to affiliates........................................           433          660        340
  Advance premiums.........................................        34,608       31,147     25,903
  Payable and accrued expenses.............................        22,403       24,529     23,853
  Debt.....................................................         4,217       11,175     13,615
  Other current liabilities................................         4,581        3,948      6,079
                                                                 --------     --------   --------
Total current liabilities..................................       160,350      137,231    143,366

Deferred income taxes......................................        20,974       21,169     20,678
Post-retirement benefits other than pension................        12,354       11,915     11,194
Other non-current liabilities..............................        11,650       10,976     16,957
                                                                 --------     --------   --------
Total liabilities..........................................       205,328      181,291    192,195
                                                                 --------     --------   --------
Surplus:
  General unassigned surplus...............................       168,663      206,315    246,083
  Accumulated other comprehensive income (loss)............        (4,778)      (6,206)     4,908
                                                                 --------     --------   --------
Total surplus..............................................       163,885      200,109    250,991
                                                                 --------     --------   --------
Total liabilities and surplus..............................      $369,213     $381,400   $443,186
                                                                 ========     ========   ========

                            See accompanying notes.

                  BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                             NINE MONTHS ENDED
                                               SEPTEMBER 30,         YEARS ENDED DECEMBER 31,
                                            -------------------   ------------------------------
                                              2000       1999       1999       1998       1997
                                            --------   --------   --------   --------   --------
                                                (UNAUDITED)               (IN THOUSANDS)
                                              (IN THOUSANDS)
Revenues:
  Premium.................................  $393,611   $305,677   $418,949   $361,965   $345,903
  Government contract fees................    49,910     36,746     52,259     31,667     23,333
  Investment results......................     7,494     16,318     18,510     13,501     18,347
  Other...................................    18,168     19,581     25,970     25,302     20,606
                                            --------   --------   --------   --------   --------
Total revenues............................   469,183    378,322    515,688    432,435    408,189

Expenses:
  Medical and other benefits..............   377,474    269,403    376,814    297,885    297,979
  Selling, general and administrative.....   129,183    115,025    158,187    133,153    119,036
Interest..................................       280        448        553        115        215
Amortization of goodwill..................       440         48        191         --         --
                                            --------   --------   --------   --------   --------
Total expenses............................   507,377    384,924    535,745    431,153    417,230
                                            --------   --------   --------   --------   --------
Operating income (loss)...................   (38,194)    (6,602)   (20,057)     1,282     (9,041)
Equity in net income (loss) of affiliates,
  net of tax..............................    (2,358)   (14,173)   (22,690)     3,991      6,857
                                            --------   --------   --------   --------   --------
Income (loss) before income taxes.........   (40,552)   (20,775)   (42,747)     5,273     (2,184)
Income tax expense (benefit)..............       548         --         --        (78)    (2,785)
                                            --------   --------   --------   --------   --------
Net income (loss).........................  $(41,100)  $(20,775)  $(42,747)  $  5,351   $    601
                                            ========   ========   ========   ========   ========

                            See accompanying notes.

                  BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN

 CONSOLIDATED STATEMENTS OF CHANGES IN SURPLUS AND COMPREHENSIVE INCOME (LOSS)

                                                                    ACCUMULATED OTHER
                                                                      COMPREHENSIVE
                                                       UNASSIGNED    INCOME (LOSS),
                                                        SURPLUS       NET OF TAXES      TOTAL SURPLUS
                                                       ----------   -----------------   -------------
                                                                       (IN THOUSANDS)
Balance at December 31, 1996.........................   $240,904        $  5,617          $246,521

  Comprehensive income:
    Net income.......................................        601              --               601
    Change in unrealized gains/losses on
      investments....................................         --            (391)             (391)
                                                                                          --------
      Comprehensive income...........................                                          210
                                                                                          --------
  Change in ownership of affiliates..................       (874)             --              (874)
                                                        --------        --------          --------
Balance at December 31, 1997.........................   $240,631        $  5,226          $245,857

  Comprehensive income:
    Net income.......................................      5,351              --             5,351
    Change in unrealized gains/losses on
      investments....................................         --            (318)             (318)
                                                                                          --------
      Comprehensive income...........................                                        5,033
                                                                                          --------
  Change in ownership of affiliates..................        101              --               101
                                                        --------        --------          --------
Balance at December 31, 1998.........................    246,083           4,908           250,991

  Comprehensive loss:
    Net loss.........................................    (42,747)             --           (42,747)
    Change in unrealized gains/losses on
      investments....................................         --         (11,114)          (11,114)
                                                                                          --------
      Comprehensive loss.............................                                      (53,861)
  Change in ownership of affiliates..................      2,979                             2,979
                                                        --------        --------          --------
Balance at December 31, 1999.........................    206,315          (6,206)          200,109
(2000 amounts unaudited)

  Comprehensive loss:
    Net loss.........................................    (41,100)                          (41,100)
    Change in unrealized gains/losses on
      investments....................................                      1,428             1,428
                                                                                          --------
      Comprehensive loss.............................                                      (39,672)
  Change in ownership of affiliates..................      3,448              --             3,448
                                                        --------        --------          --------
Balance at September 30, 2000........................   $168,663        $ (4,778)         $163,885
                                                        ========        ========          ========

                            See accompanying notes.

                  BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                             NINE MONTHS ENDED
                                               SEPTEMBER 30,         YEARS ENDED DECEMBER 31,
                                            -------------------   -------------------------------
                                              2000       1999       1999       1998       1997
                                            --------   --------   --------   --------   ---------
                                                (UNAUDITED)               (IN THOUSANDS)
                                              (IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss).........................  $(41,100)  $(20,775)  $(42,747)  $  5,351   $     601
Adjustments to reconcile net income (loss)
  to net cash provided by (used in)
  operating activities:
    Depreciation and amortization.........     6,408      6,502      8,709      6,329       5,032
    Impairment of data warehouse software
      asset...............................        --         --      2,398         --          --
    Equity in (income) loss of
      affiliates..........................     2,358     14,173     22,690     (3,991)     (6,857)
    Realized investment gains.............       (76)    (8,490)    (8,014)    (1,615)     (6,539)
    Changes in other operating accounts:
      Other receivables...................    (5,182)    (1,323)      (495)   (16,504)     (1,947)
      Medical and other benefits
        payable...........................    28,336    (14,745)    (7,804)    18,845      (4,070)
      Advance premiums....................     3,461         21      5,244      2,339         121
      Due to/from affiliates, net.........    (3,033)    (1,584)    (5,643)    (3,698)      1,319
      Other, net..........................    (2,838)    (8,662)    (8,686)    (2,056)    (12,505)
                                            --------   --------   --------   --------   ---------
Net cash provided by (used in) operating
  activities..............................   (11,666)   (34,883)   (34,348)     5,000     (24,845)

INVESTING ACTIVITIES
Acquisition of business...................    (1,013)        --         --         --          --
Acquisition of shares of affiliate........        --    (12,214)   (12,214)        --          --
Purchases of investments..................    (3,075)   (53,824)   (73,537)   (95,540)    (90,363)
Proceeds from sale and maturity of
  investments.............................    20,342    106,627    125,629     90,902     116,381
Dividend from affiliate...................        --         --         --        757       1,490
Additions to property and equipment,
  net.....................................    (3,421)    (2,256)    (3,488)    (5,967)    (14,082)
                                            --------   --------   --------   --------   ---------
Net cash provided by (used in) investing
  activities..............................    12,833     38,333     36,390     (9,848)     13,426

FINANCING ACTIVITIES
Net borrowings under line-of-credit
  agreement...............................    (6,995)    (4,115)    (2,440)     2,515      14,100
Draw on extended line-of-credit
  agreement...............................        --         --         --         --      (3,000)
                                            --------   --------   --------   --------   ---------
Net cash provided by (used in) financing
  activities..............................    (6,995)    (4,115)    (2,440)    (2,515)     11,100
Cash and cash equivalents (overdrafts)
  Decrease during period..................    (5,828)      (665)      (398)    (2,333)       (319)
  Balance at beginning of period..........    (5,054)    (4,656)    (4,656)    (2,323)     (2,004)
                                            --------   --------   --------   --------   ---------
  Balance at end of period................   (10,882)    (5,321)  $ (5,054)  $ (4,656)  $  (2,323)
                                            ========   ========   ========   ========   =========

                            See accompanying notes.

                  BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

    Blue Cross & Blue Shield United of Wisconsin ("BCBSUW") offers traditional indemnity and other managed health care products and services to groups and individuals in Wisconsin. United Government Services, LLC ("UGS"), which processes Medicare claims from providers in all 50 states and Medicaid for the State of Wisconsin, is a wholly-owned subsidiary of BCBSUW. Effective
January 1, 1999, the United Government Services division was reorganized as a wholly-owned licensed affiliate of the Company and named United Government Services, LLC ("UGS"). The reorganization had no impact on the Company's net income or surplus.

BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of BCBSUW and its majority-owned subsidiary, UGS (collectively, the "Company"). All intercompany balances have been eliminated in consolidation.

    The unaudited financial information presented as of and for the nine month periods ended September 30, 1999 and 1998 include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for fair presentation of financial position and results of operations and are accumulated in a manner consistent with amounts as of and for each of the years in the period ended December 31, 1999.

    Investments in affiliates in which the Company does not have control, but has the ability to exercise significant influence over operating and financial policies (generally 20-50% ownership), are accounted for by the equity method.

    Investments in United Wisconsin Services, Inc. ("UWS") and American Medical Security Group, Inc. ("AMSG") are accounted for on the equity method.

CASH AND CASH EQUIVALENTS

    The Company actively manages its cash and cash equivalents position to maintain optimal asset levels. Cash and cash equivalents include operating cash and short term investments with original maturities of three months or less. These amounts are recorded at cost, which approximates fair value.

INVESTMENTS

    Investments are classified as either held-to-maturity or available-for-sale. Investments that BCBSUW has the intent and ability to hold to maturity are designated as held-to-maturity and are stated at amortized cost. All other investments are classified as available-for-sale and are stated at fair value based on quoted market prices, with unrealized gains and losses excluded from earnings and reported as a component of accumulated other comprehensive income
(loss), net of income tax effects. Realized gains and losses from the sale of available-for-sale debt and equity securities are calculated using the first-in, first-out basis.

                  BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
OTHER RECEIVABLES

    Receivables are stated at net realizable value, net of allowances for uncollectible amounts of $5,615,000 and $5,213,000 at December 31, 1999 and 1998, respectively, based upon historical collection trends and management's judgment of the ultimate collectibility.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the related assets, which range from 3 to 5 years for computer equipment and software, 3 to 10 years for furniture and other equipment, 20 to 30 years for land improvements and 10 to 40 years for buildings and building improvements.

GOODWILL

    Goodwill represents the excess of cost over the fair value for additional shares of UWS stock purchased during 1999. Goodwill is being amortized on a straight-line basis over a period of 15 years. Accumulated amortization was $191,000 at December 31, 1999.

    The Company periodically evaluates whether events and circumstances have occurred which may affect the estimated useful life or the recoverability of the remaining balance of goodwill. At December 31, 1999, the Company's management believed that no material impairment of goodwill existed.

DEFERRED ACQUISITION COSTS (UNAUDITED)

    Certain costs of acquiring new insured insurance policies have been deferred. Deferred acquisition costs of $8,929,000 and $8,075,000 at December 31, 1999 and 1998, respectively, are included in other non-current assets and are being amortized over the estimated premium-paying periods of the related policies. Acquisition costs of $2,946,000, $2,892,000 and $1,842,000 were capitalized in 1999, 1998 and 1997, respectively. Deferred acquisition costs of $2,092,000, $1,619,000 and $1,259,000 were amortized during 1999, 1998 and 1997, respectively.

    During the third quarter of 2000, the Company wrote-off $2,434,000 of deferred acquisition costs associated with the Medicare Risk line-of-business (See "Medical and Other Benefits" below).

REVENUE RECOGNITION

    Health services premiums and managed behavioral health fees are recognized as revenue in the period in which enrollees are entitled to care.

    The Company acts as a regional fiscal intermediary in the administration of Medicare health benefits, and is reimbursed for claims paid and administrative costs incurred in providing this service. The Company receives administrative fees and reimbursement costs for providing various services to the Medicare and Medicaid programs and other uninsured contracts. These revenues are recognized as the services performed are completed.

                  BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Retrospective premium adjustments are recognized for certain groups for which actual claims experience differs from that which was anticipated when the related premium rates were established. The amount of premium that was subject to retrospective premium adjustments in 1999, 1998 and 1997, respectively, was $35,179,000, $29,076,000 and $22,436,000.

MEDICAL AND OTHER BENEFITS

    The Company contracts with various health care providers for the provision of certain medical care services to its members and generally compensates those providers on a capitation basis, fee-for-service basis, or pursuant to certain risk-sharing arrangements. In addition to actual paid claims and capitation, medical and other benefits expense includes the change in estimates of reported and unreported claims and accrued capitation fees and adjustments, which are unpaid as of the balance sheet date. The estimates of reported and unreported claims and accrued capitation fees and adjustments, which are unpaid as of the balance sheet date, are based on historical payment patterns using standard actuarial techniques. Processing costs are accrued as operating expenses based on an estimate of the costs necessary to process these claims.

    The Company's year-end claim liabilities are substantially satisfied through claim payments in the subsequent year. Any adjustments to prior period estimates are reflected in the current period.

PREMIUM DEFICIENCY RESERVES (UNAUDITED)

    Premium deficiency reserves are recognized when it is probable that the future costs associated with a group of existing contracts will exceed the anticipated future premiums on those contracts. The Company calculates expected premium deficiency reserves based on budgeted revenues and expenses excluding investment income. Premium deficiency reserves are evaluated quarterly for adequacy.

    As a result of management's assessment of the profitability of its Medicare Risk line of business, the Company recorded a provision for probable future losses (premium deficiency) of $11,349,000 during the third quarter of 2000. The provision for probable future losses was calculated based on a comparison of anticipated premiums to health care related costs, including estimated payments for providers, commissions and cost of collecting premiums and processing claims. Inadequate compensation from the Health Care Financing Administration and increased medical benefits contributed to the requirement for a provision for future losses.

REINSURANCE

    The Company has certain reinsurance agreements that provide increased capacity to write larger risks and maintain its exposure to loss within its capital resources. The Company is contingently liable on reinsurance ceded in the event that the reinsurers do not meet their contractual obligations.

INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. A valuation allowance is recorded on deferred tax assets that management believes, more likely than not, will not be realized.

                  BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
UNINSURED BUSINESS

    The Company administers the health insurance programs for numerous organizations on an uninsured basis. This administration includes maintenance of membership records, claim processing and payment, coordination of benefits, billing/cash collection and other services. Reimbursement is received for claims paid and a fee is received for the administrative costs associated with providing these services. In addition, the Company acts as a regional fiscal intermediary in the administration of Medicare health benefits, and is reimbursed for claims paid and administrative costs incurred in providing this service.

    The benefits paid under these programs and liability for incurred but not reported claims are not recorded in the accompanying consolidated financial statements, which is in conformity with accounting principles generally accepted in the United States ("GAAP"). Claims paid on uninsured programs were $527,987,000, $450,616,000 and $436,357,000 in 1999, 1998 and 1997,
respectively. Claims paid on behalf of Medicare were $8,867,562,000, $5,349,064,000 and $4,663,953,000 in 1999, 1998 and 1997, respectively.
Administrative fees received related to these programs totaled $71,551,000, $52,759,000 and $40,154,000 in 1999, 1998 and 1997, respectively, and are included in government contract fees and other revenue.

    As a fiscal intermediary for various government programs, the Company is subject to regulations covering allowable cost reimbursements and operating procedures. The laws and regulations governing fiscal intermediaries are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation, as well as significant regulatory actions including fines, penalties and exclusion from being a government contractor for these programs.

USE OF ESTIMATES

    The accompanying consolidated financial statements have been prepared in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

RECENT PRONOUNCEMENTS

    Effective January 1, 1999, the Company adopted SOP 97-3, ACCOUNTING FOR INSURANCE AND OTHER ENTERPRISES FOR INSURANCE RELATED ASSESSMENTS ("SOP 97-3"). SOP 97-3 provides guidance on accounting by insurance and other enterprises for assessments related to insurance activities including recognition, measurement and disclosure of guaranty fund and other insurance related assessments. Adoption of SOP 97-3 did not have a material effect on the Company's consolidated financial statements.

RECLASSIFICATIONS

    Certain reclassifications have been made to the consolidated financial statements for 1998 and 1997 to conform with the 1999 presentation.

                  BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN

2.  INVESTMENTS

    Investment results comprise the following:

                                                      YEARS ENDED DECEMBER 31,
                                                   ------------------------------
                                                     1999       1998       1997
                                                   --------   --------   --------
                                                           (IN THOUSANDS)
Interest on bonds................................  $ 4,171    $ 5,318    $ 6,504
Dividends on equity securities...................      697        721        670
Realized gains...................................   10,393      5,874      9,743
Realized losses..................................   (2,379)    (4,259)    (3,204)
                                                   -------    -------    -------
Gross investment results.........................   12,882      7,654     13,713
Investment expenses..............................     (245)      (525)      (653)
Investment income from affiliates................    4,804      1,411         --
Other interest income............................    1,069      4,961      5,287
                                                   -------    -------    -------
                                                   $18,510    $13,501    $18,347
                                                   =======    =======    =======

    Proceeds from sales of equity securities during 1999, 1998 and 1997 were $43,096,000, $41,990,000 and $55,945,000, respectively. Proceeds from sales of bonds classified as available-for-sale during 1999, 1998 and 1997, excluding maturities, were $82,529,000, $48,907,000 and $59,931,000, respectively.

    Unrealized gains (losses) are computed as the difference between estimated fair value and amortized cost for debt securities classified as available-for-sale or cost for equity securities. A summary of the net change in unrealized gains/losses, less deferred income taxes, which is included in accumulated other comprehensive income (loss), is as follows:

                                                            DECEMBER 31,
                                                   ------------------------------
                                                     1999       1998       1997
                                                   --------   --------   --------
                                                           (IN THOUSANDS)
Debt securities..................................  $ (3,392)  $  (127)   $ 1,104
Equity securities................................    (4,021)    1,806     (1,418)
Provision for deferred income taxes..............     2,909      (658)       123
Unrealized gain/losses of affiliates (net of
  taxes).........................................    (6,610)   (1,339)      (200)
                                                   --------   -------    -------
                                                   $(11,114)  $  (318)   $  (391)
                                                   ========   =======    =======

                  BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN

2.  INVESTMENTS (CONTINUED)
    The amortized cost and estimated fair values of investments are as follows:

                                                                 GROSS        GROSS
                                                   AMORTIZED   UNREALIZED   UNREALIZED   ESTIMATED FAIR
                                                     COST        GAINS        LOSSES         VALUE
                                                   ---------   ----------   ----------   --------------
                                                                      (IN THOUSANDS)
At December 31, 1999:
  Available-for-sale:
    U.S. Treasury securities.....................   $ 3,350      $   --       $  (154)      $ 3,196
    Foreign government securities................     3,278           1          (180)        3,099
    Corporate debt securities....................    22,462          39        (1,155)       21,346
    Government agency mortgage-backed
      securities.................................    14,398          17          (139)       14,276
    Equity securities............................    19,029       1,150          (314)       19,865
                                                    -------      ------       -------       -------
                                                     62,517       1,207        (1,942)       61,782
  Held-to-maturity:
    Corporate securities.........................       655          --            (3)          652
                                                    -------      ------       -------       -------
                                                    $63,172      $1,207       $(1,945)      $62,434
                                                    =======      ======       =======       =======

                                                                 GROSS        GROSS
                                                   AMORTIZED   UNREALIZED   UNREALIZED   ESTIMATED FAIR
                                                     COST        GAINS        LOSSES         VALUE
                                                   ---------   ----------   ----------   --------------
                                                                      (IN THOUSANDS)
At December 31, 1998:
  Available-for-sale:
    U.S. Treasury securities.....................  $  7,157      $  335        $ (25)       $  7,467
    Foreign government securities................     4,638         136         (170)          4,604
    Corporate debt securities....................    56,368       1,721         (427)         57,662
    Government agency mortgage-backed
      securities.................................     9,689         251           --           9,940
    Equity securities............................    28,914       5,222         (365)         33,771
                                                   --------      ------        -----        --------
                                                    106,766       7,665         (987)        113,444
  Held-to-maturity:
    Corporate securities.........................       660          --           (6)            654
                                                   --------      ------        -----        --------
                                                   $107,426      $7,665        $(993)       $114,098
                                                   ========      ======        =====        ========

                  BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN

2.  INVESTMENTS (CONTINUED)
    The amortized cost and estimated fair values of debt securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                                                                     ESTIMATED FAIR
                                                    AMORTIZED COST       VALUES
                                                    --------------   --------------
                                                            (IN THOUSANDS)
Available-for-sale:
  Due in one year or less.........................     $   700          $   699
  Due after one through five years................       9,645            9,275
  Due after five through ten years................      12,206           11,527
  Due after ten years.............................       6,539            6,140
                                                       -------          -------
                                                        29,090           27,641
  Government agency mortgage-backed securities....      14,398           14,276
                                                       -------          -------
                                                       $43,488          $41,917
                                                       =======          =======
Held-to-maturity:
  Due in one year or less.........................     $   655          $   652
                                                       -------          -------
                                                       $   655          $   652
                                                       =======          =======

    The Company and its subsidiary participate in securities lending programs whereby blocks of securities, which are returnable to the Company on short-term notice and included in investments, are loaned to third parties, primarily major brokerage firms. The Company requires a minimum of 102% of the fair value of the loaned securities to be separately maintained as collateral for the loans. Securities with a cost or amortized cost of $3,593,000 and $13,624,000 and estimated fair value of $3,479,000 and $13,156,000 were on loan under the program at December 31, 1999 and 1998, respectively.

3.  INVESTMENTS IN AFFILIATES

    Investments in affiliates for 1999 and 1998 consist of the equity investment in UWS, a leading provider of managed health care services and employee benefit products, and AMSG, a leading provider of small group PPO products and life products.

    The Company owned approximately 46% and 38% of total UWS shares outstanding and 41% and 38% of total AMSG shares outstanding at December 31, 1999 and 1998, respectively. The Company's recorded investment in UWS was $14,400,000 and $24,300,000 at December 31, 1999 and 1998, respectively. The Company's recorded investment in AMSG was $89,400,000 and $101,500,000 at December 31, 1999 and 1998, respectively.

                  BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN

3.  INVESTMENTS IN AFFILIATES (CONTINUED)
    Summarized financial information for UWS is as follows:

                                                              YEARS ENDED
                                                             DECEMBER 31,
                                                          -------------------
                                                            1999       1998
                                                          --------   --------
                                                            (IN THOUSANDS)
CONDENSED CONSOLIDATED BALANCE SHEET
Current assets..........................................  $237,988   $257,090
Non-current assets......................................    59,166     41,118
                                                          --------   --------
  Total assets..........................................  $297,154   $298,208
                                                          ========   ========
Current liabilities.....................................  $160,720   $208,412
Non-current liabilities.................................   105,402     25,337
Shareholders' equity....................................    31,032     64,459
                                                          --------   --------
  Total liabilities and shareholders' equity............  $297,154   $298,208
                                                          ========   ========

                                                   YEARS ENDED DECEMBER 31,
                                                ------------------------------
                                                  1999       1998       1997
                                                --------   --------   --------
                                                        (IN THOUSANDS)
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Revenues:
Health services revenues:
  Premium revenue.............................  $651,567   $608,917   $560,825
  Other revenue...............................    41,586     29,728     26,046
Investment results............................    11,371     18,976     22,238
                                                --------   --------   --------
Total revenues................................   704,524    657,621    609,109

Expenses:
Medical and other benefits....................   621,916    519,636    485,198
Selling, general and administrative...........   127,404    103,517     94,496
Profit (loss) sharing on provider
  arrangements................................    (4,096)     2,762      3,380
Interest......................................     5,293      1,411         --
Amortization of goodwill......................       796        450        818
                                                --------   --------   --------
Total expenses................................   751,313    627,776    583,892
Income (loss) before income taxes.............   (46,789)    29,845     25,217
Income tax expense (benefit)..................   (17,785)    11,767      9,433
                                                --------   --------   --------
Net income (loss).............................  $(29,004)  $ 18,078   $ 15,784
                                                ========   ========   ========

    UWS is a party to certain provider arrangements in conjunction with Unity Health Plans Insurance Corporation ("Unity") and Valley Health Plan, Inc. ("Valley"), wholly-owned health maintenance organization ("HMO") subsidiaries of UWS, included in UWS' consolidated financial statements, which include profit-sharing payments to certain providers and repurchase provisions.

    Total UWS revenues subject to repurchase options pursuant to the various acquisition agreements totaled $220,235,000, $207,014,000 and $186,318,000 for
1999, 1998 and 1997, respectively. Profit (loss) sharing expense related to these provider arrangements is calculated based on the profitability of the HMO subsidiary and totaled $(2,366,000), $3,171,000 and $3,960,000 in 1999, 1998 and
1997,

                  BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN

3.  INVESTMENTS IN AFFILIATES (CONTINUED)
respectively. Total net income (loss) subject to repurchase options, pursuant to the various acquisition agreements, totaled $(1,071,000), $2,358,000 and $2,395,000 for 1999, 1998 and 1997, respectively. Total assets and total net assets subject to repurchase options were $39,409,000 and $16,970,000, respectively, at December 31, 1999 and $44,798,000 and $21,362,000,
respectively, at December 31, 1998.

    UWS has an agreement with United Wisconsin Life Insurance Company ("UWLIC"), a wholly-owned subsidiary of AMSG, whereby United Wisconsin Insurance Company ("UWIC"), a wholly-owned subsidiary of UWS, underwrites certain small group health care and life, dental, drug and disability products in Minnesota as UWLIC products have not yet been approved for sale in Minnesota. UWIC ceded to UWLIC 100% of the premium revenue of these products sold in Minnesota. The ceded premium revenue approximated $15,562,000, $26,875,000 and $27,014,000 in 1999,
1998 and 1997, respectively.

    UWS has an agreement with UWLIC whereby UWLIC underwrites certain life and accidental death and dismemberment products on behalf of United Heartland Life Insurance Company ("UHLIC"), a wholly-owned subsidiary of UWS. UWS also had agreements with UWLIC, through September 30, 1998, whereby UWLIC underwrote certain health care and dental products on behalf of Compcare, Heartland Dental Plan, Inc., and Innovative Resource Group, Inc., all wholly-owned subsidiaries of UWS. UWS assumes 100% of the premium revenues on these products from UWLIC. The assumed premium revenue approximated $18,182,000, $23,295,000 and $27,213,000 in 1999, 1998 and 1997, respectively.

    Goodwill is being amortized over 15 years. All other accounting policies are consistent with those of the Company. At December 31, 1999, the aggregate fair value quoted on the New York Stock Exchange ("NYSE") of the Company's shares of UWS stock was $33,300,000.

    During 1999, the Company received a $0.05 per share dividend from UWS totaling $387,300, which was reinvested in UWS's stock resulting in BCBSUW obtaining 93,902 additional UWS shares. The Company's equity in UWS' net income
(loss) was $(12,711,000) in 1999, $6,825,000 in 1998 and $5,986,000 in 1997.

    Summarized financial information for AMSG is as follows:

                                                              YEARS ENDED
                                                             DECEMBER 31,
                                                          -------------------
                                                            1999       1998
                                                          --------   --------
                                                            (IN THOUSANDS)
CONDENSED BALANCE SHEET
Total assets............................................  $503,094   $498,722
                                                          ========   ========
Total liabilities.......................................  $282,814   $232,271
Shareholders' equity....................................   220,280    266,451
                                                          --------   --------
  Total liabilities and shareholders' equity............  $503,094   $498,722
                                                          ========   ========

                  BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN

3.  INVESTMENTS IN AFFILIATES (CONTINUED)

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                 1999        1998       1997
                                                              ----------   --------   ---------
                                                                       (IN THOUSANDS)
CONDENSED STATEMENT OF OPERATIONS
Health services revenues:
  Premium revenue...........................................  $1,056,107   $914,017   $ 957,204
  Other revenue.............................................      22,361     22,632      24,249
Investment results..........................................      18,912     24,220      24,071
                                                              ----------   --------   ---------
Total revenues..............................................   1,097,380    960,869   1,005,524

Expenses:
Medical and other benefits..................................     860,473    691,767     733,491
Selling, general and administrative.........................     268,059    242,073     252,160
Interest....................................................       3,564      7,691       9,311
Amortization of goodwill....................................       4,273      8,781       7,975
Write-off of intangible assets and related charges..........          --     15,453          --
                                                              ----------   --------   ---------
Total expenses..............................................   1,136,369    965,765   1,002,937
Gain (loss) from continuing operations before income tax....     (38,989)    (4,896)      2,587
Income tax expense (benefit)................................     (13,043)    (1,868)      1,032
                                                              ----------   --------   ---------
Gain (loss) from continuing operations......................     (25,946)    (3,028)      1,555
Income from discontinued operations, net of tax.............          --     10,003      16,595
                                                              ----------   --------   ---------
Net income (loss)...........................................  $  (25,946)  $  6,975   $  18,150
                                                              ==========   ========   =========

    Income from discontinued operations reflects the operating results related to AMSG's 1998 spin-off of UWS for the period January 1, 1998 through September 25, 1998, the distribution date of the spin-off.

    AMSG acquired a sales distribution system in 1996 in conjunction with the purchase of its small group business. Subsequently AMSG has largely eliminated its commission-based sales distribution system, replacing it with salaried sales offices. This resulted in an after-tax charge to 1998 operations of $9,251,000, including $7,683,000 of intangible distribution system assets and $1,568,000 of related costs.

    During 1999 the AMSG Board of Directors authorized the repurchase of AMSG common stock. AMSG subsequently repurchased common stock aggregating $7,500,000. The impact of this repurchase on BCBSUW's investment in the net assets of affiliates is reported on the change in ownership of affiliates line of the Consolidated Statement of Changes in Surplus and Comprehensive Income (Loss).

    At December 31, 1999, the aggregate fair value quoted on the NYSE of the Company's shares of AMSG stock was $37,900,000. The Company's equity in AMSG's net income (loss) was $(9,979,000) in 1999, $(2,834,000) in 1998 and $871,000 in
1997.

                  BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN

4.  PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and are summarized as follows:

                                                             DECEMBER 31,
                                                          -------------------
                                                            1999       1998
                                                          --------   --------
                                                            (IN THOUSANDS)
Land and land improvements..............................  $    909   $    909
Building and building improvements......................     6,721      7,421
Computer equipment and software.........................    32,190     31,169
Furniture and other equipment...........................    17,488     18,368
                                                          --------   --------
                                                            57,308     57,867
Less accumulated depreciation...........................   (33,711)   (28,457)
                                                          --------   --------
                                                          $ 23,597   $ 29,410
                                                          ========   ========

    Depreciation expense related to property and equipment totaled $6,791,000, $4,820,000 and $3,846,000 in 1999, 1998 and 1997, respectively.

    On an on-going basis, the Company reviews events or changes in circumstances that may indicate that the carrying value of an asset may not be recoverable. During 1999, the Company recorded a non-cash pre-tax charge of $2,398,000 to reduce the carrying amount of certain computer software costs. This charge is included in selling, general and administrative expense in the accompanying income statement and is allocated between the insured and self-funded segments. These costs were associated with data warehouse functions that had been written off by the Company.

5.  MEDICAL AND OTHER BENEFITS PAYABLE

    A summary of the activity for medical and other benefits payable for the years ended 1999 and 1998 is as follows:

                                                            1999       1998
                                                          --------   --------
                                                            (IN THOUSANDS)
Medical and other benefits payable at beginning of
  period................................................  $ 73,576   $ 54,731
Incurred related to:
  Current year..........................................   377,158    307,993
  Prior years...........................................     1,064    (10,108)
                                                          --------   --------
Total incurred..........................................   378,222    297,885

Paid related to:
  Current year..........................................   313,592    235,555
  Prior years...........................................    72,422     43,485
                                                          --------   --------
Total paid..............................................   386,014    279,040
                                                          --------   --------
Medical and other benefits payable at end of period.....  $ 65,784   $ 73,576
                                                          ========   ========

    The Company uses paid claims and completion factors based on historical payment patterns to estimate incurred claims. Changes in payment patterns and claims trends can result in changes to prior years' claims estimates.

                  BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN

6.  DEBT

    The Company has a bank line-of-credit which permits aggregate borrowings to $30,000,000. The line-of-credit is with a commercial bank, and has an adjustable rate with interest payments due quarterly. The Company's outstanding line-of-credit balance was $11,175,000 and $13,615,000 at December 31, 1999 and 1998, respectively. The interest expense on the line-of-credit was $553,000, $115,000 and $215,000 in 1999, 1998 and 1997, respectively. The 1999 weighted average interest rate on the line-of-credit was 6.2%.

7.  RELATED-PARTY TRANSACTIONS

    As of September 11, 1998, UWS assumed a $70,000,000 note obligation to the Company in connection with the spin-off in 1998 of AMSG's managed care companies and specialty business. The spin-off involved the creation of a new corporation that subsequently became UWS. UWS pledged the common stock of certain subsidiaries as collateral for the note obligation. Interest is payable quarterly at a rate equal to the London Interbank Offered Rate plus 1.25%, adjusted quarterly. On October 13, 1999, the maturity date of the principal balance was extended from October 30, 1999 to April 30, 2001. The Company intends to refinance this $70,000,000 note obligation with a maturity date subsequent to December 31, 2001. This note receivable has been classified as non-current in the accompanying September 30, 2000 balance sheet.

    UWS provides marketing, underwriting, actuarial and certain administrative services to the Company. In addition, the Company provides office space to UWS. These activities are reimbursed at amounts approximating cost, which resulted in allocations to UWS of $11,959,000, $14,757,000 and $14,564,000 in 1999, 1998 and
1997, respectively, and allocations to the Company of $11,659,000, $8,964,000 and $9,278,000 in 1999, 1998 and 1997, respectively. These amounts are included in selling, general and administrative expenses.

    Certain subsidiaries of UWS provide services to the Company, at market rates, covering hospital bill audits, investigation recovery services, electronic claims clearing and nurseline phone services. The cost of these services to the Company was $2,257,000, $713,000 and $919,000 in 1999, 1998 and
1997, respectively. In addition, the Company provides health insurance to certain of UWS's employees. Premium revenue received from UWS for these services totaled $4,061,000, $2,005,000 and $1,814,000 in 1999, 1998 and 1997,
respectively.

    Certain subsidiaries of UWS provide health, life and other insurance benefits to the employees of the Company. Premium revenue paid by the Company totaled $4,921,000, $4,547,000 and $4,537,000 in 1999, 1998 and 1997,
respectively.

    The Company has an agreement with United Wisconsin Insurance Company ("UWIC"), a wholly-owned subsidiary of UWS, whereby UWIC underwrites the Company's United Dairy Trust insured product. The Company assumes 100% of the premium revenue of these products from UWIC. The assumed premium revenue was $1,843,000, $6,122,000 and $8,430,000 in 1999, 1998 and 1997, respectively.

    Amounts due from/to affiliates, except the $70,000,000 note obligation due from UWS, are related primarily to operating expenses and reinsurance arrangements. Such amounts due from/to affiliates are generally settled on a monthly basis for operating expenses and are settled in accordance with industry practice for reinsurance agreements.

                  BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN

7.  RELATED-PARTY TRANSACTIONS (CONTINUED)
    Management believes the above stated related-party activities were entered into on a reasonable basis and include all costs of doing business.

    Certain members of the board of directors of the Company are also on the boards of directors of UWS and AMSG.

8.  INCOME TAXES

    Prior to January 1, 1999, UGS was operated as a division of BCBSUW. As of that date, United Government Services, LLC, a single member limited liability company ("LLC"), was formed to continue the operations of UGS. UGS will continue to be treated as a division of BCBSUW for income tax purposes. BCBSUW files separate federal and state income tax returns, while UGS is treated as a disregarded entity for tax purposes.

    The Company had net federal income tax receivables of $11,776,000 and $12,057,000 at December 31, 1999 and 1998, respectively. The Company has federal net operating loss ("NOL") carryforwards totaling $72,325,000 which expire in the years 2011 through 2019, and alternative minimum tax ("AMT") NOL carryforwards totaling $55,050,000. The Company has state net business loss carryforwards totaling $162,657,000 at December 31, 1999, which expire in the years 2000 through 2014. The Company had federal and state income tax refunds, net of payments in 1999 of $280,000 and federal and state tax payments, net of refunds of $12,059,000 in 1998.

    The Company had no income tax expense or benefit in 1999 due to the current year operating losses and the change in the valuation allowance which offset the change in the net deferred tax asset. Current tax benefit in 1998 and 1997 was $78,000 and $2,785,000, respectively. There was no deferred tax expense in 1998 and 1997.

    The components of deferred income tax expense include changes in pension and other employee benefit accruals, deferred gain on sale of real estate, deferred acquisition costs, and NOL and credit carryforwards. A valuation allowance of $31,825,000 and $13,217,000 has been recorded at December 31, 1999 and 1998, respectively. The valuation allowance relates primarily to the deferred federal and state tax assets associated with NOL and tax credit carryforwards.

    The components of income tax expense (benefit) are as follows:

                                                               YEARS ENDED DECEMBER 31,
                                                         ------------------------------------
                                                           1999          1998          1997
                                                         --------      --------      --------
                                                                    (IN THOUSANDS)
Current:
  Federal..........................................        $ --          $78         $(2,788)
  State............................................          --           --               3
                                                           ----          ---         -------
                                                             --           78          (2,785)

Deferred:
  Federal..........................................          --           --              --
  State............................................          --           --              --
                                                           ----          ---         -------
                                                           $ --          $78         $(2,785)
                                                           ====          ===         =======

                  BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN

8.  INCOME TAXES (CONTINUED)
    The differences between taxes computed at the federal statutory rate and recorded income taxes are as follows:

                                                        YEARS ENDED DECEMBER 31,
                                                     ------------------------------
                                                       1999       1998       1997
                                                     --------   --------   --------
                                                             (IN THOUSANDS)
Net operating income (loss) before equity of
  affiliates:
  Tax at federal statutory rate....................  $(8,023)    $  513    $(3,616)
  Valuation allowance..............................   18,608     (1,752)     2,365
  Prior period adjustment..........................   (8,600)        --         --
  Other, net.......................................   (1,985)     1,161     (1,534)
                                                     -------     ------    -------
                                                     $    --     $  (78)   $(2,785)
                                                     =======     ======    =======

    Significant components of the Company's federal and state deferred tax liabilities and assets are as follows:

                                                         DECEMBER 31, 1999     DECEMBER 31, 1998
                                                        -------------------   -------------------
                                                        FEDERAL     STATE     FEDERAL     STATE
                                                        --------   --------   --------   --------
Deferred tax liabilities:
  Depreciation........................................  $   (327)  $    (74)  $   (293)  $   (68)
  Claims-based receivables............................      (529)      (119)        --        --
  Pension accrual.....................................   (11,148)    (2,516)    (9,229)   (2,144)
  Deferred acquisition costs..........................    (3,091)      (698)    (2,746)     (638)
  Unrealized gains on investments.....................        --         --     (2,091)     (527)
  Interest expense....................................    (1,555)      (351)    (1,674)     (389)
  Federal effect of state taxes.......................    (2,993)        --     (2,908)       --
                                                        --------   --------   --------   -------
                                                         (19,643)    (3,758)   (18,941)   (3,766)

Deferred tax assets:
  Postretirement benefits other than pensions.........     3,215        726      3,806       884
  Deferred gain on sale of building...................     1,187        268      1,331       309
  Deferred compensation...............................     2,098        474      1,662       386
  Medical and other benefits payable discounting......     1,195        270      1,077       250
  Unrealized losses on investments....................       212         48         --        --
  Net operating loss carryforwards....................    25,314     12,850      5,923     8,622
  Bad debt reserve allowance..........................     1,859        420      1,707       397
  AMT credit..........................................     2,963         --      2,963        --
  Charitable contributions............................        --         --      1,515       459
  Other, net..........................................     2,397        539      2,079       484
  Valuation allowance.................................   (20,036)   (11,789)    (4,665)   (8,552)
                                                        --------   --------   --------   -------
                                                          20,404      3,806     17,398     3,239
                                                        --------   --------   --------   -------
Net deferred tax assets (liabilities).................  $    761   $     48   $ (1,543)  $  (527)
                                                        ========   ========   ========   =======

    The federal deferred benefit arising from the deductibility of state deferred tax is included as a component of other federal deferred taxes. The net deferred tax assets and liabilities are included in other current or other non-current assets and liabilities, as applicable.

                  BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN

9.  COMMITMENTS AND CONTINGENCIES

LONG-TERM CONTRACT

    On October 1, 1998, the Company entered into an agreement with a service bureau to obtain certain electronic data processing services for the Company and an affiliate. The agreement has a term of five years, with options to extend for two additional one-year renewal periods. Expenses to this service bureau were $13,945,000 and $6,931,000 for the years ended December 31, 1999 and 1998, respectively.

OPERATING LEASES

    The Company has operating leases for office space, EDP equipment, automobiles, software and terminal lines. Future minimum lease payments under noncancelable operating leases with initial or remaining lease terms in excess of one year at December 31, 1999 were $30,997,000 in total. Individually, the lease payments are $4,931,000, $4,924,000, $4,798,000, $4,777,000, $4,449,000
and $7,118,000 for the years ended December 31, 2000, 2001, 2002, 2003, 2004 and thereafter, respectively. Rental expense totaled $13,404,000, $10,855,000 and $12,025,000 for 1999, 1998 and 1997, respectively.

EXTENSION OF CREDIT

    The Company has an outstanding line-of-credit in the amount of $15,000,000 available to Health Professionals of Wisconsin, Inc. The outstanding balance as of December 31, 1999, which originated in 1997, was $3,000,000.

LITIGATION

    The Company and its affiliates are involved in various legal actions occurring in the normal course of business. In the opinion of management, adequate provision has been made for losses which may result from these actions and, accordingly, the outcome of these proceedings is not expected to have a material adverse effect on the consolidated financial statements.

10.  STATUTORY FINANCIAL INFORMATION

    Insurance companies are subject to regulation by the Office of the Commissioner of Insurance of the State of Wisconsin and certain other state insurance regulators. These regulations require, among other matters, the filing of financial statements prepared in accordance with statutory accounting practices prescribed or permitted for insurance companies. Such accounting practices differ from generally accepted accounting principles. The most significant of these differences is the requirement that the Company's investments in UWS and AMSG be valued at 87% of the fair value of the shares owned for 1998 and the statutory book value starting in 1999, in accordance with the National Association of Insurance Commissioners. The total surplus as reported on a statutory basis at December 31, 1999, 1998 and 1997 were $142,424,000, $198,515,000 and $228,075,000, respectively. The net results of operations on a statutory basis were a net income (loss) of $(22,226,000) in 1999, $1,843,000 in 1998 and $(4,772,000) in 1997.

    During 1998, the National Association of Insurance Commissioners ("NAIC") adopted Codification of Statutory Accounting Principals ("Codification") which provide interpretive guidance on statutory accounting principles and will replace the current manual of Accounting Practices and Procedures adopted by the NAIC commissioners. In addition, the NAIC is now considering

                  BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN

10. STATUTORY FINANCIAL INFORMATION (CONTINUED) amendments to Codification that would be effective on the recommended implementation date of January 1, 2001. Such amendments could have a significant impact on Codification guidelines. Codification provides new interpretive guidance for some existing statutory accounting principles in some areas, and requires the filing of new insurance reports for statutory purposes. Management believes Codification will have a significant negative impact on the statutory surplus of BCBSUW. Depending on the final resolution of pending amendments to Codification and collection of provider receivables, BCBSUW may be required to obtain additional capital or implement other measures, such as securing new reinsurance treaties, to mitigate the impact of Codification on surplus and risk-based capital.

    State insurance regulations also require the maintenance of a minimum compulsory surplus based on a percentage of premiums written. In addition, the Company's insurance subsidiaries are subject to risk-based capital ("RBC") requirements promulgated by the NAIC. The RBC requirements establish minimum levels of capital and surplus based upon the insurer's operations. At
December 31, 1999, the Company was in compliance with these capital surplus requirements. As of September 30, 2000, statutory compulsory surplus and regulatory minimum compulsory surplus, as calculated and permitted by the OCI, were $38,744,000 and $51,232,000, respectively.

11.  EMPLOYEE BENEFIT PLANS

PENSION AND POSTRETIREMENT BENEFITS

    The Company and certain of its affiliates participate in a multiple employer defined benefit pension plan (the "BCBSUW Plan"). Coincident with the reorganization of UGS, a portion of the Plan's assets and liabilities were spun-off to a new UGS Pension Plan (the "UGS Plan"). Beginning January 1, 1999, the UGS Plan provided retirement benefits for current UGS employees and past retirees, including benefits accrued prior to 1999, on the same basis as had been provided under the BCBSUW Plan. The BCBSUW and UGS Plans provide retirement benefits to covered employees based primarily on compensation and years of service. No contributions were made in 1999, 1998 or 1997.

    Prior to December 31, 1998, separate salaried and hourly pension plans existed. These plans were merged into a single plan in an effort to reduce administrative expenses and streamline communication with plan participants. The merger had no material effect on pension assets, liabilities or funding levels.

    The Company also has postretirement benefit plans to provide certain medical, dental, and vision benefits and life insurance for certain groups of retired employees. Such plans were amended in 1997 to limit the Company's financial contribution in future periods. No benefits will be provided for individuals hired after the effective dates of these amendments.

                  BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN

11.  EMPLOYEE BENEFIT PLANS (CONTINUED)

    The following table summarizes the change in the pension and postretirement benefit obligations as of December 31, 1999 and 1998:

                                                PENSION           POSTRETIREMENT
                                          -------------------   -------------------
                                            1999       1998       1999       1998
                                          --------   --------   --------   --------
                                                       (IN THOUSANDS)
Benefit obligation at beginning of
  year..................................  $76,822    $68,884    $10,928    $ 9,979
  Service cost..........................    1,988      2,047        206        183
  Interest cost.........................    5,175      5,334        737        764
  Plan amendments.......................       --         --      1,003         --
  Actuarial (gains) losses..............   (3,508)     6,908      1,338        749
  Company transfers.....................      890       (270)        --         --
  Special Termination Benefits..........       --        770         --         --
  Benefits paid.........................   (4,597)    (6,851)    (1,036)      (747)
                                          -------    -------    -------    -------
Benefit obligation at end of year.......  $76,770    $76,822    $13,176    $10,928
                                          =======    =======    =======    =======

    The pension and postretirement plans' assets are comprised primarily of debt, equity and other marketable securities, including 700,000 shares of UWS stock, held by the BCBSUW Plan, with a fair value of $2,975,000 at December 31, 1999. The plan received dividends in the amount of $35,000 during 1999. The plan did not own any UWS stock at December 31, 1998. The following table summarizes the change in the pension and postretirement plan assets as of December 31, 1999 and 1998:

                                                PENSION           POSTRETIREMENT
                                          -------------------   -------------------
                                            1999       1998       1999       1998
                                          --------   --------   --------   --------
                                                       (IN THOUSANDS)
Fair value of plan assets at beginning
  of year...............................  $108,256   $118,648    $3,611     $   --
  Employer contributions................        --         --       242      4,241
  Actual return on plan assets..........    17,792     (3,271)      235        117
  Company transfers.....................       890       (270)       --         --
  Benefits paid.........................    (4,597)    (6,851)   (1,036)      (747)
                                          --------   --------    ------     ------
Fair value of plan assets at end of
  year..................................  $122,341   $108,256    $3,052     $3,611
                                          ========   ========    ======     ======

    The following table provides a reconciliation of the funded status of the plans to the prepaid pension and (accrued) postretirement costs at December 31, 1999 and 1998:

                                               PENSION           POSTRETIREMENT
                                         -------------------   -------------------
                                           1999       1998       1999       1998
                                         --------   --------   --------   --------
                                                      (IN THOUSANDS)
Funded status of plan at end of year...  $45,571    $31,434    $(10,124)  $ (7,317)
  Unrecognized net transition asset....   (2,664)    (3,800)         --         --
  Unrecognized prior service cost......   (6,123)    (7,136)     (1,040)    (2,225)
  Unrecognized net (gain)..............   (5,174)     6,647        (662)    (2,031)
                                         -------    -------    --------   --------
Prepaid (accrued) at end of year.......  $31,610    $27,145    $(11,826)  $(11,573)
                                         =======    =======    ========   ========

                  BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN

11.  EMPLOYEE BENEFIT PLANS (CONTINUED)
    The 1999 combined ending prepaid pension balance consists of $31,851,000 for the BCBSUW Plan and ending accrued pension liability of $241,000 for the UGS Plan.

    Weighted-average assumptions used as of September 30, 1999 and 1998, the measurement date, in developing the projected benefit obligations are as follows:

                                                     PENSION           POSTRETIREMENT
                                               -------------------   -------------------
                                                 1999       1998       1999       1998
                                               --------   --------   --------   --------
Discount rate................................   7.00%      7.00%      7.00%      7.00%
Rate of compensation increase................   4.75%      4.75%        N/A        N/A
Healthcare cost trend rate...................     N/A        N/A      5.00%      5.00%
Expected rate of return on plan assets.......   9.00%      9.00%        N/A        N/A
    Union....................................     N/A        N/A      7.50%      8.00%
    Non-union................................     N/A        N/A      4.50%      5.00%

    The unrecognized net asset is being amortized over the remaining estimated service lives of participating employees at January 1, 1986: 15.4 years for salaried employees and 16.9 years for hourly employees.

    The effect of a 1% increase in the medical trend rate would be a $1,290,000 increase in the benefit obligation as of September 30, 1999.

    The components of the pension credit and postretirement benefit cost, which are included in selling, general and administrative expenses, for the years ended December 31, 1999 and 1998 are as follows:

                                                                   PENSION                       POSTRETIREMENT
                                                        ------------------------------   ------------------------------
                                                          1999       1998       1997       1999       1998       1997
                                                        --------   --------   --------   --------   --------   --------
                                                                                (IN THOUSANDS)
Service cost..........................................  $ 1,988    $ 2,047    $ 1,601      $206       $183       $233
Interest cost.........................................    5,175      5,334      5,246       737        764        804
Expected return on plan assets........................   (9,483)    (9,012)    (8,297)     (224)      (162)        --
Net amortization of transition asset..................   (1,137)    (1,283)    (1,283)       --         --         --
Amortization of prior service cost....................   (1,013)    (1,013)    (1,013)     (182)      (182)      (147)
Amortization of unrecognized (gain) loss..............        4         --         11       (42)      (107)       (88)
Special termination benefits..........................       --        770         --        --         --         --
                                                        -------    -------    -------      ----       ----       ----
Pension (credit) and postretirement benefit cost
  for the year........................................  $(4,466)   $(3,157)   $(3,735)     $495       $496       $802
                                                        =======    =======    =======      ====       ====       ====

DEFINED CONTRIBUTION AND BONUS PLANS

    The Company participates in defined contribution plans whereby the employer contributes a percentage of participants' qualifying compensation up to certain limits, as defined by the plans. The Company also established various other profit-sharing and bonus programs. Expenses related to all of these plans totaled $2,128,000, $4,115,000 and $2,790,000 in 1999, 1998 and 1997,
respectively.

                  BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN

11.  EMPLOYEE BENEFIT PLANS (CONTINUED)
STOCK-BASED COMPENSATION PLANS

    In 1993, the Company created a stock appreciation rights plan ("SAR") plan for employees. As of December 31, 1999, the number of shares outstanding was 249,557. The Company's outstanding SAR balance was $34,000, $123,000 and $172,154 at December 31, 1999, 1998 and 1997, respectively. The expense, which did not have a significant impact on the statement of operations in 1999, 1998 and 1997, is included in selling, general and administrative expenses.

12.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

    Selected quarterly financial data for the years ended December 31, 1999, 1998 and 1997, and for the nine months ended September 30, 2000 are as follows:

                                                                  QUARTER
                                            ----------------------------------------------------
                                             FIRST      SECOND     THIRD      FOURTH     TOTAL
                                            --------   --------   --------   --------   --------
                                                               (IN THOUSANDS)
2000
Total revenues............................  $146,267   $155,424   $167,492
Loss before income tax....................    (7,908)    (8,427)   (10,434)
Net loss..................................    (7,908)    (8,427)   (10,983)

1999
Total revenues............................  $118,810   $128,219   $131,293   $137,366   $515,688
Income (loss) before income tax...........     3,023     (4,299)   (19,499)   (21,972)   (42,747)
Net income (loss).........................     2,973     (4,249)   (19,499)   (21,972)   (42,747)

1998
Total revenues............................  $104,049   $104,684   $110,950   $112,752   $432,435
Income (loss) before income tax...........     4,018        716      1,655     (1,116)     5,273
Net income (loss).........................     4,018        716      1,805     (1,188)     5,351

1997
Total revenues............................  $103,634   $ 99,054   $102,491   $103,010   $408,189
Income (loss) before income tax...........     6,172     (6,867)     1,438     (2,927)    (2,184)
Net income (loss).........................     5,459     (5,051)     1,684     (1,491)       601

13.  SEGMENT REPORTING (UNAUDITED)

    The Company has three reportable business segments: insured products, self-funded products and government contracts. Insured products include: full coverage, copayment, preferred provider organization, point of service, Medicare supplement and interim coverage. The self-funded segment provides administrative services and access to BCBSUW's extensive provider network for uninsured contracts. Government contracts include processing services for Medicare providers throughout the United States and for Medicaid in the State of Wisconsin.

    "Other Operations" includes operations not directly related to the business segments, unallocated corporate items (i.e. corporate interest expense on corporate debt, amortization of goodwill and unallocated overhead expenses) and intercompany eliminations. The Company evaluates segment performance based on profit or loss from operations before income taxes. The accounting policies of

                  BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN

13. SEGMENT REPORTING (UNAUDITED) (CONTINUED) the reportable segments are the same as those described in the summary of significant accounting policies.

    Financial data by segment is as follows:

                                             NINE MONTHS ENDED             YEARS ENDED
                                               SEPTEMBER 30,               DECEMBER 31,
                                            -------------------   ------------------------------
                                              2000       1999       1999       1998       1997
                                            --------   --------   --------   --------   --------
                                                (UNAUDITED)               (IN THOUSANDS)
                                              (IN THOUSANDS)
Health services revenue:
  Insured.................................  $395,448   $306,579   $420,357   $361,965   $345,903
  Self-funded.............................    18,168     19,581     25,970     25,302     20,606
  Government contracts....................    49,910     36,747     52,259     31,667     23,333
  Other operations........................    (1,837)      (903)    (1,408)        --         --
                                            --------   --------   --------   --------   --------
    Total consolidated....................  $461,689   $362,004   $497,178   $418,934   $389,842
                                            ========   ========   ========   ========   ========

Investment results:
  Insured.................................  $  6,668   $ 15,115   $ 17,083   $ 12,392   $ 17,026
  Self-funded.............................       306        965      1,052        862      1,010
  Government contracts....................       520        238        375        247        311
                                            --------   --------   --------   --------   --------
    Total consolidated....................  $  7,494   $ 16,318   $ 18,510   $ 13,501   $ 18,347
                                            ========   ========   ========   ========   ========

Income (loss) before income tax expense
  (benefit):
    Insured...............................  $(31,303)  $  5,034   $ (4,894)  $ 14,756   $  9,310
    Self-funded...........................    (7,766)   (12,319)   (16,365)   (15,550)   (19,672)
    Government contracts..................       875        683      1,202      2,076      1,321
    Other operations......................    (2,358)   (14,173)   (22,690)     3,991      6,857
                                            --------   --------   --------   --------   --------
      Total consolidated..................  $(40,552)  $(20,775)  $(42,747)  $  5,273   $ (2,184)
                                            ========   ========   ========   ========   ========

                                                                 DECEMBER 31,
                                             SEPTEMBER 30,    -------------------
                                                  2000          1999       1998
                                             --------------   --------   --------
                                              (UNAUDITED)       (IN THOUSANDS)
                                             (IN THOUSANDS)
Total assets:
  Insured..................................      $171,746     $158,772   $184,493
  Self-funded..............................       180,166      209,233    243,128
  Government contracts.....................        17,301       13,395     15,565
                                                 --------     --------   --------
    Total consolidated.....................      $369,213     $381,400   $443,186
                                                 ========     ========   ========

                  BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN

13.  SEGMENT REPORTING (UNAUDITED) (CONTINUED)
    Total assets, including investment in affiliates, are allocated between insured and self-funded based on the percentage of premium revenue.

                                              NINE MONTHS                  YEARS ENDED
                                          ENDED SEPTEMBER 30,              DECEMBER 31,
                                         ----------------------   ------------------------------
                                           2000          1999       1999       1998       1997
                                         --------      --------   --------   --------   --------
                                              (UNAUDITED)                 (IN THOUSANDS)
                                             (IN THOUSANDS)
Health services revenue from
  transaction with other operating
  segments:
    Insured............................  $(1,837)       $(903)    $(1,408)      --         --

14.  BCBSUW CONVERSION

    BCBSUW's Board of Directors announced in June of 1999 its intention to convert BCBSUW from a service insurance corporation to a stockholder owned corporation. On March 28, 2000, the Wisconsin Commissioner of Insurance issued an order which allows BCBSUW to convert to a stock form of ownership by completing a merger with UWS. In conjunction with the planned change in corporate structure of BCBSUW, a special committee of the Company's board of directors has been elected to negotiate the terms of the merger with UWS.

                                                                         ANNEX A

                                 EXCHANGE AGREEMENT

                                     AMONG

                        UNITED WISCONSIN SERVICES, INC.,

                  BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN

                                      AND

                           WISCONSIN BC HOLDINGS LLC

                               TABLE OF CONTENTS

Article I The Combination..........................................................   A-2
         Section 1.01  The Exchange of Shares......................................   A-2
         Section 1.02  Closing.....................................................   A-2
         Section 1.03  Deliveries at Closing                                          A-2

Article II Representations and Warranties of BCBSUW and Holdings...................   A-2
         Section 2.01  Organization and Authority..................................   A-2
         Section 2.02  Authority Relative to this Agreement........................   A-2
         Section 2.03  No Conflict; Required Filings and Consents..................   A-2
         Section 2.04  [Intentionally Omitted].....................................   A-3
         Section 2.05  Subsidiaries and Affiliates.................................   A-3
         Section 2.06  [Intentionally Omitted].....................................   A-3
         Section 2.07  Financial Statements........................................   A-3
         Section 2.08  Insurance Company Financial Statements......................   A-4
         Section 2.09  Receivables.................................................   A-4
         Section 2.10  Absence of Certain Changes..................................   A-4
         Section 2.11  Litigation..................................................   A-6
         Section 2.12  Compliance with Laws........................................   A-6
         Section 2.13  Tax Returns and Audits......................................   A-6
         Section 2.14  Title to Properties.........................................   A-7
         Section 2.15  Contracts and Commitments...................................   A-7
         Section 2.16  Employee Relations..........................................   A-7
         Section 2.17  [Intentionally Omitted].....................................   A-8
         Section 2.18  Intellectual Property.......................................   A-8
         Section 2.19  Environmental Matters.......................................   A-8
         Section 2.20  Contingent or Undisclosed Liabilities.......................   A-9
         Section 2.21  Insurance...................................................  A-10
         Section 2.22  Related Party Transactions..................................  A-10
         Section 2.23  Registration Statement, Etc.................................  A-10
         Section 2.24  Change of Control Provisions................................  A-10
         Section 2.25  Brokers and Finders.........................................  A-10
         Section 2.26  Disclosure..................................................  A-10
         Section 2.27  Organization and Authority..................................  A-11
         Section 2.28  Authority Relative to this Agreement........................  A-11
         Section 2.29  No Conflict; Required Filings and Consents..................  A-11
         Section 2.30  Interim Operations of Holdings..............................  A-11
         Section 2.31  Ownership of Holdings.......................................  A-11
         Section 2.32  Ownership of BCBSUW Shares..................................  A-11

Article III Representations and Warranties of UWS..................................  A-11
         Section 3.01  Organization and Authority..................................  A-12
         Section 3.02  Capitalization..............................................  A-12
         Section 3.03  Authorization...............................................  A-12
         Section 3.04  No Conflict; Required Filings and Consents..................  A-12
         Section 3.05  Subsidiaries................................................  A-12
         Section 3.06  Insurance Company Financial Statements......................  A-13
         Section 3.07  Absence of Certain Changes..................................  A-13
         Section 3.08  Litigation..................................................  A-15
         Section 3.09  Compliance with Laws........................................  A-15
         Section 3.10  Environmental Matters.......................................  A-15

         Section 3.11  Contingent or Undisclosed Liabilities.......................  A-16
         Section 3.12  Change of Control Provisions................................  A-16
         Section 3.13  Registration Statement, Etc.................................  A-16
         Section 3.14  Brokers and Finders.........................................  A-17
         Section 3.15  SEC Filings; Financial Statements...........................  A-17
         Section 3.16  Disclosure..................................................  A-17

Article IV Conduct of Business Prior to the Effective Time.........................  A-17

Article V Additional Agreements....................................................  A-17
         Section 5.01  Access and Information......................................  A-17
         Section 5.02  Registration Statement and Proxy Statement..................  A-18
         Section 5.03  UWS Shareholders Approval...................................  A-18
         Section 5.04  Miscellaneous Agreements and Consents.......................  A-18
         Section 5.05  Interim Financial Statements................................  A-19
         Section 5.06  Hart-Scott-Rodino Compliance................................  A-19
         Section 5.07  Certain Notifications.......................................  A-19
         Section 5.08  Voting Agreement............................................  A-19
         Section 5.09  Sales and Issuances of UWS Stock............................  A-19
         Section 5.10  Press Releases..............................................  A-19
         Section 5.11  Expenses....................................................  A-19
         Section 5.12  Insurance Regulatory Approvals..............................  A-19
         Section 5.13  Dissenters' Rights..........................................  A-20
         Section 5.14  Fiduciary Responsibilities..................................  A-20

Article VI Conditions..............................................................  A-21
         Section 6.01  Conditions to Each Party's Obligations to Consummate the      A-21
                         Combination...............................................
         Section 6.02  Conditions to Obligations of BCBSUW and Holdings to           A-22
                         Consummate the Combination................................
         Section 6.03  Conditions to Obligations of UWS Consummate the               A-23
                         Combination...............................................

Article VII Termination, Amendment.................................................  A-25
         Section 7.01  Termination.................................................  A-25
         Section 7.02  Amendment...................................................  A-25

Article VIII Non-Survival of Representations, Warranties and Agreements............  A-25

Article IX General Provisions......................................................  A-25
         Section 9.01  Notices.....................................................  A-25
         Section 9.02  Miscellaneous...............................................  A-26
         Section 9.03  Waiver; Remedies............................................  A-26
         Section 9.04  Severability................................................  A-27
         Section 9.05  Governing Law...............................................  A-27
         Section 9.06  Third-Party Beneficiaries...................................  A-27
         Section 9.07  Specific Performance........................................  A-27
         Section 9.08  Headings....................................................  A-27
         Section 9.09  Recitals....................................................  A-27
         Section 9.10  "Knowledge".................................................  A-27
         Section 9.11  "Material Adverse Effect"...................................  A-27

EXHIBITS

Exhibit A  Amended and Restated Articles of Incorporation of Cobalt Corporation

Exhibit B  Amended and Restated Bylaws of Cobalt Corporation

                               EXCHANGE AGREEMENT

    THIS AGREEMENT (the "Agreement") dated as of December   , 2000 between
UNITED WISCONSIN SERVICES, INC., a Wisconsin corporation ("UWS"), BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN, a Wisconsin service insurance corporation ("BCBSUW"), and WISCONSIN BC HOLDINGS LLC, a Wisconsin limited liability company ("HOLDINGS").

                                R E C I T A L S

    1. The Wisconsin Office of the Commissioner of Insurance ("OCI") has approved a plan whereby BCBSUW will convert (the "Conversion") from its current status as a service insurance corporation organized under Chapter 613 of the Wisconsin Statutes to a stock insurance corporation organized under Chapter 611 of the Wisconsin Statutes, subject to the terms and conditions set forth in the OCI's Conversion Order dated March 28, 1999 (the "Conversion Order").

    2. The Board of Directors of BCBSUW has formed a special committee of its Board of Directors consisting entirely of outside, independent members of BCBSUW's Board of Directors (the "BCBSUW Special Committee"). The BCBSUW Special Committee has engaged legal and financial advisors and, after consultation with its advisors, the BCBSUW Special Committee has determined that, in connection with the Conversion Order, the Combination (as hereinafter defined) is in the best interest of BCBSUW and the Foundation (as defined below). The BCBSUW Special Committee recommended that this Agreement and the Combination be approved by the Board of Directors of BCBSUW, and the Board of Directors of BCBSUW has adopted the recommendation of the BCBSUW Special Committee.

    3. The Board of Directors of UWS has formed a special committee of the Board of Directors consisting entirely of outside, independent members of UWS's Board of Directors (the "UWS Special Committee"). The UWS Special Committee has engaged legal and financial advisors and, after consultation with its advisors, the UWS Special Committee has determined that the Combination is in the best interest of UWS and the shareholders of UWS other than BCBSUW. The UWS Special Committee recommended that this Agreement and the Combination be approved by the Board of Directors of UWS, and the Board of Directors of UWS has adopted the recommendation of the UWS Special Committee.

    4. This Agreement provides for the combination (the "Combination") of the businesses of UWS and BCBSUW through the exchange by Holdings (which, immediately prior to the Combination, will be the sole shareholder of BCBSUW) of all the issued and outstanding shares of BCBSUW to UWS in exchange for 31,313,390 shares of newly issued common stock, no par value, of UWS constituting seventy-seven and one-half percent (77.5%) of the issued and outstanding stock of UWS immediately following such issuance, plus cash in the amount of Five Hundred Thousand Dollars ($500,000). Immediately following the Combination, BCBSUW will be a wholly-owned subsidiary of UWS.

    5. The Foundation (as defined below) has caused Holdings to be formed for the purpose of effecting the Combination and, as the sole member and manager of Holdings, has approved the Combination and this Agreement.

    6. In connection with the Combination, a special meeting of the shareholders of UWS will be held at which the shareholders will be requested to approve: (a) the Combination and the issuance of shares to Holdings; (b) the adoption of amended and restated Articles of Incorporation, including a new Board of Directors; and (c) the adoption of amended and restated Bylaws.

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties agree as follows:

                                   ARTICLE I
                                THE COMBINATION

    Section 1.01 THE EXCHANGE OF SHARES. Subject to the terms and conditions of this Agreement at the Closing (as hereinafter defined), (i) Holdings shall transfer, assign and deliver to UWS one hundred percent (100%) of the then outstanding shares of capital stock of BCBSUW, exactly as received in the Conversion, and (ii) UWS shall issue, transfer, assign and deliver to Holdings
(A) 31,313,390 shares (the "New Holdings Shares") of newly issued common stock, no par value, of UWS and (B) cash in the sum of Five Hundred Thousand Dollars ($500,000).

    Section 1.02 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Michael Best & Friedrich LLP, 100 East Wisconsin Avenue, Milwaukee, Wisconsin, immediately following the meeting of UWS's shareholders referred to in Section 5.03, or at such other time and place as Holdings, BCBSUW and UWS shall agree.

    Section 1.03 DELIVERIES AT CLOSING. In addition to opinions, certificates and other deliveries provided for by this Agreement, each of Holdings and UWS shall deliver the securities it is obligated to transfer hereunder in such certificated form as is reasonably satisfactory to the transferee, evidencing transfer of good title, free and clear of all liens or encumbrances.

                                   ARTICLE II
             REPRESENTATIONS AND WARRANTIES OF BCBSUW AND HOLDINGS

    BCBSUW hereby represents and warrants to UWS that:

    Section 2.01 ORGANIZATION AND AUTHORITY. BCBSUW is duly organized and validly existing under the laws of the State of Wisconsin and has the requisite power and authority to carry on its business as now being conducted.

    Section 2.02 AUTHORITY RELATIVE TO THIS AGREEMENT. BCBSUW has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by BCBSUW and the performance by BCBSUW of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of BCBSUW and, except as expressly described in this Agreement, no other proceedings on the part of BCBSUW are necessary to authorize this Agreement or to consummate the Combination. This Agreement has been duly and validly executed and delivered by BCBSUW and constitutes the legal, valid and binding obligation of BCBSUW, enforceable against BCBSUW in accordance with its terms, except insofar as enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors rights generally and by principles of equity.

    Section 2.03  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

    (a) Subject to compliance with applicable provisions of the Wisconsin Business Corporation Law ("WBCL"), the execution and delivery of this Agreement by BCBSUW does not, and the performance by BCBSUW of its obligations hereunder will not, (i) conflict with or violate the charter documents, bylaws or other organizational documents of BCBSUW, (ii) conflict with or violate any laws applicable to BCBSUW or by which any of its properties or assets are bound or affected, or (iii) result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a violation, breach or default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which BCBSUW is a party or by which BCBSUW or any property or asset of BCBSUW is bound or affected, except, in the case of clauses (ii) and (iii), for violations, breaches or defaults which would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Combination or result in a Material Adverse Effect as defined in Section 9.12.

    To the Knowledge of BCBSUW, the execution and delivery of this Agreement by each of BCBSUW and Holdings does not, and the consummation of this Agreement by each of BCBSUW and Holdings will not, require any consent, approval, authorization or permit of, or filing with or notification to, any government or subdivision thereof, or any administration, governmental or regulatory authority, agency, commission, tribunal or body, domestic or foreign, except
(i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "1934 Act"), the Securities Act of 1933, as amended (the "1933 Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the OCI, the Blue Cross and Blue Shield Association ("BCBSA"), state regulatory notices and/or approvals in certain states where insurance company subsidiaries transact business, rules of the New York Stock Exchange ("NYSE"), applicable state takeover laws, and the WBCL, and (ii) where the failure to obtain such other consents, approvals, authorizations, or permits, or to make such filings or notifications, would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Combination or result in a Material Adverse Effect.

    Section 2.04  [INTENTIONALLY OMITTED]

    Section 2.05 SUBSIDIARIES AND AFFILIATES. BCBSUW does not have any direct or indirect equity interest in any corporation, partnership, limited liability company or other entity except (a) 7,840,817 shares of common stock of UWS,
(b) 6,209,525 shares of common stock of American Medical Security Group, Inc., a Wisconsin corporation ("AMS"), (c) 100% of the membership interest of United Government Services, LLC ("UGS"), and (d) non-controlling equity interests in various publicly traded issuers, held as part of BCBSUW's investment portfolio. Notwithstanding any provision of this Agreement, and notwithstanding the ownership by BCBSUW of a substantial portion of the outstanding shares of each of UWS and AMS, neither BCBSUW nor Holdings makes any representation or warranty with respect to the business, assets, condition (financial or otherwise), or business prospects of UWS or AMS, or any of their respective subsidiaries, or with respect to contracts, commitments or agreements to which UWS is a party. No equity securities or interests of UGS are, or may become, required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, interests or rights convertible into, shares of capital stock or interests of UGS, and there are no contracts, commitments, understandings or arrangements by which UGS is bound to issue additional equity interests, options, warrants, interests or other rights to purchase or acquire any additional such securities. BCBSUW has pledged five million (5,000,000) shares of common stock of AMS to M&I
Marshall & Ilsley Bank as collateral for borrowings under its line of credit. With that exception, all of the foregoing equity interests are owned by BCBSUW free and clear of any claim, lien, encumbrance or agreement with respect thereto.

    All references in this Agreement to BCBSUW, its business, assets, condition (financial or otherwise) or business prospects and all references to documents, instruments or other agreements to be delivered at Closing shall mean and include BCBSUW and UGS on a consolidated basis, unless the context clearly and specifically limits the meaning solely to BCBSUW.

    Section 2.06  [INTENTIONALLY OMITTED]

    Section 2.07 FINANCIAL STATEMENTS. BCBSUW has provided to UWS (i) the audited consolidated financial statements (including balance sheet and statements of income and cash flow) of BCBSUW for its fiscal years ended December 31, 1997 through December 31, 1999, including in each case all footnotes thereto, certified by Ernst & Young, LLP, BCBSUW's independent accountants (the audited balance sheet as of December 31, 1999 being herein referred to as the "BCBSUW Balance Sheet"), and (ii) the unaudited consolidated financial statements (including balance sheet and statements of income and cash flow) as of November 30, 2000 (collectively, the "Financial Statements"). BCBSUW's books and records of accounts accurately reflect in all material respects all of the assets, liabilities, transactions and results of operations of BCBSUW, and the Financial Statements have been prepared based upon and in conformity therewith. The Financial Statements have been prepared in accordance with generally accepted accounting principles maintained and applied on a consistent basis throughout the indicated periods ("GAAP"), and fairly present in all material respects the consolidated financial condition and results of operation of BCBSUW and its consolidated subsidiaries at the dates and for the relevant periods indicated in accordance with GAAP (subject, in the case of unaudited statements, to normal and recurring year-end adjustments and the absence of footnotes).

    Section 2.08 INSURANCE COMPANY FINANCIAL STATEMENTS. BCBSUW and each subsidiary that is an insurance company (collectively, the "Insurers") has provided UWS access to complete and correct copies of its annual and quarterly statements for the years ended December 31, 1997 through 1999 and for the three quarters ended September 30, 2000, respectively, together with all exhibits and schedules thereto (collectively, the "Statements"). The Statements have been prepared in accordance with Statutory Accounting Practices throughout the periods involved and in accordance with the books and records of said Insurers, except as expressly set forth or disclosed in the notes, exhibits or schedules thereto. The Statements fairly and accurately present in all material respects the assets, liabilities and capital and surplus of said Insurers as of the respective dates thereof in accordance with Statutory Accounting Practices consistently applied. As used in this Agreement, "Statutory Accounting Practices" means the accounting procedures and methods prescribed or permitted by the National Association of Insurance Commissioners as modified by the Department of Insurance for the state of domicile of each Insurer.

    (a) As of September 30, 2000, no Insurer had any material liability, whether accrued, absolute, fixed contingent or otherwise, of a nature required to be reflected on the balance sheet of said Insurer prepared in accordance with Statutory Accounting Practices, which liability is not reflected or reserved against in the balance sheet forming a part of the Statements in accordance with Statutory Accounting Practices, or disclosed in the notes thereto. For the nine months ended September 30, 2000, no Insurer has incurred any material liabilities or obligations (absolute, accrued, fixed contingent, liquidated, unliquidated or otherwise) except liabilities incurred in the ordinary course of business consistent with past practice.

    (b) Each Insurer's statutory capital met, as of December 31, 1999 and September 30, 2000, and will meet as of the Effective Time, the requirements of its state of domicile and was and will be at least as great as the minimum aggregate amount required by each state in which each Insurer was and will be licensed to do direct business.

    Section 2.09 RECEIVABLES. Except as set forth on SCHEDULE 2.09, all accounts, notes and other material receivables of BCBSUW as of September 30, 2000, whether reflected in the Financial Statements or otherwise, represent sales or other transactions in the ordinary course of business, and to the extent not previously collected, are fully collectible, subject to reserves as set forth on the Financial Statements, and none of such receivables or other debts is or will be at the date of the Closing subject to any counterclaim or set-off.

    Section 2.10  ABSENCE OF CERTAIN CHANGES.  Except as set forth on
SCHEDULE 2.10, or as contemplated by this Agreement, since December 31, 1999, BCBSUW has conducted its business only in the ordinary course thereof and has not experienced any changes in its condition (financial or otherwise), assets, liabilities, business or operations which individually or in the aggregate had or could have a Material Adverse Effect. For purposes of this Section, an item shall be deemed "material" if the dollar amount or value associated with such item exceeds $1,000,000. Without limiting the generality of the foregoing sentence, since December 31, 1999, BCBSUW has not:

        (i) in a single transaction or a series of related transactions, sold (including by sale-leaseback), leased, licensed, or otherwise disposed of any assets which individually or in the aggregate, have a fair market value in excess of $1,000,000;

        (ii) paid, discharged or satisfied any material liability or obligation (whether accrued, absolute, contingent or otherwise) other than in the ordinary and usual course of business, or liabilities or obligations shown or reflected on the BCBSUW Balance Sheet or incurred any material liability or obligation except in the ordinary course of business consistent with past practice since the date of the BCBSUW Balance Sheet;

       (iii) prepaid any material expenses, indebtedness or other obligations except in the ordinary and usual course of business;

        (iv) except in the ordinary and usual course of business, permitted or allowed any assets (whether real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind securing an obligation in excess of $1,000,000;

        (v) written off as uncollectible any material notes or accounts receivable;

        (vi) released, waived or terminated any material obligation of any third party to BCBSUW;

       (vii) disposed of or permitted to lapse any rights in, to or for the use of any material patent, trademark, trade name or copyright;

      (viii) settled any material claim, action or lawsuit involving BCBSUW, or amended any tax return in any respect;

        (ix) granted any increase in the base compensation or other payment to any director, officer or employee, whether now or hereafter payable or granted (other than increases in compensation in the ordinary course consistent in timing and amount with past practice) or granted any severance or termination pay (other than for severance pay to employees who are not BCBSUW Related Parties (as defined in Section 2.22) in amounts consistent with BCBSUW's established severance pay practices), or entered into, amended or become obligated under any employment, severance, bonus, profit sharing or other employee benefit arrangement;

        (x) made any material capital expenditure or commitment for additions to property, plant or equipment, or leased or agreed to lease any assets which, if purchased, would be reflected in the property, plant or equipment accounts;

        (xi) made any change in any method of accounting or keeping its books of account or accounting practices;

       (xii) paid any amounts to, or sold or otherwise disposed of any assets to, assets from, or entered into any agreement or arrangement with, any BCBSUW Related Party;

      (xiii) incurred any obligation or liability, including without limitation any liability for nonperformance or termination of any contract, except liabilities incurred in the ordinary and usual course of the business;

       (xiv) incurred or become contingently liable with respect to any indebtedness for borrowed money or guaranteed any such indebtedness, where the aggregate amount of indebtedness so incurred or guaranteed exceeded $1,000,000, or redeemed any long-term debt;

       (xv) entered into or amended any contract, agreement or commitment, or engaged in any transaction, in each case which is material to BCBSUW and which is not in the usual and ordinary course of the business;

       (xvi) amended or proposed to amend its Articles of Incorporation or Bylaws;

      (xvii) acquired or agreed to acquire by merging with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business entity, in a transaction or series of related transactions;

      (xviii) solicited or encouraged any inquiries or proposals regarding, or offers for, or entered into or continued any discussions with, or provided any information to, any third party concerning any sale or transfer of BCBSUW or any of its assets or entered into or consummated any agreement or understanding providing for a sale or transfer of BCBSUW or any of its assets, other than as contemplated herein; or

       (xix) agreed, whether or not in writing, to take any of the actions described in clauses (i)-(xviii) above.

    Section 2.11 LITIGATION. Except as set forth on SCHEDULE 2.11, BCBSUW is not a party to any pending or threatened claim, action, suit, investigation or proceeding, or subject to any order, judgment or decree relating to or affecting BCBSUW which, if decided adversely to BCBSUW, would have a Material Adverse Effect on BCBSUW, nor, to the Knowledge of BCBSUW, is any such claim, action, suit, investigation or proceeding threatened. Except as set forth on
SCHEDULE 2.11, since January 1, 2000, BCBSUW has not been a party to any claim, action, suit, investigation or proceeding outside the ordinary and usual course of business. Except as described on SCHEDULE 2.11, there is no outstanding order, decree or stipulation issued by any federal, state or local authority to which BCBSUW is a party or subject and which adversely affects or may adversely affect BCBSUW's properties, business or prospects.

    Section 2.12 COMPLIANCE WITH LAWS. BCBSUW has conducted and is conducting its business in compliance in all material respects with all applicable laws, regulations and requirements in each jurisdiction in which it conducts (or in the past has conducted) business, including any insurance or insurance-related laws, regulations, rules or requirements, and UWS will not after the Closing incur any material liability or obligation as a result of any noncompliance existing at the Closing or arising or occurring thereafter but based upon conditions extant at the Closing. SCHEDULE 2.12 lists all licenses, registrations and permits, and applications with respect to the business and operations of BCBSUW. BCBSUW currently possesses all governmental approvals, consents, licenses, registrations, and permits necessary to carry on its business as presently conducted and has not received any notice of violation of any laws or notice of any proposed regulations or changes in the requirement of such approvals, consents, licenses, registrations, or permits.

    Section 2.13 TAX RETURNS AND AUDITS. BCBSUW has filed with the appropriate governmental agencies all tax returns required to be filed by it and has paid, or made provision for the payment of, all taxes of every type and description which have or may become due, and such returns accurately reflect BCBSUW's obligations to pay taxes for the periods covered therein. The accruals and reserves for taxes reflected in the Financial Statements are, and on any interim balance sheets to be delivered after the date hereof will be, adequate to pay in full all taxes that have accrued for any period which are not yet due and payable (to the extent that such taxes will not be eliminated by existing net operating losses). Except as set forth on SCHEDULE 2.13, no examination or audit relating to any tax returns is currently in progress of which BCBSUW has received notice, and no waivers of statutes of limitation have been given or requested. The federal income tax liabilities of BCBSUW have been finally determined for all fiscal years to and including the fiscal year ended
December 31, 1986. No correspondence has been received by BCBSUW from any state taxing authority requesting information concerning the extent of BCBSUW's nexus with such state or asserting that BCBSUW has such nexus so as to impose such state's taxing jurisdiction on BCBSUW and BCBSUW does not have a nexus with any state in which it does not currently file tax returns which would allow such state to impose its taxing jurisdiction on BCBSUW.

    Section 2.14  TITLE TO PROPERTIES.

    (a) BCBSUW has good and marketable title to all of its properties and assets, real, personal and mixed, including intangibles, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, and has taken all steps necessary or otherwise required to perfect and protect its rights in and to its properties and assets, including intangibles. To the knowledge of BCBSUW, all properties and assets owned and currently used by BCBSUW in BCBSUW's business are in good condition and repair and are not in violation of any applicable laws, including without limitation building and zoning laws, and no notice of any violation of building or other laws, statutes, ordinances or regulations relating to such business, property or assets has been received by BCBSUW. The surveys of all real property owned by BCBSUW, which have been made available to UWS, are listed on SCHEDULE 2.14, and, except as set forth on SCHEDULE 2.14, disclose that none of the buildings, structures or improvements on any of the real properties owned by BCBSUW encroaches on, and none of the real properties owned by BCBSUW or any building, structure or improvement is encroached upon by, any building, structure or improvement owned by any other person.

    (b) SCHEDULE 2.14 sets forth: (i) a true and complete list of all real property leases of BCBSUW and all personal property leases to which BCBSUW is a party as lessee as of the date hereof involving an annual lease payment of more than $100,000, including an identification of the parties, the property, the term of the lease and the rent or lease payments thereunder, and (ii) a true and complete list of all real property owned by BCBSUW as of the date hereof (collectively, the "Real Property"), including an identification of the property, the record owner and the principal structures on it.

    Section 2.15  CONTRACTS AND COMMITMENTS.  Except as set forth on
SCHEDULE 2.15, or in the footnotes to the Financial Statements, BCBSUW has no written or oral contracts, commitments, or other agreements or arrangements, including any notes, loan agreements, guarantees or other evidences of indebtedness of BCBSUW, involving an aggregate consideration with a value in excess of $100,000, or any contracts, commitments, or other agreements or arrangements with any BCBSUW Related Party. All of such contracts, commitments, or other agreements or arrangements to which BCBSUW is a party or by which any of its assets or properties are bound or affected are in full force and effect and to the Knowledge of BCBSUW, no event or condition has occurred or exists, or is alleged by any of the other parties thereto to have occurred or exist, which constitutes, or with lapse of time or giving of notice might constitute, a default or basis for acceleration under any such contract, commitment, arrangement or other agreement. BCBSUW has not given any revocable or irrevocable power of attorney to any person, firm or corporation for any purpose whatsoever. BCBSUW has made available to UWS a complete and correct copy of all such contracts, commitments, agreements or arrangements that are in written form and written descriptions of all such contracts, commitments, agreements or arrangements that are oral. BCBSUW is not bound by any covenant not to compete or otherwise restricted by any agreement from carrying on or engaging in any business.

    Section 2.16 EMPLOYEE RELATIONS. Except as set forth on SCHEDULE 2.16 BCBSUW is not a party to any collective bargaining agreement covering or relating to any of its employees and has not recognized, is not required to recognize and during the past five years has not received a demand for recognition by any collective bargaining representative or experienced any strikes or work stoppages or slowdowns. To its knowledge, BCBSUW is in compliance in all material respects with all applicable laws, rules and regulations relating to employment or employment practices, including those relating to wages, hours, collective bargaining and the withholding and payment of taxes and contributions, and BCBSUW is in compliance with the Occupational Safety and Health Act and applicable federal civil rights laws. Except as set forth on SCHEDULE 2.16, to the knowledge of BCBSUW, there are no material controversies pending or threatened between BCBSUW and any of its employees.

    Section 2.17  [INTENTIONALLY OMITTED]

    Section 2.18 INTELLECTUAL PROPERTY. SCHEDULE 2.18 sets forth a correct and complete list of all material patents, patent applications, inventions upon which patent applications have not yet been filed, trade names, trademarks, service marks, trademark registrations and applications, copyrights and copyright registrations and applications, and all other rights with respect to intellectual property, both domestic and foreign, presently owned, possessed, used or held by BCBSUW (the "Intellectual Property"). To the knowledge of BCBSUW, and except as noted on SCHEDULE 2.18, BCBSUW owns the entire right, title and interest in and to all Intellectual Property. SCHEDULE 2.18 sets forth a correct and complete list of all licenses granted to BCBSUW by others and to others by BCBSUW. Except as set forth on SCHEDULE 2.18, to the knowledge of BCBSUW, neither the conduct of BCBSUW's business nor any of the products it sells or services it provides infringes upon the rights of any other person, nor does the conduct of any other person's business or any of the products it sells or services it provides infringe upon any of BCBSUW's rights. BCBSUW has no liability for and has not given any indemnification for patent, trademark or copyright infringement as to any products manufactured, used or sold by it or with respect to services rendered by it. The Intellectual Property constitutes all of the material intellectual property that is used in or necessary for the conduct of BCBSUW's business, as presently conducted. Except as set forth on
SCHEDULE 2.18, BCBSUW has not licensed or permitted any third party to use any of the Intellectual Property.

    Section 2.19  ENVIRONMENTAL MATTERS.

    (a)  DEFINITIONS.  As used in this Agreement:

    "Environmental Laws" shall mean, collectively, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act, the federal Comprehensive Environmental Response, Compensation and Liability Act, the federal Toxic Substances Control Act, principles of common law and any other federal, state or local laws, including rules and regulations thereunder, regulating or otherwise affecting or relating to human health or the environment.

    "Environmental Materials" shall mean, collectively, any material, substance, chemical, waste, contaminant or pollutant which is regulated, listed, defined as or determined to be hazardous, extremely hazardous, toxic, dangerous, restricted or a nuisance, or otherwise harmful to human health or the environment, under any Environmental Laws.

    "Hazardous Substances" means hazardous substances as defined under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section9601, et seq. and the Wisconsin Hazardous Substances Spills Law, Section144.76 et seq., Wis. Stats., and all regulations promulgated thereunder.

    (b) NO VIOLATIONS. Except as set forth on SCHEDULE 2.19, to the Knowledge of BCBSUW, BCBSUW has never violated or been threatened with or received a notice, directive, violation report or charge asserting any violation of any Environmental Law.

    (c) NO PROCEEDINGS. Except as set forth on SCHEDULE 2.19, to the Knowledge of BCBSUW, no suit, proceeding or other administrative or legal action has been instituted against BCBSUW by any federal, state or local governmental department or agency or any other person or entity concerning any Environmental Laws.

    (d) CLAIMS FOR REMEDIATION. Except as set forth on SCHEDULE 2.19, to the Knowledge of BCBSUW, BCBSUW has not received from any federal, state or local governmental department or agency or any other person or entity any claim, demand, directive, order or request to investigate, restore, repair, clean up or otherwise remediate, or to contribute to the costs of investigating, restoring, repairing, cleaning up or otherwise remediating the Real Property.

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
    (e) COMPLIANCE. Except as set forth on SCHEDULE 2.19, to the Knowledge of BCBSUW, (i) BCBSUW is in compliance in all material respects with all Environmental Laws, (ii) BCBSUW has obtained all permits, authorizations, licenses, or approvals which are necessary or required under Environmental Laws in connection with the operation of BCBSUW's business, and BCBSUW is in compliance in all material respects with such permits, authorizations, licenses, and approvals, (iii) no asbestos, urea formaldehyde or polychlorinated biphenyls are present on, at, in or under the Real Property, and (iv) none of the assets or operations of BCBSUW is required to be upgraded, modified, or replaced in order to be in compliance with Environmental Laws.

    (f) NO RELEASES. Except as set forth on SCHEDULE 2.19, to the Knowledge of BCBSUW, (i) BCBSUW has not disposed of, spilled, discharged, released or otherwise placed any Environmental Materials, on, at, in or under the Real Property, (ii) no third party has disposed of, spilled, discharged, released or otherwise placed any Environmental Materials on, at, in or under the Real Property or any real property adjacent to the Real Property, and (iii) other than the information provided in (i) and (ii), there has been no release, discharge, leakage, seepage or migration of any Environmental Materials from any aboveground or underground storage tank or any other structure currently or previously located on, at, in or under the Real Property.

    (g) CERTAIN USES. Except as set forth on SCHEDULE 2.19, to the Knowledge of BCBSUW, (i) no septic systems or wells exist on, at, in or under the Real Property, (ii) neither the Real Property has ever been used as a landfill, dump site or any other use which involves the disposal of Environmental Materials on the Real Property in a manner which may subject the UWS to any claim for investigation, remediation or damages, and (iii) except with respect to the storage, use, generation, handling or removal from the Real Property of Environmental Materials in the ordinary course of business consistent with past practice and in compliance with all Environmental Laws, no Environmental Materials are currently located at or ever have been used, generated, treated, stored, disposed of, handled on or removed from the Real Property.

    (h) STORAGE TANKS. Except as set forth on SCHEDULE 2.19, to the Knowledge of BCBSUW, no aboveground or underground storage tanks have ever been located on, at, in or under the Real Property.

    (i)  LIST OF REPORTS AND DISPOSAL SITES.  SCHEDULE 2.19 includes a list of
(i) all environmental investigative reports, studies or assessments (including, but not limited to, Phase I and Phase II assessments), compliance audits, laboratory analytical data, technical reviews, or the like with respect to BCBSUW, the Real Property, BCBSUW's business or any of BCBSUW's assets, copies of which are attached hereto, and (ii) all past and present locations where Environmental Materials which currently are or have been controlled by BCBSUW have been sent, spilled, released, discharged or disposed, to the Knowledge of BCBSUW.

    (j) ASSUMPTION OF LIABILITY. Except as set forth on SCHEDULE 2.19, BCBSUW has not assumed, either contractually or by operation of law, any liability of any person or entity under any Environmental Laws.

    Section 2.20 CONTINGENT OR UNDISCLOSED LIABILITIES. BCBSUW does not have any material debts, liabilities or obligations due or to become due, and there are no claims or causes of action that may be asserted against BCBSUW by any governmental authority or third party which arise with respect to or relate to any period or periods on or prior to the date hereof, regardless of whether such obligations, liabilities or claims are known or unknown, absolute, accrued, contingent or otherwise, except as and to the extent set forth on the BCBSUW Balance Sheet or disclosed in the notes thereto and except for liabilities incurred since January 1, 2000 in the ordinary course of business consistent with past practice.

    Section 2.21 INSURANCE. BCBSUW has in full force and effect the policies of insurance listed in the amounts described on SCHEDULE 2.21 hereto, and all premiums due thereon have been paid and no

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notice of cancellation, termination or increase of premiums has been received by
BCBSUW. BCBSUW does not have any interest in any other insurance policy. No material claims were made against any insurance policy during the past three years.

    Section 2.22  RELATED PARTY TRANSACTIONS.  Except as described on
SCHEDULE 2.22 attached hereto, or as disclosed in the Financial Statements (including the footnotes thereto), BCBSUW (a) has not had any financial transactions or arrangements (other than payment of regular salary to BCBSUW Related Parties who are employees) with any BCBSUW Related Party since
January 1, 1999, and (b) has not and will not have any present or future obligation to enter into any transaction or arrangement with any BCBSUW Related Party. For purposes of this Agreement, the term "BCBSUW Related Party" shall mean (i) UGS, (ii) any officer or director of BCBSUW or UGS, and (iii) any spouse, in-law or lineal descendant of any BCBSUW Related Party. Except as described on SCHEDULE 2.22, to the Knowledge of BCBSUW, no BCBSUW Related Party owns, directly or indirectly, or is a director, member, officer or employee of, or consultant to, any business organization which is a competitor, supplier, or customer having business dealings with BCBSUW or UGS, nor does any BCBSUW Related Party own any assets or properties which are used in BCBSUW's or UGS's business.

    Section 2.23 REGISTRATION STATEMENT, ETC. None of the information to be supplied by BCBSUW insofar as such information relates to BCBSUW and such information is furnished in writing by or on behalf of BCBSUW expressly for use in (i) a Registration Statement to be filed with the Securities and Exchange Commission (the "Commission") by UWS for the purpose of registering the New Holding Shares (the "Registration Statement"), (ii) the proxy statement to be mailed to the shareholders of UWS (the "Proxy Statement") in connection with the meeting of shareholders to be called to consider and vote upon the Combination, and (iii) any other documents to be filed with the Commission in connection with the transactions contemplated hereby, at the respective times such documents are filed with the Commission and, in the case of the Registration Statement, when it becomes effective, and with respect to the Proxy Statement, when mailed, shall be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. In the case of the Proxy Statement or any amendment thereof, none of such information at the time of the meeting of shareholders referred to in
Section 5.03 hereof shall be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting.

    Section 2.24  CHANGE OF CONTROL PROVISIONS.  Except as disclosed on
SCHEDULE 2.24, no director, officer or employee of BCBSUW will be entitled to receive additional compensation, other payments or other rights (whether as a result of any employee benefit plan, program or arrangement, any contract or other agreement, or otherwise) as a result of the execution of this Agreement, the consummation of the Combination, the consummation of any of the other transactions contemplated hereby or otherwise in connection with a change of control of BCBSUW.

    Section 2.25 BROKERS AND FINDERS. Neither BCBSUW nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders' fees, and no broker or finder has acted directly or indirectly for BCBSUW in connection with this Agreement or the transactions contemplated hereby except for the fees of Bear, Stearns & Co., Inc. and except for financial advisory fees incurred on behalf of the OCI in connection with the Combination and the transactions contemplated by this Agreement.

    Section 2.26 DISCLOSURE. No representation, warranty or other statement by BCBSUW herein or in the schedules hereto, or in any other document entered into in connection with this Agreement, contains or will contain an untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

    Holdings hereby represents and warrants to UWS that:

    Section 2.27 ORGANIZATION AND AUTHORITY. Holdings is a single-member, member-managed limited liability company duly organized and validly existing under the laws of the State of Wisconsin and has the requisite power and authority to carry on its business as now being conducted.

    Section 2.28 AUTHORITY RELATIVE TO THIS AGREEMENT. Holdings has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Holdings and the consummation by Holdings of the Combination have been duly and validly authorized by all necessary action on the part of Holdings and, except as expressly described in this Agreement, no other proceedings on the part of Holdings are necessary to authorize this Agreement or to consummate the Combination. This Agreement has been duly and validly executed and delivered by Holdings and constitutes the legal, valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms, except insofar as enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement or creditors rights generally and by principles of equity.

    Section 2.29  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

    (a) Subject to compliance with applicable provisions of the WBCL, the execution and delivery of this Agreement by Holdings does not, and the consummation of the Combination by Holdings will not, (i) conflict with or violate the articles of organization or other organizational documents of Holdings, (ii) conflict with or violate any laws applicable to Holdings or by which any of its properties or assets are bound or affected, or (iii) result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a violation, breach or default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Holdings is a party or by which Holdings or any property or assets of Holdings is bound or affected, except, in the case of clauses (ii) and (iii), for violations, breaches or defaults which would not, individually or in the aggregate, be reasonably expected to present or materially delay the consummation of the Combination or result in a Material Adverse Effect as defined in Section 9.12.

    Section 2.30 INTERIM OPERATIONS OF HOLDINGS. Holdings was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities (other than those incident to its organization and the execution of this Agreement) and has conducted its operations only as contemplated hereby. On the date of this Agreement, Holdings owns no material assets and has no liabilities, except for liabilities under this Agreement.

    Section 2.31 OWNERSHIP OF HOLDINGS. Wisconsin United for Health Foundation, Inc., a Wisconsin non-stock corporation ("Foundation"), is the sole member and in such capacity, is the managing entity of Holdings.

    Section 2.32 OWNERSHIP OF BCBSUW SHARES. Upon the effectiveness of the Conversion, Holdings shall own, and Holdings shall, at the Closing, convey to UWS, all the issued and outstanding capital stock of BCBSUW, free and clear of any claim, lien, encumbrance or agreement with respect thereto.

                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF UWS

    All references in this Agreement to UWS, its business, assets, condition (financial or otherwise) or business prospects and all references to documents, instruments or other agreements to be delivered at Closing shall mean and include UWS and each corporation, partnership, limited liability company or other entity in which UWS has a direct or indirect controlling equity interest (each, a "UWS Controlled Subsidiary").

    UWS represents and warrants to BCBSUW and Holdings that:

    Section 3.01 ORGANIZATION AND AUTHORITY. UWS is duly organized and validly existing under the laws of the State of Wisconsin with power to own its property and to carry on its business as now being conducted.

    Section 3.02 CAPITALIZATION. The authorized capital stock of UWS consists of (i) 50,000,000 shares of common stock, no par value per share, of which 16,939,682 shares were issued and outstanding on December 18, 2000, and
(ii) 500,000 shares of preferred stock, no par value per share, of which no shares are issued and are outstanding. The New Holdings Shares will, when issued in accordance with the terms of the Combination, be validly issued, fully paid and nonassessable, subject to Section 180.0622(2)(b) of the WBCL and judicial interpretations thereof.

    Section 3.03 AUTHORIZATION. UWS has all necessary power and authority to enter into this Agreement and to carry out its obligations hereunder and thereunder. The transactions contemplated hereby and thereby have been duly authorized by UWS's Board of Directors, and, except for shareholder approval in accordance with applicable law, no other corporate proceedings on the part of UWS are necessary to authorize this Agreement and the transactions contemplated hereby and thereby. This Agreement is a valid and binding obligation of UWS enforceable against UWS in accordance with its terms, except insofar as enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors rights generally and by principles of equity. Other than in connection with or in compliance with the provisions of the WBCL, applicable state takeover laws, the 1933 Act, the 1934 Act, the OCI, the BCBSA, state regulatory notices and/or approvals in certain states where UWS insurance company subsidiaries transact business, and the HSR Act, no notice to, filing with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by UWS of the transactions contemplated by this Agreement.

    Section 3.04 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. Subject to compliance with applicable provisions of the WBCL, the execution and delivery of this Agreement by UWS does not, and the consummation of the Combination by UWS will not, (i) conflict with or violate the charter documents, bylaws or other organizational documents of UWS, (ii) conflict with or violate any laws applicable to UWS or by which any of its properties or assets are bound or affected, or (iii) result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both wold become a violation, breach or default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which UWS is a party or by which UWS or any property or asset of UWS is bound or affected, except, in the case of clauses (ii) and (iii), for violations, breaches or defaults which would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Combination or result in a Material Adverse Effect as defined in Section 9.12.

    Section 3.05 SUBSIDIARIES. SCHEDULE 3.05 sets forth all UWS Controlled Subsidiaries. UWS is, directly or indirectly, the record and beneficial owner of the percentage of the outstanding shares of capital stock or other interests of each of the UWS Controlled Subsidiaries shown on SCHEDULE 3.05. Except as set forth on SCHEDULE 3.05, no equity securities or interests of any of the UWS Controlled Subsidiaries are, or may become, required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, interests or rights convertible into, shares of capital stock or interests of any UWS Controlled Subsidiaries and there are no contracts, commitments, understandings or arrangements by which any UWS Controlled Subsidiary is bound to issue additional shares of its capital stock options, warrants, interests or other rights to purchase or acquire any additional such securities. Except for the pledge of the common stock of Compcare Health Services Insurance Corporation ("Compcare") to BCBSUW as collateral for a $70 million note, and any disclosures set forth on
SCHEDULE 3.05, all of such equity interests are owned by UWS free and clear of any claim, lien, encumbrance or agreement with respect thereto.

    Section 3.06 INSURANCE COMPANY FINANCIAL STATEMENTS. Each UWS Controlled Subsidiary that is an insurance company (collectively, the "UWS Insurers") has provided BCBSUW access to complete and correct copies of its annual and quarterly statements for the years ended December 31, 1997 through 1999 and for the three quarters ended September 30, 2000, respectively, together with all exhibits and schedules thereto (collectively, the "UWS Statements"). The UWS Statements have been prepared in accordance with Statutory Accounting Practices throughout the periods involved and in accordance with the books and records of said Insurers, except as expressly set forth or disclosed in the notes, exhibits or schedules thereto. The UWS Statements fairly and accurately present in all material respects the assets, liabilities and capital and surplus of said Insurers as of the respective dates thereof in accordance with Statutory Accounting Practices consistently applied.

    (a) As of September 30, 2000, no UWS Insurer had any material liability, whether accrued, absolute, fixed contingent or otherwise, of a nature required to be reflected on the balance sheet of said Insurer prepared in accordance with Statutory Accounting Practices, which liability is not reflected or reserved against in the balance sheet forming a part of the Statements in accordance with Statutory Accounting Practices, or disclosed in the notes thereto. For the nine months ended September 30, 2000, no Insurer has incurred any material liabilities or obligations (absolute, accrued, fixed contingent, liquidated, unliquidated or otherwise) except liabilities incurred in the ordinary course of business consistent with past practice.

    (b) Compcare was below the Company Action Level Risk Based Capital and reported a compulsory and security surplus deficit for purposes of the OCI filing as of December 31, 1999. With this one exception, each Insurer's statutory capital met, as of December 31, 1999 and September 30, 2000, and will meet as of the Effective Time, the requirements of its state of domicile and was and will be at least as great as the minimum aggregate amount required by each state in which each Insurer was and will be licensed to do direct business.

    Section 3.07  ABSENCE OF CERTAIN CHANGES.  Except as set forth on
SCHEDULE 3.07, or as contemplated by this Agreement, since December 31, 1999, UWS has conducted its business only in the ordinary course thereof and has not experienced any changes in its condition (financial or otherwise), assets, liabilities, business or operations which individually or in the aggregate had or could have a Material Adverse Effect. For purposes of this Section, an item shall be deemed "material" if the dollar amount or value associated with such item exceeds $1,000,000. Without limiting the generality of the foregoing sentence, since December 31, 1999, UWS has not:

        (i) in a single transaction or a series of related transactions, sold (including by sale-leaseback), leased, licensed, or otherwise disposed of any assets which individually or in the aggregate, have a fair market value in excess of $1,000,000;

        (ii) paid, discharged or satisfied any material liability or obligation (whether accrued, absolute, contingent or otherwise) other than in the ordinary and usual course of business, or liabilities or obligations shown or reflected on the audited balance sheet of UWS as of December 31, 1999 contained in the UWS SEC Reports as defined below (the "UWS Balance Sheet") or incurred any material liability or obligation except in the ordinary course of business consistent with past practice since the date of the UWS Balance Sheet;

       (iii) prepaid any material expenses, indebtedness or other obligations except in the ordinary course of business;

        (iv) except in the ordinary and usual course of business, permitted or allowed any assets (whether real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind securing an obligation in excess of $1,000,000;

        (v) written off as uncollectible any material notes or accounts receivable;

        (vi) released, waived or terminated any material obligation of any third party to UWS;

       (vii) disposed of or permitted to lapse any rights in, to or for the use of any material patent, trademark, trade name or copyright;

      (viii) settled any material claim, action or lawsuit involving UWS, or amended any tax return in any respect;

        (ix) granted any increase in the base compensation or other payment to any director, officer or employee, whether now or hereafter payable or granted (other than increases in compensation in the ordinary course consistent in timing and amount with past practice) or granted any severance or termination pay (other than for severance pay to employees who are not UWS Related Parties (as defined below) in amounts consistent with UWS' established severance pay practices), or entered into, amended or become obligated under any employment, severance, bonus, profit sharing or other employee benefit arrangement;

        (x) made any material capital expenditure or commitment for additions to property, plant or equipment, or leased or agreed to lease any assets which, if purchased, would be reflected in the property, plant or equipment accounts;

        (xi) made any change in any method of accounting or keeping its books of account or accounting practices;

       (xii) paid any amounts to, or sold or otherwise disposed of any assets to, assets from, or entered into any agreement or arrangement with, any UWS Related Party;

      (xiii) incurred any obligation or liability, including without limitation any liability for nonperformance or termination of any contract, except liabilities incurred in the ordinary and usual course of the business;

       (xiv) incurred or become contingently liable with respect to any indebtedness for borrowed money or guaranteed any such indebtedness, where the aggregate amount of indebtedness so incurred or guaranteed exceeded $1,000,000, or redeemed any long-term debt;

       (xv) entered into or amended any contract, agreement or commitment, or engaged in any transaction, in each case which is material to UWS and which is not in the usual and ordinary course of the business;

       (xvi) amended or proposed to amend its Articles of Incorporation or Bylaws;

      (xvii) acquired or agreed to acquire by merging with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business entity, in a transaction or series of related transactions;

      (xviii) solicited or encouraged any inquiries or proposals regarding, or offers for, or entered into or continued any discussions with, or provided any information to, any third party concerning any sale or transfer of UWS or any of its assets or entered into or consummated any agreement or understanding providing for a sale or transfer of UWS or any of its assets, other than as contemplated herein;

       (xix) issued, or entered into any contracts, commitments, understandings or arrangements by which UWS is or may be bound to issue, any capital stock, or any securities convertible into capital stock, or any options, warrants, scrip or other rights to subscribe to, calls or commitments of any character relating to any such securities; or

       (xx) agreed, whether or not in writing, to take any of the actions described in clauses (i)-(xix) above.

For purposes of this Agreement, the term "UWS Related Party" shall mean (i) any UWS Controlled Subsidiary, (ii) any officer or director of UWS or any UWS Controlled Subsidiary, and (iii) any spouse, in-law or lineal descendant of any UWS Related Party.

    Section 3.08 LITIGATION. Except as set forth on SCHEDULE 3.08, UWS is not a party to any pending or threatened claim, action, suit, investigation or proceeding, or subject to any order, judgment or decree relating to or affecting UWS which, if decided adversely to UWS, would have a Material Adverse Effect on UWS, nor, to the Knowledge of UWS, is any such claim, action, suit, investigation or proceeding threatened. Except as set forth on SCHEDULE 3.08, since January 1, 2000, UWS has not been a party to any claim, action, suit, investigation or proceeding outside the ordinary and usual course of business. Except as described on SCHEDULE 3.08, there is no outstanding order, decree or stipulation issued by any federal, state or local authority to which UWS is a party or subject and which adversely affects or may adversely affect UWS' properties, business or prospects.

    Section 3.09 COMPLIANCE WITH LAWS. UWS has conducted and is conducting its business in compliance in all material respects with all applicable laws, regulations and requirements in each jurisdiction in which it conducts (or in the past has conducted) business, including any insurance or insurance-related laws, regulations, rules or requirements, and UWS will not after the Closing incur any material liability or obligation as a result of any noncompliance existing at the Closing or arising or occurring thereafter but based upon conditions extant at the Closing. UWS currently possesses all governmental approvals, consents, licenses, registrations, and permits necessary to carry on its business as presently conducted and has not received any notice of violation of any laws or notice of any proposed regulations or changes in the requirement of such approvals, consents, licenses, registrations, or permits.

    Section 3.10  ENVIRONMENTAL MATTERS.

    (a) NO VIOLATIONS. Except as set forth on SCHEDULE 3.10, to the Knowledge of UWS, UWS has never violated or been threatened with or received a notice, directive, violation report or charge asserting any violation of any Environmental Law.

    (b) NO PROCEEDINGS. Except as set forth on SCHEDULE 3.10, to the Knowledge of UWS, no suit, proceeding or other administrative or legal action has been instituted against UWS by any federal, state or local governmental department or agency or any other person or entity concerning any Environmental Laws.

    (c) CLAIMS FOR REMEDIATION. Except as set forth on SCHEDULE 3.10, to the Knowledge of UWS, UWS has not received from any federal, state or local governmental department or agency or any other person or entity any claim, demand, directive, order or request to investigate, restore, repair, clean up or otherwise remediate, or to contribute to the costs of investigating, restoring, repairing, cleaning up or otherwise remediating any real property now or at any time owned, occupied or operated by UWS ("UWS Real Property").

    (d) COMPLIANCE. Except as set forth on SCHEDULE 3.10, to the Knowledge of UWS, (i) UWS is in compliance in all material respects with all Environmental Laws, (ii) UWS has obtained all permits, authorizations, licenses, or approvals which are necessary or required under Environmental Laws in connection with the operation of UWS' business, and UWS is in compliance in all material respects with such permits, authorizations, licenses, and approvals, (iii) no asbestos, urea formaldehyde or polychlorinated biphenyls are present on, at, in or under the UWS Real Property, and (iv) none of the assets or operations of UWS is required to be upgraded, modified, or replaced in order to be in compliance with Environmental Laws.

    (e) NO RELEASES. Except as set forth on SCHEDULE 3.10, to the Knowledge of UWS, (i) UWS has not disposed of, spilled, discharged, released or otherwise placed any Environmental Materials, on, at, in or under the UWS Real Property,
(ii) no third party has disposed of, spilled, discharged, released or otherwise placed any Environmental Materials on, at, in or under the UWS Real Property or any real property adjacent to the UWS Real Property, and (iii) other than the information provided in (i) and (ii), there has been no release, discharge, leakage, seepage or migration of any Environmental Materials from any aboveground or underground storage tank or any other structure currently or previously located on, at, in or under the UWS Real Property.

    (f)  LIST OF REPORTS AND DISPOSAL SITES.  SCHEDULE 3.10 includes a list of
(i) all environmental investigative reports, studies or assessments (including, but not limited to, Phase I and Phase II assessments), compliance audits, laboratory analytical data, technical reviews, or the like with respect to UWS, UWS' business or any of UWS' assets, copies of which are attached hereto, and
(ii) all past and present locations where Environmental Materials which currently are or have been controlled by UWS have been sent, spilled, released, discharged or disposed to the Knowledge of UWS.

    (g) ASSUMPTION OF LIABILITY. Except as set forth on SCHEDULE 3.10, UWS has not assumed, either contractually or by operation of law, any liability of any person or entity under any Environmental Laws.

    Section 3.11 CONTINGENT OR UNDISCLOSED LIABILITIES. UWS does not have any material debts, liabilities or obligations due or to become due, and there are no claims or causes of action that may be asserted against UWS by any governmental authority or third party which arise with respect to or relate to any period or periods on or prior to the date hereof, regardless of whether such obligations, liabilities or claims are known or unknown, absolute, accrued, contingent or otherwise, except as and to the extent set forth on the UWS Balance Sheet or disclosed in the notes thereto and except for liabilities incurred since January 1, 2000 in the ordinary course of business consistent with past practice.

    Section 3.12  CHANGE OF CONTROL PROVISIONS.  Except as disclosed on
SCHEDULE 3.12, no director, officer or employee of UWS will be entitled to receive additional compensation, other payments or other rights (whether as a result of any employee benefit plan, program or arrangement, any contract or other agreement, or otherwise) as a result of the execution of this Agreement, the consummation of the Combination, the consummation of any of the other transactions contemplated hereby or otherwise in connection with a change of control of UWS.

    Section 3.13 REGISTRATION STATEMENT, ETC. None of the information to be supplied by UWS insofar as such information relates to UWS for inclusion in
(i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other document to be filed with the Commission in connection with the transactions contemplated hereby, at the respective times such are filed with the Commission and, in the case of the Registration Statement, when it becomes effective, and in the case of the Proxy Statement, when mailed, shall be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. In the case of the Proxy Statement or any amendment thereof or supplement thereto, none of such information supplied by UWS at the time of the meeting of shareholders referred to in Section 5.03 hereof shall be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents filed by UWS with the Commission in connection with the Combination will comply in all material respects with the provisions of applicable federal and state securities laws.

    Section 3.14 BROKERS AND FINDERS. Neither UWS nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commission or finders' fees and no broker or finder has acted directly or indirectly for UWS in connection with the Agreement or the transactions contemplated hereby, other than fees payable to Lehman Brothers Inc.

    Section 3.15  SEC FILINGS; FINANCIAL STATEMENTS.

    (a) UWS has timely filed all forms, reports and documents required to be filed by it with the Commission since January 1, 1998 and has made available to BCBSUW all registration statements filed by UWS with the Commission, including all exhibits filed in connection therewith (on all forms applicable to the registration of securities) after January 1, 1998 and prior to the date of this Agreement (collectively, the "UWS SEC Reports"). As of their respective dates, the UWS SEC Reports (i) complied in all material respects with the requirements of the 1933 Act or the 1934 Act, as the case may be, and the rules and regulations thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. UWS will deliver to BCBSUW as soon as they become available true and complete copies of any UWS SEC Reports filed subsequent to the date hereof and prior to the Effective Time.

    (b) Each of the financial statements (including, in each case, any notes and schedules thereto) contained in UWS SEC Reports complied as to form in all material respects with the applicable accounting requirements and rules and regulations of the Commission and was prepared in accordance with GAAP, and each fairly presented in all material respects the consolidated financial position, results of operations and cash flows of UWS and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with GAAP (subject, in the case of unaudited statements, to normal and recurring year-end adjustments and the absence of footnotes).

    Section 3.16 DISCLOSURE. No representation, warranty or other statement by UWS herein or any other document made in connection with this Agreement, contains or will contain an untrue statement of material fact, or omits or will omit to state a material fact necessary to make statements contained herein or therein misleading.

                                   ARTICLE IV
                CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

    During the period from the date of this Agreement to the Effective Time, BCBSUW and UWS shall conduct their respective operations in the ordinary and usual course of business consistent with past and current practices and use their best efforts to maintain and preserve their business organization, prospects, employees and advantageous business relationships intact and shall not, without the prior written consent of the other, take any action or permit to occur any event that would be required to be disclosed by BCBSUW on
SCHEDULE 2.10 had such event occurred with respect to BCBSUW prior to the date of this Agreement, or that would be required to be disclosed by UWS on
SCHEDULE 3.07 had such event occurred with respect to UWS prior to the date of this Agreement.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    Section 5.01  ACCESS AND INFORMATION.

    (a) Prior to the Effective Time, each of UWS and BCBSUW shall allow the other, their respective accountants, counsel and other representatives and advisers full and complete access during reasonable business hours to all properties, books, contracts, commitments, records, documents and facilities of such party, and such party shall furnish promptly to the other all other information concerning the business, properties and personnel of such party as the other may reasonably request, and each of UWS and BCBSUW will make its officers, employees, agents, independent accountants and actuaries of the other available to discuss such aspects of the other as may be reasonably requested by the other.

    (b) Each of BCBSUW and UWS acknowledges that the access provided for in this
Section 5.01 is provided for the sole reason of allowing each of UWS and BCBSUW to complete the due diligence necessary to allow their respective Boards of Directors to make informed decisions regarding approval of this Agreement and the preparation of the Registration Statement and Proxy Statement. Each of BCBSUW and UWS acknowledges the securities laws applicable to the use of material non-public information it may obtain pursuant to this Section 5.01, and each of BCBSUW and UWS shall inform its respective directors, officers, employees, and agents of such securities laws.

    Section 5.02 REGISTRATION STATEMENT AND PROXY STATEMENT. As soon as reasonably practicable after the date hereof, UWS shall prepare the Proxy Statement and UWS shall prepare and file with the Commission and diligently pursue to effectiveness the Registration Statement, of which the Proxy Statement shall be a part. UWS shall furnish BCBSUW and its counsel copies of the Registration Statement, as well as any pre-effective or post-effective amendment, a reasonable time prior to such filing and prior to mailing of the Proxy Statement, and will not file any Registration Statement or any amendment thereto nor mail any Proxy Statement to which BCBSUW or its counsel reasonably objects. In connection with the foregoing, (a) UWS, Holdings and BCBSUW will comply fully with the requirements of applicable state securities laws, the 1933 Act, and the rules and regulations under such laws applicable to the offering, sale or issuance of the New Holdings Shares in connection with the Combination and the solicitation of proxies for the meeting of the shareholders of UWS described in Section 5.03, and (b) Holdings and BCBSUW shall furnish to UWS such information relating to BCBSUW, Holdings and the transactions contemplated by this Agreement and the Plan of Combination and such further and supplemental information as may be necessary or as may be reasonably requested by UWS to ensure that the statements regarding the parties hereto and their affiliates and such transactions contained in the Proxy Statement will not on the effective date of the Registration Statement or the date of such meeting of the shareholders of UWS or at the Effective Time include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. The notice of such meeting and the Proxy Statement shall not be mailed to shareholders of BCBSUW or UWS until the auditors' letters called for in Sections 6.02(d) and 6.03(e) hereof (which shall speak as of a date five days prior to such date of mailing wherever there is a reference to a date five days prior to the Effective
Time) likewise shall have been delivered.

    Section 5.03 UWS SHAREHOLDERS APPROVAL. UWS shall call a special meeting of its shareholders to be held no later than 35 days following effectiveness of the Registration Statement for the purpose of considering and voting upon the approval and adoption of a resolution (the "Combination Resolution") approving all of the following acts:

    (a) adopting amended and restated Articles of Incorporation of UWS in substantially the form attached as Exhibit A hereto;

    (b) adopting amended and restated Bylaws of UWS in substantially the form attached as Exhibit B hereto; and

    (c) approving the issuance of the New Holding Shares as provided herein.

    Section 5.04 MISCELLANEOUS AGREEMENTS AND CONSENTS. Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to satisfy the conditions contained in Article VI hereof. Holdings, BCBSUW and UWS will use their best efforts to obtain consents of all third parties and governmental bodies necessary or, in the opinion of UWS and BCBSUW, desirable for the consummation of the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Holdings, BCBSUW, UWS as the case may be, shall take all such necessary action.

    Section 5.05 INTERIM FINANCIAL STATEMENTS. During the period prior to the Effective Time, BCBSUW and UWS shall each make available to the other monthly an unaudited consolidated balance sheet as of the end of such month and the unaudited consolidated statements of income for the period then ended (the "Interim Financial Statements"). The Interim Financial Statements shall be correct and complete and shall fairly present the financial condition, and results of operations of each respective party as of the respective dates, and the Interim Financial Statements shall be prepared in accordance with GAAP consistently applied throughout the periods involved, subject to normal and recurring year-end adjustments and the absence of footnotes.

    Section 5.06 HART-SCOTT-RODINO COMPLIANCE. If required, UWS, Holdings and BCBSUW shall as soon as practicable file Notification and Report Forms under the HSR Act with the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation. UWS and BCBSUW will take all such action as may be necessary under any laws applicable to or necessary for, and will file and, if appropriate, use their reasonable efforts to have declared effective or approved, all documents and notifications with such governmental or regulatory bodies which they deem necessary or appropriate for the consummation of the Combination and the transactions contemplated hereby, and each party shall give the other information reasonably requested by such other party pertaining to it and its subsidiaries and affiliates reasonably necessary to enable such other party to take such actions.

    Section 5.07 CERTAIN NOTIFICATIONS. At all times until the Effective Time, each party shall promptly notify the other in writing of the occurrence of any event which will or may result in the failure to satisfy any of the conditions specified in Article VI hereof.

    Section 5.08 VOTING AGREEMENT. BCBSUW shall vote its shares of UWS in favor of the Combination Resolution at the shareholder meeting referred to in
Section 5.03 of this Agreement.

    Section 5.09 SALES AND ISSUANCES OF UWS STOCK. Until the Effective Time, BCBSUW agrees that it will not, without the prior consent of UWS and Holdings (which will not be unreasonably withheld), sell, or enter into any contracts, commitments or understandings to sell, any shares of common stock of UWS owned by BCBSUW. Until the Effective Time, UWS agrees that it will not, without the prior consent of BCBSUW and Holdings, do any act described in subsection
(xix) of Section 3.07.

    Section 5.10 PRESS RELEASES. The parties agree that, except as otherwise provided by law, no press release or other public announcement with respect to this Agreement or the transactions contemplated hereby shall be made without the prior consultation of all parties hereto.

    Section 5.11 EXPENSES. Each party shall pay or be responsible for the expenses incurred by such party in connection with the transactions contemplated by this Agreement. BCBSUW shall be responsible for the fees of any financial advisors to OCI incurred by OCI in connection with its actions in connection with this Agreement and the proposed Combination.

    Section 5.12 INSURANCE REGULATORY APPROVALS. As soon as practicable in conjunction with the execution and delivery of this Agreement UWS and BCBSUW will in good faith take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the necessary consents, authorizations, orders, approvals and clearances of governmental authorities in connection with the Combination and the other transactions contemplated herein, including, without limitation, approval of the OCI.

    Section 5.13 DISSENTERS' RIGHTS. UWS, Holdings and BCBSUW agree that shareholders of UWS Common Stock shall be entitled to Dissenters' Rights as set forth in subchapter XIII of the WBCL.

    Section 5.14  FIDUCIARY RESPONSIBILITIES.

    (a) If, after the date of this Agreement, the UWS Special Committee or UWS receives a bona-fide inquiry or proposal (any such inquiry, an "Acquisition Inquiry" or any such proposal, an "Acquisition Proposal") regarding a possible merger, consolidation, tender offer, exchange offer, recapitalization or other business combination involving UWS or the acquisition (of any kind) of a material portion of the assets or capital stock of UWS or its subsidiaries and the UWS Special Committee concludes, after consultation with its legal counsel, that the failure to provide information to, or to engage in discussions or negotiations with, such person would be inconsistent with the fiduciary duties of the Board of Directors of UWS to the shareholders of UWS under applicable law (the "UWS Board's Fiduciary Duties"), then (i) the UWS Special Committee may, directly or indirectly, provide access to and furnish information concerning the business, properties, assets, financial position, operations and/or prospects of UWS to such person, and (ii) the UWS Special Committee may participate in and engage in discussions and negotiations with such person regarding the Acquisition Inquiry or Acquisition Proposal, as the case may be. In addition, if after the date of this Agreement the UWS Special Committee or UWS receives an Acquisition Inquiry or Acquisition Proposal and the UWS Special Committee determines, in good faith and after consultation with its legal counsel, that the failure to do any or all of the following would be inconsistent with the UWS Board's Fiduciary Duties, the Board of Directors of UWS (acting on the recommendation of the UWS Special Committee) may do any or all of the following:
(xx) withdraw, modify or change the Board of Directors of UWS approval or recommendation of this Agreement and the Combination; (yy) approve or recommend to UWS's shareholders a competing Acquisition Proposal; and (zz) terminate this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the exercise of the rights of the Board of Directors of UWS and the UWS Special Committee pursuant to this Section 5.14 shall not constitute a breach of this Agreement by UWS. Nothing in this Agreement shall require or be deemed to require the UWS Special Committee or the Board of Directors of UWS to take or refrain from taking any action which would violate any fiduciary duty under applicable law.

    (b) Nothing contained in this Agreement shall prohibit the Board of Directors of UWS or the UWS Special Committee from taking and disclosing to the shareholders of UWS a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the 1934 Act or from making such disclosure to the shareholders of UWS which, in the judgment of the Board of Directors of UWS or the UWS Special Committee, after consultation with its legal counsel, is necessary under applicable law or the rules of any stock exchange to meet the Board's Fiduciary Duties. UWS shall give BCBSUW prompt written notice and a copy of any such disclosure.

    (c) If, after the date of this Agreement, the BCBSUW Special Committee or BCBSUW receives a bona-fide inquiry or proposal (any such inquiry, an "Acquisition Inquiry" or any such proposal, an "Acquisition Proposal") regarding a possible merger, consolidation, tender offer, exchange offer, recapitalization or other business combination involving BCBSUW or the acquisition (of any kind) of a material portion of the assets or capital stock of BCBSUW or its subsidiaries and the BCBSUW Special Committee concludes, after consultation with its legal counsel, that the failure to provide information to, or to engage in discussions or negotiations with, such person would be inconsistent with the fiduciary duties of the Board of Directors of BCBSUW to the persons having legal or equitable interests in BCBSUW under applicable law (the "BCBSUW Board's Fiduciary Duties"), then (i) the BCBSUW Special Committee may, directly or indirectly, provide access to and furnish information concerning the business, properties, assets, financial position, operations and/or prospects of BCBSUW to such person, and (ii) the BCBSUW Special Committee may participate in and engage in discussions and negotiations with such person regarding the Acquisition Inquiry or Acquisition Proposal, as the case may be. In addition, if after the date of this Agreement the BCBSUW Special Committee or BCBSUW receives an Acquisition Inquiry or Acquisition Proposal and the BCBSUW Special Committee determines, in good faith and after consultation with its legal counsel, that the failure to do any or all of the following would be inconsistent with the BCBSUW Board's Fiduciary Duties, the Board of Directors of BCBSUW (acting on the recommendation of the BCBSUW Special Committee) may do any or all of the following:
(xx) withdraw, modify or change the Board of Directors of BCBSUW approval or recommendation of this Agreement and the Combination; (yy) approve a competing Acquisition Proposal; and (zz) terminate this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the exercise of the rights of the Board of Directors of BCBSUW and the BCBSUW Special Committee pursuant to this Section 5.14 shall not constitute a breach of this Agreement by BCBSUW. Nothing in this Agreement shall require or be deemed to require the BCBSUW Special Committee or the Board of Directors of BCBSUW to take or refrain from taking any action which would violate any fiduciary duty under applicable law.

                                   ARTICLE VI
                                   CONDITIONS

    Section 6.01 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO CONSUMMATE THE COMBINATION. The respective obligations of each party to consummate the Combination shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

        (a) HSR WAITING PERIOD. Any and all applicable waiting periods under the HSR Act shall have expired.

        (b) REGISTRATION STATEMENT. The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order. The Registration Statement, in the form in which it becomes effective and also in such form as it may be when any post-effective amendment thereto shall become effective, shall comply in all material respects with the provisions of the 1933 Act, and shall not at any such time contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (c) UWS SHAREHOLDER APPROVAL. The Combination Resolution shall have been approved and adopted by the shareholders of UWS by the vote described in Section 180.1131(1) and (2) of the WBCL.

        (d) LISTING. The New Holdings Shares shall have been approved for listing on the NYSE subject to notice of issuance.

        (e) PROCEEDINGS. At the Effective Time there shall be no action or proceeding initiated by any governmental agency or any third party pending which seeks to restrain, prohibit or invalidate any material transaction contemplated by this Agreement or to recover substantial damages or other substantial relief with respect thereto and no injunction or restraining order shall have been issued by any court restraining, prohibiting or invalidating any such material transaction.

        (f)  OCI APPROVAL.

           (i) This Agreement, and all aspects of the transactions contemplated hereby, shall have received all appropriate and necessary insurance consents and approvals from the OCI ("Approvals") which Approvals shall be in full force and effect;

           (ii) Any conditions and directions of the OCI contained in the Approvals shall have been fully complied with in all material respects;

          (iii) The Approvals shall not have modified the terms and conditions of this Agreement, and the transactions contemplated herein, in any material respect; and

           (iv) The Conversion shall have occurred, or shall simultaneously with the Closing occur, in accordance with the Conversion Order.

        (g) DISSENTERS' RIGHTS. The holders of not more than two and one-half percent (2 1/2%) of the number of shares of UWS common stock that would be issued and outstanding after completion of the Combination shall have perfected their Dissenters' Rights under Section 5.13 hereof by delivering to UWS timely written notice of their intent to demand payment of the fair value of their shares.

        (h) BCBSA APPROVAL. All necessary waivers, consents or approvals of BCBSA have been obtained such that the Combination shall not jeopardize the right of BCBSUW, UWS or any of their affiliates to continue operating under licenses granted by BCBSA.

    Section 6.02 CONDITIONS TO OBLIGATIONS OF BCBSUW AND HOLDINGS TO CONSUMMATE THE COMBINATION. The obligations of BCBSUW and Holdings to consummate the Combination shall be subject to the fulfillment (or waiver by BCBSUW and Holdings) at or prior to the Effective Time of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of UWS set forth in Article III hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except as otherwise contemplated by this Agreement, and BCBSUW and Holdings shall have received a certificate signed by the President or a Senior Vice President of UWS to that effect.

        (b) PERFORMANCE OF OBLIGATIONS. UWS shall have in all material respects performed all obligations required to be performed by it under this Agreement prior to the Effective Time, and BCBSUW shall have received a certificate signed by the President or a Senior Vice President of UWS to that effect.

        (c) PERMITS, AUTHORIZATIONS, ETC. UWS shall have obtained any and all material permits, authorizations, consents or approvals of state securities commissions and of any other public body or authority required for the lawful consummation of the Combination.

        (d) AUDITORS' LETTER. BCBSUW shall have received from Ernst & Young LLP, certified public accountants, a letter substantially to the effect that
    (i) with respect to UWS they are independent public accountants within the meaning of the 1933 Act; (ii) it is their opinion that the financial statements of UWS at December 31, 1999 and for the year then ended and all other financial statements included in the Proxy Statement comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and the published rules and regulations issued by the Commission thereunder with respect to registration statements on Form S-4; (iii) based on a reading of any interim financial statements of UWS included in the Proxy Statement, a reading of the latest available interim unaudited consolidated financial statements of UWS, a reading of the minutes of the Board of Directors and shareholders of UWS since December 31, 1999, as set forth in the minute books, through a specified date not more than five days prior to the Effective Time, and inquiries of certain officers of UWS responsible for accounting and financial matters, nothing has come to their attention which would indicate that (A) any unaudited financial statements of UWS included in the Proxy Statement do not comply as to form with the 1933 Act or are not presented fairly in conformity with GAAP on a basis substantially consistent with that of the audited financial statements included in the Proxy Statement, or (B) during the period from

    December 31, 1999 to a specified date not more than five days prior to the Effective Time, there was any change in the capital stock or the consolidated long-term debt of UWS or any decrease in consolidated net current assets or shareholders' equity as compared with amounts shown in the December 31, 1999 balance sheet included in the Proxy Statement, or from December 31, 1999 to a specified date not more than five days prior to the Effective Time, there was any decrease, as compared with the corresponding period in the preceding year, in consolidated net sales or in the total amounts of net income, except in all instances for changes or decreases which the Proxy Statement discloses have occurred or may occur; and
    (iv) certain information set forth in the Proxy Statement with respect to UWS, as itemized in a draft of a letter theretofore submitted to and accepted by counsel for BCBSUW, which is expressed in numbers, dollars or percentages derived from such dollar amounts obtained from accounting records which are subject to internal controls of UWS' accounting system or derived directly from such accounting records by analysis or computation, is in agreement with such records or computations made therefrom or otherwise properly compiled.

        (e) FINANCIAL STATEMENTS. BCBSUW shall have been given access to the UWS Interim Financial Statements.

        (f) MATERIAL ADVERSE EFFECT. No Material Adverse Effect shall have occurred with respect to UWS after the date hereof and prior to the Effective Time, or prior to the date hereof, unless such Material Adverse Effect is fully reflected in the Financial Statements.

        (g) OPINION OF COUNSEL. Michael Best & Friedrich LLP, counsel for UWS, shall have furnished its opinion to BCBSUW and Holdings in form and substance reasonably satisfactory to counsel for BCBSUW.

    Section 6.03  CONDITIONS TO OBLIGATIONS OF UWS CONSUMMATE THE
COMBINATION. The obligations of UWS to consummate the Combination shall be subject to the fulfillment (or waiver by UWS) at or prior to the Effective Time of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of BCBSUW and Holdings set forth in Article II hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except as otherwise contemplated by this Agreement, and UWS shall have received a certificate signed by the and by the President or a Senior Vice President of each of BCBSUW and Holdings to that effect.

        (b) PERFORMANCE OF OBLIGATIONS. BCBSUW and Holdings shall have performed in all material respects all obligations required to be performed by it or them under this Agreement prior to the Effective Time, and UWS shall have received a certificate signed by the President or a Senior Vice President of each of BCBSUW and Holdings to that effect.

        (c) PERMITS, AUTHORIZATIONS, ETC. BCBSUW and Holdings shall have obtained any and all consents or waivers from other parties to loan agreements or other contracts material to their respective businesses for the lawful consummation of the Combination.

        (d)  CONVERSION OF BCBSUW; ISSUANCE OF STOCK.

           (i) BCBSUW shall have converted its form of organization from a service insurance corporation under Chapter 613 of the Wisconsin Statutes to a stock insurance corporation organized under Chapter 611 of the Wisconsin Statutes and shall have issued all of its outstanding shares of its capital stock to Holdings;

           (ii) all of the issued and outstanding shares of capital stock of Holdings shall be owned by the Foundation.

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
        (e) AUDITORS' LETTER. UWS shall have received from Ernst & Young LLP, certified public accountants, a letter substantially to the effect that
    (i) with respect to BCBSUW they are independent public accountants within the meaning of the 1933 Act; (ii) it is their opinion that the financial statements of BCBSUW at December 31, 1999 and for the year then ended and all other financial statements included in the Proxy Statement comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and the published rules and regulations issued by the Commission thereunder with respect to registration statements on Form S-4;
    (iii) based on a reading of any interim financial statements of BCBSUW included in the Proxy Statement, a reading of the latest available interim unaudited consolidated financial statements of BCBSUW, a reading of the minutes of the Board of Directors of BCBSUW since December 31, 1999, as set forth in the minute books, through a specified date not more than five days prior to the Effective Time, and inquiries of certain officers of BCBSUW responsible for accounting and financial matters, nothing has come to their attention which would indicate that (A) any unaudited financial statements of BCBSUW included in the Proxy Statement do not comply as to form with the 1933 Act or are not presented fairly in conformity with GAAP on a basis substantially consistent with that of the audited financial statements included in the Proxy Statement, or (B) during the period from December 31, 1999 to a specified date not more than five days prior to the Effective Time, there was any change in the consolidated long-term debt of BCBSUW or any decrease in consolidated net current assets as compared with amounts shown in the December 31, 1999 balance sheet included in the Proxy Statement, or from December 31, 1999 to a specified date not more than five days prior to the Effective Time, there was any decrease, as compared with the corresponding period in the preceding year, in consolidated net sales or in the total amounts of net income, except in all instances for changes or decreases which the Proxy Statement discloses have occurred or may occur; and (iv) certain information set forth in the Proxy Statement with respect to BCBSUW, as itemized in a draft of a letter theretofore submitted to and accepted by counsel for UWS, which is expressed in numbers, dollars or percentages derived from such dollar amounts obtained from accounting records which are subject to internal controls of BCBSUW's accounting system or derived directly from such accounting records by analysis or computation, is in agreement with such records or computations made therefrom or otherwise properly compiled.

        (f) FINANCIAL STATEMENTS. UWS shall have been given access to the BCBSUW Interim Financial Statements.

        (g) MATERIAL ADVERSE EFFECT. No Material Adverse Effect shall have occurred with respect to BCBSUW after the date hereof and prior to the Effective Time, or prior to the date hereof, unless such Material Adverse Effect is fully reflected in the Financial Statements.

        (h) OPINION OF COUNSEL. Foley & Lardner, counsel for BCBSUW, shall have furnished to UWS its opinion as of the Closing in form and substance reasonably satisfactory to counsel for UWS.

        (i) OPINION OF TAX COUNSEL. Michael Best & Friedrich LLP shall have furnished its opinion to UWS regarding the tax consequences of the Combination in form and substance satisfactory to UWS.

                                  ARTICLE VII
                             TERMINATION, AMENDMENT

    Section 7.01  TERMINATION.

    (a) This Agreement may be terminated upon written notice by the terminating party to each other party at any time prior to the Effective Time, whether before or after approval by the shareholders of UWS:

        (i) by mutual consent of BCBSUW, Holdings and UWS;

        (ii) by either BCBSUW and Holdings, acting jointly, or UWS if the Combination has not taken place by March 28, 2001;

       (iii) by UWS if any of the conditions contained in Sections 6.01 or 6.03 have not been satisfied prior to the Closing or in accordance with
    Section 5.14(a) hereof; or

        (iv) by BCBSUW and Holdings, acting jointly, if any of the conditions contained in Sections 6.01 or 6.02 have not been satisfied prior to the Closing or in accordance with Section 5.14(b) hereof.

    (b) In the event this Agreement is terminated pursuant to Section 7.01, such termination shall be without any liability or further obligation of any party to another and the obligations and agreements in this Agreement shall terminate and have no further effect except for liabilities and obligations based on any intentional failure to perform or comply with any covenant or agreement herein or for any intentional misrepresentation or material breach of any warranty herein (and such termination shall not constitute a waiver of any claim with respect thereto).

    Section 7.02 AMENDMENT. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the parties hereto duly authorized by the respective Boards of Directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after the approval and adoption of the Combination Resolution by the shareholders of UWS, no such amendment, modification or supplement shall change the amount or the form of the consideration to be delivered to Holdings as contemplated by this Agreement.

                                  ARTICLE VIII
           NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS

    The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be, except that those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII shall survive the Effective Time for the respective periods set forth therein or, if no such period is specified, for one year. Nothing in this Article VIII shall relieve any party for any willful breach of any representation, warranty, covenant or other agreement in this Agreement occurring prior to termination.

                                   ARTICLE IX
                               GENERAL PROVISIONS

    Section 9.01 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally, (ii) the second business day after being deposited in the United States mail registered or certified (return receipt requested), or (iii) the first business day after being deposited with Fed Ex or any other recognized national overnight courier service, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) If to UWS:

               United Wisconsin Services, Inc.
               401 West Michigan Street
               Milwaukee, WI 53203
               Attention: Vice President, Treasurer
                        and Chief Financial Officer

           With copies to:

               Michael Best & Friedrich LLP
               100 East Wisconsin Avenue
               Milwaukee, Wisconsin 53202
               Attention: Geoffrey R. Morgan

        (b) If to BCBSUW:

               Blue Cross & Blue Shield United of Wisconsin
               401 West Michigan Street
               Milwaukee, WI 53203
               Attention: Senior Vice President
                        and General Counsel

           With a copy to:

               Foley & Lardner
               777 E. Wisconsin Avenue
               Milwaukee, WI 53202
               Attention: Joseph C. Branch

        (c) If to Holdings:

               Wisconsin BC Holdings LLC
               c/o Lynette M. Zigman
               Foley & Lardner
               777 E. Wisconsin Avenue
               Milwaukee, WI 53202

    Section 9.02 MISCELLANEOUS. This Agreement (including the exhibits, schedules, documents and instruments referred to herein or therein):

        (i) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof;

        (ii) shall not be assigned by operation of law or otherwise; and

       (iii) may be executed in two or more counterparts which together shall constitute a single agreement.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, next of kin, distributees, executors, administrators and personal representatives.

    Section 9.03 WAIVER; REMEDIES. No delay or failure on the part of any party hereto to exercise any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power, or privilege hereunder operate as a waiver of any other right, power, or privilege hereunder, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

    Section 9.04 SEVERABILITY. So long as there is no Material Adverse Effect on the respective rights and obligations of the parties hereto, If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule, law or regulation, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Combination is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Combination be consummated as originally contemplated to the fullest extent possible.

    Section 9.05 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Wisconsin (without regard to principles of conflicts of laws) applicable to contracts made and to be performed within such State.

    Section 9.06 THIRD-PARTY BENEFICIARIES. No third parties are intended to benefit from this Agreement, and no third-party beneficiary rights shall be implied from anything contained in this Agreement.

    Section 9.07 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

    Section 9.08 HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    Section 9.09 RECITALS. The Recitals to this Agreement are true and correct and are a part of this Agreement hereby incorporated by reference.

    Section 9.10 "KNOWLEDGE". As used in this Agreement, the phrase "Knowledge of BCBSUW" or the like shall mean the knowledge of Thomas R. Hefty, Stephen E. Bablitch or Gail L. Hanson after making a commercially reasonable inquiry. The phrase "Knowledge of UWS" or the like shall mean the knowledge of Thomas R. Hefty, Stephen E. Bablitch or Gail L. Hanson after making a commercially reasonable inquiry.

    Section 9.11 "MATERIAL ADVERSE EFFECT". As used in this Agreement, the term "Material Adverse Effect" shall mean, when used in connection with any party, any change, effect, event, occurrence, condition or development that is or is reasonably likely to be materially adverse to (i) the business, assets, liabilities, properties, results of operations, condition (financial or otherwise) or prospects of such party and its subsidiaries, taken as a whole (including any change or effect resulting from general economic conditions or relating to those industries specific to the business of such party and its subsidiaries), (ii) the right or ability of such party and its subsidiaries, taken as a whole, to carry on their respective businesses as now or proposed to be conducted, or (iii) the ability of such party to perform its respective obligations under this Agreement. A Material Adverse Effect shall be deemed to have occurred if the cumulative effect of an individual event and all other then existing events would result in a Material Adverse Effect.

    IN WITNESS WHEREOF, UWS, Holdings and BCBSUW have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          UNITED WISCONSIN SERVICES, INC.

                                          By: __________________________________
                                              Its: _____________________________

                                          BLUE CROSS & BLUE SHIELD UNITED OF
                                            WISCONSIN

                                          By: __________________________________
                                              Its: _____________________________

                                          WISCONSIN BC HOLDINGS LLC
                                          By Wisconsin United for Health
                                          Foundation, Inc.,
                                            its sole member

                                          By: __________________________________
                                              Its: _____________________________

                                                                         ANNEX B

                                                               December 21, 2000

Special Committee of the
Board of Directors
United Wisconsin Services, Inc.
401 West Michigan Street
Milwaukee, WI 53207

Members of the Special Committee:

    We understand that Blue Cross & Blue Shield United of Wisconsin ("BCBSUW") proposes to convert (the "Conversion") from a service insurance corporation organized under Chapter 613 of the Wisconsin Statutes to a stock insurance corporation organized under Chapter 611 of the Wisconsin Statutes pursuant to the conversion order of the Wisconsin Office of the Commission of Insurance (the "OCI") dated March 28, 2000 (the "Conversion Order"). Under the Conversion Order, BCBSUW will issue all of its common stock to BC Holdings LLC ("Holdings"), a limited liability company wholly owned by Wisconsin United for Health Foundation, Inc. (the "Foundation"). In connection with the Conversion, United Wisconsin Services, Inc. ("UWS" or the "Company"), BCBSUW and Holdings have entered into an Exchange Agreement (the "Exchange Agreement"), dated as of December 22, 2000, pursuant to which, among other things: (i) Holdings will exchange all of the outstanding shares of the common stock of BCBSUW for 31,313,390 shares of the common stock of UWS and $500,000 in cash (the "Exchange"); and (ii) UWS will amend and restate its Articles of Incorporation to, among other things, change its name to "Cobalt Corporation" ("Cobalt"). Upon consummation of the Exchange, the Foundation, through Holdings, will own 77.5% of the outstanding common stock of Cobalt and the shareholders of UWS (excluding BCBSUW) (the "Non-Foundation Shareholders") will own 22.5% of the outstanding common stock of Cobalt (the "UWS Aggregate Interest"). The terms and conditions of the Exchange are set forth in more detail in the Exchange Agreement.

    We were originally requested by the Special Committee of the Board of Directors of UWS (the "Special Committee") to render our opinion with respect to the fairness, from a financial point of view, to the Non-Foundation Shareholders of the UWS Aggregate Interest to be retained by the Non-Foundation Shareholders upon consummation of the Exchange. We have advised the Special Committee that we are not able to render such an opinion based upon the proposed terms of the Exchange. The opinion we are rendering hereby should not be deemed to constitute an opinion that the UWS Aggregate Interest to be retained by the Non-Foundation Shareholders in the Exchange is fair to such shareholders.

    We have subsequently been requested by the Special Committee to render our opinion with respect to the adequacy, from a financial point of view, of the UWS Aggregate Interest to be retained by the Non-Foundation Shareholders in the Exchange. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the transactions contemplated by the Exchange Agreement.

    In arriving at our opinion, we reviewed and analyzed: (1) the Exchange Agreement and the specific terms of the Exchange; (2) the Conversion Order;
(3) the Report of the Appraisal Committee of BCBSUW dated February 14, 2000;
(4) the form of Voting Trust and Divestiture Agreement (dated as of December 22,
2000) between Cobalt, the Foundation and the Trustee; (5) the Amended and Restated Bylaws and Articles of Incorporation of Cobalt; (6) a draft of the proxy statement (dated December 21, 2000) proposed to be used in connection with the solicitation of proxies from the shareholders of UWS for approval of the Exchange (the "Proxy Statement"); (7) publicly available information concerning UWS that we believed to be relevant to our analysis, including its Annual Reports on Form 10-K for the fiscal years ended December 31, 1999 and 1998 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000,
June 30, 2000 and September 30, 2000;

(8) annual statutory financial statements for 1998 and 1999 and quarterly statutory financial statements for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 for BCBSUW and the insurance subsidiaries of UWS;
(9) financial and operating information with respect to the business, operations and prospects of UWS and BCBSUW furnished to us by UWS and BCBSUW; (10) a trading history of UWS's common stock from January 1, 1999 to the present and a comparison of that trading history with those of other companies that we deemed relevant; (11) a comparison of the historical financial results and present financial condition of UWS and BCBSUW with those of other companies that we deemed relevant; (12) a comparison of the financial terms of the Exchange with the financial terms of certain other recent transactions that we deemed relevant; (13) the highly leveraged position of UWS (including the $70 million of debt owed to BCBSUW) and the limited strategic and financial alternatives available to UWS as a stand alone business; and (14) the strategic benefits of a combination of the businesses of UWS and BCBSUW and the greater access to capital that will be afforded Cobalt following the consummation of the Exchange. In addition, we have had discussions with the managements of UWS and BCBSUW concerning their respective businesses, operations, assets, financial conditions and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

    In arriving at our opinion as to the adequacy of the UWS Aggregate Interest, we also considered BCBSUW's significant leverage over and control of UWS as a result of: (i) BCBSUW's power to effectively vote a majority of the shares of UWS's common stock; (ii) BCBSUW's control of certain marketing and distribution systems and other operations that are essential to UWS's businesses;
(iii) BCBSUW's ability to withdraw from UWS the Blue Cross/Blue Shield trademarks under which UWS markets certain of its products; and (iv) BCBSUW's status as the holder of approximately $70 million of UWS's debt that matures in April 2001.

    In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the managements of UWS and BCBSUW that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of UWS and BCBSUW, upon advice of UWS and BCBSUW, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of UWS and BCBSUW as to the future financial performance of UWS and BCBSUW and that both companies will perform substantially in accordance with such projections. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of UWS and BCBSUW and have not made or obtained any evaluations or appraisals of the assets or liabilities of either company. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

    As more fully described in the Proxy Statement, the Conversion Order conditions the Conversion on either BCBSUW's completion of an initial public offering or its merger with UWS, in either case by March 28, 2001. We have assumed with your consent that BCBSUW would not be able to complete an initial public offering given current market conditions and its recent financial results and therefore that the only way to satisfy the condition of the Conversion Order is to effect the combination contemplated by the Exchange Agreement.

    In addition, we express no opinion as to the prices at which the shares of common stock of Cobalt may trade at any time following the consummation of the Exchange, and this opinion should not be viewed as providing any assurance that the market value of such shares to be retained by the Non-Foundation Shareholders after consummation of the Exchange will be in excess of the market value of the shares of UWS common stock owned by such shareholders prior to such consummation.

    Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the UWS Aggregate Interest to be retained by the Non-Foundation Shareholders upon consummation of the Exchange is adequate.

    We have acted as financial advisor to the Special Committee of the Board of Directors of UWS in connection with the Exchange and will receive a fee for our services which is contingent upon the consummation of the Exchange. In addition, UWS has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In the ordinary course of our business, we may trade in the securities of UWS for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

    This opinion is for the use and benefit of the Special Committee of the Board of Directors of the Company and is rendered to the Special Committee in connection with its consideration of the Exchange. This opinion is not intended to be and does not constitute a recommendation to any shareholder of UWS as to how such shareholder should vote with respect to the Exchange.

                                          Very truly yours,

                                                                         ANNEX C

                         REGISTRATION RIGHTS AGREEMENT

    THIS REGISTRATION RIGHTS AGREEMENT (this "AGREEMENT"), dated as of
            , 2001, is made and entered into by and between Cobalt Corporation, a Wisconsin stock corporation (the "COMPANY"), and Wisconsin United for Health, Inc., a Wisconsin nonstock corporation (the "FOUNDATION").

                                    RECITALS

    A. The Foundation has acquired, contemporaneous with the execution of this Agreement, 31,313,390 shares of common stock, no par value, of the Company (the "COMMON STOCK"), representing approximately 77.5% of the issued and outstanding shares of Common Stock.

    B. The Company has agreed to provide certain registration rights to the Foundation with respect to the shares of Common Stock owned by the Foundation, subject to the terms and conditions contained in this Agreement.

                                   AGREEMENT

    In consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, the Company and the Foundation agree as follows:

    SECTION 1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

    (a) "AFFILIATE", as used with respect to the Foundation, has the meaning ascribed to such term in Rule 12b-2 of the Exchange Act, and in effect on November 17, 1993, but shall be deemed to not include the Company and its subsidiaries.

    (b) "AGREEMENT" has the meaning set forth in the Preamble hereof.

    (c) "BENEFICIALLY OWN" has the meaning set forth in Section 1 of Article V of the Articles of Incorporation.

    (d) "BLACKOUT PERIOD" has the meaning specified in Section 6 hereof.

    (e) "BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of the State of Wisconsin and the United States of America.

    (f) "BYLAWS" means the Bylaws of the Company as in effect at the time that reference is made thereto.

    (g) "ARTICLES OF INCORPORATION" means the Articles of Incorporation of the Company as in effect at the time that reference is made thereto.

    (h) "CLOSING DATE" means the date hereof.

    (i) "COMMON STOCK" has the meaning set forth in Recital A hereof.

    (j) "COMPANY" has the meaning set forth in the Preamble hereof.

    (k) "CONTINUING OPTION" has the meaning specified in Section 4(a) hereof.

    (l) "CONTINUING OPTION NOTICE" has the meaning specified in Section 4(a) hereof.

    (m) "CONTINUING OPTION PRICE" has the meaning specified in Section 4(a) hereof.

    (n) "CONTINUING OPTION SECURITIES" has the meaning specified in
Section 4(a) hereof.

    (o) "CURRENT MARKET VALUE" means the product of the number of Registrable Securities at issue multiplied by the closing sale price of a share of Common Stock on the NYSE on the date that the Current Market Value is to be determined.

    (p) "DEMAND" has the meaning specified in Section 2(a) hereof.

    (q) "DEMAND OPTION" has the meaning specified in Section 2(b) hereof.

    (r) "DEMAND OPTION NOTICE" has the meaning specified in Section 2(b) hereof.

    (s) "DEMAND OPTION SECURITIES" has the meaning specified in Section 2(b) hereof.

    (t) "DEMAND REGISTRATION" has the meaning specified in Section 2(a) hereof.

    (u) "EFFECTIVE PERIOD" means the period commencing on the Closing Date and ending on the first date on which there shall no longer exist any Registrable Securities.

    (v) "EXCESS SHARES" has the meaning set forth in Section 1 of Article V of the Articles of Incorporation.

    (w) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made thereto.

    (x) "FOUNDATION" has the meaning set forth in the Preamble hereof.

    (y) "INITIAL CONTINUING OPTION EXERCISE DATE" has the meaning specified in
Section 4(a) hereof.

    (z) "INSPECTORS" has the meaning specified in Section 8(k) hereof.

    (aa) "NASD" means the National Association of Securities Dealers, Inc.

    (bb) "NYSE" means the New York Stock Exchange, Inc., or, if the Registrable Securities are not listed on the New York Stock Exchange, then The Nasdaq Stock Market, or any other national securities exchange or automated quotation system on which the class of Registrable Securities is then listed or approved for trading, as applicable.

    (cc) "OWNERSHIP LIMIT" has the meaning set forth in Section 1 of Article V of the Articles of Incorporation.

    (dd) "PERSON" means any individual, firm, partnership, corporation (including, without limitation, a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, and shall include any successor (by merger or otherwise) of any such entity.

    (ee) "PIGGY-BACK REQUEST" has the meaning set forth in Section 3(b) hereof.

    (ff) "PIGGY-BACK RIGHTS" has the meaning set forth in Section 3(a) hereof.

    (gg) "PRIVATE PLACEMENT NOTICE" has the meaning specified in Section 11 hereof.

    (hh) "PRIVATE PLACEMENT OPTION" has the meaning specified in Section 11 hereof.

    (ii) "PRIVATE PLACEMENT OPTION NOTICE" has the meaning specified in
Section 11 hereof.

    (jj) "PRIVATE PLACEMENT SECURITIES" has the meaning specified in Section 11 hereof.

    (kk) "PROSPECTUS" means the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by any Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus.

    (ll) "RECORDS" has the meaning specified in Section 8(k) hereof.

    (mm) "REGISTRABLE SECURITIES" means any and all of (i) the shares of Common Stock held by the Foundation as of the date of this Agreement, and (ii) any securities issuable or issued or distributed in respect of any of the securities identified in clause (i) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reorganization, merger, consolidation or otherwise. Registrable Securities shall cease to be Registrable Securities when and to the extent that (i) they shall have been transferred, sold, distributed or otherwise disposed of (whether pursuant to an underwritten public offering, a private placement transaction, Rule 144 or otherwise) such that they are no longer Beneficially Owned by the Foundation,
(ii) they shall have ceased to be outstanding, or (iii) they shall have become Delinquent Shares (as defined in the Voting Trust and Divestiture Agreement).

    (nn) "REGISTRATION EXPENSES" means any and all reasonable expenses incident to performance of or compliance with this Agreement, including, without limitation, (i) all SEC, NASD and securities exchange registration and filing fees, (ii) all fees and expenses of complying with state securities or "blue sky" laws (including fees and disbursements of counsel for any underwriters in connection with blue sky qualifications of the Registrable Securities),
(iii) all processing, printing, copying, messenger and delivery expenses,
(iv) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange pursuant to Section 8(h) hereof, (v) all fees and disbursements of counsel for the Company and of its independent public accountants, and (vi) the reasonable fees and expenses of any special experts retained in connection with a registration under this Agreement, but excluding (A) any underwriting discounts and commissions and transfer taxes relating to the sale or disposition of Registrable Securities pursuant to a Registration Statement, and (B) any fees, expenses or disbursements of counsel and other advisers to the Foundation.

    (oo) "REGISTRATION STATEMENT" means any registration statement (including a Shelf Registration) of the Company referred to in Section 2 or Section 3 hereof including any Prospectus, amendments and supplements to any such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in any such registration statement.

    (pp) "RULE 144" means Rule 144 under the Securities Act or any similar or successor rules or regulations hereafter adopted by the SEC.

    (qq) "SEC" means the United States Securities and Exchange Commission and any successor federal agency having similar powers.

    (rr) "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made thereto.

    (ss) "SHARE-RIGHTS" has the meaning set forth in Section 3(a) hereof.

    (tt) "SHELF REGISTRATION" means a "shelf" registration statement on an appropriate form pursuant to Rule 415 under the Securities Act (or any successor rule that may be adopted by the SEC).

    (uu) "UNDERWRITTEN OFFERING" means an offering in which securities of the Company are sold to an underwriter for reoffering to the public pursuant to an effective Registration Statement under the Securities Act.

    (vv) "VOTING TRUST AND DIVESTITURE AGREEMENT" means that certain Voting Trust and Divestiture Agreement, of even date herewith, by and among the Company, the Foundation and the trustee named therein.

    SECTION 2.  DEMAND REGISTRATION RIGHTS.

    (a) Throughout the Effective Period, the Foundation may, at any time and subject to the terms hereof, request the Company in writing (each, a "DEMAND") to effect a registration with the SEC under and in accordance with the provisions of the Securities Act of all or part of the Registrable Securities (a "DEMAND REGISTRATION"). The Demand shall specify the aggregate number of shares of Registrable Securities requested to be so registered. Any request received by the Company from the Foundation as provided in this Section 2(a) shall be deemed to be a "Demand" for purposes of this Agreement unless the Company shall have notified the Foundation in writing, prior to its receipt of such request from the Foundation, of its intention to register securities with the SEC, in which case the request from the Foundation shall be governed by Section 3 hereof, not this Section 2.

    (b) Following its receipt of a Demand, the Company shall have the right, but not the obligation (the "DEMAND OPTION"), exercisable by providing written notice thereof (the "DEMAND OPTION NOTICE") to the Foundation within fifteen
(15) Business Days, to purchase all or (subject to the penultimate sentence of this Section 2(b)) any portion of the Registrable Securities that are the subject of such Demand (the "DEMAND OPTION SECURITIES") at a cash price per share equal to the average closing sale price per share of the Common Stock on the NYSE during the ten (10) consecutive trading days ending on the second (2nd) trading day immediately preceding the date of the Demand. The Demand Option Notice shall state the number of Demand Option Securities that the Company shall purchase pursuant to the Demand Option, the aggregate purchase price therefor, and the closing date of the Company's purchase of the Demand Option Securities, which shall take place no later than thirty (30) days after the date of the Demand Option Notice. The Company shall pay for the Demand Option Securities that it shall purchase pursuant to the Demand Option at the closing thereof by wire transfer of immediately available funds to a bank account designated by the Foundation. At such closing, the Foundation shall deliver or cause to be delivered to the Company the certificate or certificates representing the number of Demand Option Securities purchased by the Company as specified in the Demand Option Notice, free and clear of all liens, claims, security interests and other encumbrances. The Company shall be entitled to receive customary representations and warranties from the Foundation regarding such sale of Demand Option Securities (including representations regarding good title to such shares, free and clear of all liens, claims, security interests and other encumbrances). Notwithstanding anything in this Section 2(b) to the contrary, unless the Foundation shall consent thereto, the Company shall not have the right to purchase less than all of the Demand Option Securities pursuant to a Demand Option if the Current Market Value (determined as of the date of the original Demand by the Foundation) of the Demand Option Securities that the Company shall have elected not to purchase shall be less than Thirty Million Dollars ($30,000,000). In the event that the Company shall purchase all of the Demand Option Shares in accordance with this Section 2(b), then the requested Demand Registration related thereto shall not be deemed to count as a Demand Registration described in Section 2(d)(i) or Section 2(d)(ii) hereof.

    (c) If the Company does not elect to exercise the Demand Option, or elects to purchase less than all of the Demand Option Securities, the Company shall use its best efforts to file a Registration Statement for the Registrable Securities, or remainder thereof, identified in such Demand as soon as practicable.

    (d) Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to file a Registration Statement for the Registrable Securities identified in a Demand:

        (i) if the Company shall have previously effected a Demand Registration at any time during the immediately preceding one hundred twenty (120) day period;

        (ii) if the Company shall have previously effected a Demand Registration at any time during the calendar year in which the Demand was received;

       (iii) if the Company shall have previously effected a registration of Common Stock to be issued and sold by the Company at any time during the immediately preceding one hundred twenty

    (120) day period (other than a registration on Form S-4, Form S-8 or Form S-3 (with respect to dividend reinvestment plans and similar plans) or any successor forms thereto);

        (iv) if the number of Registrable Securities identified in the Demand shall have a Current Market Value (determined as of the date of such Demand) of less than Thirty Million Dollars ($30,000,000), unless such Registrable Securities identified in the Demand constitute all remaining Registrable Securities; or

        (v) during the pendency of any Blackout Period.

    (e) The Company shall be permitted to satisfy its obligations under this
Section 2 by amending (to the extent permitted by applicable law) any Shelf Registration previously filed by the Company under the Securities Act so that such Shelf Registration (as amended) shall permit the disposition (in accordance with the intended methods of disposition specified as aforesaid) of all of the Registrable Securities for which a Demand shall have been made. If the Company shall so amend a previously filed Shelf Registration, it shall be deemed to have effected a Demand Registration.

    (f) A requested Demand Registration shall not be deemed to count as a Demand Registration described in Section 2(d)(i) or Section 2(d)(ii) hereof if:
(i) such registration has not been declared effective by the SEC or does not become effective in accordance with the Securities Act, (ii) after becoming effective, such registration is materially interfered with by any stop order, injunction or similar order or requirement of the SEC or other governmental agency or court for any reason not attributable to the Foundation and does not thereafter become effective, (iii) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such Demand Registration are not satisfied or waived due to a failure on the part of the Company, or (iv) the Foundation shall have withdrawn its Demand or otherwise determined not to pursue such registration prior to the filing of the Registration Statement with the SEC for such Demand, PROVIDED that the Foundation shall have reimbursed the Company for all of its out-of-pocket expenses incurred in connection with such Demand.

    (g) Should a Registration Statement filed pursuant to a Demand not become effective due to the failure of the Foundation to perform its obligations under this Agreement or the inability of the Foundation to reach agreement with the underwriter(s) on price or other customary terms for such transaction, or in the event the Foundation determines to withdraw or does not pursue a request for registration pursuant to a Demand (in each of the foregoing cases, provided that at such time the Company shall be in compliance in all material respects with its obligations under this Agreement), then (subject to the last sentence of this Section 2(g)) such registration shall be deemed to count as a Demand Registration described in Section 2(d)(i) or Section 2(d)(ii) hereof, and the Foundation shall not be obligated to reimburse the Company for any of its out-of-pocket expenses incurred in the preparation, filing and processing of the Registration Statement. Notwithstanding anything to the contrary in this
Section 2(g), if (i) a Registration Statement filed pursuant to a Demand shall not become effective due to the failure of the Foundation to reach agreement with the underwriter(s) on the offering price for such transaction, and
(ii) the Current Market Value of the Registrable Securities included in such Demand determined on the date that the Foundation and the underwriter(s) shall have failed to reach agreement on the offering price for such transaction shall be less than or equal to seventy-five percent (75%) of the Current Market Value of the Registrable Securities included in such Demand determined on the date that the Foundation shall have made such Demand to the Company, then such requested Demand Registration shall not be deemed to count as a Demand Registration described in Section 2(d)(i) or Section 2(d)(ii) hereof (PROVIDED that the Foundation shall have reimbursed the Company for all of its out-of-pocket expenses incurred in the preparation, filing and processing of the Registration Statement).

    (h) The Company shall have the right, but not the obligation, to include any securities to be issued and sold by the Company in any Registration Statement (including a Shelf Registration referred to in Section 2(e) hereof) filed pursuant to a Demand without the prior consent of the Foundation.

    (i) If the lead managing underwriter (selected by the Company as provided in Section 5 hereof) of an Underwritten Offering made pursuant to a Demand shall advise the Company in writing (with a copy to the Foundation) that marketing or other factors require a limitation on the number of shares of Common Stock which can be sold in such offering within a price range acceptable to the Foundation, then (i) if the Company shall have elected to include any securities to be issued and sold by the Company in such Registration Statement pursuant to
Section 2(h) hereof, then the Company shall reduce the number of securities the Company shall intend to issue and sell pursuant to such Registration Statement such that the total number of securities being sold by the Foundation and the Company shall be equal to the number which can be sold in such offering within a price range acceptable to the Foundation, and (ii) if the Company shall not have elected to include any securities in such Registration Statement pursuant to
Section 2(h) hereof or if the reduction referred to in the previous clause (i) shall not be sufficient, then, notwithstanding Section 2(d)(iv) hereof, the Foundation shall reduce the number of Registrable Securities requested to be included in such offering to the number that the lead managing underwriter advises can be sold in such offering within such price range and such Demand shall count as a Demand Registration described in Section 2(d)(i) or
Section 2(d)(ii) hereof, PROVIDED THAT at least $10,000,000 in gross sale proceeds shall have been received by the Foundation pursuant to such offering, otherwise such requested Demand Registration shall not be deemed to count as a Demand Registration described in Section 2(d)(i) and Section 2(d)(ii) hereof (PROVIDED that the Foundation shall have reimbursed the Company for all of its out-of-pocket expenses incurred in the preparation, filing and processing of the Registration Statement).

    SECTION 3.  PIGGY-BACK REGISTRATION RIGHTS.

    (a) Whenever the Company shall propose to file a Registration Statement under the Securities Act relating to the public offering of Common Stock for sale for cash for its own account, the Company shall give written notice to the Foundation at least fifteen (15) Business Days prior to the anticipated filing thereof, specifying the approximate date on which the Company proposes to file such Registration Statement and the intended method of distribution in connection therewith, and advising the Foundation of the Foundation's right to have any or all of the Registrable Securities then held by the Foundation included among the securities to be covered by such Registration Statement (the "PIGGY-BACK RIGHTS") and the Foundation's right, until such time as the Foundation holds less than fifty percent (50%) of the issued and outstanding shares of Common Stock, to have any or all of the Registrable Securities then held by the Foundation included among the securities to be covered by such Registration Statement such that the Foundation shall be entitled to receive, at its option, up to fifty percent (50%) of the proceeds from the sale of shares of Common Stock to the public (the "SHARE-RIGHTS").

    (b) Subject to Section 3(c) and Section 3(d) hereof in the event that the Foundation has and shall elect to utilize its Piggy-Back Rights, the Company shall include in the Registration Statement the Registrable Securities identified by the Foundation in a written request (the "PIGGY-BACK REQUEST") given to the Company not later than ten (10) Business Days prior to the proposed filing date of the Registration Statement. The Registrable Securities identified in the Piggy-Back Request shall be included in the Registration Statement on the same terms and conditions as the other shares of Common Stock included in the Registration Statement.

    (c) Notwithstanding anything in this Agreement to the contrary, the Foundation shall not have Piggy-Back Rights with respect to (i) a Registration Statement on Form S-4 or Form S-8 or Form S-3 (with respect to dividend reinvestment plans and similar plans) or any successor forms thereto, (ii) a

Registration Statement filed in connection with an exchange offer or an offering of securities solely to existing stockholders or employees of the Company,
(iii) a Registration Statement filed in connection with an offering by the Company of securities convertible into or exchangeable for Common Stock, (iv) a Registration Statement filed in connection with the redistribution of shares of Common Stock held by the Foundation in excess of the Ownership Limit pursuant to
Article V of the Voting Trust and Divestiture Agreement, or (v) a Registration Statement filed in connection with a private placement of securities of the Company (whether for cash or in connection with an acquisition by the Company or one of its subsidiaries).

    (d) If the lead managing underwriter selected by the Company for an Underwritten Offering for which Piggy-Back Rights are requested determines that marketing or other factors require a limitation on the number of shares of Common Stock to be offered and sold in such offering, then (i) such underwriter shall provide written notice thereof to each of the Company and the Foundation, and (ii) there shall be included in the offering, first, all shares of Common Stock proposed by the Company to be sold for its account (or such lesser amount as shall equal the maximum number determined by the lead managing underwriter as aforesaid) and, second, only that number of Registrable Securities requested to be included in such Registration Statement by the Foundation that such lead managing underwriter reasonably and in good faith believes will not substantially interfere with (including, without limitation, adversely affect the pricing of) the offering of all the shares of Common Stock that the Company desires to sell for its own account.

    (e) Nothing contained in this Section 3 shall create any liability on the part of the Company to the Foundation if the Company for any reason should decide not to file a Registration Statement for which Piggy-Back Rights or Share-Rights are available or to withdraw such Registration Statement subsequent to its filing, regardless of any action whatsoever that the Foundation may have taken, whether as a result of the issuance by the Company of any notice hereunder or otherwise.

    (f) A request made by the Foundation pursuant to its Piggy-Back Rights or Share-Rights to include Registrable Securities in a Registration Statement shall not be deemed a Demand Registration described in Section 2(d)(i) or
Section 2(d)(ii) hereof.

    SECTION 4.  CONTINUING OPTION.

    (a) At any time and from time to time after the Initial Continuing Option Exercise Date (as defined below in this Section 4(a)) and thereafter during the Effective Period, the Company shall have the right, but not the obligation (the "CONTINUING OPTION"), exercisable by providing written notice thereof (the "CONTINUING OPTION NOTICE") to the Foundation, to purchase from the Foundation all or any portion of the Registrable Securities (the "CONTINUING OPTION SECURITIES") at a cash price per share equal to the Continuing Option Price (as defined below in this Section 4(a)). The Continuing Option Notice shall state the number of Continuing Option Securities that the Company shall purchase pursuant to the Continuing Option, the aggregate purchase price therefor, and the closing date of the Company's purchase of the Continuing Option Securities, which shall take place within sixty (60) days of the date of the Continuing Option Notice. The Company shall pay for the Continuing Option Securities that it shall purchase pursuant to the Continuing Option at the closing thereof by wire transfer of immediately available funds to a bank account designated by the Foundation. At such closing, the Foundation shall deliver to the Company a certificate or certificates representing the number of Continuing Option Securities purchased by the Company as specified in the Continuing Option Notice, free and clear of all liens, claims, security interests and other encumbrances. The Company shall be entitled to receive customary representations and warranties from the Foundation regarding such sale of Continuing Option Securities (including representations regarding good title to such shares, free and clear of all liens, claims, security interests and other encumbrances). The term "INITIAL CONTINUING OPTION EXERCISE DATE", as used herein, shall mean the earlier to occur of (i) the consummation of a Demand Registration or an offering pursuant to a Piggy-Back Request resulting in gross sale proceeds to the Foundation of at least Ten Million Dollars ($10,000,000), (ii) the consummation of a private placement transaction by the Foundation resulting in gross sale proceeds to the Foundation of at least Ten Million Dollars ($10,000,000), or (iii) the purchase by the Company of Private Placement Securities resulting in gross sale proceeds to the Foundation of at least Ten Million Dollars ($10,000,000). The term "CONTINUING OPTION PRICE", as used herein, shall mean (i) prior to the consummation of a Demand Registration or an offering pursuant to a Piggy-Back Request, the greater of "A", "B" or "C", and (ii) from and after the consummation of a Demand Registration or an offering pursuant to a Piggy-Back Request, the greater of "A" or "B", where, for purposes of the foregoing clauses (i) and (ii), "A" shall mean the average closing sale price per share of Common Stock on the NYSE during the ten (10) consecutive trading days ending on the date that the Continuing Option Notice with respect to such Continuing Option shall have been provided, "B" shall mean the average closing sale price per share of Common Stock on the NYSE during the ten
(10) consecutive trading days ending on the forty-fifth (45th) day prior to the date that the Continuing Option Notice with respect to such Continuing Option shall have been provided, and "C" shall equal the price per share received by the Foundation in its most recent sale of Private Placement Securities pursuant to Section 11 hereof (regardless of whether such Private Placement Securities shall have been sold to qualified investors or to the Company).

    (b) If the Company shall purchase Continuing Option Securities pursuant to
Section 4(a) hereof, it shall not, for a period of forty-five (45) days thereafter, sell shares of Common Stock for cash in public or private transactions (except that the Company shall be permitted, during such period, to issue Common Stock pursuant to benefit, stock option and dividend reinvestment plans for its directors, officers, employees and shareholders).

    SECTION 5.  SELECTION OF UNDERWRITERS.

    (a) In connection with any Underwritten Offering made pursuant to a Demand, the Company shall have the right to select the lead managing underwriter and any other managing underwriter to administer the Underwritten Offering, so long as each such underwriter shall be reasonably satisfactory to the Foundation. Each underwriter selected by the Company shall be deemed reasonably satisfactory to the Foundation unless the Foundation sends a written notice of objection to the Company within five (5) Business Days following receipt of written notice from the Company of the selection of the underwriter.

    (b) The Foundation acknowledges and agrees that             shall be
reasonably satisfactory to the Foundation to serve as a managing underwriter for any Underwritten Offering made pursuant to a Demand.

    SECTION 6. BLACKOUT PERIODS. If the Company determines in good faith that the registration and distribution of Registrable Securities (or the use of the Registration Statement or related Prospectus) resulting from a Demand received from the Foundation would (i) materially and adversely interfere with any previously announced business combination transaction involving the Company pursuant to which the Company would issue, in connection with such transaction, shares of Common Stock to some or all of the equity owners of the counter-party to such business combination transaction, or (ii) result in the premature disclosure of any pending financing, acquisition, corporate reorganization or any other corporate development involving the Company or any of its subsidiaries, and, in either such event, the Company shall promptly give the Foundation written notice of such determination, then the Company shall be entitled to (x) postpone the filing of the Registration Statement otherwise required to be prepared and filed by the Company pursuant to Section 2 hereof, or (y) elect that the effective Registration Statement not be used, in either case for a reasonable period of time, but not to exceed 120 days after the date that the Demand was made (a "BLACKOUT PERIOD"). Any such written notice shall contain a general statement of the reasons for such postponement or restriction on use and an estimate of the anticipated delay. The Company shall promptly notify the Foundation of the expiration or earlier termination of such Blackout Period.

    SECTION 7.  HOLDBACK.

    (a) If (i) during the Effective Period, the Company shall file a Registration Statement (other than a registration on Form S-4, Form S-8 or
Form S-3 (with respect to dividend reinvestment plans and similar plans) or any successor forms thereto) with respect to any shares of its capital stock, and
(ii) upon reasonable prior notice (A) the Company (in the case of a non-underwritten offering pursuant to such Registration Statement) advises the Foundation in writing that a sale or distribution of Registrable Securities would adversely affect such offering, or (B) the managing underwriter or underwriters (in the case of an Underwritten Offering) advise the Company in writing (in which case the Company shall notify the Foundation) that a sale or distribution of Registrable Securities would adversely impact such offering, then the Foundation shall, to the extent not inconsistent with applicable law, refrain from effecting any sale or distribution of Registrable Securities, including sales pursuant to Rule 144, during the period commencing on the date of such notice and continuing until the ninetieth (90th) day after the effective date of such Registration Statement.

    (b) During the thirty (30) day period commencing on the effective date of a Registration Statement filed by the Company on behalf of the Foundation in connection with an Underwritten Offering pursuant to a Demand, the Company shall not effect (except pursuant to registrations on Form S-4 or Form S-8 or Form S-3 (with respect to dividend reinvestment plans and similar plans) or any successor forms thereto and except pursuant to Section 2(h) hereof) any public sale or distribution of Common Stock or of preferred stock or securities convertible into or exercisable for Common Stock.

    SECTION 8. REGISTRATION PROCEDURES. If and whenever the Company shall be required to use its best efforts to effect or cause the registration of any Registrable Securities under the Securities Act as provided in this Agreement, the Company shall and, with respect to Section 8(m) and Section 8(n), the Foundation shall:

    (a) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities on any form for which the Company then qualifies or that counsel for the Company shall deem appropriate, and which form shall be available for the sale of the Registrable Securities in accordance with the intended methods of distribution thereof, and use its best efforts to cause such Registration Statement to become and remain effective;

    (b) prepare and file with the SEC amendments and post-effective amendments to such Registration Statement and such amendments and supplements to the Prospectus used in connection therewith as may be necessary to maintain the effectiveness of such registration or as may be required by the rules, regulations or instructions applicable to the registration form utilized by the Company or by the Securities Act for a Shelf Registration or otherwise necessary to keep such Registration Statement effective for at least sixty (60) days and cause the Prospectus as so supplemented to be filed pursuant to Rule 424 under the Securities Act, and to otherwise comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until the earlier of (x) such 60th day or (y) such time as all Registrable Securities covered by such Registration Statement shall have ceased to be Registrable Securities (it being understood that the Company at its option may determine to maintain such effectiveness for a longer period, whether pursuant to a Shelf Registration or otherwise), PROVIDED, HOWEVER, that a reasonable time before filing a Registration Statement or Prospectus, or any amendments or supplements thereto (other than reports required to be filed by it under the Exchange Act), the Company shall furnish to the Foundation, the managing underwriter and their respective counsel for review and comment, copies of all documents proposed to be filed;

    (c) furnish to the Foundation and to any underwriter in connection with an Underwritten Offering such number of conformed copies of such Registration Statement and of each amendment and post-effective amendment thereto (in each case including all exhibits) and such number of copies of any Prospectus or Prospectus supplement and such other documents as the Foundation or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by the Foundation or underwriter (the Company hereby consenting to the use (subject to the limitations set forth in Section 8(n) hereof) of the Prospectus or any amendment or supplement thereto in connection with such disposition);

    (d) use its best efforts to register or qualify such Registrable Securities covered by such Registration Statement under such other securities or "blue sky" laws of such jurisdictions as the Foundation shall reasonably request, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this Section 8(d), it would not be obligated to be so qualified, to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction;

    (e) notify the Foundation, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act within the appropriate period mentioned in Section 8(b) hereof, of the Company's becoming aware that the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and, at the request of the Foundation, prepare and furnish to the Foundation a reasonable number of copies of an amendment or supplement to such Registration Statement or related Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

    (f) notify the Foundation at any time:

        (1) when the Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective;

        (2) of any request by the SEC for amendments or supplements to the Registration Statement or the Prospectus or for additional information;

        (3) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or any order preventing the use of a related Prospectus, or the initiation (or any overt threats) of any proceedings for such purposes;

        (4) of the receipt by the Company of any written notification of the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation (or overt threats) of any proceeding for that purpose, and

        (5) if at any time the representations and warranties of the Company contemplated by Section 8(i) below cease to be true and correct in all material respects;

    (g) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders an earnings statement that shall satisfy the provisions of Section 11(a) of the Securities Act, provided that the Company shall be deemed to have complied with this
Section 8(g) if it shall have complied with Rule 158 under the Securities Act;

    (h) use its best efforts to cause all such Registrable Securities to be listed on the NYSE, The Nasdaq Stock Market or any other national securities exchange or automated quotation system on which the class of Registrable Securities being registered is then listed, if such Registrable Securities are not already so listed and if such listing is then permitted under the rules of such exchange, and to provide a transfer agent and registrar for such Registrable Securities covered by such Registration Statement no later than the effective date of such Registration Statement;

    (i) enter into agreements (including an underwriting agreement in the form customarily entered into by the Company in a comparable Underwritten Offering) and take all other appropriate and all commercially reasonable actions in order to expedite or facilitate the disposition of such Registrable

Securities and in such connection, whether or not an underwriting agreement shall be entered into and whether or not the registration shall be an underwritten registration:

        (i) make such representations and warranties to the Foundation and the underwriters, if any, in form, substance and scope as are customarily made by the Company to underwriters in comparable Underwritten Offerings;

        (ii) obtain opinions of counsel to the Company and updates thereof (which counsel and opinions shall be reasonably satisfactory (in form, scope and substance) to the managing underwriters, if any, and the Foundation) addressed to the Foundation and the underwriters covering the matters customarily covered in opinions requested in comparable Underwritten Offerings by the Company;

       (iii) obtain "comfort letters" and updates thereof from the Company's independent certified public accountants addressed to the Foundation and the underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in "comfort letters" by independent accountants in connection with comparable underwritten offerings on such date or dates as may be reasonably requested by the managing underwriter;

        (iv) provide the indemnification in accordance with the provisions and procedures of Section 11 hereof to all parties to be indemnified pursuant to such Section 11; and

        (v) deliver such documents and certificates as may be reasonably requested by the Foundation and the managing underwriters, if any, to evidence compliance with Section 8(f) above and with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company;

    (j) cooperate with the Foundation and the managing underwriter or underwriters to facilitate, to the extent reasonable under the circumstances, the timely preparation and delivery of certificates representing the securities to be sold under such Registration Statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or underwriters, if any, or the Foundation may request and/or in a form eligible for deposit with the Depository Trust Company;

    (k) make available to the Foundation, any underwriter participating in any disposition pursuant to such Registration Statement, and any attorney, accountant or other agent retained by the Foundation or underwriter (collectively, the "INSPECTORS"), reasonable access to appropriate officers of the Company and the Company's subsidiaries to ask questions and to obtain information reasonably requested by such inspector and all financial and other records and other information, pertinent corporate documents and properties of any of the Company and its subsidiaries and affiliates (collectively, the "RECORDS"), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, PROVIDED, HOWEVER, that the Records that the Company determines, in good faith, to be confidential and which it notifies the Inspectors in writing are confidential shall not be disclosed to any Inspector unless such Inspector signs a confidentiality agreement reasonably satisfactory to the Company or either (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission of a material fact in such Registration Statement, or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, PROVIDED, FURTHER, that any decision regarding the disclosure of information pursuant to subclause (i) shall be made only after consultation with counsel for the applicable Inspectors; and PROVIDED, FURTHER, that the Foundation agrees that it shall, promptly after learning that disclosure of such Records is sought in a court having jurisdiction, give notice to the Company and allow the Company, at the Company's expense, to undertake appropriate action to prevent disclosure of such Records;

    (l) in the event of the issuance of any stop order suspending the effectiveness of the Registration Statement or of any order suspending or preventing the use of any related Prospectus or suspending the qualification of any Registrable Securities included in the Registration Statement for sale in any jurisdiction, the Company shall use all commercially reasonable efforts promptly to obtain its withdrawal;

    (m) the Foundation shall furnish the Company with such information regarding the Foundation and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request in writing, and

    (n) the Foundation shall, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 8(e) hereof forthwith discontinue disposition of Registrable Securities pursuant to the Prospectus or Registration Statement covering such Registrable Securities until the Foundation shall have received copies of the supplemented or amended Prospectus contemplated by Section 8(e) hereof and, if so directed by the Company, the Foundation shall deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in the Foundation's possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice.

    SECTION 9. REGISTRATION EXPENSES. Except as otherwise provided herein, in connection with all registrations of Registrable Securities made pursuant to a Demand Registration, Piggy-Back Rights or Share-Rights, the Company shall pay all Registration Expenses; provided, however, that the Foundation shall pay, and shall hold the Company harmless from, (i) any underwriting discounts and commissions and transfer taxes relating to the sale or disposition of Registrable Securities, and (ii) any fees, expenses or disbursements of counsel and other advisors to the Foundation.

    SECTION 10. RULE 144. The Company shall take such measures and file such information, documents and reports as shall be required by the SEC as a condition to the availability of Rule 144. The Foundation shall not be permitted to sell any Registrable Securities pursuant to Rule 144 until such time as the Foundation shall have sold Registrable Securities to non-Affiliates of the Foundation and shall have received in exchange therefor aggregate proceeds of at least Fifty Million Dollars ($50,000,000). Thereafter, the Foundation shall not be permitted to sell any Registrable Securities pursuant to Rule 144 if
(i) such sale shall be to any Person that Beneficially Owns any shares of Common Stock in excess of the Ownership Limit applicable to such Person; (ii) such sale shall cause any Person to Beneficially Own any shares of Common Stock in excess of the Ownership Limit applicable to such Person; or (iii) such sale would violate the terms of this Agreement, the Voting Trust and Divestiture Agreement, the Articles of Incorporation or the Bylaws.

    SECTION 11. PRIVATE PLACEMENTS. Subject to the terms of this Agreement, the Voting Trust and Divestiture Agreement, the Articles of Incorporation, the Bylaws and the right of first refusal in favor of the Company described below in this Section 11, the Foundation shall have the right at all times to sell shares of Registrable Securities in one or more private placements (the "Private Placement Securities") to qualified investors PROVIDED that the Foundation provides written notice to the Company at least forty-five (45) Business Days prior to making any such proposed private placement advising the Company of the terms and conditions of such proposed private placement (the "Private Placement Notice"), and PROVIDED FURTHER that the consummation of such proposed private placement would not cause any Person to Beneficially Own any shares of Common Stock in excess of the Ownership Limit applicable to such Person. The Private Placement Notice shall contain the identity of the proposed private placement purchaser, the price at which the Private Placement Securities shall be sold to the proposed private placement purchaser, the number of Private Placement Securities to be sold to the proposed private placement purchaser, and all other material terms and conditions of the proposed private placement. Following its receipt of the Private Placement Notice, the Company shall have the right, but not the obligation (the "Private Placement Option"), exercisable by providing written notice thereof (the "Private Placement Option Notice") to the Foundation within thirty (30) Business Days, to purchase all (but not less than all) of the Private Placement Securities on the same terms and conditions contained in the Private Placement Notice. The Private Placement Option Notice shall state the number of Private Placement Securities that the Company shall purchase pursuant to the Private Placement Option, the aggregate purchase price therefor, and the closing date of the Company's purchase of the Private Placement Securities, which shall take place no later than sixty
(60) days after the date of the Private Placement Option Notice. The Company shall pay for the Private Placement Securities that it shall purchase pursuant to the Private Placement Option at the closing thereof by wire transfer of immediately available funds to a bank account designated by the Foundation. At such closing, the Foundation shall deliver to the Company a certificate or certificates representing the number of Private Placement Securities, free and clear of all liens, claims, security interests and other encumbrances. The Company shall be entitled to receive customary representations and warranties from the Foundation regarding such sale of Private Placement Securities (including representations regarding good title to such shares free and clear of all liens, claims, security interests and other encumbrances). If the Company shall elect not to exercise the Private Placement Option, the Foundation may sell the Private Placement Securities identified in the Private Placement Notice at the time and subject to all of the terms and the conditions contained in the Private Placement Notice.

    SECTION 12. COVENANTS OF FOUNDATION. The Foundation hereby covenants and agrees that it shall not sell any Registrable Securities in violation of the Securities Act and this Agreement, the Voting Trust and Divestiture Agreement, the Articles of Incorporation and the Bylaws.

    SECTION 13.  INDEMNIFICATION; CONTRIBUTION.

    (a) The Company shall indemnify and hold harmless the Foundation, its officers and directors, and any agent or investment adviser thereof against all losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees and expenses) incurred by such party pursuant to any actual or threatened action, suit, proceeding or investigation arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, any Prospectus or preliminary Prospectus, or any amendment or supplement to any of the foregoing, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or a preliminary Prospectus, in light of the circumstances then existing) not misleading, except in each case insofar as the same arise out of or are based upon, any such untrue statement or omission made in reliance on and in conformity with information with respect to the Foundation furnished to the Company by the Foundation or its counsel expressly for use therein. In connection with an Underwritten Offering, the Company shall indemnify the underwriters thereof, their officers, directors and agents and each Person who controls such underwriters (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as provided above with respect to the indemnification of the Foundation. Notwithstanding the foregoing provisions of this Section 13(a), the Company shall not be liable to the Foundation, any Person who participates as an underwriter in the offering or sale of Registrable Securities or any other Person, if any, who controls any such underwriter (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), under this Section 13 for any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense that arises out of an untrue statement or alleged untrue statement or omission or alleged omission in the preliminary Prospectus if the Foundation, or other Person on behalf of the Foundation, failed to send or deliver a copy of a final Prospectus to the Person asserting the claim prior to the written confirmation of the sale of the Registrable Securities to such Person and such statement or omission was corrected in such final Prospectus and the Company had previously and namely furnished sufficient copies thereof to the Foundation in accordance with this Agreement.

    (b) In connection with any registration of Registrable Securities pursuant to this Agreement, the Foundation shall furnish to the Company and any underwriter in writing such information, including the name, address and the amount of Registrable Securities held by the Foundation, as the Company or any underwriter reasonably requests for use in the Registration Statement relating to such registration or the related Prospectus and agrees to indemnify and hold harmless the Company, any underwriter, each such party's officers and directors and each Person who controls each such party (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and any agent or investment adviser thereof against all losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees and expenses) incurred by each such party pursuant to any actual or threatened action, suit, proceeding or investigation arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, any Prospectus or preliminary Prospectus, or any amendment or supplement to any of the foregoing, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or a preliminary Prospectus, in light of the circumstances then existing) not misleading, but only to the extent that any such untrue statement or omission is made in reliance on and in conformity with information with respect to the Foundation furnished to the Company or any underwriter by the Foundation or its counsel specifically for inclusion therein. Notwithstanding the foregoing provisions of this Section 13(b), the Foundation shall not be liable to the Company, any underwriter, each such parties' officers or directors, any other Person who controls any such party (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), or any agent or investment advisor thereof, if the Foundation had provided information curing any untrue statement or omission in time reasonably sufficient to prevent the inclusion of such untrue statement or omission in the Registration Statement.

    (c) Any Person entitled to indemnification hereunder agrees to give prompt written notice to the indemnifying party after the receipt by such indemnified party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which such indemnified party may claim indemnification or contribution pursuant to this Section 13 (PROVIDED that failure to give such notification shall not affect the obligations of the indemnifying party pursuant to this Section 13 except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure). In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 13 for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. Notwithstanding the foregoing, if (i) the indemnifying party shall not have employed counsel reasonably satisfactory to such indemnified party to take charge of the defense of such action within a reasonable time after notice of commencement of such action (so long as such failure to employ counsel is not the result of an unreasonable determination by such indemnified party that counsel selected pursuant to the immediately preceding sentence is unsatisfactory) or if the indemnifying party shall not have demonstrated to the reasonable satisfaction of the indemnified party its ability to finance such defense, or (ii) the actual or potential defendants in, or targets of, any such action include both the indemnifying party and such indemnified party and such indemnified party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the indemnifying party which, if the indemnifying party and such indemnified party were to be represented by the same counsel, could result in a conflict of interest for such counsel or materially prejudice the prosecution of the defenses available to such indemnified party, then such indemnified party shall have the right to employ separate counsel, in which case the fees and expenses of one counsel or firm of counsel (plus one local or regulatory counsel or firm of counsel) selected by a majority in interest of the indemnified parties shall be borne by the indemnifying party and the fees and expenses of all other counsel retained by the indemnified parties shall be paid by the indemnified parties. No indemnified party shall consent to entry of any judgment or enter into any settlement without the consent (which consent, in the case of an action, suit, claim or proceeding exclusively seeking monetary relief, shall not be unreasonably withheld) of each indemnifying party.

    (d) If the indemnification from the indemnifying party provided for in this
Section 13 is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages, liabilities and expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 13(c) hereof, any legal and other fees and expenses reasonably incurred by such indemnified party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 13(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this
Section 13(d). Notwithstanding the provisions of this Section 13(d), no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission and the Foundation shall not be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of the Foundation were offered to the public exceeds the amount of any damages which the Foundation has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. If indemnification is available under this Section 13, the indemnifying parties shall indemnify each indemnified party to the fullest extent provided in Section 13(a) or Section 13(b) hereof, as the case may be, without regard to the relative fault of such indemnifying parties or indemnified party or any other equitable consideration provided for in this Section 13(d).

    (e) The provisions of this Section 13 shall be in addition to any liability which any party may have to any other party and shall survive any termination of this Agreement. The indemnification provided by this Section 13 shall remain in full force and effect irrespective of any investigation made by or on behalf of an indemnified party, so long as such indemnified party is not guilty of acting in a fraudulent, reckless or grossly negligent manner.

    SECTION 14. PARTICIPATION IN UNDERWRITTEN OFFERINGS. The Foundation may not participate in any Underwritten Offering hereunder unless the Foundation
(a) in the case of a registration pursuant to Section 3 hereof agrees to sell the Foundation's securities on the basis provided in any underwriting arrangements approved by the Company in its reasonable discretion, and
(b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

    SECTION 15. INJUNCTIONS. Each party acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Therefore, each party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which such party may be entitled at law or in equity.

    SECTION 16. AMENDMENTS AND WAIVERS. No amendment, modification, supplement, termination, consent or waiver of any provision of this Agreement, nor consent to any departure herefrom, shall in any event be effective unless the same is in writing and is signed by the party against whom enforcement of the same is sought. Any waiver of any provision of this Agreement and any consent to any departure from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

    SECTION 17. NOTICES. All notices, consents, requests, demands and other communications hereunder must be in writing, and shall be deemed to have been duly given or made (i) when delivered in person; (ii) three (3) days after deposited in the United States mail, first class postage prepaid; (iii) in the case of telegraph or overnight courier services, one (1) Business Day after delivery to the telegraph company or overnight courier service with payment provided; or (iv) in the case of telex or telecopy or fax, when sent, verification received; in each case addressed as follows.

       if to the Company
       Thomas R. Hefty
       Chairman and Chief Executive Officer
       United Heartland Group, Inc.
       401 West Michigan Street
       Milwaukee, Wisconsin 53203
       Fax: (414) 226-6229
       with copy to:
       Joseph C. Branch, Esq.
       Foley & Lardner
       777 East Wisconsin Avenue
       Milwaukee, Wisconsin 53202
       Fax: (414) 297-4900

       if to the Foundation [TO BE DETERMINED BY FOUNDATION PRIOR TO SIGNING]
       ----------------------------------------------------
       ----------------------------------------------------
       ----------------------------------------------------

       with copy to: [TO BE DETERMINED BY FOUNDATION PRIOR TO SIGNING]
       ----------------------------------------------------
       ----------------------------------------------------
       ----------------------------------------------------

    SECTION 18. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the successors of each of the parties. This Agreement and the provisions of this Agreement that are for the benefit of the Foundation shall not be assignable by the Foundation to any Person and any such purported assignment shall be null and void.

    SECTION 19. COUNTERPARTS. This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement and shall become effective when one (1) or more counterparts have been signed by each of the parties and delivered to the other parties.

    SECTION 20. DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    SECTION 21. GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to choice or conflict of laws rules.

    SECTION 22. SEVERABILITY. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, shall be held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all remaining provisions contained herein shall not be in any way impaired thereby.

    SECTION 23. ENTIRE AGREEMENT. This Agreement, including any exhibits or attachments referred to herein, is intended by the parties as a final expression and a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter hereof. There are no restrictions, promises, warranties or undertakings with respect to the subject matter hereof, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

    SECTION 24. FURTHER ACTIONS; BEST EFFORTS. The Foundation shall use its best efforts to take or cause to be taken all appropriate action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable law and regulations to assist the Company in the performance of its obligations hereunder, including, without limitation, the preparation and filing of any Registration Statements pursuant to any Demand.

    SECTION 25. FAIR CONSTRUCTION. This Agreement is the product of negotiation and shall be deemed to have been drafted by all of the parties. It shall be construed in accordance with the fair meaning of its terms and its language shall not be strictly construed against, nor shall ambiguities be resolved against, any particular party.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                           COBALT CORPORATION
                                           a Wisconsin corporation

                                           By:
                                               ---------------------------------------------

                                               Name:
                                                     ----------------------------------------

                                               Title:
                                                     ----------------------------------------

                                           WISCONSIN UNITED FOR HEALTH, INC.,
                                           a Wisconsin nonstock corporation

                                           By:
                                               ---------------------------------------------

                                               Name:
                                                     ----------------------------------------

                                               Title:
                                                     ----------------------------------------

                                                                         ANNEX D

                     VOTING TRUST AND DIVESTITURE AGREEMENT

    THIS VOTING TRUST AND DIVESTITURE AGREEMENT (this "AGREEMENT") is made and
entered into as of the       day of             2001, by and among Cobalt
Corporation, a Wisconsin stock corporation (the "COMPANY"), Wisconsin United for Health, Inc., a Wisconsin nonstock corporation, (the "BENEFICIARY"), and
[TRUSTEE], a             corporation, as trustee (the "TRUSTEE").

                                    RECITALS

    A. The Beneficiary has acquired, contemporaneous with the execution of this Agreement, 31,313,390 shares of common stock, no par value per share of the Company (the "Common Stock"), representing approximately 77.5% of the issued and outstanding shares of Common Stock of the Company.

    B. The Company and its wholly owned subsidiary, Blue Cross & Blue Shield United of Wisconsin, a Wisconsin stock insurance corporation ("New BCBSUW") are licensees of the BlueCross BlueShield Association (the "BCBSA"), thereby enabling the Company and New BCBSUW to use the "Blue Cross" and "Blue Shield" names and related rights (the "Marks").

    C. The Beneficiary wishes for its investment in the Company to be as valuable as possible for so long as such investment is maintained and believes that the Company's and New BCBSUW's licenses to use the Marks will contribute substantially to the Company's value and its future prospects.

    D. The BCBSA has conditioned the Company's and New BCBSUW's licenses to continue to use the Marks upon the Company maintaining certain provisions set forth in this Agreement and in its Articles of Incorporation (as defined below) (the "BASIC PROTECTIONS") which are intended by the BCBSA to enable the Company and New BCBSUW to remain independent of the Beneficiary and any other Person (as defined below) who may in the future acquire shares of Capital Stock (as defined below) in excess of the Ownership Limit (as defined below) applicable to such Person.

    E. The Beneficiary has agreed to be bound by the Basic Protections, including (i) a requirement that the Beneficiary deposit into the voting trust established by this Agreement (the "VOTING TRUST") all of the shares of Capital Stock Beneficially Owned (as defined below) by the Beneficiary, and (ii) a requirement that the Beneficiary reduce its Beneficial Ownership (as defined below) of each class of Capital Stock to less than eighty percent (80%) of the issued and outstanding shares of each class of Capital Stock by the first anniversary of the Closing Date (as defined below), reduce its Beneficial Ownership of each class of Capital Stock to less than fifty percent (50%) of the issued and outstanding shares of each class of Capital Stock within three
(3) years following the Closing Date and reduce its Beneficial Ownership of each class of Capital Stock to less than twenty percent (20%) of the issued and outstanding shares of each class of Capital Stock within five (5) years following the Closing Date, subject to possible extension as provided herein.

                                   AGREEMENT

    In consideration of the foregoing and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

    For purposes of this Agreement, the following terms shall have the following meanings:

    (A) "ACQUISITION PROPOSAL" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any of its subsidiaries or affiliates or any proposal or offer to acquire in any manner any equity interest in, or any portion of the assets of, the Company or any of its subsidiaries or affiliates.

    (B) AFFILIATE," as used with respect to the Beneficiary, has the meaning ascribed to such term in Rule 12b-2 of the Securities and Exchange Act of 1934, as amended, and in effect on November 17, 1993, but shall be deemed to not include the Company and ITS subsidiaries.

    (C) "AGREEMENT" has the meaning set forth in the Preamble hereof.

    (D) "ARTICLES OF INCORPORATION" means the Articles of Incorporation of the Company as in effect at the time that reference is made thereto.

    (E) "BCBSA" has the meaning set forth in Recital B hereof.

    (F) "BASIC PROTECTIONS" has the meaning set forth in Recital D hereof.

    (G) "BENEFICIAL OWNERSHIP," "BENEFICIALLY OWN" or "BENEFICIAL OWNER" have the meaning set forth in Section 1 of Article VI of the Articles of Incorporation.

    (H) "BENEFICIARY" has the meaning set forth in the Preamble hereof.

    (I) "BLACKOUT PERIOD" has the meaning set forth in Section 1 of the Registration Rights Agreement.

    (J) "BOARD OF DIRECTORS" means the Board of Directors of the Company.

    (K) "BYLAWS" means the Bylaws of the Company as in effect at the time that reference is made thereto.

    (L) "CAPITAL STOCK" has the meaning set forth in Section 1 of Article VI of the Articles of Incorporation.

    (M) "CHANGE OF CONTROL PROPOSAL" means any agreement, plan or proposal involving any merger, consolidation or other business combination that, if consummated in accordance with its terms, would result (i) in any holder of the voting Capital Stock of the Company, or any other Person, who Beneficially Owned less than 50.1% of the voting Capital Stock immediately prior to such merger, consolidation or other business combination owning more than 50.1% of the outstanding voting securities of the resulting entity arising out of such merger, consolidation or other business combination, or (ii) in the holders of the voting Capital Stock of the Company, in the aggregate, immediately prior to such merger, consolidation or other business combination owning less than 50.1% of the outstanding voting securities of the resulting entity arising out of such merger, consolidation or other business combination.

    (N) "CLOSING DATE" means the date hereof.

    (O) "COMPANY" has the meaning set forth in the Preamble hereof.

    (P) "COMMON STOCK" has the meaning set forth in Recital A hereof.

    (Q) "DELINQUENT SHARES" means any and all shares of Capital Stock Beneficially Owned by the Beneficiary in excess of the number of shares of Capital Stock that the Beneficiary may Beneficially Own at the One Year Divestiture Deadline, the Three Year Divestiture Deadline or the Five Year Divestiture Deadline, as the case may be, or at any date to which either the One Year Divestiture Deadline, the Three Year Divestiture Deadline or the Five Year Divestiture Deadline, as the case may be, may be extended pursuant to
Section 6.04 or Section 6.05 hereof.

    (R) "FIVE YEAR DIVESTITURE DEADLINE" means the fifth anniversary of the Closing Date, extended day for day, up to a maximum of seven hundred thirty
(730) days, for each day the Company is not required to file a registration Statement (i) in response to an actual demand pursuant to Section 2(d)(iii) of the Registration Rights Agreement as a result of the Company having previously effected a registration of Common Stock, provided that there shall be no such extension if the Company is not required to file a Registration Statement pursuant to said Section 2(d)(iii) because the Company previously effected a registration of Common Stock wherein the Beneficiary exercised its Share-Rights and received the proceeds from the sale of its shares; or (ii) as a result of the pendency of any Blackout Period.

    (S) "INDEMNIFIED PARTY" has the meaning set forth in Section 8.06 hereof.

    (T) "INDEPENDENT BOARD MAJORITY" has the meaning set forth in Section 4.B.3 of Article III of the Articles of Incorporation.

    (U) "MARKS" has the meaning set forth in Recital B hereof.

    (V) "ONE YEAR DIVESTITURE DEADLINE" has the meaning set forth in
Section 6.01 hereof.

    (W) "OWNERSHIP LIMIT" has the meaning set forth in Section 1 of Article VI of the Articles of Incorporation.

    (X) "PERSON" means any individual, firm, partnership, corporation (including, without limitation, a business trust), limited liability company, trust, unincorporated association, joint stock company, joint venture or other entity, and shall include any successor (by merger or otherwise) of any such entity.

    (Y) "REGISTRATION RIGHTS AGREEMENT" means that certain Registration Rights Agreement, of even date herewith, by and between the Company and the Beneficiary.

    (Z) "SHARE-RIGHTS" has the meaning set forth in Section 1 of the Registration Rights Agreement.

    (AA) "SUCCESSOR TRUSTEE" has the meaning set forth in Section 8.04 hereof.

    (BB) "THREE YEAR DIVESTITURE DEADLINE" means the third anniversary of the Closing Date, extended day for day, up to a maximum of three hundred sixty-five
(365) days, for each day the Company is not required to file a registration Statement (i) in response to an actual demand pursuant to Section 2(d)(iii) of the Registration Rights Agreement as a result of the Company having previously effected a registration of Common Stock, provided that there shall be no such extension if the Company is not required to file a Registration Statement pursuant to said Section 2(d)(iii) because the Company previously effected a registration of Common Stock wherein the Beneficiary exercised its Share-Rights and received the proceeds from the sale of its shares; or (ii) as a result of the pendency of any Blackout Period.

    (CC) "TRUSTEE" has the meaning set forth in Preamble hereof.

    (DD) "VOTING TRUST" has the meaning set forth in Recital E hereof.

                                   ARTICLE II
                                DEPOSIT OF STOCK

    SECTION 2.01 DELIVERY OF CAPITAL STOCK. Simultaneous with the execution of this Agreement, all shares of Capital Stock Beneficially Owned by the Beneficiary will be transferred to the Voting Trust. The Beneficiary shall transfer any shares of Capital Stock that it shall Beneficially Own after the Closing Date to the Voting Trust.

    SECTION 2.02 CERTIFICATE BOOK AND INSPECTION OF AGREEMENT. The Trustee shall keep at the address set forth in Section 10.04 hereof correct books of account of all the Trustee's business and transactions relating to the Voting Trust, and a book setting forth the number of shares of Capital Stock held by the Voting Trust. A duplicate of this Agreement and any extension thereof shall be filed with the Secretary of the Company and shall be open to inspection by a shareholder upon the same terms as the record of shareholders of the Company is open to inspection.

                                  ARTICLE III
                    BENEFICIARY'S INTEREST IN CAPITAL STOCK

    SECTION 3.01 RETAINED INTEREST. Subject to the powers, duties and rights of the Company and the Trustee set forth herein and further subject to the terms of this Agreement, the Registration Rights Agreement, the Articles of Incorporation and the Bylaws, the Beneficiary shall retain the entire economic and beneficial ownership rights in all of the shares of Capital Stock held in the Voting Trust.

    SECTION 3.02 WITHDRAWAL OF SHARES FROM TRUST. The Beneficiary shall not be entitled to withdraw any shares of Capital Stock from the Voting Trust except to sell its entire Beneficial Ownership interest in such shares of Capital Stock PROVIDED that (i) such shares of Capital Stock shall be registered in the name of the purchaser thereof (or The Depository Trust Company or its nominee) before being withdrawn from the Voting Trust, (ii) such sale of shares of Capital Stock shall not be to an Affiliate of the Beneficiary, (iii) such sale of shares of Capital Stock shall not be made to any Person Beneficially Owning any shares of Capital Stock in excess of the Ownership Limit applicable to such Person,
(iv) such sale of shares of Capital Stock shall not result in any Person Beneficially Owning any shares of Capital Stock in excess of the Ownership Limit applicable to such Person, and (v) such sale of shares of Capital Stock shall otherwise be permitted pursuant to this Agreement, the Registration Rights Agreement, the Articles of Incorporation and the Bylaws. The Beneficiary shall not transfer any of its retained rights or interest in shares of Capital Stock held in the Voting Trust. Any shares of Capital Stock withdrawn in accordance with this Section 3.02 shall, upon withdrawal, cease to be subject to the terms and conditions of this Agreement

                                   ARTICLE IV
                          TRUSTEE'S POWERS AND DUTIES

    SECTION 4.01 LIMITS ON TRUSTEE'S POWERS. The Trustee shall have only the powers set forth in this Agreement. It is expressly understood and agreed by the parties hereto that under no circumstances shall the Trustee be personally liable for the payment of any indebtedness or expenses of this Agreement or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trustee under this Agreement, except as set forth in this Agreement.

    SECTION 4.02 RIGHT TO VOTE. With respect to all shares of Capital Stock held in the Voting Trust, the Trustee shall have the exclusive and absolute right in respect of such shares of Capital Stock to vote, assent or consent such shares of Capital Stock at all times during the term of this Agreement, subject to Section 4.03 hereof, including, without limitation, the right to vote at any election of directors and in favor of or in opposition to any resolution, dissolution, liquidation, merger or consolidation of the Company, any sale of all or substantially all of the Company's assets, any issuance or authorization of securities, or any action of any character whatsoever which may be presented at any meeting or require the consent of the shareholders of the Company.

    SECTION 4.03 VOTING ON PARTICULAR MATTERS. In exercising the Trustee's powers and duties under this Agreement, the Trustee shall at all times vote, assent or consent all shares of Capital Stock held in the Voting Trust as follows:

    (A) if the matter concerned is the election of directors of the Company, the Trustee shall vote, assent or consent the whole number of shares of Capital Stock held by the Voting Trust in favor of each nominee to the Board of Directors whose nomination has been approved by an Independent Board Majority and vote against any candidate for the Board of Directors for whom no competing candidate has been nominated or selected by an Independent Board Majority;

    (B) unless such action is initiated by or with the consent of an Independent Board Majority, the Trustee shall (i) vote against removal of any director of the Company, (ii) vote against any alteration, amendment, change or addition to or repeal of the Bylaws or Articles of Incorporation, (iii) not nominate any candidate to fill any vacancy on the Board of Directors, (iv) not call any special meeting of the shareholders of the Company, (v) not make any Shareholder Proposal pursuant to Section 2.14 of the Bylaws, and (vi) not take any action by voting shares of Capital Stock held by the Voting Trust that would be inconsistent with or would have the effect, directly or indirectly, of defeating or subverting the voting requirements contained in Section 4.03(a) hereof or this Section 4.03(b); and

    (C) to the extent not covered by Section 4.03(a) or Section 4.03(b) hereof, on any action, proposal or resolution requiring prior approval of the Board of Directors as a prerequisite to become effective the Trustee shall vote in accordance with the recommendation of the Board of Directors, PROVIDED, HOWEVER, that on any Change of Control Proposal approved by the Board of Directors and submitted by the Board of Directors to the shareholders of the Company for a vote thereon, the Trustee shall vote on such Change of Control Proposal as directed by the board of directors of the Beneficiary.

    (D) notwithstanding anything to the contrary in Section 4.03(a), in the event that, in any particular election of directors, Non-Independent Candidates (as defined in Section 3.04(d) of the Bylaws) are eligible for election to the Board of Directors pursuant to Section 4.A of Article III of the Articles of Incorporation, then the Trustee shall vote shares of Capital Stock held by the Beneficiary in the same proportion and for the same director candidates as the votes cast by the non-Beneficiary shareholders ("Mirror Votes"); provided, however, that the Trustee shall only cast Mirror Votes for the number of eligible Non-Independent Candidates under Section 4.A of Article III of the Articles of Incorporation. The provisions of this Section 4.03(d) shall sunset at such time as the Beneficiary no longer Beneficially Owns twenty percent (20%) or more of the issued and outstanding shares of Capital Stock.

    SECTION 4.04 PRESENCE AT MEETINGS. The Trustee shall ensure, with respect to the shares of Capital Stock held in the Voting Trust hereunder, that such shares of Capital Stock are counted as being present for the purposes of any quorum required for shareholder action of the Company and to vote, assent or consent as set forth in this Article IV so long as the Trustee has reasonable notice of the time to vote, assent or consent (and the Trustee shall be deemed to have reasonable notice if it shall receive notice within the time periods under the applicable provisions of the Wisconsin Business Corporation Law).

    SECTION 4.05 SALES. The Trustee shall have no authority to sell any of the shares of Capital Stock deposited pursuant to the provisions of this Agreement, unless expressly permitted pursuant to the terms hereof. Upon the sale of shares of Capital Stock in accordance with the terms hereof, the Trustee shall deliver or cause to be delivered certificates representing such shares of Capital Stock to the Person entitled thereto.

    SECTION 4.06 CONTRARY INSTRUCTIONS. The Trustee shall have no obligation whatsoever to follow any instruction of the Beneficiary if such instruction is contrary to the terms of this Agreement, unless such contrary instruction shall be agreed to in writing by the Beneficiary and the Company.

    SECTION 4.07 EXECUTION BY TRUSTEE. The Trustee shall execute all documents as follows:

    "By:             , not in its individual capacity, but solely as Trustee

     By:             ." [TO BE PROVIDED BY TRUSTEE PRIOR TO SIGNING]

                                   ARTICLE V
                                   STANDSTILL

    SECTION 5.01 ACQUISITION OF CAPITAL STOCK. Throughout the term of this Agreement, the Beneficiary shall not, directly or indirectly, (i) individually, or as part of a group, acquire, offer or propose to acquire, or agree to acquire, by purchase or otherwise, Beneficial Ownership of any shares of Capital Stock, or direct or indirect rights or options to acquire (through purchase, exchange, conversion or otherwise) Beneficial Ownership of any shares of Capital Stock (except by reason of stock dividends, stock splits, spinoffs, mergers, recapitalizations, combinations, conversions, exchanges of shares, or the like), or (ii) enter into any agreement, arrangement or understanding, other than for the sale of shares of Capital Stock in accordance with Section 3.02 hereof and the Registration Rights Agreement, with any Person, other than the Company, that would have the effect of increasing such Person's or the Beneficiary's Beneficial Ownership in any shares of Capital Stock.

    SECTION 5.02 SALE OF CAPITAL STOCK. Notwithstanding anything in this Agreement to the contrary, the Beneficiary shall not sell or otherwise dispose of any shares of Capital Stock to any Person, whether in a private placement, pursuant to a registered offering of securities or otherwise, if after giving effect to the sale or other disposition, and any related transactions, (i) such Person Beneficially Owns an amount of Capital Stock in excess of the Ownership Limit applicable to such Person, or (ii) the effect of such sale or other disposition would be to cause such Person to Beneficially Own an amount of Capital Stock which would exceed the Ownership Limit applicable to such Person.

    SECTION 5.03 NOMINATION OF DIRECTORS. The Beneficiary shall not itself, nor shall it initiate, suggest or otherwise encourage the Board of Directors or any other Person to, (i) nominate any individual as a candidate for election to the Board of Directors, or (ii) appoint any individual to fill any vacancy on the Board of Directors. The Beneficiary shall not support, endorse or otherwise encourage the election of any candidate for election to the Board of Directors other than a candidate or candidates nominated by an Independent Board Majority.

    SECTION 5.04 ACQUISITION PROPOSALS. The Beneficiary shall not solicit or encourage inquiries or proposals with respect to, or provide any confidential information to, or have any discussions, meetings or other communications with, any Person relating to an Acquisition Proposal or a Change of Control Proposal; PROVIDED, HOWEVER, that the Beneficiary may have discussions with the counter-party to any Change of Control Proposal after such Change of Control Proposal shall have been approved by the Board of Directors and submitted to the shareholders of the Company for a vote thereon, and PROVIDED FURTHER, HOWEVER, that the Beneficiary may have discussions with any Person concerning the sale or disposal of shares of Capital Stock Beneficially Owned by the Beneficiary in accordance with Section 3.02 hereof and the Registration Rights Agreement. The Beneficiary shall not itself, nor shall it initiate, suggest or otherwise encourage any other Person to, request the Board of Directors to consider, support or seek any Acquisition Proposal or Change of Control Proposal or take any action designed, intended or likely to result in an Acquisition Proposal or Change of Control Proposal being entered into or consummated.

    SECTION 5.05 CONTACTS. Subject to Section 5.04 hereof, the Beneficiary shall not meet or otherwise communicate with any Person that is seeking to acquire shares of Capital Stock in excess of the Ownership Limit applicable to such Person to the extent that such meeting or other communication relates to such acquisition of shares of Capital Stock or Acquisition Proposal. The Beneficiary shall promptly advise the Company in writing if the Beneficiary or any of its representatives shall have received a communication, contact or inquiry relating to an Acquisition Proposal and shall promptly advise the Company of all information available to the Beneficiary concerning such communication, contact or inquiry relevant to such Acquisition Proposal.

    SECTION 5.06 LITIGATION. The Beneficiary shall not join as a party in any litigation, suit or cause of action that alleges (i) that any of the Basic Protections or any provisions of the Articles of Incorporation or Bylaws are not enforceable in accordance with their terms, (ii) that the Board of Directors should not enforce the Basic Protections or provisions of the Articles of Incorporation or Bylaws in any particular case or circumstance, or (iii) that the Board of Directors should approve, adopt, disapprove or abandon any Acquisition Proposal or a Change of Control Proposal; provided, however, that nothing in this Section 5.06 shall prevent the Beneficiary from joining as a party to any litigation, suit or cause of action that alleges the Board of Directors should solicit Acquisition Proposals or Change of Control Proposals, or initiate a bidding process seeking proposals to acquire all of the outstanding stock of the Company.

    SECTION 5.07  CONSULTATION/OBSERVATION.

    (A) CONSULTATION RIGHTS. For so long as the Beneficiary Beneficially Owns twenty percent (20%) or more of the issued and outstanding shares of Capital Stock, the Company shall consult with the Beneficiary prior to soliciting any Change of Control Proposal and shall consult with the Beneficiary in the event that the Company shall receive any Change of Control Proposal. The Beneficiary shall comply with the same confidentiality and non-disclosure obligations that apply to officers and directors of the Company with respect to all information obtained by the Beneficiary in connection with any such consultation. Nothing in this Agreement shall be construed to limit the rights of the Beneficiary as a shareholder of the Company regarding Change of Control Proposals or, except as otherwise provided in Section 5.03 hereof, any other matter pertaining to the Company. The Company and the Beneficiary shall keep confidential the contents of all such communications from the Beneficiary, provided that either party may disclose the contents of such communications if required by law.

    (B) OBSERVATION RIGHTS. For so long as the Beneficiary Beneficially Owns twenty percent (20%) or more of the issued and outstanding shares of Capital Stock, the Beneficiary, through an authorized representative, shall have the limited right to attend and observe all meetings of the Board of Directors, including all executive sessions. Every meeting notice which is provided to members of the Board of Directors, including all meeting materials provided to such members in advance of the noticed meeting, shall simultaneously be provided to the authorized representative of the Beneficiary. The Beneficiary, which for purposes of this Section 5.07(b) shall be deemed to include its authorized representative, shall comply with the same confidentiality and non-disclosure obligations that apply to officers and directors of the Company with respect to all information obtained by the Beneficiary in connection with any such observation. Notwithstanding anything to the contrary under this
Section 5.07(b), during any portion of a meeting during which the Board of Directors addresses an item of business that would pose a conflict of interest for the Beneficiary, the Beneficiary's authorized representative shall absent himself or herself from such portion of the meeting.

                                   ARTICLE VI
                  AGREEMENT TO DIVEST SHARES OF CAPITAL STOCK

    SECTION 6.01 SALE OF BENEFICIARY'S CAPITAL STOCK BY ONE YEAR. The Beneficiary hereby covenants and agrees that it shall sell, convey, or otherwise dispose of shares of Capital Stock (so that the Beneficiary is no longer a Beneficial Owner of such shares of Capital Stock) so that the Beneficiary Beneficially Owns less than eighty percent (80%) of the issued and outstanding shares of each class of

Capital Stock on or prior to the first anniversary of the Closing Date (the "ONE YEAR DIVESTITURE DEADLINE"). Any such disposition shall comply with the terms of this Agreement, the Registration Rights Agreement, the Articles of Incorporation and the Bylaws.

    SECTION 6.02 SALE OF BENEFICIARY'S CAPITAL STOCK BY THIRD ANNIVERSARY. The Beneficiary hereby covenants and agrees that it shall sell, convey, or otherwise dispose of shares of Capital Stock (so that the Beneficiary is no longer a Beneficial Owner of such shares of Capital Stock) so that the Beneficiary Beneficially Owns less than fifty percent (50%) of the issued and outstanding shares of each class of Capital Stock on or prior to the Three Year Divestiture Deadline. Any such disposition shall comply with the terms of this Agreement, the Registration Rights Agreement, the Articles of Incorporation and the Bylaws.

    SECTION 6.03 SALE OF BENEFICIARY'S CAPITAL STOCK BY FIFTH ANNIVERSARY. The Beneficiary hereby covenants and agrees that it shall sell, convey or otherwise dispose of shares of Capital Stock (so that the Beneficiary is no longer a Beneficial Owner of such shares of Capital Stock) so that the Beneficiary Beneficially Owns less than twenty percent (20%) of the issued and outstanding shares of each class of Capital Stock on or prior to the Five Year Divestiture Deadline. Any such disposition shall comply with the terms of this Agreement, the Registration Rights Agreement, the Articles of Incorporation and the Bylaws.

    SECTION 6.04  EXTENSION OF DIVESTITURE DEADLINES SOUGHT BY
BENEFICIARY. Notwithstanding Section 6.01, Section 6.02 or Section 6.03 hereof, the Company shall extend the One Year Divestiture Deadline, the Three Year Divestiture Deadline or the Five Year Divestiture Deadline, as the case may be, if (i) the Beneficiary makes a good faith and reasonable determination (and provides the reasons therefor) that compliance with Section 6.01, Section 6.02 or Section 6.03 hereof, as the case may be, would have a material adverse affect on the Beneficiary, (ii) the Beneficiary advises the Company of such determination (and provides the reasons therefor) and makes a reasonable request for an extension of the One Year Divestiture Deadline, the Three Year Divestiture Deadline or the Five Year Divestiture Deadline, as the case may be, and (iii) the Company receives written confirmation from the BCBSA that the extension of the One Year Divestiture Deadline, the Three Year Divestiture Deadline or the Five Year Divestiture Deadline, as the case may be, requested by the Beneficiary, would not cause a violation of the license agreements governing the Company's use of the Marks. The Company shall not oppose the Beneficiary's request for an extension of the One Year Divestiture Deadline, the Three Year Divestiture Deadline or the Five Year Divestiture Deadline, as the case may be, and shall take reasonable steps, as reasonably requested by the Beneficiary, to assist the Beneficiary in its efforts to obtain an extension of the One Year Divestiture Deadline, the Three Year Divestiture Deadline or the Five Year Divestiture Deadline, as the case may be, PROVIDED, HOWEVER, that the Company shall have no obligation to, among other things, incur any fees or expenses for its own account in connection with such assistance. The Beneficiary acknowledges that, notwithstanding the scope or degree of assistance provided by the Company, the BCBSA shall have the sole and absolute authority and discretion to determine whether to consent to an extension of the One Year Divestiture Deadline, the Three Year Divestiture or the Five Year Divestiture Deadline, as the case may be, but shall have no obligation to grant such consent, and that in no event shall the Company have any liability to the Beneficiary or any other Person in the event that the BCBSA shall determine to deny any such extension request.

    SECTION 6.05  EXTENSION OF DIVESTITURE DEADLINES SOUGHT BY
COMPANY. Notwithstanding Section 6.01, Section 6.02 or Section 6.03 hereof, the Company shall extend the One Year Divestiture Deadline, the Three Year Divestiture Deadline or the Five Year Divestiture Deadline, as the case may be, if (i) the Company makes a good faith determination that compliance with
Section 6.01, Section 6.02 or Section 6.03 hereof, as the case may be, would have an adverse affect on the Company, or any of its shareholders other than the Beneficiary, and (ii) the Company receives written confirmation from BCBSA that the extension of the One Year Divestiture Deadline, the Three Year Divestiture Deadline or the Five Year Divestiture Deadline, as the case may be, requested by the Company, would not cause a violation of the license agreement governing the Company's use of the Marks. The Beneficiary and the Company acknowledge that the BCBSA shall have the sole and absolute authority and discretion to determine whether to consent to an extension of the One Year Divestiture Deadline, the Three Year Divestiture or the Five Year Divestiture Deadline, as the case may be, but shall have no obligation to grant such consent, and that in no event shall the Company have any liability to the Beneficiary or any other Person in the event that the BCBSA shall determine to deny any such extension request.

    SECTION 6.06 FAILURE TO MEET DIVESTITURE DEADLINES. In the event that the Beneficiary shall fail to meet any of the One Year Divestiture Deadline, the Three Year Divestiture Deadline or the Five Year Divestiture Deadline, as the case may be, and an extension thereof shall not have been granted pursuant to
Section 6.04 or Section 6.05 hereof, or shall fail to meet any extended One Year Divestiture Deadline, Three Year Divestiture Deadline or Five Year Divestiture Deadline, as the case may be, that may have been granted pursuant to
Section 6.04 or Section 6.05 hereof, then the Company shall arrange for the sale of the Delinquent Shares in a manner and at such time or times as the Company shall determine in its sole discretion and the Company shall have no liability to the Beneficiary or any other Person on the grounds that the Company failed to take actions which could have produced higher proceeds for the sale of the Delinquent Shares. In either such case, the Beneficiary shall promptly take all action reasonably requested by the Company in order to facilitate the sale of the Delinquent Shares, and the Company shall be entitled to receive customary representations and warranties from the Beneficiary regarding the Delinquent Shares (including representations regarding good title to such shares, free and clear of all liens, claims, security interests and other encumbrances). Until sold, the Delinquent Shares shall be voted by the Trustee in the manner required by Section 4.03 of this Agreement, PROVIDED, HOWEVER, that on any Change of Control Proposal approved by the Board of Directors and submitted by the Board of Directors to the shareholders of the Company for a vote thereon, the Trustee shall vote the Delinquent Shares in the exact proportion as all shares of Capital Stock not held in the Voting Trust shall have been voted upon such Change of Control Proposal; PROVIDED, FURTHER, that if the Beneficiary is the sole shareholder of all Capital Stock of the Company at such time, the Delinquent Shares shall be voted in favor of the Change of Control Proposal. Upon the sale of the Delinquent Shares, the Trustee shall deliver the shares to the purchaser thereof as directed by the Company, and all proceeds from such sale, less all expenses incurred by the Company, shall be distributed to the Beneficiary as soon as practicable.

                                  ARTICLE VII
                          DIVIDENDS AND DISTRIBUTIONS

    SECTION 7.01 CASH. The Beneficiary shall be entitled to receive payments equal to the amount of cash dividends, if any, collected or received by the Trustee or its successor upon the number of shares of Capital Stock held in the Voting Trust, subject to deduction in respect of expenses, charges or fees pursuant to Section 8.02 or Section 8.03 hereof. The Trustee and the Company shall arrange for the direct payment by the Company of all or a portion (as provided in the preceding sentence) of such cash dividends to the Beneficiary.

    SECTION 7.02 STOCK. In the event that the Trustee shall receive, as a dividend or other distribution upon any shares of Capital Stock held by the Trustee under this Agreement, any shares of stock or securities convertible into stock of the Company, the Trustee shall hold the same and said shares shall be subject to all of the terms and conditions of this Agreement to the same extent as if originally deposited hereunder.

    SECTION 7.03 OTHER DISTRIBUTIONS. In the event that, at any time during the term of this Agreement, the Trustee shall receive or collect any monies through a distribution by the Company to its shareholders, other than in payment of cash dividends, or shall receive any property (other than shares of Capital Stock or securities convertible into Capital Stock) through a distribution by the Company to its shareholders, the Trustee shall distribute the same to the Beneficiary, subject to deduction in respect of expenses, charges or fees pursuant to
Section 8.02 or Section 8.03 hereof.

                                  ARTICLE VIII
                                  THE TRUSTEE

    SECTION 8.01 USE OF PROXIES. The Trustee may vote, assent or consent with respect to all shares of Capital Stock held in the Voting Trust in person or by such person or persons as it may from time to time select as its proxy, PROVIDED that the Trustee shall at all times do so in conformity with the provisions of
Section 4.03 hereof.

    SECTION 8.02 EXPENSES. The Trustee is expressly authorized to incur and pay such reasonable expenses and charges, to employ and pay such agents, attorneys and counsel, and to incur and pay such other charges and expenses as the Trustee may deem reasonably necessary and proper for administering this Agreement. The Beneficiary and the Company shall reimburse the Trustee equally for any such expenses and charges, and any such expenses or charges may be deducted from the cash dividends or other monies received by the Trustee on the shares of Capital Stock deposited hereunder, to the extent unreimbursed by the Beneficiary.

    SECTION 8.03 COMPENSATION. The Beneficiary and the Company shall compensate the Trustee equally for its services as Trustee hereunder as provided in the Trustees' fee schedule, attached hereto as EXHIBIT A, and any such fees may be deducted from the cash dividends or other monies received by Trustee on the shares of Capital Stock deposited in the Voting Trust, to the extent otherwise unpaid by the Beneficiary.

    SECTION 8.04  SUCCESSOR TRUSTEE.  The Trustee may resign after giving thirty
(30) days' advance written notice of its resignation to the Company and the Beneficiary, PROVIDED that such resignation shall not become effective until a reasonably competent alternate (the "SUCCESSOR TRUSTEE") shall have become bound by this Agreement. The Company may, in addition, terminate the Trustee after giving thirty (30) days' advance written notice thereof to the Trustee, PROVIDED that such termination of the Trustee shall not become effective until a Successor Trustee shall have become bound by this Agreement. If the Trustee shall resign or be so terminated by the Company, the Trustee shall be replaced by a Successor Trustee. The Successor Trustee shall be designated by the Company. The Successor Trustee shall enjoy all the rights, powers, interests and immunities of the Trustee originally designated and shall agree in writing to be bound by this Agreement.

    SECTION 8.05 QUALIFICATIONS OF TRUSTEE. Throughout the term of the Voting Trust, the Trustee or Successor Trustee, as the case may be, must satisfy each of the following qualifications: (i) the Trustee or Successor Trustee, as the case may be, must be an institution duly authorized to act as such Trustee or Successor Trustee under the laws of the State of Wisconsin; (ii) the Trustee or Successor Trustee, as the case may be, must, either on an individual basis or on a consolidated basis together with its subsidiaries and affiliates, have minimum
shareholders' equity of             ; (iii) the Trustee or Successor Trustee, as
the case may be, must not own for its own account more than one percent (1%) of the issued and outstanding securities of either the Company or the Beneficiary; and (iv) no director or officer of the Trustee or any Successor Trustee, as the case may be, may serve as a director or officer of the Company or the Beneficiary (and no director or officer of the Company or the Beneficiary shall serve as a director or officer of the Trustee or Successor Trustee, as the case may be). In the event that the Trustee or Successor Trustee, as the case may be, shall fail to meet any of the conditions set forth in this Section 8.05, the Company shall replace the Trustee or the Successor Trustee, as the case may be, as provided in Section 8.04 hereof.

    SECTION 8.06 TRUSTEE'S LIABILITY. The Trustee shall not be liable for any act or omission undertaken in connection with its powers and duties under this Agreement, except for any willful misconduct or gross negligence by Trustee. No Successor Trustee shall be liable for actions or omissions of the Trustee or any other Successor Trustee. The Trustee shall not be liable in acting on any notice, request, consent, certificate, instruction, or other paper or document or signature reasonably believed by it to be genuine and to have been signed by the proper party. The Trustee may consult with legal counsel (reasonably competent for the purpose) and any act or omission undertaken by it in good faith in accordance with the opinion of such legal counsel shall not result in any liabilities of the Trustee. The Beneficiary covenants and agrees to indemnify and hold harmless the Trustee and its affiliates, directors, officers, employees, agents and advisors (each an "INDEMNIFIED PARTY"), without duplication, from and against any and all claims, damages, losses, liabilities, obligations, actions, suits, costs, disbursements and expenses (including without limitation reasonable fees and expenses of counsel) incurred by any Indemnified Party, in any way relating to or arising out of or in connection with or by reason of the preparation for a defense of any investigation, litigation or proceeding arising out of this Agreement or the shares of Capital Stock held pursuant to this Agreement, the administration of this Agreement or the action or inaction of the Trustee hereunder; except to the extent such claim, damage, loss, liability, obligation, action, suit, cost, disbursement or expense results from such Indemnified Parties' gross negligence or willful misconduct. The indemnity set forth in this Section 8.06 shall be in addition to any other obligations or liabilities of the Beneficiary hereunder or at common law or otherwise and shall survive the termination of this Agreement.

                                   ARTICLE IX
                                  TERMINATION

    SECTION 9.01 TERMINATION. This Agreement shall terminate upon the joint written notice by the Beneficiary and the Company to the Trustee that the Beneficiary Beneficially Owns less than five percent (5%) of the issued and outstanding shares of Common Stock and less than five percent (5%) of the issued and outstanding shares of every other class of Capital Stock. Otherwise, the Voting Trust is hereby expressly declared to be and shall be irrevocable.

    SECTION 9.02 DELIVERY OF STOCK CERTIFICATE(S). As soon as practicable after the termination of this Agreement, the Trustee shall deliver to the Beneficiary stock certificate(s), with the appropriate legend as provided in the Articles of Incorporation, representing the number of shares of Capital Stock Beneficially Owned by the Beneficiary at the date of termination, if any, held by the Voting Trust and upon payment by the Beneficiary of any and all taxes and other expenses relating to the transfer or delivery of such certificates.

                                   ARTICLE X
                                 MISCELLANEOUS

    SECTION 10.01 OWNERSHIP; AUTHORITY. The Beneficiary represents, warrants and covenants to the Company that (i) as of the effective date of this
Agreement, the Beneficiary is the Beneficial Owner of       shares of Common
Stock, (ii) the Beneficiary does not Beneficially Own any shares of Capital
Stock other than       shares of Common Stock, and (iii) the Beneficiary has
full power and authority to make, enter into and carry out the terms of this Agreement.

    SECTION 10.02 MERGER, CONSOLIDATION, SALE OF ASSETS. If the Company shall merge into or consolidate with another corporation or corporations, or if all or substantially all of the assets of the Company are transferred to another corporation, the shares of which are issued to shareholders of the Company in connection with such merger, consolidation or transfer, then the terms "Cobalt Corporation" or the "Company" shall be construed, so long as the Marks continue to be licensed by such entity from BCBSA, to include such successor corporation, and the Trustee shall receive and hold under this Agreement any shares of such successor corporation received by it on account of its ownership as Trustee of shares of Capital Stock held by it hereunder prior to such merger, consolidation or transfer.

    SECTION 10.03 SUCCESSORS. This Agreement shall bind and inure to the benefit of the Trustee and each and all of its respective heirs, executors, administrators, successors and assigns. Notwithstanding any provision of this Agreement, the provisions of this Agreement shall not be binding on any transferee or purchaser from the Beneficiary (other than a Person who is an Affiliate of the Beneficiary and except that any and all shares of Capital Stock sold in violation of this Agreement, the Registration Rights Agreement, the Articles of Incorporation or the Bylaws shall remain subject to this Agreement). In case at any time the Trustee shall resign and no Successor Trustee shall have been appointed within thirty (30) days after notice of such resignation has been filed and mailed as required by Section 8.04 hereof, the resigning Trustee may forthwith apply to a court of competent jurisdiction for the appointment of a Successor Trustee. Such court may thereupon, after such notice, if any, as it may deem proper and appropriate, appoint a Successor Trustee.

    SECTION 10.04 NOTICES. All notices, consents, requests, demands and other communications hereunder shall be in writing, and shall be deemed to have been duly given or made: (i) when delivered in person; (ii) three (3) days after deposited in the United States mail, first class postage prepaid; (iii) in the case of telegraph or overnight courier services, one (1) business day after delivery to the telegraph company or overnight courier service with payment provided; or (iv) in the case of telex or telecopy or fax, when sent, verification received; in each case addressed as follows:

       if to the Company:
       ----------------------------------------------------
       ----------------------------------------------------
       ----------------------------------------------------

       with a copy to:
       ----------------------------------------------------
       ----------------------------------------------------
       ----------------------------------------------------

       if to the Beneficiary:
       ----------------------------------------------------
       ----------------------------------------------------
       ----------------------------------------------------

       with a copy to:
       ----------------------------------------------------
       ----------------------------------------------------
       ----------------------------------------------------

       if to the Trustee:
       ----------------------------------------------------
       ----------------------------------------------------
       ----------------------------------------------------

       with a copy to:
       ----------------------------------------------------

       ----------------------------------------------------
       ----------------------------------------------------

    SECTION 10.05 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without reference to conflicts of laws principles.

    SECTION 10.06 ATTORNEYS' FEES. In the event of any suit or other proceeding between the Company and the Beneficiary with respect to any of the transactions contemplated hereby or the subject matter hereof, the prevailing party shall, in addition to such other relief as the court may award, be entitled to recover reasonable attorneys' fees, expenses and costs of investigation, all as actually incurred, including, without limitation, attorneys' fees, costs and expenses of investigation incurred in appellate proceedings or in any action or participation in, or in connection with, any case or proceeding under Chapters 7, 11 and 13 of the United States Bankruptcy Code or any successor thereto.

    SECTION 10.07 FAIR CONSTRUCTION. This Agreement is the product of negotiation and shall be deemed to have been drafted by all of the parties. It shall be construed in accordance with the fair meaning of its terms and its language shall not be strictly construed against, nor shall ambiguities be resolved against, any particular party.

    SECTION 10.08 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto regarding the subject matter hereof, and may not be amended, altered or modified except by a writing signed by the parties hereto. This Agreement supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof, all of which are specifically integrated into this Agreement. No party hereto shall be bound by or charged with any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings, express or implied, not specifically set forth herein; and the parties hereto further acknowledge and agree that in entering into this Agreement they have not in any way relied and will not rely in any way on any of the foregoing not specifically set forth herein.

    SECTION 10.09 COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.

    IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                           COBALT CORPORATION

                                           By:
                                               ---------------------------------------------

                                               Name:
                                                     ----------------------------------------

                                               Title:
                                                     ----------------------------------------

                                           WISCONSIN UNITED FOR HEALTH, INC.,

                                           By:
                                               ---------------------------------------------

                                               Name:
                                                     ----------------------------------------

                                               Title:
                                                     ----------------------------------------

                                           [TRUSTEE]

                                           ------------------------------------------------

                                           By:
                                               ---------------------------------------------

                                               Name:
                                                     ----------------------------------------

                                               Title:
                                                     ----------------------------------------

                                   EXHIBIT A

                              Trustee Fee Schedule

                                                                         ANNEX E

     SECTIONS 180.1301 - 180.1331 OF THE WISCONSIN BUSINESS CORPORATION LAW
                               DISSENTERS' RIGHTS

180.1301. DEFINITIONS

    In SectionSection 180.1301 to 180.1331:

    (1) "Beneficial shareholder" means a person who is a beneficial owner of shares held by a nominee as the shareholder.

   (1m) "Business combination" has the meaning given in Section 180.1130(3).

    (2) "Corporation" means the issuer corporation or, if the corporate action giving rise to dissenters' rights under Section 180.1302 is a merger or share exchange that has been effectuated, the surviving domestic corporation or foreign corporation of the merger or the acquiring domestic corporation or foreign corporation of the share exchange.

    (3) "Dissenter" means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under Section 180.1302 and who exercises that right when and in the manner required by SectionSection 180.1320 to 180.1328.

    (4) "Fair value", with respect to a dissenter's shares other than in a business combination, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. "Fair value", with respect to a dissenter's shares in a business combination, means market value, as defined in Section 180.1130(9)(a) 1 to 4.

    (5) "Interest" means interest from the effectuation date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all of the circumstances.

    (6) "Issuer corporation" means a domestic corporation that is the issuer of the shares held by a dissenter before the corporate action.

180.1302. RIGHT TO DISSENT

    (1) Except as provided in sub. (4) and Section 180.1008(3), a shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

        (a) Consummation of a plan of merger to which the issuer corporation is a party if any of the following applies:

            1. Shareholder approval is required for the merger by Section
       180.1103 or by the articles of incorporation.

            2. The issuer corporation is a subsidiary that is merged with its parent under Section 180.1104.

        (b) Consummation of a plan of share exchange if the issuer corporation's shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.

        (c) Consummation of a sale or exchange of all, or substantially all, of the property of the issuer corporation other than in the usual and regular course of business, including a sale in dissolution, but not including any of the following:

            1. A sale pursuant to court order.

            2. A sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

        (d) Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.

    (2) Except as provided in sub. (4) and Section 180.1008(3), the articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter's shares because it does any of the following:

        (a) Alters or abolishes a preferential right of the shares.

        (b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

        (c) Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.

        (d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

        (e) Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 180.0604.

    (3) Notwithstanding sub. (1)(a) to (c), if the issuer corporation is a statutory close corporation under SectionSection 180.1801 to 180.1837, a shareholder of the statutory close corporation may dissent from a corporate action and obtain payment of the fair value of his or her shares, to the extent permitted under sub. (1)(d) or (2) or Section 180.1803, 180.1813(1)(d) or
(2)(b), 180.1815(3) or 180.1829(1)(c).

    (4) Except in a business combination or unless the articles of incorporation provide otherwise, subs. (1) and (2) do not apply to the holders of shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the national association of securities dealers, inc., automated quotations system on the record date fixed to determine the shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on the proposed corporate action.

    (5) Except as provided in Section 180.1833, a shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under SectionSection 180.1301 to 180.1331 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer corporation.

180.1303. DISSENT BY SHAREHOLDERS AND BENEFICIAL SHAREHOLDERS

    (1) A shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a shareholder who under this subsection asserts dissenters' rights as to fewer than all of the shares registered in his or her name are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

    (2) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:

        (a) Submits to the corporation the shareholder's written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters' rights.

        (b) Submits the consent under par. (a) with respect to all shares of which he or she is the beneficial shareholder.

180.1320. NOTICE OF DISSENTERS' RIGHTS

    (1) If proposed corporate action creating dissenters' rights under Section
180.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to assert dissenters' rights under SectionSection 180.1301 to 180.1331 and shall be accompanied by a copy of those sections.

    (2) If corporate action creating dissenters' rights under Section 180.1302 is authorized without a vote of shareholders, the corporation shall notify, in writing and in accordance with Section 180.0141, all shareholders entitled to assert dissenters' rights that the action was authorized and send them the dissenters' notice described in Section 180.1322.

180.1321. NOTICE OF INTENT TO DEMAND PAYMENT

    (1) If proposed corporate action creating dissenters' rights under Section
180.1302 is submitted to a vote at a shareholders' meeting, a shareholder or beneficial shareholder who wishes to assert dissenters' rights shall do all of the following:

        (a) Deliver to the issuer corporation before the vote is taken written notice that complies with Section 180.0141 of the shareholder's or beneficial shareholder's intent to demand payment for his or her shares if the proposed action is effectuated.

        (b) Not vote his or her shares in favor of the proposed action.

    (2) A shareholder or beneficial shareholder who fails to satisfy sub.
(1) is not entitled to payment for his or her shares under SectionSection
180.1301 to 180.1331.

180.1322. DISSENTERS' NOTICE

    (1) If proposed corporate action creating dissenters' rights under Section
180.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders and beneficial shareholders who satisfied Section 180.1321.

    (2) The dissenters' notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders' meeting or without a vote of shareholders, whichever is applicable. The dissenters' notice shall comply with
Section 180.0141 and shall include or have attached all of the following:

        (a) A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.

        (b) For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.

        (c) A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters' rights to certify whether he or she acquired beneficial ownership of the shares before that date.

        (d) A date by which the corporation must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters' notice is delivered.

        (e) A copy of SectionSection 180.1301 to 180.1331.

180.1323. DUTY TO DEMAND PAYMENT

    (1) A shareholder or beneficial shareholder who is sent a dissenters' notice described in Section 180.1322, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters' notice described in Section 180.1322, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters' notice under Section 180.1322(2)(c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.

    (2) A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub.
(1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.

    (3) A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters' notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters' notice, is not entitled to payment for his or her shares under SectionSection 180.1301 to 180.1331.

180.1324. RESTRICTIONS ON UNCERTIFICATED SHARES

    (1) The issuer corporation may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under
Section 180.1326.

    (2) The shareholder or beneficial shareholder who asserts dissenters' rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1), until these rights are canceled or modified by the effectuation of the corporate action.

180.1325. PAYMENT

    (1) Except as provided in Section 180.1327, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the corporation shall pay each shareholder or beneficial shareholder who has complied with Section 180.1323 the amount that the corporation estimates to be the fair value of his or her shares, plus accrued interest.

    (2) The payment shall be accompanied by all of the following:

        (a) The corporation's latest available financial statements, audited and including footnote disclosure if available, but including not less than a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any.

        (b) A statement of the corporation's estimate of the fair value of the shares.

        (c) An explanation of how the interest was calculated.

        (d) A statement of the dissenter's right to demand payment under Section
    180.1328 if the dissenter is dissatisfied with the payment.

        (e) A copy of SectionSection 180.1301 to 180.1331.

180.1326. FAILURE TO TAKE ACTION

    (1) If an issuer corporation does not effectuate the corporate action within 60 days after the date set under Section 180.1322 for demanding payment, the issuer corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

    (2) If after returning deposited certificates and releasing transfer restrictions, the issuer corporation effectuates the corporate action, the corporation shall deliver a new dissenters' notice under Section 180.1322 and repeat the payment demand procedure.

180.1327. AFTER-ACQUIRED SHARES

    (1) A corporation may elect to withhold payment required by Section 180.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters' notice under Section 180.1322(2)(c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

    (2) To the extent that the corporation elects to withhold payment under sub.
(1) after effectuating the corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under Section 180.1328 if the dissenter is dissatisfied with the offer.

180.1328. PROCEDURE IF DISSENTER DISSATISFIED WITH PAYMENT OR OFFER

    (1) A dissenter may, in the manner provided in sub. (2), notify the corporation of the dissenter's estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment received under Section 180.1325, or reject the offer under Section
180.1327 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:

        (a) The dissenter believes that the amount paid under Section 180.1325 or offered under Section 180.1327 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

        (b) The corporation fails to make payment under Section 180.1325 within 60 days after the date set under Section 180.1322 for demanding payment.

        (c) The issuer corporation, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under Section 180.1322 for demanding payment.

    (2) A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the corporation of his or her demand under sub.
(1) in writing within 30 days after the corporation made or offered payment for his or her shares. The notice shall comply with Section 180.0141.

180.1330. COURT ACTION

    (1) If a demand for payment under Section 180.1328 remains unsettled, the corporation shall bring a special proceeding within 60 days after receiving the payment demand under Section 180.1328 and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    (2) The corporation shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer corporation that merged with or whose shares were acquired by the foreign corporation.

    (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in Section 801.14.

    (4) The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

    (5) Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:

        (a) The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation.

        (b) The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenter's notice under Section 180.1322(2)(c), for which the corporation elected to withhold payment under
    Section 180.1327.

180.1331. COURT COSTS AND COUNSEL FEES

    (1) (a) Notwithstanding SectionSection 814.01 to 814.04, the court in a special proceeding brought under Section 180.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the corporation, except as provided in par. (b).

    (b) Notwithstanding SectionSection 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under Section 180.1328.

    (2) The parties shall bear their own expenses of the proceeding, except that, notwithstanding SectionSection 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:

        (a) Against the corporation and in favor of any dissenter if the court finds that the corporation did not substantially comply with SectionSection
    180.1320 to 180.1328.

        (b) Against the corporation or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

    (3) Notwithstanding SectionSection 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                                         ANNEX F

                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                               COBALT CORPORATION

                                   ARTICLE I
                                      NAME

    The name of the corporation is COBALT CORPORATION (the "CORPORATION").

                                   ARTICLE II
                            AUTHORIZED CAPITAL STOCK

    SECTION 1. The aggregate number of authorized shares of common stock of the Corporation shall be Seventy-Five Million (75,000,000) shares, designated as "Common Stock" and having no par value per share.

    SECTION 2. The aggregate number of authorized shares of preferred stock of the Corporation shall be One Million (1,000,000) shares, designated as "Preferred Stock" and having no par value per share. Authority is hereby vested in the Board of Directors from time to time to issue the Preferred Stock in one or more series of any number of shares and, in connection with the creation of each such series, to fix, by resolution providing for the issue of shares thereof: (i) the voting rights, if any; (ii) the designations, preferences, limitations and relative rights of such series in respect to the rate of dividend, the price, the terms and conditions of redemption; (iii) the amounts payable upon such series in the event of voluntary or involuntary liquidation;
(iv) sinking fund provisions for the redemption or purchase of such series of shares; and, (v) if the shares of any series are issued with the privilege of conversion, the terms and conditions on which such series of shares may be converted. In addition to the foregoing, to the full extent now or hereafter permitted by the WBCL, in connection with each issue thereof, the Board of Directors may at its discretion assign to any series of the Preferred Stock such other terms, conditions, restrictions, limitations, rights and privileges as it may deem appropriate. The aggregate number of preferred shares issued and not canceled of any and all preferred series shall not exceed the total number of shares of Preferred Stock hereinabove authorized. Each series of Preferred Stock shall be distinctively designated by letter or descriptive words or both.

                                  ARTICLE III
                               BOARD OF DIRECTORS
                            AND SHAREHOLDER MEETINGS

    SECTION 1. Except as may be otherwise specifically provided by the WBCL, all corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation managed under the direction of the Board of Directors.

    SECTION 2. A majority of the whole Board of Directors of the Corporation shall constitute a quorum for the transaction of business and, except as otherwise provided in these Articles of Incorporation or the Bylaws of the Corporation, the vote of a majority of the directors present at a meeting at which a quorum is then present shall be the act of the Board of Directors of the Corporation. The term "whole Board of Directors of the Corporation," as used in these Articles of Incorporation, means the total number of directors which the Corporation would have as of the date of such determination if the Board of Directors of the Corporation had no vacancies.

    SECTION 3. The Board of Directors of the Corporation shall consist of no less than 3 nor more than 9 directors, the exact number of directors to be determined in accordance with the Bylaws of the Corporation. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the whole Board of Directors of the Corporation. Thomas R. Hefty, Janet D. Steiger and Kenneth M. Viste, Jr. are hereby named as the initial Class I directors to hold office for a term expiring at the annual meeting of shareholders in 2001 and until their respective successors are duly elected and qualified or until their earlier resignation or removal; James L. Forbes, D. Keith Ness and William C. Rupp are hereby named as the initial Class II directors to hold office for a term expiring at the annual meeting of shareholders in 2002 and until their respective successors are duly elected and qualified or until their earlier resignation or removal; and Richard
A. Abdoo, Barry K. Allen and Michael S. Joyce are hereby named as the initial Class III directors to hold office for a term expiring at the annual meeting of shareholders in 2003 and until their respective successors are duly elected and qualified or until their earlier resignation or removal. At each annual meeting of shareholders beginning in 2001, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term shall expire and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

    SECTION 4.

    A. QUALIFICATIONS. No person shall be elected or appointed to, or permitted to serve on, the Board of Directors of the Corporation unless either (i) such person would qualify as an Independent Director (as defined in Paragraph B.1 of this Section 4 of Article IV), or (ii) immediately after giving effect to such election or appointment, at least eighty percent (80%) of the members of the whole Board of Directors of the Corporation would qualify as Independent Directors ("INDEPENDENT DIRECTOR MINIMUM"). The Independent Director Minimum shall decrease by one-half percent (0.5%) in proportion to each one percent (1%) reduction in the issued and outstanding Common Stock Beneficially Owned by the Foundation below eighty percent (80%), PROVIDED, HOWEVER, that the Independent Director Minimum shall always be greater than fifty percent (50%).

    B.  DEFINITIONS.

        1. "INDEPENDENT DIRECTOR" means (i) any person who was a member of the Board of Directors of Blue Cross & Blue Shield United of Wisconsin on [DATE OF CONVERSION], or (ii) any person who, during the entirety of any term of service on the Board of Directors of the Corporation, satisfies each of the following conditions: (a) he or she shall have affirmed in writing that, at the time of his or her election or appointment for such term, he or she was Independent (as defined in Paragraph B. 2 of this Section 4 of
    Article III), and (b) he or she shall have agreed to serve only in the capacity of an Independent Director for such term.

        2. "INDEPENDENT" means a person who, at any given time, (i) shall not be a Major Participant (as defined in Paragraph B. 4 of this Section 4 of
    Article III), (ii) shall not have been nominated to the Board of Directors of the Corporation at the initiative of a Major Participant, (iii) shall not have announced a commitment to any proposal made by a Major Participant that has not been approved by an Independent Board Majority (as defined in Paragraph B. 3 of this Section 4 of Article III), and (iv) shall not have been determined by an Independent Board Majority to have been subject to any relationship, arrangement or circumstance (including any relationship with a Major Participant) which, in the judgment of such Independent Board Majority, is reasonably possible or likely to interfere to an extent deemed unacceptable by such Independent Board Majority with his or her exercise of independent judgment as a director.

        3.  "INDEPENDENT BOARD MAJORITY" means a group of directors comprised of
    (i) a majority of all directors who qualify as Independent Directors at the time of such determination, and (ii) a majority of all directors at the time of such determination.

        4.  "MAJOR PARTICIPANT" means (i) the Foundation (as defined in
    Section 1 of Article V hereof) or a Person (as defined in Section 1 of
    Article V hereof) who shall, in the judgment of an Independent Board Majority, succeed to the position held by the Foundation, PROVIDED, that no Person shall lose his, her or its status as an Independent Director solely because such Person is a member of the Board of Directors of the Foundation (as defined in Section 1 of Article V hereof), (ii) a Person who, except as provided in the next sentence, is an Excess Owner (as defined in Section 1 of Article V hereof), (iii) a Person that has filed proxy materials with the SEC (as defined in Section 1 of Article V hereof) supporting a candidate for election to the Board of Directors of the Corporation in opposition to candidates approved by an Independent Board Majority, (iv) a Person that has made a proposal, made a filing with the SEC or taken other actions in which such Person indicates that such Person may seek to become a Major Participant or which in the judgment of an Independent Board Majority indicates that it is reasonably possible or likely that such Person will seek to become a Major Participant, or (v) a Person that is an affiliate or associate (as defined in Section 1 of Article V hereof) of a Major Participant. Notwithstanding the foregoing, in the event that an Independent Board Majority shall have approved an acquisition of outstanding Capital Stock (as defined in Section 1 of Article V hereof) of the Corporation, prior to the time such acquisition shall occur, which would otherwise render a Person a Major Participant and such Person (a) shall not have made any subsequent acquisition of outstanding Capital Stock of the Corporation not approved by an Independent Board Majority and (b) shall not have subsequently taken any of the actions specified in the preceding sentence without the prior approval of an Independent Board Majority, then such Person shall not be deemed a Major Participant; PROVIDED that the Foundation shall always be deemed a Major Participant notwithstanding any approval of any acquisition of Capital Stock of the Corporation or any other development or fact of any kind. In the event there shall be any question as to whether a particular Person is a Major Participant, the determination of an Independent Board Majority shall be binding upon all parties concerned.

    SECTION 5. Each election of directors shall be by plurality vote except that an individual shall not be elected to the Board of Directors of the Corporation if such election is prohibited by Section 4 of this Article III or the individual does not meet the qualifications which may be required by the Bylaws of the Corporation as constituted at the time of such election.

    SECTION 6. Any newly created directorships resulting from any increase in the number of directors or from the removal, resignation or death of a director may be filled only by the affirmative vote of an Independent Board Majority and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified or until their respective earlier resignation, removal or death.

    SECTION 7. Shareholders of the Corporation shall have no right to remove any director or the whole Board of Directors of the Corporation unless such removal is for Cause (as defined below in this Section 7 of Article III) and unless the holders of at least seventy-five percent (75%) of the issued and outstanding shares of Common Stock then entitled to vote at an election of directors shall have voted in favor of such removal for Cause. "Cause," as used in this Section 7, means gross negligence or willful misconduct in the performance of the director's duty to the Corporation in a matter of substantial importance to the Corporation.

    SECTION 8. Whenever the holders of any series of Preferred Stock issued by the Corporation or of any other securities of the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Articles of Incorporation then applicable thereto.

    SECTION 9. Meetings of the shareholders of the Corporation for any purpose or purposes may be held within or without the State of Wisconsin, as the Bylaws of the Corporation may provide.

    SECTION 10. Subject to the rights, if any, of the holders of Preferred Stock or any series thereof, special meetings of the shareholders of the Corporation for any purpose or purposes may be called at any time only by the Chairman of the Board of the Corporation, the Chief Executive Officer of the Corporation, the President of the Corporation, an Independent Board Majority or any other party specifically mandated by the WBCL. Special meetings of the shareholders of the Corporation may not be called by any other person or persons or in any other manner.

    SECTION 11.  The restrictions contained in Wisconsin Statutes
Section 180.1150 shall not apply to shares Beneficially Owned by the Foundation, by any entity 100% of whose equity interests are owned beneficially by the Foundation, or by any Trustee or Trustees under the Voting Trust and Divestiture Agreement.

                                   ARTICLE IV
                     LIABILITY FOR BREACH OF FIDUCIARY DUTY

    A director of the Corporation shall not be personally liable to the Corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the following: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest; (ii) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;
(iii) a transaction from which the director derived an improper personal profit;
(iv) willful misconduct; or (v) liability arising under Section 180.0833 of the WBCL. In no event shall any director be deemed to breach any fiduciary duty or other obligation owed to any shareholders of the Corporation or any other person by reason of (i) his or her failure to vote for (or by reason of such director's vote against) any proposal or course of action that in such director's judgment would breach any requirement imposed by the Blue Cross and Blue Shield Association (or its then successor) (the "BCBSA") or could lead to termination of any license granted by the BCBSA to the Corporation or any subsidiary or affiliate of the Corporation, or (ii) his or her decision to vote in favor of any proposal or course of action that in such director's judgment is necessary to prevent a breach of any requirement imposed by the BCBSA or could prevent termination of any license granted by the BCBSA to the Corporation or any subsidiary or affiliate of the Corporation. If the WBCL is hereafter amended to authorize, with the approval of a corporation's shareholders, further reductions in the liability of a corporation's directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the WBCL as so amended. Any repeal or modification of the foregoing provisions of this Article IV by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE V
                            RESTRICTION ON TRANSFER

    SECTION 1.  The following definitions shall apply with respect to this
Article V:

    (A) "AFFILIATE" and "ASSOCIATE" have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

    (B) a Person shall be deemed to "BENEFICIALLY OWN," be the "BENEFICIAL OWNER" of or have "BENEFICIAL OWNERSHIP" of any Capital Stock:

        (1) in which such Person shall then have a direct or indirect beneficial ownership interest;

        (2) in which such Person shall have the right to acquire any direct or indirect beneficial ownership interest pursuant to any option or other agreement (either immediately or after the passage of time or the occurrence of any contingency);

        (3) which such Person shall have the right to vote;

        (4) in which such Person shall hold any other interest which would count in determining whether such Person would be required to file a Schedule 13D or Schedule 13G under Regulation 13D-G under the Exchange Act; or

        (5) which shall be Beneficially Owned (under the concepts provided in the preceding clauses) by any affiliate or associate of the particular Person or by any other Person with whom the particular Person or any such affiliate or associate has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities and other than pursuant to the Registration Rights Agreement);

    PROVIDED, HOWEVER, that:

        (6) a Person shall not be deemed to Beneficially Own, be the Beneficial Owner of, or have Beneficial Ownership of Capital Stock by reason of possessing the right to vote if (i) such right arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act, and
    (ii) such Person is not the Excess Owner of any Excess Shares, is not named as holding a beneficial ownership interest in any Capital Stock in any filing on Schedule 13D or Schedule 13G, and is not an affiliate or associate of any such Excess Owner or named Person;

        (7) a member of a national securities exchange or a registered depositary shall not be deemed to Beneficially Own, be the Beneficial Owner of or have Beneficial Ownership of Capital Stock held directly or indirectly by it on behalf of another Person (and not for its own account) solely because such member or depositary is the record holder of such Capital Stock, and (in the case of such member), pursuant to the rules of such exchange, such member may direct the vote of such Capital Stock without instruction on matters which are uncontested and do not affect substantially the rights or privileges of the holders of the Capital Stock to be voted, but is otherwise precluded by the rules of such exchange from voting such Capital Stock without instruction on either contested matters or matters that may affect substantially the rights or the privileges of the holders of such Capital Stock to be voted;

        (8) a Person who in the ordinary course of business is a pledgee of Capital Stock under a written pledge agreement shall not be deemed to Beneficially Own, be the Beneficial Owner of or have Beneficial Ownership of such pledged Capital Stock solely by reason of such pledge until the pledgee has taken all formal steps which are necessary to declare a default or has otherwise acquired the power to vote or to direct the vote of such pledged Capital Stock, PROVIDED THAT:

           (A) the pledge agreement is bona fide and was not entered into with the purpose nor with the effect of changing or influencing the control of the Corporation, nor in connection with any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) promulgated under the Exchange Act; and

           (B) the pledge agreement does not grant to the pledgee the right to vote or to direct the vote of the pledged securities prior to the time the pledgee has taken all formal steps which are necessary to declare a default;

        (9) a Person engaged in business as an underwriter or a placement agent for securities who enters into an agreement to acquire or acquires Capital Stock solely by reason of its participation in good faith and in the ordinary course of its business in the capacity of underwriter or placement agent in any underwriting or agent representation registered under the Securities Act, as a bona fide private placement, a resale under Rule 144A promulgated under the Securities Act, or in any foreign or other offering exempt from the registration requirements under the Securities Act shall not be deemed to Beneficially Own, be the Beneficial Owner of or have Beneficial Ownership of such securities until the expiration of forty (40) days after the date of such acquisition so long as (i) such Person does not vote such Capital Stock during such period, and (ii) such participation is not with the purpose or with the effect of changing or influencing control of the Corporation, nor in connection with or facilitating any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) promulgated under the Exchange Act;

        (10) if the Corporation shall sell shares in a transaction not involving any public offering, then each purchaser in such offering shall be deemed to obtain Beneficial Ownership in such offering of the shares purchased by such purchaser, but no particular purchaser shall be deemed to Beneficially Own or have acquired Beneficial Ownership or be the Beneficial Owner in such offering of shares purchased by any other purchaser solely by reason of the fact that all such purchasers are parties to customary agreements relating to the purchase of equity securities directly from the Corporation in a transaction not involving a public offering, PROVIDED THAT:

           (A) all the purchasers are persons specified in Rule 13d-l(b)(l)(ii) promulgated under the Exchange Act;

           (B) the purchase is in the ordinary course of each purchaser's business and not with the purpose nor with the effect of changing or influencing control of the Corporation, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) promulgated under the Exchange Act;

           (C) there is no agreement among or between any purchasers to act together with respect to the Corporation or its securities except for the purpose of facilitating the specific purchase involved; and

           (D) the only actions among or between any purchasers with respect to the Corporation or its securities subsequent to the closing date of the nonpublic offering are those which are necessary to conclude ministerial matters directly related to the completion of the offer or sale of the securities sold in such offering;

        (11) the Share Escrow Agent shall not be deemed to be the Beneficial Owner of any Excess Shares held by such Share Escrow Agent pursuant to an Excess Share Escrow Agreement, nor shall any such Excess Shares be aggregated with any other shares of Capital Stock held by affiliates or associates of such Share Escrow Agent; and

        (12) a Person shall not be deemed to Beneficially Own, be the Beneficial Owner of, or have Beneficial Ownership of Capital Stock by reason of the fact that such Person shall have entered into an agreement with the Corporation pursuant to which such Person, or its associates or affiliates, shall, upon consummation of the transaction described in such agreement, acquire, directly or indirectly, all of the Capital Stock of the Corporation (by means of a merger, consolidation, stock purchase or otherwise), PROVIDED
    THAT:

           (A) such agreement shall have been approved by an Independent Board Majority prior to the execution thereof by the Corporation;

           (B) neither such Person nor its associates or affiliates shall have been the Excess Owner of any Excess Shares immediately prior to the execution of such agreement;

           (C) the consummation of the transaction described in such agreement shall be subject to the approval of the holders of Capital Stock of the Corporation entitled to vote thereon under the WBCL or pursuant to other applicable law or the rules of the New York Stock Exchange, Inc. or any other national securities exchange or automated quotation system on which any of the Capital Stock shall then be listed or quoted; and

           (D) neither such Person nor its associates or affiliates shall have made any acquisition of Capital Stock after the execution of such agreement other than pursuant to the terms of such agreement.

Anything herein to the contrary notwithstanding, a Person shall continue to be deemed to Beneficially Own, be the Beneficial Owner of, and have Beneficial Ownership of, such Person's Excess Shares which shall have been conveyed, or shall be deemed to have been conveyed, to the Share Escrow Agent in accordance with this Article V until such time as such Excess Shares shall have been sold by the Share Escrow Agent as provided in this Article V.

    (C) "BCBSA" has the meaning set forth in Article IV hereof.

    (D) "CAPITAL STOCK" means shares (or any basic unit) of any class or series of any equity security, voting or non-voting, common or preferred, which the Corporation may at any time issue or be authorized to issue.

    (E) "COMMON STOCK" has the meaning set forth in Section 1 of Article II hereof.

    (F) "EXCESS OWNER" means a Person who Beneficially Owns Excess Shares.

    (G) "EXCESS SHARES" means (i) with respect to any Institutional Investor, all the shares of Capital Stock Beneficially Owned by such Institutional Investor in excess of the Institutional Investor Ownership Limit, (ii) with respect to any Noninstitutional Investor, all the shares of Capital Stock Beneficially Owned by such Noninstitutional Investor in excess of the Noninstitutional Investor Ownership Limit, and (iii) with respect to any Person, all the shares of Capital Stock Beneficially Owned by such Person in excess of the General Ownership Limit; PROVIDED, HOWEVER, that in the event the Excess Shares with respect to such Person results from the Beneficial Ownership of Capital Stock of such Person being aggregated with the Beneficial Ownership of Capital Stock of any other Person, then the number of Excess Shares with respect to such Person shall be allocated PRO RATA in proportion to each Person's total Beneficial Ownership (as calculated without giving effect to this Article V). All Excess Shares shall be deemed to be issued and outstanding shares of Capital Stock even when subject to or held pursuant to this Article V.

    (H) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended or supplemented and any other federal law which the BCBSA shall reasonably judge to have replaced or supplemented the coverage of the Exchange Act.

    (I) "FOUNDATION" means Wisconsin United for Health, Inc., a nonstock corporation organized under Chapter 181 of the Wisconsin Statutes.

    (J) "GENERAL OWNERSHIP LIMIT" means any combination of shares of Capital Stock in any series or class (including Common Stock) that represents 20% of the ownership interest in the Corporation at the time of determination. Unless an Independent Board Majority otherwise determines pursuant to the authority granted in Section 15 of this Article V, the manner in which shares in different classes or series of Capital Stock shall be counted to determine the ownership interest represented by any particular combination of those shares of Capital Stock pursuant to clause (ii) above shall be the same manner prescribed by the BCBSA under the License Agreements. So long as Common Stock (carrying identical voting rights per share) shall be the only class of Capital Stock issued by the Corporation, the General Ownership Limit shall be irrelevant for purposes of this Article V because the Institutional Investor Ownership Limit shall exclusively determine whether any shares of Common Stock owned by any Institutional Investor constitute Excess Shares and the Noninstitutional Investor Ownership Limit shall exclusively determine whether any shares of Common Stock owned by any Noninstitutional Investor constitute Excess Shares. If, however, the Corporation were to issue a series of Preferred Stock or other class of Capital Stock other than Common Stock, then (i) shares Beneficially Owned by an Institutional Investor in excess of either the Institutional Investor Ownership Limit or the General Ownership Limit would constitute Excess Shares, and (ii) shares Beneficially Owned by a Noninstitutional Investor in excess of either the Noninstitutional Investor Ownership Limit or the General Ownership Limit would constitute Excess Shares.

    (K) "INSTITUTIONAL INVESTOR" means any Person that is an entity or group identified in Rule 13d-l(b)(1)(ii) under the Exchange Act as constituted on June 1, 1997, PROVIDED THAT every filing made by such Person with the SEC under Regulation 13D-G (or any successor Regulation) under the Exchange Act with respect to such Person's Beneficial Ownership of Capital Stock by such Person shall have contained a certification identical to the one required by Item 10 of
Schedule 13G constituted on June 1, 1997, or such other affirmation as shall be approved by the BCBSA and the Board of Directors.

    (L) "INSTITUTIONAL INVESTOR OWNERSHIP LIMIT" means that number of shares of Capital Stock one share lower than the number of shares of Capital Stock which would represent 10% of the Voting Power of all shares of Capital Stock issued and outstanding at the time of determination.

    (M) "LICENSE AGREEMENTS" means the license agreements as constituted from time to time between the Corporation or any of its subsidiaries or affiliates and the BCBSA, including any and all addenda thereto, with respect to, among other things, the "Blue Cross" and "Blue Shield" names and marks.

    (N) "NONINSTITUTIONAL INVESTOR" means any Person that is not an Institutional Investor.

    (O) "NONINSTITUTIONAL INVESTOR OWNERSHIP LIMIT" means that number of shares of Capital Stock one share lower than the number of shares of Capital Stock which would represent 5% of the Voting Power of all shares of Capital Stock issued and outstanding at the time of determination.

    (P) "ORIGINAL FOUNDATION SHARES" has the meaning set forth in Section 14 of this Article V.

    (Q) "OWNERSHIP LIMIT" means each of the General Ownership Limit, the Institutional Investor Ownership Limit and the Noninstitutional Investor Ownership Limit.

    (R) "PERMITTED TRANSFEREE" means a Person whose acquisition of Capital Stock will not violate any Ownership Limit applicable to such Person.

    (S) "PERSON" means any individual, firm, partnership, corporation, limited liability company, trust, association, joint venture or other entity, and shall include any successor (by merger or otherwise) or of any such entity.

    (T) "REGISTRATION RIGHTS AGREEMENT" means that certain Registration Rights
Agreement, between the Corporation and the Foundation, dated             .

    (U) "SCHEDULE 13D" means a report on Schedule 13D under Regulation 13D-G under the Exchange Act and any report which may be required in the future under any requirements which the BCBSA shall reasonably judge to have any of the purposes served by Schedule 13D.

    (V) "SCHEDULE 13G" means a report on Schedule 13G under Regulation 13D-G under the Exchange Act and any report which may be required in the future under any requirements which the BCBSA shall reasonably judge to have any of the purposes served by Schedule 13G.

    (W) "SEC" means the United States Securities and Exchange Commission and any successor federal agency having similar powers.

    (X) "SECURITIES ACT" means the Securities Act of 1933, as amended or supplemented, and any other federal law which the BCBSA shall reasonably judge to have replaced or supplemented the coverage of the Securities Act.

    (Y) "SHARE ESCROW AGENT" means the Person appointed by the Corporation to act as escrow agent with respect to the Excess Shares.

    (Z) "TRANSFER" means any of the following which would affect the Beneficial Ownership of Capital Stock: (a) any direct or indirect sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Capital Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Capital Stock, or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Capital Stock), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise, and (b) any other transaction or event, including without limitation a merger, consolidation, or acquisition of any Person, the expiration of a voting trust which is not renewed, or the aggregation of the Capital Stock Beneficially Owned by one Person with the Capital Stock Beneficially Owned by any other Person.

    (AA) "VOTING POWER" means the voting power attributable to the shares of Capital Stock issued and outstanding at the time of determination and shall be equal to the number of all votes which could be cast in any election of any director which could be accounted for by all shares of Capital Stock issued and outstanding at the time of determination. If, in connection with an election for any particular position on the Board of Directors of the Corporation, shares in different classes or series are entitled to be voted together for purposes of such election, then in determining the number of "all votes which could be cast" in the election for that particular position for purposes of the preceding sentence, the number shall be equal to the number of votes which could be cast in the election for that particular position if all shares entitled to be voted in such election (regardless of series or class) were in fact voted in such election. For any particular Person, the Voting Power of such Person shall be equal to the quotient, expressed as a percentage, the numerator of which shall be the number of votes that could be cast with respect to shares of Capital Stock Beneficially Owned by such Person (including, for these purposes, (i) any Excess Shares Beneficially Owned by such Person and held and/or voted by the Escrow Share Agent, and (ii) any shares of Capital Stock Beneficially Owned by such Person, but not yet issued) and the denominator of which shall be (a) the total number of votes that could be cast by all shareholders of the Corporation (including such particular Person) based upon the issued and outstanding shares of Capital Stock at the time of determination plus (b) any shares of Capital Stock that have not been issued but which were counted in the determination of the numerator. If the Corporation shall issue any series or class of shares for which positions on the Board of Directors of the Corporation are reserved or shall otherwise issue shares which have voting rights which can arise or vary based upon terms governing that class or series, then the percentage of the voting power represented by the shares of Capital Stock Beneficially Owned by any particular Person shall be the highest percentage of the total votes which could be accounted for by those shares in any election of any director.

    (BB) "VOTING TRUST AND DIVESTITURE AGREEMENT" means that certain Voting Trust and Divestiture Agreement among the Corporation, the Foundation, BC Holding LLC, a Wisconsin limited liability company, and the trustee named
therein, dated             .

    SECTION 2.

    (A) No Institutional Investor shall Beneficially Own shares of Capital Stock in excess of the Institutional Investor Ownership Limit. No Noninstitutional Investor shall Beneficially Own shares of Capital Stock in excess of the Noninstitutional Investor Ownership Limit. No Person shall Beneficially Own shares of Capital Stock in excess of the General Ownership Limit.

    (B) The occurrence of any Transfer which would cause any Person to Beneficially Own Capital Stock in excess of any Ownership Limit applicable to such Person shall have the following legal consequences: (i) such Person shall receive no rights to the Excess Shares resulting from such Transfer (other than as specified in this Article V), and (ii) the Excess Shares resulting from such Transfer immediately shall be deemed to be conveyed to the Share Escrow Agent.

    (C) Notwithstanding the foregoing, a Person's Beneficial Ownership of Capital Stock shall not be deemed to exceed any Ownership Limit applicable to such Person if (A) the Excess Shares with respect to such Person do not exceed the lesser of 1% of the Voting Power of the Capital Stock or 1% of the ownership interest in the Corporation, and (B) within fifteen (15) days of the time when such Person becomes aware of the existence of such Excess Shares, such Person transfers or otherwise disposes of sufficient shares of Capital Stock so that such Person's Beneficial Ownership of Capital Stock shall not exceed any Ownership Limit.

    SECTION 3. Any Excess Owner who acquires or attempts to acquire shares of Capital Stock in violation of Section 2 of this Article V, or any Excess Owner who is a transferee such that any shares of Capital Stock are deemed Excess Shares, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request.

    SECTION 4. The Corporation shall have the right to take such actions as it deems necessary to give effect to the transfer of Excess Shares to the Share Escrow Agent, including refusing to give effect to the Transfer or any subsequent Transfer of Excess Shares by the Excess Owner on the books of the Corporation. Excess Shares so held or deemed held by the Share Escrow Agent shall be issued and outstanding shares of Capital Stock. An Excess Owner shall have no rights in such Excess Shares except as expressly provided in this
Article V and the administration of the Excess Shares escrow shall be governed by the terms of an Excess Share Escrow Agreement to be entered into between the Corporation and the Share Escrow Agent and having such terms as the Corporation shall deem appropriate.

    SECTION 5. The Share Escrow Agent, as record holder of Excess Shares, shall be entitled to receive all dividends and distributions as may be declared by the Board of Directors of the Corporation with respect to Excess Shares (the "EXCESS SHARE DIVIDENDS") and shall hold the Excess Share Dividends until disbursed in accordance with the provisions of Section 9 of this Article V. In the event an Excess Owner receives any Excess Share Dividends (including without limitation Excess Share Dividends received prior to the time the Corporation determines that Excess Shares exist with respect to such Excess Owner), such Excess Owner shall repay such Excess Share Dividends to the Share Escrow Agent or the Corporation. The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any Excess Share Dividends paid to an Excess Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Capital

Stock Beneficially Owned by any Excess Owner (including future dividends on distributions on shares of Capital Stock which fall below the Ownership Limit as well as on Excess Shares), and, as soon as practicable following the Corporation's receipt or withholding thereof, shall pay over to the Share Escrow Agent the dividends so received or withheld, as the case may be.

    SECTION 6. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of, or any distribution of the assets of, the Corporation, the Share Escrow Agent shall be entitled to receive, ratably with each other holder of Capital Stock of the same class or series, that portion of the assets of the Corporation that shall be available for distribution to the holders of such class or series of Capital Stock. The Share Escrow Agent shall distribute to the Excess Owner the amounts received upon such liquidation, dissolution, winding up or distribution in accordance with the provisions of
Section 9 of this Article V.

    SECTION 7. The Share Escrow Agent shall be entitled to vote all Excess Shares. The Share Escrow Agent shall vote, consent, or assent Excess Shares as follows:

    (A) to vote in favor of each nominee to the Board of Directors of the Corporation whose nomination has been approved by an Independent Board Majority and to vote against any candidate for the Board of Directors of the Corporation for whom no competing candidate has been nominated or selected by an Independent Board Majority;

    (B) unless such action is initiated by or with the consent of the Board of Directors of the Corporation, (i) to vote against removal of any director of the Corporation, (ii) to vote against any alteration, amendment, change or addition to or repeal (collectively, "CHANGE") of the Bylaws or these Articles of Incorporation, (iii) not to nominate any candidate to fill any vacancy of the Board of Directors of the Corporation, (iv) not to call any special meeting of the shareholders of the Corporation, and (v) not take any action by voting such Excess Shares that would be inconsistent with or would have the effect, directly or indirectly, of defeating or subverting the voting requirements contained in
Section 7(a) of this Article V or this Section 7(b) of Article V;

    (C) to the extent not covered by clauses (a) and (b) above, on any action, proposal or resolution requiring the approval of the Board of Directors of the Corporation as a prerequisite to entitle the shareholders of the Corporation to vote thereon and as a prerequisite to become effective, to vote in the same proportion as all other votes represented by shares of Capital Stock are cast with respect to such action, proposal or resolution; and

    (D) to the extent not covered by clauses (a), (b) and (c) above, to vote as recommended by the Board of Directors of the Corporation.

    SECTION 8.

    (A) The Share Escrow Agent shall hold all Excess Shares until such time as they are sold in accordance with this Section 8 of Article V.

    (B) The Share Escrow Agent shall sell or cause the sale of Excess Shares at such time or times and on such terms as shall be determined by the Corporation. The Share Escrow Agent shall have the right to take such actions as the Corporation shall deem appropriate to ensure that sales of Excess Shares shall be made only to Permitted Transferees.

    (C) The Share Escrow Agent shall have the power to convey to the purchaser of any Excess Shares sold by the Share Escrow Agent ownership of such Excess Shares free of any interest of the Excess Owner of those Excess Shares and free of any other adverse interest arising through the Excess Owner. The Share Escrow Agent shall be authorized to execute any and all documents sufficient to transfer title to any Permitted Transferee.

    (D) Upon acquisition by any Permitted Transferee of any Excess Shares sold by the Share Escrow Agent or the Excess Owner, such shares shall upon such sale cease to be Excess Shares and shall become regular shares of Capital Stock in the class or series to which such Excess Shares otherwise belong, and the purchaser of such shares shall acquire such shares free of any claims of the Share Escrow Agent or the Excess Owner.

    (E) To the extent permitted by the WBCL or other applicable law, neither the Corporation, the Share Escrow Agent nor anyone else shall have any liability to the Excess Owner or anyone else by reason of any action or inaction the Corporation or the Share Escrow Agent or any director, officer or agent of the Corporation shall take which any of them shall in good faith believe to be within the scope of their authority under this Article V or by reason of any decision as to when or how to sell any Excess Shares or by reason of any other action or inaction in connection with the activities permitted under this
Article V which does not constitute gross negligence or willful misconduct. Without limiting by implication the scope of the preceding sentence, to the extent permitted by law, neither the Share Escrow Agent nor the Corporation nor any director, officer or agent of the Corporation (a) shall have any liability on grounds that any of them failed to take actions which would or could have produced higher proceeds for any of the Excess Shares or by reason of the manner or timing for any disposition of any Excess Shares, and (b) shall be deemed to be a fiduciary or agent of any Excess Owner.

    SECTION 9. The proceeds from the sale of the Excess Shares and any Excess Share Dividends shall be distributed as follows: (i) FIRST, to the Share Escrow Agent for any costs and expenses incurred in respect of its administration of the Excess Shares that have not theretofore been reimbursed by the Corporation;
(ii) SECOND, to the Corporation for all costs and expenses incurred by the Corporation in connection with the appointment of the Share Escrow Agent, the payment of fees to the Share Escrow Agent with respect to the services provided by the Share Escrow Agent in respect of the escrow and for any other direct or indirect and out of pocket expenses incurred by the Corporation in connection with the Excess Shares, including any litigation costs and expenses, and all funds expended by the Corporation to reimburse the Share Escrow Agent for costs and expenses incurred by the Share Escrow Agent in respect of its administration of the Excess Shares and for all fees, disbursements and expenses incurred by the Share Escrow Agent in connection with the sale of the Excess Shares; and
(iii) THIRD, the remainder thereof (as the case may be) to the Excess Owner; PROVIDED, HOWEVER, if the Corporation shall have any questions as to whether any security interest or other interest adverse to the Excess Owner shall have existed with respect to any Excess Shares, neither the Share Escrow Agent, the Corporation nor anyone else shall have the obligation to disburse proceeds for those shares until the Share Escrow Agent shall be provided with such evidence as the Corporation shall deem necessary to determine the parties who shall be entitled to such proceeds.

    SECTION 10. Each certificate for Capital Stock shall bear the following legend:

    "The shares of stock represented by this certificate are subject to restrictions on ownership and transfer. All capitalized terms in this legend have the meanings ascribed to them in the Corporation's Articles of Incorporation, as the same may be amended from time to time, a copy of which, including the restrictions on ownership and transfer, shall be sent without charge to each shareholder who so requests. No Person shall Beneficially Own shares of Capital Stock in excess of any Ownership Limit applicable to such Person. Subject to certain limited specific exemptions, (i) Beneficial Ownership of that number of shares of Capital Stock by an Institutional Investor which would represent 10% or more of the Voting Power would exceed the Institutional Investor Ownership Limit, (ii) Beneficial Ownership of that number of shares of Capital Stock by a Noninstitutional Investor which would represent 5% or more of the Voting Power would exceed the Noninstitutional Investor Ownership Limit, and (iii) Beneficial Ownership of any combination of shares in any series or class of Capital Stock (including Common Stock) that represents 20% or more of the ownership interest in the Corporation (determined as provided in the Corporation's Articles of Incorporation) would exceed the General Ownership Limit. Any Person who attempts to Beneficially Own shares of Capital Stock in violation of this limitation must immediately notify the Corporation. Upon the occurrence of any event that would cause any Person to exceed any Ownership Limit applicable to such Person (including without limitation the expiration of a voting trust that entitled such Person to an exemption from any Ownership Limit applicable to such Person), all shares of Capital Stock Beneficially Owned by such Person in excess of any Ownership Limit applicable to such Person shall automatically be deemed Excess Shares and shall be transferred immediately to the Share Escrow Agent and shall be subject to the provisions of the Corporation's Articles of Incorporation. The foregoing summary of the restrictions on ownership and transfer is qualified in its entirety by reference to the Corporation's Articles of Incorporation."

The legend may be amended from time to time to reflect amendments to these Articles of Incorporation, or revisions to the Ownership Limits in accordance with Section 15 of this Article V.

    SECTION 11. Subject to Section 12 of this Article V, nothing contained in this Article V or in any other provision of these Articles of Incorporation shall limit the authority of the Corporation to take such other action (not specifically prohibited by these Articles of Incorporation) as it deems necessary or advisable to protect the Corporation and the interests of its shareholders.

    SECTION 12. Nothing contained in these Articles of Incorporation shall preclude the settlement of any transactions entered into through the facilities of the New York Stock Exchange, Inc. or any other exchange or through the means of any automated quotation system now or hereafter in effect.

    SECTION 13. Except in the case of manifest error, any interpretation of this Article V by the Board of Directors of the Corporation shall be conclusive and binding; PROVIDED, HOWEVER, that in making any such interpretation, the Board of Directors of the Corporation shall consider, wherever relevant, the Corporation's obligations to the BCBSA.

    SECTION 14. This Article V shall not be applicable with respect to any shares of Capital Stock (i) owned by the Foundation which were issued by the Corporation ("Original Foundation Shares"), or (ii) acquired by the Foundation with respect to Original Foundation Shares as a result of a stock dividend, stock split, conversion, recapitalization, exchange of shares or the like, so long as such shares of Capital Stock shall be Beneficially Owned by the Foundation or by a trustee for the account of the Foundation and subject to the terms of the Voting Trust and Divestiture Agreement, PROVIDED, HOWEVER, that the legend set forth in Section 10 of this Article V shall be placed on all shares of Capital Stock issued to the Foundation at any time. Upon the Transfer of any Beneficial Ownership interest in any Original Foundation Shares (and such other shares of Capital Stock received by the Foundation or by a trustee for the account of the Foundation as a result of a stock dividend, stock split, conversion, recapitalization, exchange of shares or the like relating to such Original Foundation Shares) from the Foundation or trustee thereof or the voting trust established by the Voting Trust and Divestiture Agreement to any transferee, those shares of Capital Stock shall become fully subject to this
Article V from and at all times after such Transfer.

    SECTION 15. In the event the Corporation issues any series or class of Capital Stock other than Common Stock, then an Independent Board Majority shall have the power to determine the manner in which each class or series of Capital Stock shall be counted for purposes of determining each Ownership Limit.

                                   ARTICLE VI
                                     BYLAWS

    SECTION 1. The Bylaws shall govern the business and affairs of the Corporation, the rights and powers of the directors, officers, employees and shareholders of the Corporation in accordance with its terms and shall govern the rights of all persons concerned relating in any way to the Corporation except that if any provision in the Bylaws shall be irreconcilably inconsistent with any provision in these Articles of Incorporation, the provision in these Articles of Incorporation shall control.

    SECTION 2. The Board of Directors of the Corporation shall have the power to amend or replace the Bylaws of the Corporation by the vote of a majority of the whole Board of Directors of the Corporation, except that the approval of an Independent Board Majority shall be required to amend or replace any provision of the Bylaws of the Corporation which, pursuant to the terms thereof, may now or hereafter require the approval of an Independent Board Majority. The shareholders of the Corporation shall not have the power to Change (as defined in Section 7 of Article V hereof) the Bylaws of the Corporation unless such Change shall be approved by the holders of at least seventy-five percent (75%) of the then issued and outstanding shares of Common Stock entitled to vote thereon. Notwithstanding anything contained in this Article VI to the contrary, for so long as the Foundation Beneficially Owns twenty percent (20%) or more of the issued and outstanding shares of Capital Stock, any amendment to the Bylaws of the Corporation shall be subject to the prior review and approval of the Office of the Commissioner of Insurance before such amendment shall be given full force and effect.

                                  ARTICLE VII
                             NO PREFERENTIAL RIGHTS

    No shareholder of the Corporation shall, by reason of his, her or its holding shares of any class or series, have any preemptive or preferential rights to purchase or subscribe to any shares of Capital Stock of the Corporation now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class now or hereafter to be authorized (whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of such shareholder) other than such rights, if any, as the Board of Directors of the Corporation in its discretion from time to time may grant and at such price as the Board of Directors of the Corporation may fix; and the Board of Directors of the Corporation may issue shares of Capital Stock of the Corporation or any notes, debentures, bonds or other securities, convertible into or carrying options or warrants to purchase shares of Capital Stock without offering any such shares of Capital Stock, either in whole or in part, to the existing shareholders.

                                  ARTICLE VIII
                              NO CUMULATIVE VOTING

    There shall be no cumulative voting by shareholders of any class or series of Capital Stock in the election of directors of the Corporation.

                                   ARTICLE IX
                               BOOKS AND RECORDS

    The books and records of the Corporation may be kept (subject to any provision contained in the WBCL or other applicable law) at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the Bylaws of the Corporation.

                                   ARTICLE X
                    RIGHT TO AMEND ARTICLES OF INCORPORATION

    The Corporation reserves the right to Change (as defined in Section 7 of Article V hereof) any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by the WBCL or other applicable law and these Articles of Incorporation, and all rights conferred upon shareholders herein are granted subject to this reservation; PROVIDED, HOWEVER, that notwithstanding anything contained in these Articles of Incorporation to the contrary, (a) the approval of an Independent Board Majority shall be required for the Board of Directors to approve and authorize any Change to Sections 1, 3, 4, 5, 6, 7, 10 and 11 of Article III, Article IV, Article V,
Article VI, Article VIII, or this Article X, and (b) the affirmative vote of the holders of at least seventy-five percent (75%) of the then issued and outstanding shares of Common Stock entitled to vote thereon shall be required to Change Sections 1, 3, 4, 5, 6, 7, 10, and 11 of Article III, Article IV,
Article V, Article VI, Article VIII, and this Article X (the "SUPERMAJORITY SHAREHOLDER VOTE") and PROVIDED FURTHER, HOWEVER, that (i) the Supermajority Shareholder Vote shall become unnecessary and shall be of no further force and effect with respect to a Change to Article V hereof in the event that each and every License Agreement to which the Corporation shall be subject shall have been terminated; and (ii) the Supermajority Shareholder Vote shall not apply to
(1) any Change to Article V to conform Article V hereof to a change to the terms of any License Agreement, (2) any Change to Article V hereof required or permitted by the BCBSA (whether or not constituting a change to the terms of any License Agreement), or (3) any Change to Article V hereof approved by an Independent Board Majority in connection with a proposal to acquire (by means of a merger, consolidation or otherwise) all of the outstanding Capital Stock of the Corporation. The affirmative vote of the holders of at least the percentage of the issued and outstanding Capital Stock entitled to vote thereon required by the WBCL or other applicable law shall be required to Change any provisions of these Articles of Incorporation that shall not require the Supermajority Shareholder Vote under this Article X. Notwithstanding anything contained in this Article X to the contrary, for so long as the Foundation Beneficially Owns twenty percent (20%) or more of the issued and outstanding shares of Capital Stock, any amendment to these Articles of Incorporation shall be subject to the prior review and approval of the Office of the Commissioner of Insurance before such amendment shall be given full force and effect.

                                   ARTICLE XI
                                REGISTERED AGENT

    The address of the registered office of the corporation in the state of Wisconsin is 401 West Michigan Street, Milwaukee, WI 53202. The name of its registered agent at such address is Thomas R. Hefty.

    IN WITNESS WHEREOF, the undersigned duly executed these Amended and Restated
Articles of Incorporation on this   day of             , 2000.

                                                       COBALT CORPORATION

                                                       By:
                                                            -----------------------------------------

                                                            Title:
                                                                    ------------------------------------

    This instrument was drafted by and should be returned to: Joseph C. Branch, Attorney, FOLEY & LARDNER, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

                                                                         ANNEX G

                              AMENDED AND RESTATED
                                     BYLAWS
                                       OF
                               COBALT CORPORATION
                           (a Wisconsin corporation)

                                                                          [DATE]

                              AMENDED AND RESTATED
                                     BYLAWS
                                       OF
                               COBALT CORPORATION
                           (a Wisconsin corporation)
                               ARTICLE I. OFFICES

    1.01. PRINCIPAL AND BUSINESS OFFICES. The corporation may have such principal and other business offices, either within or without the State of Wisconsin, as the Board of Directors may designate or as the business of the corporation may require from time to time.

    1.02. REGISTERED OFFICE. The registered office of the corporation required by the Wisconsin Business Corporation Law to be maintained in the State of Wisconsin may be, but need not be, identical with the principal office in the State of Wisconsin, and the address of the registered office may be changed from time to time by the Board of Directors or by the registered agent. The business office of the registered agent of the corporation shall be identical to such registered office.

                            ARTICLE II. SHAREHOLDERS

    2.01. ANNUAL MEETING. The Annual Meeting of the shareholders shall be held at the principal office of the Corporation in the City of Milwaukee, Milwaukee County, Wisconsin, unless the Board of Directors shall designate another location either within or without the State of Wisconsin. The Annual Meeting shall take place on the last Wednesday of May each year or at such other time and date as may be fixed by or under the authority of the Board of Directors. If the day fixed for the Annual Meeting shall be a legal holiday in the State of Wisconsin, such meeting shall be held on the next succeeding business day. At such meeting the Shareholders shall elect Directors and transact such other business as shall lawfully come before them.

    2.02. SPECIAL MEETINGS. Special meetings of shareholders may be called only by the Chairman of the Board, the President, an Independent Board Majority (as defined in Section 4.B.3 of Article III of the Articles of Incorporation), or any other party specifically mandated by the Wisconsin Business Corporation Law. The Chairman of the Board, the President, or an Independent Board Majority, as the case may be, shall have the right to determine the business to be transacted at any special meeting and no issue or matter may be acted upon by any shareholders at any special meeting unless such issue or matter has been approved by the Board of Directors for vote by shareholders at such meeting, unless Wisconsin law specifically authorizes such action by the shareholders without the assent of the Board of Directors.

    2.03. PLACE OF MEETING. The Board of Directors may designate any place, either within or without the State of Wisconsin, as the place of meeting for any annual or special meeting of shareholders. If no designation is made, the place of meeting shall be the principal office of the Corporation. Any meeting may be adjourned to reconvene at any place designated by vote of a majority of the shares represented thereat.

    2.04. NOTICE OF MEETING. Written notice stating the date, time and place of any meeting of shareholders and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten days nor more than sixty days before the date of the meeting (unless a different time is provided by the Wisconsin Business Corporation Law or the Articles of Incorporation), either personally or by mail, by or at the direction of the President or the Secretary, to each shareholder of record entitled to vote at such meeting and to such other persons as required by the Wisconsin Business Corporation Law. If mailed, such notice shall be deemed to be effective when deposited in the United States mail, addressed to the shareholder at his or her address as it appears on the stock record books of the Corporation, with postage thereon prepaid. If an annual or special meeting of shareholders is adjourned to a different date, time or place, the Corporation shall not be required to give notice of the new date, time or place if the new date, time or place is announced at the meeting before adjournment; provided, however, that if a new record date for an adjourned meeting is or must be fixed, the Corporation shall give notice of the adjourned meeting to persons who are shareholders as of the new record date.

    2.05. WAIVER OF NOTICE. A shareholder may waive any notice required by the Wisconsin Business Corporation Law, the Articles of Incorporation or these Bylaws before or after the date and time stated in the notice. The waiver shall be in writing and signed by the shareholder entitled to the notice, contain the same information that would have been required in the notice under applicable provisions of the Wisconsin Business Corporation Law (except that the time and place of meeting need not be stated) and be delivered to the Corporation for inclusion in the corporate records. A shareholder's attendance at a meeting, in person or by proxy, waives objection to all of the following: (a) lack of notice or defective notice of the meeting, unless the shareholder at the beginning of the meeting or promptly upon arrival objects to holding the meeting or transacting business at the meeting; and (b) consideration of a particular matter at the meeting that is not within the purpose described in the meeting notice, unless the shareholder objects to considering the matter when it is presented.

    2.06. FIXING OF RECORD DATE. The Board of Directors may fix in advance a date as the record date for the purpose of determining shareholders entitled to notice of and to vote at any meeting of shareholders, shareholders entitled to take any other action, or shareholders for any other purpose. Such record date shall not be more than seventy days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. If no record date is fixed by the Board of Directors or by the Wisconsin Business Corporation Law for the determination of shareholders entitled to notice of and to vote at a meeting of shareholders, the record date shall be the close of business on the day before the first notice is given to shareholders. Except as provided by the Wisconsin Business Corporation Law for a court-ordered adjournment, a determination of shareholders entitled to notice of and to vote at a meeting of shareholders is effective for any adjournment of such meeting unless the Board of Directors fixes a new record date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting. The record date for determining shareholders entitled to a distribution (other than a distribution involving a purchase, redemption or other acquisition of the Corporation's shares) or a share dividend is the date on which the Board of Directors authorized the distribution or share dividend, as the case may be, unless the Board of Directors fixes a different record date.

    2.07. SHAREHOLDERS LIST FOR MEETINGS. After a record date for a special or annual meeting of shareholders has been fixed, the Corporation shall prepare a list of the names of all of the shareholders entitled to notice of the meeting. The list shall be arranged by class or series of shares, if any, and show the address of and number of shares held by each shareholder. Such list shall be available for inspection by any shareholder, beginning two business days after notice of the meeting is given for which the list was prepared and continuing to the date of the meeting, at the Corporation's principal office or at a place identified in the meeting notice in the city where the meeting will be held. A shareholder or his or her agent may, on written demand, inspect and, subject to the limitations imposed by the Wisconsin Business Corporation Law, copy the list, during regular business hours and at his or her expense, during the period that it is available for inspection pursuant to this Section 2.07. The Corporation shall make the shareholders list available at the meeting and any shareholder or his or her agent or attorney may inspect the list at any time during the meeting or any adjournment thereof. Refusal or failure to prepare or make available the shareholders list shall not affect the validity of any action taken at a meeting of shareholders.

    2.08.  QUORUM AND VOTING REQUIREMENTS.

    (a) Shares entitled to vote as a separate voting group as defined in the Wisconsin Business Corporation Law may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. Unless the Articles of Incorporation or the Wisconsin Business Corporation Law provide otherwise, a majority of the votes entitled to be cast on the matter by a voting group constitutes a quorum of that voting group for action on that matter. Once a share is represented for any purposes at a meeting, other than for the purpose of objecting to holding the meeting or transacting business at the meeting, it is considered present for purposes of determining whether a quorum exists, for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned or postponed meeting. If a quorum exists, action on a matter by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the Articles of Incorporation or the Wisconsin Business Corporation Law require a greater number of affirmative votes. "Voting group" means: (a) All shares of one or more classes or series that under the Articles of Incorporation or the Wisconsin Business Corporation Law are entitled to vote and be counted together collectively on a matter at a meeting of shareholders; or (b) All shares that under the Articles of Incorporation or the Wisconsin Business Corporation Law are entitled to vote generally on a matter. Though less than a quorum of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

    (b) Each director shall be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors at a meeting at which a quorum is present. Cumulative voting is not permitted with respect to the election of directors, and thus no shareholder entitled to vote in the election of directors shall have the right to cast as many votes in the aggregate as shall equal the number of votes held by the shareholder in the Corporation, multiplied by the number of directors to be elected at the election, for one candidate, or distribute them among two or more candidates.

    2.09. CONDUCT OF MEETING. The Chairman of the Board, or in the Chairman's absence, the President, and in his or her absence, a Vice President as is designated by the Board of Directors, shall call the meeting of the shareholders to order and shall act as chairman of the meeting, and the Secretary of the Corporation shall act as secretary of all meetings of the shareholders, but, in the absence of the Secretary, the presiding officer may appoint any other person to act as secretary of the meeting.

    2.10. PROXIES. At all meetings of shareholders, a shareholder entitled to vote may vote in person or by proxy. A shareholder may appoint a proxy to vote or otherwise act for the shareholder by signing an appointment form, either personally or by his or her attorney-in-fact. Such proxy appointment is effective when received by the Secretary before or at the time of the meeting. Unless otherwise provided in the appointment form of proxy, a proxy appointment may be revoked by the shareholder at any time before it is voted, either by written notice filed with the Secretary or the acting Secretary of the meeting or by oral notice given by the shareholder to the presiding officer during the meeting. The presence of a shareholder who has filed his or her proxy appointment shall not of itself constitute a revocation. No proxy appointment shall be valid after eleven months from the date of its execution, unless otherwise provided in the appointment form of proxy. The Board of Directors shall have the power and authority to make rules establishing presumptions as to the validity and sufficiency of proxy appointments.

    2.11. VOTING OF SHARES. Except as provided in the Articles of Incorporation or in the Wisconsin Business Corporation Law, each outstanding share, regardless of class, is entitled to one vote on each matter voted on at a meeting of shareholders.

    2.12. NO ACTION WITHOUT MEETING. No action required or permitted to be taken at any annual or special meeting of shareholders of the Corporation may be taken by written consent without a meeting of such shareholders.

    2.13.  VOTING OF SHARES BY CERTAIN HOLDERS.

    (a) OTHER CORPORATIONS. Shares standing in the name of another corporation may be voted either in person or by proxy, by the president of such corporation or any other officer appointed by such president. An appointment form of proxy executed by any principal officer of such other corporation or assistant thereto shall be conclusive evidence of the signer's authority to act, in the absence of express notice to the Corporation given in writing to the Secretary, or the designation of some other person by the board of directors or by the bylaws of such other corporation.

    (b) LEGAL REPRESENTATIVES AND FIDUCIARIES. Shares held by an administrator, executor, guardian, conservator, trustee in bankruptcy, receiver or assignee for creditors may be voted by him, her or it either in person or by proxy, without a transfer of such shares into his, her or its name, provided that there is filed with the Secretary before or at the time of meeting proper evidence of his, her or its incumbency and the number of shares held by him, her or it either in person or by proxy. An appointment form of proxy executed by a fiduciary shall be conclusive evidence of the signer's authority to act, in the absence of express notice to the Corporation, given in writing to the Secretary, that such manner of voting is expressly prohibited or otherwise directed by the document creating the fiduciary relationship.

    (c) PLEDGEES. A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred; provided, however, a pledgee shall be entitled to vote shares held of record by the pledgor if the Corporation receives acceptable evidence of the pledgee's authority to sign.

    (d) TREASURY STOCK AND SUBSIDIARIES. Neither treasury shares, nor shares held by another corporation if a majority of the shares entitled to vote for the election of directors of such other corporation is held by the Corporation, shall be voted at any meeting or counted in determining the total number of outstanding shares entitled to vote, but shares of its own issue held by the Corporation in a fiduciary capacity, or held by such other corporation in a fiduciary capacity, may be voted and shall be counted in determining the total number of outstanding shares entitled to vote.

    (e) MINORS. Shares held by a minor may be voted by such minor in person or by proxy and no such vote shall be subject to disaffirmance or avoidance, unless prior to such vote the Secretary has received written notice or has actual knowledge that such shareholder is a minor. Shares held by a minor may be voted by a personal representative, administrator, executor, guardian or conservator representing the minor if evidence of such fiduciary status, acceptable to the Corporation, is presented.

    (f) INCOMPETENTS AND SPENDTHRIFTS. Shares held by an incompetent or spendthrift may be voted by such incompetent or spendthrift in person or by proxy and no such vote shall be subject to disaffirmance or avoidance, unless prior to such vote the Secretary has actual knowledge that such shareholder has been adjudicated an incompetent or spendthrift or actual knowledge of judicial proceedings for appointment of a guardian. Shares held by an incompetent or spendthrift may be voted by a personal representative, administrator, executor, guardian or conservator representing the minor if evidence of such fiduciary status, acceptable to the Corporation, is presented.

    (g) JOINT TENANTS. Share registered in the names of two or more individuals who are named in the registration as joint tenants may be voted in person or by proxy signed by any one or more of such individuals if either
(i) no other such individual or his or her legal representative is present and claims the right to participate in the voting of such shares or prior to the vote files with the Secretary a contrary written voting authorization or direction or written denial of authority of the individual present or signing the appointment form of proxy proposed to be voted, or
(ii) all such other individuals are deceased and the Secretary has no actual knowledge that the survivor has been adjudicated not to be the successor to the interests of those deceased.

    2.14.  SHAREHOLDER PROPOSALS.

    (a) Shareholders shall be entitled to submit proposals to be voted upon by shareholders at an annual meeting of the Corporation provided that they comply with the procedures set forth in this Section 2.14. Only those proposals which satisfy all requirements specified in this Section 2.14 shall be deemed "QUALIFIED SHAREHOLDER PROPOSALS."

    (b) In order for a proposal to constitute a "Qualified Shareholder Proposal," all of the following requirements must be satisfied:

        (1) The proposal must be made for submission at an annual meeting of shareholders;

        (2) The proposal must be a proper subject for shareholder action. The Board of Directors shall be entitled to determine that any proposal which the shareholder is not entitled to have included in the Corporation's proxy statement for the annual meeting under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the regulations issued by the Securities and Exchange Commission (which are collectively referred to herein as the "SEC PROXY RULES") is not a proper subject for shareholder action;

        (3) The proposal must be made by a shareholder who shall be the record holder on the record date for such annual meeting and at that meeting of shares entitled to be voted for the proposal (a "PROPOSING SHAREHOLDER");

        (4) The Proposing Shareholder must deliver a written notice identifying such proposal to the office of the Corporation's Corporate Secretary at the Corporation's principal place of business which provides the information required by these Bylaws which is timely under the standards given in
    Section 3.04(e)(4) of these Bylaws;

        (5) Such Proposing Shareholder's proposal notice shall: (i) contain a description of the proposal, the reasons for the proposal and any material interest in such proposal by the Proposing Shareholder or the beneficial owner of the shareholder's record shares; (ii) contain an affirmation by the Proposing Shareholder that the shareholder satisfies the requirements specified in this Section 2.14 for presentation of such proposal; and
    (iii) as to the Proposing Shareholder and the beneficial owner, if any, on whose behalf the proposal is made (x) the name and address of such Proposing Shareholder, as they appear on the Corporation's books, and of such beneficial owner and the telephone number at which each may be contacted during normal business hours through the time for which the meeting is scheduled, and (y) the class and number of shares of the Corporation which are owned beneficially and of record by such Proposing Shareholder and such beneficial owner; and

        (6) The Proposing Shareholder and the beneficial owner shall provide such other information as any officer of the Corporation shall reasonably deem relevant within such time limits as any officer of the Corporation shall reasonably impose for such information.

    (c) Nothing in these Bylaws shall be deemed to prohibit a shareholder from including any proposals in the Corporation's proxy statement to the extent such inclusion shall be required by the SEC Proxy Rules or to lessen any obligation by any shareholder to comply with the SEC Proxy Rules; PROVIDED, HOWEVER, that neither the fact that a shareholder's nominee qualifies as a Qualified Candidate (as defined in Section 3.04 of these Bylaws) nor the fact that a Proposing Shareholder's proposal qualifies as a Qualified Shareholder Proposal under this
Section 2.14 shall obligate the Corporation to endorse that candidate or proposal or (except to the extent required by the SEC Proxy Rules) to provide a means to vote on that proposal on proxy cards solicited by the Corporation or to include information about that proposal in the Corporation's proxy statement. To the extent this Section 2.14 shall be deemed by the Board of Directors or the Securities and Exchange Commission, or adjudged by a court of competent jurisdiction, to be inconsistent with the rights of shareholders to request inclusion of a proposal in the Corporation's proxy statement pursuant to the SEC Proxy Rules, the SEC Proxy Rules shall prevail.

    2.15 INVALIDITY. The Chairman of the Board, upon recommendation of the Secretary, may reject a vote, consent, waiver or proxy appointment, if the Secretary or other Officer or agent of the Corporation who is authorized to tabulate votes, acting in good faith, has reasonable doubt about the validity of the signature on it or about the signatory's authority to sign for the shareholder. The Corporation and its Officer or agent who accepts or rejects a vote, consent, waiver or proxy appointment in good faith and in accordance with the Wisconsin Business Corporation Law shall not be liable for damages to the shareholders for consequences of the acceptance or rejection.

                        ARTICLE III. BOARD OF DIRECTORS

    3.01. GENERAL POWERS AND NUMBER. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation managed under the direction of, the Board of Directors. The number of directors of the Corporation shall initially be nine (9) and thereafter such number as may be determined from time to time by an Independent Board Majority, provided that such number shall be no fewer than three (3) and no more than nine (9).

    3.02. DIVISION OF THE BOARD OF DIRECTORS INTO CLASSES. The Board of Directors shall be divided into three classes in accordance with the Articles of Incorporation. The positions within each class shall be the same in number as reasonably practicable. Directors within a given class shall be designated as the "Class of [Year]" with the entry for "Year" being the year in which the next triennial election for directors in that class is scheduled to occur.

    3.03 BOARD OF DIRECTORS' POWER TO ALTER THE NUMBER OF DIRECTORS AND THE SIZE OF CLASSES. The Board of Directors shall have the power (within the limitations prescribed by the Articles of Incorporation) by a resolution adopted by an Independent Board Majority at the time of such adoption to alter at any time and from time to time (i) the total number of directorship positions on the Board of Directors, and (ii) the number of directorship positions in any of the three classes of directors established by the Articles of Incorporation. Except as otherwise expressly provided in the Articles of Incorporation, from the adoption of any particular resolution in the manner provided in the preceding sentence until the adoption in the manner prescribed by the preceding sentence of any subsequent resolution altering the results of the particular resolution,
(i) the total number of directorship positions on the Board of Directors shall be equal to the number specified in the particular resolution, and (ii) the number of directorship positions in each of the three classes of directors established by the Articles of Incorporation shall be the number established in the particular resolution.

    3.04  ELECTION OF DIRECTORS BY SHAREHOLDERS.

    (a) Qualified Candidates (as defined below in this Section 3.04) for election as directors at any meeting of the shareholders of the Corporation shall be elected by plurality vote. (Under plurality voting, if five positions on the Board of Directors were up for election at any particular shareholders' meeting, then the five Qualified Candidates who receive more votes than any other Qualified Candidates shall be deemed elected at that meeting. It shall not, therefore, be necessary for election to the Board of Directors that a candidate receive a majority of the votes comprising the quorum for the meeting so long as the individual receives a number of votes sufficient for election under the terms hereof.)

    (b) Only Qualified Candidates may be elected to the Board of Directors at any particular shareholders' meeting. Votes cast in favor of an individual who is not a Qualified Candidate shall not be effective to elect that individual to the Board of Directors regardless of whether (i) that individual receives a greater number of votes than Qualified Candidates who are elected to the Board of Directors under the preceding provisions of this Section 3.04 or (ii) no other individual receives any votes at that meeting.

    (c) An individual shall be deemed a "QUALIFIED CANDIDATE" for election to the Board of Directors at any particular shareholders' meeting if that individual (i) shall have been nominated for election by the affirmative vote of an Independent Board Majority or shall have been nominated for election in a manner which satisfies all of the requirements specified in Section 3.04(e) hereof, and (ii) is not disqualified under the provisions of Section 3.04(d) hereof.

    (d) The term "NON-INDEPENDENT CANDIDATE," as used with respect to any particular election of directors, means an individual who satisfies the conditions of clause (i) of Section 3.04(c) hereof but who does not qualify as an "Independent Director" as defined in Section 4.B.1 of Article III of the Articles of Incorporation. In the event that, in any particular election of directors, some but not all of the Non-Independent Candidates for director at such election may be eligible for election to the Board of Directors pursuant to
Section 4.A of Article III of the Articles of Incorporation, then the Non-Independent Candidates shall be treated as Qualified Candidates until all positions available for Non-Independent Candidates at such election pursuant to
Section 4.A of Article III of the Articles of Incorporation shall have been elected in the manner set forth in this Section 3.04. The remaining Non-Independent Candidates shall, in accordance with Section 3.04(b), be deemed to not be Qualified Candidates.

    (e) An individual who is not nominated for election by the affirmative vote of an Independent Board Majority, and who would otherwise qualify as a Qualified Candidate as provided in Sections 3.04(c) and 3.04(d) hereof, shall be a Qualified Candidate if all of the following requirements are satisfied:

        (1) The nomination must be made for an election to be held at an annual meeting of shareholders or a special meeting of shareholders in which the Board of Directors has determined that candidates will be elected by the issued and outstanding shares of the Corporation's common stock to one or more positions on the Board of Directors;

        (2) The individual must be nominated by a shareholder who shall be the record owner on the record date for such meeting and at that meeting of shares entitled to be voted at that meeting for the election of directors (a "NOMINATING SHAREHOLDER");

        (3) The Nominating Shareholder must deliver a timely written nomination notice to the office the Corporation's Corporate Secretary at the Corporation's principal place of business which provides the information required by this Section 3.04(e);

        (4) To be timely for an annual meeting, a Nominating Shareholder's notice must be actually delivered to the Corporate Secretary at the Corporation's principal place of business not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting; PROVIDED, HOWEVER, that: (i) if the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation, and (ii) if the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 70 days prior to the first anniversary of the preceding year's annual meeting, a Nominating Shareholder's nominating notice required by this Section 3.04(e) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if
    (x) the Nominating Shareholder shall have nominated candidates in accordance with the requirements in this Section 3.04(e) for all Board of Directors positions not covered by such increase, and (y) the nomination notice for candidates to fill the expanded positions shall be actually delivered to the Corporate Secretary at the Corporation's principal place of business not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation;

        (5) If the election is to be held at a special shareholders' meeting, a Nominating Shareholder's nominating notice required by this Section 3.04(e) shall be considered timely for such meeting if it shall be actually delivered to the Corporate Secretary at the Corporation's principal place of business not later than the close of business on the 10th day following the day on which the Corporation shall first publicly announce the date of the special meeting and that a vote by shareholders shall be taken at such meeting to elect one or more directors;

        (6) In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a Nominating Shareholder's notice as described above. "PUBLIC ANNOUNCEMENT" means, for these purposes, disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act;

        (7) Such Nominating Shareholder's nomination notice shall: (i) set forth as to each person whom the Nominating Shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act; (ii) be accompanied by each nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (iii) set forth the name and address of the shareholder giving the notice and the beneficial owner of the shares owned of record by the beneficial owner, and the telephone number at which the Corporation will be able to contact the shareholder, the beneficial owner and each nominee during usual business hours during the period through the meeting at which the nomination is to take place; and
    (iv) set forth the class and number of shares of the Corporation which are owned beneficially and of record by such Nominating Shareholder and such beneficial owner;

        (8) The Nominating Shareholder, the beneficial owner and each nominee shall provide such other information as any officer of the Corporation shall reasonably deem relevant within such time limits as any officer of the Corporation shall reasonably impose for such information.

    3.05. REGULAR MEETINGS. A regular meeting of the Board of Directors shall be held without other notice than this bylaw immediately after the annual meeting of shareholders and each adjourned session thereof. The place of such regular meeting shall be the same as the place of the meeting of shareholders which precedes it, or such other suitable place as may be announced at such meeting of shareholders. The Board of Directors shall provide, by resolution, the date, time and place, either within or without the State of Wisconsin, for the holding of additional regular meetings of the Board of Directors without other notice than such resolution.

    3.06. SPECIAL MEETINGS. Special Meetings of the Board of Directors shall be held whenever called by the Chairman of the Board or the Secretary upon written request of any three Directors. The Secretary shall give sufficient notice of such meeting, to be not less than 48 hours, in person or by mail, telephone, telegraph, teletype, facsimile or other form of wire or wireless communication as to enable the Directors so notified to attend such meeting. The Chairman of the Board or Secretary who calls the meeting may fix any place, within or without the State of Wisconsin, as the place for holding any Special Meeting of the Board of Directors.

    3.07. NOTICE; WAIVER. Notice of each special meeting of the Board of Directors shall be given by written notice delivered or communicated in person, by telegraph, teletype, facsimile or other form of wire or wireless communication, or by mail or private carrier, to each director at his business address or at such other address as such director shall have designated in writing filed with the Secretary, in each case not less than forty-eight hours prior to the meeting. The notice need not prescribe the purpose of the special meeting of the Board of Directors or the business to be transacted at such meeting. If mailed, such notice shall be deemed to be effective when deposited in the United States mail so addressed, with postage thereon prepaid. If notice is given by telegram, such notice shall be deemed to be effective when the telegram is delivered to the telegraph company. If notice is given by private carrier, such notice shall be deemed to be effective when delivered to the private carrier. If notice is given by facsimile, such notice shall be deemed to be effective when so given. Whenever any notice whatever is required to be given to any director of the Corporation under the Articles of Incorporation or these Bylaws or any provision of the Wisconsin Business Corporation Law, a waiver thereof in writing, signed at any time, whether before or after the date and time of meeting, by the director entitled to such notice shall be deemed equivalent to the giving of such notice. The Corporation shall retain any such waiver as part of the permanent corporate records. A director's attendance at or participation in a meeting waives any required notice to him or her of the meeting unless the director at the beginning of the meeting or promptly upon his or her arrival objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

    3.08. QUORUM. Except as otherwise provided by the Wisconsin Business Corporation Law or by the Articles of Incorporation or these Bylaws, a majority of the number of directors specified in Section 3.01 of these Bylaws shall constitute a quorum for the transaction of business at any meeting of the Board of Directors. Except as otherwise provided by the Wisconsin Business Corporation Law or by the Articles of Incorporation or by these Bylaws, a quorum of any committee of the Board of Directors created pursuant to Section 3.14 hereof shall consist of a majority of the number of directors appointed to serve on the committee. A majority of the directors present (though less than such quorum) may adjourn any meeting of the Board of Directors or any committee thereof, as the case may be, from time to time without further notice.

    3.09. MANNER OF ACTING. The affirmative vote of a majority of the directors present at a meeting of the Board of Directors or a committee thereof at which a quorum is present shall be the act of the Board of Directors or such committee, as the case may be, unless the Wisconsin Business Corporation Law, the Articles of Incorporation or these Bylaws require the vote of a greater number of directors.

    3.10. CONDUCT OF MEETINGS. The Chairman of the Board, or in the Chairman's absence, the President, and in his or her absence, a Vice President as is designated by the Board of Directors, shall call meetings of the Board of Directors to order and shall act as chairman of the meeting. The Secretary of the Corporation shall act as secretary of all meetings of the Board of Directors but in the absence of the Secretary, the presiding officer may appoint any other person present to act as secretary of the meeting. Minutes of any regular or special meeting of the Board of Directors shall be prepared and distributed to each director.

    3.11. VACANCIES. Neither the provisions of Section 3.04 nor any other provision set forth herein shall diminish the right granted to the Board of Directors to elect individuals to fill any vacancy which shall occur for any reason as provided in the Articles of Incorporation.

    3.12. COMPENSATION. The Board of Directors, irrespective of any personal interest of any of its members, may establish reasonable compensation of all directors for services to the Corporation as directors, officers or otherwise, or may delegate such authority to an appropriate committee. The Board of Directors also shall have authority to provide for or delegate authority to an appropriate committee to provide for reasonable pensions, disability or death benefits, and other benefits or payments, to directors, officers and employees and to their estates, families, dependents or beneficiaries on account of prior services rendered by such directors, officers and employees to the Corporation.

    3.13. PRESUMPTION OF ASSENT. A director who is present and is announced as present at a meeting of the Board of Directors or any committee thereof created in accordance with Section 3.14 hereof, when corporate action is taken, assents to the action taken unless any of the following occurs: (a) the director objects at the beginning of the meeting or promptly upon his or her arrival to holding the meeting or transacting business at the meeting; (b) the director's dissent or abstention from the action taken is entered in the minutes of the meeting; or (c) the director delivers written notice that complies with the Wisconsin Business Corporation Law of his or her dissent or abstention to the presiding officer of the meeting before its adjournment or to the Corporation immediately after adjournment of the meeting. Such right of dissent or abstention shall not apply to a director who votes in favor of the action taken.

    3.14.  COMMITTEES.

    (a)  REGULAR COMMITTEES

        1. GENERAL DESCRIPTION. In order to facilitate the work of the Board of Directors, the following regular committees shall be elected from the membership of the Board of Directors at the regular meeting of the Board of Directors held each year (or at such other time as the Board of Directors may determine):

                            Executive Committee
                            Finance Committee
                            Management Review Committee
                            Audit Committee
                            Nominating Committee

       Each regular committee shall have three to six members. No member of the Management Review Committee, the Audit Committee or the Nominating Committee may be an employee of the Corporation. The Chairman of the Board, and in the Chairman's absence the President, and in their absence, such Vice President as is designated by the Board of Directors, shall submit nominations for such regular committee memberships. Regular committee members shall hold office until the next Board of Directors meeting at which the regular committee elections are conducted in accordance with these Bylaws, and until their successors are elected and qualified. Each regular committee of the Board of Directors may exercise the authority of the full Board of Directors when the Board of Directors is not in session and solely with regard to and within the scope of the duties and powers delegated to it in these Bylaws, except that no committee of the Board shall do any of the following:

               (i) Authorize distributions;

               (ii) Approve or propose to shareholders action that the Wisconsin Business Corporation Law requires be approved by shareholders;

              (iii) Fill vacancies on the Board of Directors or, except as provided herein, on any of its committees;

               (iv) Amend the Articles of Incorporation;

               (v) Adopt, amend or repeal these Bylaws;

               (vi) Approve a plan of merger not requiring shareholder approval;

              (vii) Authorize or approve reacquisition of shares, except according to a formula or method prescribed by the Board of Directors; or

             (viii) Authorize or approve the issuance or sale or contract for sale of shares or determine the designation and relative rights, preferences and limitations of a class or series of shares, except that the Board of Directors may authorize a committee or a senior executive officer to do so within limits prescribed by the Board of Directors.

        2.  THE EXECUTIVE COMMITTEE.  The Executive Committee shall:

               (i) Approve long range corporate and strategic plans, including plans for any major borrowing or capital raising programs;

               (ii) Advise and consult with management on corporate policies regarding reserving, reinsurance and other liabilities;

              (iii) Approve the annual operating plan;

               (iv) Approve major changes in policy affecting new services and programs; and

               (v) Carry out such special assignments as the Board of Directors may, from time to time, give to the Executive Committee.

        3.  THE FINANCE COMMITTEE.  The Finance Committee shall:

               (i) Approve investment policies and plans;

               (ii) Authorize and approve the investment of funds of the Corporation;

              (iii) Consult with management regarding real estate, accounts receivable and other assets;

               (iv) Determine the amount and types of all insurance that should be carried by the Corporation and authorize the purchase thereof;

               (v) Advise and consult with the management in the selection of the carriers of such insurance;

               (vi) Advise and consult with management on corporate tax policy; and

              (vii) Carry out such special assignments as the Board of Directors may, from time to time, give to the Finance Committee.

        4. THE MANAGEMENT REVIEW COMMITTEE. The Management Review Committee shall:

               (i) Evaluate senior management (corporate officers) performance against objectives;

               (ii) Approve senior management development programs;

              (iii) Approve the Corporation's compensation policy, including making recommendations and decisions on any bonuses or incentive plans, and establish the annual compensation for the Chairman of the Board;

               (iv) Make recommendation to the Board for types, methods and levels of Directors' compensation;

               (v) Administer the compensation plans for the Officers, Directors and key employees; and

               (vi) Carry out such special assignments as the Board of Directors may, from time to time, give to the Management Review Committee.

        5.  THE AUDIT COMMITTEE.  The Audit Committee shall:

               (i) Select and engage independent certified public accountants to audit the books, records and financial transactions of the Corporation;

               (ii) Review with the independent accountants the scope of their examination, with particular emphasis on the areas to which either the Audit Committee or the independent accountants believe special attention should be directed. The Audit Committee may have the independent accountants perform such additional procedures as the Audit Committee or the auditors deem necessary;

              (iii) Review and approve an annual plan for the financial audit (internal audit) department;

               (iv) Review with the independent accountants the financial statements and auditors' reports thereon;

               (v) Review the management letter of the independent accountants and audit reports by the Corporation's internal auditors to assure that appropriate action has been taken by senior management as to each item recommended;

               (vi) Encourage the independent accountants and the internal auditors to communicate directly with the Chairman of the Board and the President or, if necessary, the Chairman of the Audit Committee whenever any significant recommendation has not been satisfactorily resolved at the senior management level;

              (vii) Review conflict of interest statements to assure the Board of Directors that any conflict of interest has been duly reported to and reviewed by the Audit Committee;

             (viii) Review and approve all related party transactions; and

               (ix) Carry out such special assignments as the Board of Directors may, from time to time, give to the Audit Committee.

        6.  THE NOMINATING COMMITTEE.  The Nominating Committee shall:

               (i) Recommend to the Board prior to the annual shareholders' meeting each year nominees for election to the Board;

               (ii) Recommend to the Board prior to the annual Board meeting nominees for election as corporate officers and Chairman of the Board (Chief Executive Officer); and

              (iii) Carry out such special assignments as the Board of Directors may, from time to time, give to the Nominating Committee.

    (b) SPECIAL COMMITTEES. In addition to the regular committees, the Board of Directors may, from time to time, establish special committees and specify the composition, functions and authority of any special committee.

    (c) VACANCIES; TEMPORARY ASSIGNMENTS. When, for any cause, a vacancy occurs in a regular committee, the remaining committee members, by majority vote, may fill such vacancy by a temporary appointment of a Director not on the subject committee to fill the vacancy until the next meeting of the Board of Directors, at which time the Board of Directors may fill the vacancy.

    (d) COMMITTEE MINUTES AND REPORTS. All of the foregoing committees shall keep minutes and records of all of their meetings and activities and shall report the same to the Board of Directors at its next regular meeting. Such minutes and records shall be available for inspection by the Board of Directors at all times.

    3.15. TELEPHONIC MEETINGS. To the extent provided herein and notwithstanding any place set forth in the notice of the meeting or these Bylaws, members of the Board of Directors (and any committees thereof created pursuant to Section 3.14 hereof) may participate in regular or special meetings by, or through the use of, any means of communication by which all participants may simultaneously hear each other, such as by conference telephone. If a meeting is conducted by such means, then at the commencement of such meeting the presiding officer shall inform the participating directors that a meeting is taking place at which official business may be transacted. Any participant in a meeting by such means shall be deemed present in person at such meeting.

    3.16. ACTION WITHOUT MEETING. Any action required or permitted by the Wisconsin Business Corporation Law to be taken at a meeting of the Board of Directors or a committee thereof created pursuant to Section 3.14 hereof may be taken without a meeting if the action is taken by all members of the Board or of the committee. The action shall be evidenced by one or more written consents describing the action taken, signed by each director or committee member and retained by the Corporation. Such action shall be effective when the last director or committee member signs the consent, unless the consent specifies a different effective date.

                             ARTICLE IV.  OFFICERS

    4.01. NUMBER. The principal officers of the Corporation shall be a Chairman of the Board (Chief Executive Officer), a President, one or more Vice Presidents, a Secretary, and a Treasurer. The Board of Directors shall elect the principal officers annually at the regular meeting. All officers shall hold office for a period of one year and until their successors are duly elected and qualified, or until their prior death, resignation or removal. Each officer has the authority and shall perform the duties set forth in these Bylaws or, to the extent not inconsistent with these Bylaws, the duties prescribed by the Board of Directors or by the direction of an officer authorized by the Bylaws or by the Board of Directors to prescribe the duties of other officers.

    4.02. REMOVAL. Any officer or agent may be removed by the Board of Directors with or without cause whenever, in its judgment, the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment shall not of itself create contract rights.

    4.03. VACANCIES. A vacancy in any principal office because of death, resignation, removal, or otherwise, shall be filled by the Board of Directors for the unexpired portion of the term. The Board of Directors may, from time to time, omit to elect one or more officers, or may omit to fill a vacancy, and in such case, the designated duties of such officer, unless otherwise provided in these Bylaws, shall be discharged by the Chairman of the Board or such other officer as he or she may designate.

    4.04 CHAIRMAN OF THE BOARD. The Chairman of the Board, who shall also be the Chief Executive Officer, shall preside at all meetings of the shareholders and of the Board of Directors.

    4.05. PRESIDENT. The President shall have general supervision of the business and affairs of the Corporation. The President may sign and execute all authorized bonds, notes, checks, contracts, deeds, mortgages, instruments of assignment or pledge or other obligations of the Corporation in the name of the Corporation.

    4.06. THE VICE PRESIDENTS. Should the Chairman of the Board or the President be absent or unable to act, the Board of Directors shall designate one or more Vice Presidents or other officer(s) to discharge the duties of the vacant office with the same power and authority as is vested in that office. The Vice Presidents shall perform such other duties as from time to time may be assigned to them by the President or the Board of Directors.

    4.07. THE SECRETARY. The Secretary shall keep a record of the minutes of the meetings of the shareholders and of the Board of Directors. He or she shall countersign all instruments and documents executed by the Corporation, affix to instruments and documents the seal of the Corporation when necessary or required, keep in books therefor the transactions of the Corporation, see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law and perform such other duties as usually are incident to such office or may be assigned by the Chairman of the Board, the President or the Board of Directors.

    4.08. THE TREASURER. The Treasurer, subject to the control of the Board of Directors, shall collect, receive, and safely keep all monies, funds and securities of the Corporation and attend to all pecuniary affairs. He or she shall keep full and complete accounts and records of all its transactions, of sums owing to or by the Corporation and all rents and profits in its behalf.

    4.09. ASSISTANTS AND ACTING OFFICERS. The Chairman of the Board, the President and the Board of Directors shall have the power to appoint any person to act as assistant to any officer, or as agent for the Corporation in the officer's stead, or to perform the duties of such officer whenever for any reason it is impracticable for the officer to act personally, and the assistant or acting officer or other agent so appointed by the Chairman of the Board, the President and the Board of Directors shall have the power to perform all the duties of the office to which he or she is so appointed to be an assistant, or as to which he or she is so appointed to act, except as such power otherwise may be defined or restricted by the Chairman of the Board, the President or the Board of Directors.

    4.10. SALARIES. The salaries of the principal officers shall be fixed from time to time by the Board of Directors or by a duly authorized committee thereof and no officer shall be prevented from receiving such salary by reason of the fact that he or she is also a Director of the Corporation.

                      ARTICLE V.  FUNDS OF THE CORPORATION

    5.01. FUNDS. All funds of the Corporation shall be deposited or invested as may be authorized from time to time by the Board of Directors or appropriate committee under authorization of the Board of Directors.

    5.02. NAME. All investments and deposits of funds of the Corporation shall be made and held in its corporate name, except that securities kept under a custodial agreement or trust arrangement with a bank or banking and trust company may be issued in the name of a nominee of such bank or banking and trust company and except that securities may be acquired and held in bearer form.

    5.03. LOANS. All loans contracted on behalf of the Corporation and all evidences of indebtedness that are issued in the name of the Corporation shall be under the authority of a resolution of the Board of Directors. Such authorization may be general or specific.

    5.04. DISBURSEMENTS. All monies of the Corporation shall be disbursed by check, draft or written order only, and all checks and orders for the payment of money shall be signed by such Officer or Officers as may be designated by the Board of Directors. The Officers and employees of the Corporation handling funds and securities of the Corporation shall give surety bonds in such sums as the Board of Directors or appropriate committee may require.

    5.05. PROHIBITED TRANSACTIONS. No Director or Officer of the Corporation shall borrow money from the Corporation or receive any compensation for selling, aiding in the sale, negotiating for the sale of any property belonging to the Corporation or for negotiating any loan for or by the Corporation.

    5.06. VOTING OF SECURITIES OWNED BY THE CORPORATION. Subject always to the directions of the Board of Directors:

    (a) Any shares or other securities issued by any other corporation and owned or controlled by the Corporation may be voted at any meeting of security holders of such other corporation by the Chairman of the Board, the President or, in their absence, any Vice President of the Corporation who may be present and designated by the Board of Directors; and

    (b) Whenever, in the judgment of the Chairman of the Board, the President or, in their absence, a designated Vice President, it is desirable for the Corporation to execute a proxy or written consent in respect to any shares or other securities issued by any other corporation and owned by the Corporation, such proxy or consent shall be executed in the name of the Corporation by the Chairman of the Board, the President or a designated Vice President of the Corporation in the order as provided in Section 4.06 hereof, without necessity of any authorization by the Board of Directors, affixation of corporate seal or countersignature or attestation by another Officer. Any person or persons designated in the manner above stated as the proxy or proxies of the Corporation shall have full right, power and authority to vote the shares or other securities issued by such other corporation and owned by the Corporation the same as such shares or other securities might be voted by the Corporation.

            ARTICLE VI.  CERTIFICATES FOR SHARES; TRANSFER OF SHARES

    6.01. CERTIFICATES FOR SHARES. Certificates representing shares of the Corporation shall be in such form, consistent with law, as shall be determined by the Board of Directors. Such Certificates shall be signed by the Chairman of the Board, the President or a Vice President and the Secretary or by another Officer designated by the Chairman of the Board, the President or the Board of Directors. All Certificates shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the Corporation. All Certificates surrendered to the Corporation for transfer shall be canceled and no new Certificate shall be issued until the former Certificate for a like number of shares shall have been surrendered and canceled, except as provided in
Section 6.06 hereof.

    6.02. FACSIMILE SIGNATURES AND SEAL. The seal of the Corporation, if any, on any Certificates may be a facsimile. The signature of the Chairman of the Board, the President or other authorized Officer upon a Certificate may be a facsimile if the Certificate is manually signed on behalf of a transfer agent or a registrar, other than the Corporation itself or an employee of the Corporation.

    6.03. SIGNATURE BY FORMER OFFICERS. If any Officer who has signed or whose facsimile signature has been placed upon any Certificate shall have ceased to be an Officer before such Certificate is issued, it may be issued by the Corporation with the same effect as if he or she were an Officer at the date of its issue.

    6.04. TRANSFER OF SHARES. Prior to due presentment of a certificate for shares for registration of transfer the Corporation may treat the registered owner of such shares as the person exclusively entitled to vote, to receive notifications and otherwise to have and exercise all the rights and power of an owner. Where a certificate for shares is presented to the Corporation with a request to register for transfer, the Corporation shall not be liable to the owner or any other person suffering loss as a result of such registration of transfer if (a) there were on or with the certificate the necessary endorsements, and (b) the Corporation had no duty to inquire into adverse claims or has discharged any such duty. The Corporation may require reasonable assurance that such endorsements are genuine and effective and compliance with such other regulations as may be prescribed by or under the authority of the Board of Directors.

    6.05. RESTRICTIONS ON TRANSFER. The face or reverse side of each certificate representing shares shall bear a conspicuous notation of any restriction imposed by the Corporation upon the transfer of such shares.

    6.06. LOST, DESTROYED OR STOLEN CERTIFICATES. Where the owner claims that certificates for shares have been lost, destroyed or wrongfully taken, a new certificate shall be issued in place thereof if the owner (a) so requests before the Corporation has notice that such shares have been acquired by a bona fide purchaser, (b) files with the Corporation a sufficient indemnity bond if required by the Board of Directors or any principal officer, and (c) satisfies such other reasonable requirements as may be prescribed by or under the authority of the Board of Directors.

    6.07. CONSIDERATION FOR SHARES. The shares of the Corporation may be issued for such consideration as shall be fixed from time to time by the Board of Directors, provided that any shares having a par value shall not be issued for a consideration less than the par value thereof. The consideration to be received for shares may consist of any tangible or intangible property or benefit to the Corporation, including cash, promissory notes, services performed, contracts for services to be performed, or other securities of the Corporation. When the Corporation receives the consideration for which the Board of Directors authorized the issuance of shares, the shares issued for that consideration are fully paid and nonassessable, except as provided by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, or any successor statute, which may require further assessment for unpaid wages to employees under certain circumstances. The Corporation may place in escrow shares issued for a contact for future services or benefits or a promissory note, or make other arrangements to restrict the transfer of the shares, and may credit distributions in respect of the shares against their purchase price, until the services are performed, the benefits are received or the note is paid. If the services are not performed, the benefits are not received or the note is not paid, the Corporation may cancel, in whole or in part, the shares escrowed or restricted and the distributions credited.

    6.08. UNCERTIFICATED SHARES. In accordance with Section 180.0626 of the Wisconsin Business Corporation Law, or any successor statute, the Board of Directors may issue any shares of any of its classes or series without Certificates. The authorization does not affect shares already represented by Certificates unless the Certificates are surrendered to the Corporation. Within a reasonable time after the issuance or transfer of shares without Certificates, the Corporation shall send the Shareholder a written statement of the information required on share certificates by Sections 180.0625 and 180.0627, or any successor statutes, if applicable, of the Wisconsin Business Corporation Law, and by these Bylaws. The Corporation shall maintain at its offices or at the office of its transfer agent, an original or duplicate stock transfer book containing the names and addresses of all shareholders and the number of shares held by each shareholder. If the shares are uncertificated, the Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Wisconsin.

    6.09. STOCK REGULATIONS. The Board of Directors shall have the power and authority to make all such further rules and regulations not inconsistent with law as it may deem expedient concerning the issue, transfer and registration of shares of the Corporation.

                           ARTICLE VII.  FISCAL YEAR

    7.01. FISCAL YEAR. The fiscal year of the Corporation shall be set by the Board of Directors.

                              ARTICLE VIII.  SEAL

    8.01. The Board of Directors may provide a corporate seal which may be circular in form and may have inscribed thereon the name of the Corporation and the state of incorporation and the words "Corporate Seal."

                   ARTICLE IX.  INDEMNIFICATION AND LIABILITY
                           OF OFFICERS AND DIRECTORS

    9.01.  INDEMNIFICATION.

    (a) Any person, or such person's estate or personal representative, made or threatened with being made a party to any action, suit, arbitration, or proceeding (civil, criminal, administrative, or investigative, whether formal or informal), which involves foreign, federal, state or local law, by reason of the fact that such person is or was a Director or Officer of the Corporation or of any corporation or other enterprise for which he or she served at the Corporation's request as a director, officer, partner, trustee, member of any decision-making committee, employee, or agent, shall be indemnified by the

Corporation for all reasonable expenses incurred in the proceeding to the extent he or she has been successful on the merits or otherwise.

    (b) In cases where a person described in Paragraph (a) of this Section is not successful on the merits or otherwise, the Corporation shall indemnify such person against liability and reasonable expenses incurred by him or her in any such proceeding, unless liability was incurred because the person breached or failed to perform a duty he or she owed to the Corporation and the breach or failure to perform constituted any of the following:

        (1) A willful failure to deal fairly with the Corporation or its shareholders in connection with a matter in which the Director or Officer had a material conflict of interest;

        (2) A violation of criminal law, unless the Director or Officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful;

        (3) A transaction from which the Director or Officer derived an improper personal profit; or

        (4) Willful misconduct.

    (c) The determination whether indemnification shall be required under Paragraph (b) of this Section shall be made according to one of the following methods selected by the Director or Officer:

        (1) By a majority vote of a quorum of the Board of Directors consisting of Directors who are not at the time parties to the same or related proceedings. If a quorum of such disinterested Directors cannot be obtained, by majority vote of a committee duly appointed by the Board of Directors and consisting solely of two or more Directors who are not at the time parties to the same or related proceedings. Directors who are parties to the same or related proceedings may participate in the designation of members of the committee;

        (2) By independent legal counsel selected by a quorum of the Board of Directors or its committee in the manner prescribed in paragraph (1) of this Section or, if unable to obtain such a quorum or committee, by a majority vote of the Board of Directors, including Directors who are parties to the same or related proceedings; or

        (3) By the court conducting the proceedings or another court of competent jurisdiction, either on application by the Director or Officer for an initial determination or on application for review of an adverse determination under Clause (1) or (2) of this paragraph (c).

    (d) The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of no contest or an equivalent plea, does not, by itself, create a presumption that indemnification of the Director or Officer is not required.

    (e) A Director or Officer who seeks indemnification under this Section shall make a written request to the Corporation.

    (f) Upon written request by a Director or Officer who is a party to a proceeding described in Paragraph (a) of this Section, the Corporation may pay or reimburse his or her reasonable expenses as incurred if the Director or Officer provides the Corporation with all of the following:

        (1) A written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the Corporation; and

        (2) A written undertaking, executed personally or on his or her behalf, to repay the allowance and reasonable interest thereon, to the extent that it is ultimately determined under Clause (1) or (2) of Paragraph (c) of this Section, that indemnification is not required or to the extent that indemnification is not ordered by a court under Clause (3) of Paragraph (c) of this Section. The undertaking under this Clause (2) shall be an unlimited general obligation of the

    Director or Officer, may be accepted without reference to his or her ability to repay the allowance and may be secured or unsecured.

    (g) Paragraphs (a) through (f) of this Section shall also apply where a person or such person's estate or personal representative is made or threatened with being made a party to any proceeding described in Paragraph (a) of this Section by reason of the fact that such person is or was an employee of the Corporation, except that in addition to the categories of conduct set forth in Paragraph (b) of this Section in relation to which the Corporation has no duty to indemnify, the Corporation also shall have no duty to indemnify the employee against liability and reasonable expenses incurred by him or her in any such proceeding if liability was incurred because the person breached or failed to perform a duty he or she owed to the Corporation and the breach or failure to perform constituted material negligence or material misconduct in performance of the employee's duties to the Corporation.

    (h) Unless a Director or Officer of the Corporation has knowledge that makes reliance unwarranted, a Director or Officer, in discharging his or her duties to the Corporation, may rely on information, opinions, reports or statements, any of which may be written or oral, formal or informal, including financial statements and other financial data, if prepared or presented by any of the following:

        (1) An Officer or employee of the Corporation whom the Director or Officer believes in good faith to be reliable and competent in the matters presented;

        (2) Legal counsel, public accountants or other persons as to matters the Director or Officer believes in good faith are within the person's professional or expert competence; or

        (3) In the case of reliance by a Director, a committee of the Board of Directors of which the Director is not a member if the Director believes in good faith that the committee merits confidence.

    This Paragraph (h) does not apply to the liability of a Director for improper declaration of dividends, distribution of assets, corporate purchase of its own shares, distribution of assets to Shareholders during liquidation, corporate loans made to an Officer or Director under Wisconsin Business Corporation Law Section 180.0832(1) or the reliance of a Director on financial information represented as correct by Officers or independent or certified public accountants under Wisconsin Business Corporation Law Section 180.0826.

    (i) In discharging his or her duties to the Corporation and in determining what he or she believes to be in the best interest of the Corporation, a Director or Officer may, in addition to considering the effects of any action on Shareholders, consider the following:

        (1) The effects of the action on employees, suppliers and customers of the Corporation;

        (2) The effects of the action on communities in which the Corporation operates; or

        (3) Any other factor the Director or Officer considers pertinent.

    9.02. LIMITED LIABILITY OF DIRECTORS AND OFFICERS TO THE CORPORATION AND SHAREHOLDERS.

    (a) Except as provided in Paragraph (b) of this Section, a Director or Officer is not liable to the Corporation, its shareholders or any person asserting rights on behalf of the Corporation or shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a Director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the following:

        (1) A willful failure to deal fairly with the Corporation or Shareholders in connection with a matter in which the Director or Officer had a material conflict of interest;

        (2) A violation of criminal law, unless the Director or Officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful;

        (3) A transaction from which the Director or Officer derived an improper personal profit; or

        (4) Willful misconduct.

    (b) This Section does not apply to the liability of a Director or Officer for improper declaration of dividends, distribution of assets, corporate purchase of its own shares, or distribution of assets to shareholders during liquidation, or for corporate loans made to an Officer or Director under Wisconsin Business Corporation Law Section 180.0832(1).

                             ARTICLE X.  AMENDMENTS

    10.01.  AMENDMENTS OF BYLAWS.

    (a) The Board of Directors shall have the power to amend these Bylaws by the vote of a majority of the directors present at a meeting at which a quorum is then present except that any amendment to Sections 2.02, 2.08(b), 2.12, 2.14, 3.02, 3.04, 10.01, 10.02 or Article IX of these Bylaws shall require the approval of an Independent Board Majority.

    (b) The holders of the Corporation's capital stock shall not have the power to amend or replace these Bylaws in whole or in part unless such amendment or replacement shall be approved by the holders of at least seventy-five percent (75%) of the issued and outstanding shares of Common Stock of the Corporation.

    (c) Notwithstanding anything contained in this Article X to the contrary, for so long as the Foundation Beneficially Owns twenty percent (20%) or more of the issued and outstanding shares of Capital Stock as contemplated under the provisions of the Articles of Incorporation, any amendment to these Bylaws shall be subject to the prior review and approval of the Office of the Commissioner of Insurance before such amendment shall be given full force and effect.

    10.02. INCONSISTENT PROVISIONS. The Board of Directors shall have the authority to interpret these Bylaws and to resolve any question or issue which may arise under these Bylaws. Whenever possible, each provision of these Bylaws shall be interpreted in such manner as to be valid and enforceable under applicable law and the provision of the Articles of Incorporation, but if any provision of these Bylaws shall be held to be prohibited by or unenforceable under or to be in irreconcilable conflict with applicable law or the Articles of Incorporation, (i) such provision shall be applied to accomplish the objectives of the provision as originally written to the fullest extent permitted by law, and (ii) all other provisions of these Bylaws shall remain in full force and effect.

                            ARTICLE XI.  DEFINITIONS

    11.01. DEFINITIONS. Those capitalized terms which remain undefined herein shall be accorded the definition for such terms in the Articles of Incorporation.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under the Bylaws of UWS and Wisconsin law, directors and officers of UWS are entitled to mandatory indemnification from UWS against certain liabilities and expenses (a) to the extent such officers or directors are successful in the defense of a proceeding, and (b) in proceedings in which the director or officer is not successful in the defense thereof, unless it is determined the director or officer breached or failed to perform such person's duties to UWS and such breach or failure constituted: (i) a willful failure to deal fairly with UWS or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;
(iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Wisconsin law specifically states that it is the public policy of Wisconsin to require or permit indemnification, allowance of expenses and insurance in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above.

    Under Wisconsin law, unless the Articles of Incorporation provide otherwise, directors of UWS are not subject to personal liability to UWS, its shareholders, or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors, unless the person asserting liability proves that the breach or failure constituted: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director had a material conflict of interest, (ii) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful, or (iii) a transaction from which the director derived an improper personal profit, or (iv) willful misconduct. The Articles of Incorporation do not limit a director's immunity provided by Wisconsin law. The above provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. As a result of such provisions, shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equity relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against the challenged conduct.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (A) EXHIBITS.

       EXHIBIT
       NUMBER                               DOCUMENT DESCRIPTION
---------------------   ------------------------------------------------------------
         2.1            Exchange Agreement, dated December 22, 2000, by and among
                        United Wisconsin Services, Inc. ("UWS"), Wisconsin BC
                        Holdings LLC and Blue Cross & Blue Shield United of
                        Wisconsin ("BCBSUW") (including the proposed Amended and
                        Restated Articles of Incorporation and Bylaws of Cobalt
                        Corporation, attached as Exhibits A and B thereto).(1)

         3.1            Articles of Incorporation of Registrant.(2)

         3.2            Bylaws of Registrant.(2)

         4.1            Specimen UWS common stock Certificate.(10)

         5.1            Opinion of Michael Best & Friedrich LLP.(10)

         8.1            Opinion of Michael Best & Friedrich LLP as to Tax
                        Matters.(10)

       EXHIBIT
       NUMBER                               DOCUMENT DESCRIPTION
---------------------   ------------------------------------------------------------
         8.2            Opinion of Foley & Lardner as to Tax Matters.(10)

        10.1            Consolidated Federal Income Tax Allocation Agreement among
                        BCBSUW, United Wisconsin Insurance Company ("UWIC"), UWS,
                        United Wisconsin Proservices, Inc. ("UWPS"), Leasing
                        Unlimited, Inc., United Wisconsin Life Insurance Company
                        ("UWLIC"), Compcare Health Services Insurance Corporation
                        ("COMPCARE"), ProHealth, Inc. and Take Control, Inc., as
                        amended by Amendments dated August 6, 1993 and May 9, 1994, respectively.(2)

        10.2            Comprehensive Tax Allocation Agreement dated July 1, 1994
                        among BCBSUW, UWS and various subsidiaries thereof.(2)

        10.3            Federal Income Tax Allocation Agreement among BCBSUW, UWS,
                        UWIC, UWLIC, UWPS, Compcare, Take Control, Inc., Meridian
                        Resource Corporation ("MRC"), Valley Health Plan, Inc.
                        ("VALLEY") and United Wisconsin Capital Corporation ("UWCC")
                        for the period commencing January 1, 1993, as amended.(2)

        10.4            Consolidated Federal Income Tax Allocation Agreement among
                        UWS, UWIC, Compcare, Meridian Managed Care, Inc. ("MMC"),
                        MRC, Valley, UWCC, Your Health Plan, Inc. ("YHP"), HMO of
                        Wisconsin Insurance Corporation ("HMOW"), HMO-W, Inc. and
                        Hometown Insurance Services, Inc. ("HTWN") commencing
                        October 1, 1994.(2)

        10.5            Consolidated Federal Income Tax Allocation Agreement among
                        UWS, UWIC, UWPS, Compcare, MMC, MRC, Valley, UWCC, YHP,
                        HMOW, HMO-W, Inc., HTWN, United Heartland, Inc. ("UHI") and
                        Meridian Marketing Services, Inc. ("MMS") commencing January
                        1, 1995.(2)

        10.6            Consolidated Federal Income Tax Allocation Agreement among
                        UWS, UWIC, UWPS, Compcare, MMC, MRC, Valley, AMS HMO
                        Holdings, Inc. (f/k/a UWCC), Unity Health Plans Insurance
                        Corporation ("UNITY") (f/k/a HMOW), HMO-W, Inc., HTWN, UHI
                        and MMS for the period commencing January 1, 1996, and
                        American Medical Security Holdings, Inc., American Medical
                        Security, Inc., American Medical Insurance Company,
                        Continental Plan Services, Inc., Nurse Healthline, Inc.,
                        Accountable Health Plans, Inc., AMS Provider Partnerships,
                        Inc., Unity HMO of Illinois, Inc., American Medical Security
                        Insurance Company of Ohio and American Medical Security
                        Insurance Company of Georgia for the period commencing
                        December 3, 1996.(2)

        10.7            Federal Income Tax Allocation Agreement among UWS, UNITY,
                        HTWN, HMO-W, INC., VALLEY, COMPCARE, UWIC, MMS, UHI, UWPS,
                        MRC, MMC, CNR HEALTH, INC. ("CNR"), Intercare Network, Inc.
                        ("INI"), Heartland Dental Plan, Inc. ("HDP") and Heartland
                        Dental Plan of Michigan, Inc. ("HDPM") dated September 25,
                        1998. (5)

        10.8 Second Amended and Restated Joint Venture Agreement by and among BCBSUW, UWS, Valley and Midelfort Clinic, Ltd., Mayo
                        Health Systems dated January 1, 2000.(8)

        10.9            Intercompany Service Agreement between BCBSUW, UWS (assigned to the Registrant) and UWIC, effective January 1, 1998.(2)

        10.10 Intercompany Service Agreement among BCBSUW, UWS (assigned to the Registrant) and UWIC, effective January 1, 1998.(2)

        10.11 Intercompany Service Agreement among BCBSUW, UWS (assigned to the Registrant) and UHI, effective January 1, 1998.(2)

        10.12 Intercompany Service Agreement among BCBSUW, UWS (assigned to the Registrant) and MMC, effective January 1, 1998.(2)

        10.13           Intercompany Service Agreement among BCBSUW, UWS (assigned to the Registrant), MMC and Compcare on behalf of its
                        Pharmacy Services department, effective January 1, 1998.(2)

       EXHIBIT
       NUMBER                               DOCUMENT DESCRIPTION
---------------------   ------------------------------------------------------------
        10.14           Intercompany Service Agreement among BCBSUW, UWS (assigned to the Registrant), MMC and Compcare on behalf of its RxCel department, effective January 1, 1998.(2)

        10.15 Intercompany Service Agreement among BCBSUW, UWS (assigned to the Registrant), MMC and Compcare, effective January 1,
                        1998.(2)

        10.16 Intercompany Service Agreement among BCBSUW, UWS (assigned to the Registrant) and MRC on behalf of its Investigation and Recovery Services department, effective January 1,
                        1998.(2)

        10.17 Intercompany Service Agreement among BCBSUW, UWS (assigned to the Registrant) and MRC on behalf of its Consulting
                        Services department, effective January 1, 1998.(2)

        10.18 Intercompany Service Agreement among BCBSUW, UWS (assigned to the Registrant) and MRC on behalf of its Audit Services department, effective January 1, 1998.(2)

        10.19 Intercompany Service Agreement among BCBSUW, UWS (assigned to the Registrant) and UWPS, effective January 1, 1998.(2)

        10.20           Service Agreement between BCBSUW and VALLEY, effective
                        January 1, 1993.(2)

        10.21 Service Agreement between UWS (assigned to the Registrant) and Community Health Systems, LLC, dated November 1,
                        1994.(2)

        10.22           Form of Service Agreement between United Wisconsin Services,
                        Inc. (f/k/a Newco/UWS, Inc.) and American Medical Security
                        Group, Inc. (f/k/a United Wisconsin Services, Inc.).(2)

        10.23           Second Amended and Restated Joint Venture Agreement by and
                        among UNITY, BCBSUW, UWS, University Health Care, Inc.,
                        University Community Clinics, Inc. (f/k/a Health
                        Professionals, Inc.) and Health Professionals of Wisconsin,
                        Inc., dated September 30, 1999 (As amended October 29,
                        1999).(6)

        10.24           Amended and Restated Joint Venture Agreement by and among
                        Unity, BCBSUW, UWS and Community Health Systems, LLC, dated
                        October 25, 1999.(7)

        10.25 Service Agreement between UWS (assigned to the Registrant) and HPI dated November 1, 1994.(2)

        10.26 License Agreement between UWS (assigned to the Registrant) and U-Care dated November 1, 1994.(2)

        10.27           Joint Venture Agreement among UWS (assigned to the
                        Registrant), BCBSUW, Compcare and Northwoods Health Care,
                        LLC dated July 1, 1996, as amended October 24, 1996.(2)

        10.28           Information System Service Agreement among Blue Cross Blue
                        Shield of South Carolina and Blue Cross & Blue Shield United
                        of Wisconsin dated August 23, 1996, as amended January 1,
                        1997.(2)

        10.29           Form of Trademark Assignment Agreement by and among UWS, the
                        Registrant and UWLIC.(2)

        10.30           Registrant's Equity Incentive Plan as revised.(3)

        10.31           1998 Management Incentive Plan.(2)

        10.32           Registrant's Deferred Compensation Plan for Directors.(2)

        10.33           Registrant/BCBSUW 401(k) Plan.(2)

        10.34           Registrant/BCBSUW Union Employees 401(k) Plan.(2)

        10.35           Unity Health Plans Insurance Corp. 1998 Profit Sharing
                        Plan.(2)

        10.36           Registrant's and BCBSUW's 1998 Profit Sharing Plan.(2)

       EXHIBIT
       NUMBER                               DOCUMENT DESCRIPTION
---------------------   ------------------------------------------------------------
        10.37           Registrant Voluntary Deferred Compensation Plan.(2)

        10.38           Registrant Deferred Compensation Trust.(2)

        10.39           Registrant/BCBSUW Hourly Pension Plan.(2)

        10.40           Registrant/BCBSUW Salaried Pension Plan.(2)

        10.41           Registrant/BCBSUW Supplemental Executive Retirement Plan.(2)

        10.42           Registrant Stock Appreciation Rights Plan.(2)

        10.43           Note and Pledge Agreement dated October 30, 1996, between
                        BCBSUW and United Wisconsin Services, Inc. (assumed by and assigned to the Registrant).(2)

        10.44           Administrative Services Agreement between UWSI and HMO of
                        Wisconsin Insurance Corporation, effective November 1,
                        1994.(2)

        10.45 Assumption and Administration Agreement by and among Wellmark, Inc., Wellmark Community Insurance, Inc., BCBSUW and UWIC, effective June 1, 2000.(9)

        10.46           Amendment to Employee Benefits Agreement between UWS and
                        American Medical Security Group, Inc. effective September
                        21, 1998.(3)

        10.47           Executive Severance Agreement by and between UWS and Michael
                        E. Bernstein effective June 8, 2000.(9)

        10.48           Executive Severance Agreement by and between UWS and
                        Mary I. Traver effective October 16, 2000.

        11              Statement regarding computation of per share earnings. (See
                        Note 2 of Notes to Combined Financial Statements).(2)

        21              Subsidiaries of the Registrant.(7)

        23.1            Consent of Ernst & Young LLP (UWS).

        23.2            Consent of Ernst & Young LLP (BCBSUW).

        23.2            Consent of Michael Best & Friedrich LLP (included in Exhibit
                        5.1).(10)

        24              Power of Attorney (included on Signature Page of this
                        Registration Statement).

        27              Financial Data Schedule.(10)

        99              Form of Proxy for Special Meeting of Shareholders of UWS.

------------------------

 (1) Incorporated by reference to Annexes A, F and G to Registrant's Proxy Statement/Prospectus, which is part of this Registration Statement.

 (2) Incorporated by reference to Registrant's Registration Statement on Form 10 declared effective September 11, 1998.

 (3) Incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the period ended September 30, 1998.

 (4) Incorporated by reference to Registrant's Registration Statement on Form S-1 declared effective November 25, 1998.

 (5) Incorporated by reference to Registrant's Annual Report on Form 10-K for the year ended December 31, 1998.

 (6) Incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the period ended September 30, 1999.

 (7) Incorporated by reference to Registrant's Annual Report on Form 10-K for the year ended December 31, 1999.

 (8) Incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 2000.

 (9) Incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 2000.

 (10) To be filed by amendment.

    (B) FINANCIAL STATEMENT SCHEDULES. Financial Statement Schedules are attached as Schedule F to the Proxy Statement/Prospectus which is a part of this Registration Statement.

    (C) OPINIONS. The "adequacy opinion" of Lehman Brothers Inc., attached as ANNEX B to the Proxy Statement/ Prospectus, which is part of this Registration Statement.

ITEM 22.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes as follows:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (b) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (d) Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

    (e) Every prospectus: (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

    (g) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4 under the Securities Act of 1933, within one business day of receipt of any such request, and to send the incorporated documents by first class mail or other equally prompt means, including information contained in documents filed after the effective date of the registration statement through the date of responding to such request; and

    (h) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on December 22, 2000.

                                                      UNITED WISCONSIN SERVICES, INC.

                                                      By:  /s/ THOMAS R. HEFTY
                                                           --------------------------------------------
                                                      Its: Chairman, President & Chief Executive Officer
                                                           --------------------------------------------

                               POWER OF ATTORNEY

    Each person whose signature appears below hereby appoints Thomas R. Hefty and Gail L. Hanson and each of them his or her true and lawful attorney and agent to execute in the name of each such person and to file any amendments to this Registration Statement necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof in connection with this Registration Statement, which amendments may make any such changes in this Registration Statement as the registrant deems appropriate and to execute any and all instruments and documents filed as a part or in connection with this Registration Statement or any amendments thereto.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on the dates indicated.

              SIGNATURE                TITLE                                              DATE
              ---------                -----                                              ----
         /s/ THOMAS R. HEFTY           Chairman of the Board (Principal
    ----------------------------       Executive Officer), President, Chief       December 22, 2000
           Thomas R. Hefty             Executive Officer and Director

         /s/ GAIL L. HANSON            Vice President and Chief Financial
    ----------------------------       Officer (Principal Financial Officer and   December 22, 2000
           Gail L. Hanson              Chief Accounting Officer)

        /s/ RICHARD A. ABDOO
    ----------------------------       Director                                   December 22, 2000
          Richard A. Abdoo

         /s/ BARRY K. ALLEN
    ----------------------------       Director                                   December 22, 2000
           Barry K. Allen

        /s/ MICHAEL D. DUNHAM
    ----------------------------       Director                                   December 22, 2000
          Michael D. Dunham

              SIGNATURE                TITLE                                              DATE
              ---------                -----                                              ----
        /s/ JAMES C. HICKMAN
    ----------------------------       Director                                   December 22, 2000
          James C. Hickman

         /s/ JAMES L. FORBES
    ----------------------------       Director                                   December 22, 2000
           James L. Forbes

        /s/ EUGENE A. MENDEN
    ----------------------------       Director                                   December 22, 2000
          Eugene A. Menden

      /s/ WILLIAM C. RUPP, M.D.
    ----------------------------       Director                                   December 22, 2000
        William C. Rupp, M.D.

       /s/ CAROL N. SKORNICKA
    ----------------------------       Director                                   December 22, 2000
         Carol N. Skornicka